UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________________________

SCHEDULE 14A

_____________________________________

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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ALLEGRO MERGER CORP.

(Name of Registrant as Specified In Its Charter)

___________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUBJECT TO COMPLETION, DATED March 2, 2020

ALLEGRO MERGER CORP.
777 Third Avenue, 37th Floor
New York, New York 10017

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON [•], 2020

TO THE STOCKHOLDERS OF ALLEGRO MERGER CORP.

NOTICE IS HEREBY GIVEN that an annual meeting of stockholders of Allegro Merger Corp. (“Allegro”), a Delaware corporation, will be held at 9:00 a.m. eastern daylight time, on [•], 2020, at the offices of Graubard Miller, Allegro’s counsel, at The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174. You are cordially invited to attend the annual meeting, which will be held for the following purposes:

(1)    to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of November 8, 2019 (the “Merger Agreement”), by and among Allegro, Allegro Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Allegro (“Merger Sub”), TGIF Holdings, LLC, a Delaware limited liability company (“Holdings”), TGIF Midco, Inc., a Delaware corporation and currently a subsidiary of Holdings (“Midco” and together with Holdings and their subsidiaries, “TGI Fridays”), and Rohit Manocha, solely in his capacity as the initial representative of the equityholders of Holdings and Midco, pursuant to which (i) Holdings will distribute all of the shares of Midco held by Holdings to its equityholders (the “Distribution”), (ii) immediately following the Distribution, Merger Sub will merge with and into Midco, with Midco surviving (the “Merger”), and (iii) immediately following the Merger, Midco will merge with and into Allegro with Allegro surviving (the “Second Merger”, and together with the Distribution, the Merger, and the other transactions contemplated by the Merger Agreement, the “Transactions”), as described in more detail in this proxy statement, and to approve the Transactions, including the issuance of the merger consideration thereunder (collectively, the “business combination”) — Allegro refers to this proposal as the “Merger Proposal”;

(2)    to consider and vote upon separate proposals to approve amendments to the amended and restated certificate of incorporation of Allegro, as amended, effective following the business combination, including to (i) change the name of Allegro from “Allegro Merger Corp.” to “TGI Fridays Holdings, Inc.”; (ii) increase number of authorized shares of Allegro common stock from 40,000,000 shares to 1,200,000,000 shares; (iii) remove the provision for a classified board of directors; (iv) set the initial number of directors to eight (and limit the size of the board of directors to no more than twelve); (v) prohibit any shareholder action by written consent; and (vi) remove provisions that will no longer be applicable to Allegro as a special purpose acquisition company after the business combination — Allegro refers to these proposals collectively as the “Charter Proposals”;

(3)    to elect eight (8) directors who, upon consummation of the business combination, will be the directors of Allegro — Allegro refers to this proposal as the “Director Election Proposal”;

(4)    to consider, vote upon and adopt an omnibus equity incentive plan of Allegro to be effective upon consummation of the business combination — Allegro refers to this proposal as the “Incentive Plan Proposal”; and

(5)    to consider and vote upon a proposal to adjourn the annual meeting to a later date or dates if it is determined by Allegro and TGI Fridays that more time is necessary for Allegro to consummate the business combination — Allegro refers to this proposal as the “Adjournment Proposal”.

These items of business are described in the attached proxy statement, which Allegro encourages you to read in its entirety before voting. Only holders of record of Allegro common stock at the close of business on [•], 2020 are entitled to notice of the annual meeting and to vote and have their votes counted at the annual meeting and any adjournments or postponements of the annual meeting.

After careful consideration, Allegro’s board of directors has determined that the Merger Proposal, the Charter Proposals, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal are fair to and in the best interests of Allegro and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the Merger Proposal, “FOR” each of the Charter Proposals, “FOR” the election of all of the persons nominated for election as directors, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal, if presented.

Under the Merger Agreement, the approval of the Merger Proposal, Charter Proposals and Director Election Proposal are conditions to the consummation of the business combination. Accordingly, if any one of the Merger Proposal, Charter Proposals or Director Election Proposal is not approved, the Incentive Plan Proposal will not be presented to the stockholders for a vote (though the Adjournment Proposal may potentially be presented) unless the parties waive this condition to closing.

All Allegro stockholders are cordially invited to attend the annual meeting in person. To ensure your representation at the annual meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a stockholder of record of Allegro common stock, you may also cast your vote in person at the annual meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the annual meeting and vote in person, obtain a proxy from your broker or bank.

A complete list of Allegro stockholders of record entitled to vote at the annual meeting will be available for ten days before the annual meeting at the principal executive offices of Allegro for inspection by stockholders during ordinary business hours for any purpose germane to the annual meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the annual meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors
/s/ David D. Sgro
David D. Sgro
Chairman of the Board

[•], 2020

ALL ALLEGRO PUBLIC STOCKHOLDERS HAVE THE RIGHT TO HAVE THEIR SHARES OF COMMON STOCK CONVERTED INTO CASH IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION. PUBLIC STOCKHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE MERGER PROPOSAL IN ORDER TO HAVE THEIR SHARES CONVERTED INTO CASH. THIS MEANS THAT ANY PUBLIC STOCKHOLDER HOLDING SHARES OF ALLEGRO COMMON STOCK MAY EXERCISE CONVERSION RIGHTS REGARDLESS OF WHETHER THEY VOTE ON THE MERGER PROPOSAL OR IF THEY ARE HOLDERS OF RECORD ON THE RECORD DATE. TO EXERCISE CONVERSION RIGHTS, HOLDERS MUST TENDER THEIR STOCK TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY, ALLEGRO’S TRANSFER AGENT, NO LATER THAN TWO (2) BUSINESS DAYS PRIOR TO THE ANNUAL MEETING. YOU MAY TENDER YOUR STOCK BY EITHER DELIVERING YOUR STOCK CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING CONTINENTAL STOCK TRANSFER & TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE CONVERTED INTO CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR CONVERSION RIGHTS. SEE “ANNUAL MEETING OF STOCKHOLDERS — CONVERSION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

This proxy statement is dated [•], 2020 and is first being mailed to Allegro Merger Corp. stockholders beginning on [•], 2020.

i

SUMMARY OF THE MATERIAL TERMS OF THE TRANSACTIONS

•        The parties to the Merger Agreement are Allegro, Merger Sub, Holdings, Midco and Rohit Manocha (solely as the initial representative of the equityholders of Holdings and Midco).

•        Subject to the terms and conditions of the Merger Agreement, (i) Holdings will distribute all of the shares of Midco held by Holdings to its equityholders (the “Distribution”), (ii) immediately following the Distribution, Merger Sub will merge with and into Midco, with Midco surviving ( the “Merger”), and (iii) immediately following the Merger, Midco will merge with and into Allegro with Allegro surviving (the “Second Merger”, and together with the Distribution, the Merger, and the other transactions contemplated by the Merger Agreement, the “Transactions”). See the section of this proxy statement titled “The Merger Proposal — Structure of the Transactions.”

•        The Transactions will result in Allegro acquiring the TGI Fridays business, an American casual dining bar and grill concept.

•        Upon consummation of the Transactions, the equityholders of Midco following the Distribution (which were the equityholders of Holdings prior to the Distribution) will receive an aggregate of $30,000,000 in consideration, in the form of cash and shares of Allegro’s common stock, with the mix of cash and shares determined at the option of the equityholders. Holders of approximately 86% of the outstanding membership interests of Holdings have elected to receive shares of Allegro common stock as consideration in the Merger and holders of approximately 14% of the outstanding membership interests of Holdings have elected to receive cash. Therefore, upon consummation of the Merger, Allegro will issue an aggregate of 2,561,786 shares of Allegro common stock and $3,997,919 in cash to the equityholders of Midco. The equityholders of Midco following the Distribution will also have the right to receive up to 2,000,000 shares of Allegro common stock, which Allegro refers to as the Contingent Consideration, upon the first to occur of: (i) Allegro’s adjusted EBITDA equals or exceeds $70,000,000 as determined using the audited financials included in Allegro’s Annual Report on Form 10-K for the years ending December 31, 2020, December 31, 2021 or December 31, 2022 or (ii) the reported last sale price of Allegro’s common stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations or other similar actions) for any 20 trading days in a 30 trading day period at any time after the closing of the Transactions and prior to December 31, 2022. See the section of this proxy statement titled “The Merger Proposal — Structure of the Transactions.”

•        The equityholders of Midco receiving shares of Allegro common stock upon the closing of the Transactions will agree not to transfer, subject to certain exceptions, the shares of common stock received as part of the closing consideration until the earlier of (i) December 15, 2020, (ii) Allegro’s completion of a liquidation, merger, stock exchange, or other similar transaction that results in all holders of Allegro’s common stock having the right to exchange their shares of common stock for cash or other property or (iii) the date on which the reported closing sale price of Allegro’s common stock on Nasdaq equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for a period of any 20 trading days during a 30-trading day period commencing at least 150 days after the closing of the Transactions. See the section of this proxy statement titled “The Merger Proposal — Sale Restrictions.”

•        Upon the closing of the Transactions, Cowen and Company, LLC (“Cowen”), an affiliate of TriArtisan Capital Advisors LLC (“TriArtisan”) will be entitled to a facilitation fee, which Allegro refers to as the Facilitation Fee, in the amount of (i) $3,800,000 payable by Allegro in cash, (ii) an aggregate of 796,875 shares of common stock to be transferred from David D. Sgro, Eric Rosenfeld 2017 Trust No. 1, Eric Rosenfeld 2017 Trust No. 2, and Gregory Monahan, and (iii) an aggregate of up to an additional 478,125 shares of common stock to be transferred from David D. Sgro, Eric Rosenfeld 2017 Trust No. 1, Eric Rosenfeld 2017 Trust No. 2, and Gregory Monahan, if Allegro requests assistance from Cowen to raise additional capital to satisfy the Minimum Cash Condition (defined below), with the number of shares of common stock transferrable to be determined by a ratio set forth in the Merger Agreement. For one year after the closing of the Transactions, all shares of common stock transferred to Cowen will continue to be subject to the transfer restrictions applicable to such shares prior to such transfer. See the section of this proxy statement titled “The Merger Proposal — Additional Agreements — Facilitation Fee.”

•        The former equityholders of Holdings and the holders of the shares of common stock purchased in private placements prior to Allegro’s initial public offering (such shares referred to herein as the

“founder shares” and such holders being referred to herein as the “initial stockholders”) will enter into an agreement (“Registration Rights Agreement”) with Allegro pursuant to which such holders will be granted certain rights to have registered, in certain circumstances, the resale under the Securities Act of 1933, as amended (the “Securities Act”) of the common stock of Allegro held by them, subject to certain conditions set forth therein. The Registration Rights Agreement will replace a prior registration rights agreement entered into between Allegro and the initial stockholders in connection with Allegro’s initial public offering. See the section of this proxy statement titled “The Merger Proposal — Additional Agreements — Registration Rights Agreement.”

•        In addition to voting on the Transactions, the stockholders of Allegro will vote on the following separate proposals to approve amendments to the amended and restated certificate of incorporation of Allegro, as amended (the “charter”), effective following the business combination, including to: (i) change the name of Allegro from “Allegro Merger Corp.” to “TGI Fridays Holdings, Inc.”; (ii) increase the number of authorized shares of Allegro common stock from 40,000,000 shares to 1,200,000,000 shares; (iii) remove the provision for a classified board of directors; (iv) set the initial number of directors to eight (and limit the size of the board of directors to no more than twelve); (v) prohibit any shareholder action by written consent; and (vi) remove provisions that will no longer be applicable to Allegro as a special purpose acquisition company after the business combination. The stockholders of Allegro will also vote on proposals to elect eight (8) directors who, upon consummation of the business combination, will be the directors of Allegro, to approve an omnibus equity incentive plan of Allegro effective upon consummation of the business combination (the “Incentive Plan”) and to approve, if necessary, an adjournment of the annual meeting. See the sections of this proxy statement titled “The Charter Proposals” “The Director Election Proposal,” “The Incentive Plan Proposal” and “The Adjournment Proposal.”

•        The Merger Agreement provides that the Merger Agreement may be terminated at any time, but not later than the closing, as follows: (i) by mutual written consent of Allegro and TGI Fridays, (ii) by either Allegro or TGI Fridays if the Transactions are not consummated on or before March 31, 2020, subject to certain limitations, (iii) by either Allegro or TGI Fridays if a governmental entity shall have issued a final and non-appealable order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, (iv) by either Allegro or TGI Fridays upon the material breach of the other party, or (v) by TGI Fridays if Allegro does not have at least $30,000,000 in cash on hand as of the closing and assuming distribution of the trust account, and after deducting (1) all amounts to be paid to holders of shares of common stock sold in Allegro’s initial public offering (“public shares”) that elect to have their public shares converted to cash in connection with the Transactions, (2) all amounts due in respect of loans permitted to be repaid under the Merger Agreement, (3) TGI Fridays’ financial advisory, legal, accounting and other transaction expenses (up to $1,500,000), (4) Allegro’s financial advisory, legal, accounting and other transaction expenses, (5) the Facilitation Fee payable to Cowen, an affiliate of TriArtisan, pursuant to the Merger Agreement and (6) the amount of the cash consideration payable to Midco equityholders at closing pursuant to elections made by such holders under the Merger Agreement (collectively, the “Minimum Cash Condition”). Additionally, the Transactions will not be consummated if Allegro’s stockholders do not approve the Transactions or if Allegro would have less than $5,000,001 of net tangible assets immediately prior to or upon consummation of the Transactions after taking into account holders of public shares that have properly demanded conversion of their public shares into cash. See the section of this proxy statement titled “The Merger Agreement — Termination.”

•        After the Transactions, if Allegro’s nominees are elected, the directors of Allegro will be Rohit Manocha, Raymond Blanchette, Sidney Feltenstein, Alexander Matina, Weldon Spangler and Anil Yadav, who were each nominated by Holdings, and Eric Rosenfeld and David Sgro, Allegro’s Chief Executive Officer and Chief Operating Officer, respectively, who were both nominated by Allegro. See the section of this proxy statement titled “The Director Election Proposal.”

•        After the Transactions, the executive officers of Allegro will be the current executive officers of TGI Fridays: Raymond Blanchette, Chief Executive Officer, Giovanna Koning, Executive Vice President and Chief Financial Officer, John Neitzel, President and Chief Operating Officer, Global Franchise, James Mazany, Chief Operating Officer, Corporate, and William Alexander, Senior Vice President and Chief Development Officer. See the section of this proxy statement titled “The Director Election Proposal.”

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q. Why am I receiving this proxy statement?

A.     The parties have agreed to a business combination under the terms of the Agreement and Plan of Merger, dated as of November 8, 2019, that is described in this proxy statement. This agreement is referred to as the “Merger Agreement.” A copy of the Merger Agreement is attached to this proxy statement as Annex A, and Allegro encourages its stockholders to read it in its entirety. Allegro’s stockholders are being asked to consider and vote upon a proposal to adopt the Merger Agreement, which, among other things, provides for the Merger of Merger Sub with and into Midco, with Midco surviving the Merger, and immediately thereafter the Second Merger of Midco with and into Allegro, with Allegro surviving the Second Merger. As a result of the Transactions, Allegro will become the holding company for the TGI Fridays’ business.

In addition to voting on the transactions contemplated by the Merger Agreement, the stockholders of Allegro will vote on separate proposals to approve amendments to Allegro’s charter, which will be effective following the business combination, including to: (i) change the name of Allegro from “Allegro Merger Corp.” to “TGI Fridays Holdings, Inc.”; (ii) increase the number of authorized shares of Allegro common stock from 40,000,000 shares to 1,200,000,000 shares; (iii) remove the provision for a classified board of directors; (iv) set the initial number of directors to eight (and limit the size of the board of directors to no more than twelve); (v) prohibit any shareholder action by written consent; and (vi) remove provisions that will no longer be applicable to Allegro as a special purpose acquisition company after the business combination. The stockholders of Allegro will also vote on proposals to elect eight (8) directors who, upon consummation of the business combination, will be the directors of Allegro, to approve an omnibus equity incentive plan of Allegro effective upon consummation of the business combination, and to approve, if necessary, an adjournment of the annual meeting. See the sections of this proxy statement titled “The Charter Proposals” “The Director Election Proposal,” “The Incentive Plan Proposal” and “The Adjournment Proposal.”

Under the Merger Agreement, the approval of the Merger Proposal, Charter Proposals and Director Election Proposal are conditions to the consummation of the Transactions. Accordingly, if any one of the Merger Proposal, Charter Proposals or Director Election Proposal is not approved, the Transactions will not occur, and the Incentive Plan Proposal will not be presented to the stockholders for a vote (though the Adjournment Proposal may potentially be presented).

This proxy statement contains important information about the Transactions and the other matters to be acted upon at the annual meeting. Stockholders should read it carefully.
The vote of stockholders is important. Stockholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement.

Q. Why is Allegro proposing the business combination?	A. Allegro was organized to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities.

On July 6, 2018, Allegro completed its initial public offering of 14,950,000 units, including 1,950,000 units that were issued pursuant to the exercise in full of the underwriters’ over-allotment option. Each unit sold in Allegro’s initial public offering consisted of one share of common stock, one redeemable warrant to purchase one share of common stock, and one right exchangeable for one tenth (1/10) of one share of common stock. Concurrently with the initial public offering, Allegro completed the private placement of 372,500 units, which are identical to the units sold in the initial public offering except that the warrants underlying such units are non-redeemable and exercisable on a cashless basis. Since the initial public offering, Allegro’s activity has been limited to the evaluation of business combination candidates.

Holdings and Midco are holding companies for the TGI Fridays business, an American casual dining bar and grill concept.

Based on its due diligence investigations of TGI Fridays and the industry in which it operates, including the financial and other information provided by TGI Fridays in the course of the negotiations, Allegro believes that a business combination with TGI Fridays will provide Allegro stockholders with an opportunity to participate in a company with significant free cash flow generation capacity at a reasonable valuation. However, there is no assurance of this free cash flow generation. See the sections of this proxy statement titled “The Merger Proposal — Allegro’s Board of Directors’ Reasons for Approval of the Business Combination” and “Risk Factors.”

Q. Do I have conversion rights?

A.     If you are a holder of Allegro public shares, you have the right to demand that Allegro convert such shares into cash. Allegro sometimes refers to these rights to demand conversion of the public shares into a pro rata portion of the cash held in Allegro’s trust account as “conversion rights.”

Notwithstanding the foregoing, a holder of public shares, together with any affiliate or any other person with whom such stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) will be restricted from seeking conversion rights with respect to 20% or more of the public shares. Accordingly, all public shares in excess of 20% held by a public stockholder will not be converted to cash.

Under Allegro’s charter, the Transactions may only be consummated if Allegro would have net tangible assets of at least $5,000,001 immediately prior to or upon consummation of the Transactions after taking into account holders of public shares that have properly demand conversion of their public shares into cash.

Q. How do I exercise my conversion rights?

A.      A holder of public shares may exercise conversion rights regardless of whether the holder votes on the Merger Proposal or is a holder of public shares on the record date. If you are a holder of public shares and wish to exercise your conversion rights, you must deliver your stock to Allegro’s transfer agent physically or electronically using the DWAC (Deposit Withdrawal at Custodian) System no later than two (2) business days prior to the annual meeting. Any holder of public shares exercising conversion rights will be entitled to have his, her, or its shares converted for a full pro rata portion of the amount then in the trust account (which is anticipated to be approximately $10.33 per share, as of two (2) business days prior to the date of the annual meeting). Such amount, less any owed but unpaid income taxes on the funds in the trust account, will be paid promptly upon consummation of the Transaction. However, under Delaware law, the proceeds held in the trust account could be subject to claims which could take priority over those of Allegro’s public stockholders exercising conversion rights. Therefore, the per-share distribution from the trust account in such a situation may be less than originally anticipated due to such claims.

Any request for conversion, once made by a holder of public shares, may be withdrawn at any time up to the vote on the Merger Proposal. If you deliver your shares for conversion to Allegro’s transfer agent and later decide not to elect conversion, you may request that Allegro’s transfer agent return the shares (physically or electronically). You may make such request by contacting Allegro’s transfer agent at the phone number or address listed at the end of this section.

If a holder of public shares requests conversion of shares as described above, then, if the Transactions are consummated, Allegro will convert these shares into a pro rata portion of funds deposited in the trust account. If you exercise your conversion rights, then you will be exchanging your shares of common stock for cash and will no longer be a common stockholder of Allegro upon consummation of the Transactions.

If you are a holder of public shares and you exercise your conversion rights, it will not result in the loss of any of the warrants or rights that you may hold.

Q. Do I have appraisal rights if I object to the proposed business combination?	A. No. Allegro stockholders, warrant holders, and right holders do not have appraisal rights in connection with the Transactions under the General Corporation Law of the State of Delaware (“DGCL”).

Q. What happens to the funds deposited in the trust account after consummation of the business combination?

A.      After consummation of the business combination, the funds in the trust account will be used by Allegro to pay holders of the public shares who exercise conversion rights, for income tax or other tax obligations of Allegro prior to the closing, to repay loans included on Allegro’s consolidated balance sheet as of the closing and permitted to be repaid under the Merger Agreement, including the Contributions, to pay certain expenses incurred in connection with the business combination with TGI Fridays, to pay deferred underwriting commissions of an aggregate of $5,622,500 payable to Cantor Fitzgerald & Co. and Piper Jaffray, to pay an aggregate of $3,997,919 in cash consideration to Holdings equityholders that elected to receive cash in lieu of Allegro common stock, and to pay $3,800,000 as the cash portion of the Facilitation Fee owed to Cowen, an affiliate of TriArtisan, and any remaining balance will be used for working capital and general corporate purposes, including funding for organic growth and potential acquisitions.

Q. What happens if a substantial number of public stockholders vote in favor of the Merger Proposal and exercise their conversion rights?

A.     Pursuant to Allegro’s charter, all holders of public shares may vote in favor of the business combination and still exercise their conversion rights; provided that Allegro may not consummate the business combination and either party is entitled to terminate the Merger Agreement if Allegro would have less than $5,000,001 of net tangible assets immediately prior to or upon consummation of the Transactions, after taking into account holders of public shares that have properly demanded conversion of their public shares into cash. Accordingly, the Transactions may be consummated even though the funds available from the trust account and the number of public stockholders are substantially reduced as a result of conversions of public shares. With fewer public shares and public stockholders, the trading market for Allegro’s common stock following consummation of the Transactions may be less liquid than the market for Allegro’s common stock prior to the Transactions and Allegro may not be able to meet the listing standards for Nasdaq or another national securities exchange. Notwithstanding the foregoing, TGI Fridays is entitled to terminate the Merger Agreement if Allegro has less than $30,000,000 in cash on hand following disbursement of the trust account and payment of various liabilities, including to the holders of public shares who exercise their right to convert their public shares to cash in accordance with Allegro’s charter.

Q. What happens if the business combination is not consummated?

A.     If the business combination is not consummated by March 31, 2020, either party may terminate the Merger Agreement. Further, if Allegro is unable to consummate a business combination within the time period permitted by Allegro’s charter (which, as of the date of this proxy statement, is March 31, 2020), Allegro must redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to an amount then held in the trust account less taxes payable.

Q. When do you expect the business combination to be completed?

A.     It is currently anticipated that the business combination will be consummated promptly following the annual meeting which is set for [•], 2020; however, such meeting could be adjourned. For a description of the conditions for the completion of the business combination, see the section of this proxy statement titled “The Merger Agreement — Conditions to the Closing of the Business Combination.”

Q. What do I need to do now?

A.     Allegro urges you to carefully read and consider the information contained in this proxy statement, including the annexes, and to consider how the business combination will affect you as a stockholder, warrant holder, and/or right holder of Allegro. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card.

Q. How do I vote?

A.     If you are a holder of record of Allegro’s common stock on the record date, you may vote in person at the annual meeting or by submitting a proxy for the annual meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope.

If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank, or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Q. If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.     Your broker, bank or nominee can vote your shares without receiving your instructions on “routine” proposals only. Your broker, bank or nominee cannot vote your shares with respect to “non-routine” proposals unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

Each of the Merger Proposal, Director Election Proposal, Charter Proposals, and the Incentive Plan Proposal are non-routine proposals. Accordingly, your broker, bank or nominee may not vote with respect to these proposals unless you provide voting instructions.

The Adjournment Proposal is considered a routine proposal. Accordingly, your broker, bank or nominee may vote your shares with respect to these proposals without receiving voting instructions.

Q. May I change my vote after I have mailed my signed proxy card?

A.     Yes. Stockholders may send a later-dated, signed proxy card so that it is received by Allegro’s transfer agent prior to the vote at the annual meeting or attend the annual meeting in person and vote. Stockholders also may revoke their proxy by sending a notice of revocation to Allegro’s transfer agent, which must be received prior to the vote at the annual meeting.

Q. What happens if I fail to take any action with respect to the meeting?

If you fail to take any action with respect to the annual meeting and the Transactions are approved by stockholders and consummated, you will continue to be a stockholder and/or warrant holder of Allegro and any rights you hold will automatically be exchanged for shares of common stock in accordance with their terms. As a corollary, failure to deliver your stock certificate(s) to Allegro’s transfer agent (either physically or electronically) no later than two (2) business days prior to the annual meeting means you will not have any right in connection with the Transactions to exchange your shares for a pro rata share of the funds held in Allegro’s trust account. If you fail to take any action with respect to the meeting and the Transactions are not approved, you will continue to be a stockholder, warrant holder and/or right holder of Allegro.

Q. What should I do with my stock, warrant, and right certificates?

A.     Allegro warrant holders, right holders and those stockholders who do not elect to have their Allegro shares converted into the pro rata share of the trust account need not submit their certificates. Allegro stockholders who exercise their conversion rights must deliver their stock certificates to Allegro’s transfer agent (either physically or electronically) no later than two (2) business days prior to the annual meeting in order to properly demand such conversion rights.

Q. What should I do if I receive more than one set of voting materials?

A.     Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Allegro shares.

Q. Who can help answer my questions?

A.     If you have questions about the business combination or if you need additional copies of the proxy statement or the enclosed proxy card you should contact:

Mr. David D. Sgro
Allegro Merger Corp.
777 Third Avenue, 37th Floor
New York, New York 10017
Tel: (212) 319-7676

Or

MacKenzie Partners Inc.
1407 Broadway, 27th Floor
New York, NY 10018
Tel: (800) 322-2885
Fax: (212) 929-0308

You may also obtain additional information about Allegro from documents filed with the Securities and Exchange Commission (“SEC”) by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek conversion of your shares, you will need to demand conversion of your shares by delivering your stock (either physically or electronically) to Allegro’s transfer agent at the address below no later than two (2) business days prior to the annual meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Mr. Mark Zimkind
Continental Stock Transfer & Trust Company
1 State Street Plaza, 30th Floor
New York, New York 10004
E-mail: mzimkind@continentalstock.com

FORWARD-LOOKING STATEMENTS

Allegro believes that some of the information in this proxy statement constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. However, because Allegro is a “blank check” company, the safe-harbor provisions of that act do not apply to statements made in this proxy statement. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they:

•        discuss future expectations;

•        contain projections of future results of operations or financial condition; or

•        state other “forward-looking” information.

Allegro believes it is important to communicate its expectations to its securityholders. However, there may be events in the future that Allegro is not able to predict accurately or over which it has no control. The risk factors and cautionary language discussed in this proxy statement provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by Allegro in such forward-looking statements, including among other things:

•        the number and percentage of its public stockholders voting against the Merger Proposal and/or seeking conversion;

•        the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•        the ability to maintain the listing of Allegro’s common stock and warrants on Nasdaq or another securities exchange following the business combination;

•        changes adversely affecting the business in which TGI Fridays is engaged;

•        management of growth;

•        general economic conditions, including changes in the credit, debit, securities, financial or capital markets;

•        the impact of the coronavirus or other adverse public health developments on TGI Fridays’ business and operations;

•        the success of TGI Fridays’ business and results of operations;

•        the financial results of TGI Fridays’ franchisees;

•        the value of the TGI Fridays brand domestically and globally;

•        competitive pressures imposed by changes in the restaurant industry;

•        TGI Fridays’ business strategy and plans, including the successful integration of stores acquired in the Briad Acquisition (defined below);

•        TGI Fridays’ ability to remediate the material weaknesses in its internal controls over financial reporting; and

•        the result of future financing efforts.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement.

All forward-looking statements included herein attributable to Allegro or any person acting on Allegro’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, Allegro undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

Before a stockholder grants its proxy or instructs how its vote should be cast or vote on the Merger Proposal, Charter Proposals, Director Election Proposal, Incentive Plan Proposal, or the Adjournment Proposal, it should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement may adversely affect Allegro and/or TGI Fridays.

SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information from this proxy statement and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the annual meeting, including the merger proposal, you should read this entire document carefully, including the Merger Agreement attached as Annex A to this proxy statement. The Merger Agreement is the legal document that governs the business combination and the Transactions that will be undertaken in connection with the business combination. It is also described in detail in this proxy statement in the section titled “The Merger Agreement.”

The Parties

Allegro

Allegro Merger Corp. is a blank check company formed in order to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities. Allegro was incorporated under the laws of the State of Delaware on August 7, 2017. In connection with Allegro’s organization, Allegro issued to Eric Rosenfeld, its Chief Executive Officer, an aggregate of 4,312,500 shares of common stock in exchange for a capital contribution of $25,000, or approximately $0.01 per share. Mr. Rosenfeld then transferred all of the shares to two trusts for the benefit of his immediate family members, and subsequently, the trusts transferred a portion of such shares to the other initial stockholders in exchange for approximately $0.01 per share. In April 2018, the initial stockholders contributed to capital an aggregate of 575,000 shares for no additional consideration, leaving them with an aggregate of 3,737,500 shares of Allegro’s common stock.

On July 6, 2018, Allegro closed its initial public offering of 14,950,000 units, including 1,950,000 units that were issued pursuant to the exercise in full of the underwriters’ over-allotment option, with each unit consisting of one share of common stock, one right, and one warrant. The units from the initial public offering (including the over-allotment option) were sold at an offering price of $10.00 per unit, generating total gross proceeds of $149,500,000. Simultaneously with the consummation of the initial public offering, Allegro consummated the private placement of 372,500 private placement units at a price of $10.00 per private placement unit, generating total proceeds of $3,725,000. The private placement units were purchased by Allegro’s sponsor, Cantor Fitzgerald & Co. (“Cantor”), the representative of the underwriters in the initial public offering, and Chardan Capital Markets LLC (“Chardan”), one of the underwriters of Allegro’s initial public offering. Allegro deposited in the trust account an aggregate of $149,500,000 in net proceeds of the initial public offering and sale of the private placement units and the remaining proceeds became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. The initial public offering was conducted pursuant to a registration statement on Form S-1 (Reg. No. 333-225270) that became effective on July 2, 2018.

On January 3, 2020, Allegro received stockholder approval to extend the date by which it must complete an initial business combination from January 6, 2020 to March 31, 2020. In connection with such extension, holders of 3,782,869 public shares exercised their right to convert their shares into a pro rata portion of the cash held in Allegro’s trust account, leaving 11,167,131 public shares outstanding. In connection with the extension, on January 6, 2020, the initial stockholders deposited an aggregate of approximately $223,343 into the trust account, representing an amount of $0.02 per public share not converted in connection with the stockholder vote to approve the extension as a prorated amount for the partial month of January 2020. On January 31, 2020, the initial stockholders deposited an aggregate of $279,178 into the trust account, representing an amount of $0.025 per public share for the month of February 2020. On February 28, 2020, the initial stockholders deposited an aggregate of $279,178 into the trust account, representing an amount of $0.025 per public share for the month of March 2020. Accordingly, as of [•], 2020, there was approximately $[•] held in the trust account.

Allegro is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). As an emerging growth company, Allegro is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and the requirement to obtain shareholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Allegro has irrevocably opted to take advantage of such extended transition period.

Allegro could remain an emerging growth company until the last day of its fiscal year following July 6, 2023 (the fifth anniversary of the consummation of Allegro’s initial public offering). However, if Allegro’s non-convertible debt issued within a three-year period or its total revenues exceed $1 billion or the market value of its shares of common stock that are held by non-affiliates exceeds $700 million on the last day of the second fiscal quarter of any given fiscal year, Allegro would cease to be an emerging growth company as of the following fiscal year.

After consummation of the business combination, the funds in the trust account will be used by Allegro to pay holders of the public shares who exercise conversion rights, for income tax or other tax obligations of Allegro prior to the closing, to repay loans included on Allegro’s consolidated balance sheet as of the closing and permitted to be repaid under the Merger Agreement, including the Contributions, to pay certain expenses incurred in connection with the business combination with TGI Fridays, to pay deferred underwriting commissions of an aggregate of $5,622,500 payable to Cantor and Piper, to pay an aggregate of $3,997,919 in cash consideration to electing Holdings equityholders, and to pay $3,800,000 as the cash portion of the Facilitation Fee owed to Cowen, an affiliate of TriArtisan and any remaining balance will be used for working capital and general corporate purposes, including funding for organic growth and potential acquisitions.

Allegro’s units, common stock, rights, and warrants are listed on Nasdaq under the symbols “ALGRU,” “ALGR,” “ALGRR” and “ALGRW,” respectively.

Allegro’s principal executive office is located at 777 Third Avenue, 37th Floor, New York, New York 10017 and its telephone number at that address is (212) 319-7676. After the consummation of the Transactions, Allegro’s principal executive office will be that of TGI Fridays, located at 19111 North Dallas Parkway, Suite 165, Dallas, TX 75287.

Merger Sub

Allegro Merger Sub, Inc. is a wholly-owned subsidiary of Allegro formed solely for the purpose of effectuating the Transactions described herein. Merger Sub was incorporated under the laws of the state of Delaware on November 7, 2019. Merger Sub owns no material assets and does not operate any business.

Merger Sub’s principal executive office is located at 777 Third Avenue, 37th Floor, New York, New York 10017 and its telephone number at that address is (212) 319-7676. After the consummation of the Transactions, Merger Sub will cease to exist.

Holdings & Midco

Holdings and Midco (a subsidiary of Holdings) are holding companies and are the owners of all of the issued and outstanding equity interests of TGI Friday’s Inc., the operating entity for TGI Fridays’ business, an iconic American casual dining bar and grill concept with 831 locations across the U.S. and 56 countries.

Holdings was formed as a limited liability company under the laws of the State of Delaware on April 25, 2014. Midco was incorporated under the laws of the state of Delaware on April 29, 2014. Holdings’ and Midco’s principal executive office is located at 19111 North Dallas Parkway, Suite 165, Dallas, TX 75287 and their telephone number at that address is 972-662-5400.

The Merger Proposal

The Merger Agreement provides for, among other things, (i) the Distribution, whereby Holdings will distribute all of the shares of Midco held by Holdings to its equityholders, (ii) immediately following the Distribution, the Merger of Merger Sub with and into Midco, with Midco surviving, and (iii) immediately following the Merger, the Second Merger of Midco with and into Allegro with Allegro surviving. As a result of the Transactions, Allegro will become the holding company for the TGI Fridays business.

Under the Merger Agreement, the equityholders of Midco following the Distribution (which were the equityholders of Holdings prior to the Distribution) will receive an aggregate of $30,000,000 in consideration, in the form of cash and shares of Allegro’s common stock, with the mix of cash and shares determined at the option of the equityholders. Holders of approximately 86% of the outstanding membership interests of Holdings have elected to receive shares of Allegro common stock as consideration in the Merger and holders of approximately 14% of the outstanding membership interests of Holdings have elected to receive cash. Therefore, upon consummation of the Merger, Allegro will issue an aggregate of 2,561,786 shares of Allegro common stock and $3,997,919 in cash to the equityholders of Midco. The equityholders of Midco following the Distribution will also have the right to receive up to 2,000,000 shares of Allegro common stock upon the first to occur of: (i) Allegro’s adjusted EBITDA equals or exceeds $70,000,000 as determined using the audited financials included in Allegro’s Annual Report on Form 10-K for the years ending December 31, 2020, December 31, 2021 or December 31, 2022 or (ii) the reported last sale price of Allegro’s common stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations or other similar actions) for any 20 trading days in a 30 trading day period at any time after the closing of the Transactions and prior to December 31, 2022.

Additionally, effective as of the Distribution, each option (or portion thereof) granted under Midco’s 2014 Stock Option Plan (the “2014 Plan”) that is then outstanding and vested will be automatically cancelled, and in respect of such cancellation the holder thereof shall be entitled to receive an economically equivalent number of shares of common stock of Allegro (which forms a part of the aggregate merger consideration payable to equityholders of Holdings and Midco) pursuant to a formula set forth in the Merger Agreement. Each outstanding option, warrant, convertible note, or other derivative security of Holdings, Midco, or any of their subsidiaries that is unexercised or unconverted after the Distribution will be automatically cancelled without consideration.

The equityholders of Midco receiving shares of Allegro common stock upon the closing of the Transactions will agree not to transfer, subject to certain exceptions, any shares of common stock received as part of the closing consideration until the earlier of (i) December 15, 2020, (ii) Allegro’s completion of a liquidation, merger, stock exchange, or other similar transaction that results in all holders of Allegro’s common stock having the right to exchange their shares of common stock for cash or other property, or (iii) the date on which the reported closing sale price of Allegro’s common stock on Nasdaq equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for a period of any 20 trading days during a 30-trading day period commencing at least 150 days after the closing of the Transactions. See the section of this proxy statement titled “The Merger Proposal — Sale Restrictions.”

Upon the closing of the Transactions, Cowen, an affiliate of TriArtisan, will be entitled to a Facilitation Fee in the amount of (i) $3,800,000 payable by Allegro in cash, (ii) an aggregate of 796,875 shares of common stock to be transferred from David D. Sgro, Eric Rosenfeld 2017 Trust No. 1, Eric Rosenfeld 2017 Trust No. 2, and Gregory Monahan, and (iii) an aggregate of up to an additional 478,125 shares of common stock to be transferred from David D. Sgro, Eric Rosenfeld 2017 Trust No. 1, Eric Rosenfeld 2017 Trust No. 2, and Gregory Monahan, if Allegro requests assistance from Cowen to raise additional capital to satisfy the Minimum Cash Condition, with the number of shares of common stock transferrable to be determined by a ratio set forth in the Merger Agreement. For one year after the closing of the Transactions, all shares of common stock transferred to Cowen will continue to be subject to the transfer restrictions applicable to such shares prior to such transfer. See the section of this proxy statement titled “The Merger Proposal — Additional Agreements — Facilitation Fee.”

The former equityholders of Holdings and Allegro’s initial stockholders will enter into a Registration Rights Agreement with Allegro pursuant to which such shareholders will be granted certain rights to have registered, in certain circumstances, the resale under the Securities Act of the common stock of Allegro held by them, subject to certain conditions set forth therein. The Registration Rights Agreement will replace a prior registration rights agreement entered into between Allegro and Allegro’s initial stockholders in connection with the initial public offering. See the section of this proxy statement titled “The Merger Proposal — Additional Agreements — Registration Rights Agreement.”

The parties plan to complete the business combination promptly after the Allegro annual meeting, provided that:

•        Allegro’s stockholders have approved the Merger Proposal, Charter Proposals, and Director Election Proposal;

•        Allegro has at least $5,000,001 of net tangible assets immediately prior to or upon the consummation of the Transactions, after taking into account the holders of public shares that properly demand that Allegro convert their public shares for their pro rata share of the trust account;

•        the Minimum Cash Condition is satisfied or waived; and

•        the other conditions specified in the Merger Agreement have been satisfied or waived.

After consideration of the factors identified and discussed in the sections of this proxy statement titled “The Merger Proposal — Allegro’s Board of Directors’ and Advisors’ Reasons for Approval of the Transactions,” and “The Merger Proposal — Opinion of Financial Advisor,” Allegro’s board of directors concluded that the business combination met all of the requirements disclosed in the prospectus for its initial public offering, including that the business of TGI Fridays had a fair market value of at least 80% of the balance of the funds in the trust account (exclusive of deferred underwriting commissions and taxes payable) at the time of execution of the Merger Agreement.

As a result of the Transactions, assuming that no stockholders of Allegro elect to convert their public shares into cash in connection with the business combination as permitted by Allegro’s charter, and after giving effect to the transfer of an aggregate of 796,875 shares of common stock to Cowen, Cowen and the former equityholders of Midco will own approximately 17% of the Allegro common stock to be outstanding immediately after the business combination and the current Allegro stockholders will own approximately 83% of the outstanding Allegro common stock. If the maximum number of public shares are converted into cash such that TGI Fridays does not have the right to terminate the Merger Agreement as described herein (i.e., such conversion does not cause Allegro to fail to meet the Minimum Cash Condition and Allegro has at least $5,000,001 of net tangible assets immediately prior to or upon consummation of the Transactions after taking into account holders of public shares that have properly demand conversion of their public shares into cash), such percentages will be approximately 27% and 73%, respectively.

If the Merger Proposal is not approved by Allegro’s stockholders at the annual meeting, none of the other proposals will be presented at the annual meeting for a vote (other than, potentially, the Adjournment Proposal).

Opinion of Financial Advisor to the Board of Directors of Allegro

Allegro engaged Cassel Salpeter & Co., LLC (“Cassel Salpeter”) to render an opinion, as of November 8, 2019, as to (i) the fairness, from a financial point of view, to Allegro of the consideration to be paid to the equityholders of TGI Fridays in the Transactions pursuant to the Merger Agreement and (ii) whether Midco had a fair market value equal to at least 80% of the balance of funds in Allegro’s trust account. Cassel Salpeter is an investment banking firm that regularly is engaged in the evaluation of businesses and their securities in connection with acquisitions, corporate restructuring, private placements and for other purposes. Allegro’s board of directors decided to use the services of Cassel Salpeter because it is a recognized investment banking firm that has substantial experience in similar matters, and has rendered similar services to other blank check companies including four that Messrs. Rosenfeld and Sgro were previously directors of.

On November 8, 2019, Cassel Salpeter rendered its oral opinion to Allegro’s board of directors (which was confirmed in writing by delivery of Cassel Salpeter’s written opinion dated such date), to the effect that, as of November 8, 2019 and based on and subject to the assumptions, limitations, qualifications and other matters considered in the preparation of such opinion, (i) the consideration to be issued and paid by Allegro in the Transactions pursuant to the Merger Agreement was fair, from a financial point of view, to Allegro and (ii) Midco had a fair market value equal to at least 80% of the balance of funds in Allegro’s trust account (less any deferred underwriting commissions and taxes payable on interest earned).

The summary of Cassel Salpeter’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Cassel Salpeter in preparing its opinion. However, neither Cassel Salpeter’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to any matter relating to the proposed merger or otherwise.

The opinion was addressed to Allegro’s board of directors for the use and benefit of the members of the board of directors (in their capacities as such) in connection with the board’s evaluation of the business combination. Cassel Salpeter’s opinion was just one of the several factors the board of directors considered in making its determination to recommend the Transactions, including those described elsewhere in this proxy statement.

The Charter Proposals

The stockholders of Allegro will vote on separate proposals to approve amendments to Allegro’s charter, which will be effective following the Transactions, including to (i) change the name of Allegro from “Allegro Merger Corp.” to “TGI Fridays Holdings, Inc.”; (ii) increase the number of authorized shares of common stock from 40,000,000 shares to 1,200,000,000 shares; (iii) remove the provision for a classified board of directors; (iv) set the initial number of directors to eight (and limit the size of the board of directors to no more than twelve); (v) prohibit any shareholder action by written consent; and (vi) remove provisions that will no longer be applicable to Allegro as a special purpose acquisition company after the business combination. See the section of this proxy statement titled “The Charter Proposals.”

The Director Election Proposal

At the annual meeting, eight (8) directors will be elected to Allegro’s board of directors, in each case to serve until their successors are elected and qualified. Upon the consummation of the business combination, if the proposed nominees are elected, the directors of Allegro will be Rohit Manocha, Raymond Blanchette, Sidney Feltenstein, Alexander Matina, Weldon Spangler, and Anil Yadav, who were each nominated by Holdings, and Eric Rosenfeld and David Sgro, Allegro’s Chief Executive Officer and Chief Operating Officer, respectively, who were both nominated by Allegro. See the section of this proxy statement titled “The Director Election Proposal.”

The Incentive Plan Proposal

The proposed equity incentive plan (the “2020 Plan”) will reserve 1,100,000 shares of Allegro common stock for issuance in accordance with the 2020 Plan’s terms. The purpose of the 2020 Plan is to assist in attracting, retaining, motivating, and rewarding certain key employees, officers, directors, and consultants of Allegro and its affiliates and promoting the creation of long-term value for shareholders of Allegro by closely aligning the interests of such individuals with those of other shareholders. The 2020 Plan authorizes the award of share-based incentives to encourage eligible employees, officers, directors, and consultants, as described below, to expend maximum effort in the creation of shareholder value. See the section of this proxy statement titled “The Incentive Plan Proposal.” The 2020 Plan is attached as Annex C to this proxy statement. You are encouraged to read the 2020 Plan in its entirety.

The Adjournment Proposal

If the officer presiding over the annual meeting determines, subject to TGI Fridays’ consent, that it would be in the best interests of Allegro to adjourn the annual meeting to give Allegro more time to consummate the business combination for whatever reason (such as if the Merger Proposal is not approved, if Allegro would have net tangible assets of less than $5,000,001 immediately prior to or upon consummation of the Transactions after taking into account the holders of public shares who properly elect to convert their public shares into cash, or if another condition to closing the business combination has not been satisfied), Allegro’s board of directors may submit a proposal to adjourn the annual meeting to a later date or dates. See the section of this proxy statement titled “The Adjournment Proposal.”

Allegro’s Initial Stockholders

As of the record date for the annual meeting, the initial stockholders of Allegro beneficially owned and were entitled to vote an aggregate of 3,737,500 founder shares and an aggregate of 322,500 shares of common stock underlying private placement units that were issued simultaneously with Allegro’s initial public offering (the “private placement units”). The founder shares and shares of common stock underlying private placement units held by the initial stockholders currently constitute approximately 26.6% of the outstanding shares of Allegro’s common stock.

In connection with the initial public offering, each of the Allegro initial stockholders agreed to vote the founder shares, shares of common stock underlying the private placement units, as well as any shares of Allegro common stock acquired in the aftermarket, in favor of the merger proposal. The initial stockholders have indicated that they intend to vote their shares in favor of all other proposals being presented at the annual meeting. Accordingly, 3,578,566 public shares, constituting approximately 23.4% of Allegro’s outstanding common stock, must be voted in favor of the business combination proposal in order for the business combination proposal to be approved.

The founder shares and shares underlying the private placement units have no conversion rights in the event a business combination is not effected in the required time period and will be worthless if no business combination is effected by Allegro. In connection with the initial public offering, the Allegro initial stockholders agreed to transfer restrictions that provide that securities held by them are not transferable or salable (A) in the case of the founder shares, until the earlier of (1) one year after the completion of Allegro’s initial business combination or (2) subsequent to the business combination, the last sale price of Allegro’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after Allegro’s initial business combination, and (B) in the case of the shares underlying the private placement units, until 30 days after the consummation of Allegro’s initial business combination; provided, however, that the transfer restrictions will lapse earlier if following the completion of Allegro’s initial business combination Allegro completes a liquidation, merger, stock exchange or other similar transaction that results in all of Allegro’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Date, Time and Place of Annual Meeting of Allegro’s Stockholders

The annual meeting of the stockholders of Allegro will be held at 9:00 a.m., eastern daylight time, on [•], 2020, at the offices of Graubard Miller, Allegro’s counsel, at The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174, to consider and vote upon the Merger Proposal, the Charter Proposals, the Director Election Proposal, the Incentive Plan Proposal and/or, if necessary, the Adjournment Proposal.

Voting Power; Record Date

Stockholders will be entitled to vote or direct votes to be cast at the annual meeting if they owned shares of Allegro common stock at the close of business on [•], 2020, which is the record date for the annual meeting. Stockholders will have one vote for each share of Allegro common stock owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. Allegro warrants and rights do not have voting rights. On the record date, there were [•] shares of Allegro common stock outstanding, of which [•] were shares sold in Allegro’s initial public offering, which Allegro refers to as its public shares.

Quorum and Vote of Allegro Stockholders

A quorum of Allegro stockholders is necessary to hold a valid meeting. A quorum will be present at the Allegro annual meeting if a majority of the issued and outstanding shares of common stock on the record date that are entitled to vote at the annual meeting are represented by stockholders present at the annual meeting or by proxy. Abstentions will be counted towards the quorum requirement. Broker non-votes will not be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the annual meeting may adjourn the annual meeting to another date.

The proposals presented at the annual meeting will require the following votes:

•        Merger Proposal — The approval of the Merger Proposal will require the affirmative vote of the holders of a majority of the then outstanding shares of common stock present and entitled to vote at the annual meeting. Abstentions will have the same effect as a vote “against” the Merger Proposal. Brokers are not entitled to vote on the Merger Proposal absent voting instructions from the beneficial holder and, consequently, broker non-votes will have no effect on the Merger Proposal. The business combination will not be consummated if Allegro has less than $5,000,001 of net tangible assets immediately prior to or upon consummation of the Transactions, after taking into account holders of public shares that have properly demand conversion of their public shares into cash.

•        Charter Proposals — The approval of the Charter Proposals will require the affirmative vote of the holders of at least 65% of Allegro’s outstanding common stock on the record date. Abstentions and broker non-votes will have the same effect as a vote “against” the Charter Proposals. Brokers are not entitled to vote on the Charter Proposals because those proposals are considered non-routine proposals.

•        Director Election Proposal — The election of directors requires a plurality of the votes cast. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” will be elected as directors (even if they receive less than a majority of the votes cast). Consequently, because this is an uncontested election, any director nominee who receives at least one vote “FOR” will be elected as a director. Abstentions will have no effect on the Director Election Proposal because an abstention is not a vote cast with respect to the proposal. Brokers are not entitled to vote on the Director Election Proposal absent voting instructions from the beneficial holder because the Director Election Proposal is considered “non-routine”. Consequently, broker non-votes will have no effect with respect to the Director Election Proposal.

•        Incentive Plan Proposal — The approval of the Incentive Plan Proposal will require the affirmative vote of the holders of a majority of the then outstanding shares of common stock present and entitled to vote at the annual meeting. Abstentions will have the same effect as a vote “against” the Incentive Plan Proposal. Brokers are not entitled to vote on the Incentive Plan Proposal absent voting instructions from the beneficial holder and, consequently, broker non-votes will have no effect on the Incentive Plan Proposal.

•        Adjournment Proposal - The approval of the Adjournment Proposal will require the affirmative vote of the holders of a majority of the then outstanding shares of common stock present and entitled to vote at the annual meeting. Abstentions will have the same effect as a vote “against” the Adjournment Proposal. Brokers are entitled to vote on the Adjournment Proposal absent voting instructions from the beneficial holder because the proposal is considered “routine”. Consequently, broker non-votes will have the same effect as a vote “against” the Adjournment Proposal.

The Allegro initial stockholders hold approximately 26.6% of the outstanding shares of Allegro common stock, none of which are public shares. Such shares, as well as any shares of common stock acquired in the open market by the Allegro initial stockholders, are expected to be voted in favor of the proposals presented at the annual meeting. Accordingly, 3,580,093 public shares, constituting approximately 23.4% of Allegro’s outstanding common stock, must be voted in favor of the business combination proposal in order for the business combination proposal to be approved.

Under the Merger Agreement, the approval of each of the Merger Proposal, Charter Proposals and Director Election Proposal is a condition to the consummation of the business combination.

Conversion Rights

Pursuant to Allegro’s charter, a holder of public shares may demand that Allegro convert such shares into cash if the business combination is consummated; provided that Allegro may not consummate the business combination if it has less than $5,000,001 of net tangible assets immediately prior to or upon consummation of the business combination after taking into account holders of public shares that have properly demand conversion of their public shares into cash. Holders of public shares will be entitled to receive cash for these shares only if they deliver their shares to Allegro’s transfer agent no later than two (2) business days prior to the annual meeting. Holders of public shares do not need to affirmatively vote on the Merger Proposal or be a holder of such public shares as of the record date to exercise conversion rights. If the Transactions are not consummated, these shares will not be converted into cash. If a holder of public shares properly demands conversion, delivers his, her, or its shares to Allegro’s transfer agent as described above, and the Transactions are consummated, Allegro will convert each public share into a full pro rata portion of the trust account, calculated as of two (2) business days prior to the anticipated consummation of the business combination. It is anticipated that this would amount to approximately $10.33 per share calculated as of two (2) business days prior to the consummation of the business combination. If a holder of public shares exercises its conversion rights, then it will be exchanging its shares of Allegro common stock for cash and will no longer own the shares. See the section of this proxy statement titled “Annual Meeting of Stockholders — Conversion Rights” for a detailed description of the procedures to be followed if you wish to convert your shares into cash.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate or any other person with whom he, she, or it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking conversion rights with respect to 20% or more of the public shares. Accordingly, all public shares in excess of 20% held by a public stockholder will not be converted to cash.

Holders of Allegro warrants and rights will not have conversion rights with respect to such warrants and rights.

Appraisal Rights

Allegro stockholders (including the initial stockholders), warrant holders, and right holders do not have appraisal rights in connection with the Transactions under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. Allegro has hired MacKenzie Partners Inc. to assist in the proxy solicitation process.

If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the annual meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Annual Meeting of Stockholders — Revoking Your Proxy.”

Interests of Allegro’s Directors, Officers and Others in the Business Combination

When you consider the recommendation of Allegro’s board of directors in favor of approval of the Merger Proposal, you should keep in mind that Allegro’s initial stockholders, including its directors and executive officers, have interests in such proposal that may be different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•        If the business combination with TGI Fridays or another business combination is not consummated by March 31, 2020 or such later date as approved by Allegro’s stockholders, Allegro will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 3,737,500 founder shares held by Allegro’s initial stockholders and their permitted transferees, which were acquired for an aggregate purchase price of $25,000 prior to Allegro’s initial public offering, would be worthless because Allegro’s initial stockholders are not entitled to participate in any redemption or distribution with respect to such shares, as would the 322,500 private placement units that were acquired simultaneously with the IPO for an aggregate purchase price of $3,225,000. Such common stock and units had an aggregate market value of $[•] based upon the closing price of $[•] and $[•] of the common stock and units, respectively, on Nasdaq on [•], 2020.

•        Eric S. Rosenfeld and David D. Sgro are expected to be directors of Allegro following the business combination (assuming they are elected at this meeting). As such, in the future each may receive cash fees, stock options or stock awards that the Allegro board of directors determines to pay to its directors.

•        In connection with Allegro’s initial public offering, Eric S. Rosenfeld, Allegro’s Chief Executive Officer, has agreed that he will be liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by certain claims of target businesses or vendors or other entities that are owed money by Allegro for services rendered or contracted for or products sold to Allegro. If Allegro is unable to complete a business combination within the required time period, Mr. Rosenfeld will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Allegro for services rendered or contracted for or products sold to Allegro, but only if such a vendor or target business has not executed such a waiver.

•        If Allegro is unable to complete a business combination within the required time period, it will pay the costs of any subsequent liquidation from its remaining assets outside of the trust account. If such funds are insufficient, Mr. Rosenfeld has agreed to pay the funds necessary to complete such liquidation (currently anticipated to be no more than approximately $15,000) and has agreed not to seek repayment for such expenses.

•        All rights specified in Allegro’s charter relating to the right of officers and directors to be indemnified by Allegro, and of Allegro’s officers and directors to be exculpated from monetary liability with respect to prior acts or omissions, will continue after a business combination. If the business combination is not approved and Allegro liquidates, Allegro will not be able to perform its obligations to its officers and directors under those provisions.

•        In connection with Allegro obtaining the extension of time to complete an initial business combination, the initial stockholders have loaned Allegro an aggregate of $781,699.17 for the contributions necessary to secure such extension. These loans are evidenced by non-interest bearing notes and are repayable by Allegro upon consummation of the business combination. If the business combination is not consummated, the notes will not be repaid and will be forgiven except to the extent of any funds held outside of the trust account.

•        Eric Rosenfeld invested $500,000 in TriArtisan TGIF Partners LLC, an entity that purchased units of Holdings as part of the October 2019 sale of all units held by Sentinel Capital Partners (“Sentinel”), an owner of the TGI Fridays business, and other equityholders of TGI Fridays, to TriArtisan and others. If the Merger Proposal is approved and the business combination with TGI Fridays is consummated, Mr. Rosenfeld’s investment will represent an indirect investment in an aggregate of 65,266 shares of Allegro common stock. If the Merger Proposal is not approved and the business combination is not consummated, Mr. Rosenfeld’s investment will remain an indirect investment in the TGI Fridays business.

At any time prior to the annual meeting, during a period when they are not then aware of any material nonpublic information regarding Allegro or its securities, Allegro, the Allegro initial stockholders, TGI Fridays or the equityholders of the TGI Fridays business, and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Merger Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Allegro’s common stock or vote their shares in favor of the Merger Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirement that the holders of a majority of the then outstanding shares of common stock present and entitled to vote at the meeting to approve the Merger Proposal vote in its favor or to decrease the number of public shares that were being converted to cash. While the nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the Allegro initial stockholders for nominal value.

Entering into any such arrangements may have a depressive effect on the price of Allegro’s common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than the market price and may therefore be more likely to sell the shares he owns, either prior to or immediately after the annual meeting.

If such transactions are effected, the consequence could be to cause the business combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Merger Proposal and other proposals to be presented at the annual meeting and would likely increase the chances that such proposals would be approved.

As of the date of this proxy statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Allegro will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Merger Proposal or the conversion threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Recommendation to Stockholders

Allegro’s board of directors believes that the Merger Proposal and the other proposals to be presented at the annual meeting are fair to and in the best interest of Allegro’s stockholders and unanimously recommends that its stockholders vote “FOR” the Merger Proposal, “FOR” each of the Charter Proposals, “FOR” the election of all of the persons nominated for election as directors, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal, if presented.

Conditions to the Closing of the Transactions

General Conditions

Consummation of the business combination is conditioned on: (i) the Allegro stockholders approving the Merger Proposal, Charter Proposals and Director Election Proposal; (ii) Allegro having at least $5,000,001 of net tangible assets immediately prior to or upon consummation of the Transactions, after taking into account holders of public shares that have properly demanded conversion of their public shares into cash; (iii) no order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority or statute, rule or regulation that is in effect and prohibits or enjoins the consummation of the Transactions; and (iv) no material adverse effect with respect to Allegro or TGI Fridays shall have occurred between the date of the Merger Agreement and the Closing.

TGI Fridays’ Conditions to Closing

The obligations of TGI Fridays to consummate the Transactions are also conditioned upon, among other things:

•        the accuracy of the representations and warranties of Allegro and Merger Sub (subject to certain bring-down standards);

•        performance of the covenants of Allegro and Merger Sub required by the Merger Agreement to be performed on or prior to the closing;

•        Allegro satisfying the Minimum Cash Condition;

•        Allegro and the persons currently party to the registration rights agreement in place among Allegro and certain of its shareholders executing and delivering the Registration Rights Agreement;

•        resignations and appointments as specified in the Merger Agreement;

•        the filing and effectiveness of amended and restated organizational documents of Allegro; and

•        Allegro’s common stock continuing to be listed on the Nasdaq Capital Market.

Allegro’s and Merger Sub’s Conditions to Closing

The obligations of Allegro and Merger Sub to consummate the Transactions are also conditioned upon, among other things:

•        the accuracy of the representations and warranties of TGI Fridays (subject to certain bring-down standards);

•        performance of the covenants of TGI Fridays required by the Merger Agreement to be performed on or prior to the closing; and

•        the repayment of all material indebtedness owed by insiders to TGI Fridays.

Waivers

Either Allegro or TGI Fridays may waive any inaccuracies in the representations and warranties made to such party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and waive compliance with any agreements or conditions for the benefit of itself or such party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement. Notwithstanding the foregoing, pursuant to Allegro’s current amended and restated certificate of incorporation, Allegro cannot consummate the Transactions if it has less than $5,000,001 of net tangible assets immediately prior to or upon consummation of the Transactions after taking into account the holders of Allegro’s common stock that properly demanded that Allegro convert their shares of common stock for their pro rata share of the trust account.

Termination

The Merger Agreement may be terminated at any time, but not later than the closing, as follows:

•        by mutual written consent of Allegro and TGI Fridays;

•        by either Allegro or TGI Fridays if the Transactions are not consummated on or before March 31, 2020, provided that the right to terminate the Merger Agreement will not be available to any party whose action or failure to act has been a principal cause of or primarily resulted in the failure of the Transactions to occur on or before such date and such action or failure to act constitutes a breach of the Merger Agreement;

•        by either Allegro or TGI Fridays if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which order, decree, judgment, ruling or other action is final and non-appealable;

•        by either Allegro or TGI Fridays if, at the Allegro stockholder meeting called to approve the Transactions, the matters presented to the stockholders fail to be approved by the required vote (subject to any adjournment or postponement of the meeting in accordance with the terms of the Merger Agreement).

•        by either Allegro or TGI Fridays if Allegro has less than $5,000,001 of net tangible assets immediately prior to or upon consummation of the Transactions, after taking into account the holders of Allegro’s common stock that properly demanded that Allegro convert their shares of common stock for their pro rata share of the trust account;

•        by TGI Fridays if the Minimum Cash Condition is not satisfied; or

•        by either Allegro or TGI Fridays if the other party has breached any of its covenants or representations and warranties in any material respect which cannot be cured or, if curable, and has not been cured within thirty days of the notice of an intent to terminate, provided that the terminating party is itself not in material breach and has given notice to the other party.

Anticipated Tax Consequences of the Transactions

It is anticipated that, for federal income tax purposes:

•        No gain or loss will be recognized by stockholders of Allegro who do not elect conversion of their public shares; and

•        A stockholder of Allegro who exercises conversion rights and effects a termination of the stockholder’s interest in Allegro will be required to recognize capital gain or loss upon the exchange of that stockholder’s shares of common stock of Allegro for cash, if such shares were held as a capital asset on the date of the business combination. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder’s shares of Allegro common stock.

For a description of the anticipated material federal income tax consequences of the merger, please see the information set forth in “The Merger Proposal — Material Federal Income Tax Consequences of the Business Combination to Allegro and its Securityholders.”

Anticipated Accounting Treatment

It is anticipated that the business combination will be accounted for as a reverse recapitalization in accordance with U.S. generally accepted accounting principles (“GAAP”). Under this method of accounting, Allegro will be treated as the acquired company and Midco will be treated as the acquirer for financial reporting purposes.

Regulatory Matters

The Transactions are not subject to any additional federal or state regulatory requirement or approval, except for filings with the applicable state offices necessary to effectuate the Mergers.

Risk Factors

In evaluating the proposals to be presented at the annual meeting, a stockholder should carefully read this proxy statement and especially consider the factors discussed in the section entitled “Risk Factors.”

SELECTED HISTORICAL FINANCIAL INFORMATION

Allegro and TGI Fridays are providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Transactions.

Allegro’s consolidated balance sheet as of December 31, 2019 and Allegro’s consolidated income statement and cash flow data for the years ended December 31, 2019 and 2018 are derived from Allegro’s annual financial statements, audited by WithumSmith+Brown, PC, independent registered public accountants, included elsewhere in this proxy statement.

Midco’s balance sheet data as of December 30, 2019 and December 31, 2018, and Midco’s income statement and cash flow data for the fiscal years ended December 30, 2019, December 31, 2018 and December 25, 2017, are derived from Midco’s audited annual financial statements, included elsewhere in this proxy statement.

The information is only a summary and should be read in conjunction with each of Allegro’s and Midco’s financial statements and related notes and the sections of this proxy statement titled “Allegro’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “TGI Fridays’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere herein. The historical results included below and elsewhere in this proxy statement are not indicative of the future performance of Allegro or TGI Fridays.

Selected Historical Financial Information — Allegro

	December 31, 2019	December 31, 2018
Balance Sheet Data:
Total current assets	$171,608	$468,140
Cash and marketable securities held in Trust Account	152,997,948	151,022,524
Total assets	153,169,556	151,490,664
Total current liabilities	147,950	396,205
Deferred underwriting commission	5,622,500	5,622,500
Common stock subject to possible redemption	142,399,102	140,471,955
Total stockholders’ equity	5,000,004	5,000,004
	Year Ended December 31, 2019	Year Ended December 31, 2018
Income Statement Data:
Loss from operations	$(655,845)	$(267,729)
Investment income on Trust Account	3,234,522	1,522,523
Net income (loss)	1,927,147	948,493
Weighted average shares outstanding of common stock, basic and diluted – Public Shares	14,950,000	14,950,000
Basic and diluted net income per share – Public Shares	0.16	0.07
Weighted average shares outstanding of common stock, basic and diluted – Founders and Private Placement Shares	4,110,000	3,920,178
Basic and diluted net loss per share – Founders and Private Placement Shares	(0.10)	(0.02)

Cash Flow Data:
Net cash used in operating activities	$(1,579,782)	$(237,485)
Net cash provided by (used in) investing activities	1,259,098	(149,500,000)
Net cash provided by financing activities	—	150,142,421

Selected Financial Information — Midco

	December 30, 2019	December 31, 2018
Balance Sheet Data (in thousands):
Total current assets	$68,345	$76,116
Cash, cash equivalents, and restricted cash	22,668	28,180
Total assets	365,381	354,134
Total liabilities	472,246	425,356
Total equity	(106,865)	(71,222)
	Year Ended December 30, 2019	Year Ended December 31, 2018	Year Ended December 25, 2017
Income Statement Data (in thousands, except per share data):
Revenues	$430,749	$293,084	$286,455
Income (loss) from operations	(3,231)	36,547	15,880
Net income (loss)	(20,265)	7,138	(66,371)
Weighted average shares outstanding of common stock – basic	196,555	191,838	191,552
Weighted average shares outstanding of common stock – diluted	196,555	194,017	191,552
Basic net income (loss) per share	(103.10)	37.21	(346.49)
Diluted net income (loss) per share	(103.10)	36.79	(346.49)
	Year Ended December 30, 2019	Year Ended December 31, 2018	Year Ended December 25, 2017
Cash Flow Data (in thousands):
Net cash (used in) provided by operating activities	$(6,518)	$30,044	$27,363
Net cash used in investing activities	(4,191)	(10,718)	(6,814)
Net cash provided by (used in) financing activities	5,103	(18,414)	(3,957)

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following (i) selected unaudited pro forma condensed combined statement of operations data of Allegro for the year ended December 30, 2019 has been prepared to give pro forma effect to the Transactions, certain other events related to the business combination between Allegro and TGI Fridays, the Gold Coast Acquisition and the Briad Acquisition, in each case, as if such Transactions and other events had been consummated on January 1, 2019 and (ii) selected unaudited pro forma condensed combined balance sheet data of Allegro as of December 30, 2019 has been prepared to give pro forma effect to the Transactions, certain other events related to the business combination between Allegro and TGI Fridays and the Briad Acquisition, in each case, as if such Transactions and other events had been consummated on December 30, 2019. The Gold Coast Acquisition was consummated during TGI Fridays’ 2019 fiscal year and, accordingly, is reflected in the consolidated balance sheet of Midco as of December 30, 2019.

The selected unaudited pro forma financial information is not necessarily indicative of the financial position or results of operations that may have actually occurred had such events taken place on the dates noted, or the future financial position or operating results of Allegro after their consummation. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” in this proxy statement. The following selected unaudited pro forma condensed combined financial information should be read in conjunction with “Unaudited Pro Forma Condensed Combined Financial Statements” contained elsewhere in this proxy statement.

Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data
				Pro Forma
(In thousands)	TGIF Midco	Briad	Allegro	No Redemption	Maximum Redemptions
Total current assets	68,345	4,236	172	59,834	80,461
Total assets	365,381	19,196	153,170	391,569	412,198
Total liabilities	472,246	21,001	5,771	389,238	480,653
Total stockholders’ equity	(106,865)	(1,805)	5,000	2,332	(68,455)
Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data
					Pro Forma
(In thousands)	TGIF Midco	Gold Coast	Briad	Allegro	No Redemption	Maximum Redemptions
Total revenues	430,749	34,081	121,934	—	574,062	574,062
Operating income (loss)	(3,231)	(2,884)	633	(656)	(9,452)	(9,452)
Net income (loss)	(20,265)	(2,884)	632	1,927	(37,882)	(42,007)

COMPARATIVE PER SHARE DATA

The following table sets forth the per share data of each of Allegro and Midco on a stand-alone basis and the unaudited pro forma condensed combined per share data for the year ended December 30, 2019 after giving pro forma effect to the Transactions and certain other events in the TGI Fridays business and related to the business combination between Allegro and TGI Fridays, in each case, (1) assuming no conversion of Allegro public shares and (2) assuming maximum conversion of Allegro public shares while still permitting Allegro to meet the Minimum Cash Condition. The pro forma book value per share information gives pro forma effect to the Transactions, certain other events related to the business combination between Allegro and TGI Fridays and the Briad Acquisition, in each case, as if they had been consummated on December 30, 2019. The pro forma earnings information for the year ended December 30, 2019 gives pro forma effect to the Transactions, certain other events related to the business combination between Allegro and TGI Fridays, the Gold Coast Acquisition and the Briad Acquisition, in each case, as if they had been consummated on January 1, 2019.

The historical book value per share is computed by dividing total common shareholders’ equity by the number of shares of common stock of Allegro and Midco outstanding, respectively, at the end of the period. The pro forma combined book value per share is computed by dividing total pro forma common stockholders’ equity by the pro forma number of shares outstanding at the end of the period for each of Allegro and Midco, respectively, excluding the effect of outstanding warrants and Contingent Consideration. The pro forma earnings per share of the combined company is computed by dividing the pro forma income available to the combined company’s common shareholders by the pro forma shares of Allegro common stock outstanding under the two scenarios discussed above.

You should read the information in the following table in conjunction with the selected historical financial information summary included elsewhere in this proxy statement, and the historical financial statements of Allegro and Midco and related notes that are included elsewhere in this proxy statement. The unaudited Allegro and Midco pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the per share value of Allegro and TGI Fridays would have been had the companies been combined during the periods presented.

	Allegro Merger Corp. Historical	Pro Forma Unaudited Combined Midco, Gold Coast, & Briad Historical(1)	Pro Forma Unaudited Combined Assuming No Conversions	Pro Forma Unaudited Combined Assuming Maximum Conversion to Meet Minimum Cash Condition
As of and for the Period Ended on or about December 31, 2019
Net Income (Loss) or Pro Forma Net Income (Loss)	$1,927	$(42,033)	$(38,556)	$(42,681)
Weighted average shares outstanding of common stock, basic and diluted – Public Shares	14,950,000	—	—	—
Basic and diluted net income per share – Public Shares	0.16	—	—	—
Weighted average shares outstanding of common stock, basic and diluted – Founder and Private Placement Shares	4,110,000	—	—	—
Basic and diluted net loss per share, Founder and Private Placement Shares	(0.10)	—	—	—
Weighted Average Shares Outstanding – Basic and Diluted	—	196,555	19,372,162	12,598,216
Net Income (Loss) or Pro Forma Net Income (Loss) Per Share – Basic and Diluted	—	(213.85)	(1.99)	(3.39)
Book Value per Share or Pro Forma Book Value Per Share	0.26	(495.64)	(0.08)	(5.50)

____________

(1)      The Gold Coast Acquisition was consummated during TGI Fridays’ 2019 fiscal year and, accordingly, is reflected in the consolidated balance sheet of Midco as of December 30, 2019.

RISK FACTORS

Stockholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement. The value of your investment in Allegro following consummation of the Transactions will be subject to the significant risks affecting Allegro and inherent in the restaurant industry. You should carefully consider the risks and uncertainties described below and other information included in this proxy statement. If any of the events described below occur, the business and financial results of the combined company could be adversely affected in a material way. This could cause the trading price of the Allegro common stock to decline, perhaps significantly, and you therefore may lose all or part of your investment.

Risks Related to the Business Combination

Allegro may not have sufficient funds to consummate the Transactions.

As of December 31, 2019, Allegro had a cash balance of $87,797 available to it outside the trust account to fund its working capital requirements. If Allegro is required to seek additional capital, it would need to borrow funds from its initial stockholders, management team or other third parties to operate or may be forced to liquidate. Neither Allegro’s initial stockholders, members of its management team, nor any of their affiliates are under any obligation to advance funds to Allegro in such circumstances. Any such advances would be repaid only from funds held outside the trust account or from funds released to Allegro upon completion of the Transactions. If Allegro is unable to consummate the Transactions because it does not have sufficient funds available, Allegro will be forced to cease operations and liquidate the trust account. If Allegro liquidates the trust account, it is anticipated that Allegro’s public stockholders would receive approximately $10.33 per public share. Allegro’s warrants and rights would expire worthless.

If Allegro’s stockholders fail to properly demand conversion rights, they will not be entitled to convert their shares of common stock of Allegro into a pro rata portion of the trust account.

Allegro stockholders holding public shares may demand that Allegro convert their shares into a pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the business combination. To demand conversion rights, Allegro stockholders must deliver their shares (either physically or electronically using the DWAC System) to Allegro’s transfer agent no later than two (2) business days prior to the annual meeting. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and Allegro’s transfer agent will need to act to facilitate this request. It is Allegro’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because Allegro does not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. While Allegro has been advised that it takes a short time to deliver shares through the DWAC System, it cannot assure you of this fact. Accordingly, if it takes longer than Allegro anticipates for stockholders to deliver their shares, stockholders who wish to convert may be unable to meet the deadline for exercising their conversion rights. Any Allegro stockholder who fails to properly demand conversion rights by delivering his, her, or its stock will not be entitled to convert his, her, or its shares into a pro rata portion of the trust account for conversion of his shares. See the section entitled “Annual Meeting of Stockholders — Conversion Rights” for the procedures to be followed if you wish to convert your shares to cash.

Public stockholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from seeking conversion rights with respect to more than 20% of the public shares.

A public stockholder, together with any affiliate or any other person with whom he, she, or it is acting in concert or as a “group,” will be restricted from seeking conversion rights with respect to more than 20% of the public shares. Accordingly, if you hold more than 20% of the public shares and the Merger Proposal is approved, you will not be able to seek conversion rights with respect to the full amount of your shares and may be forced to hold the shares in excess of 20% or sell them in the open market. Allegro cannot assure you that the value of such excess shares will appreciate over time following a business combination or that the market price of Allegro’s shares of common stock will exceed the per-share conversion price. In order to determine whether a stockholder is acting in concert or as a group with another stockholder, Allegro will require each public stockholder seeking to exercise conversion rights to certify to Allegro whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to Allegro at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which Allegro makes the above-referenced determination. Notwithstanding the foregoing, stockholders may challenge Allegro’s determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.

Allegro will not have any right to make damage claims against Holdings, Midco or the TGI Fridays equityholders for the breach of any representation, warranty or covenant made by TGI Fridays in the Merger Agreement.

The Merger Agreement provides that all of the representations, warranties and covenants of the parties contained therein shall not survive the closing of the Transactions, except for those covenants contained therein that by their terms apply or are to be performed in whole or in part after the closing. Accordingly, there are no remedies available to the parties with respect to any breach of the representations, warranties, covenants or agreements of the parties to the Merger Agreement after the closing, except for covenants to be performed in whole or in part after the closing. As a result, Allegro will have no remedy available to it if the Transactions are consummated and it is later revealed that there was a breach of any of the representations, warranties and covenants made by TGI Fridays at the time of the Transactions.

Allegro’s securities may not be listed on a national securities exchange after the business combination, which could limit investors’ ability to make transactions in Allegro’s securities and subject Allegro to additional trading restrictions.

Allegro intends to apply to have its securities post-business combination listed on the Nasdaq Capital Market. Allegro will be required to meet the initial listing requirements to be listed, including having a minimum number of public stockholders. Allegro may not be able to meet those initial listing requirements. Even if Allegro’s securities are so listed, Allegro may be unable to maintain the listing of its securities in the future. If Allegro fails to meet the initial listing requirements and Nasdaq does not list its securities and the related closing condition is waived by the parties, Allegro could face significant material adverse consequences, including:

•        a limited availability of market quotations for its securities;

•        a limited amount of news and analyst coverage for Allegro; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

Although publicly traded, the trading market in Allegro’s common stock may become substantially less liquid than the average trading market for a stock quoted on the Nasdaq Stock Market following the consummation of the Transactions, and this low trading volume may adversely affect the price of Allegro’s common stock.

Allegro’s common stock trades on the Nasdaq Capital Market. Because Allegro’s public stockholders have the option to convert their shares to cash in connection with the Transactions, the trading volume of Allegro’s common stock may substantially decrease compared to other companies listed on Nasdaq. Limited trading volume will subject Allegro’s shares of common stock to greater price volatility and may make it difficult for you to sell your shares of common stock at a price that is attractive to you, and Allegro may not be able to meet the listing standards for Nasdaq.

Allegro may issue additional shares of common stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of Allegro’s common stock.

Upon consummation of the Transactions, Allegro’s outstanding rights will automatically be exchanged for an aggregate of 1,532,250 shares of common stock and Allegro will have warrants outstanding to purchase up to an aggregate of 15,322,500 shares of common stock. Further, if a significant number of holders of public shares seek to exercise conversion rights, Allegro may be required seek third party financing in order to satisfy the Minimum Cash Condition, or may choose to seek third party financing to provide additional working capital for the TGI Fridays business, in which event Allegro may issue additional equity securities. Following the consummation of the

Transactions, Allegro may also issue additional shares of common stock or other equity securities of equal or senior rank in the future for any reason or in connection with, among other things, future acquisitions, the redemption of outstanding warrants, or repayment of outstanding indebtedness, without shareholder approval, in a number of circumstances.

Allegro’s issuance of additional shares of common stock or other equity securities of equal or senior rank would have the following effects:

•        Allegro’s existing stockholders’ proportionate ownership interest in Allegro will decrease;

•        the amount of cash available per share, including for payment of dividends in the future, may decrease;

•        the relative voting strength of each previously outstanding share of common stock may be diminished; and

•        the market price of Allegro’s shares of common stock may decline.

Future resales of the Allegro common stock issued in connection with the Merger may cause the market price of Allegro’s securities to drop significantly, even if TGI Fridays’ business is doing well.

Under the Merger Agreement, the equityholders of Midco will receive their pro rata portion of an aggregate of 2,561,786 shares of Allegro common stock and could receive up to an additional 2,000,000 shares if certain earnout conditions are achieved.

Pursuant to the Merger Agreement, the equityholders of Midco receiving shares of Allegro’s common stock upon the closing of the Transactions will agree not to transfer, subject to certain exceptions, any shares of Allegro’s common stock received as part of the closing consideration until the earlier of (i) December 15, 2020, (ii) Allegro’s completion of a liquidation, merger, stock exchange, or other similar transaction that results in all holders of Allegro’s common stock having the right to exchange their shares of Allegro common stock for cash or other property, or (iii) the date on which the reported closing sale price of Allegro’s common stock on Nasdaq equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for a period of any 20 trading days during a 30-trading day period commencing at least 150 days after the closing of the Transactions. See the section of this proxy statement titled “The Merger Proposal — Sale Restrictions.”

At the closing of the business combination, Allegro will enter into a Registration Rights Agreement providing the Midco equityholders and Allegro initial stockholders with certain demand registration rights and piggy-back registration rights with respect to registration statements filed by Allegro after the closing. See the section of this proxy statement titled “The Merger Proposal — Additional Agreements — Registration Rights Agreement.”

Upon expiration of the applicable lock-up periods and upon the effectiveness of any registration statement Allegro files pursuant to the above-referenced Registration Rights Agreement, in a registered offering of securities pursuant to the Securities Act, or otherwise in accordance with Rule 144 under the Securities Act, the Midco equityholders and Allegro initial stockholders may sell large amounts of Allegro shares in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in Allegro’s stock price or putting significant downward pressure on the price of Allegro’s stock.

Allegro’s current directors and executive officers and their affiliates own shares of common stock and private placement units that will be worthless if the Transactions are not approved. Such interests may have influenced their decision to approve the business combination with TGI Fridays.

Allegro’s officers and directors and/or their affiliates beneficially own founder shares and private placement units that they purchased prior to, or simultaneously with, Allegro’s initial public offering. Allegro’s executive officers, directors and their affiliates have no redemption rights with respect to their founder shares and their private placement units will expire worthless in the event a business combination with TGI Fridays or another target is not effected in the required time period. These financial interests may have influenced the decision of Allegro’s directors and officers to approve the business combination with TGI Fridays and to continue to pursue such business combination. In considering the recommendations of Allegro’s board of directors to vote for the Merger Proposal and other proposals, its stockholders should consider these interests. See the section of this proxy statement titled “The Merger Proposal — Interests of Allegro’s Directors and Officers and Others in the Transactions.”

Eric Rosenfeld, Allegro’s chief executive officer, indirectly owns equity interests in Holdings.

Eric Rosenfeld invested $500,000 in TriArtisan TGIF Partners LLC, an entity which purchased units of Holdings as part of the October 2019 sale of all units held by Sentinel, an owner of the TGI Fridays business, and other equityholders of TGI Fridays, to TriArtisan and others. If the Merger Proposal is approved and the business combination with TGI Fridays is consummated, Mr. Rosenfeld’s investment will convert into an indirect investment in an aggregate of 65,266 shares of Allegro common stock. If the Merger Proposal is not approved and the business combination is not consummated, Mr. Rosenfeld’s investment will remain an indirect investment in Holdings. Mr. Rosenfeld’s indirect equity interests in TGI Fridays may have influenced his decision to pursue the business combination with TGI Fridays or Allegro’s board of director’s decision to approve the business combination. In considering the recommendations of Allegro’s board of directors to vote for the Merger Proposal and other proposals, Allegro’s stockholders should consider these interests. See the section of this proxy statement titled “The Merger Proposal — Interests of Allegro’s Directors and Officers and Others in the Transactions.”

Eric Rosenfeld, Allegro’s chief executive officer, is liable to ensure that proceeds of the trust are not reduced by vendor claims in the event the business combination is not consummated. Such liability may have influenced his decision to pursue the business combination with TGI Fridays and the board’s decision to approve it.

If the Transactions or another business combination are not consummated by Allegro within the required time period, Eric Rosenfeld, Allegro’s chief executive officer, will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Allegro for services rendered or contracted for or products sold to Allegro, but only if such a vendor or target business has not executed a waiver agreement. If Allegro consummates a business combination, on the other hand, Allegro will be liable for all such claims. Neither Allegro nor Mr. Rosenfeld has any reason to believe that Mr. Rosenfeld will not be able to fulfill his indemnity obligations to Allegro.

These personal obligations of Mr. Rosenfeld may have influenced his decision to pursue the business combination with TGI Fridays or Allegro’s board of director’s decision to approve the business combination. In considering the recommendations of Allegro’s board of directors to vote for the Merger Proposal and other proposals, Allegro’s stockholders should consider these interests. See the section of this proxy statement titled “The Merger Proposal — Interests of Allegro’s Directors and Officers and Others in the Transactions.”

Allegro’s directors may decide not to enforce the indemnification obligations of Mr. Rosenfeld, resulting in a reduction in the amount of funds in the trust account available for distribution to Allegro’s public stockholders.

If proceeds in the trust account are reduced below $10.00 per public share and Mr. Rosenfeld asserts that he is unable to satisfy his obligations or that he has no indemnification obligations related to a particular claim, Allegro’s independent directors would determine whether to take legal action against Mr. Rosenfeld to enforce his indemnification obligations. While Allegro currently expects that its independent directors would take legal action on Allegro’s behalf against Mr. Rosenfeld to enforce his indemnification obligations to Allegro, it is possible that Allegro’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If Allegro’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the trust account available for distribution to Allegro’s public stockholders may be reduced below $10.00 per share.

The exercise of Allegro’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the business combination may result in a conflict of interest when determining whether such changes to the terms of the business combination or waivers of conditions are appropriate and in Allegro’s stockholders’ best interest.

In the period leading up to the closing of the business combination, events may occur that, pursuant to the Merger Agreement, would require Allegro to agree to amend the Merger Agreement, to consent to certain actions taken by TGI Fridays or to waive rights that Allegro is entitled to under the Merger Agreement. Such events could arise because of changes in the course of TGI Fridays’ business, a request by TGI Fridays to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on TGI Fridays’ business and would entitle Allegro to terminate the Merger Agreement. In any of such circumstances, it would be at Allegro’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is best for Allegro and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement, Allegro does not believe there will be any changes or waivers that Allegro’s directors and officers would be likely to make after stockholder approval of the Merger Proposal has been obtained. While certain changes could be made without further stockholder approval, Allegro will circulate a new or amended proxy statement and resolicit Allegro’s stockholders if changes to the terms of the transaction that would have a material impact on its stockholders or represent a fundamental change in the proposals being voted upon.

If Allegro is unable to complete the business combination with TGI Fridays or another business combination by March 31, 2020 or such later date as may be approved by Allegro’s stockholders, Allegro will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against Allegro and, as a result, the proceeds held in the trust account could be reduced and the per-share liquidation price received by stockholders could be less than approximately $10.33 per share.

Under the terms of Allegro’s charter, Allegro must complete the business combination with TGI Fridays or another business combination by March 31, 2020 or Allegro must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against Allegro. Although Allegro has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the trust account could be subject to claims which could take priority over those of Allegro’s public stockholders. If Allegro is unable to complete a business combination within the required time period, Eric Rosenfeld has agreed that he will be liable to Allegro if and to the extent any claims by a vendor for services rendered or products sold to it, or a prospective target business with which it has discussed entering into a transaction agreement, reduces the amount of funds in the trust account to below $10.00 per public share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under Allegro’s indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, Mr. Rosenfeld will not be responsible to the extent of any liability for such third party claims. Furthermore, he will not be personally liable to public stockholders and instead will only have liability to Allegro. Allegro has not independently verified whether Mr. Rosenfeld has sufficient funds to satisfy his indemnity obligations and, therefore, Mr. Rosenfeld may not be able to satisfy those obligations. Allegro has not asked Mr. Rosenfeld to reserve for such eventuality. Therefore, the per-share distribution from the trust account in such a situation may be less than the approximately $10.33 estimated to be in the trust as of two business days prior to the annual meeting date, due to such claims.

Additionally, if Allegro is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if Allegro otherwise enters compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the trust account, Allegro may not be able to return to its public stockholders the estimated $10.33 per public share.

In the event that the proposed business combination with TGI Fridays is not approved, public stockholders who tendered their shares for conversion may be unable to sell their shares when they wish.

If the proposed business combination is not consummated, Allegro will promptly return the certificates of public stockholders who sought to convert their shares to such public stockholders. Accordingly, investors who attempted to convert their shares in such a circumstance will be unable to sell their securities after the failed acquisition until Allegro has returned their securities to them. The market price for Allegro’s shares of common stock may decline during this time and you may not be able to sell your shares when you wish to, even while other stockholders that did not seek conversion may be able to sell their shares.

Allegro’s stockholders may be held liable for claims by third parties against Allegro to the extent of distributions received by them.

If Allegro is unable to complete the business combination with TGI Fridays or another business combination within the required time period, Allegro will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including any amounts representing interest earned on the trust account, less any interest released to Allegro to pay Allegro’s franchise and income taxes, up to $125,000 on an annual basis for certain of Allegro’s working capital expenses and up to $100,000 to pay dissolution expenses, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Allegro cannot assure you that it will properly assess all claims that may be potentially brought against Allegro. As such, Allegro’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, Allegro cannot assure you that third parties will not seek to recover from its stockholders amounts owed to them by Allegro.

If Allegro is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Allegro’s stockholders. Furthermore, because Allegro intends to distribute the proceeds held in the trust account to its public stockholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to its public stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, Allegro’s board may be viewed as having breached their fiduciary duties to its creditors and/or may have acted in bad faith, and thereby exposing itself and Allegro to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. Allegro cannot assure you that claims will not be brought against it for these reasons.

Activities taken by existing Allegro stockholders to increase the likelihood of approval of the Merger Proposal and other proposals could have a depressive effect on Allegro’s stock.

At any time prior to the annual meeting, during a period when they are not then aware of any material nonpublic information regarding Allegro or its securities, Allegro’s initial stockholders, officers, directors, the equityholders of Holdings and Midco and/or their respective affiliates may purchase Allegro shares from institutional and other investors who vote, or indicate an intention to vote, against the Merger Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Allegro common stock or vote their shares in favor of the Merger Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the then outstanding shares of common stock present and entitled to vote at the meeting to approve the Merger Proposal vote in its favor and that Allegro have at least $5,000,001 of net tangible assets immediately prior to or upon consummation of the Transactions, after taking into account holders of public shares demanding conversion of their public shares into cash where it appears that such requirements would otherwise not be met. Entering into any such arrangements may result in the completion of the business combination that may not otherwise have been possible. Additionally, such arrangements may have a depressive effect on Allegro’s common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the annual meeting.

Allegro and TGI Fridays will incur significant transaction and transition costs in connection with the business combination, and Allegro will incur additional costs and obligations as a result of being a public operating company following the Transactions.

Allegro and TGI Fridays have both incurred and expect to continue to incur significant, non-recurring costs in connection with consummating the business combination, and Allegro will incur additional costs and obligations as a public operating company following the consummation of the business combination, over and above the significant time and resources already devoted to such compliance and reporting matters by Allegro as a public shell company. The post-combination company will be managed by TGI Fridays’ management team, which does not currently have responsibility for the obligations associated with public company compliance and reporting. Management will be required to devote significant time and attention to such obligations following closing.

The Transactions may be completed even though material adverse effects may result from the announcement of the Transactions, industry-wide changes and other causes.

In general, either Allegro or TGI Fridays can refuse to complete the Transactions if there is a material adverse effect affecting the other party between the signing date of the Merger Agreement and the planned closing. However, certain types of changes do not permit either party to refuse to complete the Transactions, even if such change could be said to have a material adverse effect on TGI Fridays or Allegro, including the following events (except, in some cases, where the change has a disproportionate effect on a party):

•        changes generally affecting the economy, financial or securities markets;

•        the outbreak or escalation of war or any act of terrorism, civil unrest or natural disasters;

•        changes (including changes in law) or general conditions in the industry in which the party operates;

•        changes in GAAP (or the authoritative interpretation of GAAP); or

•        changes attributable to the public announcement or pendency of the transactions contemplated by the Merger Agreement (including the impact thereof on relationships with customers, suppliers, employees and any federal, state, or local government entities).

Furthermore, Allegro or TGI Fridays may waive the occurrence of a material adverse effect affecting the other party. If a material adverse effect occurs and the parties still complete the Transactions, Allegro’s stock price may suffer.

Delays in completing the Transactions may substantially reduce the expected benefits of the Mergers.

Satisfying the conditions to, and completion of, the Transactions may take longer than, and could cost more than, Allegro expects. Any delay in completing or any additional conditions imposed in order to complete the Transactions may materially adversely affect the benefits that Allegro expects to achieve from the acquisition of TGI Fridays’ business.

Allegro’s charter provides, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with Allegro or its directors, officers, employees or stockholders.

Allegro’s charter requires, to the fullest extent permitted by law, that derivative actions brought in Allegro’s name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel; provided that Allegro’s stockholders will not be deemed to have waived Allegro’s compliance with federal securities laws and the rules and regulations thereunder and can therefore bring claims for breach of these provisions in any appropriate forum. Any person or entity purchasing or otherwise acquiring any interest in shares of Allegro’s capital stock shall be deemed to have notice of and consented to the forum provisions in Allegro’s charter.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Allegro or any of its directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in Allegro’s charter to be inapplicable or unenforceable in an action, Allegro may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, operating results and financial condition.

Allegro has no operating history or revenues, and its results of operations may differ significantly from the unaudited pro forma financial data included in this proxy statement.

Allegro is currently a blank check company with no operating history and no revenues. This proxy statement includes unaudited pro forma condensed combined financial statements for Allegro as the post-combination company. The unaudited pro forma condensed combined statement of operations of Allegro combines the historical audited consolidated results of operations of Allegro for the fiscal year ended December 31, 2019 with the historical audited consolidated results of operations of Midco for the fiscal year ended December 30, 2019, and gives pro forma effect to the Transactions, certain other events related to the business combination between Allegro and TGI Fridays, the Gold Coast Acquisition and the Briad Acquisition, as if each had been consummated on January 1, 2019. The unaudited pro forma condensed combined balance sheet of Allegro as of December 30, 2019 combines the historical balance sheet of Allegro as of December 31, 2019 and the historical consolidated balance sheet of Midco as of December 30, 2019, and gives pro forma effect to the Transactions, certain other events related to the business combination between Allegro and TGI Fridays, and the Briad Acquisition, as if each had been consummated on December 30, 2019.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. For example, the unaudited pro forma financial information related to the Briad Acquisition reflects adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed. The final acquisition accounting will be based upon the fair value of the assets and liabilities under GAAP as of the date of the completion of the Briad Acquisition. As a result of the assumptions made in preparing the unaudited pro forma condensed combined financial statements and related uncertainties, they are not necessarily indicative of the results of operations and financial position that would have been achieved had the Transactions, certain other events related to the business combination between Allegro and TGI Fridays, the Gold Coast Acquisition and/or the Briad Acquisition been consummated on the dates indicated above, or the future consolidated results of operations or financial position of the post-combination company. Accordingly, the post-combination company’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this proxy statement. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.”

Risks Related to the TGI Fridays Business

The following risk factors apply to the business and operations of TGI Fridays and its consolidated subsidiaries and will apply to the business and operations of Allegro following the completion of the business combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the business combination, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of Allegro following completion of the Transactions. You should carefully consider the following risk factors in addition to the other information included in this proxy statement, including matters addressed in the section of this proxy statement titled “Forward-Looking Statements.” TGI Fridays may face additional risks and uncertainties that are not presently known to TGI Fridays, or that TGI Fridays currently deems immaterial, which may also impair TGI Fridays’ business, financial condition results of operations and cash flows. The following risk factors should be read in conjunction with the financial statements and notes to the financial statements included herein, including those of Midco and the relevant acquired businesses described below.

If TGI Fridays fails to open new international restaurants, TGI Fridays’ ability to increase its revenues and operating profits could be adversely affected.

A significant component of TGI Fridays’ growth strategy includes the opening of new international franchise locations. TGI Fridays and its franchisees face many challenges in opening new restaurants, including, among others:

•        availability of financing with acceptable terms, or at all;

•        selection and availability of suitable new restaurant sites and the ability to negotiate and enter into leases upon acceptable terms or at all;

•        the ability to renew leases in quality locations upon acceptable terms, or at all;

•        securing required foreign governmental permits, licenses and approvals;

•        employment and training of qualified personnel; and

•        general economic and business conditions.

The opening of additional franchise restaurants also depends upon the availability of prospective franchisees who meet TGI Fridays’ criteria. TGI Fridays’ failure to add a significant number of new restaurants would adversely affect TGI Fridays’ ability to increase revenues and operating income. Additionally, TGI Fridays’ growth strategy and the success of new restaurants depend in large part on the availability of suitable restaurant sites. If TGI Fridays and its franchisees are not able to secure leases in desired locations on favorable terms, or to renew such leases, TGI Fridays’ business, financial condition and results of operations may be adversely affected.

TGI Fridays and its franchisees are currently planning to expand international franchise operations in many of the markets where they currently operate and in select new markets. This may require considerable management time as well as start-up expenses for market development before any significant revenues and earnings are generated. Operations in new foreign markets may not achieve high margins or may be unprofitable, and expansion in existing markets may be affected by local economic and market conditions. Therefore, as TGI Fridays continues to expand internationally, TGI Fridays or its franchisees may not experience the operating margins expected and results of operations may be negatively impacted. As a result, Allegro’s common stock price may decline.

Completion of the final closing of the Briad Acquisition is subject to conditions, some or all of which may not be satisfied or completed on a timely basis, if at all. Failure to complete the final closing of the Briad Acquisition could have an adverse effect on TGI Fridays’ business, financial condition and results of operations.

On January 7, 2020, TGI Fridays entered into an asset purchase agreement, which TGI Fridays refers to as the Briad purchase agreement, for the acquisition of 36 locations in the U.S. from Briad Restaurant Group, L.L.C., its then-second largest domestic franchisee, for aggregate consideration of approximately $19.0 million, subject to a working capital adjustment in accordance with the terms of the Briad purchase agreement. TGI Fridays has completed the acquisition of 31 of these restaurants as of the date of this proxy statement and, pursuant to the Briad purchase agreement, expects to close the acquisition of the remaining five restaurants, which TGI Fridays refers to as the remaining Briad restaurants, in the first quarter of 2020.

TGI Fridays’ ability to acquire the remaining Briad restaurants pursuant to the Briad purchase agreement is subject to a number of customary conditions, including the absence of any legal restraint preventing the consummation of the acquisition or delays obtaining any consents or liquor licenses. There can be no assurance that the conditions to closing of the acquisition of the remaining Briad restaurants will be satisfied or waived, or that other events will not intervene to delay or result in the failure to close the acquisition. Any delay in closing or a failure to close could have a negative impact on TGI Fridays’ business, financial condition and results of operations.

TGI Fridays may be unable to successfully integrate the restaurants acquired in the Briad Acquisition, and may therefore fail to realize the anticipated benefits of the acquisition.

The success of the Briad Acquisition depends on TGI Fridays’ ability to successfully combine the acquired restaurants with TGI Fridays’ network of company-owned restaurants, and realize the anticipated benefits, including synergies, cost savings, innovation and operational efficiencies, from such acquisitions. If TGI Fridays is unable to achieve these objectives within the anticipated timeframe, or at all, the anticipated benefits of the acquisitions may not be realized fully, or at all, or may take longer to realize than expected.

The Briad Acquisition involves the integration of the various locations acquired with TGI Fridays’ existing network of company-owned restaurants, which is a complex, costly and time-consuming process. The integration of the acquired locations into TGI Fridays’ company-owned network may result in material challenges, including, without limitation:

•        the diversion of management’s attention from ongoing business concerns and performance shortfalls as a result of the devotion of management’s attention to the acquisition and integration of acquired locations;

•        the possibility of faulty assumptions underlying expectations regarding the integration process;

•        retaining existing business, employment and other operational relationships and attracting new employees and business and operational relationships; and

•        unforeseen expenses and delays related to, for instance, the integration of Briad’s system into TGI Fridays’ system.

Many of these factors will be outside of TGI Fridays’ control and any one of them could result in increased costs, decreases in the amount of expected revenues and/or diversion of management’s time and energy, which could have an adverse effect on TGI Fridays’ business, financial condition, results of operations and cash flows.

TGI Fridays may not have discovered undisclosed liabilities of the Briad restaurants during the due diligence process.

In the course of the due diligence review of the Briad restaurants that TGI Fridays conducted prior to the execution of the Briad purchase agreement, TGI Fridays may not have discovered, or may have been unable to quantify, undisclosed liabilities of the Briad restaurants. Examples of such undisclosed liabilities may include, but are not limited to, pending or threatened litigation or environmental or other regulatory matters. Any such undisclosed liabilities could have an adverse effect on TGI Fridays’ business, financial condition, results of operations and cash flows.

The restaurant industry is highly competitive, and that competition could reduce TGI Fridays’ revenues, margins and market share.

The restaurant industry is highly competitive with respect to price, quality and value of food products offered, quality and speed of services, advertising effectiveness, brand name awareness, media spending levels, restaurant location and convenience and attractiveness of facilities. The performance of individual restaurants may be adversely affected by factors such as traffic patterns, demographics and the type, number and location of competing restaurants. Each restaurant operated under the TGI Fridays brand, including both company-owned restaurants and franchised restaurants, which TGI Fridays refers to collectively as TGI Fridays’ restaurants, competes directly and indirectly with a large number of national and regional restaurant chains, as well as independent businesses. Several of these chains compete by offering menu items that are targeted at certain consumer groups or dietary trends. The trend toward convergence in grocery, deli, and restaurant services may increase the number and variety of competitors. Furthermore, meal kit delivery companies, deli selections and in-store cafes of major grocery store chains, as well as from convenience stores, cafeterias, and other eat-at-home options also present competition for TGI Fridays. In addition to the prevailing baseline level of competition, major market players in non-competing industries may choose to enter the food services market, which is without significant barriers to entry, which could decrease the market share of the brand’s restaurant locations. Such increased competition could have a material adverse effect on the financial condition and results of operations of restaurants in affected markets, which in turn could negatively impact TGI Fridays’ revenues, either directly, in the case of company-owned restaurants, or indirectly, in the case of adverse impact on franchisee revenues.

In addition to competing with other restaurant chains for customers, TGI Fridays and its franchisees compete with other restaurant chains in a number of other areas, including competition for qualified management and staff, introduction of new products and discount pricing and new locations. TGI Fridays’ ability to compete successfully in any of these areas is uncertain and difficult to predict. TGI Fridays also competes with other restaurant chains to attract qualified and well capitalized franchisees. Such increased competition could have a material adverse effect on TGI Fridays’ business, financial condition and result of operations.

The TGI Fridays business is affected by general economic conditions that are largely out of its control.

TGI Fridays’ business is dependent to a significant extent on national, regional and local economic conditions and, to a lesser extent, on global economic conditions, particularly those conditions affecting demographic groups that have significant overlap with the customers who frequently patronize TGI Fridays’ restaurants. If consumers’ disposable income available for discretionary spending is reduced due to circumstances such as job losses, credit constraints, higher housing costs, higher healthcare costs, increased tax rates, energy costs, interest rates or other costs, or if the perceived wealth of customers decreases because of circumstances such as lower residential real estate values, increased foreclosure rates, volatility in financial markets, increased tax rates or other economic disruptions, TGI Fridays’ and its franchisees could experience lower sales and customer traffic, as potential customers choose lower-cost alternatives.

Any decreases in customer traffic or average value per transaction due to these or other reasons could:

•        reduce sales at company-owned and franchised restaurants, resulting in lower sales revenues and royalty payments;

•        reduce the profitability of franchised restaurants, potentially impacting the ability of TGI Fridays’ franchisees to make royalty payments when they are due and develop new restaurants as may be required in their respective development agreements; and

•        negatively impact the financial performance of the company-owned restaurants.

Any of the forgoing could have an adverse effect on TGI Fridays’ business, financial condition, results of operations and cash flows.

TGI Fridays’ level of indebtedness could adversely affect its financial health and prevent it from fulfilling its obligations under its debt arrangements.

As of December 30, 2019, TGI Fridays’ total outstanding indebtedness was approximately $371.3 million. TGI Fridays’ level of indebtedness could have important consequences to its financial health. For example, it could:

•        make it more difficult for TGI Fridays to satisfy its obligations with respect to its debt;

•        increase TGI Fridays’ vulnerability to general adverse economic and industry conditions or a downturn in its business;

•        require TGI Fridays to dedicate a substantial portion of its cash flow from operations to debt service, thereby reducing the availability of its cash flow to fund working capital, capital expenditures and other general corporate purposes;

•        limit TGI Fridays’ flexibility in planning for, or reacting to, changes in its business and the industry in which it operates; and

•        limit, along with the financial and other restrictive covenants in TGI Fridays’ indebtedness, among other things, its ability to borrow additional funds.

The occurrence of any of the foregoing could place TGI Fridays at a competitive disadvantage compared to its competitors that are not as highly leveraged.

In addition, TGI Fridays may incur additional indebtedness in the future. If new debt is added to TGI Fridays’ current debt levels, the risks described above could intensify. Further, new risks related to the new debt or the increase in overall indebtedness may emerge, which may have an adverse effect on TGI Fridays’ business, financial condition and results of operations.

TGI Fridays’ may be unable to generate sufficient cash flow to satisfy its significant debt service obligations, which would adversely affect its financial condition and results of operations.

TGI Fridays’ ability to make principal and interest payments on and to refinance its indebtedness will depend on its ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. If TGI Fridays’ business does not generate sufficient cash flow from operations, in the amounts projected or at all, or if future sources of capital are not available to TGI Fridays sufficient to fund its other liquidity needs, TGI Fridays may not be able to make scheduled principal amortization and interest payments on its debt obligations in the future, TGI Fridays may need to refinance all or a portion of its indebtedness on or before maturity, sell assets, delay capital expenditures or seek additional equity. If TGI Fridays is unable to refinance any of its indebtedness on commercially reasonable terms, or at all, or to effect any other action relating to its indebtedness on satisfactory terms or at all, its business, financial condition, results of operations and cash flows may be harmed.

TGI Fridays may be required to record impairment charges in the future.

In accordance with accounting guidance as it relates to the impairment of long-lived assets, TGI Fridays makes certain estimates and projections with regard to TGI Fridays’ restaurant operations, as well as TGI Fridays’ overall performance in connection with its impairment analyses for long-lived assets. When impairment triggers are deemed to exist for any TGI Fridays’ restaurant, the estimated undiscounted future cash flows for the restaurant are compared to its carrying value. If the carrying value exceeds the undiscounted cash flows, an impairment charge would be recorded equal to the difference between the carrying value and the estimated fair value.

TGI Fridays also reviews the value of its goodwill and other indefinite-lived intangibles such as its tradename on an annual basis and when events or changes in circumstances indicate that the carrying value of goodwill or other intangible assets may exceed the fair value of such assets. The estimates of fair value are based upon the best information available as of the date of the assessment and incorporate management assumptions about expected future cash flows and contemplate other valuation measurements and techniques.

The estimates of fair value used in these analyses require the use of judgment, certain assumptions and estimates of future operating results. If actual results differ from TGI Fridays’ estimates or assumptions, impairment charges may be required in the future. If impairment charges are significant, TGI Fridays results of operations could be adversely affected.

Downgrades in TGI Fridays’ credit ratings could impact its ability to access capital and materially adversely affect its business, financial condition and results of operations.

TGI Fridays’ guaranteed fixed rate and variable funding revolving notes, which are issued and guaranteed by certain of TGI Fridays’ wholly-owned subsidiaries, are rated by credit rating agencies. These agencies may downgrade their credit ratings based on the performance of TGI Fridays’ business, TGI Fridays’ capital strategies or their overall view of TGI Fridays’ industry. There can be no assurance that any rating assigned to TGI Fridays’ currently outstanding indebtedness will remain in effect for any given period of time, or that any such ratings will not be lowered, suspended or withdrawn entirely by a rating agency if, in that agency’s judgment, circumstances so warrant. A downgrade of TGI Fridays’ credit ratings could, among other things, increase TGI Fridays’ cost of borrowing, limit TGI Fridays’ ability to access capital, result in more restrictive covenants in agreements governing the terms of any future indebtedness that TGI Fridays may incur, or require TGI Fridays to provide collateral for future borrowings. Any of the foregoing could adversely impact TGI Fridays’ business, financial condition and results of operations.

TGI Fridays’ performance is subject to risks associated with the restaurant industry.

TGI Fridays derives the largest portion of its royalty revenues based on a percentage of sales from franchised restaurants. The sales and profitability of the franchised restaurants and, in turn, payments from TGI Fridays’ franchisees, may be adversely affected by a number of factors, some of which are outside of TGI Fridays’ control. The most significant are:

•        declines in comparable-restaurant sales growth rates due to: (i) failing to meet customers’ expectations for food quality and taste or to innovate new menu items to retain the existing customer base and attract new customers; (ii) competitive intrusions in key markets; (iii) opening new restaurants that cannibalize the sales of existing restaurants; (iv) failure of international, national or local marketing to be effective; (v) weakening national, regional and local economic conditions; and (vi) natural or man-made disasters or adverse weather conditions;

•        negative trends in operating expenses such as: (i) increases in food costs including rising commodity costs; (ii) increases in labor costs, including increases mandated by minimum wage and other employment laws, immigration reform, the potential impact of union organizing efforts, increases due to tight labor market conditions and the Patient Protection and Affordable Care Act, which TGI Fridays refers to as the ACA, and any amendments to or the repeal of the ACA; and (iii) increases in other operating costs, including advertising, utilities, lease-related expenses and credit card processing fees;

•        the inability to open new restaurants that achieve and sustain acceptable sales volumes;

•        the inability to increase menu pricing to offset increased operating expenses;

•        failure to effectively manage further penetration into mature markets;

•        negative trends in the availability of credit and in expenses such as interest rates and the cost of construction materials that will affect TGI Fridays’ franchisees’ ability to maintain and refurbish existing restaurants;

•        the inability to manage company-owned restaurants due to unanticipated changes in, or availability of, qualified restaurant management, staff and other personnel; and

•        the inability to operate effectively in new and/or highly competitive geographic regions or local markets in which TGI Fridays’ franchisees have limited operating experience.

Beginning in the fourth quarter of 2016, revenues from same-store-sales have decreased due primarily to a decline in sales in the overall restaurant industry, particularly the casual dining segment. For more information, please read “TGI Fridays’ Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting the Comparability of TGI Fridays’ Financial Condition and Results of Operations.” Due to this decline in sales, beginning in the third quarter of 2018, TGI Fridays experienced a decline in the timely payment of amounts owed to TGI Fridays for royalty payments and advertising fund contributions under its franchise agreements. For more information, please read “— The ability of TGI Fridays to collect on amounts owed to it by franchisees under the relevant franchise and development agreements is affected by the financial results of its franchisees.”

The inability to anticipate and respond effectively to any of the developments set forth above could have an adverse effect on TGI Fridays’ business, financial condition, results of operations and cash flows.

TGI Fridays’ restaurants may not be able to obtain and maintain licenses and permits necessary to operate.

The restaurant industry is subject to various federal, state and local government regulations, including those relating to the sale of food and alcoholic beverages, and restaurants are required to obtain and maintain a variety of licenses, permits, and approvals. The failure to obtain and maintain these licenses, permits and approvals, including food and liquor licenses, could adversely affect operating results of TGI Fridays. Difficulties or the failure to obtain the required licenses and approvals could delay or result in TGI Fridays’ and franchisees’ decisions to cancel the opening or remodeling of new restaurants. Local authorities may revoke, suspend or deny renewal of TGI Fridays’ or franchisees’ food and liquor licenses if they determine that TGI Fridays’ or its franchisees’ conduct violates applicable regulations. Any such events could have an adverse effect on franchisees’ and TGI Fridays’ business, financial condition and results of operations.

A lack of availability of suitable locations for new restaurants or a decline in the quality of the locations of TGI Fridays’ restaurants, may adversely affect sales and results of operations.

The success of TGI Fridays’ restaurants depends in large part on their locations. As demographic and economic patterns change, current locations may not continue to be attractive or profitable. The decline in desirability of neighborhoods where TGI Fridays’ restaurants are located or adverse economic conditions in areas surrounding those neighborhoods could result in reduced sales in those locations. In addition, desirable locations for new restaurant openings or for the relocation of existing restaurants may not be available at an acceptable cost or at all. Additionally, restaurant revitalization initiatives may not be completed as and when projected and may not produce the expected results. TGI Fridays and its franchisees face significant competition from other restaurant companies and retailers for suitable sites, and the supply of sites may be limited in certain markets. Any of the foregoing could have an adverse effect on franchisees’ and TGI Fridays’ business, financial condition and results of operations.

A failure to address cost pressures, including rising costs for labor, food commodities, leased premises and utilities used by TGI Fridays’ restaurants may compress such restaurants’ operating margins.

A TGI Fridays’ restaurant’s results of operations depend highly on the ability to anticipate and react to changes in the availability and pricing of food commodities, utilities, leased premises and other related costs over which the restaurant has little control. Operating margins for TGI Fridays’ restaurants are subject to downward pressure due to increases in labor costs, union organizing efforts and other changes in labor market conditions. TGI Fridays and its restaurants are subject to the general risks of inflation. Increases in interest rates may impact land and construction costs and the cost and availability of borrowed funds, and thereby adversely affect the ability of TGI Fridays’

restaurants to finance new restaurant development or improve or remodel existing restaurants. In addition, increased occupancy costs may negatively impact the results of operations of TGI Fridays’ restaurants who locate their restaurants in leased premises, particularly as local economies recover in areas in which TGI Fridays’ restaurants operate. Restaurant operating margins are also affected by fluctuations in the price of utilities such as electricity and natural gas, whether as a result of inflation or otherwise, on which the restaurants depend for their energy supply. The inability to anticipate, respond effectively and pass through or absorb any of these cost pressures could have an adverse effect on TGI Fridays’ business, financial condition, results of operations and cash flows.

Increases in the cost of health care benefits or minimum wage levels could have a material adverse effect on the profitability of TGI Fridays and its franchisees.

TGI Fridays and its franchisees may offer access to health care benefits to certain of their employees. Changes in legislation, including government-mandated health care benefits under the ACA, may cause TGI Fridays and its franchisees to provide health insurance to employees on terms that differ significantly from those of existing programs, and may increase the cost of health care benefits. Additionally, some states and localities have passed state and local laws mandating the provision of certain levels of health benefits by some employers. TGI Fridays and its franchisees may also be subject to increased health care costs as a result of exposures to materials regulated pursuant to or potentially giving rise to liability under environmental laws or other environmental hazards or litigation requiring the payment of additional health care costs. Increased health care costs could have a material adverse effect on the profitability of TGI Fridays and its franchisees.

In addition, due to the labor-intensive nature of their business, increases in minimum wage levels have negatively impacted labor costs of TGI Fridays and its franchisees, and further increases in minimum wage levels may further reduce the profitability of TGI Fridays and its franchisees. Vendors may also be affected by higher minimum wage standards, and may, in turn, increase the price of goods and services they supply to TGI Fridays and its franchisees.

The formation of unions may increase TGI Fridays’ and its franchisees’ operating expenses, which could have a material adverse effect on the profitability of TGI Fridays and its franchisees.

TGI Fridays and its franchisees are subject to risks related to unions. The formation of unions may increase the operating expenses of TGI Fridays and its franchisees, which, in the case of franchisees, could materially and adversely affect the ability of franchisees to pay amounts owed by such franchisees to TGI Fridays under any franchise or development agreements, which, in turn, may materially and adversely affect TGI Fridays’ business, financial condition and results of operations.

TGI Fridays’ restaurants may experience shortages or interruptions in the supply or delivery of food and other products from third parties or in the availability of utilities.

TGI Fridays’ restaurants are dependent on frequent deliveries of fresh produce, food, beverage and other products. This subjects them to the risk of shortages or interruptions in, or increases in the cost of, food and beverage supplies which may result from a variety of causes including, but not limited to, adverse weather, labor unrest, political unrest, terrorism, natural disasters such as floods, drought and hurricanes, outbreaks of food-borne illness, disruption of operation of production facilities, the financial difficulties, including bankruptcy, of suppliers or other unforeseen circumstances. Such shortages could adversely affect revenue and profits. The inability to secure adequate and reliable supplies or distribution of food and beverage products could limit the ability of TGI Fridays’ restaurants to make changes to core menus or offer promotional “limited time only” menu items, which may limit their ability to implement TGI Fridays’ business strategies. TGI Fridays’ restaurants bear risks associated with the timeliness of deliveries by suppliers and distributors as well as the solvency, reputation, labor relationships, freight rates, prices of raw materials and health and safety standards of each supplier and distributor. Other significant risks associated with suppliers and distributors include improper handling of food and beverage products and/or the adulteration or contamination of such food and beverage products. Disruptions in relationships with suppliers and distributors may reduce the payments TGI Fridays receives from its franchisees. In addition, interruptions to the availability of gas, electric, water or other utilities may adversely affect operations. Any of the foregoing could have an adverse effect on the business, financial condition and results of operations.

The business of TGI Fridays’ restaurants depends on the willingness of suppliers, distributors and service providers to supply such TGI Fridays’ restaurants with goods and services pursuant to customary credit arrangements, which may not be available in the future.

Like many companies in the food service industry, TGI Fridays’ restaurants purchase goods and services from suppliers, distributors and service providers pursuant to customary credit arrangements. Changes in the capital structure of TGI Fridays’ restaurants, or other factors outside of the control of TGI Fridays or its franchisees, may cause suppliers, distributors and service providers to change their customary credit arrangements. If TGI Fridays’ restaurants are unable to maintain or obtain trade credit from suppliers, distributors and service providers on favorable terms, or at all, or if suppliers, distributors and service providers are unable to obtain trade credit or factor their receivables, then TGI Fridays’ restaurants may not be able to execute their respective business plans, develop or enhance their products or services, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on TGI Fridays’ business, financial condition, results of operations and cash flows.

TGI Fridays’ and its franchisees’ suppliers and distributors may be adversely impacted by economic weakness and uncertainty, which may cause them to seek to change the terms on which they do business with TGI Fridays and its franchisees.

TGI Fridays and its franchisees depend on a limited number of key distributors and suppliers to deliver quality products at competitive prices. Suppliers of TGI Fridays and its franchisees may be adversely impacted by economic weakness and uncertainty, such as increased commodity prices, increased fuel costs, tight credit markets and various other factors. In such an environment, suppliers of TGI Fridays and its franchisees may seek to change the terms on which they do business with TGI Fridays and its franchisees in order to lessen the impact of any current and future economic challenges on their businesses. Any such change or the need to find alternative suppliers to provide key products or services could adversely impact the profitability or the sales of TGI Fridays and its franchisees.

If the international markets in which TGI Fridays competes are affected by changes in political, social, legal, economic, or other factors, TGI Fridays’ business, financial condition and results of operations may be materially and adversely affected.

As of December 30, 2019, TGI Fridays had 446 franchised restaurants located outside of the United States across 56 countries. TGI Fridays has no company-owned restaurants outside of the United States. The international operations of TGI Fridays’ franchisees may subject it to additional risks, which differ in each country in which its franchisees operate, and such risks may negatively affect its business or result in a delay in or loss of royalty income to TGI Fridays.

The factors impacting the international markets in which restaurants are located may include:

•        recessionary or expansive trends in international markets;

•        changes in foreign currency exchange rates and hyperinflation or deflation in the foreign countries in which TGI Fridays operates;

•        the imposition of restrictions on currency conversion or the transfer of funds;

•        availability of credit for TGI Fridays’ franchisees and licensees to finance the development of new restaurants;

•        increases in the taxes paid and other changes in applicable tax laws;

•        legal and regulatory changes and the burdens and costs of local operators’ compliance with a variety of laws,

•        increasing trade restrictions and tariffs;

•        interruption of the supply of product;

•        increases in anti-American sentiment and the identification of the TGI Fridays brand as an American brand;

•        political and economic instability and uncertainty around the world, including uncertainty arising as a result of the United Kingdom’s referendum in June 2016 in which voters approved an exit from the European Union, commonly referred to as “Brexit”;

•        infrastructure and labor disruptions;

•        natural disasters and other calamities; and

•        tourism and travel restrictions.

Any of the forgoing could have an adverse effect on TGI Fridays’ business, financial condition, results of operations and cash flows.

Health concerns arising from the outbreak or perceived threat of an outbreak of a health epidemic or pandemic, including the coronavirus, may have an adverse effect on TGI Fridays’ business.

TGI Fridays’ business could be materially and adversely affected by the outbreak or perceived threat of an outbreak of a widespread health epidemic or pandemic, including from various food-borne contaminants, flu strains or the coronavirus, particularly if such outbreaks occur in regions from which TGI Fridays derives a significant amount of its revenue. The occurrence of, or perceived threat of, such an outbreak or other adverse public health developments could materially disrupt TGI Fridays’ business and operations. Such events could also significantly impact TGI Fridays’ industry, including through a shift in consumer behavior, delays or interruptions in the delivery of food or other supplies to TGI Fridays’ restaurants, weakening of general economic conditions in affected regions, and temporary closure of restaurants, which could severely disrupt TGI Fridays’ or its franchisees’ operations and have a material adverse effect on TGI Fridays’ business, financial condition and results of operations.

In late 2019, a novel strain of coronavirus was first detected in Wuhan, China. Following the outbreak of this virus, the Chinese government has imposed quarantines in certain affected regions and certain travel restrictions have been imposed. TGI Fridays is unable to accurately predict the impact that the coronavirus will have on its results of operations, due to uncertainties regarding the ultimate geographic spread of the virus and duration of the outbreak, the morbidity and mortality of the disease, customers’ willingness to dine out, the impact of the virus on financial markets globally and actions that may be taken by governmental authorities and private organizations to contain the coronavirus or to treat its impact. However, while it is premature to accurately predict the ultimate impact of these developments, TGI Fridays expects its results for the first quarter of 2020 to be impacted with potential continuing, adverse impacts beyond the first quarter of 2020 during the pendency of the outbreak, particularly if efforts to contain the virus and changes in consumer behavior as a result of the spread of the virus result in reduced traffic at restaurants in the United States or other markets from which TGI Fridays derives significant revenues.

Fluctuations in exchange rates affect TGI Fridays’ revenues.

TGI Fridays is subject to inherent risks attributed to operating in a global economy. Most of its revenues, costs, and debts are denominated in U.S. dollars. However, sales made by TGI Fridays’ franchisees outside of the United States are denominated in the currency of the country in which the point of distribution is located, and this currency could become less valuable prior to calculation of TGI Fridays’ royalty payments in U.S. dollars as a result of exchange rate fluctuations. As a result, currency fluctuations could have an adverse effect on TGI Fridays’ financial condition, results of operations and cash flows.

A failure to develop and implement innovative marketing and customer relationship initiatives, ineffective or improper use of social media or other marketing initiatives, and increased advertising and marketing costs, could adversely affect TGI Fridays’ business and results of operations.

If TGI Fridays’ competitors increase their spending on advertising and promotions, if advertising, media or marketing expenses increase, or if advertising and promotions become less effective than those of its competitors, TGI Fridays could experience a material adverse effect on its business and results. A failure to sufficiently innovate, develop customer relationship initiatives, or maintain adequate and effective advertising could inhibit its ability to maintain brand relevance, drive increased sales, attract new customers and retain existing customers.

As part of its marketing efforts, TGI Fridays uses search engine marketing and social media platforms to attract and retain customers. These efforts may not be successful, resulting in expenses incurred without the benefit of higher revenues or increased customer engagement. In addition, a variety of risks are associated with the use of social media and other marketing initiatives, including the improper disclosure of proprietary information, negative comments about the TGI Fridays brand, exposure of personally identifiable information, fraud or out-of-date information. The inappropriate use of social media vehicles by TGI Fridays’ franchisees, customers, employees or others could increase TGI Fridays’ costs, lead to litigation or result in negative publicity that could damage its reputation. The occurrence of any such developments could have an adverse effect on business, financial condition and results of operations.

Changing health or dietary preferences may cause consumers to avoid TGI Fridays products in favor of alternative foods.

The food service industry as a whole rests on consumer preferences and demographic trends at the local, regional, national and international levels, and the impact on consumer eating habits of new information regarding diet, nutrition and health. Franchise development and system-wide sales depend on the sustained demand for TGI Fridays products, which may be affected by factors that TGI Fridays does not control. Changes in nutritional guidelines issued by the United States Department of Agriculture, issuance of similar guidelines or statistical information by federal, state or local municipalities, or academic studies, among other things, may impact consumer choice and cause consumers to select foods other than those that are offered by TGI Fridays’ restaurants. Negative publicity resulting from complaints, litigation or general publicity regarding health concerns may adversely affect consumer demand for foods offered by TGI Fridays’ restaurants. TGI Fridays may not be able to adequately adapt TGI Fridays’ restaurants’ menu offerings to keep pace with developments in consumer preferences or new regulations. From time to time, TGI Fridays enters into promotional agreements with third-party brands that are consistent with current consumer tastes. However, TGI Fridays may not be able to retain certain menu offerings due to the termination or expiration of, or unforeseen interruption associated with, vendor, supplier or licensing arrangements. TGI Fridays may not be able to replace such menu offerings with comparably popular items.

Similarly, public health concerns over smoking have seen a rise in smoking bans. Such smoking bans may adversely affect TGI Fridays’ operations, for example, if such bans are imposed in specific locations, rather than statewide, or exceptions to such bans are given to bars or other establishments, patrons may choose to frequent other locations that have no such ban instead of TGI Fridays’ restaurants that are subject to such bans. Further, growing movements to change laws relating to alcohol, including those relating to vehicle interlocking devices, may result in a decline in alcohol consumption at TGI Fridays’ restaurants, which may negatively impact TGI Fridays’ operations or result in the loss of liquor licenses.

Any of the foregoing difficulties may have an adverse effect on TGI Fridays’ business, financial condition and results of operations.

Factors outside of TGI Fridays’ control may harm the reputation of the TGI Fridays brand.

The success of TGI Fridays’ business is largely dependent upon brand recognition and the strength of its franchise systems. The continued success of TGI Fridays and its franchisees will be directly dependent upon the maintenance of a favorable public view of the TGI Fridays brand. Negative publicity (e.g., crime, scandal, litigation, on-site accidents and injuries or other harm to customers or employees) at a single TGI Fridays location or in connection with TGI Fridays branded food or beverage products can have a substantial negative impact on the operations of all restaurants within TGI Fridays’ global restaurant system and all food and beverage products sold under the TGI Fridays brand. Negative publicity may also result from actual or alleged violations incurred in connection with wrongfully serving alcoholic beverages to an intoxicated or underage person, the personal conduct of individual associates with TGI Fridays’ restaurants, TGI Fridays’ management of its franchisee relationships or supply chains, or the treatment of TGI Fridays’ or its franchisees’ personnel. Multi-unit food service businesses can be materially and adversely affected by widespread negative publicity of any type, but particularly regarding food quality, food-borne illness, food tampering, obesity, injury or other health concerns with respect to certain foods, whether or not accurate or valid. The risk of food-borne illness, or food tampering cannot be completely eliminated. Any outbreak of food-borne illness or the improper use of animal hormones, antibiotics, pesticides, food additives or substitute products in the production of certain food products or other food-related incidents attributed to TGI Fridays’ restaurants or within the food service industry or any widespread negative publicity regarding the TGI Fridays brand or the restaurant industry in general could harm its reputation and may cause consumers to reduce or avoid consumption of such food products. Although TGI Fridays maintains liability insurance, and each franchisee is required to maintain liability insurance pursuant to its franchise agreements, a liability claim could injure the reputation of all TGI Fridays’ restaurants, whether or not it is ultimately successful. Any such adverse developments could have an adverse effect on TGI Fridays’ business, financial condition, results of operations and cash flows.

In addition, social media and mobile communications can be used to spread negative publicity rapidly and with significant scope. This could hamper TGI Fridays’ ability to correct misrepresentations in a timely manner or respond effectively to negative publicity, which could damage the perception or reputation of the TGI Fridays brand. Therefore, publicly reported events or incidents could have a material adverse effect on TGI Fridays’ business, financial condition, results of operations and cash flows.

Changes in consumer buying patterns, particularly due to declines in traffic near TGI Fridays’ leased locations, and the increase in popularity of e-commerce sites and off premise sales, may affect TGI Fridays’ business, results of operations and cash flows.

The success of TGI Fridays’ restaurants depends in large part on leased locations. TGI Fridays’ restaurants are primarily located near high density retail areas such as regional malls, lifestyle centers, big box shopping centers, and entertainment centers. TGI Fridays depends on a high volume of visitors at these centers to attract customers to its restaurants. As demographic and economic patterns change, current locations may or may not continue to be attractive or profitable. E-Commerce or online shopping continues to increase and negatively impact consumer traffic at traditional “brick and mortar” retail sites located in regional malls, lifestyle centers, big box shopping centers and entertainment centers. A decline in development or closures of businesses in these settings or a decline in visitors to retail areas near TGI Fridays’ restaurants could negatively affect its restaurant sales. In addition, desirable locations for the relocation of existing restaurants may not be available at an acceptable cost, due in part to the inability to easily terminate a long-term lease.

In the last several years, off premise sales, specifically delivery, have increased due to consumer demand for convenience. While TGI Fridays plans to continue to invest in the growth of its online, to-go, catering, and delivery services to drive off premise sales, there can be no guarantee TGI Fridays will be able to continue to increase its off premise sales. Off premise sales could also cannibalize dine in sales, or TGI Fridays’ systems and procedures may not be sufficient to handle off premise sales, which may require additional investments in technology or people. Additionally, a large percentage of delivery from TGI Fridays’ restaurants is through third party delivery companies. These third party delivery companies require TGI Fridays to pay them a commission, which lowers TGI Fridays’ profit margin on those sales. Any bad press, whether true or not, regarding third party delivery companies or their business model may negatively impact TGI Fridays’ sales.

TGI Fridays’ use of third-party delivery services subjects TGI Fridays to additional risk.

TGI Fridays relies on third party providers to fulfill delivery orders, and the ordering and payment platforms used by these third parties, or TGI Fridays’ mobile app or online ordering system, could be damaged or interrupted by technological failures, user errors, cyber-attacks or other factors, which may adversely impact TGI Fridays’ sales through these channels and could negatively impact TGI Fridays’ brand. Additionally, TGI Fridays’ delivery partners are responsible for order fulfillment and may make errors or fail to make timely deliveries, leading to customer disappointment that may negatively impact TGI Fridays’ brand. TGI Fridays also incurs additional costs associated with using third party service providers to fulfil these digital orders. Moreover, the third party restaurant delivery business is intensely competitive, with a number of players competing for market share, online traffic, capital, and delivery drivers and other people resources. The third party delivery services that TGI Fridays uses may struggle to compete effectively, and if they were to cease or curtail operations or fail to provide timely delivery services in a cost-effective manner, or if they give greater priority on their platforms to TGI Fridays’ competitors, TGI Fridays’ delivery business may be negatively impacted. TGI Fridays’ delivery option also increases the risk of illnesses because the food is transported and/or served by third parties in conditions that TGI Fridays cannot control.

TGI Fridays has identified material weaknesses in its internal control over financial reporting. If these material weaknesses are not remediated, or if additional material weaknesses are identified in the future, Allegro may not be able to accurately or timely report its financial condition or results of operations, investors may lose confidence in Allegro’s financial reports, and the market price of Allegro’s common stock could be adversely affected.

After consummation of the business combination, Allegro will continue to be subject to the requirements of the Exchange Act, the applicable listing standards of Nasdaq and the Sarbanes-Oxley Act, including the requirement that it maintain effective disclosure controls and procedures and internal control over financial reporting. It is anticipated that the business combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this accounting method, upon completion of the Transactions, Allegro will be treated as the acquired company and Midco, which consolidates the financial results of the entities through which TGI Fridays conducts its business, will be treated as the acquirer for financial reporting purposes. In connection with the preparation of TGI Fridays’ consolidated financial statements for the year ended December 30, 2019, TGI Fridays identified material weaknesses in its internal control over financial reporting related to goodwill impairment analysis, accounting for business combinations, and the financial close and reporting process. A material weakness is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis. As of December 30, 2019, TGI Fridays did not have adequate controls in place to ensure that information and communication, and review and monitoring activities around goodwill impairment analysis, accounting for business combinations, and the financial close and reporting process were in place to prevent or detect a material misstatement.

TGI Fridays has begun the process of evaluating and implementing procedures to remediate the material weaknesses, which include supplementing current staffing levels with additional subject matter resources and adding internal review procedures. Allegro, as the post-combination company, anticipates that it will continue this remediation process after completion of the Transactions, but there can be no assurance that these or other measures will fully remediate the material weaknesses in a timely manner or at all. In addition, Allegro anticipates that it will incur increased general and administrative expenses and other accounting-related costs to remediate the material weaknesses described above, and to maintain the effectiveness of disclosure controls and procedures and internal control over financial reporting, generally, as an operating company.

The material weaknesses described above or any newly identified material weakness could limit Allegro’s ability to prevent or detect a misstatement of its accounts or disclosures that could result in a material misstatement of its annual or interim financial statements. There can be no assurance that the measures that Allegro may take in the future will be sufficient to remediate the control deficiencies that led to the material weaknesses in TGI Fridays’ internal control over financial reporting described above, or to avoid potential future material weaknesses. In addition, neither TGI Fridays’ management, nor Allegro’s management or any independent registered public accounting firm has ever performed an evaluation of TGI Fridays’ internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act because no such evaluation has been required. Had TGI Fridays or its independent registered public accounting firm performed an evaluation of TGI Fridays’ internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act, additional material weaknesses may have been identified.

Effective internal controls are necessary for the post-combination company to provide reliable financial reports and prevent fraud. If Allegro is unable to successfully remediate existing or future material weakness in its internal control over financial reporting (including the material weaknesses identified by TGI Fridays prior to completion of the business combination), or identify any additional material weaknesses that may exist, the accuracy and timing of its financial reporting may be adversely affected, it may be unable to maintain compliance with securities law and stock exchange requirements regarding timely filing of periodic reports, it may be unable to prevent fraud, investors may lose confidence in its financial reporting, its reputation could suffer, and its stock price may decline as a result. Allegro could also become subject to investigations by Nasdaq, the SEC or other regulatory authorities, and become subject to litigation from investors and stockholders, any of which could further harm its reputation and financial condition, and divert financial and management resources. It may also be more expensive to obtain director and officer liability insurance.

TGI Fridays may be subject to legal or regulatory proceedings that could be time consuming, result in costly litigation, require significant amounts of management time and result in the diversion of significant operational resources.

TGI Fridays has been involved in, and may in the future become involved in, lawsuits, claims and proceedings, including class action lawsuits, filed by customers, TGI Fridays’ franchisees, employees, suppliers, landlords, governmental authorities and others, incident to the ordinary course of its business. Litigation is inherently unpredictable, and plaintiffs in these types of lawsuits often seek recovery of very large or indeterminate amounts such that the magnitude of the potential loss relating to such lawsuits may not be accurately estimated. Any claims against TGI Fridays, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time and result in the diversion of significant operational resources. In addition, adverse publicity or a substantial judgment against TGI Fridays could negatively impact its brand reputation resulting in further adverse impacts to results of operations. TGI Fridays’ franchisees are subject to similar litigation risks. There have been a growing number of lawsuits of this nature with respect to casual dining segment of the restaurant business in recent years. There has also been a rise in employment-related lawsuits with respect to the casual dining segment of the restaurant business in recent years. From time to time, TGI Fridays has been subject to these types of lawsuits. The cost of defending against such claims or the ultimate resolution of such claims may harm its business and operating results. In addition, if the restaurant industry is subject to a heightened regulatory environment at any time in the future, it may result in a greater number of enforcement actions and private litigation. Any adverse litigation or regulatory developments could have an adverse effect on TGI Fridays’ business, financial condition and results of operations.

TGI Fridays and its franchisees are subject to a variety of litigation risks.

TGI Fridays and its franchisees are subject to a variety of litigation risks, including, but not limited to, product liability claims, personal-injury claims, environmental claims, employee allegations of improper termination and discrimination, failure to pay overtime, claims related to violations of the Americans with Disabilities Act of 1990, which TGI Fridays refers to as the ADA, religious freedom, sexual harassment, the Fair Labor Standards Act, state wage and hour laws, the Dodd-Frank Wall Street Reform and Consumer Protection Act, including the Durbin Amendment, the ACA, the Payment Card Industry Data Security Standards, franchise laws, ERISA and intellectual property claims. TGI Fridays and its franchisees are also subject to complaints or litigation from customers alleging illness, injury or other food quality, food safety, health or operational concerns. Furthermore, TGI Fridays and its franchisees are also subject to “dram shop” laws in some states pursuant to which TGI Fridays and its franchisees may be subject to liability in connection with personal injuries or property damages incurred in connection with wrongfully serving alcoholic beverages to an intoxicated person. TGI Fridays’ liquor liability insurance coverage may not be adequate to cover any potential liability and insurance may not continue to be available on commercially acceptable terms or at all, or TGI Fridays may face increased deductibles on such insurance. A significant dram-shop claim or claims could have a material adverse effect on TGI Fridays as a result of the costs of defending against such claims, paying deductibles and increased insurance premium amounts, implementing improved training and heightened control procedures for TGI Fridays’ employees, and paying any damages or settlements on such claims. In addition, TGI Fridays is subject to statutes of the jurisdictions in which it serves alcoholic beverages, which prohibit TGI Fridays from selling or serving alcohol to minor patrons. These statutes generally provide that serving or selling alcohol to minors is a violation of the law, and will result in fines and other penalties including the suspension or loss of licenses to sell alcohol in the future. If TGI Fridays was to incur a significant number of sale to minor violations the fines or penalties could have a material adverse effect on TGI Fridays’ business, results of operations and cash flows.

TGI Fridays may also initiate legal proceedings against its franchisees for breach of the terms of their franchise agreements, including underreporting of sales, failure to operate restaurants according to standard operating procedures and payment defaults. Such claims may reduce the ability of TGI Fridays’ franchisees to make payments to TGI Fridays. These claims may also reduce the ability of TGI Fridays’ franchisees to enter into new franchise agreements with TGI Fridays. Although the franchise agreements require TGI Fridays’ franchisees to defend and indemnify TGI Fridays, TGI Fridays may be named as a defendant and sustain liability in legal proceedings against its franchisees under the doctrines of vicarious liability, agency, negligence or otherwise. Any such adverse developments could have an adverse effect on TGI Fridays’ business, financial condition, results of operations and cash flows.

TGI Fridays may have product liability exposure.

TGI Fridays’ restaurants may receive through the supply chain or produce defective food or beverage products, which may adversely impact the TGI Fridays brand’s goodwill. There can be no assurance that the insurance held by franchised restaurants will be adequate to cover the associated risks, or that, as a TGI Fridays’ restaurant and its associated potential liabilities grow, a franchised restaurant will be able to secure an increase in its insurance coverage. Accordingly, in cases in which a franchised restaurant experiences increased insurance premiums or must pay claims out of pocket, the franchised restaurant may not have the funds necessary to pay amounts owed under any franchise or development agreements, which may materially and adversely affect TGI Fridays’ business, financial condition, results of operations and cash flows. In the event that products liability arises, to the extent such liability is either not covered by TGI Fridays’ restaurants’ insurance or exceeds the policy limits of TGI Fridays’ franchisee’s insurance, the aggrieved parties could seek to recover their losses, whether or not they are legally or contractually entitled to do so, which could increase litigation costs or result in liability.

TGI Fridays’ failure or the failure of its franchisees to comply with federal, state and local laws, rules and regulations may subject TGI Fridays to losses and harm its brands.

TGI Fridays is subject to the Fair Labor Standards Act (which governs such matters as minimum wages, overtime and other working conditions), along with the ADA, the Immigration Reform and Control Act of 1986, various family leave mandates and a variety of other laws enacted, or rules and regulations promulgated by federal, state and local governmental authorities that govern these and other employment matters, including minimum hourly wages, overtime pay, unemployment tax rates, workers’ compensation rates, tip credits, leaves of absence, working conditions, safety standards and immigration status. TGI Fridays may be subject to claims arising out of violations of these laws and regulations at locations operated by TGI Fridays and its franchisees or claims that they are obligated to bargain collectively with restaurant employees over the terms and conditions of their employment, including, without limitation, for allegedly being a joint employer with its franchisees. TGI Fridays expects increases in payroll expenses as a result of federal and state mandated increases in the minimum wage, and although such increases are not expected to be material, there can be no assurance that there will not be material increases in the future. Enactment and enforcement of various federal, state and local laws, rules and regulations on immigration and labor organizations may adversely impact the availability and costs of labor for restaurants in a particular area or across the United States. Other labor shortages or increased team member turnover could also increase labor costs. In addition, vendors may be affected by higher minimum wage standards or availability of labor, which may increase the price of goods and services they supply to TGI Fridays. Evolving labor and employment laws, rules and regulations could also result in increased exposure on the part of TGI Fridays for labor and employment related liabilities that have historically been borne by TGI Fridays’ franchisees. There are no assurances that a combination of cost management and price increases can accommodate all of the costs associated with compliance.

The ACA requires employers such as TGI Fridays to provide health insurance for all qualifying employees or pay penalties for not providing coverage. The majority of the increases in these costs began in 2015, and while the incremental costs of this program have not been material to TGI Fridays to date, TGI Fridays cannot predict what effect these costs will have on its results of operations and financial position, or the effects of the ACA on some of TGI Fridays’ larger franchisees. Modifications to, or repeal of, all or certain provisions of the ACA are possible, consistent with statements made by certain elected officials.

The Tax Cuts and Jobs Act of 2017, which TGI Fridays refers to as the TCJA was signed into law on December 22, 2017, significantly reforming the Internal Revenue Code of 1986, as amended (the “Code”). The TCJA, among other things, includes changes to U.S. Federal tax rates, imposes significant additional limitations on the deductibility of interest, allows for the expensing of capital expenditures, puts into effect the migration from a “worldwide” system of taxation to a territorial system and modifies or repeals many business deductions and credits. TGI Fridays continues to examine the impact the TCJA may have on its business.

TGI Fridays and its franchisees are subject to extensive federal, state and local governmental regulations, including those relating to the food safety and inspection and the preparation and sale of food and alcoholic beverages. Disruptions within any government agencies could impact the United States food industry which may have an adverse effect on its business, financial condition and results of operations. TGI Fridays and its franchisees are also subject to laws and regulations relating to building, zoning and land use requirements. Each of the franchised restaurants is also subject to licensing and regulation by alcoholic beverage control, health, sanitation, safety and fire agencies in the state, county and/or municipality where the franchised restaurant is located. There can be no assurance that TGI Fridays or its franchisees will not experience material difficulties or failures that could impact the continuing operations of a franchised restaurant, or delay the opening of restaurants in the future.

In addition, TGI Fridays is subject to laws and regulations, which vary from jurisdiction to jurisdiction, relating to nutritional content and menu labeling. Some jurisdictions are also beginning to regulate portions, ingredients and promotions at restaurants and some states, counties and cities have enacted menu labeling laws that are separate from or in addition to the federally mandated menu labeling law that is part of the ACA. Compliance with these laws and regulations may lead to increased costs and operational complexity and may increase its exposure to governmental investigations or litigation. In connection with the continued operation or remodeling of certain restaurants, TGI Fridays’ franchisees may be required to expend funds to meet federal, state and local and foreign regulations. The inability to obtain or maintain such licenses or publicity resulting from actual or alleged violations of such laws could have an adverse effect on TGI Fridays’ business, financial condition and results of operations.

In addition, TGI Fridays is also subject to federal and state environmental regulations, and although these have not had a material negative effect on TGI Fridays’ operations, TGI Fridays cannot ensure this will not occur in the future. In particular, the United States and other foreign governments have increased focus on environmental matters such as climate change, greenhouse gases and water conservation. These efforts could result in increased taxation or in future restrictions on or increases in costs associated with food and other restaurant supplies, transportation costs and utility costs, any of which could decrease TGI Fridays’ operating profits and/or necessitate future investments in TGI Fridays’ restaurant facilities and equipment to achieve compliance.

TGI Fridays is subject to federal regulation and certain state laws that govern the offer and sale of franchises. Many state franchise laws contain provisions that supersede the terms of franchise agreements, including provisions concerning the termination or non-renewal of a franchise. Any future legislation regulating franchise relationships may negatively affect the operations of TGI Fridays, particularly its relationships with its franchisees. Some state franchise laws require that certain materials be registered before franchises can be offered or sold in that state. Failure to comply with new or existing franchise laws and regulations in any jurisdiction or to obtain or retain required government approvals or licenses could result in a ban or temporary suspension on future franchise sales, which could adversely affect TGI Fridays and its franchisees. In addition to the risk of adverse legislation or regulations being enacted in the future, TGI Fridays cannot predict how existing or future laws or regulations will be administered or interpreted. Further, TGI Fridays cannot predict the amount of future expenditures that may be required in order to comply with any such laws or regulations.

TGI Fridays and its franchisees are and may become subject to U.S. and international privacy, data protection and information security laws. Such laws, including the European Union General Data Protection Regulation, may require TGI Fridays or its franchisees to give specific types of notice and in some cases seek consent from consumers before collecting or using certain consumer data for certain purposes, including some marketing activities. Various U.S. and international legislative and regulatory bodies may expand current laws, enact new laws or issue revised rules or guidance regarding privacy, data protection, and information security. For example, California recently enacted the California Consumer Privacy Act that will, among other things, require new disclosures to California consumers. In response to such changing laws, TGI Fridays and its franchisees may need to change or limit the way they use information in operating their businesses, expend significant resources to maintain compliance with applicable laws, or adapt their marketing or growth strategies, any of which may adversely affect TGI Fridays’ business, financial condition and results of operations.

Changes in accounting standards, or in the interpretation of accounting standards, applicable to TGI Fridays could also affect its future results.

Noncompliance by TGI Fridays or its franchisees with any of the foregoing laws and regulations, any changes in such laws or regulations which impose more burdensome compliance requirements on TGI Fridays, or the inability of the TGI Fridays business to develop or expand due to such laws or regulations, could lead to various claims and may adversely affect TGI Fridays’ business and results of operations.

A broader standard for determining joint employer status may adversely affect TGI Fridays’ business, financial condition and results of operations and increase TGI Fridays’ liabilities.

In August 2015, the National Labor Relations Board adopted a new and broader standard for determining when two or more otherwise unrelated employers may be found to be a joint employer of the same employees under the National Labor Relations Act. While the National Labor Relations Board has formally proposed a rule that would reinstate the standard that was in place before August 2015 and invited public comment, a final rule has not yet been issued. If the August 2015 standard remains in place or is adopted by other government agencies and/or applied generally to franchise relationships, it could cause TGI Fridays to be liable or held responsible for unfair labor practices and other violations and subject TGI Fridays to other liabilities, and require TGI Fridays to conduct collective bargaining negotiations, regarding employees of totally separate, independent employers, most notably TGI Fridays’ franchisees. In such event, TGI Fridays’ operating expenses may increase as a result of required modifications to TGI Fridays’ business practices, increased litigation, governmental investigations or proceedings, administrative enforcement actions, fines and civil liability.

As of December 30, 2019, approximately 83% of TGI Fridays’ restaurants were owned and operated by TGI Fridays’ franchisees and, as a result, TGI Fridays is highly dependent upon its franchisees.

TGI Fridays is continuously striving to increase the number of TGI Fridays’ restaurants owned and operated by franchisees. While TGI Fridays’ franchise agreements are designed to maintain brand consistency, the high percentage of franchised restaurants may expose TGI Fridays to risks that it would not encounter if it owned and controlled the restaurants. These risks include:

•        franchisee breaches of or defaults under their obligations pursuant to franchise agreements, arising from financial or other difficulties encountered by them, such as regarding royalty and other payments due to TGI Fridays or maintenance and improvement obligations (for example, TGI Fridays’ franchisees had an aggregate outstanding balance of $32.7 million in unpaid royalty fees, marketing contributions, information technology services fees and other fees owed pursuant to the terms of the applicable franchise agreements as of December 31, 2019);

•        limitations on enforcement of franchise obligations due to bankruptcy or insolvency proceedings;

•        inability to participate in business strategy changes due to financial constraints;

•        unwillingness of franchisees to support marketing programs and strategic initiatives;

•        difficulties monitoring international franchisees’ implementation of TGI Fridays’ brand strategies due to its lack of personnel in the markets served by such franchisees;

•        inability to meet rent obligations on leases on which TGI Fridays retains contingent liability;

•        failure to operate franchised restaurants in accordance with required standards;

•        failure to report sales information accurately;

•        efforts by one or more large franchisees or an organized franchise association to cause poor franchise relations; and

•        failure to comply with food quality and preparation requirements subjecting TGI Fridays to potential losses even when it is not legally liable for a franchisee’s actions or failure to act.

There can be no assurance that TGI Fridays will maintain strong franchise relationships. The risks presented by TGI Fridays’ dependence on franchisees could adversely affect TGI Fridays, its reputation and its brands, and could adversely affect its business, financial condition and results of operations.

Restaurant development plans under development agreements may not be implemented effectively by TGI Fridays’ franchisees.

TGI Fridays relies on its franchisees to develop franchised restaurants. Restaurant development involves substantial risks, including the following:

•        the availability of suitable locations and terms for potential development sites;

•        the ability of TGI Fridays’ franchisees to fulfill their commitments to build new restaurants in the numbers and the time frames specified in their development agreements, or at all;

•        the availability of financing, at acceptable rates and terms, or at all, to both franchisees and third-party landlords, for restaurant development;

•        delays in obtaining construction permits and in completion of construction;

•        delays in obtaining liquor licenses and other permits in connection with new restaurants;

•        developed properties not achieving desired revenue or cash flow levels once opened;

•        competition for suitable development sites;

•        changes in governmental rules, regulations, and interpretations (including interpretations of the requirements of the ADA); and

•        general economic and business conditions.

The development and construction of franchised restaurants may not be completed in a timely manner or at all. There is no assurance that present or future development plans will proceed in accordance with expectations.

The opening and success of franchised restaurants depend on various factors, including the demand for TGI Fridays’ restaurants and the selection of appropriate franchisee candidates, the availability of suitable sites, the negotiation of acceptable lease or purchase terms for new locations, costs of construction, permit issuance and regulatory compliance, the ability to meet construction schedules, the availability of financing and other capabilities of franchisees. There is no assurance that franchisees planning the opening of franchised restaurants will have the ability or sufficient access to financial resources necessary to open and operate the restaurants required by their agreements. It cannot be assured that franchisees will successfully participate in TGI Fridays’ strategic initiatives or operate their restaurants in a manner consistent with TGI Fridays’ concepts and standards.

TGI Fridays’ franchisees and licensees could take actions that could harm the TGI Fridays business.

TGI Fridays’ franchisees are contractually obligated to operate their restaurants in accordance with the standards set forth in agreements with them. TGI Fridays also provides training and support to its franchisees. However, franchisees are independent third parties that TGI Fridays does not control, and franchisees own, operate and oversee the daily operations of their restaurants. As a result, the ultimate success and quality of any franchised restaurant rests with the franchisee. Further, Friday Ventures, L.P., an entity which is not affiliated with TGI Fridays, currently operates six TGI Fridays’ restaurants pursuant to a royalty-free exclusive license to operate and open TGI Fridays’ restaurants in a specified area of New York City. While Friday Ventures, L.P. is subject to certain quality control obligations, the uncured breach of which may result in termination of such license rights, it is not required to operate under the TGI Fridays standard franchisee arrangement, and TGI Fridays therefore has less control over its actions than the actions of a franchisee. If TGI Fridays’ franchisees and licensees do not successfully operate restaurants in a manner consistent with required standards, royalty payments to TGI Fridays will be adversely affected and the TGI Fridays brand’s image and reputation could be harmed, which in turn could hurt the business, financial condition and results operations of TGI Fridays and TGI Fridays’ restaurants.

In addition, TGI Fridays may be unable to successfully implement the strategies that it believes are necessary for further growth if franchisees and licensees do not participate in that implementation. The TGI Fridays business, financial condition and results of operations could be adversely affected if a significant number of franchisees and licensees do not participate in brand strategies.

Franchisees may be operating entities subject to risks unrelated to the operation of TGI Fridays’ restaurants, which could materially adversely affect a franchisee’s revenues and, accordingly, its ability to pay amounts owed to TGI Fridays.

Franchisees, as operating entities, may be natural persons or legal entities. Franchisees generally are not limited-purpose entities, making them subject to business, credit, financial and other risks, which may be unrelated to the operations of TGI Fridays’ restaurants. These unrelated risks could, in the case of franchisees, materially and adversely affect a franchisee and its ability to pay amounts owed to TGI Fridays under any franchise or development agreements, which could have a material adverse effect on TGI Fridays’ business, financial condition, results of operations and cash flows.

In addition, such risks could result in parties to development agreements breaching the terms of development agreements, which could materially and adversely affect the ability of TGI Fridays to pursue its growth strategy, which, in turn, may materially and adversely affect TGI Fridays’ business, financial condition, results of operations and cash flows.

TGI Fridays’ business depends on its ability to attract and retain talented employees and franchisees.

TGI Fridays’ business strategy includes successfully attracting and retaining talented employees. The market for highly skilled employees and leaders in the restaurant industry is extremely competitive. If TGI Fridays is less successful in its recruiting efforts, or if it is unable to retain key employees, its ability to develop and deliver successful products and services may be adversely affected. Effective succession planning is also important to TGI Fridays’ long-term success. Failure to ensure effective transfer of knowledge and smooth transitions involving key employees could hinder TGI Fridays’ strategic planning and execution, which in turn may materially and adversely affect TGI Fridays’ business, financial condition and results of operations.

Additionally, each franchised restaurant is heavily reliant on its franchisee, many of whom are individuals who have numerous years of experience addressing a broad range of concerns and issues relevant to its business. TGI Fridays attempts to retain such franchisees by providing them with competitive franchising opportunities. TGI Fridays, however, cannot guarantee the retention of any franchisees in the future, or that TGI Fridays will maintain the ability to attract, retain, and motivate sufficient numbers of franchisees of the same caliber, which could materially and adversely affect TGI Fridays’ business, financial condition and results of operations.

Concentration of franchised restaurants in a limited number of TGI Fridays’ franchisees may subject TGI Fridays’ global restaurant system to greater credit risk.

As of December 30, 2019, TGI Fridays’ franchisees operated 245 domestic restaurants in 29 states of the United States (which comprised 29% of the total number of restaurants). The five largest domestic TGI Fridays franchisees collectively operated 174 TGI Fridays restaurants as of December 30, 2019. The largest domestic franchisee operated 66 restaurants in seven states as of December 30, 2019, and accounted for 20.4% of TGI Fridays’ net royalties during the year ended December 30, 2019. The second-largest domestic franchisee operated 37 restaurants in five states as of December 30, 2019, and accounted for 18.9% of TGI Fridays’ net royalties during the year ended December 30, 2019. The third-largest domestic franchisee operated 31 TGI Fridays restaurants in six states as of December 30, 2019, and accounted for 17.5% of TGI Fridays’ net royalties during the year ended December 30, 2019. The fourth-largest domestic franchisee operated 24 TGI Fridays restaurants in four states as of December 30, 2019, and accounted for 7.9% of TGI Fridays’ net royalties during the year ended December 30, 2019. Finally, the fifth-largest domestic franchisee operated 16 TGI Fridays restaurants in four states as of December 30, 2019, and accounted for 5.5% of TGI Fridays’ net royalties during the year ended December 30, 2019.

As of December 30, 2019, TGI Fridays’ franchisees operated 446 international restaurants in 56 countries across the world (which comprised 53.7% of the total number of restaurants). The 10 largest international TGI Fridays franchisees collectively operated 302 TGI Fridays restaurants as of December 30, 2019. The largest international franchisee operated 87 restaurants in three countries as of December 30, 2019, and accounted for 34.7% of TGI Fridays’ net royalties during the year ended December 30, 2019. The second-largest international franchisee operated 65 restaurants in seven countries as of December 30, 2019, and accounted for 14.0% of TGI Fridays’ net royalties during the year ended December 30, 2019. The third-largest international franchisee operated 26 TGI Fridays restaurants in one country as of December 30, 2019, and accounted for 2.8% of TGI Fridays’ net royalties during the year ended December 30, 2019. The fourth-largest international franchisee operated 25 TGI Fridays restaurants in one country as of December 30, 2019, and accounted for 3.4% of TGI Fridays’ net royalties during the year ended December 30, 2019. Finally, the fifth-largest international franchisee operated 20 TGI Fridays restaurants in two countries as of December 30, 2019, and accounted for 2.7% of TGI Fridays’ net royalties during the year ended December 30, 2019.

None of the domestic or international TGI Fridays franchisees is a publicly-traded company. While some of these franchisees provide TGI Fridays with financial information on a periodic basis, that financial information is not publicly disclosed and will not be available to public shareholders. As a result, public shareholders will be relying solely on TGI Fridays’ judgment regarding the continued viability of such TGI Fridays franchisees, which may not be accurate.

The concentration of franchised restaurants in a limited number of TGI Fridays’ franchisees subjects TGI Fridays’ global restaurant system to a significant level of credit risk. Each of the risks relating to franchisees described in this section is magnified in respect of such larger franchisees. The risk associated with these franchisees is particularly magnified among those franchisees that are the sole or dominant franchisee for a particular region, as is the case for most domestic TGI Fridays franchised territories. In particular, if any of these franchisees experiences financial or other difficulties, they may default on their obligations under their respective franchise and development agreements and related agreements, which TGI Fridays refers to collectively as franchise documents, license and sublicense agreements, including the timely payment of amounts owed under any franchise or development agreements, and the maintenance and improvement of their TGI Fridays restaurants. If any of these franchisees are subject to bankruptcy or insolvency proceedings, a bankruptcy court may prevent the termination of the related franchise documents, license or sublicense agreements, as applicable. Any franchisee that is experiencing financial difficulties may also be unable to participate in implementing any changes to the business strategy in operating the business of TGI Fridays’ restaurants that TGI Fridays may seek to implement. Any franchisee that owns and operates a significant number of TGI Fridays’ restaurants and fails to comply with its other obligations under the franchise documents, such as those relating to the quality and preparation of food and maintenance of TGI Fridays’ restaurants, could cause significant harm to the TGI Fridays brand and subject TGI Fridays to claims by consumers even if it is not legally liable for the franchisee’s actions or failure to act. Development rights for franchised restaurants are also concentrated among a limited number of existing TGI Fridays franchisees. If any of these existing TGI Fridays franchisees experience financial difficulties, future development of franchised restaurants may be materially adversely affected. The concentration of the domestic franchised restaurants in a limited number of TGI Fridays’ franchisees may also reduce the negotiating power of TGI Fridays in negotiating the terms of sale of the domestic company-owned restaurants to such franchisees.

A large number of TGI Fridays’ company-owned restaurants are concentrated in Massachusetts, New York and Texas, and a large number of TGI Fridays’ franchisee restaurants are concentrated in England and the Middle East, which makes TGI Fridays susceptible to changes in economic and other trends in those areas.

A high concentration of TGI Fridays’ company-owned restaurants are located in Massachusetts (18 company-owned restaurants), New York (33 company-owned restaurants) and Texas (24 company-owned restaurants), comprising 12.9%, 23.6% and 17.1% of company-owned restaurants, respectively, as of December 30, 2019. In addition, a high concentration of TGI Fridays’ franchise restaurants are located internationally in England (87 franchise restaurants, comprising 12.5% of all franchise restaurants and 19.5% of international franchise restaurants) and the Middle East (66 franchise restaurants comprising 9.5% of all franchise restaurants and 14.8% of international franchise restaurants), in each case, as of December 30, 2019. As a result, TGI Fridays is particularly susceptible to adverse trends and economic conditions in those areas. Negative publicity, local economic conditions, local strikes, energy shortages or extreme fluctuations in energy prices, droughts, earthquakes, fires or other natural disasters in regions where TGI Fridays’ restaurants are highly concentrated could have a material adverse effect on its business, results of operations and cash flows. For example, declines in oil prices may increase levels of unemployment and cause other economic pressures that result in lower sales and profits at restaurants in oil market regions of Texas and surrounding areas.

The ability of TGI Fridays to collect on amounts owed to it by franchisees under the relevant franchise and development agreements is affected by the financial results of its franchisees.

The ability of TGI Fridays to collect on amounts owed to it by franchisees is impacted by the operational and financial success of its franchisees, including their implementation of strategic plans, and their ability to secure adequate financing. If franchisees are impacted by weak economic conditions, and they are unable to secure adequate sources of financing, their financial health may worsen, TGI Fridays’ collection rates may decline and TGI Fridays may be required to offer extended payment terms or make other concessions. Additionally, refusal on the part off franchisees to renew their franchise agreements may result in decreased amounts received from franchisees. Entering into restructured franchise agreements may result in reduced royalty rates in the future. Furthermore, if franchisees are not able to obtain the financing necessary to complete planned remodel and construction projects, they may be forced to postpone or cancel such projects. TGI Fridays is subject to similar risks with respect to company-owned restaurants.

TGI Fridays may not be able to enforce payment of fees under certain of its franchise arrangements.

In certain limited instances, a TGI Fridays’ franchisee may be operating a franchised restaurant pursuant to an unwritten franchise arrangement. Such circumstances may arise where a franchise arrangement has expired and new or renewal agreements have yet to be executed or where the TGI Fridays’ franchisee has developed and opened a franchised restaurant but has failed to memorialize the franchisor-franchisee relationship in an executed agreement as of the opening date of such restaurant. In certain other limited instances, TGI Fridays may allow a franchisee in good standing to operate domestically pursuant to franchise arrangements that have expired in their normal course and have not yet been renewed. As of December 30, 2019, less than 1% of TGI Fridays’ domestic franchise restaurants and approximately 2.5% of international franchise restaurants were operating without a written agreement. There is a risk that either category of these franchise arrangements may not be enforceable under federal, state, or local laws and regulations prior to correction. In these instances, the franchise arrangements may be enforceable on the basis of custom and assent of performance. If the TGI Fridays’ franchisee, however, were to neglect to remit royalty payments in a timely fashion, TGI Fridays may be unable to enforce the payment of such fees which, in turn, may materially and adversely affect TGI Fridays’ business, financial condition, results of operations and cash flows. While TGI Fridays generally requires franchise arrangements in foreign jurisdictions to be entered into pursuant to written franchise arrangements, subject to certain exceptions, some expired contracts, letters of intent, or oral agreements in existence may not be enforceable under local laws, which could impair TGI Fridays’ ability to collect royalty income which, in turn, may materially and adversely affect TGI Fridays’ business, financial condition, results of operations and cash flows.

An insolvency or bankruptcy case involving a TGI Fridays’ franchisee could prevent the collection of payments or the exercise of rights under the related franchise agreement.

An insolvency proceeding involving a TGI Fridays’ franchisee could prevent TGI Fridays from collecting payments or exercising any of its other rights under the related franchise agreement. In particular, the protection of the statutory automatic stay that arises under section 362 of the Bankruptcy Code upon the commencement of a bankruptcy case by or against a franchisee would restrict TGI Fridays’ ability to terminate a franchise agreement previously entered into with a franchisee. Furthermore, a TGI Fridays’ franchisee that is subject to a bankruptcy case may reject the franchise agreement in which case TGI Fridays would be limited to a general unsecured claim against the franchisee’s bankruptcy estate on account of breach-of-contract damages arising from such rejection. Payments previously made to TGI Fridays by a franchisee that is subject to a bankruptcy case also may be recoverable from TGI Fridays on behalf of the franchisee as a preferential transfer under applicable state law or the Bankruptcy Code.

The inability of TGI Fridays or its franchisees to fund capital expenditures may adversely impact future growth and profitability or result in TGI Fridays’ or its franchisees’ failure to comply with applicable laws.

TGI Fridays’ business strategy includes the periodic updating of TGI Fridays’ restaurants’ locations through new remodel programs and other operational changes. The success of such business strategy will depend to a significant extent on the ability of TGI Fridays and its franchisees to fund necessary capital expenditures to aid the repositioning and re-energizing of the brand, including renovations and improvements required under franchise documents or applicable laws and regulations. Labor and material costs expended will vary by geographical location and are subject to general price increases. Additionally, the timing of these improvements can affect the performance of TGI Fridays’ and its franchisees’ restaurants, particularly if the improvements require closures of such restaurants. To the extent TGI Fridays or any of its franchisees are not able or willing to fund the necessary capital expenditures, or do not undertake sufficient capital improvements, the business strategy may take longer to implement and may not be as successful as expected, the competitiveness of TGI Fridays could be reduced, or the affected restaurants may fall out of compliance with applicable laws and regulations. TGI Fridays’ restaurants may not necessarily realize a significant, or any, improvement in their performance as a result of these investments.

Under the franchise documents, TGI Fridays’ franchisees are required to fund or pay for, potentially with debt financing, renovations and improvements to TGI Fridays’ restaurants premises in order to remain competitive with their competitors, to maintain the economic value of their TGI Fridays’ restaurants and to comply with applicable laws and regulations. Such potential financing obligations may require the incurrence of material capital expenditures and related debt service obligations which could adversely impact the profitability of TGI Fridays’ franchisees.

TGI Fridays’ inability or failure to execute on a comprehensive business continuity plan following a major natural disaster, such as an earthquake, tornado or man-made disaster, including terrorism, at its corporate facilities, or its inability to adequately prepare for such an occurrence, could materially adversely impact its business.

TGI Fridays’ corporate systems and processes and corporate support for its restaurant operations are handled primarily at one restaurant support center. TGI Fridays has disaster recovery procedures and business continuity plans in place to address events of a crisis nature, including earthquakes, tornadoes and other natural or man-made disasters, and back up and off-site locations for recovery of electronic and other forms of data and information, but such plans and procedures cannot account for all eventualities. If it is unable to fully implement its disaster recovery plans or if such plans prove inadequate, TGI Fridays may experience delays in recovery of data or data loss, reductions in its information security, increased costs to upgrade, maintain or repairs its systems and facilities, inability to perform vital corporate functions, tardiness in required reporting and compliance, failures to adequately support field operations and other breakdowns in normal communication and operating procedures that could have a material adverse effect on its business, financial condition, results of operations and expose it to administrative and other legal claims.

The terms of TGI Fridays’ securitized debt financing of certain of TGI Fridays’ wholly-owned subsidiaries have restrictive terms and the failure to comply with any of these terms could put TGI Fridays in default, which would have an adverse effect on TGI Fridays’ business, financial condition, results of operations and cash flows.

Unless and until TGI Fridays repays all outstanding borrowings under its securitized debt, TGI Fridays will remain subject to the restrictive terms of these borrowings. The securitized debt, under which certain of TGI Fridays’ wholly-owned subsidiaries issued and guaranteed fixed rate notes and variable funding senior revolving notes, contain a number of covenants, with the most significant financial covenant being a debt service coverage calculation. These covenants limit the ability of certain of TGI Fridays’ subsidiaries to, among other things:

•        sell assets;

•        alter the business it conducts;

•        engage in mergers, acquisitions and other business combinations;

•        declare dividends or redeem or repurchase capital stock;

•        incur, assume or permit to exist additional indebtedness or guarantees;

•        make loans and investments;

•        incur liens; and

•        enter into transactions with affiliates.

The securitized debt also requires TGI Fridays to maintain specified financial ratios at the end of each fiscal quarter. TGI Fridays’ ability to meet these financial ratios can be affected by events beyond TGI Fridays’ control, and TGI Fridays may not satisfy such a test. A breach of this covenant could result in a rapid amortization event or default under the securitized debt. If amounts owed under the securitized debt are accelerated because of a default under the securitized debt and TGI Fridays is unable to pay such amounts, the investors may have the right to assume control of substantially all of the securitized assets.

During the term following issuance, the outstanding Series 2017-1 6.202% Fixed Rate Senior Secured Notes, Class A-2, which TGI Fridays refers to as the “Senior Notes” will accrue interest in accordance with the terms of the debt agreements. Additionally, interest and principal payments on the Senior Notes are payable on a quarterly basis, subject to certain financial conditions set forth in the indenture. In accordance with TGI Fridays’ debt agreements, the payment of principal on the outstanding Senior Notes shall be suspended if the leverage ratios for TGI Fridays are less than or equal to 4.0x total debt, as defined, to adjusted EBITDA, as defined, and no catch-up provisions are applicable. The anticipated repayment date is April 2024. As of December 30, 2019, TGI Fridays had approximately $356.3 million in Senior Notes outstanding under the securitization facility, with an anticipated repayment date of April 2024. In addition, as of December 30, 2019, TGI Fridays had $15 million outstanding under its variable funding notes, with an anticipated repayment by the end of 2020, subject to two potential one-year extensions, subject to certain conditions. TGI Fridays may issue additional securitized debt in the future, subject to certain conditions set forth in its securitization documents.

If TGI Fridays is unable to refinance or repay amounts under the securitized debt prior to the anticipated repayment date, TGI Fridays’ cash flow would be directed to the repayment of the securitized debt and, other than a weekly management fee sufficient to cover minimal selling, general and administrative expenses, would not be available for operating its business. Additionally, in such event, TGI Fridays’ right to use its intellectual property, including the TGI Fridays brand, could be restricted.

No assurance can be given that any refinancing or additional financing will be possible when needed or that TGI Fridays will be able to negotiate acceptable terms. In addition, TGI Fridays’ access to capital is affected by prevailing conditions in the financial and capital markets and other factors beyond TGI Fridays’ control. There can be no assurance that market conditions will be favorable at the times that TGI Fridays requires new or additional financing.

The indenture governing the securitized debt restricts the cash flow from the entities subject to the securitization to any of TGI Fridays’ other entities and upon the occurrence of certain events, cash flow would be further restricted.

In the event that a rapid amortization event occurs under the indenture (including, without limitation, upon an event of default under the indenture or the failure to repay the securitized debt at the end of its term), the funds available to TGI Fridays would be reduced or eliminated and TGI Fridays’ ability to effectively exploit its intellectual property may be impaired, which would in turn reduce TGI Fridays’ ability to operate or grow its business.

The operations of TGI Fridays are seasonal and heavily influenced by weather conditions.

Weather, which is unpredictable, can adversely impact the sales of TGI Fridays’ restaurants. Harsh weather conditions may discourage customers from dining out and result in lost opportunities for TGI Fridays’ restaurants. For example, a heavy snowstorm can leave an entire metropolitan area snowbound, resulting in a reduction in sales. The first and fourth quarterly fiscal periods of TGI Fridays, most notably the first quarterly fiscal period, include winter months when there is historically a lower level of sales. In addition, for these reasons, sequential comparisons of quarterly fiscal periods may not be a good indication of the performance of TGI Fridays or how TGI Fridays may perform in the future.

TGI Fridays depends on the adequate protection of its intellectual property, and litigation to enforce or defend intellectual property rights may be costly.

TGI Fridays’ intellectual property is material to the conduct of the TGI Fridays’ business. The success of TGI Fridays depends on TGI Fridays’ and its franchisees’ continued ability to use its intellectual property and on adequate protection and enforcement of such intellectual property. TGI Fridays relies on a combination of trademarks, service marks, copyrights, trade secrets and similar intellectual property rights to protect the TGI Fridays brand and other intellectual property. The success of TGI Fridays’ business strategy depends, in part, on the continued ability of TGI Fridays to use its existing trademarks and service marks in order to increase brand awareness and further develop its branded products in both existing and new markets. There can be no assurance that TGI Fridays will be successful in protecting and maintaining its intellectual property rights, or that third parties will not infringe, misappropriate or violate TGI Fridays’ intellectual property. Effective intellectual property protection may not be available in every country in which TGI Fridays has or intends to do business. Although TGI Fridays monitors its intellectual property rights, there can be no assurance that it will be able to detect all infringement, misappropriation and violations of its intellectual property rights. Even if TGI Fridays is able to successfully detect infringement, misappropriation or violations of its intellectual property, TGI Fridays may choose not to pursue enforcement because it determines the costs of enforcement are outweighed by the potential benefits or its attempts at enforcement may prove unsuccessful. If TGI Fridays chooses not to pursue enforcement, its efforts to protect its intellectual property prove inadequate, or third parties independently develop products or concepts that are substantially similar to TGI Fridays, the value of the TGI Fridays brand may be harmed or TGI Fridays’ ability to compete effectively may be diminished, each of which could have a material adverse effect on the TGI Fridays business, financial condition and results of operations, including the failure of the TGI Fridays brand to achieve and maintain market acceptance. Such a material adverse effect could result from, among other things, consumer confusion, dilution of the distinctiveness of the TGI Fridays brand or increased competition from unauthorized users of the TGI Fridays brand, each of which may result in decreased revenues to affected TGI Fridays’ restaurants. In addition, to the extent that TGI Fridays does, from time to time, institute litigation to enforce the trademarks associated with the TGI Fridays brand or other intellectual property from infringement or other violations by third parties, such litigation could result in substantial costs and diversion of resources, regardless of whether TGI Fridays is able to successfully enforce such rights.

TGI Fridays may fail to establish trademark or other intellectual property rights in the United States or foreign jurisdictions.

The success of the TGI Fridays’ global restaurant system depends on TGI Fridays’ continued ability to use trademarks and other intellectual property in order to capitalize on its name-recognition, increase awareness of the TGI Fridays brand and further develop the TGI Fridays brand and offerings in both domestic and international markets. TGI Fridays has registered certain trademarks and has other trademark applications pending in the United States and selected foreign jurisdictions. Not all of the trademarks and other intellectual property that are used in the TGI Fridays’ global restaurant system have been registered in all of the countries in which TGI Fridays does business or may do business in the future, and some intellectual property may never be registered in all of these countries. Rights in trademarks and other intellectual property are generally national in character, and are obtained on a country-by-country basis by the first person to obtain protection through use or registration in that country in connection with specified products and services. Some countries’ laws do not protect unregistered trademarks or other intellectual property at all, or make them more difficult to enforce, and third parties may have filed for “TGI Friday’s” or similar marks in countries where TGI Fridays has not registered the TGI Fridays brand as trademarks or obtained registrations for other intellectual property rights similar to TGI Fridays. There is also a risk that TGI Fridays’ growth will be limited or unavailable due to preexisting third-party intellectual property rights, whether registered or unregistered. Accordingly, TGI Fridays may not be able to adequately protect the TGI Fridays brand and its other intellectual property everywhere it does business and use of the TGI Fridays brand and its other intellectual property may result in liability for infringement, dilution, misappropriation or unfair competition, which could have a material adverse effect on its business, financial condition and operational performance. In addition, the laws of some foreign countries do not protect intellectual property to the same extent as the laws of the United States. The steps TGI Fridays has taken to protect its trademarks and other intellectual property in the United States and in foreign countries may not be adequate.

If TGI Fridays’ franchisees and other licensees do not observe the required quality and trademark usage standards, the TGI Fridays brand may suffer reputational damage.

TGI Fridays licenses certain intellectual property to TGI Fridays’ franchisees, product suppliers, manufacturers, distributors, advertisers and other third parties. The franchise agreements and other license agreements require that each TGI Fridays’ franchisee or other licensee use such intellectual property in accordance with established or approved quality control guidelines and other requirements in order to protect TGI Fridays’ rights in such intellectual property, the reputation of the TGI Fridays brand and to optimize restaurant performance, and TGI Fridays tries to ensure that the quality of the TGI Fridays brand is maintained by all of its franchisees and licensees. However, there can be no assurance that the permitted licensees, including TGI Fridays’ franchisees, product suppliers, manufacturers, distributors, advertisers and other third parties will use such intellectual property assets and produce, distribute and market products and services, in accordance with such guidelines and will not take actions that hurt the value of TGI Fridays’ intellectual property or the reputation of TGI Fridays’ global restaurant system. Noncompliance by these entities with the terms and conditions of the governing franchise or other agreement that pertain to health and safety standards, quality control, product consistency, or proper marketing or other business practices, may diminish the value of TGI Fridays’ intellectual property, expose it to claims of infringement or other actions by its third-party licensors or adversely impact the goodwill of the TGI Fridays brand. For example, TGI Fridays’ franchisees and other licensees may refer to TGI Fridays’ intellectual property improperly in communications, resulting in the weakening of the distinctiveness of TGI Fridays’ intellectual property. Although TGI Fridays monitors and restricts franchisee activities through its franchise agreements, TGI Fridays’ franchisees or third parties may refer to or make statements about the TGI Fridays brand that do not make proper use of trademarks or required designations, that improperly alter trademarks or branding, or that are critical of the TGI Fridays brand or place the TGI Fridays brand in a context that may tarnish its reputation. This may result in dilution or tarnishment of the TGI Fridays brand. TGI Fridays’ franchisees may also produce or receive through the supply chain defective food or beverage products, which may adversely impact the goodwill of the TGI Fridays brand. There can be no assurance that TGI Fridays’ franchisees or other licensees will not take actions that could have a material adverse effect on TGI Fridays’ intellectual property. TGI Fridays may not be able to adequately prevent such practices by TGI Fridays’ franchisees and other licensees, which could harm the value of the TGI Fridays brand, result in the abandonment or invalidity of trademarks associated with the TGI Fridays brand which, in turn, may materially and adversely affect TGI Fridays’ business, financial condition and results of operations.

In addition, even if the product suppliers, manufacturers, distributors, or advertisers described above observe and maintain the quality and integrity of the products covered by TGI Fridays’ intellectual property in accordance with the relevant license and other agreements, any product manufactured by such suppliers may be subject to regulatory sanctions and other actions by third parties which can, in turn, negatively impact the perceived quality of TGI Fridays’ restaurants and the overall goodwill of the TGI Fridays brand, regardless of the nature and type of product involved. Any such sanctions or actions could reduce restaurant revenues and sales.

TGI Fridays is and may become subject to third-party infringement claims or challenges to its intellectual property’s validity.

TGI Fridays is and may, in the future, become the subject of claims for infringement, misappropriation or other violation of intellectual property, which may or not be unfounded, from owners of intellectual property in areas where TGI Fridays or its franchisees operate or where TGI Fridays intends to conduct operations, including in foreign jurisdictions. Such claims, whether or not they any have merit, could be time-consuming, cause delays in introducing new menu items or other products, harm the TGI Fridays image, the TGI Fridays brand, the competitive position of TGI Fridays or the ability of TGI Fridays to expand its operations into other jurisdictions and cause TGI Fridays to incur significant costs related to defense or settlement. As a result, any such claim could harm the TGI Fridays business and cause a decline in its results of operations and financial condition which, in turn, may materially and adversely affect TGI Fridays’ business, financial condition and results of operations.

If such claims were decided against TGI Fridays, then TGI Fridays could be required to pay damages, cease offering infringing products or services on short notice, develop or adopt non-infringing products or services, make costly modifications to advertising and promotional materials or acquire a license to the intellectual property that is the subject of the asserted claim, which license may not be available on acceptable terms or at all. The attendant expenses borne by TGI Fridays could require the expenditure of additional capital, and there would be expenses associated with the defense of any infringement, misappropriation, or other third-party claims, and there could be attendant negative publicity, even if ultimately decided in favor of TGI Fridays. In addition, third parties may assert that TGI Fridays’ intellectual property or TGI Fridays’ rights therein are invalid or unenforceable. If TGI Fridays’ rights in any intellectual property were invalidated or deemed unenforceable, then it could permit competing uses of such intellectual property which, in turn, could lead to a decline in restaurant revenues and sales.

New or improved technologies or changes in consumer behavior facilitated by these technologies could negatively affect TGI Fridays’ business.

Advances in technologies or certain changes in consumer behavior driven by such technologies could have a negative effect on TGI Fridays’ business. Technology and consumer offerings continue to develop, and new or enhanced technologies and consumer offerings may be available in the future. TGI Fridays may pursue certain of those technologies and consumer offerings if they appear to offer a sustainable customer proposition and can be successfully integrated into TGI Fridays’ existing business model. However, consumer acceptance of these delivery channels or their impact on TGI Fridays’ business cannot be predicted. In addition, TGI Fridays’ competitors, some of whom have greater resources than TGI Fridays, may be able to more effectively leverage changes in technologies or consumer acceptance of such changes, which could harm TGI Fridays’ competitive position. There can be no assurance TGI Fridays will be able to successfully respond to changing consumer preferences, including with respect to new technologies or to effectively adjust TGI Fridays’ product mix, service offerings, and marketing initiatives for products and services that address, and anticipate advances in, technology, and market trends. If TGI Fridays is not able to successfully respond to these challenges, its business, financial condition, and operating results could be harmed.

TGI Fridays is heavily dependent on computer systems and information technology and any material failure, interruption or security breach of its computer systems or technology could impair its ability to efficiently operate its business.

TGI Fridays is significantly dependent upon its computer systems and information technology, including systems and technology licensed from third parties, to properly conduct its business, including, but not limited to, point-of-sale processing in its restaurants, management of its supply chain, collection of cash, payment of obligations and various other processes and procedures. The ability of TGI Fridays to efficiently manage its business depends significantly on the continued availability, reliability and capacity of these systems and information technology. The failure of these systems and information technology to operate effectively, an interruption, problems with maintenance, upgrading or transitioning to replacement systems, fraudulent or improper sales reporting from its franchised restaurants, or a breach in security of these systems could be harmful and cause interruptions in customer service, result in the loss of data, create exposure to litigation and reduce efficiency or cause delays in operations. Significant capital investments might be required to remediate any problems. Any security breach involving TGI Fridays’ point-of-sale or other systems could expose sensitive personal information, including credit card information, result in a loss of consumer confidence and potential costs associated with fraud or breaches of data security law or contractual obligations. Also, despite TGI Fridays’ efforts to secure its computer systems and information technology, security breaches, such as unauthorized access, computer viruses, ransomware or phishing attacks, may occur, resulting in system disruptions, shutdowns, unauthorized disclosure of personal or confidential information, the need for costly repairs, replacements or upgrades, or diversions of revenue or other misappropriations of funds. A security breach involving computer systems or information technology of TGI Fridays or its franchisees could require TGI Fridays to notify customers, employees or other groups, result in adverse publicity, loss of sales and profits, and result in penalties or other costs that could adversely affect the operation of the TGI Fridays business, financial condition and results of operations.

The occurrence of cyber incidents, or a deficiency in cybersecurity, could negatively impact the TGI Fridays business by causing a disruption to its operations, a compromise or corruption of personal or confidential information, and/or damage to its employee and business relationships, all of which could subject TGI Fridays to loss and harm the TGI Fridays brand.

A cyber incident is considered to be any adverse event that threatens the confidentiality, integrity or availability of information resources. More specifically, a cyber incident is an intentional attack or an unintentional event that can include gaining unauthorized access to systems to disrupt operations, corrupt data or steal confidential information about customers, TGI Fridays’ franchisees, vendors and employees. A number of retailers and other companies have recently experienced serious cyber incidents and breaches of their information technology systems. Data protection is increasingly demanding, and as the reliance of TGI Fridays on technology has increased, so have the risks posed to its systems, both internal and those it has outsourced. Risks that could directly result from the occurrence of a cyber incident include operational interruption, damage to TGI Fridays’ or its franchisees’ relationships with customers and private data exposure. In addition to maintaining insurance coverage to address cyber incidents, TGI Fridays has also implemented processes, procedures and controls to help mitigate these risks. However, these measures, as well as its increased awareness of a risk of a cyber incident, do not guarantee that a cyber incident will fail or that the reputation and financial results of TGI Fridays will not be adversely affected by such an incident.

Because TGI Fridays’ restaurants and TGI Fridays’ website accepts electronic and card-based forms of payment from their customers, the TGI Fridays business requires the collection and retention of customer data, including credit and debit card numbers and other personally identifiable information in various information systems that TGI Fridays and its franchisees maintain and that are maintained by third parties with whom TGI Fridays’ restaurants contract to provide payment processing. Further, the standards for systems currently used for transmission and approval of electronic payment transactions, and the technology utilized in electronic payment themselves, all of which can put electronic payment data at risk, are determined and controlled by the payment card industry, not by TGI Fridays. TGI Fridays also maintains important internal company data, such as personally identifiable information about its employees and franchisees and confidential and proprietary information relating to its operations. TGI Fridays relies on commercially available systems, software, tools, and monitoring to provide security for processing, transmitting, and storing such information. The use of personally identifiable information by TGI Fridays is regulated by foreign, federal and state laws, as well as by certain third-party agreements. As privacy and information security laws and regulations change, TGI Fridays may incur additional costs to ensure that it remains in compliance with those laws and regulations. TGI Fridays’ employees, franchisees, contractors, or third parties with whom it does business or to whom it outsources business operations may attempt to circumvent its security measures in order to misappropriate such information, and may purposefully or inadvertently cause a breach involving such information. Third parties may have the technology or know-how to breach the security of the personal information collected, stored, or transmitted by TGI Fridays or its franchisees and their respective security measures, as well as those of its technology vendors, may not effectively prohibit others from obtaining improper access to this information. Advances in computer and software capabilities and encryption technology, new tools, and other developments may increase the risk of such a breach. If TGI Fridays’ security and information systems are compromised, including in connection with operational failure or a breach in security, or if TGI Fridays employees, franchisees or vendors fail to comply with applicable laws, regulations, or contract terms, and this information is obtained by unauthorized persons, used inappropriately or destroyed, it could adversely affect the reputation of TGI Fridays and could disrupt its operations and result in costly litigation, judgments, or penalties resulting from violation of federal and state laws and payment card industry regulations. A cyber incident could also require TGI Fridays to notify customers, employees or other groups, result in adverse publicity, loss of sales and profits, increase fees payable to third parties, and result in penalties or remediation and other costs that could adversely affect the operation of the TGI Fridays business, financial condition and results of operations.

TGI Fridays is both a licensee and the quality control agent with respect to the TGI Fridays brand and other trademarks.

U.S. trademark law requires that a licensor control the quality of licensed goods and services sold under its trademarks or service marks or risk losing its rights in such trademarks or service marks, including having them be deemed abandoned. Under TGI Fridays’ license agreement between TGI Fridays and TGI Fridays Franchisor, LLC, which TGI Fridays refers to as TGIF Franchisor, TGIF Franchisor grants TGI Fridays the right to use certain trademarks, including trademarks related to the TGI Fridays brand, for use in connection with owning and operating company-owned restaurants, franchising of TGI Fridays’ franchises and other specified products and services. TGI Fridays, in its capacity as manager for TGIF Franchisor under a management agreement, receives a license to use such trademarks in connection with fulfilling its obligations as manager. However, TGIF Franchisor has, pursuant to the management agreement, delegated its rights of quality control over the use of the trademarks licensed under the management agreement to TGI Fridays as well, including with respect to licensees of TGI Fridays. As a result, TGI Fridays is both a licensee under the management agreement and the agent of TGIF Franchisor as to the enforcement of the quality control provisions under TGI Fridays’ management agreement with TGIF Franchisor. While courts have approved the delegation by a trademark owner of its quality-control monitoring to an agent, and have approved of trademark owners relying on a licensee’s own quality control measures where a licensor is familiar with a licensee’s business or a licensor and licensee have a close working relationship, third parties may nevertheless assert that TGI Fridays’ quality control arrangements have compromised the enforceability of the TGI Fridays brand, and that such arrangements will be deemed insufficient to satisfy the requirement that TGIF Franchisor controls the nature and quality of goods and services sold under the trademarks it licenses to TGI Fridays. The foregoing, including claims by third parties challenging the delegation that are not ultimately successfully, in turn, could lead to a decline in revenues and sales and thereby adversely affect TGI Fridays’ business, financial condition and results of operations.

TGI Fridays may be subject to various increases in operating costs due to a variety of factors including changes in the cost of commodities, supplies, fuel, utilities, distribution and other costs, as well as other factors beyond TGI Fridays’ control including interest rates, weather conditions and food-borne illnesses, any or all of which could harm results of operations.

The profitability of franchisees and company-owned restaurants, and indirectly the profitability of TGI Fridays, depends in part on TGI Fridays’ ability to anticipate and react to changes in the cost of commodities (including beef, pork, chicken, seafood, dairy, cheese and oil), supplies, fuel, utilities, distribution and other operating costs. TGI Fridays experienced both significant increases and significant decreases in certain commodity costs from fiscal year 2010 through 2019. Commodity cost pressures, and any further increases in these costs, could adversely affect future operating results of TGI Fridays and its franchisees. In addition, operating costs are susceptible to increases as a result of other factors beyond the control of TGI Fridays, such as weather conditions, natural disasters, disease outbreaks, global demand, food safety concerns, product recalls, inflation and government regulations. Increases in gasoline prices could result in the imposition of fuel surcharges by distributors used by TGI Fridays and its franchisees, which would increase the cost of operations. Significant increases in gasoline prices could also result in a decrease in customer traffic at TGI Fridays’ restaurants which could adversely affect the business of TGI Fridays and its franchisees. Furthermore, increases in interest rates may impact land and construction costs and the cost and availability of borrowed funds, and thereby adversely affect the ability of franchisees and, to a certain extent, TGI Fridays with respect to its company-owned restaurants to finance new restaurant development and improvements to or remodels of existing restaurants. In addition, inflation can cause increased commodity and labor and benefits costs which could reduce the profitability of franchisees and company-owned restaurants.

In particular, reports, whether true or not, of food-borne illnesses, such as those caused by E. coli, Listeria or Salmonella, in addition to Avian Influenza (commonly known as bird flu) and Bovine Spongiform Encephalopathy (commonly known as BSE or mad cow disease), and injuries caused by food tampering have, in the past, severely impacted the production and supply of certain food products, including beef, poultry and eggs. A reduction in the supply of such food products could have a material effect on the price at which TGI Fridays and its franchisees could obtain them, particularly in an environment of already inflated commodity prices. Failure to procure food products, such as beef or poultry, at reasonable terms and prices or any reduction in consumption of such food products by consumers could have a material adverse effect on the profitability of TGI Fridays and its franchisees.

TGI Fridays cannot predict whether it or its franchisees will be able to anticipate and react to changing food costs or other increases in operating expenses by adjusting their practices or menu prices, and a failure to do so could adversely affect the operating results of TGI Fridays and its franchisees. If any increased costs were passed to customers, demand for TGI Fridays brand products may decrease, which in turn could also materially and adversely affect the operating results of TGI Fridays and its franchisees. In addition, TGI Fridays may not seek to or be able to pass along increases in operating expenses to customers in which case the profitability of TGI Fridays and its franchisees may be adversely affected. In each of these cases, a material and adverse effect on the operations of

TGI Fridays and its franchisees could have a material and adverse effect on their overall economic viability or, in the chase of franchisees, on the payment of amounts owed by TGI Fridays’ franchisees under any franchise or development agreements, both of which, in turn, may materially and adversely affect TGI Fridays’ business, financial condition, results of operations and cash flows.

As an “emerging growth company,” Allegro cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make its common stock less attractive to investors.

Allegro is, and after consummation of the Transactions will be, an “emerging growth company,” as defined in the JOBS Act, and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to obtain an assessment of the effectiveness of Allegro’s internal controls over financial reporting from Allegro’s independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of these accounting standards until they would otherwise apply to private companies. Allegro has elected to take advantage of such extended transition period. Allegro cannot predict if investors will find Allegro’s common stock less attractive because Allegro will rely on these exemptions. If some investors find Allegro’s common stock less attractive as a result, there may be a less active market for Allegro’s common stock and the share price of Allegro’s common stock may be more volatile.

Allegro may remain an “emerging growth company” until July 6, 2023 (the fifth anniversary of the consummation of Allegro’s initial public offering) or until such earlier time that Allegro has more than $1.0 billion in annual revenues, have more than $700.0 million in market value of its common stock held by non-affiliates, or issues more than $1.0 billion of non-convertible debt over a three-year period. Further, there is no guarantee that the exemptions available to Allegro under the JOBS Act will result in significant savings. To the extent that Allegro chooses not to use exemptions from various reporting requirements under the JOBS Act, it will incur additional compliance costs, which may impact earnings.

Risks If the Adjournment Proposal Is Not Approved

If the Adjournment Proposal is not approved, Allegro’s board of directors will not have the ability to adjourn the annual meeting to a later date.

If, at the annual meeting, the officer presiding over the annual meeting determines that it would be in the best interests of Allegro to adjourn the annual meeting to give Allegro more time to consummate the business combination for whatever reason (such as if the Merger Proposal is not approved, Allegro would have net tangible assets of less than $5,000,001 immediately prior to or upon consummation of the Transactions after taking into account the holders of public shares who properly elect to convert their public shares into cash or another condition to closing the business combination has not been satisfied), Allegro’s board of directors will seek approval to adjourn the annual meeting to a later date or dates. If the Adjournment Proposal is not approved, Allegro’s board will not have the ability to adjourn the annual meeting to a later date. In such event, the business combination would not be completed and, if another business combination is not consummated as permitted by Allegro’s stockholders, Allegro will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating.

ANNUAL MEETING OF STOCKHOLDERS

General

Allegro is furnishing this proxy statement to Allegro’s stockholders as part of the solicitation of proxies by Allegro’s board of directors for use at the annual meeting of Allegro stockholders to be held on [•], 2020, and at any adjournment or postponement thereof. This proxy statement provides Allegro’s stockholders with information they need to know to be able to vote or instruct their vote to be cast at the annual meeting.

Date, Time and Place

The annual meeting of stockholders will be held on [•], 2020, at 9:00 a.m., eastern daylight time, at the offices of Graubard Miller, Allegro’s counsel, at The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174.

Purpose of the Allegro Annual Meeting

At the annual meeting, Allegro is asking holders of Allegro common stock to:

(1)    consider and vote upon a proposal to adopt the Merger Agreement and to approve the Transactions, including the issuance of the merger consideration thereunder (Merger Proposal);

(2)    consider and vote upon separate proposals to approve amendments to Allegro’s charter, effective following the business combination, including to (i) change the name of Allegro from “Allegro Merger Corp.” to “TGI Fridays Holdings, Inc.”; (ii) increase number of authorized shares of Allegro common stock from 40,000,000 shares to 1,200,000,000 shares; (iii) remove the provision for a classified board of directors; (iv) set the initial number of directors to eight (and limit the size of the board of directors to no more than twelve); (v) prohibit any shareholder action by written consent; and (vi) remove provisions that will no longer be applicable to Allegro as a special purpose acquisition company after the business combination (Charter Proposals);

(3)    to elect eight (8) directors who, upon consummation of the business combination, will be the directors of Allegro (Director Election Proposal);

(4)    to consider, vote upon and adopt an omnibus equity incentive plan of Allegro to be effective upon consummation of the business combination (Incentive Plan Proposal); and

(5)    to consider and vote upon a proposal to adjourn the annual meeting to a later date or dates if it is determined by Allegro and TGI Fridays that more time is necessary for Allegro to consummate the business combination (Adjournment Proposal).

Recommendation of Allegro Board of Directors

Allegro’s board of directors believe that the Merger Proposal and the other proposals to be presented at the annual meeting are fair to and in the best interest of Allegro’s stockholders and unanimously recommends that its stockholders vote “FOR” the Merger Proposal, “FOR” each of the Charter Proposals, “FOR” the election of all of the persons nominated for election as directors, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal, if presented.

Voting Power; Record Date

Stockholders will be entitled to vote or direct votes to be cast at the annual meeting if they owned shares of Allegro common stock at the close of business on [•], 2020, which is the record date for the annual meeting. Stockholders will have one vote for each share of Allegro common stock owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. Allegro warrants and rights do not have voting rights. On the record date, there were [•] shares of Allegro common stock outstanding, of which [•] were public shares.

Quorum and Vote of Allegro Stockholders

A quorum of Allegro stockholders is necessary to hold a valid meeting. A quorum will be present at the Allegro annual meeting if a majority of the issued and outstanding shares of common stock on the record date that are entitled to vote at the annual meeting are represented by stockholders present at the annual meeting or by proxy. Abstentions will be counted towards the quorum requirement. Broker non-votes will not be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the annual meeting may adjourn the annual meeting to another date.

The proposals presented at the annual meeting will require the following votes:

•        Merger Proposal — The approval of the Merger Proposal will require the affirmative vote of the holders of a majority of the then outstanding shares of common stock present and entitled to vote at the annual meeting. Abstentions will have the same effect as a vote “against” the Merger Proposal. Brokers are not entitled to vote on the Merger Proposal absent voting instructions from the beneficial holder and, consequently, broker non-votes will have no effect on the Merger Proposal. The business combination will not be consummated if Allegro has less than $5,000,001 of net tangible assets immediately prior to or upon consummation of the Transactions after taking into account holders of public shares that have properly demand conversion of their public shares into cash.

•        Charter Proposals — The approval of the Charter Proposals will require the affirmative vote of the holders of at least 65% of Allegro’s outstanding common stock on the record date. Abstentions and broker non-votes will have the same effect as a vote “against” the Charter Proposals. Brokers are not entitled to vote on the Charter Proposals because those proposals are considered non-routine proposals.

•        Director Election Proposal — The election of directors requires a plurality of the votes cast. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” will be elected as directors (even if they receive less than a majority of the votes cast). Consequently, because this is an uncontested election, any director nominee who receives at least one vote “FOR” will be elected as a director. Abstentions will have no effect on the Director Election Proposal because an abstention is not a vote cast with respect to the proposal. Brokers are not entitled to vote on the Director Election Proposal absent voting instructions from the beneficial holder because the Director Election Proposal is considered “non-routine”. Consequently, broker non-votes will have no effect with respect to the Director Election Proposal.

•        Incentive Plan Proposal — The approval of the Incentive Plan Proposal will require the affirmative vote of the holders of a majority of the then outstanding shares of common stock present and entitled to vote at the annual meeting. Abstentions will have the same effect as a vote “against” the Incentive Plan Proposal. Brokers are not entitled to vote on the Incentive Plan Proposal absent voting instructions from the beneficial holder and, consequently, broker non-votes will have no effect on the Incentive Plan Proposal.

•        Adjournment Proposal — The approval of the Adjournment Proposal will require the affirmative vote of the holders of a majority of the then outstanding shares of common stock present and entitled to vote at the annual meeting. Abstentions will have the same effect as a vote “against” the Adjournment Proposal. Brokers are entitled to vote on the Adjournment Proposal absent voting instructions from the beneficial holder because the proposal is considered “routine”. Consequently, broker non-votes will have the same effect as a vote “against” the Adjournment Proposal.

The Allegro initial stockholders hold approximately 26.6% of the outstanding shares of Allegro common stock, none of which are public shares. Such shares, as well as any shares of common stock acquired in the open market by the Allegro initial stockholders, are expected to be voted in favor of the proposals presented at the annual meeting. Accordingly, 3,580,093 public shares, constituting approximately 23.4% of Allegro’s outstanding common stock, must be voted in favor of the business combination proposal in order for the business combination proposal to be approved.

Under the Merger Agreement, the approval of each of the Merger Proposal, Charter Proposals, and Director Election Proposal is a condition to the consummation of the business combination.

Voting Your Shares

Each share of Allegro common stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of Allegro common stock that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your shares of Allegro common stock at the annual meeting:

•        You Can Vote By Signing and Returning the Enclosed Proxy Card.    If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by Allegro’s board “FOR” the Merger Proposal, the Charter Proposals, the persons nominated by Allegro’s management for election as directors of Allegro, the Incentive Plan Proposal and the Adjournment Proposal, if presented. Votes received after a matter has been voted upon at the annual meeting will not be counted.

•        You Can Attend the Annual meeting and Vote in Person.    You will receive a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way Allegro can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify David Sgro, Allegro’s chief operating officer, in writing before the annual meeting that you have revoked your proxy; or

•        you may attend the annual meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your shares of Allegro common stock, you may call Mackenzie Partners, Allegro’s proxy solicitor at (800) 322-2885, or David Sgro, Allegro’s chief operating officer, at (212) 319-7676.

Conversion Rights

Holders of public shares may seek to convert their shares, regardless of whether they vote for or against the Merger Proposal and regardless of whether they hold their shares on the record date. Holders of public shares will be entitled to receive cash for these shares if they deliver their shares to Allegro’s transfer agent no later than two (2) business days prior to the annual meeting. If the Transactions are not completed, these shares will not be converted into cash. If a holder of public shares properly demands conversion, Allegro will convert each public share into a full pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the Mergers (which is anticipated to be approximately $10.33 per share).

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking conversion rights with respect to 20% or more of the shares of the public shares. Accordingly, all public shares in excess of 20% held by a public stockholder will not be converted to cash.

Allegro’s initial stockholders will not have conversion rights with respect to the founder shares and shares underlying the private placement units.

Allegro requires public stockholders, whether they are a record holder or hold their shares in “street name,” to either tender their certificates to Allegro’s transfer agent or to deliver their shares to the transfer agent electronically using Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option, no later than two (2) business days prior to the annual meeting. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker a nominal amount and it would be up to the broker whether or not to pass this cost on to the converting holder.

Any request to convert such shares once made, may be withdrawn at any time up to the vote on the proposed business combination. Furthermore, if a holder of a public share delivered his certificate in connection with an election of their conversion and subsequently decides prior to the vote on the business combination not to elect to exercise such rights, he may simply request that the transfer agent return the certificate (physically or electronically).

If the Transactions are not approved or completed for any reason, then Allegro’s public stockholders who elected to exercise their conversion rights would not be entitled to convert their shares for the applicable pro rata share of the trust account. In such case, Allegro will promptly return any shares delivered by public holders.

Allegro will not be able to consummate the business combination if it would have less than $5,000,001 of net tangible assets immediately prior to or upon consummation of the Transactions, after taking into account the holders who have properly demand conversion of their shares.

The closing price of Allegro common stock on [•], 2020 was $[•]. It is anticipated that the cash held in the trust account two business days prior to the consummation of the business combination will be approximately $115,400,000 (approximately $10.33 per public share). Prior to exercising conversion rights, stockholders should verify the market price of Allegro common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights if the market price per share is higher than the conversion price. Allegro cannot assure its stockholders that they will be able to sell their shares of Allegro common stock in the open market, even if the market price per share is higher than the conversion price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

If a holder of public shares exercises its conversion rights, then it will be exchanging its shares of Allegro common stock for cash and will no longer own those shares.

Appraisal Rights

Neither stockholders nor warrant holders or right holders of Allegro have appraisal rights in connection the Transactions under the DGCL.

Proxy Solicitation Costs

Allegro is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Allegro and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Allegro will bear the cost of the solicitation.

Allegro has hired MacKenzie Partners Inc. to assist in the proxy solicitation process. Allegro will pay that firm a fee of $15,000 plus disbursements. Such fee will be paid with non-trust account funds.

Allegro will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Allegro will reimburse them for their reasonable expenses.

Allegro Initial Stockholders

As of the record date, Allegro’s initial stockholders beneficially owned and were entitled to vote an aggregate of 3,737,500 founder shares that were issued prior to Allegro’s initial public offering. The initial stockholders also purchased an aggregate of 322,500 private placement units simultaneously with the consummation of Allegro’s initial public offering. The shares held by the Allegro initial stockholders constitute approximately 26.6% of the outstanding shares of Allegro’s common stock as of the record date. In connection with the initial public offering, the initial stockholders agreed to vote the founder shares, the shares included in the private placement units as well as any shares of common stock acquired in the aftermarket, in favor of the Merger Proposal. Eric Rosenfeld and David Sgro have agreed, and the other Allegro initial stockholders have indicated that they intend, to vote their shares in favor of all other proposals being presented at the annual meeting. Accordingly, 3,580,093 public shares, constituting approximately 23.4% of Allegro’s outstanding common stock, must be voted in favor of the business combination proposal in order for the business combination proposal to be approved.

The founder shares and shares underlying the private placement units have no right to participate in any redemption distribution and will be worthless if no business combination is effected by Allegro. In connection with the initial public offering, the Allegro initial stockholders agreed to transfer restrictions that provide that securities held by them are not transferable or salable (A) in the case of the founder shares, until the earlier of (1) one year after the completion of Allegro’s initial business combination or (2) subsequent to the business combination, the last sale price of Allegro’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after Allegro’s initial business combination, and (B) in the case of the shares underlying the private placement units, until 30 days after the consummation of Allegro’s initial business combination; provided, however, that the transfer restrictions will lapse earlier if following the completion of Allegro’s initial business combination Allegro completes a liquidation, merger, stock exchange or other similar transaction that results in all of Allegro’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Additionally, at any time prior to the annual meeting, during a period when they are not then aware of any material nonpublic information regarding Allegro or its securities, the Allegro initial stockholders, officers, directors and the Holdings and Midco equityholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Merger Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Allegro’s common stock or vote their shares in favor of the Merger Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirement that the holders of a majority of the then outstanding shares of common stock present and entitled to vote at the meeting to approve the Merger Proposal vote in its favor or to decrease the number of public shares that were being converted to cash. While the nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the Allegro initial stockholders for nominal value.

Entering into any such arrangements may have a depressive effect on Allegro common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the annual meeting.

If such transactions are effected, the consequence could be to cause the Transactions to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Merger Proposal and other proposals and would likely increase the chances that such proposals would be approved.

As of the date of this proxy statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Allegro will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Merger Proposal or the conversion threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

THE MERGER PROPOSAL

The discussion in this proxy statement of the Transactions and the principal terms of the Merger Agreement is subject to, and is qualified in its entirety by reference to, the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement.

Structure of the Transaction

The Merger Agreement provides for, among other things, (i) the Distribution, whereby Holdings will distribute all of the shares of Midco held by Holdings to its equityholders, (ii) immediately following the Distribution, the Merger of Merger Sub with and into Midco, with Midco surviving, and (iii) immediately following the Merger, the Second Merger of Midco with and into Allegro with Allegro surviving. As a result of the Transactions, Allegro will become the holding company for the TGI Fridays business.

Under the Merger Agreement, the equityholders of Midco following the Distribution (which were the equityholders of Holdings prior to the Distribution) will receive an aggregate of $30,000,000 in consideration, in the form of cash and shares of Allegro’s common stock, with the mix of cash and shares determined at the option of the equityholders. Holders of approximately 86% of the outstanding membership interests of Holdings have elected to receive shares of Allegro common stock as consideration in the Merger and holders of approximately 14% of the outstanding membership interests of Holdings have elected to receive cash. Therefore, upon consummation of the Merger, Allegro will issue an aggregate of 2,561,786 shares of Allegro common stock and $3,997,919 in cash to the equityholders of Midco. The equityholders of Midco following the Distribution will also have the right to receive up to 2,000,000 shares of Allegro common stock upon the first to occur of: (i) Allegro’s adjusted EBITDA equals or exceeds $70,000,000 as determined using the audited financials included in Allegro’s Annual Report on Form 10-K for the years ending December 31, 2020, December 31, 2021 or December 31, 2022 or (ii) the reported last sale price of Allegro’s common stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations or other similar actions) for any 20 trading days in a 30 trading day period at any time after the closing of the Transactions and prior to December 31, 2022.

Additionally, effective as of the Distribution, each option (or portion thereof) granted under the 2014 Plan that is then outstanding and vested will be automatically cancelled, and in respect of such cancellation the holder thereof shall be entitled to receive an economically equivalent number of shares of common stock of Allegro (which forms a part of the aggregate merger consideration payable to equityholders of Holdings and Midco) pursuant to a formula set forth in the Merger Agreement. Each outstanding option, warrant, convertible note, or other derivative security of Holdings, Midco, or any of their subsidiaries that is unexercised or unconverted after the Distribution will be automatically cancelled without consideration.

Post-Merger Ownership of the Equityholders of Holdings and Midco and the Stockholders of Allegro

As a result of the Transactions, assuming that no stockholders of Allegro elect to convert their public shares into cash as permitted by Allegro’s charter, and after giving effect to the transfers of an aggregate of 796,875 shares of common stock to Cowen, Cowen and the former equityholders of Midco will own approximately 17% of the Allegro common stock to be outstanding immediately after the business combination and the current Allegro stockholders will own approximately 83% of the outstanding Allegro common stock. If the maximum number of public shares are converted into cash such that TGI Fridays does not have the right to terminate the Merger Agreement as described herein (i.e., such conversion does not cause Allegro to fail to meet the Minimum Cash Condition and Allegro has at least $5,000,001 of net tangible assets immediately prior to or upon consummation of the Transactions after taking into account holders of public shares that have properly demand conversion of their public shares into cash), such percentages will be approximately 27% and 73%, respectively.

Sale Restrictions

In connection with the initial public offering, the Allegro initial stockholders agreed to transfer restrictions that provide that securities held by them are not transferable or salable (A) in the case of the founder shares, until the earlier of (1) one year after the completion of Allegro’s initial business combination or (2) subsequent to the business combination, the last sale price of Allegro’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after Allegro’s initial business combination, and (B) in the case of the shares underlying the private placement units, until 30 days after the consummation of Allegro’s initial business combination; provided, however, that the transfer restrictions will lapse earlier if following the completion of Allegro’s initial business combination Allegro completes a liquidation, merger, stock exchange or other similar transaction that results in all of Allegro’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

The equityholders of Midco receiving shares of Allegro common stock upon the closing of the Transactions will agree not to transfer, subject to certain exceptions, any shares of common stock received as part of the closing consideration until the earlier of (i) December 15, 2020, (ii) Allegro’s completion of a liquidation, merger, stock exchange, or other similar transaction that results in all holders of Allegro’s common stock having the right to exchange their shares of common stock for cash or other property, or (iii) the date on which the reported closing sale price of Allegro’s common stock on Nasdaq equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for a period of any 20 trading days during a 30-trading day period commencing at least 150 days after the closing of the Transactions.

Related Agreements

Registration Rights Agreement

The former equityholders of Holdings and Allegro’s initial stockholders will enter into a Registration Rights Agreement with Allegro pursuant to which such shareholders will be granted certain rights to have registered, in certain circumstances, the resale under the Securities Act of the common stock of Allegro held by them, subject to certain conditions set forth therein. The Registration Rights Agreement will replace a prior registration rights agreement entered into between Allegro and Allegro’s initial stockholders in connection with the initial public offering.

Facilitation Fee

Upon the closing of the Transactions, Cowen, an affiliate of TriArtisan, will be entitled to a facilitation fee in the amount of (i) $3,800,000 payable by Allegro in cash, (ii) an aggregate of 796,875 shares of common stock to be transferred from David D. Sgro, Eric Rosenfeld 2017 Trust No. 1, Eric Rosenfeld 2017 Trust No. 2, and Gregory Monahan, and (iii) an aggregate of up to an additional 478,125 shares of common stock to be transferred from David D. Sgro, Eric Rosenfeld 2017 Trust No. 1, Eric Rosenfeld 2017 Trust No. 2, and Gregory Monahan, if Allegro requests assistance from Cowen to raise additional capital to satisfy the Minimum Cash Condition, with the number of shares of common stock transferrable to be determined by a ratio set forth in the Merger Agreement. For one year after the closing of the Transactions, all shares of common stock transferred to Cowen will continue to be subject to the transfer restrictions applicable to such shares prior to such transfer.

Headquarters; Trading Symbols

After completion of the Transactions:

•        the corporate headquarters and principal executive offices of Allegro will be those of TGI Fridays, located at 19111 North Dallas Parkway, Suite 165, Dallas, TX 75287.

•        if the parties’ application for listing is approved, Allegro’s common stock and warrants will be traded on Nasdaq under the symbols FRDY and FRDYW, respectively.

Background of the Transactions

On July 6, 2018, Allegro consummated its initial public offering and simultaneous private placement of units. Promptly following Allegro’s initial public offering, Allegro’s officers and directors contacted several investment banks, private equity firms, consulting firms, legal and accounting firms, and numerous other business relationships. Allegro also signed eight nonexclusive contingent-based finder fee agreements with independent third parties (“Finders”). These agreements stipulated that the Finders are operating as independent contractors and do not have any authority to act for, represent or bind Allegro. Such agreements generally also contained confidentiality agreements and provisions limiting the Finders’ right to make any claim against Allegro’s trust account. Finally, the agreements provided for the payment of a fee (“Finder’s Fee”) equal to a percentage of the enterprise value of a company with which Allegro ultimately completes a business combination. One of the aforementioned agreements required an upfront fee of $15,000 in addition to a contingent fee based upon the completion of a business combination with a target identified by said firm. While the Finders presented Allegro with a number of potential acquisition candidates, Allegro did not sign a definitive agreement with any of the targets presented by the Finders. As such, there is no Finder’s fee payable upon the consummation of the business combination.

Through the Finders and personal relationships of Allegro’s board of directors and management, Allegro identified and reviewed information with respect to over 50 private companies, and ultimately entered into substantial discussions with 16 of these companies regarding, among other things, the type and amount of consideration to be provided relative to a potential transaction. Allegro ultimately issued 13 letters of intent. Of these, four letters of intent were fully executed by Allegro and its potential merger targets. The negotiations with each of these potential merger targets are summarized below.

Negotiations with Target 1

Allegro signed its first letter of intent with an international bar and grill company. On October 4, 2018, David D. Sgro, Allegro’s Chief Operating Officer, received a call from an investment banker representing this restaurant company and a nondisclosure agreement was subsequently executed in October of 2018. Allegro met with the management team at the target’s headquarters and reviewed all aspects of its operations. Following weeks of negotiations, Allegro entered into a letter of intent with the target on January 22, 2019. Over the next few months, Allegro conducted detailed due diligence and negotiated a definitive merger agreement with the target. However, before the agreement could be finalized, the target notified Allegro that it had received a superior offer and terminated its discussions with Allegro.

Negotiations with Target 2

On May 1, 2019, Allegro received a call from an investment banker representing a leader in the digital gift card space. Mr. Sgro met with the target’s management team in early May of 2019 and Allegro and the target executed a nondisclosure agreement in late May of 2019. Following numerous meetings with management of the target and the review of diligence material, Allegro and the target entered into a letter of intent on September 12, 2019. On September 27, 2019, the majority owner of the target company reported that its advisors had uncovered a tax related structuring problem that would make the transaction more challenging to consummate. Following a review of the tax situation and analysis by both Allegro’s management and the target, Allegro elected not to pursue the transaction further.

Negotiations with Target 3

On September 5, 2019, Mr. Sgro and Eric S. Rosenfeld, Allegro’s Chief Executive Officer, received an email introduction to a large international cellular phone handset manufacturer. Throughout the month of September 2019, representatives of Allegro met with members of the target’s management team and conducted preliminary due diligence. On October 10, 2019, Allegro executed a letter of intent with the target and began detailed due diligence. In the course of its due diligence, Allegro reviewed the target’s business plan, historical financials and projections, and discovered that the target’s original projections were too optimistic. Accordingly, Allegro’s management concluded that the transaction was no longer in the best interest of Allegro’s stockholders and terminated discussions with the target in early November 2019.

Negotiations with TGI Fridays

On July 8, 2019, Mr. Sgro contacted Gerald Cromack, a Co-Founder and Managing Director of TriArtisan, to discuss TriArtisan’s recent acquisition of Hooters of America LLC and one of TriArtisan’s other portfolio companies, TGI Fridays. Mr. Sgro asked if TriArtisan had an interest in a business combination between certain of its restaurant businesses and Allegro. Mr. Cromack referred Mr. Sgro to Rohit Manocha, TriArtisan’s other Co-Founder and point of contact with respect to TriArtisan’s restaurant investments. Mr. Manocha and Mr. Sgro discussed several of TriArtisan’s restaurant assets on July 10, 2019 and, on July 16, 2019, Mr. Manocha indicated to Mr. Sgro both that TriArtisan, a minority owner of TGI Fridays, had been considering the buyout of TGI Fridays’ majority owner and that TriArtisan would consider joining with Allegro in a joint bid for TGI Fridays. On July 18, 2019, Messrs. Sgro and Rosenfeld met with Mr. Manocha and Raphael Haramati, a Senior Associate with TriArtisan, in Allegro’s New York office. The parties discussed the history of the 2014 acquisition of TGI Fridays by Sentinel and TriArtisan, TGI Fridays’ 2017 securitized loan facility, TGI Fridays’ current operations and the valuation at which a transaction might be possible. Over the next week, Messrs. Sgro, Rosenfeld, Manocha and Haramati continued to discuss the terms of a potential transaction relating to TGI Fridays as well as fees that TriArtisan could earn upon the successful consummation of a transaction with Allegro. On July 26, 2019, Allegro and TriArtisan executed a nondisclosure agreement related specifically to the contemplated TGI Fridays transaction. The nondisclosure agreement contained a customary trust account waiver provision pursuant to which TriArtisan waived any right, title, interest or claim in Allegro’s trust account and agreed not to seek recourse against Allegro’s trust account for any reason.

On July 29, 2019, Mr. Sgro sent Messrs. Manocha and Haramati a proposed transaction structure, which detailed the post-closing capitalization of the combined company as well as a proposal to transfer 796,875 shares of common stock from certain of Allegro’s initial stockholders to TriArtisan at the closing of the transaction. The proposed deal structure contemplated a total enterprise value of $420 million and equity consideration of $90 million ($50 million in cash and $40 million in Allegro common stock). Messrs. Manocha, Haramati, Rosenfeld and Sgro discussed this proposal in greater detail in a teleconference on July 30, 2019. These discussions included TriArtisan’s request for certain Allegro founding shareholders to transfer additional shares to TriArtisan if TriArtisan was asked to and did assist in identifying shareholders to invest in Allegro in connection with the business combination. On August 1, 2019, Messrs. Rosenfeld and Sgro proposed that TriArtisan receive up to an additional 478,125 shares of common stock to be transferred from certain of Allegro’s initial stockholders in order to compensate them in the event that Allegro requested that TriArtisan assist Allegro in raising capital. Over the next few days, the parties further discussed this arrangement and that a minimum cash closing condition of $60 million, less the aggregate merger consideration, would be appropriate given the sources and uses of cash in the contemplated transaction.

From July 29, 2019 to August 12, 2019, Allegro reviewed additional materials provided by representatives of TriArtisan with respect to financial performance and valuation. After this review, Allegro proposed to representatives of TriArtisan that Allegro acquire control of TGI Fridays at an enterprise value of $380 million, with $30 million of cash consideration and $20 million of stock based contingent consideration going to the sellers. Mr. Manocha agreed to discuss the proposed transaction and terms with the then-controlling owner of TGI Fridays, which was an investor not affiliated with Allegro. At its regularly scheduled quarterly meeting on August 12, 2019, Allegro’s board of directors was briefed on the opportunity with TGI Fridays and management responded to questions from the directors concerning the structure of the potential transaction, valuation, and other preliminary terms.

On August 16, 2019, Mr. Manocha advised Allegro that TriArtisan was in negotiations to acquire a controlling interest in TGI Fridays from the then-controlling owner of TGI Fridays. Allegro introduced TriArtisan to MFP Investors LLC, an investor in Allegro’s common stock, as a potential co-investor in that transaction. Additionally, Mr. Rosenfeld informed Mr. Manocha that he would be interested in investing $500,000 in TriArtisan funds in connection with TriArtisan’s proposed acquisition of control of TGI Fridays. Mr. Rosenfeld reviewed potential conflicts related to this possible investment with Allegro’s outside legal counsel as well as Allegro’s board of directors, and Allegro’s board of directors concluded that Mr. Rosenfeld’s investment in TriArtisan would be permissible.

On September 5, 2019, Allegro provided TriArtisan with a letter of intent (the “LOI”) detailing the terms for an acquisition of TGI Fridays by Allegro and a separate agreement between Allegro, TriArtisan and certain Allegro initial stockholders (the “Fee Agreement”). The Fee Agreement proposed a 1% facilitation fee to be paid by Allegro to TriArtisan or an affiliate of TriArtisan and the transfer of up to 1,275,000 shares of common stock from certain Allegro initial stockholders to TriArtisan or an affiliate of TriArtisan upon the closing of a transaction with TGI Fridays. On September 6, 2019, Allegro was provided with an introduction to TriArtisan’s attorneys, Ropes & Gray, and on September 10, 2019, Allegro sent a detailed due diligence request list to TriArtisan. Also on September 10, 2019, Allegro engaged its outside counsel, Graubard Miller, to conduct legal due diligence on TGI Fridays and prepare documentation for the proposed merger and the related proxy statement. Over the next 5 days, the final details of the LOI and the Fee Agreement were negotiated and both agreements were executed on September 16, 2019, with no material change in terms. Allegro continued its due diligence effort and on September 23, 2019, contacted Cassel Salpeter & Co., an investment banking company, regarding its ability and willingness to provide a fairness opinion to Allegro’s board of directors with respect to the potential transaction with TGI Fridays.

On September 25, 2019, representatives of Allegro and TriArtisan participated in a teleconference during which they discussed governance issues, including board representation following the merger with Allegro. A draft of the Merger Agreement was sent from Allegro to TriArtisan on the same day. Allegro held another meeting of its board of directors on September 26, 2019 to review progress on the TGI Fridays transaction, which included a discussion of the terms of the proposed transaction and issues relating to valuation, as well as additional pipeline opportunities.

On October 1, 2019, Messrs. Sgro and Rosenfeld as well as Gregory Monahan, a Sr. Managing Director of Crescendo Partners, met with representatives of TGI Fridays’ management team at TGI Fridays’ headquarters in Dallas, Texas. Mr. Manocha represented TriArtisan at the meeting. At this diligence meeting, Allegro’s representatives met with Mr. Blanchette; Ms. Koning; Jim Mazany, TGI Fridays’ Chief Operating Officer, Corporate; Bill Alexander, TGI Fridays’ Senior Vice President and Chief Development Officer; Cindy Syracuse, TGI Fridays’ Vice President of Marketing; Rick Brown, TGI Fridays’ Vice President, Finance; Sherif Mityas, TGI Fridays’ then-Chief Strategy Officer; Kathleen Schloth, TGI Fridays’ Vice President, Global Supply Chain; and Jennifer Rote, TGI Fridays’ General Counsel and Corporate Secretary. Messrs. Sgro, Rosenfeld, and Monahan received presentations from each of these executives and were provided with an opportunity to ask detailed questions about TGI Fridays’ operations and business plans.

On October 2, 2019, Allegro signed an engagement letter with Cassel Salpeter & Co. to render to the Allegro board of directors an opinion as to whether the consideration to be paid by Allegro in the Transaction was fair, from a financial point of view, to Allegro, and whether the target had a fair market value equal to at least 80% of the balance in Allegro’s trust account.

On October 4, 2019, Mr. Sgro held a due diligence follow-up call with Ms. Koning to review TGI Fridays’ financial results and discuss related inquiries. Mr. Haramati of TriArtisan participated in the diligence call as well. In addition, Allegro received a non-reliance copy of a quality of earnings analysis that was prepared for TriArtisan in connection with its acquisition of a controlling interest in TGI Fridays. Later that day, Mr. Sgro updated Allegro’s board regarding progress on the proposed transaction with TGI Fridays and provided the board with materials to review, including the LOI, the Fee Agreement, a comparable company analysis, a free cash flow analysis and an investor presentation prepared by TGI Fridays.

On October 10, 2019, attorneys representing Allegro (Graubard Miller) and TriArtisan (Ropes & Gray) discussed certain adjustments to the structure of the proposed merger transaction. The call did not include a discussion of any of the other terms of the proposed transaction. Following the call, attorneys for Allegro revised the document to reflect the revised structure that had been agreed by the parties. Graubard Miller forwarded a revised draft of the Merger Agreement to Ropes & Gray on October 11, 2019.

On October 16, 2019, affiliates of TriArtisan and MFP acquired a controlling interest in TGI Fridays. Mr. Rosenfeld invested $500,000 in the TriArtisan fund that purchased control of TGI Fridays.

On October 17, 2019, representatives from Allegro and TriArtisan held a conference call to discuss process items related to the proposed merger transaction between Allegro and TGI Fridays. Also on October 17, 2019, Allegro sent TriArtisan a supplemental due diligence request list and the first draft of an investor presentation to be filed publicly in connection with the announcement of a signed definitive Merger Agreement. On the same day, Ms. Koning forwarded TGI Fridays’ updated financial information to both Allegro and Cassel Salpeter.

Also on October 17, 2019, Messrs. Sgro and Rosenfeld contacted Carlos Sanchez, a restaurant industry investment banker from Piper Jaffray (“Piper”), to inquire about using Piper’s investment banking services to help Allegro in the de-SPACing transaction. Messrs. Sgro and Rosenfeld offered to compensate Piper through a $1.1 million carve out from the deferred underwriting fee from Allegro’s initial public offering that Allegro is permitted to allocate under the underwriting agreement entered into with Allegro and Cantor, as representative of the several underwriters of Allegro’s initial public offering. The following day, on October 18, 2019, the parties held a follow-up call to discuss Piper’s services in greater detail. On October 18, 2019, Piper agreed to assist Allegro in identifying and communicating with potential new investors in the combined company and performing other related services for the agreed upon contingent fee. On October 21, 2019, Messrs. Rosenfeld and Sgro held a conference call with Mr. Sanchez and Joel Schneider from Piper to provide additional information on the transaction and to review the expected timing and process for the de-SPACing transaction. Following additional negotiations with regard to specific language, an engagement letter between Allegro and Piper was executed on November 4, 2019.

On October 20, 2019, Messrs. Sgro, Rosenfeld, and Manocha had a number of exchanges with regard to the proposed consideration for the merger transaction, as well as various corporate governance topics, including the post-merger composition of the board of directors of Allegro.

On October 24, 2019, representatives of TriArtisan and Allegro participated in a teleconference to discuss progress on the transaction, and on October 26, 2019, Allegro received a revised draft of the Merger Agreement from TriArtisan’s legal counsel. Through the end of October there were numerous calls and emails between representatives of Allegro and TriArtisan regarding diligence, business updates, financial disclosure requirements, the investor presentation and the terms of the Merger Agreement. During the course of these calls, the parties discussed a drafting correction to the Merger Agreement to reflect that the minimum cash closing condition should be $30 million, representing $60 million less an aggregate of $30 million in merger consideration to be paid to equityholders of TGI Fridays. On October 30, 2019, Graubard Miller forwarded a revised version of the Merger Agreement to counsel for TriArtisan reflecting revisions to the contingent consideration, the minimum cash closing condition, representations and warranties of the parties, and post-closing covenants of the parties.

On November 1, 2019, Allegro held a meeting of its board of directors to provide an update on the progress of the TGI Fridays transaction. The board members were advised that significant progress had been made and that management was continuing to address select open items with respect to the Merger Agreement, including the representations and warranties of the parties and the lack of survival thereof, the minimum cash closing condition, the definition of Adjusted EBITDA for the earnout targets, and the necessity to amend Allegro’s charter to extend the amount of time in which it must consummate a business combination. Mr. Sgro informed the board there were still legal due diligence items that needed to be reviewed by Allegro’s outside legal counsel as well.

On November 4, 2019, representatives of Allegro and TriArtisan conducted a call to review the significant open items in the Merger Agreement, including those noted above. Between November 4, 2019 and November 6, 2019, the principals of Allegro and TriArtisan and their respective legal counsel continued to revise various provisions in the Merger Agreement and other transaction documents as well as finalize the disclosure schedules to the Merger Agreement based on changes that were mutually agreed upon by the parties. During this timeframe, the parties also worked collaboratively to finalize the investor presentation that was to be filed with the announcement of the signing of a definitive Merger Agreement. On November 6, 2019, Graubard Miller completed its legal due diligence on TGI Fridays and submitted its due diligence report to Allegro. Graubard Miller did not note any legal matters that were of significance to valuation or the contemplated transaction. Messrs. Rosenfeld and Manocha held a follow-up call on the morning of November 7, 2019 to resolve certain of these open items. The remaining business points in the Merger Agreement were finalized on the evening of November 7, 2019 on a call with representatives of Allegro, TriArtisan and each of their respective legal counsels. Also on November 7, 2019, Allegro distributed to the parties a first draft of a press release announcing the signing of the definitive Merger Agreement. Over the course of November 7, 2019 and November 8, 2019, Allegro and TriArtisan and their respective legal counsel worked to revise the press release.

On November 8, 2019, Allegro’s board of directors held another telephonic meeting. David D. Sgro, Adam Jaffe, John Schauerman, Leonard Schlemm, Michael Deluce and Adam Semler, representing Allegro’s entire board of directors, were present at the meeting. In addition, the following invited individuals were also present: Eric S. Rosenfeld, representatives of Cassel Salpeter, and representatives of Graubard Miller. Prior to the meeting, copies of the then most recent drafts of the significant transaction documents, including the Merger Agreement, internally prepared analyses, legal due diligence review and draft fairness opinion, were delivered to the directors. Mr. Sgro noted that Allegro’s Chief Executive Officer, Eric S. Rosenfeld, had a potential conflict of interest as he was an investor in the TriArtisan-affiliated fund that acquired control of TGI Fridays on October 16, 2019, and was thus an indirect minority owner of TGI Fridays. As such, Mr. Sgro led the board’s discussion of the search for a merger candidate and detailed the terms of the TGI Fridays transaction. The board discussed the consideration to be paid to equityholders of TGI Fridays, the earnout consideration and targets, the background and amount of the Facilitation Fee, and the combined company’s intended uses of cash after closing. The board also discussed the TGI Fridays business in detail, including the benefits of the business’s franchise model, its international presence, and licensing deals for frozen food, snack food, and beverages, along with several potential risks relevant to the business, including the business’ high level of debt, declining same-store sales, and competition. At the request of the Allegro board, Cassel Salpeter then reviewed and discussed its financial analyses with respect to Allegro, TGI Fridays and the proposed merger. Thereafter, Cassel Salpeter rendered its oral opinion to the Allegro board of directors (which was confirmed in writing by delivery of Cassel Salpeter’s written opinion dated the same date), as to, as of November 8, 2019, (i) the fairness, from a financial point of view, to Allegro of the merger consideration to be paid by Allegro in the merger and (ii) whether TGI Fridays had a fair market value equal to at least 80% of the balance of funds in Allegro’s trust account. After considerable review and discussion, the Merger Agreement and related documents were approved, subject to final negotiations and modifications, and the board of directors determined to recommend the approval of the Merger Agreement and the Transactions.

The Merger Agreement was signed on November 8, 2019 during trading hours and Allegro’s securities were halted on Nasdaq pending the announcement of the transaction. After the close of market on November 8, 2019, Allegro issued a press release announcing the execution of the Merger Agreement and summarizing some of the salient terms thereof. On the same day, Allegro filed a Current Report on Form 8-K, which included the press release, the Merger Agreement, an investor presentation and related exhibits.

On November 11, 2019, Allegro and TGI Fridays held a joint conference call for investors. Topics of discussion included the salient terms of the proposed transaction, key investment considerations and a discussion of TGI Fridays’ current and prospective business. No questions were taken on the call. Participants in the call included Eric S. Rosenfeld, Ray Blanchette, and Rohit Manocha. Over the next two days, Allegro’s management team, along with representatives of both TGI Fridays and TriArtisan, held road show meetings with current and prospective investors. Those meetings were coordinated by Cantor and Piper.

On November 27, 2019, Allegro filed a preliminary proxy statement seeking approval from its shareholders to amend its charter (the “Extension Amendment”) to extend the date by which Allegro must complete its initial business combination from January 6, 2020 to March 31, 2020 (the “Extended Date”). On December 9, 2019, Allegro filed its definitive proxy statement for the Extension Amendment, and set a meeting date of December 23, 2019. On December 23, 2019, Allegro announced that it had adjourned the meeting until January 3, 2020 in order to provide Allegro’s shareholders with sufficient time to review and act upon the proxy supplement filed by Allegro with the SEC on December 23, 2019. This proxy supplement informed Allegro’s shareholders that the individuals and entities that participated in the private placement of units that occurred simultaneously with Allegro’s initial public offering had agreed that if the Extension Amendment was approved, they or their affiliates would contribute, pro rata in accordance with their purchases of private placement units, a loan (each loan being referred to as a “Contribution”) for each public share that was not converted in connection with the stockholder vote to approve the Extension Amendment in an amount of $0.02 as a prorated amount for the partial month of January 2020 and $0.025 for each of February 2020 and March 2020, for aggregate Contributions of approximately $1.05 million (assuming no public shares were converted). The obligation of the insiders to make each Contribution is subject to the continued effectiveness of the Merger Agreement as of the Contribution date, or, if the Merger Agreement is earlier terminated, the affirmative majority vote of the board of directors of Allegro requiring such Contribution. At the meeting held on January 3, 2020, Allegro’s stockholders approved extending the date by which Allegro must complete a business combination transaction to the Extended Date, and in connection therewith, an aggregate of 3,782,869 public shares were converted for their pro rata portion of Allegro’s trust account balance and the aggregate Contributions were reduced to $781,699, accordingly. In connection with the Extension Amendment, on January 6, 2020, the initial stockholders deposited an aggregate of approximately $223,343 into the trust account, representing an amount of $0.02 per public share not converted in connection with the stockholder vote to approve the extension as a prorated amount for the partial month of January 2020. On January 31, 2020, the initial stockholders deposited an aggregate of $279,178 into the trust account, representing an amount of $0.025 per public share for the month of February 2020. On February 28, 2020, the initial stockholders deposited an aggregate of $279,178 into the trust account, representing an amount of $0.025 per public share for the month of March 2020. Accordingly, as of [•], 2020, there was approximately $[•] held in the trust account.

Allegro’s Board of Directors’ Reasons for Approval of the Transactions

Allegro’s board of directors and financial advisor reviewed various industry and financial data in order to determine that the consideration to be paid was reasonable and that the business combination was in the best interests of Allegro’s stockholders. Specifically, Allegro’s board of directors and financial advisor reviewed TGI Fridays’ historical and projected financial statements, comparable publicly traded company analyses prepared by Allegro’s management, an analysis of pro forma capital structure and trading multiples prepared by Allegro’s management, a discounted cash flow analysis of TGI Fridays prepared by Allegro’s management and the financial analyses of TGI Fridays prepared by Cassel Salpeter.

Allegro conducted a due diligence review of TGI Fridays that included: (i) an analysis of the casual dining industry; (ii) an analysis of TGI Fridays’ business model; (iii) an analysis of TGI Friday’s management team;

(iv) a review of TGI Fridays’ historical and projected financial results; and (v) a valuation analysis to enable Allegro’s board of directors to ascertain the reasonableness of the merger consideration. During its negotiations with TGI Fridays, Allegro did not receive services from any financial advisor to assist it in determining what consideration to offer to TGI Fridays because its officers and directors believed that their experience and backgrounds were sufficient to enable them to make the necessary analyses and determinations.

Allegro’s management has extensive and diverse experience in both operational management and investment and financial management and analysis and, in Allegro’s opinion, management was suitably qualified to conduct the due diligence and other investigations and analyses required in connection with Allegro’s search for a merger target. Eric S. Rosenfeld, Allegro’s Chief Executive Officer, served as the Chairman and Chief Executive Officer of Arpeggio Acquisition Corp., Rhapsody Acquisition Corp., Trio Merger Corp., Quartet Merger Corp. and Harmony Merger Corp., five special purpose acquisition companies that completed business combinations in June 2006, July 2008, June 2013, October 2014 and July 2017, respectively. In addition, Mr. Rosenfeld has been a board member of 20 other public companies in a number of industries, in addition to having extensive experience in the investment industry and as a private investor. David D. Sgro, Allegro’s Chairman and Chief Operating Officer served as the Chief Operating Officer of Harmony Merger Corp; the Chief Financial Officer of Quartet Merger Corp., Trio Merger Corp. and Rhapsody Acquisition Corp.; and as part of the deal team for Arpeggio Acquisition Corp. In addition, Mr. Sgro has extensive experience as a private company valuation analyst, an investment analyst, an investment banker and has served on 13 public company boards in the United States and Canada. More detailed descriptions of the experience of Allegro’s executive officers are included in the section of this proxy statement titled “Other Information Related to Allegro — Directors, Executive Officers.”

Additionally, Allegro’s board of directors has extensive experience in operational and financial management, which Allegro believes makes it well qualified to oversee the due diligence efforts undertaken by Allegro’s management and evaluate the merits of the business combination with TGI Fridays. Mr. Schauerman has a background in investment banking and was the Chief Financial Officer and head of corporate development for Primoris Services Corporation, which went public through a merger with Rhapsody Acquisition Corp. Mr. Schauerman also served as a director of Quartet Merger Corp and Harmony Merger Corp. Mr. Semler began his career as an accountant, specializing in the financial services industry and later moved into investment management. Mr. Semler spent the last 16 years of his career with an investment fund where he held numerous positions, including Chief Operating Officer. Mr. Schlemm was a co-founder of 24 Hour Fitness, one of the world’s largest privately owned and operated fitness center chains. In addition, Mr. Schlemm served as a director for Arpeggio Acquisition Corp., Rhapsody Acquisition Corp. and Harmony Merger Corp. Mr. Deluce is the President and Chief Executive Officer, and was a founding member, of Porter Airlines. In addition, Mr. Deluce is a member of the board of directors of UBS Bank Canada and Betterez Inc. More detailed descriptions of the experience of Allegro’s board of directors are included in the section of this proxy statement titled “Other Information Related to Allegro — Directors, Executive Officers.”

The Allegro board of directors concluded that the business combination with TGI Fridays was in the best interests of Allegro’s stockholders. In considering the business combination, Allegro’s board of directors gave considerable weight to the factors listed below; however, in light of the number and complexity of the factors considered, Allegro’s board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. In addition, individual members of the Allegro board may have given different weight to different factors.

Longstanding Industry Leadership

Allegro’s board of directors reviewed TGI Fridays’ history in the casual dining industry. Founded in New York City in 1965, TGI Fridays has become an iconic name and now benefits from positive brand recognition throughout the world. TGI Fridays also has an internally developed customer loyalty program and application, which it is leveraging to drive frequency of restaurant visits and/or off premises sales. Overall, Allegro’s board viewed TGI Fridays’ history in the casual dining space and the resulting consumer recognition as a significant positive factor in assessing the merits of an investment in TGI Fridays.

Diversification

Allegro’s board of directors considered TGI Fridays’ operational diversification. Specifically, Allegro’s board of directors considered that, although TGI Fridays operates in only one industry and has only one brand, it has an international franchise presence and generates licensing revenue, two factors which partially offset industry specific risk.

TGI Fridays operates in the casual dining sector and has only one restaurant concept, which makes TGI Fridays vulnerable to cyclical factors that affect the restaurant industry and the casual dining sector in particular. Certain of TGI Fridays’ competitors own more than one restaurant concept or own restaurant concepts that address different dayparts, niches or geographies. This diversification can help to insulate such competitors from trends that may impact only one segment of their operations.

Despite its lack of diversification with regard to restaurant concept and daypart, the accompanying risks are mitigated to a certain extent by the fact that TGI Fridays has an international presence, a predominantly franchised business model and a licensing business that generates a distinct revenue stream from its core operations. TGI Fridays has franchisees located in 58 countries (including the U.S.) and, as of December 30, 2019, more than half of its 831 system-wide restaurants are located outside of the U.S. As such, unlike many of its domestic competitors, TGI Fridays’ cash flows are not dependent on the U.S. market or any one international market. In addition, as of December 30, 2019, 83% of the restaurants in TGI Fridays’ system were franchised, including all of its international operations. TGI Fridays’ franchise revenues are generated as a percentage of its franchisee’s sales and there are very few associated costs relative to company owned restaurants, which have significant fixed cost bases. As a result, changes in same-store sales (both up and down) do not have as material an impact on TGI Fridays as they would for competitors who own and operate a higher percentage of their restaurants. TGI Fridays’ highly franchised model helps to insulate its free cash flows from variability in same-store sales. Finally, during the fiscal year ended December 31, 2018, TGI Fridays generated approximately $13 million in revenues from consumer packaged goods licensing, which are independent from its core operations. Similar to franchised revenues, licensing revenues are generally high margin and require minimal capital expenditures or working capital. Licensing revenues are generated primarily from grocery sales, so they provide substantive diversification from the restaurant industry and could help to insulate TGI Fridays in the event of a general economic downturn, as consumers decrease spending on restaurant dining and opt for in home dining. This is a significant differentiating factor as most of TGI Fridays’ competitors do not have a substantial licensing revenue stream.

Overall, Allegro’s board believed that TGI Fridays’ diverse revenue streams, in particular its international franchised operations and licensing revenue, provide substantive diversification benefits relative to its casual dining peers and more than offset risk arising from the fact that TGI Fridays operates in only one industry and has only one restaurant concept.

The Experience of TGI Fridays’ Management

Allegro’s board also considered the strength and industry experience of TGI Fridays’ management team. TGI Fridays’ executive officers have over 135 years of aggregate experience in the industry and over 86 years of aggregate experience at TGI Fridays. Ray Blanchette, TGI Fridays’ Chief Executive Officer, spent 18 years in the TGI Fridays system before leaving to run Ignite Restaurant Group, Au Bon Pain and Ruby Tuesdays. At Ignite Restaurant Group Mr. Blanchette led a turnaround of the Joes Crab Shack brand, increasing average unit volumes (AUVs) over his seven year tenure. He also led the successful launch of the Brick House Tavern banner and consummated a successful initial public offering of Ignite Restaurant Group. Following this success, Mr. Blanchette left to reinvigorate the Au Bon Pain brand and ultimately oversaw its sale to Panera. Mr. Blanchette was tapped to run the turnaround of the Ruby Tuesdays franchise prior to joining TGI Fridays in October of 2018.

Since rejoining TGI Fridays, Mr. Blanchette has made significant upgrades to TGI Fridays’ management team, hiring John Neitzel as the President and Chief Operating Officer of Franchised Operations and Jim Mazany as the Chief Operating Officer of Corporate Restaurants. Mr. Neitzel spent more than 28 years in the TGI Fridays system before leaving in 2010 to run Bar Louie, a casual dining bar and grill concept. Mr. Mazany spent approximately 15 years in the TGI Fridays system before leaving in 2005 to help Mr. Blanchette with the turnaround of Ignite Restaurant Group. These senior level additions have resulted in substantive changes to the regional and restaurant level management teams at TGI Fridays, as well. Each of these three individuals has been tasked with different strategic initiatives from high level strategy like brand positioning to operational issues like complaint resolution.

Due to their depth of experience within the brand, TGI Fridays’ management team has a strong understanding of what has made TGI Fridays so successful during its more than 50 year operational history. In addition, each of these executives has had substantial experience running other casual dining concepts. Accordingly, Allegro’s board of directors concluded that the significant experience of TGI Fridays’ management team makes them well positioned to execute on TGI Fridays’ strategic initiatives.

Growth Prospects

The Allegro board of directors also gave careful consideration to TGI Fridays’ growth prospects. Over the past few years, TGI Fridays’ company-owned and franchised restaurants have experienced domestic same-store sales declines that have resulted in declining average unit volumes and decreased profitability. These same-store sales declines have put pressure on certain locations and have resulted in net restaurant closures in the domestic market.

From September 2018 through November 30, 2019, TGI Fridays repurchased 108 franchise locations from less profitable franchisees. While certain of the purchased units are not currently profitable and thus neutral to TGI Fridays’ overall EBITDA, the restaurants had been highly profitable under former management. TGI Fridays believes that these restaurants were poorly managed, as evidenced by the superior performance of company owned restaurants in adjacent markets over the past three years. With the proper oversight, TGI Fridays’ management and Allegro’s board believed that these locations had the ability to generate materially higher EBITDA and free cash flows in subsequent years.

Similarly, TGI Fridays’ management team also believes that there was an opportunity to significantly improve sales and margins at the restaurants that TGI Fridays has continued to own and manage. While these restaurants have performed better than many of their domestic franchised peers on an AUV basis, TGI Fridays’ management team believes that there is opportunity for both top and bottom line growth in these restaurants. The new management team, led by Ray Blanchette, has instituted a five pillar plan to turn around both company owned locations as well as franchised units. First, the team is working to improve the customer experience. This effort began with the replacement of underperforming regional and restaurant level managers and retraining both management and restaurant staff with regard to appropriate policies and procedures. Second, TGI Fridays is relaunching its bar to reclaim some of the bar heritage that has been lost over the years. Since its inception through the development of “bartending with flair” and the innovation of cocktails like the Long Island Iced Tea, TGI Fridays had been at the forefront of the bar industry. However, prior management and ownership had made changes to the bar that deemphasized this aspect of the business in favor of a more family-friendly atmosphere. TGI Fridays’ bar sales had previously represented a materially higher proportion of total sales, and efforts are now being made to return to the historical proportion. TGI Fridays’ management believes that this bar heritage is a differentiator for TGI Fridays. In particular, TGI Fridays will be changing lighting, AV equipment, seating and the bar menu with the aim to bring back customers that have been lost to competitors. Third, the management team has implemented a more dynamic menu with different offerings for different dayparts and value offerings for traditionally slower midweek days. This strategy will be used to drive traffic at times where the restaurants have excess capacity. Fourth, TGI Fridays’ management team has enhanced TGI Fridays’ digital marketing effort and taken advantage of its loyalty program. TGI Fridays’ mobile ordering application has been downloaded approximately two million times. TGI Fridays intends to more aggressively use geolocation services to deliver targeted promotions to its loyalty members and anticipates adding to its rewards program in order to encourage repeat behavior. Fifth, TGI Fridays has elected to focus on its off-premises channel and work to take advantage of both third party delivery and take out sales. TGI Fridays’ management team aims to continue to refine online ordering, menu pricing and fees in an attempt to maximize profitability through these channels. Through these five initiatives, Allegro’s board of directors believes that TGI Fridays’ management team can reinvigorate company owned and franchised sales growth.

Allegro’s board believes that there is an opportunity for TGI Fridays to expand its international presence. With 446 international locations as of December 30, 2019, TGI Fridays has the most international locations of a U.S.-based casual dining company, but there remains significant space for growth in both its core international markets and in new markets around the world. Allegro’s board of directors believes that the significant investment that TGI Fridays has made over many years to build out and support an international operation give TGI Fridays a competitive advantage relative to many of its casual dining peers.

Allegro’s board of directors also believes that TGI Fridays can continue to grow its licensing revenue stream. TGI Fridays has taken advantage of its brand equity by licensing the use of its name and trademarks for the sale of consumer packaged goods through various food products manufacturers. These products include frozen appetizers like potato skins and mozzarella sticks, salty snacks like potato chips, and malt beverages. TGI Fridays receives a percentage of wholesale revenues from such sales and is not directly involved with the development, manufacturing or marketing of products sold, which makes the revenue stream more profitable relative to TGI Fridays’ other operations. TGI Fridays’ licensing revenues have grown at a 9% compound average growth rate since 2016, and are expected to continue to grow as a result of: (i) recent product launches, such as refrigerated ribs, pre-mixed cocktails (international) and frozen appetizers (international); (ii) the anticipated 2020 launch of refrigerated dips in the U.S. and frozen appetizers in the UK, which is TGI Fridays’ largest international market; and (iii) inflation and increases in food pricing as its licensing stream is dependent upon wholesale sales rather than the underlying profitability of the products sold. Overall, Allegro’s board of directors believes that the historical and expected future growth of TGI Fridays’ licensing business adds significant value.

Allegro’s board of directors considered the fact that continued domestic same-store sales declines could have a significant negative effect on TGI Fridays’ free cash flow generating capacity. However, Allegro’s board of directors also believes that the risk of continued domestic same-store sales declines is mitigated by the turnaround plan that TGI Fridays is implementing and that the potential for growth in company owned restaurants, foreign units and licensing revenues has the potential to create value for shareholders.

Asset Light Business Model

Allegro’s board of directors considered the capital needs of TGI Fridays because businesses with higher capital needs tend to be less attractive than businesses with lower capital needs. Businesses that require more working capital or capital expenditures to fund growth typically have lower returns on capital, which makes growth less valuable to shareholders. The restaurant industry is generally viewed as a capital intensive industry due to the buildout costs for a new restaurant as well as the maintenance capital expenditures that are required to keep a restaurant in good operating condition. However, if a restaurant is franchised, that capital expenditure burden is borne by the franchisee, not the franchisor. Since 83% of TGI Fridays’ restaurants were franchised as of December 30, 2019, TGI Fridays is only responsible for the maintenance and upkeep for 17% of its branded restaurants. Although part of TGI Fridays’ management’s turnaround plan includes acquiring underperforming franchise units and investing capital, Allegro’s board of directors believes that these capital expenditures will be outweighed by the increase in sales projected for such units. Additionally, most of TGI Fridays’ new restaurant growth is expected to be in international markets, where TGI Fridays is 100% franchised. Accordingly, TGI Fridays will benefit from its franchisees’ capital expenditures to the extent the franchisees also benefit from those expenditures. TGI Fridays also participates in the consumer packaged goods industry through its licensing deals with major food manufacturers. Since TGI Fridays is not responsible for the development, manufacturing or distribution of these products, there are no working capital or capital expenditure requirements associated with this business. Given the low percentage of company owned restaurants and TGI Fridays’ consumer packaged goods licensing business, Allegro’s board considers TGI Fridays to be a fairly asset light business and a high return on capital business with an opportunity to generate significant shareholder value through its growth.

Free Cash Flow Potential

Allegro’s board of directors considered TGI Fridays’ ability to generate free cash flow. Allegro’s board considers free cash flow generation to be of paramount importance because of the weight investors place on the present value of future free cash flows. In addition, Allegro’s board believes that free cash flow generation is essential in order to pay down debt and/or pay dividends to shareholders. TGI Fridays generated a large portion of its EBITDA for its 2018 fiscal year from franchising and licensing revenues, both of which require minimal working capital or capital expenditures. As such, Allegro’s board of directors believes that a significant amount of TGI Fridays’ EBITDA can be converted into free cash flow.

The Allegro board of directors also reviewed projected pro forma metrics with respect to the combined company. Based on these metrics, assuming that Allegro retains the minimum amount of cash to meet the Minimum Cash Condition under the Merger Agreement and utilizes excess cash to pay down debt, the post-closing company would have generated just more than $1.00 per share in free cash flow in the last twelve month period (assuming closing had occurred on July 31, 2019), which represents a free cash flow yield of approximately 10%. Free cash flow yield is calculated by subtracting pro forma interest expense, taxes and capital expenditures from EBIT and dividing by the per share trust value. Allegro’s board of directors viewed this projected cash flow generating capacity, relative to the transaction value, as extremely attractive and believed that these cash flows have the potential to create significant value for Allegro’s shareholders.

Competitive Dynamics

Allegro’s board of directors considered the industry in which TGI Fridays competes and TGI Fridays’ competitive positioning within that industry. TGI Fridays operates in the international restaurant industry and the casual dining sector of the industry in particular, both of which are typically categorized as intensely competitive with very few barriers to entry (other than capital expenditures required to open restaurants), numerous competitors in most markets and few if any switching costs for consumers. As such, pricing, quality and service are extremely important to attract and retain customers. In addition to competing against other casual dining concepts, TGI Fridays must also compete with quick service (fast food) restaurants, emerging fast casual restaurants and higher end full service restaurants. The trend towards convergence in grocery, deli and restaurant services may also increase the number and variety of competitors. The impact of this competitive environment can be seen in TGI Fridays’ declining domestic same-store sales over the past three years.

Consumers in the casual dining sector are influenced by advertising spending, which requires companies like TGI Fridays to continue to spend money on marketing or risk losing market share. TGI Fridays generates significantly more revenue than many of its local and regional competitors due to the comparative size of its domestic restaurant base. Because TGI Fridays funds its advertising campaigns through monthly contributions based on a percentage of gross sales at these restaurants, TGI Fridays may have a larger advertising budget and, consequently, a competitive advantage relative to such competitors. However, some of TGI Fridays’ larger national competitors have higher revenue bases and thus larger advertising budgets, which places TGI Fridays at a competitive disadvantage relative to the larger chains.

The casual dining industry is characterized by the capital intensive nature of its operations. Building a new restaurant requires a substantive capital investment with an uncertain return, and restaurants require constant maintenance and regular renovations in order to remain appealing to customers. This capital intensity tends to constrain returns on invested capital. TGI Fridays has elected to pursue an asset light franchised business model where the franchisee bears most of these capital costs. However, competitors may use any number of other business models.

The industry is also characterized by the high fixed cost nature of its operations. This fixed cost base includes rent or mortgage costs for the facility, build out costs, salaries and utilities, among others. As such, the profitability of restaurants can vary significantly with relatively small changes in revenues. While TGI Fridays is insulated from much of this due to its heavily franchised business model, TGI Fridays’ company-owned restaurants are subject to this variability. In addition, TGI Fridays requires a certain amount of infrastructure and overhead to run its business as a whole, and changes in both franchised and company-owned revenue can have an outsized impact on TGI Fridays’ profitability. As such, Allegro’s board of directors believed that TGI Fridays is in a similar competitive position to its franchised competitors.

Additionally, Allegro’s board of directors considered that TGI Fridays has the largest international presence relative to its large U.S. peers. Allegro’s board of directors believes that the international infrastructure and development pipeline that TGI Fridays has cultivated over its long history of international operations gives it a distinct competitive advantage over many of its smaller competitors.

Allegro’s board of directors generally viewed the casual dining industry in general as a negative factor due to low barriers to entry, low switching costs, capital intensity and the high fixed cost nature of the industry. However, the board of directors believes that TGI Fridays is well positioned within the industry due to its longstanding reputation, heavily franchised business model and its well-developed international platform.

TGI Fridays’ Ability to Execute its Business Plan After the Business Combination Using its Own Available Cash Resources since Part of the Cash Held in Allegro’s Trust Account May be Used to Pay Allegro’s Public Stockholders who Exercise their Conversion Rights

Allegro’s board of directors considered the risk that the current public stockholders of Allegro would demand to convert their public shares for cash upon consummation of the Transactions, thereby reducing the amount of cash available to Allegro following the Transactions or causing a condition under the Merger Agreement not to be met. The board deemed this risk to be no worse with regard to TGI Fridays than it would be with regard to other target companies and believes that, given TGI Fridays’ strong free cash flow generation capacity and its potential ability to fund its growth from internally generated funds, TGI Fridays will still be able to implement its business plan, even if the full amount of the funds deposited in the trust account is not available to the combined company at closing.

Key Risks and Uncertainties

Allegro’s board of directors also considered a variety of uncertainties, risks, and other potentially negative factors relevant to the business combination. Some of the most prominent risks considered include: competition in the restaurant industry, general economic conditions, foreign exchange rates, TGI Fridays’ debt service capacity, food costs, changing consumer demand, TGI Fridays’ labor relations, food safety issues, and TGI Fridays’ relations with its franchisees and licensees. For a full list of risk factors, please see the section of this proxy statement titled “Risk Factors.” Overall, Allegro’s board of directors determined that the positive aspects of the business combination outweighed the potential risk factors.

Valuation

Based on a review of comparable publicly traded companies, a discounted cash flow analysis and the board’s significant transaction experience, Allegro’s board of directors agreed upon and negotiated terms which they felt were in the best interest of Allegro’s stockholders. The board used the analyses described below to estimate the likely range of values at which TGI Fridays could be expected to trade in the public market.

Comparable Company Analysis

Allegro’s management primarily relied upon a comparable company analysis to assess the value that the public markets would likely ascribe to Allegro following the merger with TGI Fridays. Allegro’s management compiled a list of publicly traded casual dining companies that it believed are as similar as possible to TGI Fridays, carefully considering the material differences between TGI Fridays and such companies. Allegro’s management selected 11 publicly traded companies for review and analysis and divided this comparable company set into two distinct categories: (i) franchised (“Franchised”) and (ii) company-owned (“Company-Owned”). Allegro’s management considered Franchised concepts to be those with over 50% of their restaurants owned by franchisees and Company-Owned concepts to be those with zero to 50% of their restaurants owned by franchisees. Allegro’s management considered this to be the most distinguishing feature within the comparable company group because a higher percentage of the EBITDA generated by franchised concepts translates into free cash flow than for company-owned restaurants due to the higher level of capital expenditures required to build and maintain company-owned restaurants. Allegro’s management attempted to normalize this difference by also reviewing multiples of EBITDA less capital expenditures in addition to multiples of EBITDA. Allegro’s management and board focused on EBITDA multiples, rather than multiples of EBITDA less capital expenditures, because this is the standard measure of profitability used by investors in the restaurant sector, despite this issue of comparability across Franchised and Company-Owned concepts.

Observed Multiples as of November 6, 2019

($ in thousands, except per share data)

Company Name	Market Cap	Net Debt (ex leases)	Enterprise Value	LTM EBITDA	EV/LTM EBITDA	LTM EBITDA - CapEx	EV/LTM EBITDA - CapEx	% Franchised
Franchised (<50% Company Owned)
Dine Brands Global, Inc.	$1,307.4	$1,187.2	$2,494.6	$247.7	10.1x	$231.1	10.8x	98.1%
Denny’s Corporation	$1,151.1	$263.6	$1,414.7	$95.3	14.9x	$77.9	18.2x	89.9%
Franchised Median	$1,229.2	$725.4	$1,954.6	$171.5	12.5x	$154.5	14.5x	94.0%
Company Owned (>50% Company Owned)
Brinker International, Inc.	$1,737.4	$1,211.2	$2,948.6	$369.4	8.0x	$212.5	13.9x	39.9%
Bloomin’ Brands, Inc.	$1,986.7	$1,093.8	$3,080.5	$389.6	7.9x	$210.2	14.7x	19.8%
Texas Roadhouse, Inc.	$4,038.9	$(99.5)	$3,939.4	$304.2	13.0x	$114.2	34.5x	15.6%
Red Robin Gourmet Burgers, Inc.	$348.3	$168.7	$530.8	$99.7	5.3x	$56.2	9.4x	15.5%
The Cheesecake Factory Incorporated	$1,928.1	$12.4	$1,940.5	$227.5	8.8x	$147.1	13.2x	8.8%
Darden Restaurants, Inc.	$13,912.8	$5,077.1	$18,989.9	$1,195.0	15.9x	$732.3	25.9x	3.8%
Chuy’s Holdings, Inc.	$403.9	$(11.8)	$392.1	$37.1	10.6x	$6.2	N/A	0.0%
Cracker Barrel Old Country Store, Inc.	$3,935.8	$452.9	$4,388.7	$397.2	11.0x	$268.1	16.4x	0.0%
BJ’s Restaurants, Inc.	$770.3	$133.6	$903.9	$122.9	7.4x	$38.8	23.3x	0.0%
Company Owned Median	$1,928.1	$168.7	$2,948.6	$304.2	8.8x	$147.1	15.5x	8.8%

Summary Statistics	Market Cap	Net Debt (ex leases)	Enterprise Value	LTM EBITDA	EV/LTM EBITDA	LTM EBITDA – CapEx	EV/LTM EBITDA – CapEx	% Franchised
High	$13,912.8	$5,077.1	$18,989.9	$1,195.0	15.9x	$732.3	34.5x	98.1%
Low	$348.3	$(99.5)	$392.1	$37.1	5.3x	$6.2	9.4x	0.0%
Mean	$2,865.5	$862.7	$3,729.4	$316.9	10.2x	$190.4	18.0x	26.5%
Combined Median	$1,737.4	$263.6	$2,494.6	$247.7	10.1x	$147.1	15.5x	15.5%

Despite the similar nature of each of the above companies, there are several relevant differences that Allegro’s board considered. As noted above, Allegro’s board believes that there is a significant difference between EBITDA generated by companies that are heavily Franchised and those that are heavily Company Owned. As shown, the Franchised company median enterprise value to EBITDA multiple is 12.5x vs 8.8x for the Company-Owned comparable companies. Since TGI Fridays is a largely Franchised model, with 83% of its restaurants owned and operated by franchisees as of December 30, 2019, Allegro’s board has placed greater weight on the multiples on which both Dine Brands and Denny’s Corporation trade. As such, Allegro believes that, based on this factor alone, the market should ascribe to TGI Friday’s a multiple that is above the combined comparable company median of 10.1x.

The comparable companies above also differ with regard to their diversification. Allegro’s board viewed diversification as an important factor since the restaurant sector can be cyclical and diversification may help shield companies from some of this risk. While all of the comparable companies operate in the casual dining sector, six of them have more than one brand that they operate under, five of them have international operations and none have significant licensing operations. TGI Fridays has only one casual dining concept and the Allegro board thus viewed TGI Fridays less favorably than six of the comparable companies with regard to concept diversification. With more than 50% of its restaurants located internationally, TGI Fridays has more international diversification than any of the comparable companies and, accordingly, the Allegro board viewed this factor favorably for TGI Fridays. Allegro’s board placed additional consideration on this point as the cyclical nature of the casual dining industry tends to be more regional and thus international diversification is an important factor in the reduction of this risk. Finally, none of the comparable companies derive a comparably high percentage of their profitability from licensing revenue. This point of diversification was viewed favorably by Allegro’s board of directors because TGI Fridays’ license revenue is derived from consumer packaged goods (grocery sales), which is viewed as a cheaper alternative for consumers given an economic downturn, thus providing additional protection from industrywide cyclicality.

Allegro also considered the recent operating performance of each of the comparable companies. Each of the companies above has different levels of unit growth characteristics and same-store sales trends. Given TGI Fridays’ declining unit count along with same-store sales trends that are well below any of the comparable companies, Allegro’s board viewed TGI Fridays negatively relative to the group from an operating performance standpoint.

Given TGI Fridays’ positive aspects with regard to diversification, licensing, and franchise revenue mix, offset by its poor recent operating performance, Allegro’s board believes that TGI Fridays should trade near the comparable company median of 10.1x LTM enterprise value to EBITDA. On a pro forma basis, this transaction results in a LTM July 2019 EV/Adjusted EBITDA multiple of 8.0x. As such, Allegro’s board of directors believes that this transaction is in the best interests of its shareholders.

Projections Furnished by TGI Fridays to Allegro

TGI Fridays provided Allegro with its internally prepared projections for the fiscal years ending December 2020 through 2024. Allegro has modified these projections to account for public company costs ($1.5 million per year), interest expense and taxes. The public company costs were added due to the fact that, upon the completion of a merger with Allegro, TGI Fridays will incur additional costs such as directors’ fees, Nasdaq listing fees, additional audit fees and SEC reporting costs. For its levered free cash flow analysis, Allegro included interest expense assuming that all excess cash would be used to pay down TGI Fridays’ outstanding debt. In addition, Allegro reduced the free cash flow projections using an effective tax rate of 26%. With respect to marketing spend, TGI Fridays indicated to Allegro that it plans to spend incremental marketing above its normal budget as part of its strategy to drive traffic into TGI Fridays restaurants. Allegro did not consider any of TGI Fridays’ net operating losses as it is uncertain if the benefits of these tax losses will be retained following the Transactions.

The projections were not prepared with a view to public disclosure or in accordance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants

for preparation and presentation of prospective financial information. These projections were prepared solely for internal use, capital budgeting and other management purposes, are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, including by investors or holders. You are cautioned not to rely on the projections in making a decision regarding the business combination, as the projections may be materially different than actual results.

The projections reflect numerous assumptions including assumptions with respect to company operated units, temporarily increased marketing spending, franchised units and domestic and international same-store sales trends, all of which are difficult to predict. These assumptions along with numerous others are subject to the risks and uncertainties contained in the section of this proxy statement titled “Risk Factors.” The financial projections for revenue and costs are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond TGI Fridays’ control. There will be differences between actual and projected results, including due to updated plans which reduce or eliminate the planned temporary increase in marketing spending for 2020; therefore, actual results may be materially greater or materially less than those contained in the projections. The inclusion of the projections in this proxy statement should not be regarded as an indication that TGI Fridays or its representatives considered or consider the projections to be a reliable prediction of future events, and undue reliance should not be placed on the projections.

The projections were requested by, and disclosed to, Allegro for use as a component in its overall evaluation of TGI Fridays and are included in this proxy statement on that account. TGI Fridays has not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including to Allegro. Neither TGI Fridays’ management nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of TGI Fridays compared to the information contained in the projections, and none of them intends to or undertakes any obligation to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error. Accordingly, they should not be looked upon as “guidance” of any sort. Allegro will not refer back to these forecasts in its future periodic reports filed under the Exchange Act.

Neither Allegro’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The projections used by Allegro in its analysis of TGI Fridays are summarized below (in millions of dollars, except percentages):

Unlevered Free Cash Flow Projection

	2020	2021	2022	2023	2024
Revenue	$444.3	$439.5	$441.2	$443.3	$445.3

Adj EBITDA (per company)	$58.3	$62.5	$66.9	$72.2	$76.1
Increased Marketing Spend	$(15.0)	$(5.0)	$(5.0)	$(5.0)	$0.0
Public Company Costs	$(1.5)	$(1.5)	$(1.5)	$(1.5)	$(1.5)
Adj EBITDA (per Allegro)	$41.8	$56.0	$60.4	$65.7	$74.6

Total Capital Expenditures	$(15.1)	$(14.7)	$(14.6)	$(14.4)	$(14.3)
Taxes	$(6.9)	$(10.7)	$(11.9)	$(13.3)	$(15.7)
Unlevered Free Cash Flow	$19.8	$30.6	$33.9	$38.0	$44.6

Discounted Cash Flow Analysis

Allegro’s board of directors reviewed a discounted cash flow analysis that was prepared by Allegro’s management team in order to determine the approximate price at which the combined company would trade in the public markets. A discounted cash flow analysis uses projected future free cash flows discounted back to the present using a risk adjusted rate in order to determine the value of an asset. Allegro’s management applied this valuation technique to assist the board of directors in determining the present value of TGI Fridays’ operations, or enterprise value. Allegro used TGI Fridays’ internally generated projections through fiscal year 2024 (as shown above) as the basis for Allegro’s free cash flow assumptions.

As discussed above, there are a number of key assumptions in these projections and Allegro has generally relied on the assumptions provided by the management team. Allegro’s management used both a levered and unlevered free cash flow model to estimate the intrinsic value of Allegro following the merger with TGI Fridays. These approaches and the resulting equity values are detailed below:

(1)    Allegro took expected levered cash flows (after interest expense) through 2024 and discounted them at a required equity rate of return of 14.0%. Over the last 90 years, equity rates of return (as measured by the S&P 500) have averaged 10.0%. Therefore the 14.0% rate used in this analysis is substantively higher than typical public company equity expected rates of return. Allegro has taken a more conservative approach because the risks inherent in the turnaround being implemented by TGI Fridays represent a higher degree of risk than the typical S&P 500 company. As such, Allegro believes that an equity level investor would require a premium return in order to invest at present. Allegro’s management team also used a terminal multiple of 15.0x free cash flow, which is slightly below the comparable company median, but reflects the risk associated with TGI Fridays’ higher level of debt. Other key assumptions include an interest rate of 6.2% (TGI Fridays’ current borrowing rate), contingent consideration is earned by the sellers and warrants are exercised on a cashless basis. The resulting present value of these cash flows to equity holders is between approximately $13.50 and $16.00 per share of Allegro common stock (range of values reflects no redemptions to maximum redemptions allowable to meet the minimum cash closing condition).

(2)    Allegro took expected unlevered cash flows (before interest expense) through 2024 and discounted them at an estimated weighted average cost of capital of 9.3%. The weighted average cost of capital was derived from the aforementioned 14.0% cost of equity and an after tax cost of debt of 4.6% (TGI Fridays’ borrowing rate of 6.2% on an after tax basis), both equally weighted. Other key assumptions are that contingent consideration is earned by the sellers and warrants are exercised on a cashless basis. Allegro’s management used a terminal multiple of 10.0x EBITDA (in line with the comparable company median). The resulting present value of these cash flows to all holders (debt and equity) is approximately between $14.70 and $16.10 per share (range of values reflects no redemptions to maximum redemptions allowable to meet the minimum cash closing condition).

Opinion of Financial Advisor

In making its determination with respect to the business combination, Allegro’s board of directors also considered the financial analysis reviewed by Cassel Salpeter with the Allegro board, and the oral opinion of Cassel Salpeter to the Allegro board (which was subsequently confirmed in writing by delivery of Cassel Salpeter’s written opinion dated the same date), as to, as of November 8, 2019, (i) the fairness, from a financial point of view, to Allegro of the consideration to be paid by Allegro in the business combination pursuant to the Merger Agreement and (ii) whether TGI Fridays had a fair market value equal to at least 80% of the balance of funds in Allegro’s trust account. See “— Opinion of Financial Advisor to the Board of Directors of Allegro.”

Opinion of Financial Advisor to Allegro

On November 8, 2019, Cassel Salpeter rendered its oral opinion to the board of directors of Allegro (which was confirmed in writing by delivery of Cassel Salpeter’s written opinion dated such date), to the effect that, as of November 8, 2019 and based on and subject to the assumptions, limitations, qualifications and other matters considered in the preparation of such opinion, (i) the consideration to be issued and paid by Allegro in the Transactions pursuant to the Merger Agreement was fair, from a financial point of view, to Allegro and (ii) Midco had a fair market value equal to at least 80% of the balance of funds in Allegro’s trust account (the “Trust Fund”) (less any deferred underwriting commissions and taxes payable on interest earned).

The summary of Cassel Salpeter’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Cassel Salpeter in preparing its opinion. However, neither Cassel Salpeter’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to any matter relating to the proposed merger or otherwise.

The opinion was addressed to the board of directors for the use and benefit of the members of the board (in their capacities as such) in connection with the board’s evaluation of the Transactions. Cassel Salpeter’s opinion was just one of the several factors the board took into account in making its determination to recommend the Transactions, including those described elsewhere in this proxy statement.

The opinion only addressed whether, as of the date of such opinion, (a) the consideration to be issued and paid by Allegro in the Transactions pursuant to the Merger Agreement was fair, from a financial point of view, to Allegro and (b) Midco had a fair market value equal to at least 80% of the balance of funds in Allegro’s trust account. It did not address any other terms, aspects, or implications of the Transactions or the Merger Agreement, including, without limitation, (i) other than assuming the consummation thereof in accordance with the Merger Agreement, the Distribution or the Second Merger, (i) any term or aspect of the Transactions not susceptible to financial analysis, (ii) the fairness of the Transactions, or all or any portion of the consideration, to any security holders of Allegro, Midco or any other person or any creditors or other constituencies of Allegro, Midco or any other person, (iii) the appropriate capital structure of Allegro or whether Allegro should be issuing debt or equity securities or a combination of both, (iv) the terms under which the current equityholders of TGI Fridays, which Cassel Salpeter understood included certain equityholders of Allegro, acquired their interest in TGI Fridays, including, without limitation, the value or amount of the consideration paid by such equityholders for such equity interest relative to the consideration being issued and paid by Allegro pursuant to the Merger Agreement, nor (v) the fairness of the amount or nature, or any other aspect, of any compensation or consideration payable to or received by any officers, directors, or employees of any parties to the Transactions, or any class of such persons, relative to the consideration in the Transactions pursuant to the Merger Agreement or otherwise. Cassel Salpeter did not express any view or opinion as to (x) what the value of Allegro common stock actually would be when issued in the Transactions, (y) the prices at which shares of Allegro common stock or Midco shares may trade, be purchased or sold at any time, including without limitation, for purposes of assessing the contingent consideration, or (z) the conditions under which the contingent consideration is payable pursuant to the Merger Agreement or the timing or likelihood of achieving such conditions. In addition, Cassel Salpeter did not make any representation or warranty regarding the adequacy of its opinion or the analyses underlying its opinion for the purpose of Allegro’s compliance with the terms of its constituent documents, the rules of any securities exchange or any other general or particular purpose.

Cassel Salpeter’s opinion did not address the relative merits of the Transactions as compared to any alternative transaction or business strategy that might have existed for Allegro, or the merits of the underlying decision by the board of directors or Allegro to engage in or consummate the Transactions. The financial and other terms of the Transactions were determined pursuant to negotiations between the parties to the Merger Agreement and were not determined by or pursuant to any recommendation from Cassel Salpeter. In addition, Cassel Salpeter was not authorized to, and Cassel Salpeter did not, solicit indications of interest from third parties regarding a potential transaction involving Allegro.

Cassel Salpeter’s analysis and opinion were necessarily based upon market, economic, and other conditions, as they existed on, and could be evaluated as of the date of the opinion. Accordingly, although subsequent developments could arise that would otherwise affect its opinion, Cassel Salpeter did not assume any obligation to update, review, or reaffirm the opinion to the board or any other person or otherwise to comment on or consider events occurring or coming to Cassel Salpeter’s attention after the date of the opinion.

In arriving at its opinion, Cassel Salpeter made such reviews, analyses, and inquiries as Cassel Salpeter deemed necessary and appropriate under the circumstances. Among other things, Cassel Salpeter:

•        Reviewed a draft, dated November 7, 2019, of the Merger Agreement.

•        Reviewed certain publicly available financial information and other data with respect to Allegro and TGI Fridays that Cassel Salpeter deemed relevant.

•        Reviewed certain other information and data with respect to Allegro and TGI Fridays made available to Cassel Salpeter by Allegro and TGI Fridays, including financial projections with respect to the future financial performance of TGI Fridays prepared by, and adjusted based on discussions with, management of TGI Fridays (the “Projections”) and other internal financial information furnished to Cassel Salpeter by or on behalf of Allegro and TGI Fridays.

•        Considered and compared the financial and operating performance of TGI Fridays with that of companies with publicly traded equity securities that Cassel Salpeter deemed relevant.

•        Considered the publicly available financial terms of certain transactions that Cassel Salpeter deemed relevant.

•        Compared the implied enterprise value reference ranges of Midco to the balance, as provided by Allegro management, of the Trust Fund.

•        Discussed the business, operations and prospects of TGI Fridays and the proposed Transactions with Allegro’s and TGI Fridays’ management and certain of Allegro’s and TGI Fridays’ representatives.

•        Conducted such other analyses and inquiries, and considered such other information and factors as Cassel Salpeter deemed appropriate.

For purposes of its analysis and opinion, Cassel Salpeter assumed at Allegro’s direction, that (i) the Midco Shares were, and as of immediately prior to the Distribution would be, the sole asset of Holdings, (ii) the liquidation value per share of Allegro common stock was equal to $10.15 (the “Per Share Liquidation Value”), and (iii) the Per Share Liquidation Value was a reasonable basis upon which to evaluate Buyer Common Stock and Buyer. For purposes of its analysis and opinion Cassel Salpeter, with Allegro’s consent, evaluated whether Midco had a fair market value equal to at least 80% of the Trust Fund solely upon the basis of a comparison of the implied enterprise value reference ranges of Midco indicated by Cassel Salpeter’s financial analysis with the balance of the Trust Fund (less any deferred underwriting commissions and taxes payable on interest earned), which Allegro advised Cassel Salpeter and Cassel Salpeter, for purposes of its analysis and opinion, assumed did not and would not exceed $147,796,295.

In arriving at its opinion, Cassel Salpeter, with Allegro’s consent, relied upon and assumed, without independently verifying, the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to Cassel Salpeter or available from public sources, and Cassel Salpeter further relied upon the assurances of Allegro’s and TGI Fridays’ management that they were not aware of any facts or circumstances that would have made any such information inaccurate or misleading. Cassel Salpeter is not a legal, tax, accounting, environmental, or regulatory advisor, and Cassel Salpeter did not express any views or opinions as to any legal, tax, accounting, environmental, or regulatory matters relating to Allegro, TGI Fridays, the Transactions, or otherwise. Cassel Salpeter understood and assumed that Allegro had obtained or would obtain such advice as it deemed necessary or appropriate from qualified legal, tax, accounting, environmental, regulatory, and other professionals.

With Allegro’s consent, Cassel Salpeter assumed that the Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of TGI Fridays with respect to the future financial performance of Holdings and, after giving effect to the Distribution, Midco. Cassel Salpeter assumed, at Allegro’s direction, that the Projections provided a reasonable basis upon which to analyze and evaluate Holdings and, after giving effect to the Distribution, Midco and form an opinion. Cassel Salpeter expressed no view with respect to the Projections or the assumptions on which they were based. Cassel Salpeter did not evaluate the solvency or creditworthiness of Allegro, Holdings, Midco or any other party to the Transactions, the fair value of Allegro, Holdings, Midco or any of their respective assets or liabilities, or whether Allegro, Holdings, Midco or any other party to the Transactions is paying or receiving reasonably equivalent value in the Transactions under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor did Cassel Salpeter evaluate, in any way, the ability of Allegro, Holdings, Midco or any other party to the Transactions to pay its obligations when they come due. Cassel Salpeter did not physically inspect Allegro’s, Holdings’, or Midco’s properties or facilities and did not make or obtain any evaluations or appraisals of Allegro’s, Holdings’ or Midco’s assets or liabilities (including any contingent, derivative, or off-balance-sheet assets and liabilities). Cassel Salpeter did not attempt to confirm whether Allegro, Holdings or Midco had good title to their respective assets. Cassel Salpeter’s role in reviewing any information was limited solely to performing such reviews as it deemed necessary to support its own advice and analysis and was not on behalf of the board of directors, Allegro, or any other party.

Cassel Salpeter assumed, with Allegro’s consent, that the Transactions would be consummated in a manner that complies in all respects with applicable foreign, federal, state, and local laws, rules, and regulations and that, in the course of obtaining any regulatory or third party consents, approvals, or agreements in connection with the Transactions, no delay, limitation, restriction, or condition would be imposed that would have an adverse effect on Allegro, Holdings, Midco or the Transactions. Cassel Salpeter assumed, with Allegro’s consent, that the final executed form of the Merger Agreement would not differ in any material respect from the draft Cassel Salpeter reviewed and that the Transactions would be consummated on the terms set forth in the Merger Agreement, without waiver, modification, or amendment of any term, condition, or agreement thereof that would be material to Cassel Salpeter’s analyses or opinion. Cassel Salpeter also assumed that the representations and warranties of the parties to the Merger Agreement contained therein were true and correct and that each such party would perform all of the covenants and agreements to be performed by it under the Merger Agreement. Cassel Salpeter offered no opinion as to the contractual terms of the Merger Agreement or the likelihood that the conditions to the consummation of the Transactions set forth in the Merger Agreement would be satisfied. TGI Fridays also advised Cassel Salpeter, and Cassel Salpeter assumed, that for U.S. federal tax income purposes the Transactions would qualify as a plan of reorganization within the meaning of Section 368 of the Code.

In connection with preparing its opinion, Cassel Salpeter performed a variety of financial analyses. The following is a summary of the material financial analyses performed by Cassel Salpeter in connection with the preparation of its opinion. It is not a complete description of all analyses underlying such opinion. The preparation of an opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. As a consequence, neither Cassel Salpeter’s opinion nor the respective analyses underlying its opinion is readily susceptible to partial analysis or summary description. In arriving at its opinion, Cassel Salpeter assessed as a whole the results of all analyses undertaken by it with respect to the opinion. While it took into account the results of each analysis in reaching its overall conclusions, Cassel Salpeter did not make separate or quantifiable judgments regarding individual analyses and did not draw, in isolation, conclusions from or with regard to any individual analysis or factor. Therefore, Cassel Salpeter believes that the analyses underlying the opinion must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors underlying the opinion collectively, could create a misleading or incomplete view of the analyses performed by Cassel Salpeter in preparing the opinion.

The implied valuation reference ranges indicated by Cassel Salpeter’s analyses are not necessarily indicative of actual values nor predictive of future results, which may be significantly more or less favorable than those suggested by such analyses. Much of the information used in, and accordingly the results of, Cassel Salpeter’s analyses are inherently subject to substantial uncertainty.

The following summary of the material financial analyses performed by Cassel Salpeter in connection with the preparation of its opinion includes information presented in tabular format. The tables alone do not constitute a complete description of these analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses Cassel Salpeter performed.

For purposes of its analyses, Cassel Salpeter reviewed a number of financial metrics, including the following:

•        EBITDA — generally the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization for a specified time period.

•        Enterprise Value — generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its options and other outstanding convertible securities) plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock and minority interests less the amount of cash on its balance sheet).

For purposes of its analyses, Cassel Salpeter considered the implied value of the closing consideration to be issued and paid in the Transactions of $30,000,000, the implied value of the contingent consideration to be issued in the Transactions of $0 to $20,300,000 and implied value of the merger consideration to be issued and paid in the Merger of $30,000,000 to $50,300,000 based upon the liquidation value per share of Allegro common stock of $10.15, which Allegro’s board of directors advised Cassel Salpeter, and Cassel Salpeter, at the direction of the board, assumed was a reasonable basis upon which to evaluate Allegro’s common stock.

Share prices for the selected companies used in the selected companies analysis described below were as of November 6, 2019, and the relevant values for the selected transactions analysis described below were calculated on an enterprise value basis based on the consideration proposed to be paid in the selected transactions. Estimates of financial performance for the selected companies listed below were based on publicly available research analyst estimates for those companies, and estimates of financial performance for Midco, after giving effect to the Distribution, were based on the Projections.

Discounted Cash Flow Analysis

Cassel Salpeter performed a discounted cash flow analysis of Midco based on the Projections. In performing this analysis, Cassel Salpeter applied discount rates ranging from 13.0% to 14.0% and perpetual growth rates of 1.50% to 2.50% to Midco’s projected free cash flows. This analysis indicated an implied enterprise value reference range of approximately $357,000,000 to $412,200,000 for Midco. After deducting net debt of approximately $346,684,000 as of September 30, 2019, the discounted cash flow analysis indicated an implied equity value reference range of approximately $10,316,000 to $65,516,000, as compared to the implied value of the Merger Consideration to be issued and paid in the Merger of $30,000,000 to $50,300,000.

Selected Companies Analysis

Cassel Salpeter considered certain financial data for Midco and selected companies with publicly traded equity securities Cassel Salpeter deemed relevant. The financial data reviewed included Enterprise Value as a multiple of the relevant company’s EBITDA for the latest twelve months for which financial data was publicly available, or “LTM EBITDA,” Enterprise Value as a multiple of estimated EBITDA for the year ending December 31, 2020, or “2020 E EBITDA,” and Enterprise Value as a multiple of estimated EBITDA for the year ending December 31, 2021, or “2021 E EBITDA.” The selected companies with publicly traded equity securities were:

Companies with >50% Franchised Units

•        Denny’s Corporation

•        Dine Brands Global, Inc.

Companies with <50% Franchised Units

•        Darden Restaurants, Inc.

•        Cracker Barrel Old Country Store, Inc.

•        Texas Roadhouse, Inc.

•        The Cheesecake Factory Incorporated

•        Bloomin’ Brands, Inc.

•        Brinker International, Inc.

•        BJ’s Restaurants, Inc.

•        Red Robin Gourmet Burgers, Inc.

•        Chuy’s Holdings, Inc.

Cassel Salpeter calculated the following multiples with respect to the selected companies:

Enterprise Value Multiple of	High	Mean	Median	Low
LTM EBITDA	17.3x	13.5x	12.4x	10.6x
2020 E EBITDA	16.1x	12.4x	11.5x	10.3x
2021 E EBITDA	15.4x	11.9x	11.0x	9.8x

Taking into account the results of the selected companies analysis, Cassel Salpeter applied multiples of 6.0x to 7.0x to TGI Fridays’ EBITDA for the last twelve months ended September 30, 2019, 8.0x to 9.0x to TGI Fridays’ projected EBITDA for the year ending December 31, 2020, and 7.0x to 8.0x to TGI Fridays’ projected EBITDA for the year ending December 31, 2021, which indicated an implied enterprise value reference range of approximately $350,300,000 to $400,700,000 for Midco. After deducting net debt of approximately $346,684,000 as of September 30, 2019, the selected companies analysis indicated an implied equity value reference range for Midco of approximately $3,616,000 to $54,016,000, as compared to the implied value of the merger consideration to be issued and paid in the Transactions of $30,000,000 to $50,300,000.

None of the selected companies have characteristics identical to TGI Fridays. An analysis of selected publicly traded companies is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading values of the companies reviewed.

Selected Transactions Analysis

Cassel Salpeter considered certain financial data for TGI Fridays and the financial terms of the following business transactions Cassel Salpeter deemed relevant. The financial data reviewed included Enterprise Value (calculated based on the consideration to be paid in the relevant transaction) as a multiple of trailing twelve months, or “TTM,” EBITDA. The selected transactions were:

Date Announced	Target	Acquiror
Oct. 2019	TGI Friday’s Inc.	TriArtisan Capital Advisors & Other Investors
Jul. 2019	Fox Restaurant Concepts LLC/ North Italia/Flower Child	The Cheesecake Factory Incorporated
Jun. 2019	Del Frisco’s Restaurant Group, Inc.	L Catterton Partners
Mar. 2018	Bravo Brio Restaurant Group, Inc.	Spice Private Equity AG
Feb. 2018	Fogo de Chão, Inc.	Rhone Capital, L.L.C.
Mar. 2017	Cheddar’s Inc.	Darden Restaurants, Inc.
Dec. 2017	Qdoba Restaurant Corporation	Apollo Global Management, Inc.
Dec. 2017	Imvescor Restaurant Group Inc.	MTY Food Group Inc.
Nov. 2017	Buffalo Wild Wings, Inc.	Arby’s Restaurant Group, Inc.
Oct. 2017	Ruby Tuesday, Inc.	NRD Capital Management, LLC
Jun. 2015	Pepper Dining, Inc.	Brinker International, Inc.
May 2015	Frisch’s Restaurants, Inc.	NRD Capital Management, LLC
May 2014	Red Lobster Seafood Co., LLC	Golden Gate Capital

Cassel Salpeter calculated the following multiples with respect to the selected transactions:

	High	Mean	Median	Low
Enterprise Value as a Multiple of TTM EBITDA	20.2x	10.3x	9.2x	5.3x

Taking into account the results of the selected transactions analysis, Cassel Salpeter applied multiples of 7.0x to 8.0x to TGI Fridays’ EBITDA for the last twelve months ended September 30, 2019, which indicated an implied enterprise value reference range of approximately $352,100,000 to $402,400,000 for Midco. After deducting net debt of approximately $346,684,000 as of September 30, 2019, the selected transactions analysis indicated an implied equity value reference range for Midco of approximately $5,416,000 to $55,716,000, as compared to the implied value of the merger consideration to be issued and paid in the Transactions of $30,000,000 to $50,300,000.

None of the target companies or transactions in the selected transactions have characteristics identical to TGI Fridays or the proposed Transactions. Accordingly, an analysis of selected business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the target companies in the selected transactions and other factors that could affect the respective acquisition values of the transactions reviewed.

Implied Value Reference Range of Midco Compared to Trust Fund Balance

Cassel Salpeter also compared the implied aggregate enterprise value reference range of Midco indicated by Cassel Salpeter’s financial analyses of $350,300,000 to $ 412,200,000 with the balance of the funds remaining in Buyer’s trust account, which Allegro advised Cassel Salpeter and Cassel Salpeter, for purposes of its analysis and opinion, assumed did not and would not exceed $147,006,000.

Other Matters Relating to Cassel Salpeter’s Opinion

As part of its investment banking business, Cassel Salpeter regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, private placements and other purposes. Cassel Salpeter is a recognized investment banking firm that has substantial experience in providing financial advice in connection with mergers, acquisitions, sales of companies, businesses and other assets and other transactions. Cassel Salpeter became entitled to receive a fee of $85,000 for rendering its opinion, no portion of which is contingent upon the completion of the Transactions. In addition, Allegro agreed to reimburse Cassel Salpeter for certain expenses incurred by it in connection with its engagement and to indemnify Cassel Salpeter and its related parties for certain liabilities that may arise out of its engagement or the rendering of its opinion. In accordance with Cassel Salpeter’s policies and procedures, a fairness committee of Cassel Salpeter was not required to, and did not, approve the issuance of Cassel Salpeter’s opinion.

Satisfaction of 80% Test

It is a requirement under Allegro’s charter that any business acquired by Allegro have a fair market value equal to at least 80% of the balance of the funds in the trust account (exclusive of deferred underwriting commissions and taxes payable) at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of Fridays generally used to approve the business combination described herein, the Allegro board of directors determined that this requirement was met. The board determined that consideration being paid in the business combination, which amount was negotiated at arms-length, was fair to and in the best interests of Allegro and its stockholders and appropriately reflected Allegro’s value. In reaching this determination, the board concluded that it was appropriate to base such valuation on qualitative factors such as management strength and depth, competitive positioning, diversification and business model as well as quantitative factors such as Fridays’ historical operating performance and its potential for future growth in revenues and profits. Allegro’s board of directors believed that the financial skills and background of its members qualified it to conclude that the acquisition of Fridays met this requirement. In addition, Allegro’s board of directors considered the financial analysis reviewed by Cassel Salpeter with the Allegro board, and the oral opinion of Cassel Salpeter to the Allegro board (which was subsequently confirmed in writing by delivery of Cassel Salpeter’s written opinion dated the same date), as to, as of November 8, 2019, whether Fridays had a fair market value equal to at least 80% of the balance of funds in Allegro’s trust account.

Interests of Allegro’s Directors, Officers and Others in the Business Combination

When you consider the recommendation of Allegro’s board of directors in favor of approval of the Merger Proposal, you should consider that Allegro’s initial stockholders, including its directors and executive officers, have interests in such proposal that may be different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•        If the business combination with TGI Fridays or another business combination is not consummated by March 31, 2020 (or such later date as approved by Allegro’s stockholders), Allegro will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 3,737,500 founder shares held by Allegro’s initial stockholders and their permitted transferees, which were acquired for an aggregate purchase price of $25,000 prior to Allegro’s initial public offering, would be worthless because Allegro’s initial stockholders are not entitled to participate in any redemption or distribution with respect to such shares, as will the 322,500 private placement units that were acquired simultaneously with the IPO for an aggregate purchase price of $3,225,000. Such common stock and units had an aggregate market value of $[•] based upon the closing price of $[•] and $[•] of the common stock and units, respectively, on Nasdaq on [•], 2020.

•        It is expected that Eric S. Rosenfeld and David D. Sgro will be directors of Allegro following the business combination (assuming they are elected at this meeting). As such, in the future each may receive cash fees, stock options or stock awards that the Allegro board of directors determines to pay to its directors.

•        In connection with Allegro’s initial public offering, Eric S. Rosenfeld, Allegro’s Chief Executive Officer, has agreed that he will be liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by certain claims of target businesses or vendors or other entities that are owed money by Allegro for services rendered, contracted for or products sold to Allegro. If Allegro is unable to complete a business combination within the required time period, Mr. Rosenfeld will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Allegro for services rendered or contracted for or products sold to Allegro, but only if such a vendor or target business has not executed such a waiver.

•        If Allegro is unable to complete a business combination within the required time period, it will pay the costs of any subsequent liquidation from its remaining assets outside of the trust account. If such funds are insufficient, Mr. Rosenfeld has agreed to pay the funds necessary to complete such liquidation (currently anticipated to be no more than approximately $15,000) and has agreed not to seek repayment for such expenses.

•        All rights specified in Allegro’s charter relating to the right of officers and directors to be indemnified by Allegro, and of Allegro’s officers and directors to be exculpated from monetary liability with respect to prior acts or omissions, will continue after a business combination. If the business combination is not approved and Allegro liquidates, Allegro will not be able to perform its obligations to its officers and directors under those provisions.

•        In connection with Allegro obtaining the extension of time to complete an initial business combination, the initial stockholders have loaned Allegro an aggregate of $781,699.17 for the Contributions necessary to secure such extension. These loans are evidenced by non-interest bearing notes and are repayable by Allegro upon consummation of the business combination. If the business combination is not consummated, the notes will not be repaid and will be forgiven except to the extent of any funds held outside of the trust account.

•        Eric Rosenfeld invested $500,000 in TriArtisan TGIF Partners LLC, an entity that purchased units of Holdings as part of the October 2019 sale of all units held by Sentinel, an owner of the TGI Fridays business, and other equityholders of TGI Fridays, to TriArtisan and others. If the Merger Proposal is approved and the business combination with TGI Fridays is consummated, Mr. Rosenfeld’s investment will represent an indirect investment in an aggregate of 65,266 shares of Allegro common stock. If the Merger Proposal is not approved and the business combination is not consummated, Mr. Rosenfeld’s investment will remain an indirect investment in the TGI Fridays business

Recommendation of Allegro’s Board of Directors

After careful consideration of the matters described above, Allegro’s board of directors determined that each of the Merger Proposal, the Charter Proposals, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal, if presented, are fair to and in the best interest of Allegro’s stockholders and unanimously recommends that you vote or give instructions to vote “FOR” each of these proposals.

The foregoing discussion of the information and factors considered by the Allegro board of directors is not meant to be exhaustive, but includes the material information and factors considered by the Allegro board of directors.

Material Federal Income Tax Consequences of the Transactions to Allegro and its Securityholders

The following section is a summary of the material United States federal income tax consequences of the Transactions to holders of Allegro common stock who are United States persons. This discussion addresses only those Allegro common stockholders that hold their common stock as a capital asset within the meaning of Section 1221 of the Code, and does not address all the U.S. federal income tax consequences that may be relevant to particular holders in light of their individual circumstances or to holders that are subject to special rules, such as:

•        financial institutions;

•        investors in pass-through entities;

•        tax-exempt organizations;

•        dealers in securities or currencies;

•        traders in securities that elect to use a mark to market method of accounting;

•        persons that hold Allegro common stock as part of a straddle, hedge, constructive sale or conversion transaction; and

•        persons who are not citizens or residents of the United States.

This section is based upon the Code, applicable treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect as of the date of its opinion, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local, and foreign laws, or federal laws other than those pertaining to the income tax, are not addressed.

The parties to the Merger Agreement have not requested and do not intend to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the business combination. Accordingly, there can be no assurance that the IRS will not challenge these opinions or that a court would not sustain such a challenge.

It is anticipated that no gain or loss will be recognized by Allegro or by the Allegro stockholders if their conversion rights are not exercised.

It is also anticipated that an Allegro stockholder who exercises conversion rights and effects a termination of the stockholder’s interest in Allegro will be required to recognize gain or loss upon the exchange of that stockholder’s Allegro common stock for cash. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder’s shares of Allegro common stock being converted to cash. This gain or loss will be a capital gain or loss if such shares were held as a capital asset on the date of Merger and will be a long-term capital gain or loss if the holding period for the shares of Allegro Common Stock is more than one year.

This discussion is intended to provide only a summary of the material U.S. federal income tax consequences of the business combination. It does not address tax consequences that may vary with, or are contingent on, your individual circumstances. In addition, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the Transactions. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular U.S. federal, state, local or foreign income or other tax consequences to you of the business combination.

Anticipated Accounting Treatment

Allegro anticipates the Transactions will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Allegro will be treated as the acquired company and Midco will be treated as the acquirer for financial reporting purposes.

Regulatory Matters

The Transactions are not subject to any additional federal or state regulatory requirement or approval, except for filings with the applicable state offices necessary to effectuate the Mergers.

Required Vote

The approval of the Merger Proposal will require the affirmative vote of the holders of a majority of the then outstanding shares of Allegro common stock present and entitled to vote at the annual meeting. Additionally, the Transactions will not be consummated if Allegro would have less than $5,000,001 of net tangible assets immediately prior to or upon consummation of the Transactions, after taking into account the holders public shares who properly demanded that Allegro convert their public shares into their pro rata share of the trust account.

The approval of the Merger Proposal is a condition to the consummation of the Transactions. If the Merger Proposal is not approved, the other proposals (except an Adjournment Proposal, as described below) will not be presented to the stockholders for a vote.

As of the date of this proxy statement, Allegro does not believe there will be any changes or waivers that Allegro’s directors and officers would be likely to make after stockholder approval of the Merger Proposal has been obtained. While certain changes could be made without further stockholder approval, Allegro will circulate a new or amended proxy statement and resolicit Allegro’s stockholders if changes to the terms of the transaction that would have a material impact on its stockholders or represent a fundamental change in the proposals being voted upon.

THE ALLEGRO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE ALLEGRO STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

THE MERGER AGREEMENT

For a discussion of the structure of the Transactions, consideration and indemnification provisions of the Merger Agreement, see the section of this proxy statement titled “The Merger Proposal.” Such discussion and the following summary of other material provisions of the Merger Agreement is qualified by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement. All stockholders are encouraged to read the Merger Agreement in its entirety for a more complete description of the terms and conditions of the Transactions.

Closing and Effective Time of the Business Combination

The closing of the business combination will take place on the third business day following the satisfaction or waiver of the conditions described below under the subsection entitled “Conditions to the Closing of the Business Combination,” unless Allegro and TGI Fridays agree in writing to another time. The business combination is expected to be consummated as soon as practicable after the annual meeting of Allegro’s stockholders described in this proxy statement.

Representations and Warranties

Except as limited below, the Merger Agreement contains representations and warranties of Allegro, Merger Sub, Holdings and each of Holdings’ subsidiaries generally relating, among other things, to:

•        organization and qualification;

•        authority relative to the Merger Agreement;

•        required filings and consents;

•        no conflict;

•        capitalization;

•        compliance;

•        SEC reports and financial statements;

•        undisclosed liabilities;

•        absence of certain changes or events;

•        ownership of assets

•        real property

•        intellectual property

•        permits;

•        tax matters;

•        employee benefit plans;

•        environmental matters;

•        contracts;

•        related party transactions;

•        franchisees and suppliers of TGI Fridays;

•        labor matters;

•        litigation and governmental orders;

•        insurance;

•        brokers;

•        restrictions on business activities;

•        anti-corruption matters;

•        board approval;

•        TGI Fridays’ reorganization transaction with the prior controlling owner of TGI Fridays;

•        listing of Allegro’s securities;

•        Allegro’s trust account;

•        matters relating to Allegro’s status as a special purpose acquisition company; and

•        emerging growth company status of Allegro.

Covenants

Allegro, Merger Sub, Holdings, and each of Holdings’ subsidiaries have each agreed to take such actions as are necessary, proper or advisable to consummate the Transactions. Each of them has also agreed to continue to operate their respective businesses in the ordinary course consistent with past practices prior to the closing and Allegro and Merger Sub have agreed not to, and Holdings has agreed to cause its subsidiaries not to, take the following actions, among others, except as permitted by the Merger Agreement, without the prior written consent of the other party:

•        Waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

•        Abandon, allow to lapse, transfer, sell, assign, or license to any person or otherwise extend, amend or modify any material intellectual property rights or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business, provided that (in the case of Holdings’ subsidiaries) in no event shall the acquired companies license on an exclusive basis or sell, transfer, or otherwise dispose of or abandon any intellectual property rights or material assets of the acquired companies;

•        Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any equity interest (other than any such dividend or distribution by a subsidiary of Holdings to Holdings or another subsidiary of Holdings), or split, combine or reclassify any equity interest or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any equity interest;

•        Purchase, redeem or otherwise acquire, directly or indirectly, in the case of Holdings’ subsidiaries, any equity interest of Allegro or a subsidiary of Holdings (other than pursuant to agreements entered into in connection with the Reorganization) or, in the case of Allegro, any equity interest of a subsidiary of Allegro;

•        Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any equity interest or any securities convertible into or exchangeable for equity interests, or subscriptions, rights, warrants or options to acquire any equity interests or any securities convertible into or exchangeable for equity interests, or enter into other agreements or commitments of any character obligating it to issue any such equity interests or convertible or exchangeable securities;

•        Amend its charter or other organizational documents;

•        Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, or otherwise acquire or agree to acquire outside the ordinary course of business any assets which are material, individually or in the aggregate, to the business of Holdings or Allegro, as applicable, or enter into any joint ventures, strategic partnerships or alliances, or other arrangements that provide for exclusivity of territory or otherwise restrict a subsidiary of Holdings’ or Allegro’s, as applicable, ability to compete or to offer or sell any products or services to other persons. For purposes of this paragraph, “material” includes the requirement that, as a result of such transaction, financial statements of the acquired, merged, or consolidated entity be included in this proxy statement;

•        Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales in the ordinary course of business, and (B) the sale, lease or disposition of property or assets that are not material, individually or in the aggregate, to the business of the Allegro, on the one hand, or Holdings’ subsidiaries, on the other;

•        Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons (other than affiliates in the ordinary course of business), issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Allegro or a subsidiary of Holdings, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

•        Increase any benefits under any employee plan, grant any severance or termination pay, pay any special bonus or special remuneration, or increase the compensation payable or paid, whether conditionally or otherwise, to any employee, officer, director or consultant of any of the acquired companies or enter into or adopt any new severance plan, or amend, modify, or alter in any material respect any employee plan (in each case, other than (A) in the ordinary course of business or (B) required by legal requirements or required pursuant to the terms of an existing employee plan, an existing employment, consulting, change of control, severance or similar agreement, or any transaction bonus agreement with any current or former director, officer, employee or consultant);

•        Enter into any employment contract or collective bargaining agreement (other than in the ordinary course of business consistent with past practice);

•        Pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation for an amount greater than $100,000 (in the case of Allegro) or $500,000 (in the case of Holdings’ subsidiaries) (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction of any claims, liabilities, or obligations in the ordinary course of business consistent with past practices or in accordance with their terms, or recognized or disclosed in TGI Fridays’ financials or Allegro’s SEC reports, as applicable, or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any material manner, terminate, release any person from or knowingly fail to enforce any material confidentiality or similar agreement, to which Allegro, Holdings, or any of its subsidiaries is a party or beneficiary, as applicable (other than with customers and other counterparties in the ordinary course of business consistent with past practices);

•        Except in the ordinary course of business consistent with past practices, modify in any material respect or terminate (other than in accordance with its terms) certain contracts, or waive, delay the exercise of, release, or assign any material rights or claims thereunder;

•        Except as required by legal requirements or GAAP, revalue any of its assets in any material manner or make any material change in accounting methods, principles or practices;

•        Except in the ordinary course of business consistent with past practices, incur or enter into any contract requiring the payment in excess of $1,000,000 in any 12 month period;

•        Make, revoke, amend, or rescind any tax elections, enter into or amend any agreement or settlement or compromise with any taxing authority, execute any waiver of restrictions on assessment or collection of any tax, or change any method of accounting for tax purposes or prepare or file any tax return in a manner materially inconsistent with past practice, except as required by legal requirements;

•        Form or establish any subsidiary except in the ordinary course of business consistent with prior practice or as contemplated by the Merger Agreement;

•        Make capital expenditures in excess of previously budgeted amounts;

•        Enter into any material transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders, managers, members or other Affiliates other than (A) the payment of salary and benefits and the advancement of expenses in the ordinary course of business consistent with prior practice, (B) with respect to Holdings’ subsidiaries, the payment of a management and other fees as provided in the Management Services Agreement, dated October 16, 2019, by and between TriArtisan Capital Advisors LLC and TGI Friday’s Inc., (C) with respect to Holdings’ subsidiaries, such distributions or advancements by a subsidiary of Holdings to Holdings or another subsidiary of Holdings, or (D) with respect to Allegro, loans from affiliates for working capital purposes made in strict compliance with the provisions of the Merger Agreement; or

•        Agree in writing or otherwise agree or commit to take any of the foregoing actions.

The Merger Agreement also contains additional covenants of the parties, including covenants providing for:

•        Allegro and TGI Fridays to prepare and file this proxy statement;

•        the protection of confidential information of the parties and, subject to the confidentiality requirements, the provision of reasonable access to information. See the section of this proxy statement titled “The Merger Agreement — Confidentiality; Access to Information”;

•        the parties to use commercially reasonable efforts to do all things necessary, proper or advisable to consummate and make effective the Transactions, including obtaining all necessary approvals from governmental agencies and other third parties;

•        TGI Fridays and its affiliates to waive their rights to make claims against Allegro to collect from the trust account any monies that may be owed to them by Allegro (except in certain limited exceptions);

•        Allegro to use its best efforts to keep the Allegro common stock and warrants listed for trading on Nasdaq through the consummation of the business combination and thereafter Allegro and Holdings’ subsidiaries will use commercially reasonable efforts to continue the listing for trading of the Allegro common stock and warrants;

•        the parties not to solicit or enter into discussions or transactions with any third party regarding any merger, sale of ownership interests or assets of the other party;

•        Allegro to maintain tail directors’ and officers’ liability insurance policies for a period of six years following the Transactions;

•        Affiliates of Holdings’ subsidiaries to repay any amounts owed by them to Holdings’ subsidiaries, cause any guaranty made by a subsidiary of Holdings to a third party for the payment or performance of any obligations of any affiliate to be terminated and, other than the Midco equityholders after the Distribution (solely by virtue of their ownership of equity interest in Midco) and as otherwise set forth in the Merger Agreement, cease to own any direct equity interest in any Holdings subsidiary or in any other entity that uses the name “TGI Friday’s”, “Friday’s” or any derivative thereof;

•        TGI Fridays to provide periodic financial information to Allegro through the closing;

•        Allegro to cause the trust account to be distributed immediately upon consummation of the Transactions and to pay all liabilities and obligations of Allegro due or incurred at or prior to the date of closing, including (i) payment to the holders of public shares who elect to convert their shares into cash, (ii) payment of Allegro’s income and other tax obligations, (iii) repayment of loans included on Allegro’s consolidated balance sheet as of the closing and permitted under the Merger Agreement and reimbursement of expenses to directors and officers of Allegro, (iv) to third parties (e.g., professionals, printers, etc.) who have rendered services to Allegro in connection with its operations and efforts to effect the Transactions, and (v) as payment of cash consideration to electing TGI Fridays equityholders;

•        through the closing of the business combination, Allegro shall be allowed to borrow funds from its directors, officers and/or stockholders to meet its reasonable capital requirements;

•        Holdings to use commercially reasonable efforts to cause each Midco equityholder to agree not to transfer, subject to certain exceptions, the shares of Allegro common stock received in connection with the Transactions until the earlier to occur of (i) December 15, 2020, (ii) subsequent to the closing date, the date on which Allegro completes a liquidation, merger, stock exchange or other similar transaction that results in all holders of Allegro common stock having the right to exchange their shares of common stock for cash, securities or other property, and (iii) the date on which the closing price of a share of Allegro common stock on Nasdaq equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within a 30-trading day period commencing at least 150 days following the closing date;

•        at or prior to the closing of the business combination, Allegro shall execute and deliver a Registration Rights Agreement pursuant to which, among other things, Allegro will agree to register for resale under the Securities Act the shares of Allegro common stock to be issued to the TGI Fridays equityholders; and

•        Allegro to terminate certain agreements with affiliates at or prior to the closing.

Conditions to the Closing of the Transactions

General Conditions

Consummation of the business combination is conditioned on: (i) the Allegro stockholders approving the Merger Proposal, Charter Proposals, and Director Election Proposal; (ii) Allegro having at least $5,000,001 of net tangible assets immediately prior to or upon consummation of the Transactions after taking into account holders of public shares that have properly demand conversion of their public shares into cash; (iii) no order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority or statute, rule or regulation that is in effect and prohibits or enjoins the consummation of the Transactions; and (iv) no material adverse effect with respect to Allegro or TGI Fridays shall have occurred between the date of the Merger Agreement and the Closing.

TGI Fridays’ Conditions to Closing

The obligations of TGI Fridays to consummate the Transactions are also conditioned upon, among other things:

•        the accuracy of the representations and warranties of Allegro and Merger Sub (subject to certain bring-down standards);

•        performance of the covenants of Allegro and Merger Sub required by the Merger Agreement to be performed on or prior to the closing;

•        Allegro satisfying the Minimum Cash Condition;

•        Allegro and the persons currently party to the registration rights agreement in place among Allegro and certain of its shareholders executing and delivering the Registration Rights Agreement;

•        resignations and appointments as specified in the Merger Agreement;

•        the filing and effectiveness of amended and restated organizational documents of Allegro; and

•        Allegro’s common stock continuing to be listed on the Nasdaq Capital Market.

Allegro’s and Merger Sub’s Conditions to Closing

The obligations of Allegro and Merger Sub to consummate the Transactions are also conditioned upon, among other things:

•        the accuracy of the representations and warranties of TGI Fridays (subject to certain bring-down standards);

•        performance of the covenants of TGI Fridays required by the Merger Agreement to be performed on or prior to the closing; and

•        the absence of insider loans.

Waivers

Either Allegro or TGI Fridays may waive any inaccuracies in the representations and warranties made to such party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and waive compliance with any agreements or conditions for the benefit of itself or such party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement. Notwithstanding the foregoing, pursuant to Allegro’s current amended and restated certificate of incorporation, Allegro cannot consummate the Transactions if it has less than $5,000,001 of net tangible assets immediately prior to or upon consummation of the Transactions after taking into account holders of public shares that have properly demand conversion of their public shares into cash.

Termination

The Merger Agreement may be terminated at any time, but not later than the closing, as follows:

•        by mutual written consent of Allegro and TGI Fridays;

•        by either Allegro or TGI Fridays if the Transactions are not consummated on or before March 31, 2020, provided that the right to terminate the Merger Agreement will not be available to any party whose action or failure to act has been a principal cause of or primarily resulted in the failure of the Transactions to occur on or before such date and such action or failure to act constitutes a breach of the Merger Agreement;

•        by either Allegro or TGI Fridays if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which order, decree, judgment, ruling or other action is final and non-appealable;

•        by either Allegro or TGI Fridays if, at the Allegro stockholder meeting called to approve the Transactions, the matters presented to the stockholders fail to be approved by the required vote (subject to any adjournment or recess of the meeting).

•        by either Allegro or TGI Fridays if Allegro has less than $5,000,001 of net tangible assets immediately prior to or upon consummation of the Transactions, after taking into account holders of public shares that have properly demand conversion of their public shares into cash;

•        by TGI Fridays if the Minimum Cash Condition is not satisfied; or

•        by either Allegro or TGI Fridays if the other party has breached any of its covenants or representations and warranties in any material respect which cannot be cured or, if curable, and has not been cured within thirty days of the notice of an intent to terminate, provided that the terminating party is itself not in material breach.

Fees and Expenses

All fees and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring such expenses whether or not the Transactions are consummated.

Confidentiality; Access to Information

Allegro and TGI Fridays will afford to the other party and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to all of their respective properties, books, records and personnel during the period prior to the closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel, as each party may reasonably request. Allegro and TGI Fridays will maintain in confidence any non-public information received from the other party, and use such non-public information only for purposes of consummating the Transactions.

Amendments

The Merger Agreement may be amended by the parties thereto at any time prior to the closing of the Transactions by execution of an instrument in writing signed on behalf of each of the parties.

Governing Law; Consent to Jurisdiction

The Merger Agreement is governed by and construed in accordance with the law of the state of Delaware, regardless of the law that might otherwise govern under applicable principles of the conflicts of laws of Delaware. With respect to disputes related to the Merger Agreement, each party irrevocably consents to the exclusive jurisdiction and venue of the courts of the State of Delaware or the federal courts located in the State of Delaware.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined statements of operations of Allegro for the year ended December 30, 2019 combine the historical statements of operations of Allegro for the fiscal year ended December 31, 2019 and the historical consolidated statements of operations of Midco for the fiscal year ended December 30, 2019, adjusted to give pro forma effect to the Transactions and certain other events related to the business combination between Allegro and TGI Fridays, in each case, as if such Transactions and other events had been consummated on January 1, 2019. In addition, the unaudited pro forma condensed combined statement of operations of Allegro for the year ended December 30, 2019 gives pro forma effect to the Gold Coast Acquisition and Briad Acquisition as if each such acquisition had been consummated on January 1, 2019. The unaudited pro forma condensed combined balance sheet of Allegro as of December 30, 2019 combines the historical balance sheet of Allegro as of December 31, 2019 and the historical consolidated balance sheet of Midco as of December 30, 2019, adjusted to give pro forma effect to the Transactions and certain other events related to the business combination between Allegro and TGI Fridays, in each case, as if such Transactions and other events had been consummated on December 30, 2019. In addition, the unaudited pro forma condensed combined balance sheet of Allegro as of December 30, 2019 gives effect to the Briad Acquisition as if such acquisition had been consummated on December 30, 2019. The Gold Coast Acquisition was consummated during TGI Fridays’ 2019 fiscal year and, accordingly, is reflected in the consolidated balance sheet of Midco as of December 30, 2019.

The historical combined financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give pro forma effect to events that are: (i) directly attributable to the Transactions; (ii) factually supportable; and (iii) with respect to the statement of operations, expected to have a continuing impact on Allegro’s results following the completion of the business combination with TGI Fridays. The adjustments are based on currently available information and certain estimates and assumptions. Therefore, the actual adjustments may differ from the pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the Transactions, the events related to the business combination, the Gold Coast Acquisition and the Briad Acquisition (collectively, the “Pro Forma Events”), and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements and related notes are presented for illustrative purposes only and should not be relied upon as an indication of operating results that Allegro would have achieved if the Pro Forma Events had taken place on the specified date. In addition, future results may vary significantly from the results reflected in the unaudited pro forma condensed combined financial statements and should not be relied on as an indication of the future results of Allegro.

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:

•        the accompanying notes to the unaudited pro forma condensed combined financial statements;

•        the historical 2019 audited financial statements of Allegro included elsewhere in this proxy statement;

•        the historical 2019 audited financial statements of Midco included elsewhere in this proxy statement;

•        the historical 2019 audited financial statements of GC Restaurants, LLC included elsewhere in this proxy statement;

•        the historical 2019 audited financial statements of Briad Restaurant Group, LLC included elsewhere in this proxy statement; and

•        other information relating to Allegro and Midco contained in this proxy statement.

Under Allegro’s charter, public stockholders have the right to demand that, upon consummation of the business combination, Allegro convert their public shares for a full pro rata portion of the amount in the trust account as of two business days prior to the closing of the business combination. It is anticipated that this would amount to approximately $10.33084 per share calculated as of two (2) business days prior to the consummation of the business combination.

•        Assuming No Conversions:    This scenario assumes that no public shares are converted. Under this scenario, Cowen and the former equityholders of Midco will own approximately 17% of the Allegro common stock to be outstanding immediately after the business combination and the current Allegro stockholders will own approximately 83% of the outstanding Allegro common stock. Additionally, approximately $91 million from the trust account distribution will be used to pay down Midco’s outstanding acquisition notes and securitization facility.

•        Assuming Maximum Conversions:    This scenario assumes that 6,773,946 public shares are converted, resulting in an aggregate payment of approximately $69.3 million out of the trust account to converting public stockholders. This assumption is based on the ability of Midco to terminate the Merger Agreement if Allegro does not meet the Minimum Cash Condition, thus establishing a floor for the remaining value of trust assets available post-transaction. Under this scenario, Cowen and the former equityholders of Midco will own approximately 27% of the Allegro common stock to be outstanding immediately after the business combination and the current Allegro stockholders will own approximately 73% of the outstanding Allegro common stock.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements have been prepared on the basis that the acquisition of Midco under the Merger Agreement has been accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Allegro will be treated as the acquired company and Midco will be treated as the acquirer for financial reporting purposes. The unaudited pro forma condensed combined financial information assumes no exercise of warrants, and excludes the potential issuance of the Contingent Consideration, as the issuance of the Contingent Consideration is dependent on the occurrence of certain future events.

One-time transaction-related expenses anticipated to be incurred prior to, or concurrent with, the closing of the business combination between Allegro and TGI Fridays are not included in the unaudited pro forma condensed combined statement of income. For the year ended December 30, 2019, such transaction expenses were $1.8 million. Management has identified an additional $6.0 million of transaction-related expenses, to be incurred during the first quarter of 2020, primarily related to facilitation fees of $3.8 million in connection with the Transactions.

Unaudited Pro Forma Condensed Combined Balance Sheet As of December 30, 2019 (In thousands)
	(a)	(b)				(f)
	TGIF Midco, Inc. and Subsidiaries Historical as of December 30, 2019	Briad Acquisition Historical as of December 30, 2019	Pro Forma Adjustments Briad Acquisition		Pro Forma Combined TGIF Midco & Briad	Allegro Merger Corp. Historical as of December 31, 2019	Pro Forma Adjustments Allegro Transaction		Pro Forma Combined (Assuming No Redemption)	Redemption Adjustments		Pro Forma Combined (Assuming Maximum Redemption)
ASSETS
CURRENT ASSETS:
Cash and equivalents	$16,343	$1,551	$(8,051)	(c)	$9,843	$88	$782	(g)	$10,712	$20,628	(g)	$31,340
Restricted Cash	6,325		—		6,325		—		6,325	—		6,325
Receivables – net	34,288	1,702	(7,797)	(d)	28,193		—		28,193	—		28,193
Inventories	3,947	971	—		4,918		—		4,918	—		4,918
Prepaid expenses and other	7,003	12	2,147	(w)	9,162	84	—		9,246	—		9,246
Income taxes receivable	439	—	—		439	—	—		439	—		439
Total current assets	68,345	4,236	(13,701)		58,880	172	782		59,834	20,628		80,461

PROPERTY, EQUIPMENT, AND IMPROVEMENTS – Net	43,797	14,577	(6,620)	(d)	51,754	—	—		51,754	—		51,754

OTHER ASSETS:
Goodwill	12,403		—		12,403		—		12,403	—		12,403
Intangible assets – net	239,302	382	24,910	(d)	264,594		—		264,594	—		264,594
Investments held in trust	—		—		—	152,998	(152,998)	(h)	—	—		—
Other assets	1,534	1	1,450	(w)	2,985		—		2,985	—		2,985
Total other assets	253,239	383	26,360		279,982	152,998	(152,998)		279,982	—		279,982
TOTAL	$365,381	$19,196	$6,039		$390,616	$153,170	$(152,216)		$391,569	$20,628		$412,198

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Accounts payable	26,547	9,064	(9,064)	(x)	26,547	70	—		26,617	—		26,617
Short term borrowings	15,000		10,000	(m)	25,000		(25,000)	(l)	—	25,000	(l)	25,000
Accrued liabilities	36,526	10,974	(8,273)	(d)	39,227	78	—		39,305	—		39,305
Acquisitions note payable – current	536		—		536		(536)	(k)	—	—		—
Long-term debt – current	6,374		—		6,374		—		6,374	—		6,374
Total current liabilities	84,983	20,038	(7,337)		97,684	148	(25,536)		72,296	25,000		97,296
Deferred income taxes	6,580		—		6,580		—		6,580	—		6,580
Long-term debt	345,144		—		345,144		(66,415)	(l)	278,729	66,415	(l)	345,144
Acquisitions note payable	6,996		—		6,996		(6,996)	(k)	—	—		—
Deferred underwriting commission	—		—		—	5,623	(5,623)	(i)	—	—		—
Other long-term liabilities	28,543	963	2,127	(d)	31,633	—	—		31,633	—		31,633
Total liabilities	472,246	21,001	(5,210)		488,037	5,771	(104,570)		389,238	91,415		480,653

Unaudited Pro Forma Condensed Combined Balance Sheet (Cont.) As of December 30, 2019 (In thousands)
	(a)	(b)				(f)
	TGIF Midco, Inc. and Subsidiaries Historical as of December 30, 2019	Briad Acquisition Historical as of December 30, 2019	Pro Forma Adjustments Briad Acquisition		Pro Forma Combined TGIF Midco & Briad	Allegro Merger Corp. Historical as of December 31, 2019	Pro Forma Adjustments Allegro Transaction		Pro Forma Combined (Assuming No Redemption)	Redemption Adjustments		Pro Forma Combined (Assuming Maximum Redemption)
COMMITMENTS AND CONTINGENCIES						142,399	(142,399)	(r)	0	—		0

EQUITY:
Common stock and additional paid-in capital	22,785				22,785	2,125	107,445	(j)	132,355	(69,264)	(j)	63,091
Accumulated deficit	(131,624)	(1,805)	11,249	(e)	(122,180)	2,875	(12,692)	(j)	(131,998)	(1,523)	(j)	(133,521)
Accumulated other comprehensive loss	—		—		—		—		—	—		—
Total Company equity	(108,839)	(1,805)	11,249		(99,395)	5,000	94,753		358	(70,787)		(70,430)
Noncontrolling interest	1,974				1,974				1,974			1,974

Total equity	(106,865)	(1,805)	11,249		(97,421)	5,000	94,753		2,332	(70,787)		(68,455)

TOTAL	$365,381	$19,196	$6,039		$390,616	$153,170	$(152,216)		$391,570	$20,628		$412,198

Unaudited Pro Forma Condensed Combined Statement of Operations For the Fiscal Year Ended December 30, 2019 (In thousands, except per share information)
	(a)	(b)	(c)				(i)
	TGIF Midco, Inc. and Subsidiaries Historical as of December 30, 2019	Gold Coast Corp Historical as of April 16, 2019	Briad Restaurant Group, LLC Historical as of December 30, 2019	Pro Forma Adjustments Gold Coast & Briad Acquistions		Pro Forma Combined TGIF Midco, Gold Coast, & Briad	Allegro Merger Corp. Historical as of December 31, 2019	Pro Forma Adjustments Allegro Transaction		Pro Forma Combined (Assuming No Redemption)	Redemption Adjustments		Pro Forma Combined (Assuming Maximum Redemption)
REVENUE:
Company restaurant sales	$310,903	34,081	121,934	—		$466,918		—		$466,918	—		$466,918
Management fees and reimbursables	5,707			—		5,707		—		5,707	—		5,707
Franchising revenue	96,030			(12,171)	(d)	83,859		—		83,859	—		83,859
Licensing royalties	12,923			—		12,923		—		12,923	—		12,923
Other revenue	5,186			(531)	(d)	4,655		—		4,655	—		4,655
Total revenues	430,749	34,081	121,934	(12,702)		574,062	—	—		574,062	—		574,062
COST AND EXPENSES:
Cost of Sales (exclusive of items shown separately below)	87,180	9,120	32,778	—		129,078		—		129,078	—		129,078
Restaurant operating expenses	274,171	25,495	79,583	(10,722)	(d)	368,527		—		368,527	—		368,527
General and administrative	52,767	2,251	4,769	(681)	(e)	59,106	656	(1,828)	(e)	57,934	—		57,934
Depreciation and amortization	21,550	99	4,161	3,843	(f)	29,653		—		29,653	—		29,653
(Gain) loss on sales of assets and impairments	(1,688)	—	10	—		(1,678)		—		(1,678)	—		(1,678)
Other expense – net	—	—		—		—		—		—	—		—
Total Costs and Expenses	433,980	36,965	121,301	(7,560)		584,686	656	(1,828)		583,514	—		583,514
INCOME FROM OPERATIONS	(3,231)	(2,884)	633	(5,142)		(10,624)	(656)	1,828		(9,452)	—		(9,452)
OTHER INCOME (EXPENSE):
Bargain purchase gain	10,385			(10,694)	(g)	(309)		—		(309)	—		(309)
Interest income	202			—		202	3,235	(3,235)	(j)	202	—		202
Interest expense	(24,951)		(1)	(121)	(h)	(25,073)		2,957	(k)	(22,116)	(4,125)	(k)	(26,241)
Equity in net earnings of unconsolidated affiliates	126			—		126		—		126	—		126
Total other expenses	(14,238)	—	(1)	(10,815)		(25,054)	3,235	(278)		(22,097)	(4,125)		(26,222)
INCOME (LOSS) BEFORE TAXES INCLUDING
NONCONTROLLING INTEREST	(17,469)	(2,884)	632	(15,957)		(35,678)	2,579	1,550		(31,549)	(4,125)		(35,674)
INCOME TAX (EXPENSE) BENEFIT	(681)	—	—	(2,559)	(g)	(3,240)	(652)	(326)	(l)	(4,218)	—		(4,218)
NET INCOME (LOSS)	(18,150)	(2,884)	632	(18,516)		(38,918)	1,927	1,224		(35,767)	(4,125)		(39,892)
NONCONTROLLING INTEREST	2,115	—	—	—		2,115	—			2,115			2,115

Unaudited Pro Forma Condensed Combined Statement of Operations (Cont.) For the Fiscal Year Ended December 30, 2019 (In thousands, except per share information)
	(a)	(b)	(c)			(i)
	TGIF Midco, Inc. and Subsidiaries Historical as of December 30, 2019	Gold Coast Corp Historical as of April 16, 2019	Briad Restaurant Group, LLC Historical as of December 30, 2019	Pro Forma Adjustments Gold Coast & Briad Acquistions	Pro Forma Combined TGIF Midco, Gold Coast, & Briad	Allegro Merger Corp. Historical as of December 31, 2019	Pro Forma Adjustments Allegro Transaction	Pro Forma Combined (Assuming No Redemption)	Redemption Adjustments	Pro Forma Combined (Assuming Maximum Redemption)
NET INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY	$(20,265)	$(2,884)	$632	$(18,516)	$(42,033)	$1,927	$1,224	$(37,882)	$(4,125)	$(42,007)
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic and Diluted	196,555	—	—					19,372		12,598
NET INCOME (LOSS) PER SHARE:
Basic and Diluted	$(103.10)	$—	$—					$(1.96)		$(3.33)
Weighted average shares outstanding of common stock, basic and diluted-Public Shares						14,950,000
Basic and diluted net income per share, Public Shares						$0.16
Weighted average shares outstanding of common stock, basic and diluted-Founders and Private Placement Shares						4,110,000
Basic and diluted net loss per share, Founders and Private Placement Shares						$(0.10)

Description of the Briad Acquisition and Basis of Presentation

On January 7, 2020, TGI Fridays entered into an asset purchase agreement, which TGI Fridays refers to as the Briad purchase agreement, for the acquisition of 36 locations in the U.S. from Briad Restaurant Group, L.L.C., its then-second largest domestic franchisee, for aggregate consideration of approximately $19.0 million, subject to a working capital adjustment in accordance with the terms of the Briad purchase agreement (the “Briad Acquisition”). TGI Fridays has completed the acquisition of 31 of these restaurants as of the date of this proxy statement and, pursuant to the Briad purchase agreement, expects to close the acquisition of the remaining five restaurants, which TGI Fridays refers to as the remaining Briad restaurants, in the first quarter of 2020.

Pro Forma Adjustments

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). The purchase price will be allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the acquisition date, and any excess value of the consideration transferred over the net assets will be recognized as goodwill or, if the consideration transferred is less than the fair value of net assets, a bargain purchase gain will be recorded. TGIF Midco has made a preliminary allocation of the purchase price to the assets acquired and liabilities assumed as of the assumed acquisition date of December 30, 2019 based on management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed using information currently available. Differences between these preliminary estimates and the final acquisition accounting could occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and Allegro’s future results of operations and financial position.

The unaudited pro forma condensed combined statements of operations illustrates the effects of the Briad Acquisition as if it had been completed on January 1, 2019, and the unaudited pro forma combined balance sheet reflects the effects of the Briad Acquisition as if it had been completed on December 30, 2019. The historical consolidated financial information has been adjusted to give pro forma effect to events that are: (i) directly attributable to the Briad Acquisition, (ii) factually supportable, and (iii) with respect to the unaudited pro forma combined statements of operations, expected to have a continuing impact. The pro forma adjustments are preliminary and based on estimates of the purchase consideration and estimates of fair value and useful lives of the assets acquired and liabilities assumed.

ASC 805 requires, among other things, that assets and liabilities acquired be recognized at fair value as of the acquisition date. Financial statements of Allegro issued after completion of the acquisition will reflect such fair values, measured as of the acquisition date, which will be different than the preliminarily estimated fair values included in these unaudited pro forma combined financial statements. These differences could have a material impact on the accompanying unaudited pro forma combined financial statements and Allegro’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information has not been adjusted to give effect to certain expected financial benefits of the Briad Acquisition, such as tax savings, cost synergies or revenue synergies, or the anticipated costs to achieve these benefits, including the cost of integration activities. Also, the unaudited pro forma condensed combined financial information does not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the combination that are not expected to have a continuing impact on the business of the combined company. Further, one-time transaction-related expenses anticipated to be incurred prior to, or concurrent with, the closing of the Briad Acquisition are not included in the unaudited pro forma condensed combined statement of income.

Purchase Consideration and Preliminary Purchase Price Allocation

The estimated preliminary purchase price is as follows (in thousands):

Purchase Consideration
Cash consideration paid to sellers or sellers’ creditors	$16,500
Settlement of receivables from seller	2,500
Total purchase price	$19,000

The table below represents the preliminary purchase price allocation based on estimates, assumptions, valuations and other analyses as of December 30, 2019 that have not been finalized in order to make a definitive allocation. Accordingly, the pro forma adjustments to allocate the purchase consideration will remain preliminary until management finalizes the valuations of the fair values of assets acquired and liabilities assumed. The final amounts allocated to assets acquired and liabilities assumed are dependent upon certain valuations and other studies that have not yet been completed, and as previously stated could differ materially from the amounts presented in the unaudited pro forma condensed combined financial statements.

The total preliminary estimated purchase consideration as shown in the table above is allocated to the tangible and intangible assets and liabilities of the restaurants acquired based on their estimated fair values as if the Briad Acquisition had occurred on December 30, 2019, which is the assumed acquisition date for purposes of the pro forma balance sheet (in thousands):

Assets acquired
Inventories	$971
Prepaid expenses and other	12
Property and equipment	7,958
Intangible assets	25,292
Total assets acquired	34,233
Liabilities assumed
Accrued liabilities	2,701
Other long-term liabilities	3,090
Total liabilities assumed	5,791
Net assets acquired	28,422
Total preliminary purchase consideration	19,000
Bargain purchase gain	$9,442

The recorded value of Allegro’s intangible assets will be adjusted for the preliminary purchase price allocation in connection with the Briad Acquisition. The fair value and useful lives assigned to the identifiable intangible assets have been estimated based on preliminary assumptions. These estimated fair values and useful lives are considered preliminary and are subject to change. Any change in the amount of the final purchase price allocated to amortizable, definite-lived intangible assets could materially affect the carrying amount and related amortization expense of such assets.

Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Balance Sheet as of December 30, 2019:

(a)    Represents the Midco historical balance sheet at December 30, 2019.

(b)    Represents the Briad acquired stores’ historical balance sheet at December 30, 2019.

(c)     Represents the adjustment to cash related to the transaction (in thousands).

Adjustment for sellers’ cash not included in transaction	$(1,551)
Cash consideration paid to sellers or sellers’ creditors	(6,500)
Net adjustments to cash	$(8,051)

(d)    Adjustments to the historical book values of assets and liabilities are as follows (in thousands):

Receivables – net
Settlement of receivables from sellers as purchase consideration	$(2,500)
Reclass of accounts receivable to a note receivable from sellers	(3,595)
Adjustment for accounts receivable not acquired	(1,702)
Total adjustments to accounts receivable – net	$(7,797)

Property, equipment, and improvements – net
	Historical Net Book Value	Estimated Fair Value	Pro Forma Adjustments
Adjustment to property, equipment and improvements – net	$14,577	$7,957	$(6,620)

The fair values of personal property, equipment, and improvements acquired are primarily determined by using the current cost of a similar new property having the nearest equivalent utility to the property being valued. The estimated useful lives of these acquired assets are between 1 and 8 years.

Intangible assets – net
	Historical Net Book Value	Estimated Fair Value	Pro Forma Adjustments
Franchise fees	$197	$—	$(197)
Liquor licenses	185	3,835	3,650
Re-acquired franchise rights	—	12,687	12,687
Below market leases	—	8,770	8,770
Net adjustment to intangible assets – net	$382	$25,292	$24,910

The fair values of the liquor licenses and below market leases are determined using the market approach, which is a valuation based on what other purchasers and sellers in the market have agreed to as prices for comparable assets. Re-acquired franchise rights were valued using the income approach, which requires a forecast of the cash flows that the asset can be expected to generate over its useful life. The estimated useful lives of the acquired below market leases and re-acquired franchise rights are between 1 and 15 years. Acquired liquor licenses have an indefinite life and are not amortized.

Accrued liabilities
	Historical Net Book Value	Estimated Fair Value Assumed	Pro Forma Adjustments
Loyalty and award programs	$3,100	$1,211	$(1,889)
Gift card liability	1,490	1,490	—
Seller’s liabilities not assumed	6,384	—	(6,384)
Net adjustment to accrued liabilities	$10,974	$2,701	$(8,273)

Midco acquired a contract liability related to its loyalty rewards program by customers who purchased items at the seller’s franchise locations. This liability was valued using the cost build-up approach. This approach measures the liability at the cost to fulfill the remaining performance obligation plus a reasonable profit margin from a market participant perspective.

Other long-term liabilities
	Historical Net Book Value	Estimated Fair Value	Pro Forma Adjustments
Tenant allowances – net of amortization	$837	$—	$(837)
Due to affiliates	126	—	(126)
Above market leases	—	3,090	3,090
Net adjustment to other long-term liabilities	$963	$3,090	$2,127

The fair values of the above market leases are determined using the market approach, which is a valuation based on what other purchasers and sellers in the market have agreed to as prices for comparable assets. The estimated useful lives of the acquired above market leases are between 1 and 15 years.

(e)     Represents the net adjustment to Accumulated deficit in conjunction with the Briad Acquisition calculated as follows (in thousands).

Elimination of Briad’s historical accumulated deficit	$1,804
Estimated bargain purchase gain	9,442
Net adjustments to Accumulated deficit	$11,246

(f)     Represents the Allegro acquired historical balance sheet at December 31, 2019.

(g)    Represents the preliminary adjustment to cash in connection with the business combination. A reconciliation of the pro forma cash adjustments assuming no redemptions and maximum redemptions follows (in thousands):

Assuming no redemptions:
Cash held in trust account	$115,100	(h)
Cash paid to Allegro shareholders from trust account	(3,998)	(n)
Repayment of management loan	(782)	(o)
Estimated transaction costs, excluding deferred underwriting commissions	(3,800)	(p)
Deferred underwriting commissions (from Allegro’s IPO)	(5,623)	(i)
Payment on acquisition notes payable – principal	(7,532)	(k)
Payment on acquisition notes payable – interest	(1,168)	(k)
Payment on revolver	(25,000)	(l)
Payment on term loan	(66,415)	(l)
	$782	(g)
Assuming maximum redemptions:
Adjustment to cash paid to Allegro shareholders from trust account	(70,787)	(q)
Reverse payment on revolver	25,000	(l)
Reverse payment on term loan	66,415	(l)
	$20,628	(g)

(h)    Represents the adjustment related to the reclassification of the $153.0 million held in the trust account in the form of investments to cash and equivalents. In January 2020, 3,782,869 shares were redeemed for a total of $38.6 million including $851,000 attributable interest. This amount is excluded from the investments that are available for use in connection with the business combination.

(i)     Represents the underwriter commission from Allegro’s initial public offering that was deferred until closing of the business combination.

(j)     Represents the pro forma adjustments to Equity to reflect the following (in thousands):

	Par Value of Common Stock		Additional Paid-In Capital		Common Stock and Additional Paid-In Capital		Retained earnings (deficit)		Accumulated other comprehensive income	Non- controlling interest	Total stockholders’ equity
Allegro Merger Corp	$0		$2,125		$2,125		$2,875		$—	$—	$5,000
TGIF Midco, Inc.	2		22,783		22,785		(122,180)		—	1,974	(97,421)
Pro Forma Adjustments
Recapitalization of non-forfeited common shares	1	(r)	104,569	(r)	104,570	(r)					104,570
Transfer of TGIF Midco common stock to additional paid-in capital	(2)	(s)	2	(s)	—	(s)					—
Other			2,875	(t)	2,875	(t)	(12,692)	(u)			(9,817)
Total Pro Forma Adjustments	(1)		107,446		107,445		(12,692)		—	—	94,753

Pro Forma Combined (Assuming No Redemption)	1		132,354		132,355		(131,998)		—	1,974	2,332

Redemption Adjustment:
Redemption of common shares	(1)	(v)	(69,263)	(v)	(69,264)	(v)	(1,523)	(u)			(70,787)
Pro Forma Combined (Assuming Maximum Redemption)	$(0)		$63,091		$63,091		$(133,521)		$—	$1,974	$(68,455)

(k)    Represents the pro forma settlement of acquisition notes payable held by Midco related to the purchase of the restaurants in the Gold Coast Acquisition and Southeast Acquisition.

(l)     Represents the pro forma pre-payment of outstanding amounts under the guaranteed fixed rate notes. Under a maximum redemption scenario, these payments would not be made.

(m)   Represents the borrowings under the variable funding revolving notes to fund the Briad Acquisition.

(n)    Represents required cash amounts to be paid to holders of public shares that elect to have their public shares converted to cash in connection with the Transactions.

(o)    Represents cash amounts to be repaid to certain Allegro shareholders in respect of loans made to Allegro in connection with the extension of Allegro’s investment period from January 6, 2020 through March 31, 2020.

(p)    Represents preliminary estimated transaction costs for advisory, banking, legal and accounting fees that are not able to be capitalized as part of the business combination transaction. These costs are not included in the unaudited pro forma combined statement of operations as they are directly related to the business combination transaction and will be non-recurring.

(q)    Represents the pro forma impact to cash and total equity of the maximum redemption scenario.

(r)     Represents the recapitalization of non-forfeited common shares recorded in the $142.0 million contingency recorded by Allegro. In January 2020, 3,782,869 shares were redeemed for a total of $38.6 million including $851,000 attributable interest. This amount is excluded from the recapitalized common shares in the no redemption scenario.

(s)     Represents the recapitalization of existing common stock between common stock and additional paid-in capital.

(t)     Represents the elimination of retained earnings of Allegro, the accounting acquiree.

(u)    Represents the pro forma adjustments to retained earnings to reflect the following (in thousands):

Assuming no redemptions:
Cash paid to Allegro shareholders from trust account	$(3,998)	(n)
Repayment of management loan	(782)	(o)
Estimated transaction costs, excluding deferred underwriting commissions	(3,800)	(p)
Payment on acquisition notes payable – interest	(1,168)	(k)
Elimination of Allegro Retained Earnings	(2,875)	(t)
Adjustment to distribute to Allegro shareholders their proportionate share of interest income earned from the trust account related to the January 2020 redemption	(851)	(h)
	$(13,474)	(u)
Assuming maximum redemptions:
Adjustment to distribute to Allegro shareholders their proportionate share of interest income earned from the trust account	(1,523)	(n)
	$(1,523)	(u)

(v)    Represents the pro forma adjustment to common stock and additional paid-in capital related to the maximum redemption scenario.

(w)    Represents note receivable from seller related to amounts payable to Midco for outstanding royalty and marketing fees due prior to the closing date. Approximately $2.1 million and $1.5 million is included in prepaid expenses and other and other assets, respectively.

(x)    Represents the elimination of seller’s accounts payable not assumed.

Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Statement of Operations as of December 30, 2019:

(a)     Represents the Midco historical statement of operations for the period ended December 30, 2019.

(b)    Represents the historical statement of operations of the stores acquired in the Gold Coast Acquisition.

(c)     Represents the historical statement of operations of the stores acquired in the Briad Acquisition.

(d)    Represents the elimination of intercompany transactions.

(e)     Represents the elimination of transaction costs recorded by Midco related to the Gold Coast Acquisition and Briad Acquisition, as well as the business combination between Allegro and TGI Fridays.

(f)     Represents the pro forma adjustment to depreciation and amortization related to the revaluation of property, equipment, and improvements and intangible assets acquired in the Gold Coast Acquisition and the Briad Acquisition.

(g)    Represents the elimination of the bargain purchase gain and related tax impact of $10,694 and $2,559, respectively recorded by Midco related to the Gold Coast Acquisition.

(h)    Represents the adjustment to interest expense related to the acquisition note payable to Gold Coast.

(i)     Represents the Allegro historical statement of operations for the period ended December 31, 2019.

(j)     Represents the elimination of interest income recorded by Allegro.

(k)    Represents the pro forma adjustments to interest expense incurred related to the following:

(l)     Represents the additional tax expense on operations related to the business combination between Allegro and TGI Fridays.

Assuming no redemption:
Recognition of accelerated interest expense incurred to settle TGIF Midco’s acquisition notes	(1,168)
Adjustment to interest expense related to the pro forma payment on the outstanding principle balances of debt	4,125
2,957
Assuming maximum redemption:
Adjustment to interest expense related to the pro forma payment on the outstanding principle balances of debt	(4,125)

Income (Loss) Per Share

The table below reflects the adjustments to basic and fully diluted net income (loss) per common share for the effect of the Transactions had such transactions occurred on January 1, 2019, in both the no redemption scenario and the maximum redemption scenario for the year ended December 30, 2019.

	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Maximum Redemption)
	(in thousands, except per share data)
Numerator:
Net Income (Loss)	$(37,882)	$(42,007)
Denominator:
Converted TGIF historical shares	3,359	3,359
Allegro common stock	11,167	4,393
Converted Founder shares	2,941	2,941
Shares from rights	1,532	1,532
Private placement shares	373	373
Weighted average common shares outstanding:
Basic and Diluted	19,372	12,598
Income (Loss) Per Share
Basic and Diluted	$(1.96)	$(3.33)

THE CHARTER PROPOSALS

The Charter Proposals, if approved, will approve certain amendments to Allegro’s charter, effective following the mergers, including to:

•        change the name of Allegro from “Allegro Merger Corp.” to “TGI Fridays Holdings, Inc.”;

•        increase the number of authorized shares of Allegro common stock from 40,000,000 shares to 1,200,000,000 shares;

•        remove the provision for a classified board of directors;

•        set the initial number of directors to eight (and limit the size of the board of directors to no more than twelve);

•        prohibit any shareholder action by written consent; and

•        remove the various provisions applicable only to special purpose acquisition corporations that Allegro’s charter contains (Article Sixth).

As noted above, the provisions of Article Sixth of Allegro’s charter will be removed. The provisions of Article Sixth that are proposed to be deleted, by the terms of the preamble (which will also be deleted), apply only during the period that will terminate upon the consummation of the business combination that will be effected by the Transactions:

•        Section A provides certain definitions of terms used in Article Sixth.

•        Section B requires that Allegro submit such business combination to its stockholders for approval pursuant to the proxy rules promulgated under the Exchange Act. Section B also provides that Allegro may consummate a business combination that is submitted to its stockholders for approval only if a majority of the then outstanding shares of common stock present and entitled to vote at the meeting to approve such business combination are voted for the approval of such business combination. Section B further prohibits Allegro from consummating a business combination unless Allegro has net tangible assets of at least $5,000,001 immediately prior to or upon consummation of such business combination after taking into account holders of public shares that have properly demand conversion of their public shares into cash.

•        Section C provides that, if a business combination is not consummated by March 31, 2020, Allegro will cease all operations except for the purposes of winding up, redeeming 100% of the public shares for cash and, subject to approval of Allegro’s then stockholders and Allegro’s board of directors, dissolving and liquidating.

•        Section D specifies the procedures for exercising conversion rights with respect to public shares and details when holders of public shares are entitled to receive distributions from the trust account.

•        Section E prohibits Allegro from issuing shares of common stock or other securities which participate in or are otherwise entitled in any manner to any of the proceeds of the trust account or which vote as a class with the common stock on a business combination.

•        Section F provides for a classified board of directors.

In the judgment of Allegro’s board of directors, the Charter Proposals are desirable for the following reasons:

•        The new name of Allegro is desirable to reflect the business combination with TGI Fridays and the combined company’s business going forward.

•        The greater number of authorized number of shares of common stock is desirable for Allegro to have sufficient shares to issue to the equityholders of Midco to complete the business combination and have additional authorized shares for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits.

•        The prohibition on stockholder action by written consent will limit the circumstances under which stockholders can act on their own initiative to remove directors or alter or amend Allegro’s organizational documents outside of a duly called annual or special meeting of Allegro’s stockholders. Additionally, the prohibition on stockholder action by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the board of directors only at a duly called annual or special meeting.

•        Although the present charter provides that Allegro’s corporate existence will terminate if a business combination is not consummated, perpetual existence is the usual period of existence for corporations.

•        The preamble and Article Sixth (other than Section F providing for a classified board, which will also be deleted) relate to the operation of Allegro as a blank check company prior to the consummation of its initial business combination and would not be applicable to Allegro as a special purpose acquisition company after consummation of the Transactions. Accordingly, they would serve no further purpose.

Notwithstanding the foregoing, authorized but unissued shares may enable Allegro’s board of directors to render it more difficult or to discourage an attempt to obtain control of Allegro and thereby protect continuity of or entrench its management, which may adversely affect the market price of Allegro’s common stock. If, in the due exercise of its fiduciary obligations, for example, Allegro’s board of directors were to determine that a takeover proposal were not in the best interests of Allegro, such shares could be issued by the board of directors without shareholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable Allegro to have the flexibility to authorize the issuance of shares in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. Allegro currently has no plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

A copy of the second amendment to Allegro’s charter, which will affect the change of Allegro’s name from “Allegro Merger Corp.” to “TGI Fridays Holdings, Inc.”, assuming such proposal is approved, is attached to this proxy statement as Annex D. A copy of Allegro’s Second Amended and Restated Certificate of Incorporation, as it will be in effect assuming approval of the remaining Charter Proposals and upon consummation of the business combination, is attached to this proxy statement as Annex E. A copy of Allegro’s Amended and Restated Bylaws, as they will be in effect assuming approval of the remaining Charter Proposals and upon consummation of the business combination, is attached to this proxy statement as Annex F.

Required Vote

The approval of the Charter Proposals will require the affirmative vote of the holders of at least 65% of Allegro’s outstanding common stock on the record date. Abstentions and broker non-votes will have the same effect as a vote “against” the Charter Proposals. Brokers are not entitled to vote on the Charter Proposals because the proposals are considered non-routine proposals.

If the Merger Proposal is not approved, the Charter Proposals will not be presented at the annual meeting. Under the Merger Agreement, the approval of the Charter Proposals is a condition to the consummation of the business combination.

ALLEGRO’S BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE CHARTER PROPOSALS.

THE DIRECTOR ELECTION PROPOSAL

Election of Directors

At the annual meeting, eight directors will be elected to Allegro’s board of directors effective upon consummation of the business combination. If elected, each director nominee will serve until the annual meeting to be held in 2021 or until their successors are elected and qualified.

Upon consummation of the business combination, if Allegro’s nominees are elected, the directors of Allegro will be as follows: Raymond Blanchette, Sidney Feltenstein, Rohit Manocha, Alexander Matina, Eric Rosenfeld, Weldon Spangler, David Sgro, and Anil Yadav.

Required Vote

The election of directors requires a plurality of the votes cast. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

Unless authority is withheld or the shares are subject to a broker non-vote, the proxies solicited by the board of directors will be voted “FOR” the election of these nominees. In case any of the nominees becomes unavailable for election to the board of directors, an event that is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment.

If the Merger Proposal is not approved or any of the Charter Proposals is not approved and the applicable condition in the Merger Agreement is not waived, the Director Election Proposal will not be presented at the annual meeting.

ALLEGRO’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALLEGRO STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES LISTED IN THIS PROXY STATEMENT.

Information about Director Nominees and Executive Officers

At the effective time of the business combination, in accordance with the terms of the Merger Agreement, and assuming the election of the nominees set forth in “The Director Election Proposal,” the board of directors of Allegro will be as follows:

Name	Age	Position; Board Committees
Director Nominees
Rohit Manocha	60	Director Nominee
Raymond Blanchette	53	Chief Executive Officer; Director Nominee
Sidney Feltenstein	79	Director Nominee Audit Committee; Compensation Committee; Nominating and Corporate Governance Committee
Alexander Matina	43	Director Nominee Compensation Committee; Nominating and Corporate Governance Committee
Eric Rosenfeld	62	Director Nominee
David Sgro	43	Director Nominee Audit Committee; Nominating and Corporate Governance Committee
Weldon Spangler	55	Director Nominee Audit Committee; Compensation Committee
Anil Yadav	55	Director Nominee

Director Nominees

Rohit Manocha, age 60, has served as a director of TGI Fridays Holdings, LLC, which indirectly owns TGI Fridays, since July 2014. In addition, Mr. Manocha has served as a Managing Director and Co-founder of TriArtisan Capital Advisors LLC, a private equity firm and subsidiary of Cowen Inc., since September 2016. Mr. Manocha was co-founder and co-president of TriArtisan Capital Partners LLC, the predecessor to TriArtisan, from 2002 until its merger with Morgan Joseph Holdings Inc. in December 2010, and co-head of the TriArtisan Group within Morgan Joseph TriArtisan Group Inc. from December 2010 until September 2016. Prior to Morgan Joseph TriArtisan Group, Mr. Manocha worked at several other investment firms, including Thomas Weisel Partners LLC, Furman Selz and Lehman Brothers Holdings Inc. Mr. Manocha also serves on the board of directors of several private companies, including Get Me Mears Group Holdings, LLC (the parent company of Mears Transportation), Hawk Parent, LLC (the parent company of Hooters Restaurants), PFC Associates LLC (the parent company of PF Chang’s China Bistro) and Morgan Joseph TriArtisan Group Inc. Mr. Manocha received a B.S. in Engineering and a J.D. from Columbia University. Allegro believes Mr. Manocha is well-qualified to serve as a member of the board due to his significant investment, industry, and financial expertise.

Raymond Blanchette, age 53, has served as a director of TGIF Holdings, LLC since October 2019, and as Chief Executive Officer of TGI Friday’s Inc., the operating company through which TGI Fridays conducts its business, since October 2018. Prior to TGI Friday’s Inc., from January 2018 to October 2018, Mr. Blanchette served as Chief Executive Officer of Ruby Tuesday. Prior to Ruby Tuesday, from June 2016 to January 2018, Mr. Blanchette served as Chief Executive Officer of Au Bon Pain. Prior to Au Bon Pain, from April 2007 to November 2015, Mr. Blanchette served as Chief Executive Officer of Ignite Restaurant Group (prior to its sale to Landry’s Inc. in August 2017 following Ignite Restaurant Group’s filing of a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in June 2017), a company group that owns a portfolio of restaurant concepts, including Joe’s Crab Shack and Brick House Tavern and Tap. Prior to Ignite Restaurant Group, from 1989 to 2007, Mr. Blanchette served in various roles at TGI Friday’s Inc., including President and Chief Operating Officer. Mr. Blanchette received an M.B.A. from Southern Methodist University. Allegro believes Mr. Blanchette is well-qualified to serve as a member of the board due to his extensive leadership experience in the restaurant industry.

Sidney Feltenstein, age 79 has served as a director of TGI Fridays Holdings, LLC since July 2014. In addition, Mr. Feltenstein has served as an independent consultant of Sentinel Capital Partners LLC since 2014 and of TriArtisan Capital Advisors LLC since 2018. In addition, Mr. Feltenstein is the former Chairman of Yorkshire Global Restaurants, the holding company for A&W restaurants and Long John Silver’s, which he founded in 1994, and remained in that position until the company was sold to Yum Brands in 2002. Prior to founding Yorkshire Global Restaurants, Mr. Feltenstein was Executive Vice President of Worldwide Marketing for Burger King Corporation and Chief Marketing Officer for Dunkin’ Donuts. Mr. Feltenstein currently serves on the board of Tutor Perini Corporation (NYSE: TPC). In addition, Mr. Feltenstein serves on the boards of several private companies including Honey Baked Ham Company, Focus Brands, Captain D’s, Fazoli’s, and Hooter’s. He previously served on the board of Wingstop (Nasdaq: WING) as well as several other private companies. Mr. Feltenstein received a B.A. in Communications from Boston University. Allegro believes Mr. Feltenstein is well qualified to serve as a member of the board due to his prior experience in the restaurant industry and his experience as a director of various companies.

Alexander Matina, age 43, has served as a director of TGIF Holdings, LLC since October 2019. In addition, Mr. Matina has served as Vice President, Investments of MFP Investors LLC, the family office of Michael F. Price, which focuses on long-term, value investment opportunities, since November 2007. Prior to MFP Investors LLC, Mr. Matina served in various investment and financial analyst roles at private equity firms and investment banks, including Altus Capital Partners and Salomon Smith Barney. Mr. Matina also serves on the board of directors of Trinity Place Holdings, Inc. (NYSE: TPHS), a real estate company focused on multi-family and retail investments, and S&W Seed Company (Nasdaq: SANW), an agricultural company. Additionally, Mr. Matina serves on the board of directors of several private companies, including Crowheart Energy LLC, an energy company with assets in Wyoming, and Madava Financial, an energy lender. Mr. Matina previously served on the board of directors of Papa Murphy’s. Mr. Matina received a B.S. in Business Administration/Finance from Fordham University and an M.B.A. from Columbia University. Allegro believes Mr. Matina is well-qualified to serve as a member of the board due to his investment experience and prior board experience.

Weldon Spangler, age 55, has served as a director of TGIF Holdings, LLC since October 2019. In addition, Mr. Spangler has served as the Chief Executive Officer of Lift Brands, Inc., a company group that owns several fitness concepts, since September 2019. Prior to Lift Brands, Inc., from July 2017 to July 2019, Mr. Spangler served as Chief Executive Officer of Papa Murphy’s. Prior to Papa Murphy’s, from September 2015 to May 2017, Mr. Spangler served as Senior Vice President of Dunkin’ Donuts, where Mr. Spangler managed over 2,500 Baskin-Robbins locations. Prior to that role, from 2010 to 2015, Mr. Spangler served as Vice President of Operations of Dunkin’ Donuts, where Mr. Spangler had operational and financial responsibility for more than 8,000 Dunkin’ Donuts restaurants and 1,200 Baskin-Robbins locations. Prior to Dunkin’ Donuts, Mr. Spangler held various leadership positions with Starbucks Corporation. Mr. Spangler also serves on the board of directors of Lift Brands, Inc., and previously served on the board of directors of Papa Murphy’s. Allegro believes Mr. Spangler is well-qualified to serve as a member of the board due to his prior business experience in the food services industry.

Anil Yadav, age 55, has served as a director of TGIF Holdings, LLC since October 2019. In addition, Mr. Yadav has been a franchisee of TGI Fridays since 2015 and currently operates sixty-six (66) TGI Fridays locations. Mr. Yadav has also been a franchisee of Jack in the Box since 1989. Mr. Yadav is the founder, CEO, President and principal owner of Yadav Enterprises, Inc. and its affiliated entities, a privately-owned company that operates over four hundred (400) franchised restaurants across seven (7) brands, with additional interests in hotels, resorts and real estate. Mr. Yadav received a A.A. in Electronics from the College of San Mateo. Allegro believes Mr. Yadav is well-qualified to serve as a member of the board due to his extensive operations and franchise experience.

Biographies of Eric Rosenfeld and David Sgro appear in the section titled “Other Information Related to Allegro — Directors and Officers.”

Information about Executive Officers

At the effective time of the business combination, in accordance with the terms of the Merger Agreement, and assuming the election of the nominees set forth in “The Director Election Proposal,” the executive officers of Allegro will be as follows:

Name	Age	Position
Executive Officers (Excluding Ray Blanchette)
Giovanna Koning	53	Executive Vice President and Chief Financial Officer
John Neitzel	59	President and Chief Operating Officer, Global Franchise
James Mazany	52	Chief Operating Officer, Corporate
William Alexander	57	Senior Vice President and Chief Development Officer

Executive Officers

Giovanna Koning, CPA, age 53, has served as Executive Vice President and Chief Financial Officer of TGI Friday’s Inc., the operating company through which TGI Fridays conducts its business, since April 2017. Prior to TGI Friday’s Inc. from February 2000 to April 2017, Ms. Koning served as Chief Financial Officer of Falcon Holdings, LLC, a management company that provides operational expertise to a wide range of restaurants. Ms. Koning received a B.S. from DePaul University in Accounting and Finance. Ms. Koning has over 10 years of public accounting experience and over 20 years of restaurant finance experience.

John Neitzel, age 59, has served as President and Chief Operating Officer, Global Franchise of TGI Friday’s Inc., the operating company through which TGI Fridays conducts its business, since October 2018. Prior to TGI Friday’s Inc., from October 2010 to October 2017, Mr. Neitzel served as Chief Executive Officer of Bar Louie, LLC, a bar and restaurant chain with over 120 locations across the United States. Prior to Bar Louie, LLC, from 1982 to 2010, Mr. Neitzel served in various roles at TGI Friday’s Inc., including as President and Chief Operating Officer of TGI Friday’s International and President and Chief Operating Officer of TGI Friday’s USA. Mr. Neitzel brings with him over 35 years of experience in the restaurant industry.

James Mazany, age 52, has served as Chief Operating Officer, Corporate of TGI Friday’s Inc., the operating company through which TGI Fridays conducts its business, since June 2019. Prior to TGI Friday’s Inc., from October 2016 to June 2019, Mr. Mazany served as Chief Executive Officer of Fatz Café, a casual dining restaurant chain with over 40 locations across the southeastern United States. Prior to Fatz Café, from April 2015 to February 2018, Mr. Mazany served as Chief Executive Officer of Strategic Restaurant Solutions, a restaurant consulting firm. Prior to Strategic Restaurant Solutions, from May 2007 to April 2015, Mr. Mazany served in various roles at Joe’s Crab Shack, including President of Joe’s Crab Shack, a portfolio restaurant concept under Ignite Restaurant Group (which was sold to Landry’s Inc. in August 2017 following Ignite Restaurant Group’s filing of a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in June 2017), from February 2012 to April 2015. Prior to Joe’s Crab Shack, from 2005 to 2007, Mr. Mazany served as Chief Operating Officer of Applebee’s. Prior to Applebee’s, from 1990 to 2005, Mr. Mazany served in various roles at TGI Friday’s Inc. including Regional Manager, Director of Operations and General Manager. Mr. Mazany brings with him over 25 years of experience in the restaurant industry.

William Alexander, age 57, has served as Senior Vice President and Chief Development Officer of TGI Friday’s Inc., the operating company through which TGI Fridays conducts its business, since June 2015. Prior to this role, from August 2013 to June 2015, Mr. Alexander served as Vice President of Real Estate of TGI Friday’s Inc., and from November 2010 to August 2013, Mr. Alexander served as Vice President of Finance of TGI Friday’s, Inc. Prior to TGI Friday’s Inc., from February 2010 to November 2010, Mr. Alexander served as Vice President of Global Business Development at DineEquity, a full-service dining company. Prior to DineEquity, from 2006 to 2010, Mr. Alexander served as Vice President of Development and Finance at Brinker International, a casual dining restaurant company, and from 2003 to 2006, Mr. Alexander served as Senior Director of Development Strategy at Brinker International. Prior to Brinker International, from 1992 to 2003, Mr. Alexander served in various roles at TGI Friday’s Inc., including Executive Director of Development. Mr. Alexander received a B.B.A in Accounting from Texas Tech University. Mr. Alexander brings with him over 25 years of experience in the restaurant industry.

Meetings and Committees of the Board of Directors of Allegro

During the fiscal years ended December 31, 2018 and 2019, Allegro’s board of directors held three and nine meetings, respectively. Allegro expects its directors to attend all board and any meetings of committees of which they are members and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Each of Allegro’s current directors attended all of the meetings of the board and meetings of committees of which he was a member in fiscal years 2018 and 2019. Although Allegro does not have any formal policy regarding director attendance at stockholder meetings, Allegro will attempt to schedule its meetings so that all of its directors can attend.

Allegro has a separately standing audit committee, nominating committee and compensation committee.

Independence of Directors

Allegro adheres to the rules of Nasdaq in determining whether a director is independent. The board of directors of Allegro consults with its counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq listing standards define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Messrs. John P. Schauerman, Adam J. Semler and Leonard B. Schlemm are the independent directors of Allegro. Allegro’s independent directors have meetings at which only independent directors are present to the extent they desire to do so.

After the business combination, Allegro’s common stock and warrants are expected to continue to be listed on Nasdaq, and Allegro will therefore adhere to the rules of Nasdaq in determining whether a director is independent. Allegro has determined that Messrs. Feltenstein, Matina, Rosenfeld, Spangler and Sgro will be “independent directors” after the business combination.

Board Leadership Structure and Role in Risk Oversight

Currently, David Sgro serves as Allegro’s Chairman of the Board and Eric Rosenfeld serves as its Chief Executive Officer. Allegro’s board of directors’ primary function is one of oversight. Its board of directors as a whole has responsibility for risk oversight and reviews management’s risk assessment and risk management policies and procedures. Its audit committee discusses with management Allegro’s major financial risk exposures and the committee reports findings to Allegro’s board of directors in connection with its risk oversight review.

Upon consummation of the Transactions, Rohit Manocha will be appointed as chairman of the board of directors. Raymond Blanchette, TGI Fridays’ current chief executive officer, will be Allegro’s chief executive officer. Allegro believes that separating the positions of chairman of the board and chief executive officer will permit Allegro’s chief executive officer to concentrate his efforts primarily on managing business operations and development. This will also allow Allegro to maintain a separate chairman of the board who oversees, among other things, communications and relations between Allegro’s board of directors and senior management, consideration by Allegro’s board of directors of Allegro’s strategies and policies, and the evaluation of Allegro’s principal executive officers by Allegro’s board of directors.

Audit Committee Information

Allegro’s audit committee of the board of directors currently consists of Adam Semler, John Schauerman and Robert Michael Deluce, each of whom is an independent director under the Nasdaq’s listing standards. Each member of the audit committee is financially literate and Allegro’s board of directors has determined that each member is an independent director under Nasdaq listing standards. Additionally, Allegro’s board of directors has determined that Mr. Semler qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

Upon consummation of the Transactions, Allegro expects that the audit committee will consist of Sidney Feltenstein, David Sgro, and Weldon Spangler. Allegro anticipates that the audit committee will at all times be composed exclusively of “independent directors,” as defined for audit committee members under Nasdaq’s listing standards and the rules and regulations of the SEC, who are “financially literate.” “Financially literate” generally means being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, Allegro will be required to certify to the exchange that the committee has, and will continue to have, at least one audit committee financial expert who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. After the Transactions, Sidney Feltenstein and David Sgro will be considered audit committee financial experts. The audit committee will adopt a new written charter upon consummation of the business combination.

The audit committee’s duties, which are specified in the current Audit Committee Charter, include, but are not limited to:

•        reviewing and discussing with management and the independent registered public accounting firm the annual audited financial statements, and recommend to the board whether the audited financial statements should be included in Allegro’s Form 10-K;

•        discussing with management and the independent registered public accounting firm significant financial reporting issues and judgments made in connection with the preparation of Allegro’s financial statements;

•        discussing with management major risk assessment and risk management policies;

•        monitoring the independence of the independent registered public accounting firm;

•        verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•        reviewing and approving all related-party transactions;

•        inquiring and discussing with management Allegro’s compliance with applicable laws and regulations;

•        pre-approving all audit services and permitted non-audit services to be performed by Allegro’s independent registered public accounting firm, including the fees and terms of the services to be performed;

•        appointing or replacing the independent registered public accounting firm;

•        determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•        establishing procedures for the receipt, retention and treatment of complaints received by Allegro regarding accounting, internal accounting controls or reports which raise material issues regarding Allegro’s financial statements or accounting policies; and

•        approving reimbursement of expenses incurred by Allegro’s management team in identifying potential target businesses.

During the fiscal years ended December 31, 2018 and 2019, Allegro’s audit committee held two and four meetings, respectively. Each of Allegro’s audit committee members attended all of the meetings of the audit committee in fiscal years 2018 and 2019.

Nominating and Corporate Governance Committee

Allegro’s nominating committee of the board of directors currently consists of John P. Schauerman, Adam J. Semler and Leonard B. Schlemm, each of whom is an independent director under Nasdaq’s listing standards. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on Allegro’s board of directors. The nominating committee considers persons identified by its members, management, stockholders, investment bankers and others.

Upon consummation of the Transactions, the nominating committee will be renamed the “nominating and corporate governance committee” and will consist of Sidney Feltenstein, Alexander Matina, and Eric Rosenfeld. Allegro anticipates that each member of the nominating committee will be independent under the Nasdaq listing standards. The nominating and corporate governance committee will adopt a new written charter upon consummation of the business combination.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in Allegro’s current nominating committee charter, generally provide that the persons to be nominated:

•        should have demonstrated notable or significant achievements in business, education or public service;

•        should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•        should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The nominating and corporate governance committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating and corporate governance committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating and corporate governance committee will not distinguish among nominees recommended by stockholders and other persons.

During the fiscal years ended December 31, 2018 and 2019, Allegro’s nominating committee did not hold any meetings.

Compensation Committee

Allegro’s compensation committee of the board of directors currently consists of Robert Michael Deluce, and Leonard B. Schlemm, each of whom is an independent director under Nasdaq’s listing standards.

Upon consummation of the Transactions, the compensation committee will consist of Sidney Feltenstein, Alexander Matina, and Weldon Spangler. Allegro anticipates that each member of the compensation committee will be independent under Nasdaq’s listing standards. The compensation committee will adopt a new written charter upon consummation of the business combination.

The compensation committee’s duties, which are specified in the current compensation committee charter, include, but are not limited to:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to Allegro’s Chief Executive Officer’s compensation, evaluating Allegro’s Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of Allegro’s Chief Executive Officer’s based on such evaluation;

•        reviewing and approving the compensation of all of Allegro’s other executive officers;

•        reviewing Allegro’s executive compensation policies and plans;

•        implementing and administering Allegro’s incentive compensation equity-based remuneration plans;

•        assisting management in complying with Allegro’s proxy statement and Annual Report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for Allegro’s executive officers and employees;

•        if required, producing a report on executive compensation to be included in Allegro’s annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

During the fiscal years ended December 31, 2018 and 2019, Allegro’s compensation committee did not hold any meetings.

Code of Ethics

On July 2, 2018, Allegro adopted a code of ethics that applies to all executive officers, directors and employees. The code of ethics codifies the business and ethical principles that govern all aspects of Allegro’s business. Allegro will provide, without charge, upon request, copies of Allegro’s code of ethics. Requests for copies of Allegro’s code of ethics should be sent in writing to Allegro Merger Corp., 777 Third Avenue, 37th Floor, New York, NY 10017.

Upon the consummation of the Transactions, Allegro will adopt a new code of ethics.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is currently, or has been at any time, one of Allegro’s officers or employees. None of Allegro’s executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Allegro’s board of directors or compensation committee.

Shareholder and Interested Party Communications

Prior to the Transactions, Allegro’s board of directors did not provide a process for shareholders or other interested parties to send communications to the board of directors because management believed that it was premature to develop such processes given the limited liquidity of Allegro’s common stock at that time. However, management of Allegro following the Transactions may establish a process for shareholder and interested party communications in the future.

EXECUTIVE COMPENSATION

Allegro Executive Officer and Director Compensation

Allegro is an “emerging growth company,” as defined in the JOBS Act and the following is intended to comply with the scaled disclosure requirements applicable to emerging growth companies. No executive officer or director of Allegro has received any cash compensation for services rendered to Allegro. Commencing on July 2, 2018, through the consummation of a business combination, Allegro paid Crescendo Advisors II, LLC, an entity controlled by Eric S. Rosenfeld, a fee of $12,500 per month for providing Allegro with office space and certain office and secretarial services. However, this arrangement is solely for Allegro’s benefit and is not intended to provide Mr. Rosenfeld compensation in lieu of a salary. Other than the $12,500 per month administrative fee, no compensation of any kind, including finders, consulting or other similar fees, was paid to any of Allegro’s existing stockholders, including its directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination. However, such individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Allegro’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than Allegro’s board of directors and audit committee, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged.

TGI Fridays’ Named Executive Officer and Director Compensation

Following the business combination, as the surviving legal entity in the business combination, Allegro will remain an “emerging growth company,” as defined in the JOBS Act and the following disclosure is intended to comply with the scaled disclosure requirements applicable to emerging growth companies. This section provides an overview discussion of the compensation of TGI Fridays’ principal executive officer and next two most highly-compensated executive officers for its fiscal year ended December 30, 2019. These individuals, who TGI Fridays refers to as the “named executive officers” in this proxy statement, are:

•        Ray Blanchette, TGI Fridays’ Chief Executive Officer;

•        John Neitzel, TGI Fridays’ President and Chief Operating Officer; and

•        Giovanna Koning, TGI Fridays’ Executive Vice President and Chief Financial Officer.

This section also provides an overview of certain compensation arrangements that Allegro currently anticipates adopting in connection with the business combination.

Summary Compensation Table

The following table sets forth the compensation awarded to, earned by, or paid to the named executive officers in respect of their service to TGI Fridays during its fiscal years ended December 30, 2019 and December 31, 2018.

Name and Principal Position(1)	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Ray Blanchette	2019	681,346	—	39,762	721,108
Chief Executive Officer	2018	142,788	—	9,305	152,094
John Neitzel	2019	450,000	—	24,484	474,483
President and Chief Operating Officer	2018	24,231	—	1,338	25,569
Giovanna Koning	2019	352,154	—	25,159	377,313
Executive Vice President and Chief Financial Officer	2018	350,025	—	24,996	375,021

____________

(1)      Messrs. Blanchette and Neitzel each commenced employment with TGI Fridays in October 2018. The amounts reported for 2018 represent the amounts actually paid to them for their service to TGI Fridays in 2018. Ms. Koning began providing services to TGI Fridays in April 2017, but was indirectly engaged and compensated through Falcon Holdings, LLC, a management company that provides operational expertise to a wide range of restaurants, until November 1, 2019. The amounts reported for Ms. Koning include compensation paid by Falcon Holdings, LLC to her in respect of her services to TGI Fridays through November 1, 2019, as well as compensation paid directly by TGI Fridays.

(2)      Annual bonus amounts for 2019 have not yet been determined. Annual bonuses for 2019 are expected to be determined after the date of this proxy statement and will be disclosed in a subsequent filing. None of TGI Fridays’ named executive officers received a bonus for fiscal 2018.

(3)      The amounts reported in this column include employer matching contributions made under TGI Fridays’ 401(k) plan, the employer-paid portion of health and welfare insurance benefits, and automobile allowance ($25,000 for Mr. Blanchette).

Narrative Disclosure to Summary Compensation Table

Base Salaries

Each of TGI Fridays’ named executive officers receives a salary in respect of his or her services. The current annual base salary for each of TGI Fridays’ named executive officers is:

Named Executive Officer	Annual Base Salary
Ray Blanchette	$750,000
John Neitzel	$450,000
Giovanna Koning	$375,000

In connection with the anticipated business combination, Mr. Blanchette’s annual base salary was increased from $675,000 to $750,000 and Ms. Koning’s annual base salary was increased from $350,000 to $375,000, in each case, effective in November 2019. The annual base salary for Mr. Neitzel has not changed since he commenced employment with TGI Fridays. In connection with the anticipated business combination, Mr. Blanchette’s annual bonus target is expected to be increased to 100% of his base salary.

Annual Bonuses

Each of TGI Fridays’ named executive officers is eligible to receive an annual bonus under its annual bonus plan. The annual bonus targets for TGI Fridays’ named executive officers, as a percentage of their respective base salaries, for 2019 were:

Named Executive Officer	Target Annual Bonus (as a percentage of base salary)
Ray Blanchette	60%
John Neitzel	50%
Giovanna Koning	50%

For 2019, TGI Fridays’ annual bonus plan provides for payouts based 70% on TGI Fridays’ adjusted EBIDTA against pre-established performance targets and 30% based on personal or departmental objectives. Participants in the annual bonus plan may earn up to (but not in excess of) their full target annual bonus for 2019. Annual bonuses for 2019 are expected to be determined after the date of this proxy statement. None of TGI Fridays’ named executive officers was eligible to receive an annual bonus for 2018.

Equity Compensation

None of TGI Fridays’ named executive officers was granted any options or other equity-based awards during 2019 or 2018 or held any options or other equity-based awards as of December 30, 2019.

Agreements with the Named Executive Officers

TGI Fridays has entered into offer letters with each of the named executive officers that set forth the initial terms and conditions of the officer’s employment with TGI Fridays. The material terms of these offer letters are summarized below.

Mr. Blanchette.    Pursuant to his offer letter, Mr. Blanchette is entitled to a base salary of $675,000 per year, which has subsequently increased to $750,000 per year as described above, and an annual bonus of up to 60% of his annual base salary based on company and individual performance. Mr. Blanchette’s offer letter also provides for a $25,000 per year car allowance and a commitment to grant stock options. In the event Mr. Blanchette’s employment is terminated by TGI Fridays other than for cause or by Mr. Blanchette for good reason, he would be entitled to receive one year of base salary, paid on a monthly basis. TGI Fridays anticipates that it will enter into an amended and restated offer letter with Mr. Blanchette in connection with the business combination that will be materially consistent with the terms described above, except that Mr. Blanchette will receive a cash payment of approximately $51,063 in lieu of the stock option grant described in his offer letter and his annual bonus will be increased to 100% of his base salary.

Mr. Neitzel.    Pursuant to his offer letter, Mr. Neitzel is entitled to a base salary of $450,000 per year and a car allowance of $10,200 per year. Mr. Neitzel’s offer letter also provides for a commitment to grant stock options. Mr. Neitzel’s offer letter provides that he will be eligible for up to six months of severance pay if he meets the eligibility requirements of the TGI Fridays Severance Pay Plan, described below under “—Severance and Change in Control Payments and Benefits”.

Ms. Koning.    Pursuant to her offer letter, Ms. Koning is entitled to a base salary of $375,000 per year and a car allowance of $10,200 per year. Ms. Koning’s offer letter also provides for a commitment to grant stock options. Ms. Koning is not entitled to severance pay under her offer letter, but would be eligible to receive severance pay under TGI Fridays’ Severance Pay Plan described below under “— Severance and Change in Control Payments and Benefits”.

Severance and Change in Control Payments and Benefits

None of TGI Fridays’ named executive officers is entitled to any payments or benefits in connection with a change in control. Mr. Blanchette is entitled to severance payments under his offer letter in certain circumstances, as described above. Mr. Neitzel and Ms. Koning would each be eligible to receive severance payments and benefits under TGI Fridays’ Severance Pay Plan if their employment terminated due to a layoff, position elimination or inadequate job performance despite their best efforts. Under the Severance Pay Plan, in the event of a qualifying termination of employment, Mr. Neitzel would be entitled to receive six months of severance pay and Ms. Koning would be eligible to receive up to nine months of severance pay and subsidized COBRA benefits, in each case, subject to their execution of a release. Additional severance benefits may be provided if Mr. Neitzel or Ms. Koning, as applicable, enters into a non-competition agreement in connection with his or her termination of employment.

Employee Benefits

TGI Fridays currently provides health and welfare benefits, including health, dental, vision, life and accidental death and dismemberment, and short- and long-term disability insurance, that are available to all of its full-time employees, including the named executive officers. In addition, TGI Fridays maintains a 401(k) retirement plan for the benefit of its full-time employees. TGI Fridays’ named executive officers are eligible to participate in these plans on the same basis as its other full-time employees.

Outstanding Equity Awards at Fiscal Year-End Table

None of TGI Fridays’ named executive officers held any equity-based awards as of December 30, 2019.

Director Compensation

The following table sets forth the compensation awarded to, earned by, or paid to TGI Fridays’ non-employee directors in respect of their service as directors of TGI Fridays during its fiscal year ended December 30, 2019.

Mr. Blanchette received no additional compensation for his service as a director and, as a result, is not included in this table. The compensation received by Mr. Blanchette as Chief Executive Officer of TGI Fridays is set forth in the “Summary Compensation Table” above.

Name	Fees earned or paid in cash ($)	Total ($)
John Antioco	20,000	20,000
Sidney Feltenstein	33,750	33,750
Rohit Manocha	—	—
David Lobel	—	—
John McCormack	—	—
John Van Sickle	—	—
Aslam Khan(1)	250,000	250,000
Troy Cook	—	—

____________

(1)      Fees in respect of Mr. Khan’s service as a director were paid through Falcon Holdings, LLC.

Mr. Antioco stepped down from TGI Fridays’ board of directors in June 2019 and Messrs. Lobel, McCormack, Van Sickle, Khan and Cook stepped down from the board in October 2019. Except as set forth in the table above, none of TGI Fridays’ directors received any compensation in respect of their services as directors for 2019 and none of TGI Fridays’ non-employee directors held any equity-based awards as of December 30, 2019.

In connection with the consummation of the business combination, Allegro intends to approve a non-employee director compensation policy. The following summary describes what Allegro anticipates will be the material terms of its non-employee director compensation policy; the actual terms may vary.

Each non-employee director will receive an annual cash retainer and an annual equity retainer for service to the board of directors and an additional annual cash retainer and an annual equity retainer for service on any committee of the board of directors or for serving as the chair of the board of directors or any of its committees. The amount of the annual cash retainers and the grant date fair value of the annual equity retainers are set forth in the table below:

	Board or Committee Member (as applicable)		Board or Committee Chair (as applicable)
	Cash Retainer ($)	Equity Retainer ($)	Additional Cash Retainer ($)	Additional Equity Retainer ($)
Board	60,000	60,000	60,000	30,000
Audit Committee	4,375	4,375	4,375	4,375
Governance Committee	3,125	3,125	3,125	3,125
Compensation Committee	3,750	3,750	3,750	3,750

In connection with the consummation of the business combination, each non-employee director will be granted restricted stock units with a grant date fair value of $77,400. Annual equity retainers will be made in the form of restricted stock units. All restricted stock units will vest on the one-year anniversary of the vesting commencement date or on an earlier termination of service due to the non-employee director’s death or disability or on a change of control, subject to continued service through the vesting date. Grant date fair values of awards are approximate values. Cash and equity retainers for the year in which the business combination is consummated will be prorated for service following the business combination. Cash retainers will be paid quarterly in advance and prorated for any periods of partial service.

THE INCENTIVE PLAN PROPOSAL

In connection with the business combination, Allegro’s shareholders are being asked to approve an equity incentive plan (the “2020 Plan”), which was adopted by Allegro’s board of directors on [•], 2020. The Incentive Plan Proposal will only be submitted to you for approval if the Merger Proposal, Charter Proposals, and Director Election Proposal have been approved by the stockholders at the annual meeting. Further, the 2020 Plan will only become effective if approved by Allegro’s stockholders at the annual meeting.

The 2020 Plan will provide for grants of stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock- or cash-based awards. Directors, officers and other employees of Allegro and its subsidiaries, as well as others performing consulting or advisory services for Allegro, are eligible for grants under the 2020 Plan. The purpose of the 2020 Plan is to advance the interests of Allegro by providing for the grant to eligible employees, directors and consultants of stock and stock-based awards. Set forth below is a summary of the material terms of the 2020 Plan, which is qualified in its entirety by the text of the 2020 Plan, a copy of which is attached hereto as Annex C, and Allegro urges its stockholders to read it in its entirety. For further information about the 2020 Plan, Allegro refers you to the complete copy of the 2020 Plan, which is attached hereto as Annex C.

Administration

The 2020 Plan will be administered by Allegro’s Compensation Committee, which will have the discretionary authority to:

•        interpret the plan;

•        determine eligibility for and grant awards;

•        determine the exercise price, base value from which appreciation is measured or purchase price applicable to an award;

•        determine, modify, accelerate or waive the terms and condition of any award;

•        determine the form of settlement of awards;

•        prescribe forms, rules and procedures relating to the plan and awards; and

•        otherwise do all things necessary or desirable to carry out the purposes of the plan.

The Compensation Committee may delegate certain of its powers under the 2020 Plan, to the extent permitted by law, to one or more of its members or members of the board of directors, officers, employees or other persons. As used in this summary, the term “Administrator” refers to the Compensation Committee or its authorized delegates, as applicable.

Eligibility to Receive Awards

Employees, directors, consultants and advisors of Allegro and its subsidiaries will be eligible to receive awards under the 2020 Plan. Eligibility for stock options intended to be incentive stock options within the meaning of Section 422 of the Code (“ISOs”) will be limited to employees of Allegro or certain of its subsidiaries.

As of [•], Allegro estimates that approximately [•] employees, [•] directors and [•] consultants and advisors would be eligible to participate in the 2020 Plan.

Authorized Shares

Subject to adjustment as described below, the maximum number of shares of common stock that may be issued in satisfaction of awards under the 2020 Plan will be 1,100,000 shares, which Allegro refers to as the “Share Pool.” All of the shares in the Share Pool may be issued in satisfaction of ISOs.

The following rules will apply in respect of the Share Pool:

•        Any shares of common stock withheld in payment of the exercise price or purchase price of a stock option or stock appreciation right (“SAR”), or in satisfaction of tax withholding requirements with respect to a stock option or SAR, will reduce the Share Pool.

•        All shares of common stock covered by a SAR any portion of which is settled in common stock will reduce the Share Pool.

•        Any shares of common stock underlying any portion of an award that is settled in cash or that expires, becomes unexercisable, terminates or is forfeited to or repurchased by Allegro without the issuance of common stock (or retention, in the case of restricted or unrestricted common stock), will increase the Share Pool.

•        The Share Pool will not be increased by any shares that are delivered under the 2020 Plan that are subsequently repurchased by Allegro using proceeds directly attributable to stock option exercises.

•        Shares issued under awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition will not reduce the Share Pool.

Shares that may be issued under the 2020 Plan may be authorized but unissued shares of common stock or previously issued shares of common stock that are acquired by Allegro. The closing price of Allegro’s common stock as reported on Nasdaq on [•] was $[•] per share.

Annual Non-Employee Director Limits

The aggregate value of all compensation granted or paid to any non-employee director with respect to any calendar year, including awards granted under the 2020 Plan and cash fees or other compensation paid by Allegro, in each case, for service as a director, may not exceed $500,000.

Types of Awards

The 2020 Plan provides for the grant of stock options, SARs, restricted and unrestricted stock and stock unit awards and other awards that are convertible into or otherwise based on Allegro’s common stock, which Allegro refers to collectively as “awards”. Dividends or dividend equivalents may also be granted or paid in connection with awards other than stock options and SARs under the 2020 Plan, provided that any dividends or dividend equivalents will be subject to the same risk of forfeiture, if any, as applies to the underlying award.

•        Stock Options and SARs.    The Administrator may grant stock options intended to qualify as ISOs, stock options not intended to so qualify and SARs. For each stock option or SAR granted under the 2020 Plan, the Administrator determines the number of shares covered by the stock option or SAR, the exercise price or base value from which appreciation is measured and the terms and conditions of the award. The exercise price of a stock option (or base value of a SAR) granted under the 2020 Plan must be no less than 100% of the fair market value of a share of Allegro’s common stock on the date of grant (110% in the case of certain ISOs), except in the case of certain substitute awards. Other than in connection with certain corporate transactions, Allegro may not, without obtaining stockholder approval, reduce the exercise price or base value of any outstanding stock option or SAR, cancel outstanding stock options or SARs in exchange for stock options or SARs with a lower exercise price or base value, or cancel stock options or SARs that have an exercise price or base value that is greater than the fair market value of a share of Allegro’s common stock on the date of such cancellation in exchange for cash or other consideration. No stock option or SAR may be granted for a term in excess of ten years (or five years, in the case of certain ISOs).

•        Stock Awards and Restricted Stock Awards.    The Administrator may grant stock awards, which may, but need not be, subject to forfeiture if specified vesting conditions are not satisfied. The Administrator determines the terms and conditions of any stock award granted under the 2020 Plan.

•        Stock Unit and Restricted Stock Unit Awards.    The Administrator may grant stock unit awards, which may, but need not be, subject to forfeiture if specified vesting conditions are not satisfied. The Administrator determines the terms and conditions of any stock unit award granted under the 2020 Plan.

•        Other Stock-Based Awards.    The Administrator may grant other awards that are convertible into or otherwise based on common stock on such terms and conditions as it determines.

•        Performance Awards.    The Administrator may grant awards subject to performance vesting conditions and such other terms and conditions as may be determined by the Administrator.

Vesting and Other Terms and Conditions of Awards

The Administrator will determine the terms and conditions of all awards granted under the 2020 Plan, including the time or times an award will vest, become exercisable and remain exercisable, and may at any time accelerate the vesting or exercisability of an award or limit the vesting or exercisability of an award. No term of an award may provide for automatic “reload” grants of additional awards upon exercise of a stock option or SAR.

Termination of Employment or Other Status

The Administrator will determine the effect of a termination of employment or other status of a participant on an award.

Transferability of Awards

Except as the Administrator may otherwise provide, awards may not be transferred, other than by will or the laws of descent and distribution, and, during the life of the participant, may be exercised only by the participant.

Corporate Transactions

Except as otherwise provided in an award or other agreement or by the Administrator, in the event of a consolidation, merger or similar transaction or series of related transactions in which Allegro is not the surviving corporation or which results in the acquisition of all or substantially all of Allegro’s then outstanding common stock by a person or group, a sale of all or substantially all of Allegro’s assets, or a dissolution or liquidation of Allegro (any of the foregoing, a “covered transaction”), the Administrator may, with respect to all or some awards or any portion thereof:

•        Provide for the assumption or continuation of, or substitution for, such awards;

•        Provide for a payment with respect to such awards, equal to the excess of the fair market value of a share of stock multiplied by the number of shares subject to such award, less the aggregate exercise or purchase price (or base value), on such payment and other terms and subject to such conditions as the Administrator determines; and/or

•        Provide for the accelerated exercisability or vesting of such awards, in full or in part;

Except as the Administrator may otherwise determine, each award that is not assumed, continued or substituted for will automatically terminate upon the consummation of a covered transaction.

Adjustments

In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in Allegro’s capital structure that constitutes an equity restructuring under the accounting rules, the Administrator will make appropriate adjustments to the Share Pool, the individual limits described above, the number and kind of shares of stock or securities underlying awards then outstanding or subsequently granted, any exercise or purchase prices (or base values) relating to awards and any other provision of awards affected by the change. The Administrator may make similar adjustments to account for distributions or other events as appropriate to avoid distortion in the operation of the 2020 Plan or any award.

Clawback

Awards under the 2020 Plan will be subject to any of Allegro’s policies that provide for forfeiture, disgorgement or clawback and will be subject to forfeiture and disgorgement to the extent required by law or stock exchange listing standards. The Administrator may provide that any outstanding awards or any proceeds or other amounts received in respect of any award will be subject to forfeiture and disgorgement in the event a participant violates any restrictive covenant by which he or she is bound.

Amendment or Termination

The Administrator may at any time amend the 2020 Plan or any outstanding award, subject to the participant’s consent if it would materially and adversely affect the participant’s rights under the award and subject to any applicable stockholder approval requirements. Allegro is required to obtain stockholder approval for any amendment to the 2020 Plan to the extent necessary to comply with applicable laws, including the rules of Nasdaq, as determined by the Administrator. The Administrator may at any time terminate the 2020 Plan as to future grants of awards.

Term

No awards shall be granted under the 2020 Plan after the completion of ten years from the date on which the 2020 Plan is approved by the board of directors or approved by Allegro’s stockholders (whichever is earlier), but awards previously granted may extend beyond that time.

Certain Federal Income Tax Consequences of the 2020 Plan

The following is a summary of certain U.S. federal income tax consequences associated with awards granted under the 2020 Plan. The summary does not purport to cover federal employment tax or other U.S. federal tax consequences that may be associated with the 2020 Plan, nor does it cover state, local or non-U.S. taxes, except as may be specifically noted. The 2020 Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended, and is not intended to be qualified under Section 401(a) of the Code.

Stock Options (other than ISOs)

In general, a participant has no taxable income upon the grant of a stock option that is not intended to be an ISO (an “NSO”) but realizes income in connection with the exercise of the NSO in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is generally available to Allegro, subject to the limitations set forth in the Code. Upon a subsequent sale or exchange of the shares, any recognized gain or loss is treated as a capital gain or loss for which Allegro is not entitled to a deduction.

ISOs

In general, a participant realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the participant. With some exceptions, a disposition of shares purchased pursuant to an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the participant (and generally a deduction to Allegro, subject to the limitations set forth in the Code) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which Allegro is not entitled to a deduction. If the participant does not dispose of the shares until after the expiration of these one and two-year holding periods, any gain or loss recognized upon a subsequent sale of shares purchased pursuant to an ISO is treated as a long-term capital gain or loss for which Allegro is not entitled to a deduction.

SARs

The grant of a SAR does not itself result in taxable income, nor does taxable income result merely because a SAR becomes exercisable. In general, a participant who exercises a SAR for shares of stock or receives payment in cancellation of a SAR will have ordinary income equal to the amount of any cash and the fair market value of any stock received. A corresponding deduction is generally available to Allegro, subject to the limitations set forth in the Code.

Unrestricted Stock Awards

A participant who purchases or is awarded unrestricted stock generally has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to Allegro, subject to the limitations set forth in the Code.

Restricted Stock Awards

A participant who is awarded or purchases shares subject to a substantial risk of forfeiture generally does not have income until the risk of forfeiture lapses. When the risk of forfeiture lapses, the participant has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to Allegro, subject to the limitations set forth in the Code. However, a participant may make an election under Section 83(b) of the Code to be taxed on restricted stock when it is acquired rather than later, when the substantial risk of forfeiture lapses. A participant who makes an effective 83(b) election will realize ordinary income equal to the fair market value of the shares as of the time of acquisition less any price paid for the shares. A corresponding deduction will generally be available to Allegro, subject to the limitations set forth in the Code. If a participant makes an effective 83(b) election, no additional income results by reason of the lapsing of the restrictions.

For purposes of determining capital gain or loss on a sale of shares awarded under the 2020 Plan, the holding period in the shares begins when the participant recognizes taxable income with respect to the transfer. The participant’s tax basis in the shares equals the amount paid for the shares plus any income realized with respect to the transfer. However, if a participant makes an effective 83(b) election and later forfeits the shares, the tax loss realized as a result of the forfeiture is limited to the excess of what the participant paid for the shares (if anything) over the amount (if any) realized in connection with the forfeiture.

Restricted Stock Units

The grant of a restricted stock unit does not itself generally result in taxable income. Instead, the participant is taxed upon vesting (and a corresponding deduction is generally available to Allegro, subject to the limitations set forth in the Code), unless he or she has made a proper election to defer receipt of the shares (or cash if the award is cash settled) under Section 409A of the Code. If the shares delivered are restricted for tax purposes, the participant will instead be subject to the rules described above for restricted stock.

Application of Section 409A of the Code

Section 409A of the Code imposes an additional 20% tax and interest on an individual receiving non-qualified deferred compensation under a plan that fails to satisfy certain requirements.

While the awards to be granted pursuant to the 2020 Plan are expected to be designed in a manner intended to comply with the requirements of Section 409A of the Code, if they are not exempt from coverage under such section, if they do not, a participant could be subject to additional taxes and interest.

New Plan Benefits

No awards under the 2020 Plan have been granted to date. Because future awards under the 2020 Plan will be granted in the discretion of the Administrator, the type, number, recipients, and other terms of such awards cannot be determined at this time.

Interest of Directors and Executive Officers in the 2020 Plan

Allegro’s officers and directors will be eligible to receive awards under the 2020 Plan if it is approved by a majority of Allegro’s stockholders present or represented by proxy and entitled to vote at the annual meeting and are expected to be granted awards in connection with the consummation of the business combination, although the form and number of awards has not yet been determined. In addition, the 2020 Plan provides that neither Allegro nor the Administrator will be liable for any action or determination made in good faith with respect to the 2020 Plan or any award thereunder. Accordingly, Allegro’s officers and directors have a substantial interest in the approval of the Incentive Plan Proposal.

Securities Authorized for Issuance Under Equity Compensation Plans

As of December 31, 2019, Allegro had no equity compensation plans or outstanding equity awards. The following table is presented as of December 31, 2019 in accordance with SEC requirements:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	0	$—	0
Equity compensation plans not approved by security holders	0	$—	0

Required Vote

The approval of the Incentive Plan Proposal will require the affirmative vote of the holders of a majority of the then outstanding shares of common stock present and entitled to vote at the annual meeting. Abstentions will have the same effect as a vote “against” the Incentive Plan Proposal. Brokers are not entitled to vote on the Incentive Plan Proposal absent voting instructions from the beneficial holder and, consequently, broker non-votes will have no effect on the Incentive Plan Proposal.

If the Merger Proposal, Charter Proposals, and Director Election Proposal are not approved, the Incentive Plan Proposal will not be presented at the annual meeting.

THE ALLEGRO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALLEGRO STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

THE ADJOURNMENT PROPOSAL

The Adjournment Proposal allows Allegro’s board of directors to submit a proposal to adjourn the annual meeting to a later date or dates if the officer presiding over the annual meeting determines, with TGI Fridays’ consent, that it would be in the best interests of Allegro to adjourn the annual meeting to give Allegro more time to consummate the business combination for whatever reason (such as if the Merger Proposal is not approved, Allegro would have net tangible assets of less than $5,000,001 immediately prior to or upon consummation of the Transactions after taking into account the holders of public shares who properly elect to convert their public shares into cash or another condition to closing the business combination has not been satisfied). In no event will Allegro solicit proxies to adjourn the annual meeting or consummate the business combination beyond the date by which it may properly do so under its charter and Delaware law. The purpose of the Adjournment Proposal is to provide more time for Allegro to complete the business combination, such as providing it more time to solicit additional proxies to vote in favor of the Merger Proposal, to meet the requirement that Allegro have net tangible assets of at least $5,000,001 immediately prior to or upon consummation of the Transactions after taking into account holders of public shares who have exercised their right to convert their public shares into a pro rata portion of the trust account or to satisfy any other closing condition.

In addition to an adjournment of the annual meeting upon approval of an Adjournment Proposal, the board of directors of Allegro is empowered under Delaware law to postpone the meeting at any time prior to the meeting being called to order. In such event, Allegro will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform its stockholders of the postponement.

Consequences if the Adjournment Proposal is not Approved

If an Adjournment Proposal is presented to the meeting and is not approved by the stockholders, Allegro’s board of directors may not be able to adjourn the annual meeting to a later date if necessary. In such event, the business combination would not be completed.

Required Vote

The approval of the Adjournment Proposal will require the affirmative vote of the holders of a majority of the then outstanding shares of common stock present and entitled to vote at the annual meeting. Abstentions will have the same effect as a vote “against” the Adjournment Proposal. Brokers are entitled to vote on the Adjournment Proposal absent voting instructions from the beneficial holder because the proposal is considered “routine”. Consequently, broker non-votes will have the same effect as a vote “against” the Adjournment Proposal.

The Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

THE ALLEGRO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALLEGRO STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

OTHER INFORMATION RELATED TO ALLEGRO

Introduction

Allegro is a Delaware company incorporated on August 7, 2017 for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Prior to executing the Merger Agreement with TGI Fridays, Allegro’s efforts were limited to organizational activities, completion of its initial public offering and the evaluation of possible business combinations.

Initial Public Offering

Prior to Allegro’s initial public offering, Allegro issued to Eric Rosenfeld, its Chief Executive Officer, an aggregate of 4,312,500 shares of common stock in exchange for a capital contribution of $25,000, or approximately $0.01 per share. Mr. Rosenfeld then transferred all of the shares to two trusts for the benefit of his immediate family members, and subsequently, the trusts transferred a portion of such shares to the other initial stockholders in exchange for approximately $0.01 per share. In April 2018, the initial stockholders contributed to capital an aggregate of 575,000 shares for no additional consideration, leaving them with an aggregate of 3,737,500 shares of Allegro’s common stock.

On July 6, 2018, Allegro closed its initial public offering of 14,950,000 units, including 1,950,000 units that were issued pursuant to the exercise in full of the underwriters’ over-allotment option, with each unit consisting of one share of common stock, one right, and one warrant. The initial public offering generated gross proceeds of $149,500,000.

Simultaneous with the consummation of the IPO, Allegro consummated the private placement of 372,500 private placement units at a price of $10.00 per private placement unit, generating total proceeds of $3,725,000. The private placement units were purchased by the initial stockholders and Cantor, the representative of the underwriters in the IPO and Chardan, one of the underwriters of Allegro’s IPO. The net proceeds of the IPO plus the proceeds of the sale of the private placement units were deposited in the trust account.

On January 3, 2020, Allegro received stockholder approval to extend the date by which it must complete an initial business combination from January 6, 2020 to March 31, 2020. In connection with the Extension Amendment, holders of 3,782,869 public shares exercised their right to convert their shares into a pro rata portion of the cash held in Allegro’s trust account. Additionally, in connection with the Extension Amendment, Allegro’s initial stockholders and their affiliates contributed to Allegro, pro rata in accordance with their purchases of private placement units, a Contribution in the form of a loan for each public share that was not converted in connection with the stockholder vote to approve the Extension Amendment. The first Contribution of $223,342.62 was deposited into the trust account on January 6, 2020, the second Contribution of $279,178 was deposited into the trust account on January 31, 2020, and the third Contribution of $279,178 was deposited into the trust account on February 28, 2020.

Offering Proceeds Held in Trust

On July 6, 2018, an amount of $149,500,000, or $10.00 per share sold to the public in the initial public offering, was placed in a trust account and invested in U.S. treasuries or United States bonds having a maturity of 180 days or less or money market funds meeting the applicable conditions of Rule 2a-7 under the Investment Company Act of 1940, as amended. As of the record date, after giving effect to the Contributions, Allegro held approximately $[•] in the trust account.

Except as described in the prospectus for Allegro’s initial public offering and in the section entitled “Allegro’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” below, these proceeds will not be released until the earlier of the completion of an initial business combination and Allegro’s redemption of 100% of the outstanding public shares upon its failure to consummate a business combination within the required time period.

Fair Market Value of Target Business

The target business or businesses that Allegro acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the trust account (exclusive of deferred underwriting commissions and taxes payable) at the time of the execution of a definitive agreement for its initial business combination. As described elsewhere in this proxy statement, Allegro’s board of directors determined that this test was met in connection with the proposed business combination with TGI Fridays.

Stockholder Approval of Business Combination

Under Allegro’s charter, in connection with any proposed business combination, Allegro must seek stockholder approval of an initial business combination at a meeting called for such purpose at which public stockholders may seek to convert their public shares, regardless of whether they vote for or against the proposed business combination, subject to the limitations described in the prospectus for Allegro’s initial public offering. Accordingly, in connection with the business combination with TGI Fridays, public stockholders may seek to convert their public shares in accordance with the procedures set forth in this proxy statement.

Voting Restrictions in Connection with Stockholder Meeting

In connection with any vote for a proposed business combination, including the vote with respect to the Merger Proposal, all of Allegro’s initial stockholders have agreed to vote the founder shares, shares included in the private placement units as well as any shares of common stock acquired in the aftermarket in favor of such proposed business combination.

None of Allegro’s officers, directors, initial stockholders or their affiliates has purchased any shares of common stock in the open market or in private transactions (other than the private placement units purchased simultaneously with Allegro’s initial public offering). However, at any time prior to the annual meeting, during a period when they are not then aware of any material nonpublic information regarding Allegro or its securities, Allegro, the Allegro initial stockholders, TGI Fridays, the Holdings and Midco equityholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Merger Proposal, or execute agreements to purchase such shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire shares of Allegro’s common stock or vote their shares in favor of the Merger Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the public shares present and entitled to vote at the annual meeting to approve the Merger Proposal vote in its favor and that Allegro have at least $5,000,001 of net tangible assets immediately prior to or upon consummation of the Transactions after taking into account holders of public shares that have demanded conversion of their public shares into cash, where it appears that such requirements would otherwise not be met. All shares repurchased by Allegro’s affiliates pursuant to such arrangements would be voted in favor of the proposed business combination. As of the date of this proxy statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder.

Liquidation if No Business Combination

Under Allegro’s charter, if Allegro does not complete the business combination with TGI Fridays or another initial business combination by March 31, 2020 (or such later date as may be approved by Allegro’s stockholders), Allegro shall (i) cease all operations except for the purposes of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter redeem 100% of the public shares for cash for a redemption price per share, as described below (which redemption will completely extinguish such holders’ rights as stockholders, including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to approval of Allegro’s then stockholders and subject to the requirements of the DGCL, including the adoption of a resolution by the board of directors pursuant to Section 275(a) of the DGCL finding the dissolution of Allegro advisable and the provision of such notices as are required by said Section 275(a) of the DGCL, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to Allegro’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. In such event, the per-share redemption price shall be equal to a pro rata share of the trust account plus (a) any pro rata interest earned on the funds held in the trust account and not previously released to Allegro to pay its taxes and (b) the balance of Allegro’s net assets outside of the trust account at such time, divided by the total number of public shares then outstanding.

Each of Allegro’s initial stockholders has agreed to waive its rights to participate in any distribution from Allegro’s trust account or other assets with respect to the founder shares and shares underlying the private placement units. There will be no distribution from the trust account with respect to Allegro’s warrants and rights, which will expire worthless if Allegro is liquidated.

The proceeds deposited in the trust account could, however, become subject to the claims of Allegro’s creditors which would be prior to the claims of its public stockholders. Although Allegro has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses

Allegro has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, and although Allegro will seek such waivers from vendors it engages in the future, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements.

Eric S. Rosenfeld has agreed that he will be liable to Allegro if and to the extent any claims by a vendor for services rendered or products sold to Allegro, or a prospective target business with which Allegro has discussed entering into a transaction agreement, reduces the amount of funds in the trust account to below $10.00 per public share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under Allegro’s indemnity of the underwriters of Allegro’s initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, Mr. Rosenfeld will not be responsible to the extent of any liability for such third party claims. Furthermore, he will not be personally liable to Allegro’s public stockholders and instead will only have liability to Allegro. There is no assurance that Mr. Rosenfeld will be able to satisfy his indemnification obligations if he is required to do so, as Allegro has not required Mr. Rosenfeld to retain any assets to provide for his indemnification obligations, nor has Allegro taken any further steps to ensure that he will be able to satisfy any indemnification obligations that arise. Accordingly, the actual per-share redemption price could be less than the approximately $10.33 estimated to be in the trust as of two business days prior to the annual meeting date, due to claims of creditors. Additionally, if Allegro is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in Allegro’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Allegro’s stockholders. To the extent any bankruptcy claims deplete the trust account, Allegro cannot assure you it will be able to return to its public stockholders at least approximately $10.33 per public share.

Allegro’s public stockholders are entitled to receive funds from the trust account only in the event of its failure to complete a business combination within the required time periods, if the stockholders seek to have Allegro convert their respective shares for cash upon a business combination which is actually completed by Allegro, or if Allegro seeks certain amendments to its charter prior to Allegro’s consummation of a business combination or its liquidation. In no other circumstances does a stockholder have any right or interest of any kind to or in the trust account. Further, Allegro’s charter provides that a public stockholder, together with any affiliate or other person with whom such public stockholder is acting in concert or as a “group” (within the meaning of Section 13 of the Exchange Act), will be restricted from seeking conversion rights with respect to an aggregate of more than 20% of the public shares (but only with respect to the amount over 20% of the public shares). A “group” will be deemed to exist if public stockholders (i) file a Schedule 13D or 13G indicating the presence of a group or (ii) acknowledge to Allegro that they are acting, or intend to act, as a group.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The portion of Allegro’s trust account distributed to its public stockholders upon the redemption of 100% of its outstanding public shares in the event Allegro does not complete its initial business combination within the required time period may be considered a liquidation distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the portion of Allegro’s trust account distributed to its public stockholders upon the redemption of 100% of its public shares in the event Allegro does not complete its initial business combination within the required time period is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution. If Allegro is unable to complete a business combination within the prescribed time frame, it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Allegro’s remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, if a business combination does not occur, it is Allegro’s intention to redeem its public shares as soon as reasonably possible following the expiration of the time periods described above and, therefore, Allegro does not intend to comply with the procedures required by Section 280 of the DGCL, which would limit the amount and duration of Allegro’s stockholders’ liability with respect to liquidating distributions as described above. As such, Allegro’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of Allegro’s stockholders may extend well beyond the third anniversary of such date.

Because Allegro will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires Allegro to adopt a plan, based on facts known to it at such time that will provide for its payment of all existing and pending claims or claims that may be potentially brought against it within the subsequent 10 years. However, because Allegro is a blank check company, rather than an operating company, and Allegro’s operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from its vendors (such as lawyers, investment bankers, etc.) or prospective target businesses.

Allegro will pay the costs of any subsequent liquidation from its remaining assets outside of the trust account. If such funds are insufficient, Mr. Rosenfeld has agreed to pay the funds necessary to complete such liquidation and has agreed not to seek repayment for such expenses.

Facilities

Allegro maintains its principal executive offices at 777 Third Avenue, 37th Floor, New York, New York 10017. This space is being provided to Allegro by Crescendo Advisors II, LLC, an entity controlled by Mr. Rosenfeld, for $12,500 per month. The cost of this space also includes general and administrative services. Allegro believes, based on rents and fees for similar services in New York, New York, that the fee charged by Crescendo Advisors II, LLC is at least as favorable as Allegro could obtain from an unaffiliated person. Allegro considers its current office space adequate for its current operations.

Employees

Allegro has three executive officers. These individuals are not obligated to devote any specific number of hours to Allegro’s matters and intend to devote only as much time as they deem necessary to its affairs. Allegro does not have, and does not intend to have, any full time employees prior to the consummation of a business combination.

Directors and Officers

Allegro’s current directors and executive officers are as follows:

Name	Age	Title
Eric S. Rosenfeld	62	Chief Executive Officer
David D. Sgro	43	Chairman of the Board and Chief Operating Officer
Adam H. Jaffe	29	Chief Financial Officer
John P. Schauerman	63	Director
Adam J. Semler	55	Director
Leonard B. Schlemm	67	Director
Robert Michael Deluce	41	Director

Eric S. Rosenfeld, age 62, has served as chief executive officer of Allegro since Allegro’s inception in August 2017 and served as chairman of the board from Allegro’s inception until April 2018. In addition, Mr. Rosenfeld has served as the President and Chief Executive Officer of Crescendo Partners, L.P., a New York-based investment firm, since its formation in November 1998. Prior to Crescendo Partners, L.P., from 1985 to 1998, Mr. Rosenfeld served as Managing Director of CIBC Oppenheimer, an investment bank and financial services company. Mr. Rosenfeld also serves on the board of directors for several other companies, including Cott Corporation (NYSE: COT), a consumer beverage company, CPI Aerostructures, Inc. (NYSE American: CVU), a manufacturer of structural aircraft parts for fixed wing aircraft and helicopters in both the commercial and defense markets, NextDecade LLC (Nasdaq: NEXT) (and Harmony Merger Corp. prior to its merger with NextDecade LLC, for which he also served as Chief Executive Officer), a natural gas development company, Pangea Logistics Solutions Ltd. (Nasdaq: PANL) (and

Quartet Merger Corp. prior to its merger with Pangea Logistics Solutions Ltd., for which he also served as Chief Executive Officer), a maritime logistics and shipping company, and Aecon Group, Inc. (TSE: ARE), a construction company. Mr. Rosenfeld previously served on the board of directors of several companies, including Absolute Software Corporation (TSE: ABT), a provider of security and management for computers and ultra-portable devices, SAExploration Holdings Inc. (Nasdaq: SAEX) (and Trio Merger Corp. prior to its merger with SAEX, for which he also served as Chief Executive Officer), a geophysical services company, Primoris Services Corporation (Nasdaq: PRIM) (and Rhapsody Acquisition Corporation prior to its merger with PRIM, for which he also served as Chief Executive Officer), a holding company for specialty contractor and infrastructure businesses, DALSA Corp., a digital imaging and semiconductor manufacturer, and Hill International Inc. (NYSE: HIL) (and Arpeggio Acquisition Corp. prior to its merger with HIL, for which he also served as Chief Executive Officer), a construction project management firm. Mr. Rosenfeld is a regular guest lecturer at Columbia Business School and has served on numerous panels at Queen’s University Business Law School Symposia, McGill Law School, the World Presidents’ Organization and the Value Investing Congress. He is a senior faculty member at the Director’s College. He has also been a guest host on CNBC. Mr. Rosenfeld received an A.B. in economics from Brown University and an M.B.A. from the Harvard Business School. Allegro believes Mr. Rosenfeld is well-qualified to serve as a member of the board of Allegro after consummation of the Transactions due to his extensive public company experience and investment expertise.

David D. Sgro, CFA, age 43, has served as a chairman of Allegro’s board of directors since April 2018, Chief Operating Officer since Allegro’s inception in August 2017, as well as Chief Financial Officer from November 2017 to April 2018. In addition, Mr. Sgro has served as Senior Managing Director of Crescendo Partners, L.P., a New York-based investment firm, since December 2014, and has held numerous positions with Crescendo Partners, L.P. since December 2005. Mr. Sgro has also served as the Director of Research for Jamarant Capital, L.P., a private investment partnership, since January 2016. Mr. Sgro also serves on the board of directors of several other companies, including Hill International Inc. (NYSE: HIL), a construction project management firm, and Pangea Logistics Solutions Ltd. (Nasdaq: PANL) (and Quartet Merger Corp. prior to its merger with Pangea Logistics Solutions Ltd., for which he also served as Chief Financial Officer), a maritime logistics and shipping company. Mr. Sgro previously served on the board of directors of several companies, including NextDecade LLC (Nasdaq: NEXT) (and Harmony Merger Corp. prior to its merger with NextDecade LLC), a natural gas development company, SAExploration Holdings Inc. (Nasdaq: SAEX) (and Trio Merger Corp. prior to its merger with SAEX, for which he also served as Chief Financial Officer), a geophysical services company, Imvescor Restaurant Group, a restaurant franchisor, COM DEV International Ltd., a global designer and manufacturer of space hardware, Bridgewater Systems, Inc., a telecommunications software company, Primoris Services Corporation (Nasdaq: PRIM) (and Rhapsody Acquisition Corporation prior to its merger with PRIM, for which he also served as Chief Financial Officer), a holding company for specialty contractor and infrastructure businesses, and BSM Technologies, Inc., a GPS enabled fleet management service provider. Mr. Sgro received a B.S. in Finance from The College of New Jersey and an M.B.A. from Columbia Business School. Mr. Sgro is a regular guest lecturer at The College of New Jersey and Columbia Business School. Allegro believes Mr. Sgro is well-qualified to serve as a member of the board of Allegro after consummation of the Transactions due to his public company and operational experience.

Adam H. Jaffe, age 29, has served as Allegro’s Chief Financial Officer since April 2018. Mr. Jaffe joined Crescendo Partners, LP in February 2018 as the fund’s Chief Financial Officer and Chief Compliance Officer. Mr. Jaffe also serves as the Chief Financial Officer and Chief Compliance Officer for Jamarant Capital, L.P., an investment firm founded in 2015. Prior to joining Crescendo Partners LP, Mr. Jaffe was the Senior Fund Accountant for the real estate private equity fund, GTIS Partners LP, from September 2016 to February 2018. While at GTIS Partners, Mr. Jaffe focused on the development of residential homes, land development, and single-family homes for rental properties across the United State and Brazil. From September 2014 to September 2016, Mr. Jaffe worked at EisnerAmper LLP. Mr. Jaffe received a B.S. in Accounting from The Pennsylvania State University, with a minor degree in Finance. He is a New York State Certified Public Accountant (CPA).

John P. Schauerman, age 63, has served as a member of Allegro’s board of directors since April 2018. Mr. Schauerman served as a member of Harmony Merger Corp.’s board of directors from July 2014 until its merger with NextDecade LLC. Mr. Schauerman served as a director of Quartet Merger Corp. from its inception in April 2013 until its merger with Pangea Logistics Solutions Ltd. in October 2014. Mr. Schauerman has served as a director of Primoris Corporation since November 2016. He previously served as executive vice president, corporate development of Primoris from February 2009 to May 2013, and served as a Director of Primoris from July 2008 to May 2013. He served as the chief financial officer of Primoris from February 2008 to February 2009. He also served as a director of Primoris and its predecessor entity from 1993 to July 2008. He joined Primoris’ wholly-owned subsidiary, ARB, Inc., in 1993, as senior vice president. Prior to joining ARB, Inc., he was senior vice president of Wedbush Morgan Securities. Mr. Schauerman served on the Boards of Directors of MYR Group (Nasdaq: MYRG), a leading electrical infrastructure firm, from March 2016 through November 2016, and has served on the Board of Wedbush Securities since August 2014. Mr. Schauerman received a B.S. in Electrical Engineering from UCLA and an M.B.A. from Columbia Business School.

Adam J. Semler, age 55, has served as a director of Allegro since April 2018. Mr. Semler served as a member of Harmony Merger Corp.’s board of directors from July 2014 until its merger with NextDecade LLC. Mr. Semler joined York Capital Management, LLC, an investment management fund, in 1995 and held several positions with the firm, most recently holding the position of chief operating officer and member of its managing partner until he retired in December 2011. While at York Capital Management, he was responsible for all financial operations of the firm. During this time, he also served as chief financial officer and secretary of York Enhanced Strategies Fund, LLC, a closed ended mutual fund. Previously, he was at Granite Capital International Group, an investment management firm, where Mr. Semler was responsible for the accounting and operations function for its equity products. He also previously worked as a senior accountant at Goldstein, Golub, Kessler & Co., where Mr. Semler specialized in the financial services industry, as well as a senior accountant at Berenson, Berenson, Adler. Mr. Semler has also served on the Board of Hebrew Public, a not for profit charter school network, since May 2015. Mr. Semler is a C.P.A. and received a B.B.A. from Emory University.

Leonard B. Schlemm, age 67, has served as a director of Allegro since April 2018. Mr. Schlemm served as a member of Harmony Merger Corp.’s board of directors from July 2014 until its merger with NextDecade LLC. Mr. Schlemm has also served as a director of Arpeggio Acquisition Corp. and Rhapsody Acquisition Corp. Mr. Schlemm has served as the chairman of Myca Health Inc., a medical software company focused on primary care practices across the United States, since May 2013 and a member of its board since 2008. Mr. Schlemm has also served as the Chairman and CEO of SNFW Fitness B.C. Ltd., the largest fitness center chain in British Columbia. Mr. Schlemm is also the co-founder and a board member in a number of fitness center companies across Canada and Europe, including The Atwater Club (since February 2002) and The Mansfield Clubs (since 2005). He also served as chairman of the board of AD OPT Technologies from November 2002 until April 2004. From November 1999 until its merger with Netpulse Communications and E-Zone Networks in November 2000, he served as chairman of the board of Xystos Media Networks, an interactive media company with three million users under long-term contract. Mr. Schlemm was a co-founder of 24 Hour Fitness, one of the world’s largest privately owned and operated fitness center chains, sold to private equity investors in June 2014 for $1.9 billion, and was its chairman from September 1986 until July 1997. From June 1996 to January 1999, Mr. Schlemm served as a member of the board of directors of Forza Limited, a European fitness equipment distribution company. Mr. Schlemm was a member of the board of directors of Arpeggio from its inception in April 2004 until its merger in June 2006 and was a member of the board of directors of Rhapsody from its inception in April 2006 until its merger in July 2008. Mr. Schlemm received a Bachelor of Commerce degree from McGill University (great distinction) and an M.B.A. from Harvard University (with distinction). He also received his Chartered Accountant designation in Canada in 1975.

Robert Michael Deluce, age 41, has served as a member of Allegro’s board of directors since April 2018. Mr. Deluce has a long history in aviation, both professionally and personally. In 2002, Mr. Deluce co-founded Porter Airlines, Inc., a regional airline headquartered at Billy Bishop Toronto City Airport on the Toronto Islands in Toronto, Ontario, Canada, and was instrumental in the strategic development of its business plan. Mr. Deluce continues to have a central role in defining Porter’s strategy and has direct responsibility for all commercial aspects of the business, including sales, marketing, revenue management, network planning and technology functions. Prior to joining Porter, Mr. Deluce was in Global Trading at Scotia Capital. Since May 2016, Mr. Deluce has served on the Board of Directors of UBS Bank Canada. He holds an MBA from University of Western Ontario’s Ivey School of Business.

Legal Proceedings

There are no legal proceedings pending against Allegro.

Periodic Reporting and Audited Financial Statements

Allegro has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the Securities and Exchange Commission. In accordance with the requirements of the Exchange Act, Allegro’s Annual Reports contain financial statements audited and reported on by Allegro’s independent registered public accounting firm. Allegro has filed with the SEC its Annual Reports on Form 10-K covering the fiscal years ended December 31, 2019 and 2018 and its Quarterly Reports on Form 10-Q covering the fiscal quarters ended June 30, 2018, September 30, 2018, March 31, 2019, June 30, 2019, and September 30, 2019.

Holders

As of January 28, 2020, there were 17 holders of record of Allegro’s units, 16 holders of record of Allegro’s common stock, 1 holder of record of Allegro’s warrants, and 1 holder of record of Allegro’s rights. Allegro’s management believes it has in excess of 300 beneficial holders of its securities.

Allegro’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of Allegro’s financial condition and results of operations should be read in conjunction with Allegro’s financial statements and notes to those statements included in this proxy statement. This discussion contains forward-looking statements that involve risks and uncertainties. Please see “Forward-Looking Statements” and “Risk Factors” in this proxy statement.

In this section, references to “our,” “us” or “we” refer to Allegro Merger Corp., unless the context requires otherwise.

Results of Operations

Allegro has neither engaged in any operations nor generated any revenues to date. Allegro’s only activities from inception to December 31, 2019 were organizational activities, those necessary to prepare for the initial public offering, described below, and identifying a target company for a business combination. Allegro does not expect to generate any operating revenues until after the completion of Allegro’s business combination. Allegro expects to generate non-operating income in the form of interest income on marketable securities held after the initial public offering. Allegro expects that it will incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with completing a business combination.

For the year ended December 31, 2019, Allegro had net income of $1,927,147, which consisted of interest income from Allegro’s trust account of $3,234,522 offset by operating expenses of $523,845 and franchise and income taxes of $132,000 and $651,530, respectively.

For the year ended December 31, 2018, Allegro had net income of $948,493, which consisted of interest income from Allegro’s trust account of $1,522,523 offset by operating expenses of $204,780 and franchise and income taxes of $63,950 and $306,301, respectively.

Liquidity and Capital Resources

On July 6, 2018, Allegro consummated the initial public offering of 14,950,000 units, including 1,950,000 units issued pursuant to the exercise in full of the underwriters’ overallotment option, generating gross proceeds of $149,500,000. Simultaneously with the closing of the initial public offering, Allegro consummated the sale of 372,500 units, at a price of $10.00 per unit in a private placement to the initial stockholders, Cantor and Chardan at a price of $10.00 per unit, generating gross proceeds of $3,725,000.

Following the initial public offering and the sale of private placement units, a total of $149,500,000 was placed in the trust account and Allegro had $766,268 of cash held outside of the trust account, after payment of costs related to the initial public offering, and available for working capital purposes. Allegro incurred $8,725,551 in transaction costs, including $2,600,000 of underwriting fees, $503,051 of other costs, and the deferred underwriting fees of $5,622,500.

On January 3, 2020, Allegro received stockholder approval to extend the date by which it must complete an initial business combination from January 6, 2020 to March 31, 2020. In connection with such extension, holders of 3,782,869 public shares exercised their right to convert their shares into a pro rata portion of the cash held in the trust account, representing an aggregate conversion amount of approximately $38.7 million, and certain of Allegro’s initial stockholders made aggregate contributions of $502,521 to the Trust Account.

At December 31, 2019, Allegro had marketable securities held in the trust account of $152,997,948. Allegro intends to use substantially all of the funds held in the trust account (excluding deferred underwriting commissions and interest to pay taxes) to acquire the TGI Fridays business and to pay Allegro’s expenses relating thereto. The remaining proceeds held in the trust account as well as any other net proceeds not expended will be used as working capital to finance the operations of the target business or businesses.

As of December 31, 2019, Allegro had a cash balance of $87,797 and a working capital balance of $23,656 but $77,502 of franchise tax can be paid by interest income from investments held in the trust account, which includes interest income of $3,497,948. The interest income is available to Allegro for tax obligations and withdrawal of up to $125,000 for certain working capital purposes on an annual basis, which was withdrawn by Allegro in May 2019. During the year ended December 31, 2019, Allegro has withdrawn $1,259,098 of interest income to pay its franchise and income taxes, and working capital purposes.

Until the consummation of the business combination, Allegro will be using funds held outside of the trust account for working capital. Allegro anticipates that in order to fund Allegro’s working capital requirements Allegro will need to use all of the remaining funds not held in the trust account and the interest earned on the funds held in the trust account. Additionally, Allegro may need to enter into contingent fee arrangements with Allegro’s vendors or raise additional capital through loans or additional investments from Allegro’s initial shareholders, officers, directors, or third parties. None of these persons are obligated to advance funds to or invest in Allegro. Accordingly, Allegro may not be able to obtain additional financing. If Allegro is unable to raise additional capital, Allegro may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of the proposed transaction with TGI Fridays, and controlling overhead expenses. Allegro cannot provide any assurance that new financing will be available to Allegro on commercially acceptable terms, if at all. Allegro has no present revenue, and Allegro’s cash and working capital as of the record date are not sufficient to complete Allegro’s planned activities for the upcoming year. These conditions raise substantial doubt about Allegro’s ability to continue as a going concern.

Off-balance sheet financing arrangements

Allegro did not have any off-balance sheet arrangements as of December 31, 2019 and 2018.

In connection with the Extension Amendment, Allegro’s initial stockholders and their affiliates contributed to Allegro, pro rata in accordance with their purchases of private placement units, a Contribution in the form of a loan for each public share that was not converted in connection with the stockholder vote to approve the Extension Amendment in an amount of $0.02 as a prorated amount for the partial month of January 2020 and $0.025 for each of February 2020 and March 2020, for an aggregate Contribution of $781,699.17. The obligation of the insiders to make each Contribution is subject to the continued effectiveness of the Merger Agreement as of the Contribution date, or, if the Merger Agreement is earlier terminated, the affirmative majority vote of the board of directors of Allegro requiring such Contribution. If the board of directors determined not to require the Contribution, Allegro would distribute the remaining amounts in the trust account to the then holders of public shares. Subject to the foregoing proviso, each Contribution will be deposited in the trust account established in connection with Allegro’s initial public offering. The first Contribution of 223,342.62 was deposited into the trust account on January 6, 2020, the second Contribution of $279,178 was deposited into the trust account on January 31, 2020, and the third Contribution of $279,178 was deposited into the trust account on February 28, 2020.

The Contributions will not bear any interest and will be repayable by Allegro to the insiders or their affiliates upon consummation of an initial business combination. The loans will be forgiven if Allegro is unable to consummate an initial business combination except to the extent of any funds held outside of Allegro’s trust account.

Contractual obligations

Other than the administrative service fee agreement, Allegro does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. Allegro has identified the following critical accounting policy:

Common stock subject to possible redemption

Allegro accounts for its common stock shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemptions (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within Allegro’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Allegro’s common stock features certain redemption rights that are considered to be outside of Allegro’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2019 and 2018, common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of Allegro’s consolidated balance sheets.

Recent Accounting Pronouncements

Allegro’s management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on Allegro’s financial statements.

Independent Auditors’ Fees

The firm of WithumSmith+Brown, PC acts as Allegro’s independent registered public accounting firm. The following is a summary of fees paid to WithumSmith+Brown, PC for services rendered.

Audit Fees

During the fiscal years ended December 31, 2019 and 2018, audit fees for Allegro’s independent registered public accounting firm were $40,500 and $70,000, respectively.

Audit-Related Fees

During the fiscal years ended December 31, 2019 and 2018 Allegro did not pay Allegro’s independent registered public accounting firm any audit-related fees.

Tax Fees

During the fiscal years ended December 31, 2019 and 2018, fees for tax services for Allegro’s independent registered public accounting firm were $3,000 and $2,200, respectively.

Audit Committee Approval

Since Allegro’s audit committee was not formed until July 2, 2018, the audit committee did not pre-approve all of the foregoing services although any services rendered prior to the formation of Allegro’s audit committee were approved by Allegro’s board of directors. However, in accordance with Section 10A(i) of the Securities Exchange Act, before Allegro engages its independent accountant to render audit or non-audit services on a going-forward basis, the engagement will be approved by its audit committee.

Code of Ethics

On July 2, 2018, Allegro’s board of directors adopted a code of ethics that applies to Allegro’s executive officers, directors and employees. The code of ethics codifies the business and ethical principles that governs aspects of Allegro’s business. Allegro will provide, without charge, upon request, copies of Allegro’s code of ethics. Requests for copies of Allegro’s code of ethics should be sent in writing to Allegro Merger Corp., 777 Third Avenue, 37th Floor, New York, NY 10017.

Upon the consummation of the Transactions, Allegro will adopt a new code of ethics applicable to the post-merger slate of directors and officers, and the employees of the TGI Fridays business.

BUSINESS OF TGI FRIDAYS

Overview

TGI Fridays develops, operates and franchises restaurants based on an iconic American casual dining bar and grill concept. Its unique culture creates the backdrop where “People of All Stripes” can connect over handcrafted food and drink. TGI Fridays’ restaurants are full-service locations and feature regionally tailored menus and full bar offerings that include a wide selection of freshly prepared, popular food choices and beverages served by well-trained, friendly employees in a relaxed setting.

TGI Fridays operates both domestically and abroad. As of December 30, 2019, TGI Fridays’ global restaurant system consisted of approximately 831 locations across the U.S. and 56 countries, including 140 company-owned restaurants and 245 franchised restaurants in the U.S., and 446 franchised restaurants internationally. With respect to TGI Fridays’ international operations, TGI Fridays has the largest restaurant count among its U.S.-based casual dining chain peers, which TGI Fridays believes has contributed to a strong brand equity in global markets when paired with its all-American dining experience.

TGI Fridays generates revenue primarily by selling food and beverage items through its company-owned restaurants and from royalties and fees from its franchising operations. For the fiscal year ended December 30, 2019, TGI Fridays generated $310.9 million in revenue from its company-owned restaurants, and $96.0 million in royalties and other fee revenue from its franchising operations. TGI Fridays’ franchised restaurants comprised 84% of its overall restaurant system at December 30, 2019.

TGI Fridays also generates revenues from licensing arrangements with consumer packaged goods partners that sell its branded products in grocery stores, club stores and other food and beverage retailers. For the fiscal year ended December 30, 2019, royalties paid on sales of TGI Fridays’ licensed food and beverage products contributed $12.9 million in revenue.

TGI Fridays’ History, Recent Acquisitions and Sponsors

Company History

The TGI Fridays business is conducted primarily through TGI Friday’s Inc., a New York corporation formed in the 1960s, and its subsidiaries. TGI Fridays has approximately 55 years of brand heritage, having opened its first restaurant in midtown Manhattan in 1965. The next decade had milestones across the business, including the test kitchen’s creation of the all-time favorite loaded potato skins in 1974. In 1986, the brand became the first U.S. casual dining concept to expand internationally, with the opening of a restaurant in Birmingham, England. TGI Fridays marked its 300th restaurant opening in the early 1990s, and more recently, the brand has focused on revamping restaurants and its refranchising initiative, with the goal to transform its operations into a highly franchised, capital- and asset-light business with higher operating margins.

Recent Acquisitions

In 2019, TGI Fridays completed the acquisition of 70 locations in various U.S. states from GC Restaurants, LLC for aggregate consideration of approximately $13.0 million.

On January 7, 2020, TGI Fridays entered into an asset purchase agreement for the acquisition of 36 restaurants in various U.S. states from Briad Restaurant Group, L.L.C., its then-second largest domestic franchisee, for aggregate consideration of $19.0 million, subject to working capital adjustments (the “Briad Acquisition”). TGI Fridays has closed the acquisition of 31 of these restaurants as of the date of this proxy statement and, pursuant to the asset purchase agreement, expects to close the acquisition of the remaining five restaurants in the first quarter of 2020.

After giving effect to the Briad Acquisition as if all 36 locations had been acquired on December 30, 2019, TGI Fridays’ U.S.-based restaurant system consisted of approximately 176 company-owned restaurants and 214 franchised restaurants. On that same basis, system-wide restaurants totaled 176 company-owned restaurants and 660 franchised restaurants.

TGI Fridays’ Sponsors

In July 2014, affiliates of TriArtisan acquired approximately 24% of the equity interests of Holdings (the ultimate parent company of the TGI Fridays business prior to the Transactions). Subsequently, in October 2019, affiliates of TriArtisan and MFP acquired additional equity interests in Holdings, and now own approximately 54% and 40% of the equity interests of Holdings, respectively. TriArtisan is an established, New York-based private equity investment firm. Its flexible institutional capital allows it to invest in companies with a broad range of investment needs, including leveraged buyouts, growth equity investments, spin-offs, carve-outs, roll-ups, recapitalizations and restructurings. Recent investments include P.F. Chang’s, Mears Transportation and Energysolutions. MFP is the New York-based family office of Michael F. Price. The firm concentrates on value investing across industries and capital structure, focusing on the intrinsic value of the businesses. MFP has a long-term investment horizon and invests to create value for all stakeholders. Recent investments include Papa Murphy’s, Trinity Place Holdings and S&W Seed Company.

Competitive Strengths

TGI Fridays believes that the key strengths of its business include the following:

Iconic global brand.    TGI Fridays has a rich heritage demonstrated by its operating history spanning approximately 55 years, which TGI Fridays believes has driven strong brand awareness with customers. TGI Fridays’ geographic footprint spans across the U.S. and 56 countries, with 831 system-wide restaurants as of December 30, 2019, 446 of which are located outside of the U.S. TGI Fridays provides an affordable, social experience with attractive menu offerings and distinctive beverages and bolsters its brand awareness with branded promotional offerings such as “Endless Appetizers” and “Fridays Feast.”

Refranchising has generated higher operating margins from organic operations.    TGI Fridays has increased its franchised restaurant base from 62% in July 2014 to 83% as of December 30, 2019 (79% giving effect to the Briad Acquisition). This initiative has simplified TGI Fridays’ operating model, increased the amount of revenues that TGI Fridays derives from franchise royalties, and has significantly reduced its capital expenditures and general and administrative expenses. These factors have helped TGI Fridays achieve stronger operating margins from organic operations.

Recurring franchise royalty revenues.    TGI Fridays believes its franchise model provides an opportunity for a more predictable, stable recurring revenue stream than other business models used in the casual dining industry. TGI Fridays’ franchise base as of December 30, 2019 comprises 64 franchisees, with a weighted average tenure of 15 years. For the fiscal year ended December 30, 2019, TGI Fridays generated $96.0 million in royalties and other fees from its franchised operations.

Growing focus on packaged food products licensing revenues.    For the fiscal year ended December 30, 2019, TGI Fridays’ branded, licensed packaged food and beverage business generated $12.9 million in revenues. TGI Fridays has various licensing agreements in place spanning over 100 SKUs of TGI Fridays-branded products through multiple food retail channels.

Extensive international presence provides geographic diversification and opportunity for growth.    TGI Fridays believes its geographic footprint outside the U.S., comprising 446 restaurants as of December 30, 2019, and with over 240 new international restaurant openings since 2012, represents a significant growth opportunity for the brand. TGI Fridays currently has a robust pipeline of approximately 100 franchise commitments internationally.

Experienced management team with significant restaurant industry expertise.    TGI Fridays benefits from a team of experienced senior managers who possess track records of success at TGI Fridays and other leading restaurant and retail organizations. Ray Blanchette, TGI Fridays’ Chief Executive Officer since October 2018, has over 25 years of restaurant and retail industry experience, including executive management roles at Au Bon Pain and Ignite Restaurant Group. Giovanna Koning, TGI Fridays’ Chief Financial Officer and Executive Vice President since April 2017, also has over 25 years of industry experience, including roles as a multi-unit operator and public accounting auditor for 10 years. Including Mr. Blanchette and Ms. Koning, TGI Fridays’ leadership team has an aggregate of approximately 200 years of industry experience and approximately 100 years of experience at TGI Fridays. TGI Fridays believe this experienced management team is well positioned to execute on the brand’s business strategy.

Business Strategy

TGI Fridays’ long-term strategy includes the following key areas that help to differentiate TGI Fridays from other casual dining restaurants:

Continue to emphasize the “People of All Stripes” brand strategy.    TGI Fridays seeks to further enhance customers’ overall dining experience through quality menu offerings and team member execution. For example, TGI Fridays is currently relaunching the TGI Fridays bar concept as an affordable, high quality social experience that encourages friendly interactions among customers. TGI Fridays believes its bar is a major differentiator versus its core competition and can be levered with a value focus to drive incremental traffic. In addition, TGI Fridays plans to continue to provide franchisees and team members, including managers, servers and restaurant staff, with extensive training, resources and support to continuously work to improve the customer experience.

Grow same-store sales globally.    TGI Fridays is focused on growing restaurant sales across its global system. Growing same-store sales improves restaurant profitability for TGI Fridays’ franchisees, which in turn drives increased revenues for TGI Fridays and new restaurant openings. TGI Fridays’ primary strategies to grow same-store sales include the following:

•        Innovating the menu to offer customers new and exciting food and beverage products that drive traffic and repeat visits;

•        Creating product promotions and marketing messages that provide customers compelling value and drive traffic;

•        Completing restaurant reimaging projects that give renovated restaurants a modern feel and improve customer experience;

•        Targeting media advertising to reach certain desired audiences, and expanding media advertisement circulation to 24-26 weeks per year in the U.S.;

•        Enhancing TGI Fridays’ digital capabilities and driving customer adoption of online and mobile offerings; and

•        Providing expert training and support to franchisees to help them improve their operational performance.

Accelerate new restaurant openings internationally.    TGI Fridays expects to continue to grow its global restaurant base. Internationally, TGI Fridays has identified several markets to drive global restaurant openings, including China, Mexico, Southeast Asia, Spain, Brazil and India. TGI Fridays believes international restaurants provide its franchisees with an attractive return on investment, driving meaningful growth in TGI Fridays’ international restaurant base in recent years. Since 2012, TGI Fridays’ franchisees have opened over 240 new international restaurants, and TGI Fridays has development agreements from franchisees to open approximately 80 international restaurants through the end of 2023.

Complete restaurant reimaging program.    TGI Fridays’ reimaging efforts aim to give the restaurants a more modern feel and better represent TGI Fridays’ distinctive brand attributes. Based on select results at certain of TGI Fridays’ company-owned restaurants that have undergone reimaging renovations, TGI Fridays estimates that these projects will enhance the customer experience and potentially prevent customer erosion.

Capitalize on new digital platform and increase third-party delivery sales.    TGI Fridays has invested approximately $30 million since 2015 to modernize its information technology capabilities, which now include online and mobile ordering, delivery and online reservation capabilities. Online and mobile ordering is available in 385 restaurants, and has led to an increase in revenues at participating restaurants. In particular, the mobile ordering application has driven incremental traffic, and leverages both personalization features and TGI Fridays’ loyalty program. As of December 30, 2019, the application has been downloaded approximately four million times and TGI Fridays expects to target up to one million additional downloads by the end of its 2020 fiscal year. In addition, TGI Fridays is currently partnering with leading delivery services providers such as DoorDash, UberEats, Postmates and Grubhub to promote off-premise sales. For the fiscal year ended December 30, 2019, total online, mobile, and delivery service sales were $118.7 million, up $14.0 million from $104.7 million during the 2018 fiscal year.

Restaurant Operations

The following includes key areas of focus for TGI Fridays’ restaurant operations:

Menu.    TGI Fridays focuses on offering high-quality products at an attractive price point. TGI Fridays prides itself on handcrafted dishes, made-to-order burgers, hand-cut vegetables and freshly baked buns. TGI Fridays’ bar offerings include handcrafted mixed and muddled cocktails, signature wines, and ice cold drafts and domestic and imported bottled beers. TGI Fridays’ food offerings include its iconic appetizer selection (such as wings and loaded potato skins), grilled entrees (such as steaks, ribs, shrimp and chicken), handcrafted burgers, pastas, and soups and salads.

Quality Assurance and Food Safety.    TGI Fridays has developed quality assurance programs designed to maintain standards and the uniformity of its experience across all restaurants. TGI Fridays revamped its U.S. brand audits program in 2018, which consists of a full review of all restaurant facilities, products and services to ensure they meet brand standards.

U.S. Supply Chain.    TGI Fridays negotiates contracts with suppliers on its own behalf and on behalf of its franchisees. Suppliers to TGI Fridays’ system must comply with the United States Department of Agriculture (“USDA”) and United States Food and Drug Administration’s (“FDA”) regulations governing the manufacture, packaging, storage, distribution and sale of all food and packaging products. Restaurant operators in the U.S. generally purchase food, beverages, proprietary paper and operating supplies under national contracts and pricing negotiated by TGI Fridays. However, franchisees may obtain other products, including food, paper goods, equipment and signs, from any source that meets TGI Fridays’ specifications and prior approval. Participating franchisees are charged a fee on delivered case cost of goods to offset overhead expenses.

TGI Fridays has not experienced any recent significant shortages of supplies or delays in receiving its inventories or products. Prices charged to TGI Fridays by its supply partners are subject to fluctuation, and TGI Fridays has historically been able to pass increased costs on to restaurants. TGI Fridays periodically enters into supplier contracts to manage the risk from changes in commodity prices. TGI Fridays does not engage in speculative transactions, nor does it hold or issue financial instruments for trading purposes.

Restaurant Staffing and Management.    The typical company-owned restaurant employs four managers and 70 total team members. Franchisees typically employ a similar number of managers and team members, and franchisees are required to be fully staffed to cater to needs of customers.

Business Segments

TGI Fridays has four operating and reportable segments: (i) company-owned restaurant operations; (ii) domestic franchise operations; (iii) international franchise operations; and (iv) licensing and other operations.

Company-Owned Restaurant Operations.    TGI Fridays generates revenue at its company-owned restaurant locations primarily through sales of food and beverage items. TGI Fridays operated 140, 68 and 53 restaurants at December 30, 2019, December 31, 2018 and December 25, 2017, respectively.

Domestic Franchise Operations.    TGI Fridays generates revenue at its domestic franchise locations primarily through franchise royalty payments, as well as initial franchise fees and concept fees. TGI Fridays had 245,351 and 386 domestic franchised restaurants at December 30, 2019, December 31, 2018 and December 25, 2017, respectively.

International Franchise Operations.    TGI Fridays generates revenue at its international franchise locations primarily through franchise royalty payments, as well as initial franchise fees and concept fees. TGI Fridays had 446, 446 and 448 international franchised restaurants at December 30, 2019, December 31, 2018 and December 25, 2017, respectively.

Licensing and Other Operations.    TGI Fridays generates revenue from its licensing operations through the sale of retail branded products under various company trade names by third-party vendors. TGI Fridays also generates revenue in this segment by charging purchasing fees to franchisees and third parties for using TGI Fridays’ buying power to procure certain food, beverage and other items.

Franchisee Overview

As of December 30, 2019, TGI Fridays had 62 franchisees that operated 691 restaurants across 29 U.S. states, and 56 countries outside of the U.S. The number of restaurants held by an individual franchisee ranged from one to 87 restaurants. TGI Fridays’ ten largest franchisees own approximately 50% of TGI Fridays’ total franchised restaurants.

Franchise Agreements.    TGI Fridays enters into franchise agreements with U.S. and international franchisees as follows:

U.S. Franchise Agreements.

TGI Fridays enters into franchise agreements with U.S. franchisees, under which the franchisee is generally granted the right to operate a restaurant in a particular location for a term of ten years, with an ability to renew for an additional term if certain conditions are met. Each franchisee is generally required to pay a $50,000 initial franchise fee and a monthly royalty fee of 4.0% of gross sales. Additionally, TGI Fridays’ current franchise agreements require each U.S. franchise location to contribute from 4.0% to 5.0% of its net sales (excluding net sales from delivery services, for which franchisees are required to contribute 2.0% less than the applicable contribution rate) to fund marketing and advertising campaigns. For the fiscal year ended December 30, 2019, U.S. franchisees contributed a blended average rate of 4.22% of net sales to fund such campaigns. TGI Fridays also enters into development agreements with franchisees who are interested in developing multiple franchise locations. These development agreements grant the franchisee development rights within a specified geographic area, and also typically include rights with respect to the number of locations to be developed and the duration of such development rights.

TGI Fridays has the contractual right to terminate a franchise agreement for a variety of reasons, including a franchisee’s failure to make required payments or to adhere to specified policies and standards or other terms of the agreement. During the term of the franchise agreement, and for two years after termination, franchisees may not have an interest in any restaurant business that offers the same or similar products and services as TGI Fridays within three miles of the franchised restaurant covered by the agreement.

International Franchise Agreements.

The terms of TGI Fridays’ existing international franchise agreements vary, but the rights and obligations under a majority of such agreements are similar to the domestic franchise agreements in that franchisees pay an initial franchise fee, make monthly royalty payments and contribute money to the advertising fund. The initial international franchise fee ranges from $50,000 to $75,000 and monthly royalty fees range from 2.5% to 4.5% of net sales. Agreements are generally for a term of fifteen to twenty years, with options to renew for additional terms.

Franchise Development.    TGI Fridays provides support and services to its franchisees in an effort to promote quality and consistency across the system, and to improve the customer experience. TGI Fridays’ franchisee development programs foster strong relationships with existing franchisees, and help TGI Fridays target new potential franchisees. Certain services and support functions include the following:

•        Cooperative councils with franchisees to shape brand strategies in functional areas;

•        Dedicated operations support staff;

•        Extensive training programs and platforms;

•        Support materials and tool kits across marketing, menu and product implementation;

•        A national program of approved vendors provides all products, goods, fixtures and equipment;

•        Real estate site selection assistance and approval;

•        Customer relations and social media teams;

•        Architecture and design resources; and

•        Regular communications with the franchisee community.

TGI Fridays maintains an open and active dialogue with its franchisees through TGI Fridays’ councils in the U.S. and through annual meetings and conferences with its franchisees internationally. Franchisees are encouraged to provide feedback to help build TGI Fridays’ brand.

Marketing

TGI Fridays markets through several channels, including television, digital, direct mail, social media, paid search, and emails and push notifications via Fridays Rewards. TGI Fridays emphasizes its key brand positioning elements through targeted marketing relying on its brand values of inclusiveness, community, sociability, excellence and fun, as well as its slogan “People of all Stripes.”

TGI Fridays funds and organizes its domestic advertising campaigns through a national marketing fund, an account funded with monthly franchisee contributions and contributions from TGI Fridays on behalf of company-owned restaurants. Domestically, a majority of franchisees contributed 4.0% of monthly gross sales to the national marketing fund in 2019, and TGI Fridays contributed an average of 4.7% of monthly gross sales to such fund on behalf of company-owned restaurants.

Internationally, franchisees are required to contribute approximately $500 per month per restaurant to an international marketing fund (with total annual contributions typically capped at $75,000 per territory). In addition to the monthly fund payment, international franchisees are typically required to spend approximately 2% of monthly gross sales on local advertising. Fund payments can be used to offset such required advertising expenditures. The fund is used for customer and market research, creative production and other costs associated with the development of international advertising and sales promotions, international public relations programs and other international marketing related expenses.

Information Technology

TGI Fridays utilizes a system that includes hardware and software for the back office system, point of sale (POS) system, kitchen management system, network and customer internet, learning management system, integrated loyalty program and credit card and integrated gift card processing. Due to the integration of proprietary system components, TGI Fridays pre-configures packages that it sells to its franchisees through the restaurant solutions team. TGI Fridays is not obligated to provide any ongoing maintenance, repairs, upgrades or updates to the systems.

TGI Fridays has a collection of systems in place to mitigate the risk that a single point of failure could negatively impact its restaurants. TGI Fridays is focused on maintenance of cyber security, having added dedicated cyber security personnel to the corporate team in 2017. Furthermore, TGI Fridays conducts annual Payment Card Industry (PCI) assessments, with the aim to increase the scope of corporate information technology resources, issue compliance reports for all supported restaurants and monitor and mitigate the status of any online attacks. The PCI assessment for 2019 is complete. TGI Fridays also refreshed its fraud prevention method during 2019, yielding a material decrease in chargebacks.

Competition

The restaurant industry is intensely competitive and affected by many factors, including competition for restaurant locations, changes in the public’s eating habits and preferences, local and national economic conditions affecting consumer spending habits, population trends and local traffic patterns. TGI Fridays competes in the casual dining segment of the restaurant industry, primarily with restaurants that offer full table service and have bars or serve liquor, wine and beer. The key elements of competition in the casual dining segment are price, quality and value of food products offered, quality and speed of service, advertising effectiveness, brand name awareness, media spending levels, restaurant location and convenience and attractiveness of facilities.

TGI Fridays’ primary domestic competitors include the casual dining restaurant chains Applebee’s, Chili’s, Olive Garden, Red Lobster and Buffalo Wild Wings, but TGI Fridays also competes with a variety of other fast casual and quick service restaurant chains and independent restaurants, bar and grills and pubs. Meal kit delivery companies, deli selections and in-store cafes of major grocery store chains, as well as convenience stores, cafeterias, and other eat-at-home options also present competition for TGI Fridays’ restaurants.

TGI Fridays’ primary international competitors include Applebee’s, Chili’s, Outback Steakhouse, Hooter’s, and Hard Rock Café.

Seasonality

Restaurant sales and profitability are occasionally subject to fluctuations and are generally higher than average during U.S. federal and other holiday periods, including around Martin Luther King, Jr. Day, Memorial Day, Independence Day, Labor Day, Valentine’s Day, Veterans Day, and New Year’ Day. Sales are generally lower than average for certain periods in areas with frequent adverse weather events.

Legal Proceedings

TGI Fridays is subject to various lawsuits, administrative proceedings, audits and claims arising in the ordinary course of business, which include, without limitation, workers’ compensation claims, general liability claims, automobile claims, franchisee claims and claims related to employment practices. Some of these lawsuits purport to be class actions and/or seek substantial damages.

Litigation is subject to many uncertainties, and the outcome of individual litigated matters can be unpredictable. The matters referenced above could be decided unfavorably to TGI Fridays and could require it to pay damages or make other expenditures that are greater than its current expectations or reserves, or otherwise have a material adverse effect on its business. However, TGI Fridays does not believe that any of the legal proceedings to which it is currently a party will have a material adverse impact on its business.

Insurance

TGI Fridays maintains customary industry-standard insurance policies with respect to workers’ compensation, general liability, property, equipment, extreme weather (i.e., flood, windstorm, earthquake, etc.), food-borne illness and certain other business risks.

TGI Fridays requires its domestic franchisees to maintain minimum levels of commercial general liability insurance, workers’ compensation insurance, “all risk” property insurance and builder’s all risk insurance. International franchisees are required to maintain minimum levels of comprehensive general liability insurance and property, casualty and workers compensation insurance.

Environmental Matters

The development and construction of additional restaurants will be subject to compliance with applicable environmental laws and zoning and land use regulations. TGI Fridays believes that environmental laws have not had a material effect on its operations, but more stringent and varied requirements of local government bodies with respect to zoning, land use and environmental factors could delay construction and increase development costs for new restaurants.

Working Capital

Information about TGI Fridays’ working capital is included in in the section of this proxy statement titled “TGI Fridays’ Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Government Regulations

TGI Fridays and its franchisees are subject to a variety of national, state, and local laws. Each restaurant is subject to permitting, licensing and regulation by a number of governmental authorities related to liquor licenses, health, safety, sanitation, and building and fire codes. TGI Fridays and its franchisees must also comply with environmental laws and applicable zoning and land use laws and regulations. TGI Fridays has not recently experienced any, nor is it aware that its franchisees have recently experienced any, significant problems in obtaining required licenses, permits or approvals.

TGI Fridays and its franchisees are also subject to federal and state laws governing such matters as the minimum hourly wages, overtime pay, unemployment tax rates, workers’ compensation rates, citizenship requirements, leave of absence and mandated health benefits, sales tax and similar matters domestically. A significant number of TGI Fridays’ and its franchisees’ employees are paid at rates related to the federal minimum wage and/or state or municipal minimum wages, which could fluctuate, and must be monitored. In markets outside the U.S., TGI Fridays and its franchisees are subject to similar national and local laws and regulations.

TGI Fridays is also subject to the rules and regulations of the Federal Trade Commission and various state laws regulating the offer and sale of franchises. Many states and the Federal Trade Commission require franchisors to deliver franchise disclosure documents to potential franchisees when offering or selling a franchise. Some states in the U.S. and countries outside of the U.S. require TGI Fridays to register its franchise disclosure document and file its advertising material or to register its franchise salespersons before it may offer or sell a franchise in the state or country of operation.

TGI Fridays’ and its franchisees must comply with the applicable requirements of ADA and related state accessibility statutes. Under the ADA and related state laws, TGI Fridays and its franchisees must provide equivalent service to disabled persons and make reasonable accommodations for their employment, and when constructing or undertaking significant remodeling of restaurants, TGI Fridays and its franchisees must make those facilities accessible.

Employees

As of December 30, 2019, TGI Fridays had approximately 8,000 employees, all of whom were located in the U.S. Of those, approximately 150 were salaried corporate employees, 500 were restaurant managers and 7,350 were hourly employees. None of TGI Fridays’ employees are covered by a collective bargaining agreement and TGI Fridays believes that it generally has positive relationships with its employees. TGI Fridays’ franchisees are independent business owners and their employees are not TGI Fridays’ employees.

Trademarks and Service Marks

TGI Fridays’ has registered several trademarks and logos in the U.S. and certain foreign jurisdictions, including T.G.I. FRIDAY’S®, FRIDAY’S®, and IN HERE, IT’S ALWAYS FRIDAY®. TGI Fridays believes that these and other related marks are of material importance to its business. Under current law and with proper use, TGI Fridays’ rights in TGI Fridays’ marks can generally last indefinitely with renewals. TGI Fridays’ policy is to pursue registration and renewal of TGI Fridays’ important marks whenever feasible and appropriate, weighing the cost of pursuing and maintaining intellectual property protections against the importance of a given mark to TGI Fridays’ business, and to oppose infringement of TGI Fridays’ marks.

Properties

TGI Fridays leases approximately 45,390 square feet of office space for its principal corporate offices and restaurant support center in Dallas, Texas. The lease expires on May 31, 2027. TGI Fridays owns one company-owned restaurant location. All other company-owned restaurant locations are located on sites leased by TGI Fridays from third parties, typically under leases ranging from 10 to 20 years with one or more five-year renewal options. All of TGI Fridays’ franchised restaurants are located on sites owned or leased by the respective franchisees. TGI Fridays believes that its existing headquarters and other leased and owned facilities are adequate to meet its current requirements.

TGI FRIDAYS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of TGI Fridays’ financial condition and results of operations should be read together with the consolidated financial statements and related notes of Midco that are included elsewhere in this proxy statement. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. TGI Fridays’ actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the section titled “Risk Factors” and in other parts of this proxy statement. Please also read the section titled “Cautionary Note Regarding Forward-Looking Statements.”

Organization of Business and Presentation of Operating Results

Midco is the parent company of its wholly-owned subsidiary, TGIF Parent, Inc., a Delaware corporation (“Parent”). Parent is the parent company of its wholly-owned subsidiary, TGI Friday’s Inc., a New York corporation, which through its subsidiaries develops, operates, and franchises restaurants under the TGI Fridays concept worldwide. References to the financial results of TGI Fridays refer to the financial results of Midco and its consolidated subsidiaries.

TGI Fridays operates on a 52- or 53-week fiscal year that ends on the Monday nearest to December 31. Each quarterly period has 13 weeks, except for a 53 week year, when the fourth quarter has 14 weeks. The fiscal years ended December 30, 2019, December 31, 2018 and December 25, 2017 consisted of 52 weeks, 53 weeks and 52 weeks, respectively.

Overview and Executive Summary

General.    TGI Fridays develops, operates and franchises restaurants based on an iconic American casual dining bar and grill concept. Its unique culture creates the backdrop where “People of All Stripes” can connect over handcrafted food and drink. TGI Fridays’ restaurants are full service locations and feature a regionally tailored menu and full bar offering that includes a wide selection of freshly prepared, popular food choices and beverages served by well-trained, friendly employees in a relaxed setting.

TGI Fridays operates both domestically and internationally. As of December 30, 2019, TGI Fridays’ global restaurant system consisted of approximately 831 locations across the U.S. and 57 countries, including 140 company-owned restaurants and 245 franchised restaurants in the U.S. and 446 franchised restaurants internationally.

The following table summarizes information regarding the number of company-owned and franchised restaurants for the periods presented:

	Fiscal Year Ended
	December 30, 2019	December 31, 2018	December 25, 2017
Number of Company-owned locations
Beginning of the period	68	53	54
New	0	—	—
Acquired from franchisee	77	15	—
Closed	(5)	—	(1)
End of period	140	68	53

Number of Franchised locations
Beginning of the period	797	834	851
New	25	29	32
Acquired from franchisee	(77)	(15)	—
Closed	(54)	(51)	(49)
End of period	691	797	834

Total number of locations
Beginning of the period	865	887	905
New	25	29	32
Closed	(59)	(51)	(50)
End of period	831	865	887

Key Measures of TGI Fridays’ Financial Performance

TGI Fridays uses same-store sales, average unit volume, average check size per person and customer traffic to assess the performance of its operations:

Same-store Sales.    TGI Fridays uses same-store sales to evaluate changes in restaurant traffic, prices and sales, and to evaluate the success of its restaurant reimaging program, digital platform and third party delivery sales, as well as same store growth and local economic and consumer trends. Same-store sales is calculated by dividing the total annual sales of TGI Fridays’ comparable restaurants by the total number of comparable restaurants. TGI Fridays defines “comparable restaurants” as domestic, international and company-owned restaurants that have been open for more than 24 months as of the beginning of each respective fiscal year or for acquired restaurants TGI Fridays has operated for at least 24 months as of the beginning of each respective fiscal year.

	Fiscal Year Ended
	December 30, 2019 vs. December 31, 2018	December 31, 2018 vs. December 25, 2017
Same – Store Sales – Percentage Change Year Over Year
Company – Owned	(6.4%)	(2.5%)
Domestic – Franchise	(9.3%)	(5.8%)
International – Franchise	(2.9%)	(6.2%)

The decrease in same-store sales at company-owned, domestic franchise and international franchise locations for the fiscal 2019 and 2018 comparative periods presented is primarily due to a decrease in customer traffic and a decrease in average check size.

The decrease in same-store sales at company-owned, domestic franchise and international franchise locations for the fiscal 2018 and 2017 comparative periods presented is primarily due to a decrease in customer traffic, partially offset by an increase in average check size.

Average Check Size.    Average check size (per person average) indicates the average level of spend for each TGI Fridays customer, and is driven by changes in menu prices and/or changes in menu offerings or promotional activity. TGI Fridays uses average check size as a key performance indicator to analyze trends in customers’ preferences, effectiveness of changes in menu and price increases as well as per customer expenditures. Average check size is calculated by dividing total net sales (gross sales less promotions or discounts) at TGI Fridays’ comparable restaurants by customer traffic (defined below) and includes off-premise sales.

	Fiscal Year Ended
	December 30, 2019	December 31, 2018	December 25, 2017
Average Check Size (Per Person Average)
Company Owned	$18.24	$18.78	$17.10
Domestic – Franchise	$18.31	$18.66	$17.43
International – Franchise	$18.94	$18.97	$18.28

Customer Traffic.    TGI Fridays uses customer traffic as a key performance indicator to evaluate the impact on same store sales growth and consumer trends. Customer traffic is calculated by multiplying entrée sales at comparable restaurants by a calculated ratio of 1.185 customers per entrée sold, which accounts for customers who purchase only appetizers or beverages and do not order entrées.

	Fiscal Year Ended
	December 30, 2019 vs. December 31, 2018	December 31, 2018 vs. December 25, 2017
Customer Traffic – Percentage Change Year Over Year
Company – Owned	(3.5%)	(12.1%)
Domestic – Franchise	(7.7%)	(11.9%)
International – Franchise	(6.2%)	(7.7%)

Fiscal Year Ended December 30, 2019 vs. Fiscal Year Ended December 31, 2018

Average check size and customer traffic changes for company-owned, domestic franchise and international franchise locations for the fiscal year ended December 30, 2019 compared to fiscal year ended December 31, 2018 were due to a change in promotions year over year. During the fiscal year ended December 31, 2018, TGI Fridays ran fewer promotions, which led to an increase in average check size and a decrease in customer traffic during the period. During the fiscal year ended December 30, 2019, TGI Fridays ran a “Days of the Week” promotion that highlighted different menu items for each day of the week, which led to a decrease in average check size and an improvement in customer traffic during the period.

Fiscal Year Ended December 31, 2018 vs. Fiscal Year Ended December 25, 2017

Average check size and customer traffic for company-owned, domestic franchise and international franchise locations for the fiscal year ended December 31, 2018 compared to fiscal year ended December 25, 2017 was due to the difference in promotions year over year. During the fiscal year ended December 25, 2017, TGI Fridays promoted an “Endless Appetizer” campaign that led to an increase in customer traffic and a decrease in average check size during the period. During the fiscal year ended December 31, 2018, TGI Fridays ran fewer promotions, which led to an increase in average check size and a decrease in customer traffic during the period.

Average Unit Volume.    TGI Fridays uses AUV to measure changes in customer traffic, pricing, and development of its concepts and the success of its strategic plans. Average unit volume, or AUV, consists of the average sales of TGI Fridays’ restaurants over a certain period of time. AUV is calculated by dividing total restaurant sales within a period by the number of restaurants operating during the relevant period. TGI Fridays AUV includes domestic, international and company-owned restaurants that were open for the full fiscal year and excludes any such restaurants that were not open for the full fiscal year.

	Fiscal Year Ended
	December 30, 2019	December 31, 2018	December 25, 2017
Average Unit Volume (in millions)
Company – Owned	$2.9	$3.2	$3.6
Domestic – Franchise	$2.5	$2.8	$2.9
International – Franchise	$1.8	$1.9	$1.9

Fiscal Year Ended December 30, 2019 vs. Fiscal Year Ended December 31, 2018

AUVs for company-owned restaurants for the fiscal year ended December 30, 2019 were $2.9 million, compared to $3.2 million for the fiscal year ended December 31, 2018, a decrease of $0.3 million, or 8.8%, over the period. The decrease was primarily related to a decrease in customer traffic and average check size and the acquisition of the stores in the Gold Coast Acquisition, which had lower comparative AUVs.

AUVs for domestic franchise restaurants for the fiscal year ended December 30, 2019 were $2.5 million, compared to $2.8 million for the fiscal year ended December 31, 2018, a decrease of $0.3 million, or 9.3%, over the period. The decrease was primarily related to a decrease in customer traffic and average check size.

AUVs for international franchise restaurants for the fiscal year ended December 30, 2019 were $1.8 million, compared to $1.9 million for the fiscal year ended December 31, 2018, a decrease of $0.1 million, or 6.2%, over the period. The decrease was primarily related to a decrease in customer traffic, combined with relatively flat average check size year-over-year.

Fiscal Year Ended December 31, 2018 vs. Fiscal Year Ended December 25, 2017

AUVs for company-owned restaurants for the fiscal year ended December 31, 2018 were $3.2 million, compared to $3.6 million for the fiscal year ended December 25, 2017, a decrease of $0.4 million, or 10.3%, over the period. The decrease was primarily related to declining customer traffic and the acquisition of additional restaurants in the Marlu Acquisition, as the acquired restaurants had a lower AUV than TGI Fridays’ existing company-owned restaurants.

AUVs for domestic franchise restaurants for the fiscal year ended December 31, 2018 were $2.8 million, compared to $2.9 million for the fiscal year ended December 25, 2017, a decrease of $0.1 million, or 2.5%, over the period. The decrease was primarily due to declining customer traffic.

AUVs for international franchise restaurants for the fiscal year ended December 31, 2018 were $1.9 million, compared to $1.9 million for the fiscal year ended December 25, 2017, resulting in no change over the period.

Basis of Presentation

Sources of Revenues.    TGI Fridays’ primary source of revenues is the sale of food and beverages at company-owned restaurants. TGI Fridays also generates a significant portion of its revenues from franchising operations, including receipt of development and initial franchise fees when a franchisee establishes a new franchised restaurant, monthly royalty payments from franchisees based on a percentage of sales at each franchised restaurant, marketing fund contributions, and payments from the sale of equipment and other items or services to franchisees. TGI Fridays also generates revenue through the collection of management fees and reimbursables related to the management of joint ventures, as well as revenues related to the management of liquor, beer and wine sales during the time when a franchisee location is being acquired by TGI Fridays.

In addition to revenues generated from company-owned restaurants and from royalties and fees from franchising operations, TGI Fridays also generates revenue from licensing arrangements with consumer packaged goods partners that sell its branded products in grocery stores, club stores and other food and beverage retailers. Licensing royalties are recognized as income based upon sales of retail branded products under various company trade names by third-party vendors.

Additionally, TGI Fridays generates revenue from purchasing fee income, which represents charges to franchisees and third parties under the terms of agreements whereby TGI Fridays provides procurement services for certain food, beverage and other items. Purchasing fee income is recognized as the procurement services are performed. Other revenue also includes gift card breakage which was immaterial for each of the fiscal years presented.

Cost of Sales.    Cost of sales consists of all direct costs of food and beverages, plus certain restaurant supplies, less rebates from suppliers.

Restaurant Operating Expenses.    Certain of TGI Fridays’ costs and expenses relate to the operation of its company-owned restaurants and franchisees. These costs and expenses are listed and described below:

•        Rent expense.    Rent expense includes lease costs for Company-owned restaurants, excluding common occupancy costs (e.g., common area maintenance charges and property taxes);

•        Labor expense.    Labor expenses consist of salaries and wages, bonuses, related payroll taxes and benefits for restaurant personnel, including on-site restaurant management;

•        Other restaurant operating expenses.    Other restaurant operating expenses primarily include utilities, repair and maintenance costs, liability and property insurance, common area maintenance charges, property taxes, credit card processing fees, licenses, preopening expenses, restaurant asset disposal gains and losses and all other costs directly related to the operation of a restaurant;

•        Cost of advertising.    Cost of advertising expenses consists of advertising expenses for all company-owned and franchised restaurants and include production costs for television commercials, newspaper inserts, Internet advertising, coupons, media expenses for national and local advertising, consulting fees and fees from other forms of advertising such as social media; and

•        Bad debt expense.    Bad debt expenses consist of royalties and advertising fees owed to TGI Fridays from franchisees that are not expected to be collected.

General and Administrative Expenses.    General and administrative expenses represent all costs associated with operating TGI Fridays’ corporate office, including regional and district management and corporate personnel payroll and benefits, back-office support systems, costs of outsourced functions, and other administrative costs not directly related to the operation of its company-owned restaurants.

Depreciation and amortization.    Depreciation and amortization includes expenses that are directly related to TGI Fridays’ company-owned restaurants’ property and equipment, including leasehold improvements, furniture, fixtures and other equipment, and depreciation and amortization of corporate assets and intangibles.

(Gain) Loss on Sale of Assets and Impairments.    Asset impairments represent non-cash charges to reduce the carrying amount of certain long-lived assets to their estimated fair value, when a restaurants’ operation is not expected to generate sufficient projected future cash flows to recover the current net book value of the long-lived assets within the restaurant. TGI Fridays believes its assumptions in calculating the fair value of its long-lived assets are similar to those used by other marketplace participants. TGI Fridays has activity related to its joint ventures for certain TGI Fridays locations. In fiscal 2019, TGI Fridays sold its interest in the joint venture with Milwaukee Front Row Restaurant Joint Venture, LLC and recorded a gain on the sale.

Interest Expense.    The primary expenses related to interest expense are generated from the interest on TGI Fridays’ Series 2017-1 Senior Notes (as defined below). In addition to interest expense from the Series 2017-1 Senior Notes, TGI Fridays incurred debt issuance costs related to the issuance of the Series 2017-1 Class A-2 Senior Notes, which are amortized to interest expense through the repayment date.

Factors Affecting the Comparability of TGI Fridays’ Financial Condition and Results of Operations

Significant Known Events, Trends or Uncertainties

Decline in same-store sales.    Although revenue has increased year over year for the periods presented, TGI Fridays has observed that revenue from same–store sales has decreased year over year. TGI Fridays experienced a decline in same-store sales in both corporate and franchisee restaurants beginning in the fourth quarter of 2016. This decline was primarily due to a decline in sales in the overall restaurant industry, particularly in the casual dining segment. TGI Fridays believes that a strong leadership team, a focus on improving store operations, and innovative marketing will help improve same-store sales system-wide in the fiscal year ended December 28, 2020.

Non-timely or partial payments by franchisees.    Due to the decline in sales described above, beginning in the third quarter of 2018, TGI Fridays has experienced a decline in the timely payment of amounts owed to TGI Fridays for royalty payments and advertising fund contributions. These issues were primarily concentrated amongst several franchisees. TGI Fridays is closely monitoring and working with franchisees on resolving outstanding issues related to past due royalty and advertising payments.

Impact of coronavirus.    Since the beginning of 2020, the novel coronavirus outbreak has impacted the operations of some of TGI Fridays’ international franchise locations, specifically in China, Korea and Taiwan. While TGI Fridays’ other international franchise locations have not experienced the same levels of same-store sales declines to date, there can be no assurance that the impacts of the coronavirus will not have a material, adverse impact on TGI Fridays’ and its franchisees’ results on a more widespread basis, particularly if efforts to contain the virus, or changes in consumer behavior as a result of the spread of the virus, result in reduced customer traffic in restaurants in the United States or other markets from which TGI Fridays derives a significant portion of its revenue. The coronavirus situation is ongoing and its dynamic nature makes it difficult to forecast its impacts on TGI Fridays’ 2020 results with any certainty. However, as of the date of this filing TGI Fridays expects its results for the first quarter of 2020 to be impacted with potential continuing, adverse impacts beyond the first quarter of 2020.

Restructuring.    In 2017, TGI Fridays incurred approximately $3.6 million in pretax charges related to employee termination and other costs to restructure various parts of its operations in order to support TGI Fridays’ long-term growth plans. These changes were undertaken to increase efficiency and to provide a platform from which key initiatives can progress despite changing business and economic conditions.

Acquisitions and joint venture activity.    TGI Fridays completed a number of acquisitions and joint venture activities since the beginning of the fiscal year ended December 25, 2017, the most significant of which are described below.

•        Consolidated TGI Fridays /DFW Joint Venture Formation:    In 2017, TGI Fridays formed a partnership, TGI Fridays/DFW Terminal B, C and E Joint Venture (the “New DFW JV”), in which TGI Fridays has a 60% interest. The New DFW JV purchased the leasehold interest of TGI Fridays’ existing joint venture

(the “TGIF/DFW Restaurant Joint Venture”). The transaction was considered an asset acquisition. The purchase price of the assets of $5.2 million was allocated to a lease acquisition intangible asset and leasehold improvement assets. The initial TGIF/DFW Restaurant Joint Venture was wound down and the interest was disposed of resulting in a loss of $3.3 million and was recorded in loss on sale of assets and impairments in the consolidated statements of operations. The lease acquisition asset is being amortized of the remaining life of the lease. In June 2018, the lease was extended, and the remaining balance of the lease acquisition intangible is being amortized through the new lease end date of November 17, 2023.

•        Milwaukee Front Row Restaurant Joint Venture:    In 2019, TGI Fridays sold its 40% equity interest (including TGI Fridays’ rights as the joint venture manager and restaurant manager) in the Milwaukee Front Row Restaurant Joint Venture, LLC. The purchase price for the assets was $6.0 million (the “Milwaukee Front Row Restaurant Joint Venture”).

•        Marlu Acquisition:    In 2018, TGI Fridays completed the acquisition of 15 restaurants located in various U.S. states from a franchisee for aggregate consideration of $2.9 million (the “Marlu Acquisition”).

•        Gold Coast Acquisition (Northeast):    In 2019, TGI Fridays completed the acquisition of 70 restaurants located in various U.S. states from a franchisee for aggregate consideration of $13.0 million.

•        Southeast Acquisition:    In 2019, TGI Fridays completed the acquisition of seven restaurants located in Texas from a franchisee for aggregate consideration of $1.2 million (the “Southeast Acquisition”).

•        Briad Acquisition:    On January 7, 2020, TGI Fridays entered into an asset purchase agreement for the acquisition of 36 restaurants in various U.S. states from a franchisee for aggregate consideration of $19.0 million, subject to a working capital adjustment (the “Briad Acquisition”). TGI Fridays has closed the acquisition of 31 of these restaurants as of the date of this proxy statement and, pursuant to the asset purchase agreement, expects to close the acquisition of the remaining five restaurants in the first quarter of 2020.

For more information on TGI Fridays’ acquisitions and joint ventures, please see Notes 4, 9 and 22 to Midco’s consolidated financial statements included in this proxy statement.

Public Company Expenses.    TGI Fridays expects to incur additional expenses as a result of operating as a public company following the consummation of the Transactions. Public company expenses include legal and accounting services, director and officer insurance premiums and other expenses, including costs associated with public company reporting requirements.

Changes in Revenue Recognition

On January 1, 2019, TGI Fridays adopted the guidance of ASC 606. The two most significant impacts of this change in accounting policy are as follows:

•        Prior to the adoption of ASC 606, contributions received from franchisees were netted against advertising expense, which is included in restaurant operating expenses. Under ASC 606, TGI Fridays accounts for its marketing fund revenues on a gross basis, instead of net. Marketing fund revenue is recorded in Franchising revenue in the consolidated statement of operations. Marketing expense is recorded in Restaurant operating expenses in the consolidated statement of operations.

•        Prior to the adoption of ASC 606, TGI Fridays generally recognized the entire franchise and/or concept fee as revenue at the restaurant opening date. Under ASC 606, franchise and concept fees are recognized as revenue ratably on a straight-line basis over the term of the franchise agreement commencing with the restaurant opening date. Franchise fees are recorded in Franchising revenue in the consolidated statement of operations.

TGI Fridays adopted this change in accounting principle using the modified retrospective method with a cumulative-effect adjustment to the opening balance of retained earnings. Accordingly, financial information for the fiscal years ended December 31, 2018 and December 25, 2017 have not been adjusted to reflect the changes described above from the application of ASC 606. The adoption of this accounting principle did not have a significant impact on the timing or amount of recognition of revenue for Company restaurant sales, Management fees and reimbursables, Licensing royalties, or Other revenue during the fiscal year ended December 30, 2019. As a result of the adoption, TGI Fridays recorded a cumulative-effect adjustment of $15.9 million as an increase to accumulated deficit.

Results of Operations

The following table summarizes the key components of Midco’s results of operations for the periods indicated, expressed in dollars and the favorable (unfavorable) variance compared to the periods presented:

	Fiscal Year Ended
	December 30, 2019	Favorable (Unfavorable) Variance	December 31, 2018	Favorable (Unfavorable) Variance	December 25, 2017
	(in thousands)
Revenue
Company restaurant sales	$310,903	120,450	$190,453	$10,667	$179,786
Management fees and reimbursables	5,707	18	5,689	(4,621)	10,310
Franchising revenue	96,030	21,257	74,773	(3,061)	77,834
Licensing revenue	12,923	331	12,592	712	11,880
Other revenue	5,186	(4,391)	9,577	2,932	6,645
Total revenue	$430,749	137,665	$293,084	$6,629	$286,455

Costs and Expenses
Cost of sales	$87,180	(34,699)	$52,481	$(30)	$52,451
Restaurant operating expenses	274,171	(148,421)	125,750	(3,657)	122,093
General and administrative	52,767	192	52,959	11,441	64,400
Depreciation and amortization	21,550	575	22,125	1,826	23,951
Loss (Gain) on sales of assets and impairments	(1,688)	4,910	3,222	4,388	7,610
Other expenses, net	—	—	—	70	70
Total costs and expenses	$433,980	(177,443)	$256,537	$14,038	$270,575
Income (Loss) from operations	$(3,231)	(39,778)	$36,547	$20,667	$15,880

Comparison of the Fiscal Year ended December 30, 2019 to the Fiscal Year ended December 31, 2018

Revenues

Company restaurant sales for the fiscal year ended December 30, 2019 were $310.9 million, compared to $190.5 million for the fiscal year ended December 31, 2018, an increase of $120.5 million, or 63.2%, over the period. The increase was primarily due to an increase of 92 company-owned restaurants acquired in the Marlu Acquisition, the Gold Coast Acquisition and the Southeast Acquisition, which shifted sales from franchise locations to company-owned locations. The increase was partially offset by a decrease in sales at existing company-owned restaurants of $4.2 million.

Management fees and reimbursables remained consistent year over year. For the fiscal years ended December 30, 2019 and December 31, 2018 management fees and reimbursables were $5.7 million and $5.7 million, respectively.

Franchising revenue for the fiscal year ended December 30, 2019 was $96.0 million, compared to $74.8 million for the fiscal year ended December 31, 2018, an increase of $21.3 million, or 28.4%, over the period. The increase was primarily due to the adoption of ASC Topic 606, which increased franchise revenue by $30.0 million, partially offset by a decrease in the number of franchise stores from the Gold Coast Acquisition and the Southeast Acquisition, which shifted sales from franchise locations to company-owned locations.

Licensing revenue for the fiscal year ended December 30, 2019 was $12.9 million, compared to $12.6 million for the fiscal year ended December 31, 2018, an increase of $0.3 million, or 2.6%, over the period. The increase was primarily due to the receipt of additional royalty payments from additional licensing arrangements that were closed in the second half of 2018.

Other revenue for the fiscal year ended December 30, 2019 was $5.2 million, compared to $9.6 million for the fiscal year ended December 31, 2018, a decrease of $4.4 million, or 45.8%, over the period. The decrease was primarily due to one-time fees from a higher number of vendor contracts that were signed or renewed in the fiscal year ended December 31, 2018 compared to the fiscal year ended December 30, 2019.

Cost and Expenses

Cost of sales for the fiscal year ended December 30, 2019 was $87.2 million, compared to $52.5 million for the fiscal year ended December 31, 2018, an increase of $34.7 million, or 66.1%, over the period. The increase was primarily due to an increase in the number of company-owned restaurants as a result of restaurants acquired in the Marlu Acquisition, the Gold Coast Acquisition, and the Southeast Acquisition, which shifted sales from franchise locations to company-owned locations. The increase was partially offset by food cost savings on purchase agreements with vendors.

Restaurant operating expenses for the fiscal year ended December 30, 2019 were $274.2 million, compared to $125.8 million for the fiscal year ended December 31, 2018, an increase of $148.4 million, or 118.0%, over the period. The increase was primarily due to an increase in the number of company-owned restaurants as a result of restaurants acquired in the Marlu Acquisition, the Gold Coast Acquisition, and the Southeast Acquisition and the adoption of the ASC Topic 606.

General and administrative expenses remained consistent year over year. For the fiscal years ended December 30, 2019 and December 31, 2018, general and administrative expenses were $52.7 million and $53.0 million, respectively.

Depreciation and amortization expenses for the fiscal year ended December 30, 2019 were $21.6 million, compared to $22.1 million for the fiscal year ended December 31, 2018, a decrease of $0.6 million, or 2.6%, over the period. The decrease was primarily due to intangible assets that were fully amortized in fiscal year 2018, partially offset by depreciation and amortization of fixed assets and intangible assets acquired in the Gold Coast and Southeast Acquisitions.

(Gain) loss on sale of assets and impairments for the fiscal year ended December 30, 2019 was $1.7 million, compared to a loss of $3.2 million for the fiscal year ended December 31, 2018, an increase of $4.9 million, or 152.4%, over the period. The increase was primarily due to the sale of the Milwaukee Front Row Restaurant Joint Venture assets for a purchase price of $6.0 million, offset by a $1.1 million increase in long-lived asset impairment recorded in the fiscal year ended December 30, 2019.

Comparison of the Fiscal Year ended December 31, 2018 to the Fiscal Year ended December 25, 2017

Revenues

Company restaurant sales for the fiscal year ended December 31, 2018 were $190.5 million, compared to $179.8 million for the fiscal year ended December 25, 2017, an increase of $10.7 million, or 5.9%, over the period. The increase was primarily attributable to the acquisition of 15 locations from existing franchisees in the Marlu Acquisition, and the inclusion of the fully consolidated New DFW JV in company restaurant sales, which revenues were previously recognized and recorded in management fees and reimbursables during the fiscal year ended December 25, 2017.

Management fees and reimbursables for the fiscal year ended December 31, 2018 were $5.7 million, compared to $10.3 million for the fiscal year ended December 25, 2017, a decrease of $4.6 million, or 44.8%, over the period. The decrease was primarily related to the inclusion of the fully consolidated New DFW JV in company restaurant sales for the fiscal year ended December 31, 2018, which revenues were previously recognized and recorded in management fees and reimbursables during the fiscal year ended December 25, 2017. Prior to the consolidation of the New DFW JV, TGI Fridays previously managed the initial TGIF/DFW Restaurant Joint Venture restaurants and collected a management fee for such services.

Franchising revenue for the fiscal year ended December 31, 2018 was $74.8 million, compared to $77.8 million for the fiscal year ended December 25, 2017, a decrease of $3.1 million, or 3.9%, over the period. The decrease was due to $0.4 million of franchise revenue related to the stores acquired by TGI Fridays in the Marlu Acquisition and a $1.5 million decrease in revenue related to 51 franchisee stores that closed in fiscal year 2018, partially offset by $0.7 million of new revenue from stores opened during the year. The remainder of the decrease was due to a decline in sales of 5.3% domestically and 6.2% internationally.

Licensing revenue for the fiscal year ended December 31, 2018 was $12.6 million, compared to $11.9 million for the fiscal year ended December 25, 2017, an increase of $0.7 million, or 5.9%, over the period. The increase was primarily related to the receipt of additional royalty payments from additional licensing arrangements that were closed in the second half of 2018.

Other revenue for the fiscal year ended December 31, 2018 was $9.6 million, compared to $6.7 million for the fiscal year ended December 25, 2017, an increase of $2.9 million, or 44.1%, over the period. The increase was primarily due to one-time fees from vendor contracts that were paid to TGI Fridays to renew annual contracts.

Cost and Expenses

Cost of sales for the fiscal year ended December 31, 2018 remained consistent compared to the fiscal year ended December 25, 2017 due to the removal of certain promotions that were generating a higher cost of goods sold in fiscal year 2017, offset by increased cost of sales due to the acquisition of additional restaurants in fiscal year 2018.

Restaurant operating expenses for the fiscal year ended December 31, 2018 were $125.8 million, compared to $122.1 million for the fiscal year ended December 25, 2017, an increase of $3.7 million, or 3.3%, over the period. The increase was primarily due to an increase of $3.0 million in bad debt expense from royalty and advertising revenue that TGI Fridays did not expect to collect and an increase of $1.4 million in payroll costs due to the stores acquired as part of the Marlu Acquisition, partially offset by a decrease of $1.0 million in insurance expenses.

General and administrative expenses for the fiscal year ended December 31, 2018 were $53.0 million, compared to $64.4 million for the fiscal year ended December 25, 2017, a decrease of $11.4 million, or 17.7%, over the period. The decrease was primarily related to a reduction in workforce at the corporate level during the fiscal year ended December 31, 2018, as well as a reduction in expenses related to salaries, bonuses, and severance of $7.0 million during the fiscal year ended December 31, 2018, as a result of the restructuring of the TGI Fridays’ tax department. In addition, there was a decrease of $4.6 million related to a reduction in professional services and legal fees in the fiscal year ended December 31, 2018 compared with the fiscal year ended December 25, 2017, primarily due to legal costs associated with litigation expenses, the issuance of the Series 2017-1 Class A-2 Senior Notes and extinguishment of prior debt, as well as the creation of the New DFW JV in the fiscal year ended December 25, 2017. The decrease was offset by an increase of $0.6 million related to the payment of legal settlements in connection with the litigation TGI Fridays defended in the prior period.

Depreciation and amortization for the fiscal year ended December 31, 2018 were $22.1 million, compared to $24.0 million for the fiscal year ended December 25, 2017, a decrease of $1.8 million, or 7.6%, over the period. The change was primarily due to a decrease in amortization of third party license agreements of $2.0 million in fiscal year 2018 offset by an increase in depreciation of $0.7 million related to an increase of company-owned stores.

Loss on sales of assets and impairments for the fiscal year ended December 31, 2018 were $3.2 million, compared to $7.6 million for the fiscal year ended December 25, 2017, a decrease of $4.4 million, or 57.9%, over the period. The decrease was primarily due to a lower long-lived asset impairment recorded in the fiscal year ended December 31, 2018 compared to the fiscal year ended December 25, 2017 due to the impairment at certain company-owned restaurants. In the fiscal year ended December 31, 2018, TGI Fridays recognized an asset impairment charge of $0.6 million related to seven company-owned restaurants, of which all seven were previously impaired. In the fiscal year ended December 25, 2017, TGI Fridays recognized an asset impairment charge of $4.9 million related to 11 company-owned restaurants, of which five were previously impaired. TGI Fridays continues to operate all these venues. The impairment charges were based on the determination that the financial performance of these venues was adversely impacted by various competitive and economic factors in the market in which the venues are located.

Segment Analysis

TGI Fridays has four operating and reportable segments: (i) company-owned restaurant operations; (ii) domestic franchise operations; (iii) international franchise operations; and (iv) licensing and other operations. For more information on TGI Fridays’ segments, please see Note 21 to Midco’s consolidated financial statements included in this proxy statement.

The following table presents Adjusted EBITDA, a key performance metric, on a segment basis for the periods indicated (in thousands):

		Fiscal Year Ended
	December 30, 2019	December 31, 2018	December 25, 2017
Adjusted EBITDA
Company-owned restaurant operations	$9,174	$19,604	$15,300
Domestic franchise operations	26,347	37,236	41,396
International franchise operations	25,580	24,434	26,936
Licensing and other operations	(13,235)	(13,400)	(25,625)

Comparison of the Fiscal Year ended December 30, 2019 to the Fiscal Year ended December 31, 2018

Adjusted EBITDA for company-owned restaurants for the fiscal year ended December 30, 2019 was $9.2 million, compared to $19.6 million for the fiscal year ended December 31, 2018, a decrease of $10.4 million, or 53.2%, over the period. The decrease was primarily due to incremental marketing spend of $6.7 million and unfavorable margins on the restaurants acquired in the Marlu Acquisition, the Gold Coast Acquisition, and the Southeast Acquisition.

Adjusted EBITDA for domestic franchise restaurants for the fiscal year ended December 30, 2019 was $26.3 million, compared to $37.2 million for the fiscal year ended December 31, 2018, a decrease of $10.9 million, or 29.2%, over the period. The decrease was primarily due to lower royalty revenues as a result of the Marlu Acquisition, the Gold Coast Acquisition, and the Southeast Acquisition.

Adjusted EBITDA for international franchise restaurants for the fiscal year ended December 30, 2019 was $25.6 million, compared to $24.4 million for the fiscal year ended December 31, 2018, an increase of $1.1 million, or 4.7%, over the period. The increase was primarily due to a reduction in general and administrative costs of $3.5 million primarily related to a reduction of headcount, offset by lower franchise royalties of $2.5 million due to a decline in sales during the period.

Adjusted EBITDA for licensing and other operations remained consistent year over year. For the fiscal years ended December 30, 2019 and December 31, 2018, Adjusted EBITDA for licensing and other operations was $(13.2 million).

Comparison of the Fiscal Year ended December 31, 2018 to the Fiscal Year ended December 25, 2017

Adjusted EBITDA for company-owned restaurants for the fiscal year ended December 31, 2018 was $19.6 million, compared to $15.3 million for the fiscal year ended December 25, 2017, an increase of $4.3 million, or 28.1%, over the period. The change was primarily related to an increase in revenue of $6.1 million, which was driven by the restaurants acquired in the Marlu Acquisition as well as the New DFW JV. Cost of sales decreased $1.3 million related to unfavorable sales promotions that were offered in fiscal year 2017 and discontinued in fiscal year 2018. These favorable changes were offset by an increase in restaurant operating expenses of $1.8 million that was primarily due to higher personnel costs and $1.7 million decrease in equity earnings from joint ventures in fiscal year 2018 compared to fiscal year 2017.

Adjusted EBITDA for domestic franchise restaurants for the fiscal year ended December 31, 2018 was $37.2 million, compared to $41.4 million for the fiscal year ended December 25, 2017, a decrease of $4.2 million, or 10.0%, over the period. The decrease was primarily related to reduction in royalty revenues driven by a decrease in customer traffic and the acquisition of additional restaurants in the Marlu Acquisition, which shifted sales from franchise locations to company-owned locations.

Adjusted EBITDA for international franchise restaurants for the fiscal year ended December 31, 2018 was $24.4 million, compared to $26.9 million for the fiscal year ended December 25, 2017, a decrease of $2.5 million, or 9.2%, over the period. The decrease was primarily related to reduction in royalty revenues driven by a decrease in customer traffic and the impact of the closure of two restaurants, net, in the fiscal year ended December 31, 2018.

Adjusted EBITDA for licensing and other operations for the fiscal year ended December 31, 2018 was $(13.4 million), compared to $(25.6 million) for the fiscal year ended December 25, 2017, an increase of $12.7 million, or 47.7%, over the period. The increase was primarily related to an increase in third party license revenue of approximately $3.0 million, in addition to a decrease in TGI Fridays’ general and administrative expense of $11.6 million, which was related to a reduction of workforce at the corporate level.

Liquidity and Capital Resources

Overview of Liquidity

TGI Fridays finances its business activities through cash flows from operations and available borrowings under its variable funding revolving note facility. As of December 30, 2019, TGI Fridays had working capital deficit of $19.2 million, which included cash and cash equivalents, receivables, inventories, prepaid expenses and other, income tax receivables, accounts payable, accrued liabilities, Series 2017-1 Class A-1 Senior Notes (as defined below), and current portion of long term debt. The following tables present summarized consolidated financial information that TGI Fridays believes is helpful in evaluating its liquidity and capital resources as of and for the periods presented, as applicable:

	Fiscal Year Ended
	December 30, 2019	December 31, 2018	December 25, 2017
		(in thousands)
Net cash provided by (used in) operating activities	$(6,518)	$30,044	$27,363
Net cash used in investing activities	(4,191)	(10,718)	(6,814)
Net cash provided by (used in) financing activities	5,103	(18,414)	(3,957)
Effect of foreign exchange rate changes on cash	94	71	66
Change in cash, cash equivalents, and restricted cash	$(5,512)	$983	$16,658
Cash paid for interest	$23,155	$23,672	$22,114
Cash paid for income taxes, net	$85	$1,811	$2,013
	December 30, 2019	December 31, 2018
	(in thousands)
Cash and cash equivalents	$16,343	$20,443
Restricted Cash	$6,325	$7,737
Series 2017-1 Class A-1 Senior Notes	$15,000	—
Series 2017-1 Class A-2 Senior Notes	$351,518	$357,865

TGI Fridays’ primary sources of liquidity are cash flows from operations, cash and cash equivalents and available borrowings under its variable funding revolving note facility. TGI Fridays believes these sources of liquidity will be sufficient to finance its strategic plan, which includes its restaurant reimaging program, a more affordable and social bar experience, a new digital platform and third party delivery sales and same store growth, and capital initiatives for the next twelve months.

On March 2, 2017, TGIF Funding entered into a note purchase agreement (the “Series 2017-1 Class A-1 Note Purchase Agreement”) which provides for a variable funding revolving note facility which allows for advances of up to $50.0 million of Series 2017-1 Class A-1 Senior Notes and certain other credit instruments, including swing line borrowings and letters of credit (the “Series 2017-1 Class A-1 Senior Notes”). As of December 30, 2019, TGI Fridays had approximately $15. 0 million in outstanding borrowings and $50.0 million in available borrowing capacity under the Series 2017-1 Class A-1 Senior Notes, net of non-cash collateralized letters of credit issued of $10.1 million (of which $6.0 million related to interest reserves required under the Indenture (as defined below)). Borrowings under the Series 2017-1 Class A-1 Senior Notes are available to fund TGI Fridays’ working capital requirements, capital expenditures and, subject to certain limitations, other general corporate purposes. TGI Fridays’ ability to access the revolving facility that the Series 2017-1 Class A-1 Senior Notes provides is subject to its compliance with the terms and conditions of the Series 2017-1 Class A-1 Note Purchase Agreement, including TGI Fridays’ compliance with certain prescribed covenants.

TGI Fridays’ primary uses for cash provided by operating activities relate to funding its ongoing business activities, planned capital expenditures, servicing its debt, and the payment of income taxes.

TGI Fridays’ strategic plan does not require that TGI Fridays enter into any material development or contractual purchase obligations. Therefore, TGI Fridays has the flexibility necessary to manage its liquidity by promptly deferring or curtailing any planned capital spending.

TGI Fridays monitors the capital markets and its capital structure and makes changes from time to time, with the goal of maintaining financial flexibility, preserving or improving liquidity and achieving cost efficiency. From time to time TGI Fridays may elect to repurchase its outstanding debt for cash through open market repurchases or privately negotiated transactions with certain of its debtholders, although there is no assurance it will do so.

Consolidated Cash Flows

Net Cash Provided By (Used In) Operating Activities

Net cash used in operating activities for the fiscal year ended December 30, 2019 was $6.5 million, compared to net cash provided by operating activities of $30.0 million for the fiscal year ended December 31, 2018, a decrease of $36.5 million, or 121.7%, over the period. The decrease was primarily due to the loss from operations and fluctuations in working capital.

Net cash provided by operating activities for the fiscal year ended December 31, 2018 was $30.0 million, compared to $27.3 million for the fiscal year ended December 25, 2017, an increase of $2.7 million, or 9.9%, over the period. The increase was primarily due to an increase in net income, offset by fluctuations in working capital due to an increase in accounts receivable, as collection in royalty payments and advertising funds from franchisees slowed.

Net Cash Used In Investing Activities

Net cash used in investing activities for the fiscal year ended December 30, 2019 was $4.2 million, compared to $10.7 million for the fiscal year ended December 31, 2018, a decrease of $6.5 million, or 60.9%, over the period. The decrease was primarily due to the sale of TGI Friday’s interest in the Milwaukee Front Row Restaurant joint venture for $6.5 million. The decrease was offset by a $3.1 million increase in the purchase of property and equipment.

Net cash used in investing activities for the fiscal year ended December 31, 2018 was $10.7 million, compared to $6.8 million for the fiscal year ended December 25, 2017, an increase of $3.9 million, or 57.4%, over the period. The increase in cash used in the fiscal year ended December 31, 2018 was primarily due to the $2.9 million spent in connection with the Marlu Acquisition, a $3.0 million increase in purchase of property and equipment acquired in connection with the Marlu Acquisition, and the issuance of $1.4 million of notes receivable.

Net Cash Provided By (Used In) Financing Activities

Net cash provided by financing activities for the fiscal year ended December 30, 2019 was $5.1 million, compared to net cash used in financing activities of $18.4 million for the fiscal year ended December 31, 2018, an increase of $23.5 million, or 127.7%, over the period. The increase was primarily due to $15.0 million of borrowings on TGI Fridays’ Series 2017-1 Class A-1 Senior Notes for the fiscal year ended December 30, 2019 compared to $7.0 million of borrowings for the fiscal year ended December 31, 2018, no return of capital to investors for the fiscal year ended December 30, 2019 compared to $19.0 million for the fiscal year ended December 31, 2018 and no payments made on the Series 2017-1 Class A-1 Senior Notes (as defined below) for the fiscal year ended December 30, 2019 compared to $7.0 million for the fiscal year ended December 31, 2018. The increase was partially offset by a decrease of $8.9 million in equity contributions in the fiscal year ended December 30, 2019 compared to the fiscal year ended December 31, 2018.

Net cash used in financing activities for the fiscal year ended December 31, 2018 was $18.4 million, compared to $4.0 million for the fiscal year ended December 25, 2017, an increase of $14.4 million, or 360%, over the period. The increase in net cash used in financing activities is primarily due to the return to equity holders of TGI Fridays of $19.0 million of capital, offset by equity contributions of $8.9 million, in the fiscal year ended December 31, 2018, compared to $65.0 million of capital returned to equity holders and the payment of $305.0 million related to prior financing arrangements, offset by $375.0 million of borrowings under the Series 2017-1 Class A-2 Senior Notes, in the fiscal year ended December 25, 2017.

TGI Fridays Senior Notes

On March 2, 2017, TGIF Funding, a special purpose Delaware limited liability company and a direct wholly-owned subsidiary of TGI Fridays, entered into a base indenture (the “Indenture”) under which TGI Funding may issue multiple series of notes. On that date, TGIF Funding entered into a supplement to the Indenture (the “Series 2017-1 Supplement”) whereby it issued a series of senior term notes, the Series 2017-1 6.202% Fixed Rate Senior Secured Notes, Class A-2 (the “Series 2017-1 Class A-2 Senior Notes” and together with the Series 2017-1

Class A-1 Senior Notes, the “Series 2017-1 Senior Notes”) in an aggregate principal amount of $375.0 million. TGIF Funding has issued $50.0 million of Series 2017-1 Class A-1 Senior Notes to certain lenders for borrowings, including swingline borrowings and letters of credit, on a revolving basis. Up to $25.0 million of the total Series 2017-1 Class A-1 Senior Notes may be used for letters of credit. The balance drawn on the Series 2017-1 Class A-1 Senior Notes for short-term borrowings was $15.0 million as of December 30, 2019.

The Series 2017-1 Senior Notes were issued in a securitization transaction pursuant to which certain of TGI Fridays’ revenue-generating assets, consisting of existing and future franchise agreements, existing and future company-owned restaurant royalties, license agreements, existing and future intellectual property, and related revenues, were contributed or otherwise transferred to a direct wholly-owned subsidiary of TGIF Funding, which subsidiary acts as a guarantor of the Series 2017-1 Senior Notes and has pledged substantially all of its assets as security for such guarantee obligation.

Interest and principal payments on the Series 2017-1 Class A-2 Senior Notes are payable on a quarterly basis. The legal final maturity date of the Series 2017-1 Class A-2 Senior Notes is April 30, 2047, but the anticipated repayment date of such notes is April 30, 2024 (the “Series 2017-1 Anticipated Repayment Date”). The failure to pay the Series 2017-1 Class A-2 Senior Notes in full by the Series 2017-1 Anticipated Repayment Date will not be an event of default under the Indenture, but the Series 2017-1 Class A-2 Senior Notes will enter rapid amortization in accordance with the provisions of the Indenture.

The Series 2017-1 Class A-1 Senior Notes will accrue interest at a variable interest rate equal to (a) the commercial paper rate, base rate or LIBOR rate, plus an applicable margin as specified in the Series 2017-1 Class A-1 Note Purchase Agreement, and (b) in the case of any unreimbursed letter of credit drawings or drawings under the swingline facility, a base rate plus an applicable margin specified in the Series 2017-1 Class A-1 Note Purchase Agreement. The letter of credit subfacility also requires the payment of certain commitment fees and customary letter of credit fees. An undrawn commitment fee equal to 0.50% per annum is incurred on the unused balance of the Series 2017-1 Class A-1 Senior Notes. As of December 30, 2019, $10.1 million of non-cash collateralized letters of credit were outstanding against the Series 2017-1 Class A-1 Senior Notes, of which $6.0 million relate to interest reserves required under the Indenture.

During the fiscal year ended December 25, 2017, TGI Fridays incurred debt issuance costs of $8.1 million in connection with the issuance of the Series 2017-1 Class A-2 Senior Notes. The debt issuance costs are being amortized to interest expense through the Series 2017-1 Anticipated Repayment Date and utilize the effective interest rate method. As of December 30, 2019, the effective interest rate, including the amortization of debt issuance costs, was 6.31% for the Series 2017-1 Class A-2 Senior Notes.

The Series 2017-1 Senior Notes are subject to a series of covenants and restrictions customary for transactions of this type including, but not limited to, certain indemnification payments in the event of default, the pledging of assets as collateral for the Series 2017-1 Senior Notes and covenants related to recordkeeping, reporting and access to information. The Series 2017-1 Senior Notes are also subject to customary rapid amortization events provided for in the Indenture, including events tied to failure to maintain stated debt service coverage ratios (above 1.25) and if trailing-twelve-month system-wide sales are less than $1.5 billion on a quarterly basis. The stated debt service coverage ratios are calculated by dividing quarterly net cash flow for the four preceding quarters by debt service payments for the four preceding quarters. TGI Fridays was in compliance with these covenants as of December 30, 2019.

The proceeds from the issuance of the Series 2017-1 Senior Notes were used to repay all amounts outstanding under prior financing arrangements in the aggregate amount of $301.0 million and accrued interest and fees of $0.5 million, for ongoing operating expenses, to pay certain transaction-related expenses and the fund a shareholder distribution.

Capital Expenditures

TGI Fridays intends to continue to focus its future capital expenditures on reinvestment into its existing company-owned restaurants through various planned capital initiatives and the development or acquisition of additional locations.

TGI Fridays has funded, and expects to continue to fund, its capital expenditures through existing cash flows from operations.

The following table reconciles the approximate total capital expenditures by initiative to Midco’s consolidated statements of cash flows for the periods presented:

	Fiscal Year Ended
	December 30, 2019	December 31, 2018	December 25, 2017
	(in thousands)
Growth capital expenditures(1)	$11,434	$6,429	$2,281
Maintenance capital expenditures(2)	5,793	1,824	1,385
Information technology capital expenditures	867	1,724	369
Total Capital Expenditures	$18,094	$9,977	$4,035

____________

(1)      Growth capital expenditures include TGI Fridays’ major remodels, restaurant expansions, new restaurant development, including relocations and franchise acquisitions.

(2)      Maintenance capital expenditures include enhancements, general restaurant capital expenditures and corporate capital expenditures.

The $5.0 million increase in growth capital expenditures during the fiscal year ended December 30, 2019 compared to the fiscal year ended December 31, 2018 was primarily related to the Gold Coast Acquisition and Southeast Acquisition, offset by a decrease of $2.4 million in expenditures on location reimaging and remodelling in the fiscal year ended December 30, 2019 compared to the fiscal year ended December 31, 2018. The increase in growth capital expenditures during the fiscal year ended December 31, 2018 compared to the fiscal year ended December 25, 2017 was primarily related to $4.1 million of expenditures for the reimaging of the Dallas/Ft. Worth airport restaurants and the restaurants acquired in the Marlu Acquisition.

The increase in maintenance capital expenditures during the fiscal year ended December 30, 2019 compared to the fiscal year ended December 31, 2018 was primarily related to maintenance spend on the 77 stores acquired in the Gold Coast Acquisition and the Southeast Acquisition. Maintenance capital expenditures were consistent year over year for the fiscal year ended December 31, 2018 compared to December 25, 2017.

The decrease in information technology capital expenditures during the fiscal year ended December 30, 2019 compared to the fiscal year ended December 31, 2018 was primarily related to lower IT configuration costs, related to new systems purchased in the fiscal year ended December 31, 2018. The increase in information technology capital expenditures during the fiscal year ended December 31, 2018 compared to the fiscal year ended December 25, 2017 was primarily related to IT configuration of new systems purchased in the fiscal year ended December 31, 2018.

TGI Fridays currently estimates its capital expenditures for the fiscal year ended December 28, 2020 will total approximately $13 million, inclusive of maintenance capital, growth capital and information technology related capital.

Off-Balance Sheet Arrangements and Contractual Obligations

As of December 30, 2019, TGI Fridays had no off-balance sheet financing arrangements as described in Regulation S-K Item 303(a)(4)(ii).

The following table summarizes TGI Fridays’ contractual obligations as of December 30, 2019:

		Payments Due by Period
	Total	Less than 1 Year	1 – 3 Years	4 – 5 Years	More than 5 Years
	(in thousands)
Operating leases(1)	$133,588	$28,514	$63,832	$11,542	$29,700
Series 2017-1 A-1 Senior Note	15,000	15,000	—	—	—
Series 2017-1 A-2 Senior Note	356,250	7,500	22,500	326,250	—
Interest obligations(2)	109,931	23,182	64,538	11,149	11,062
Purchase obligations(3)	39,018	4,389	13,165	8,777	12,687
	$653,787	$78,585	$164,035	$365,541	$45,626

____________

(1)      Includes the initial non-cancellable term plus renewal option periods provided for in the lease that can be reasonably assured but excludes contingent rent obligations and obligations to pay property taxes, insurance and maintenance on the leased assets.

(2)      Interest obligations represent an estimate of future interest payments under TGI Fridays’ Series 2017-1 Senior Notes. TGI Fridays calculated the estimate based on the terms of the Series 2017-1 Senior Notes. TGI Fridays’ estimate uses interest rates in effect during the fiscal year ended December 30, 2019 and assumes TGI Fridays will not have any amounts drawn on its revolving credit facility.

(3)      A “purchase obligation” is defined as an agreement to purchase goods or services that is enforceable and legally binding on TGI Fridays and that specifies all significant terms, including (a) fixed or minimum quantities to be purchased; (b) fixed, minimum or variable price provisions; and (c) the approximate timing of the transaction. TGI Fridays’ purchase obligations primarily consist of obligations for the purchase of merchandise and entertainment inventory, obligations under fixed price purchase agreements and contracts with “spot” market prices primarily relating to food and beverage products, obligations for the purchase of commercial airtime, and obligations associated with the modernization of various information technology platforms. The above purchase obligations exclude agreements that are cancellable without significant penalty.

As of December 30, 2019, unpaid obligations related to capital expenditures totaling $0.2 million were outstanding and included in accounts payable. These amounts are expected to be paid in less than one year.

The total estimate of accrued liabilities for TGI Fridays’ self-insurance programs was $1.7 million as of December 30, 2019. TGI Fridays estimates that the remainder of these liabilities will be paid in 2020 and beyond. Due to the nature of the underlying liabilities and the extended period of time often experienced in resolving insurance claims, TGI Fridays cannot make reliable estimates of the timing of cash payments to be made in the future for its obligations related to its insurance liabilities. Therefore, no amounts for such liabilities have been included in the table above.

TGI Fridays enters into various purchase agreements in the ordinary course of business and have fixed price agreements and contracts with “spot” market prices primarily relating to food and beverage products. Other than the purchase obligations included in the above table, TGI Fridays does not have any material contracts (either individually or in the aggregate) in place committing TGI Fridays to a minimum or fixed level of purchases or that are cancellable subject to significant penalty.

Inflation

Inflation did not have a material impact on TGI Fridays’ operations during the fiscal years ended December 30, 2019, December 31, 2018 and December 25, 2017. Severe increases in inflation, however, could affect the global and U.S. economies and could increase TGI Fridays’ costs of operations, including, but not limited to, labor, food products, supplies, utilities, financing and rental costs. Further discussion on the impact of commodities and other cost pressures is included in “— Quantitative and Qualitative Disclosures About Market Risk” below.

Critical Accounting Policies and Estimates

Midco’s consolidated financial statements are prepared in conformity with GAAP, which requires TGI Fridays to make estimates and assumptions that affect the reported amount of its assets and liabilities at the date of its consolidated financial statements, the reported amount of revenues and expenses during the reporting period and the related disclosures of contingent assets and liabilities. The use of estimates throughout Midco’s consolidated financial statements is affected by management judgment and uncertainties. TGI Fridays’ estimates, assumptions and judgments are based on historical experience, current market trends and other factors that TGI Fridays believes to be relevant and reasonable at the time its consolidated financial statements were prepared. TGI Fridays continually evaluates the information used to make these estimates as its business and the economic environment change. Actual results could differ materially from these estimates under different assumptions or conditions.

The significant accounting policies used in the preparation of Midco’s consolidated financial statements are described in Note 1 of its consolidated financial statements. TGI Fridays considers an accounting policy or estimate to be critical if it requires difficult, subjective or complex judgments and is material to the portrayal of Midco’s consolidated financial condition, changes in financial condition or results of operations. TGI Fridays’ accounting policies and estimates that its management considers most critical are as follows:

Revenue Recognition

TGI Fridays makes judgments as to whether uncertainty as to collectability of the consideration that TGI Fridays is owed precludes recognition of the revenue on an accrual basis. These judgments are based on the facts specific to each circumstance. Primary factors considered include past payment history and a subjective assessment of the likelihood of receiving payment in the future.

Goodwill and Other Intangible Assets

The excess of the purchase price over fair value of net identifiable assets and liabilities of an acquired business (“goodwill”), trademarks, trade names and other indefinite-lived intangible assets are not amortized, but rather tested for impairment, at least annually. TGI Fridays assesses the recoverability of the carrying amount of its goodwill and other indefinite-lived intangible assets either qualitatively or quantitatively annually at the beginning of the fourth quarter of each fiscal year, or whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable.

When assessing the recoverability of goodwill and other indefinite-lived intangible assets, TGI Fridays may first assess qualitative factors. Such qualitative factors include, but are not limited to, macro-economic conditions, market and industry conditions, cost considerations, the competitive environment, overall financial performance and results of past impairment tests. If an initial qualitative assessment indicates that it is more likely than not the carrying amount exceeds fair value, a quantitative analysis may be required. TGI Fridays may also elect to skip the qualitative assessment and proceed directly to the quantitative analysis.

In performing a quantitative analysis, TGI Fridays measures the recoverability of goodwill using (i) a discounted cash flow model incorporating discount rates commensurate with the risks involved, which is classified as a Level 3 fair value measurement, and (ii) a market approach based upon public trading and recent transaction valuation multiples for similar companies. The key assumptions used in the discounted cash flow valuation model include discount rates, growth rates, tax rates, cash flow projections and terminal value rates. Discount rates, growth rates and cash flow projections are the most sensitive and susceptible to change as they require significant management judgment and are material to the financial statements.

In performing a quantitative analysis, recoverability is measured by a comparison of the carrying amount of the indefinite-lived intangible asset over its fair value. Any excess of the carrying amount of the indefinite-lived intangible asset over its fair value is recognized as an impairment loss.

TGI Fridays tests indefinite-lived intangible assets utilizing the relief from royalty method to determine the estimated fair value for each indefinite-lived intangible asset, which is classified as a Level 3 fair value measurement. The relief from royalty method estimates TGI Fridays’ theoretical royalty savings from ownership of the intangible asset. Key assumptions used in this model include discount rates, royalty rates, growth rates, tax rates, sales projections and terminal value rates. Discount rates, royalty rates, growth rates and sales projections are the assumptions most sensitive and susceptible to change as they require significant management judgment. Discount rates used are similar to the rates estimated by the weighted average cost of capital considering any differences in company-specific risk factors.

Impairment of Long-Lived Assets

TGI Fridays reviews its property and equipment for indicators of impairment on an ongoing basis at the lowest level of cash flows available, which is on a restaurant-by-restaurant basis, to assess if the carrying amount may not be recoverable. Such events or changes may include a significant change in the business climate in a particular market area (for example, due to economic downturn or natural disaster), historical negative cash flows or plans to dispose of or sell the property and equipment before the end of its previously estimated useful life. If an event or change in circumstances occurs, TGI Fridays estimates the future cash flows expected to result from the use of the property and equipment and its eventual disposition. TGI Fridays estimates the fair value of a restaurant’s property and equipment by discounting the expected future cash flows of the restaurants over its remaining lease term using a weighted average cost of capital commensurate with the risk.

The following estimates and assumptions used in the discounted cash flow analysis impact the fair value of a restaurant’s long-lived assets:

•        discount rate based on TGI Fridays’ weighted average cost of capital;

•        sales growth rates and cash flow margins over the expected remaining lease terms;

•        strategic plans and intent to exercise renewal options, for the restaurant; and

•        other risks and qualitative factors specific to the asset or conditions in the market in which the asset is located at the time the assessment was made.

During the fiscal year ended December 30, 2019, the average discount rate, and average sales growth rate used were 12% and 0.4%, respectively. TGI Fridays believes its assumptions in calculating the fair value of its long-lived assets are similar to those used by other marketplace participants. If actual results are not consistent with TGI Fridays’ estimates and assumptions, TGI Fridays may be exposed to additional impairment charges, which could be material to its consolidated statements of earnings.

Business Combinations

TGI Fridays allocates the purchase price of an acquisition to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. TGI Fridays recognizes in goodwill the amount by which the purchase price of an acquired entity exceeds the net of the amounts assigned to the assets acquired and liabilities assumed. Fair value measurements are applied based on assumptions that market participants would use in the pricing of the asset or liability. TGI Fridays initially performs these valuations based upon preliminary estimates and assumptions by management or independent valuation specialists under its supervision, where appropriate, and make revisions as estimates and assumptions are finalized.

Income Taxes

TGI Fridays accounts for income taxes under the asset and liability method. It recognizes deferred tax assets and liabilities using the enacted tax rates for the effect of temporary differences between the financial reporting basis and the tax basis of recorded assets and liabilities.

Deferred tax assets are recognized to the extent TGI Fridays believes these assets will more likely than not be realized. In evaluating the realizability of deferred tax assets, TGI Fridays considers all available positive and negative evidence, including the interaction and the timing of future reversals of existing temporary differences, recent operating results, tax-planning strategies and projected future taxable income. The projection of taxable income into future years to determine if there will be taxable income sufficient to realize the tax assets requires considerable judgment and is subject to change to reflect future events and changes in the tax laws.

When considered necessary, a valuation allowance is recorded to reduce the carrying amount of the deferred tax assets to their anticipated realizable value.

Recently Issued Accounting Guidance

Refer to Note 2 “New Accounting Pronouncements” to Midco’s consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

TGI Fridays is exposed to financial market risk, including concentration of credit risk, interest rate risk, commodity price risk and international currency exchange rate risk. TGI Fridays addresses these risks through controlled risk management that may include the use of derivative financial instruments to economically hedge or reduce these exposures. TGI Fridays does not enter into financial instruments for trading or speculative purposes.

Concentration of Credit Risk

TGI Fridays’ cash, cash equivalents, restricted cash and accounts receivable are potentially subject to concentration of credit risk. Cash and cash equivalents are placed with financial institutions that management believes are creditworthy. TGI Fridays does not believe that it is exposed to any significant credit risk on cash and cash equivalents. At times, cash and cash equivalent balances may be in excess of FDIC insurance limits.

Accounts receivable are primarily derived from revenues earned from franchisees and licensees. TGI Fridays is subject to a concentration of credit risk with respect to receivables from franchisees that own a large number of TGI Fridays restaurants. No single franchisee represented more than 10% of total consolidated revenue for the fiscal year ended December 30, 2019. Two franchisees represented more than 10% of accounts receivables as of December 30, 2019. Receivables from these franchisees totaled $12.1 million or 35.3% of total receivables-net at December 30, 2019.

Interest Rate Risk

All of TGI Fridays’ long-term debt outstanding at December 30, 2019 was issued at a fixed interest rate and as such is not impacted by interest rate swings. Under the Series 2017-1 Class A-1 Senior Notes, TGI Fridays may incur additional borrowings, which would be subject to a variable interest rate in accordance with the terms of the notes that is tied to a variable interest rate. TGI Fridays would expect a higher interest expense if additional borrowings were drawn against the Series 2017-1 Class A-1 Senior Notes, and could face additional impact by interest rate swings.

TGI Fridays does not engage in speculative transactions nor does it hold or issue financial instruments for trading purposes. TGI Fridays had no derivative instruments at December 30, 2019 and did not hold any derivative instruments during the fiscal year ended December 30, 2019.

Investments in instruments earning a fixed rate of interest carry a degree of interest rate risk. Fixed rate securities may have their fair market value adversely impacted due to a rise in interest rates. TGI Fridays currently does not hold any fixed rate investments.

Commodity Prices

Many of the food products purchased by TGI Fridays’ franchisees are affected by commodity pricing and are, therefore, subject to unpredictable price volatility. Extreme increases in commodity prices and/or long-term changes could affect TGI Fridays’ franchisees and company-owned restaurants adversely. TGI Fridays expects that, in most cases, its franchisees and company-owned restaurants would be able to pass increased commodity prices through to their customers via increases in menu prices. From time to time, competitive circumstances could limit short-term menu price flexibility, and in those cases, franchisees’ margins would be negatively impacted by increased commodity prices. Since all of TGI Fridays’ restaurants are franchised or company-owned, TGI Fridays believes that any changes in commodity pricing that cannot be adjusted for by changes in menu pricing or other strategies would not be material to its financial condition, results of operations or cash flows.

International Currency Exchange Rate Risk

TGI Fridays believes that there is a potential for material exposure to international currency exchange rate fluctuations. Revenue derived from all international country operations comprised 7.5% of total consolidated revenue for the fiscal year ended December 30, 2019, such that a hypothetical concurrent 10% adverse change in the currency of every international country in which TGI Fridays’ franchisees operate restaurants would have a negative impact of 0.8% of its consolidated revenue.

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management of Allegro

The following table sets forth information regarding the beneficial ownership of Allegro common stock as of the record date and immediately following consummation of the Transactions by:

•        each person known by Allegro to be the beneficial owner of more than 5% of Allegro’s outstanding shares of common stock either on the record date or after the consummation of the business combination;

•        each of Allegro’s current executive officers and directors;

•        each person who will become an executive officer or a director of Allegro upon consummation of the business combination;

•        all of Allegro’s current executive officers and directors as a group; and

•        all of Allegro’s executive officers and directors as a group after the consummation of the business combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security.

				After Transactions
		Prior to Transactions(1)		Assuming No Conversions(2)		Assuming Maximum Conversions(3)
Name and Address of Beneficial Owners(4)		Number of Shares	%	Number of Shares	%	Number of Shares	%
Directors and Officers Prior to the Transactions:
Eric S. Rosenfeld	(5)	48,630	*	102,123	*	102,123	*
David D. Sgro	(6)	2,859,263	18.72%	2,147,822	11.09%	2,147,822	17.11%
Adam Jaffe	(7)	10,045	*	10,095	*	10,095	*
John P. Schauerman	(8)	30,000	*	41,000	*	41,000	*
Adam J. Semler	(9)	30,000	*	41,000	*	41,000	*
Leonard B. Schlemm	(10)	300,000	1.96%	410,000	2.11%	410,000	3.24%
Robert Michael Deluce	(11)	45,000	*	61,500	*	61,500	*
All directors and officers prior to the business combination as a group (7 persons)		3,322,938	21.75%	2,813,540	14.51%	2,813,540	22.38%
Directors and Officers After the Transactions:
Eric Rosenfeld	(5)	48,630	*	102,123	*	102,123	*
David D. Sgro	(6)	2,859,263	18.72%	2,147,822	11.09%	2,147,822	17.11%
Rohit Manocha	(12)	—	0%	1,282,318	6.62%	1,282,318	10.22%
Raymond Blanchette	(13)	—	0%	—	0%	—	0%
Sidney Feltenstein	(14)	—	0%	1,498	*	1,498	*
Alexander Matina	(15)	—	0%	—	0%	—	0%
Weldon Spangler		—	0%	—	0%	—	0%
Anil Yadav	(16)	—	0%	—	0%	—	0%
Giovanna Koning	(17)	—	0%	—	0%	—	0%
John Neitzel	(18)	—	0%	—	0%	—	0%
James Mazany	(19)	—	0%	—	0%	—	0%
William Alexander	(20)	—	0%	1,498	*	1,498	*
All directors and officers after the business combination as a group (12 persons)		2,907,893	19.03%	3,535,259	18.24%	3,535,259	28.16%
Five Percent Holders:
Eric Rosenfeld 2017 Trust No. 1	(21)	1,553,687	10.17%	1,165,265	6.02%	1,165,265	9.28%
HCG Investment Management Inc.	(22)	1,196,111	7.83%	1,196,111	6.17%	1,196,111	9.53%
Polar Asset Management Partners Inc.	(23)	700,000	4.58%	700,000	3.61%	700,000	5.58%
Karpus Management, Inc.	(24)	2,416,832	15.82%	2,416,832	12.48%	2,416,832	19.25%
Mizuho Financial Group, Inc.	(25)	1,100,300	7.20%	1,100,300	5.68%	1,100,300	8.77%
Bank of Montreal	(26)	1,329,656	8.70%	1,329,656	6.86%	1,329,656	10.59%
TriArtisan Capital Advisors LLC	(27)	—	0%	1,282,318	6.62%	1,282,318	10.22%
Michael F. Price	(28)	150,000	*	1,393,574	7.18%	1,393,574	11.06%
Cowen Inc.	(29)	—	0%	796,875	4.11%	796,875	6.35%

____________

*        Less than one percent.

(1)      The percentage of beneficial ownership on the record date is calculated based on 15,277,131 outstanding shares of common stock as of such date, but does not reflect any shares of common stock issuable upon exercise of warrants or rights, as they may not be exercisable within 60 days.

(2)      The expected beneficial ownership of Allegro common stock post-Transactions has been determined based on the following: (i) 15,277,131 shares currently held by the Allegro stockholders, (ii) assumes no Allegro stockholder has exercised conversion rights, (iii) the transfer of an aggregate of 796,875 shares of common stock from David D. Sgro, Eric Rosenfeld 2017 Trust No. 1, Eric Rosenfeld 2017 Trust No. 2, and Gregory Monahan to Cowen, but assumes no additional shares of common stock have been transferred to Cowen as part of the Facilitation Fee, (iv) 1,532,250 shares of Allegro common stock issued upon conversion of Allegro rights which will automatically convert upon the consummation of the Transactions, and (v) 2,561,786 shares of Allegro common stock are issued to the equityholders of Midco as consideration in the Transactions (and not taking into account any shares that may be earned upon satisfaction of certain conditions, since the conditions may not occur within 60 days). The percentage of beneficial ownership for each individual or entity includes the shares of common stock issuable upon exercise of Allegro’s warrants held by such individual or entity.

(3)      The expected beneficial ownership of Allegro common stock post-Transactions has been determined based on the following: (i) 15,277,131 shares currently held by the Allegro stockholders, (ii) assumes Allegro stockholders have exercised conversion rights with respect to 6,818,591 shares of Allegro common stock at a price of $10.33 per share, the maximum conversions allowed under the terms of the Merger Agreement in order to meet the Minimum Cash Condition (assuming Allegro does not consummate a financing), (iii) the transfer of an aggregate of 796,875 shares of common stock from David D. Sgro, Eric Rosenfeld 2017 Trust No. 1, Eric Rosenfeld 2017 Trust No. 2, and Gregory Monahan to Cowen, but assumes no additional shares of common stock have been transferred to Cowen as part of the Facilitation Fee, (iv) 1,532,250 shares of Allegro common stock issued upon conversion of Allegro rights which will automatically convert upon the consummation of the Transactions, and (v) 2,561,786 shares of Allegro common stock are issued to the equityholders of Midco as consideration in the Transactions (and not taking into account any shares that may be earned upon satisfaction of certain conditions, since the conditions may not occur within 60 days). The percentage of beneficial ownership for each individual or entity includes the shares of common stock issuable upon exercise of Allegro’s warrants held by such individual or entity.

(4)      Unless otherwise indicated, the business address of each of the individuals is c/o Allegro Merger Corp., 777 Third Avenue, 37th Floor, New York, New York 10017. Unless otherwise indicated, Allegro believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

(5)      Before the consummation of the Transactions, represents 48,630 shares of Allegro common stock held by Mr. Rosenfeld. After the consummation of the Transactions, includes 48,630 shares of Allegro common stock, 4,863 shares of Allegro common stock issued upon the exchange of rights, and includes 48,630 shares of Allegro common stock issuable upon the exercise of warrants which will become exercisable 30 days after the consummation of the business combination. Does not include shares of Allegro common stock held by TriArtisan TGIF Partners LLC, for which Mr. Rosenfeld is a non-managing member with no voting or investment power over the shares held by such entity.

(6)      Before the consummation of the Transactions, represents 621,013 shares of common stock which are held individually by Mr. Sgro, 1,553,687 shares held by the Eric Rosenfeld 2017 Trust No. 1, and 684,563 shares held by Eric Rosenfeld 2017 Trust No. 2, both trusts established for Mr. Rosenfeld’s children. Mr. Sgro is the trustee of these trusts and has sole voting and dispositive power over the shares. After the consummation of the Transactions and after taking into account the transfer by Mr. Sgro, the Eric Rosenfeld 2017 Trust No. 1 and the Eric Rosenfeld 2017 Trust No. 2 of an aggregate of 714,191 shares of common stock to Cowen representing their aggregate portion of the Facilitation Fee, represents (i) 463,885 shares of common stock, 250 shares of common stock issued upon the exchange of rights, and includes 2,500 shares of common stock issuable upon the exercise of warrants which will become exercisable 30 days after the consummation of the business combination, all of which are held individually by Mr. Sgro, (ii) 1,165,265 shares of common stock held by the Eric Rosenfeld 2017 Trust No. 1, and (iii) 513,422 shares of common stock held by the Eric Rosenfeld 2017 Trust No. 2.

(7)      After the consummation of the Transactions, represents 10,045 shares of common stock, 5 shares of common stock issued upon the exchange of rights, and includes 45 shares of common stock issuable upon the exercise of warrants which will become exercisable 30 days after the consummation of the business combination.

(8)      After the consummation of the Transactions, represents 30,000 shares of common stock, 1,000 shares of common stock issued upon the exchange of rights, and includes 10,000 shares of common stock issuable upon the exercise of warrants which will become exercisable 30 days after the consummation of the business combination.

(9)      Represents shares held by Triple J Holdings II, LLC, an entity managed by Mr. Semler. Mr. Semler has voting and dispositive control over such shares. After the consummation of the Transactions, represents 30,000 shares of common stock, 1,000 shares of common stock issued upon the exchange of rights, and includes 10,000 shares of common stock issuable upon the exercise of warrants which will become exercisable 30 days after the consummation of the business combination.

(10)    After the consummation of the Transactions, represents 300,000 shares of common stock, 10,000 shares of common stock issued upon the exchange of rights, and includes 100,000 shares of common stock issuable upon the exercise of warrants which will become exercisable 30 days after the consummation of the business combination.

(11)    After the consummation of the Transactions, represents 45,000 shares of common stock, 1,500 shares of common stock issued upon the exchange of rights, and includes 15,000 shares of Allegro common stock issuable upon the exercise of warrants which will become exercisable 30 days after the consummation of the business combination.

(12)    After the consummation of the Transactions, represents 238,101 shares of common stock held by MJTA Associates III TGIF LLC and 1,044,217 shares of common stock held by TriArtisan TGIF Partners LLC. TriArtisan Capital Advisors LLC is the manager of MJTA Associates III TGIF LLC and TriArtisan TGIF Partners LLC. As Managing Director of TriArtisan Capital Advisors LLC, Rohit Manocha may be deemed to have voting and investment power over the securities held by MJTA Associates III TGIF LLC and TriArtisan TGIF Partners LLC.

(13)    Does not include shares of Allegro common stock held by TriArtisan TGIF Partners LLC, for which Mr. Blanchette is a non-managing member with no voting or investment power over the shares held by such entity.

(14)    After the consummation of the Transactions, represents 1,498 shares of common stock. Does not include shares of Allegro common stock held by TriArtisan TGIF Partners LLC, for which Mr. Feltenstein is a non-managing member with no voting or investment power over the shares held by such entity.

(15)    Does not include shares of Allegro common stock held by MFP Partners, L.P., for which Mr. Matina is a limited partner with no voting or investment power over the shares held by such entity.

(16)    Does not include shares of Allegro common stock held by TriArtisan TGIF Partners LLC, for which Yadav Kids LLC (an entity managed by Mr. Yadav) is a non-managing member with no voting or investment power over the shares held by such entity.

(17)    Does not include shares of Allegro common stock held by TriArtisan TGIF Partners LLC, for which Ms. Koning is a non-managing member with no voting or investment power over the shares held by such entity.

(18)    Does not include shares of Allegro common stock held by TriArtisan TGIF Partners LLC, for which Mr. Neitzel is a non-managing member with no voting or investment power over the shares held by such entity.

(19)    Does not include shares of Allegro common stock held by TriArtisan TGIF Partners LLC, for which Mr. Mazany is a non-managing member with no voting or investment power over the shares held by such entity.

(20)    After the consummation of the Transactions, represents 1,498 shares of common stock.

(21)    After consummation of the Transactions, represents the aggregate number of shares of common stock held by the Eric Rosenfeld 2017 Trust No. 1 after taking into account the transfer by the trust of 388,422 shares of common stock to Cowen representing its aggregate portion of the Facilitation Fee. Mr. Sgro is the trustee of the Eric Rosenfeld 2017 Trust No. 1 and has sole voting and dispositive power over the shares held by it.

(22)    The business address of HCG Investment Management Inc. is 366 Adelaide, Suite 601, Toronto, Ontario M5V 1R9, Canada. Information derived from a Schedule 13G filed on February 13, 2019. Assumes that HCG Investment Management Inc. did not convert any of its shares into its pro rata portion of the trust account in connection with the Extension Amendment.

(23)    The business address of Polar Asset Management Partners Inc. is 401 Bay Street, Suite 1900, PO Box 19, Toronto, Ontario M5H 2Y4, Canada. Polar Asset Management Partners Inc. is a company incorporated under the laws of Ontario, Canada which serves as the investment advisor to Polar Multi-Strategy Master Fund, a Cayman Islands exempted company (“PMSMF”) and certain managed accounts (together with PMSMF, the “Polar Vehicles”) with respect to the shares directly held by the Polar Vehicles. Information derived from a Schedule 13G/A filed on February 10, 2020. Assumes that Polar Asset Management Partners Inc. did not convert any of its shares into its pro rata portion of the trust account in connection with the Extension Amendment.

(24)    The business address of Karpus Management , Inc. is 183 Sully’s Trail, Pittsford, NY 14534. Information derived from a Schedule 13G /A filed on February 14, 2020. Assumes that Karpus Management did not convert any of its shares into its pro rata portion of the trust account in connection with the Extension Amendment.

(25)    Mizuho Financial Group, Inc., Mizuho Bank, Ltd. and Mizuho Americas LLC may be deemed to be indirect beneficial owners of the shares held by Mizuho Securities USA LLC which is their wholly-owned subsidiary. The business address of Mizuho Financial Group, Inc. is 1-5-5, Otemachi, Chiyoda-ku, Tokyo 100-8176, Japan. Information derived from a Schedule 13G filed on February 14, 2020. Assumes that Mizuho Financial Group, Inc. did not convert any of its shares into its pro rata portion of the trust account in connection with the Extension Amendment.

(26)    Bank of Montreal beneficially owns shares through its subsidiary, BMO Capital Markets Corp., for certain employee benefit plans, trust and/or customer accounts. The business address of Bank of Montreal is 1 First Canadian Place, Toronto, Canada M5X 1A1. The business address of BMO Capital Markets Corp. is 3 Times Square, New York, NY 10036. Information derived from a Schedule 13G filed on February 14, 2020. Assumes that Bank of Montreal did not convert any of its shares into its pro rata portion of the trust account in connection with the Extension Amendment.

(27)    After the consummation of the Transactions, represents 238,101 shares of common stock held by MJTA Associates III TGIF LLC and 1,044,217 shares of common stock held by TriArtisan TGIF Partners LLC. TriArtisan Capital Advisors LLC is the manager of MJTA Associates III TGIF LLC and TriArtisan TGIF Partners LLC. The business address of TriArtisan TGIF MM LLC is 830 3rd Avenue, 4th Floor, New York, NY 10022.

(28)    Before the Transactions, represents 150,000 shares of common stock held by Michael F. Price individually. After the consummation of the Transactions, represents (i) 150,000 shares of common stock, 5,000 shares of common stock issued upon the exchange of rights, and includes 50,000 shares of common stock issuable upon the exercise of warrants which will become exercisable 30 days after the consummation of the business combination, which are all held by Michael F. Price individually, and (ii) 1,188,574 shares of common stock which are held by MFP Partners, L.P. MFP Investors LLC serves as the investment adviser and general partner of MFP Partners, L.P. Michael F. Price is the Managing Partner of MFP Partners, L.P. and the Managing Member and controlling person of MFP Investors LLC. Alexander C. Matina, a director nominee, is Vice President of Investments of MFP Investors LLC. The business address of MFP Partners, L.P. is 909 Third Avenue, 33rd Floor, New York, NY 10022.

(29)    After the consummation of the Transactions, represents 796,875 shares of common stock held by Cowen and Company, LLC. Cowen Holdings, Inc. is the sole member of Cowen and Company, LLC. RCG LV Pearl, LLC is the sole shareholder of Cowen Holdings, Inc. Cowen Inc. is the sole member of RCG. By virtue of these relationships, Cowen Inc. may be deemed to beneficially own the shares directly owned by Cowen and Company, LLC. The business address of Cowen Inc. is 599 Lexington Avenue, New York, NY 10022.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Party Policy

Allegro’s code of ethics, which was adopted upon consummation of Allegro’s initial public offering, requires Allegro to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) Allegro or any subsidiary is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of shares of common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Allegro also requires each director and executive officer to annually complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

Allegro’s audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent Allegro enters into such transactions. All ongoing and future transactions between Allegro and any officer or director or their respective affiliates will be on terms believed by Allegro to be no less favorable to Allegro than are available from unaffiliated third parties. Such transactions will require prior approval by the audit committee and a majority of Allegro’s uninterested “independent” directors, or the members of Allegro’s board who do not have an interest in the transaction, in either case who had access, at Allegro’s expense, to Allegro’s attorneys or independent legal counsel. Allegro will not enter into any such transaction unless the audit committee and a majority of the disinterested “independent” directors determine that the terms of such transaction are no less favorable to Allegro than those that would be available with respect to such a transaction from unaffiliated third parties.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

TGI Fridays as a private company does not have a formal written related party transaction policy. TGI Fridays will implement its own policies and procedures with respect to the approval of related party transactions in connection with the consummation of the Transactions.

Allegro Related Person Transactions

Founder Shares

In connection with Allegro’s organization in August 2017, Allegro issued to Eric Rosenfeld, the Chief Executive Officer, an aggregate of 4,312,500 shares of common stock in exchange for a capital contribution of $25,000, or approximately $0.01 per share. The foregoing issuance was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. Mr. Rosenfeld then transferred all of the shares to two trusts for the benefit of his immediate family members, and subsequently, the trusts transferred a portion of such shares to the other initial stockholders in exchange for approximately $0.01 per share. In April 2018, the initial stockholders contributed to Allegro’s capital an aggregate of 575,000 shares for no additional consideration, leaving them with an aggregate of 3,737,500 founder shares.

The founder shares are identical to the shares of common stock included in the units sold in the initial public offering. However, the initial stockholders have agreed (A) not to transfer, assign or sell any of their founder shares until the earlier to occur of: (i) one year after the completion of Allegro’s initial business combination or (ii) the date on which Allegro completes a liquidation, merger, stock exchange or other similar transaction after the initial business combination that results in all stockholders having the right to exchange their shares of common stock for cash, securities or other property, or (iii) if the last sale price of Allegro’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after Allegro’s initial business combination, and (B) each holder of founder shares has agreed to waive his, her or its redemption rights with respect to the founder shares, (i) in connection with the consummation of a business combination, (ii) in connection with a stockholder vote to amend Allegro’s charter to modify the substance or timing of Allegro’s obligation to redeem 100% of the public shares if Allegro does not complete an initial business combination by the required deadline, (iii) if Allegro fails to consummate an initial business combination by the required deadline, and (iv) upon Allegro’s liquidation. Additionally, the initial stockholders have agreed to vote their founder shares in favor of the initial business combination.

Promissory Notes

Allegro issued two notes totaling $30,000 in unsecured promissory notes to Eric S. Rosenfeld, Allegro’s Chief Executive Officer, in 2017. On February 5, 2018, Allegro issued a $35,000 principal amount unsecured promissory note to Eric S. Rosenfeld. The notes were non-interest bearing. Due to the short-term nature of these notes, the fair value of the notes approximated their carrying amount. Allegro fully repaid these amounts on July 13, 2018.

In connection with the Extension Amendment, Allegro’s initial stockholders and their affiliates contributed to Allegro, pro rata in accordance with their purchases of private placement units, a Contribution in the form of a loan for each public share that was not converted in connection with the stockholder vote to approve the Extension Amendment in an amount of $0.02 as a prorated amount for the partial month of January 2020 and $0.025 for each of February 2020 and March 2020, for an aggregate Contribution of $781,699.17. The obligation of the insiders to make each Contribution is subject to the continued effectiveness of the Merger Agreement as of the Contribution date, or, if the Merger Agreement is earlier terminated, the affirmative majority vote of the board of directors of Allegro requiring such Contribution. If the board of directors determined not to require the Contribution, Allegro would distribute the remaining amounts in the trust account to the then holders of public shares. Subject to the foregoing proviso, each Contribution will be deposited in the trust account established in connection with Allegro’s initial public offering. The first Contribution of 223,342.62 was deposited into the trust account on January 6, 2020, the second Contribution of $279,178 was deposited into the trust account on January 31, 2020, and the third Contribution of $279,178 was deposited into the trust account on February 28, 2020.

The Contributions will not bear any interest and will be repayable by Allegro to the insiders or their affiliates upon consummation of an initial business combination. The loans will be forgiven if Allegro is unable to consummate an initial business combination except to the extent of any funds held outside of Allegro’s trust account.

Administrative Service Fee

Allegro presently occupies office space provided by Crescendo Advisors II, LLC an entity controlled by Eric Rosenfeld. Such entity has agreed that until Allegro consummates a business combination, it will make such office space, as well as general and administrative services including utilities and administrative support, available to Allegro as may be required by Allegro from time to time. Allegro has agreed to pay an aggregate of $12,500 per month for such services commencing on the effective date of the initial public offering. Allegro paid $150,000 and $71,786 for such services for the years ended December 31, 2019 and 2018, respectively.

Private Placement Units

Simultaneous with the consummation of the initial public offering, Allegro consummated the private placement of 372,500 private placement units at a price of $10.00 per private placement unit, generating total proceeds of $3,725,000. The private placement units were purchased by the initial stockholders, Cantor, and Chardan.

Allegro’s initial stockholders, Cantor, and Chardan have the right to require Allegro to register the private placement units for resale, as described below under “— Registration Rights”. Allegro will bear the costs and expenses of filing any such registration statements. The placement rights are identical to the rights that were sold as part of the units in Allegro’s initial public offering. The placement warrants are non-redeemable so long as they are held by the initial stockholders or their permitted transferees. The placement warrants may also be exercised by the initial stockholders or their permitted transferees, for cash or on a cashless basis. Other than as stated above, the placement warrants have terms and provisions that are identical to those of the warrants sold as part of the units in Allegro’s initial public offering. The private placement units are not transferrable until 30 days after the consummation of Allegro’s initial business combination; provided, however, that the transfer restrictions will lapse earlier if following the completion of Allegro’s initial business combination Allegro completes a liquidation, merger, stock exchange or other similar transaction that results in all of Allegro’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Working Capital Loans

In order to finance transaction costs in connection with an intended initial business combination and working capital expenses, Allegro’s initial stockholders, officers, directors or their affiliates may, but are not obligated to, loan to Allegro funds as may be required. In the event that the initial business combination does not close, Allegro may use a portion of the working capital held outside the trust account to repay such loaned amounts, but no proceeds from the trust account would be used for such repayment. Such loans would be evidenced by promissory notes. The notes would either be paid upon consummation of Allegro’s initial business combination, without interest, or, at the lender’s discretion, up to $1,000,000 of the notes may be converted upon consummation of Allegro’s business combination into additional private placement units at a price of $10.00 per unit.

Registration Rights

The holders of the founder shares, private placement units (including securities contained therein) and warrants that may be issued upon conversion of working capital loans that may be made by Allegro’s initial stockholders, officers, directors or their affiliates will have the right to require Allegro to register under the Securities Act a sale of any securities held by them pursuant to a registration rights agreement. These holders will be entitled to make up to three demands, excluding short form registration demands. Notwithstanding anything herein to the contrary, Cantor, Chardan, and/or their designees may only make a demand registration (i) on one occasion and (ii) during the five year period beginning on July 2, 2018, the effective date of Allegro’s registration statement in connection with Allegro’s initial public offering. In addition, these holders will have “piggy-back” registration rights allowing them to include their securities in other registration statements filed by Allegro. Notwithstanding anything herein to the contrary, Cantor, Chardan, and/or their designees may participate in a “piggy-back” registration only during the seven year period beginning on July 2, 2018. Allegro will bear the costs and expenses of filing any such registration statements.

TGI Fridays’ Related Person Transactions

Employee Compensation

Joseph Perez, the son-in-law of Sidney Feltenstein, a director nominee, is a Digital Director at TGI Friday’s Inc. During the fiscal years ended December 30, 2019, December 31, 2018 and December 25, 2017, his total compensation earned, including bonus, was approximately $153,687, $147,752 and $76,494, respectively.

Relationship with Norton Creative, LLC

Norton Creative, LLC, a marketing agency owned by Robin Blanchette, the wife of Raymond Blanchette, a director nominee and Chief Executive Officer of TGI Friday’s Inc., performed services for TGI Friday’s Inc. between January 2019 and March 2019, including social media services, campaign and promotion development services, menu exploration and brand positioning services. During the fiscal year ended December 30, 2019, TGI Fridays incurred approximately $174,582 in expenses for Norton Creative, LLC’s services.

Franchise Royalty Payments

Anil Yadav, a director nominee, has been a franchisee of TGI Fridays since 2015 and currently operates 66 TGI Fridays locations, and operated 70 locations in 2019, 73 locations in 2018, and 75 locations in 2017. During the fiscal years ended December 30, 2019, December 31, 2018 and December 25, 2017, the entities through which Mr. Yadav conducts his franchise operations were invoiced $13.6 million, $15.6 million and $20.5 million, respectively, by TGI Fridays. These invoices are related to royalty fees, marketing contributions, information technology services and other fees owed pursuant to the terms of the franchise agreements. During the fiscal years ended December 30, 2019, December 31, 2018 and December 25, 2017, TGI Fridays received $9.9 million, $14.9 million and $16.9 million, respectively, in payments from Mr. Yadav in connection with the invoices.

Management Services Agreement

On October 16, 2019, TriArtisan entered into a management services agreement with TGI Friday’s Inc. Pursuant to the management services agreement, TGI Friday’s Inc. is obligated to pay TriArtisan (i) an annual $2.5 million management fee for certain strategic financial planning services, payable in four quarterly installments, beginning November 15, 2019, (ii) a financial advisory fee in connection with any exit transaction not involving a third-party banking financial advisor equal to 1.5% of the enterprise value of the applicable transaction and (iii) a $1.5 million deal fee in connection with the acquisition of control of TGI Fridays from its prior controlling owner. The quarterly installment of the management fee for the period running from November 15, 2019 to December 30, 2019, amounting to $416,667, and the $1.5 million deal fee as described above were paid by TGI Friday’s on November 19, 2019. Additionally, the former controlling owner of TGI Fridays reimbursed TriArtisan for management fees for the period running from October 16, 2019 to November 14, 2019, amounting to $127,114, which were paid by TGI Friday’s to that owner pursuant to a management services agreement between it and TGI Friday’s Inc. that was terminated following the acquisition of control of TGI Fridays by TriArtisan.

Facilitation Fee

Upon the closing of the Transactions, Cowen, an affiliate of TriArtisan, will be entitled to a facilitation fee in the amount of (i) $3,800,000 payable by Allegro in cash, (ii) an aggregate of 796,875 shares of common stock to be transferred from David D. Sgro, Eric Rosenfeld 2017 Trust No. 1, Eric Rosenfeld 2017 Trust No. 2, and Gregory Monahan, pro rata, and (iii) an aggregate of up to an additional 478,125 shares of common stock to be transferred from David D. Sgro, Eric Rosenfeld 2017 Trust No. 1, Eric Rosenfeld 2017 Trust No. 2, and Gregory Monahan, pro rata, if Allegro requests assistance from Cowen to raise additional capital to satisfy the Minimum Cash Condition, with the number of shares of common stock transferrable to be determined by a ratio set forth in the Merger Agreement. For one year after the closing of the Transactions, all shares of common stock transferred to Cowen will continue to be subject to the transfer restrictions applicable to such shares prior to such transfer.

APPRAISAL RIGHTS

Neither Allegro stockholders nor Allegro warrant holders have appraisal rights under the DGCL in connection with the Transactions.

STOCKHOLDER PROPOSALS

The Allegro 2021 annual meeting of shareholders will be held on or about [•], 2021 unless the date is changed by the board of directors. If you are a stockholder and you want to include a proposal in the proxy statement for the year 2021 annual meeting, you need to provide it to Allegro by no later than December 31, 2020. You should direct any proposals to Allegro’s secretary at its principal office at 777 Third Ave., 37th Floor, New York, New York 10017. Following the Transactions, such communications should be sent to TGI Fridays’ principal executive offices at 19111 North Dallas Parkway, Suite 165, Dallas, TX 75287.

If you are a stockholder and you want to present a matter of business to be considered or nominate a director to be elected at the annual meeting, under Allegro’s bylaws you must give timely notice of the matter or the nomination, in writing, to Allegro’s secretary. To be timely, the notice has to be given between 60 and 90 days before the annual meeting date (or between [•] and [•], if the annual meeting is held on [•], 2021)

OTHER STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with Allegro’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Allegro Merger Corp., 777 Third Ave., 37th Floor, New York, New York 10017. Following the Transactions, such communications should be sent in care of Allegro, at 19111 North Dallas Parkway, Suite 165, Dallas, TX 75287. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

INDEPENDENT AUDITORS

The financial statements of Allegro Merger Corp. as of December 31, 2019 and 2018 and for the fiscal years ended December 31, 2019 and 2018 appearing in this proxy statement have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein. Representatives of WithumSmith+Brown, PC will be present at the annual meeting or will be available by telephone with the opportunity to make statements and to respond to appropriate questions.

The consolidated financial statements of TGIF Midco, Inc. as of December 30, 2019 and December 31, 2018 and for the fiscal years ended December 30, 2019, December 31, 2018 and December 25, 2017 included in this proxy statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein.

The consolidated financial statements of GC Restaurants, LLC as of April 16, 2019, December 31, 2018 and December 25, 2017 and for the period from January 1, 2019 through April 16, 2019 and the fiscal years ended December 31, 2018 and December 25, 2017 appearing in this proxy statement have been audited by Kaufman, Rossin & Co. P.A., independent auditors, as set forth in their report thereon appearing elsewhere herein.

The financial statements of Briad Restaurant Group, L.L.C. as of December 30, 2019 and December 31, 2018, and for the fiscal years ended December 30, 2019, December 31, 2018 and January 1, 2018 appearing in this proxy statement have been audited by Moore & Stephens, P.C., independent auditors, as set forth in their report thereon appearing elsewhere herein.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, Allegro and its agents that deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of Allegro’s proxy statement. Upon written or oral request, Allegro will deliver a separate copy of the proxy statement to any stockholder at a shared address who wishes to receive separate copies of such documents in the future. Stockholders receiving multiple copies of such documents may likewise request that Allegro deliver single copies of such documents in the future. Stockholders may notify Allegro of their requests by writing Allegro at its principal executive offices at 777 Third Avenue, 37th Floor, New York, New York 10017. Following the business combination, such requests should be made by writing Allegro at TGI Fridays’ principal executive offices at 19111 North Dallas Parkway, Suite 165, Dallas, TX 75287.

WHERE YOU CAN FIND MORE INFORMATION

Allegro files reports, proxy statements and other information electronically with the SEC. You may access information on Allegro at the SEC website containing reports, proxy statements and other information at http://www.sec.gov. This proxy statement describes the material elements of exhibits and other information attached as annexes to this proxy statement. Information and statements contained in this proxy statement are qualified in all respects by reference to the copy of the exhibit or other document included as an annex to this document.

All information contained in this document relating to Allegro has been supplied by Allegro, and all such information relating to TGI Fridays has been supplied by TGI Fridays. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this document or if you have questions about the Transactions, you should contact via phone or in writing:

Mr. David Sgro
Allegro Merger Corp.
777 Third Avenue, 37th Floor
New York, New York 10017
Tel: (212) 319-7676

In order to receive timely delivery of the documents in advance of the annual meeting, you must make your request for information no later than [•].

INDEX TO FINANCIAL STATEMENTS

ALLEGRO MERGER CORP.

Allegro Merger Corp. — Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2019 and 2018	F-3
Consolidated Statements of Operations for the years ended December 31, 2019 and 2018	F-4
Consolidated Statements of Changes in Stockholders’ Equity for the years ended December 31, 2019 and 2018	F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2019 and 2018	F-6
Notes to Consolidated Financial Statements	F-7
TGI FRIDAYS
TGIF Midco, Inc. and Subsidiaries — Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-19
Consolidated Balance Sheets as of December 30, 2019 and December 31, 2018	F-20
Consolidated Statements of Operations for the fiscal years ended December 30, 2019, December 31, 2018 and December 25, 2017	F-21
Consolidated Statements of Comprehensive Income (Loss) for the fiscal years ended December 30, 2019, December 31, 2018 and December 25, 2017	F-22
Consolidated Statements of Changes in Equity for the fiscal years ended December 30, 2019, December 31, 2018 and December 25, 2017	F-23
Consolidated Statements of Cash Flows for the fiscal years ended December 30, 2019, December 31, 2018 and December 25, 2017	F-24
Notes to Consolidated Financial Statements	F-26
GC Restaurants, LLC — Audited Financial Statements
Independent Auditor’s Report	F-59
Consolidated Balance Sheets as of April 16, 2019, December 31, 2018 and December 25, 2017	F-61
Consolidated Statements of Operations for the period from January 1, 2019 through April 16, 2019, and for the years (52/53 weeks) ended December 31, 2018 and December 25, 2017	F-62
Consolidated Statements of Changes in Members’ Deficit for the period from January 1, 2019 through April 16, 2019, and for the years (52/53 weeks) ended December 31, 2018 and December 25, 2017	F-63
Consolidated Statements of Cash Flows for the period from January 1, 2019 through April 16, 2019, and for the years (52/53 weeks) ended December 31, 2018 and December 25, 2017	F-64
Notes to Consolidated Financial Statements	F-65

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of

Allegro Merger Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Allegro Merger Corp. and Subsidiary (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of operations, changes in stockholders’ equity and cash flows, for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs as well as complete a Business Combination by the close of business on March 31, 2020, then the Company will cease all operations except for the purpose of liquidating. This date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2017.

New York, New York

February 19, 2020

Allegro Merger Corp.
Consolidated Balance Sheets

	December 31,
	2019	2018
ASSETS

Current assets:
Cash	$87,797	$408,481
Prepaid expenses and other current assets	83,811	59,659
Total current assets	171,608	468,140
Investments held in Trust Account	152,997,948	151,022,524
Total assets	$153,169,556	$151,490,664

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$70,448	$25,954
Franchise tax payable	77,502	63,950
Income taxes payable	—	306,301
Total current liabilities	147,950	396,205
Deferred underwriting commission	5,622,500	5,622,500
Total liabilities	5,770,450	6,018,705

Commitments and contingencies
Common stock subject to possible redemption, 14,239,910 and 14,047,195 shares at redemption value of approximately $10.00 per share as of December 31, 2019 and 2018, respectively	142,399,102	140,471,955

Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding
Common stock, $0.0001 par value; 40,000,000 shares authorized, 4,820,090 and 5,012,805 shares issued and outstanding (excluding 14,239,910 and 14,047,195 shares subject to possible redemption as of December 31, 2019 and 2018, respectively)	482	501
Additional paid-in capital	2,124,865	4,051,993
Retained earnings	2,874,657	947,510
Total stockholders’ equity	5,000,004	5,000,004
Total liabilities and stockholders’ equity	$153,169,556	$151,490,664

The accompanying notes are an integral part of these consolidated financial statements.

Allegro Merger Corp.
 Consolidated Statements of Operations

	For the years ended December 31,
	2019	2018
General and administrative costs	$655,845	$267,729
Loss from operations	655,845	267,729

Other Income:
Investment income on Trust Account	3,234,522	1,522,523
Income before income tax provision	2,578,677	1,254,794
Provision for income taxes	651,530	306,301

Net income	$1,927,147	$948,493

Weighted average shares outstanding of common stock, basic and diluted – Public Shares	14,950,000	14,950,000
Basic and diluted net income per share, Public Shares	$0.16	$0.07
Weighted average shares outstanding of common stock, basic and diluted – Founders and Private Placement Shares	4,110,000	3,920,178
Basic and diluted net loss per share, Founders and Private Placement Shares	$(0.10)	$(0.02)

The accompanying notes are an integral part of these consolidated financial statements.

Allegro Merger Corp.
Consolidated Statements of Changes in Stockholders’ Equity

	Common Stock		Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Total Stockholders’ Equity
	Shares	Amount
Balance at December 31, 2017	3,737,500	$374	$24,626	$(983)	$24,017
Sale of units in initial public offering	14,950,000	1,495	149,498,505	—	149,500,000
Offering costs associated with initial public offering	—	—	(8,725,551)	—	(8,725,551
Sale of private placement units	372,500	37	3,724,963	—	3,725,000
Common stock subject to possible redemption	(14,047,195)	(1,405)	(140,470,550)	—	(140,471,955
Net income	—	—	—	948,493	948,493
Balance at December 31, 2018	5,012,805	$501	$4,051,993	$947,510	$5,000,004
Common stock subject to possible redemption	(192,715)	(19)	(1,927,128)	—	(1,927,147)
Net income	—	—	—	1,927,147	1,927,147
Balance at December 31, 2019	4,820,090	$482	$2,124,865	$2,874,657	$5,000,004

The accompanying notes are an integral part of these consolidated financial statements.

Allegro Merger Corp.
Consolidated Statements of Cash Flows

	For the years ended December 31,
	2019	2018
Cash flow from operating activities
Net income	$1,927,147	$948,493
Adjustments to reconcile net income to net cash used in operating activities:
Income earned on investment held in Trust Account	(3,234,522)	(1,522,523)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(24,152)	(59,659)
Accounts payable and accrued expenses	44,494	25,953
Franchise tax payable	13,552	63,950
Income tax payable	(306,301)	306,301

Net cash used in operating activities	(1,579,782)	(237,485)

Cash flow from investing activities
Investment income released from Trust Account	1,259,098	—
Cash deposited in Trust Account	—	(149,500,000)

Net cash provided by (used in) investing activities	1,259,098	(149,500,000)

Cash flows from financing activities
Proceeds from note payable – related party	—	35,000
Repayment of note payable – related party	—	(65,000)
Proceeds from initial public offering	—	149,500,000
Payment of offering costs associated with initial public offering	—	(3,052,579)
Proceeds from sale of private units	—	3,725,000

Net cash provided by financing activities	—	150,142,421

Net increase (decrease) in cash	(320,684)	404,936

Cash at beginning of period	408,481	3,545

Cash at end of period	$87,797	$408,481

Supplemental cash flow disclosure:
Cash paid for income taxes	$1,015,467	$—
Supplemental disclosure of non-cash financing activities:
Initial classification of common stock subject to possible redemption	$—	$140,471,955
Deferred underwriting commissions charged to additional paid-in-capital in connection with the initial public offering	$—	$5,622,500
Change in value of common stock subject to possible redemption	$1,927,147	$—

The accompanying notes are an integral part of these consolidated financial statements.

Allegro Merger Corp.

Notes to Consolidated Financial Statements

Note 1 — Organization and Plan of Business Operations

Allegro Merger Corp. (the “Company”) was incorporated in Delaware on August 7, 2017 as a blank check company whose objective is to acquire, through a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination, one or more businesses or entities (a “Business Combination”).

All activity through December 31, 2019 relates to the Company’s formation, the Company’s initial public offering of units (“Initial Public Offering”) described below and since the Initial Public Offering, the search for a prospective initial Business Combination.

The registration statement for the Company’s Initial Public Offering was declared effective on July 2, 2018. On July 6, 2018, the Company consummated the Initial Public Offering of 14,950,000 units (“Units” and, with respect to the common stock included in the Units being offered, the “Public Shares”), including 1,950,000 Units issued pursuant to the exercise in full of the underwriters’ overallotment option, generating gross proceeds of $149,500,000, which is described in Note 3. Each Unit consists of one share of the Company’s common stock, $0.0001 par value, one redeemable common stock purchase warrant (the “Warrants”) and one right (the “Rights”). Each Warrant entitles the holder to purchase one share of common stock at an exercise price of $11.50 per share (see Note 7). Each Right entitles the holder to receive one tenth (1/10) of one share of common stock upon the completion of a Business Combination.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 372,500 units (“Private Units”), at a price of $10.00 per Private Unit in a private placement to certain of the Initial Stockholders (defined below), Cantor Fitzgerald & Co. and Chardan Capital Markets LLC (collectively, the “Insiders”), generating gross proceeds of $3,725,000, which is described in Note 4.

Following the closing of the Initial Public Offering on July 6, 2018, an amount of $149,500,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Units was placed in a trust account (“Trust Account”) and is being invested in United States government treasury bills, bonds or notes, having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act until the earlier of (i) the consummation of the Company’s initial Business Combination (ii) the redemption of any Public Shares that have been properly tendered in connection with a stockholder vote to amend the Company’s Amended and Restated Certificate of Incorporation to modify the substance or timing of its obligation to redeem 100% of such shares of common stock if it does not complete the Initial Business Combination by March 31, 2020 (“Combination Period”); and (iii) the Company’s failure to consummate a Business Combination within the prescribed time. Placing funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, service providers except the Company’s independent registered public accounting firm, prospective target businesses or other entities it engages, execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements. The Company’s Chief Executive Officer has agreed that he will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by the Company for services rendered, contracted for or products sold to the Company. There can be no assurance that he will be able to satisfy those obligations should they arise. The remaining net proceeds (not held in the Trust Account) may be used to pay for franchise and income taxes and up to $125,000 of interest on an annual basis for working capital purposes, which was withdrawn by the Company in May 2019, to pay Nasdaq Capital Market (“NASDAQ”) continued listing fees, auditor fees, and trust/custodian administration fees.

On July 6, 2018, in connection with the underwriters’ election to fully exercise their over-allotment option, the Company consummated the sale of an additional 1,950,000 Units, at $10.00 per unit. Each Unit consists of one share of the Company’s common stock, $0.0001 par value, one redeemable common stock purchase warrant (the “Warrants”) and one right (the “Rights”). Each Warrant entitles the holder to purchase one share of common stock at an exercise price of $11.50 per share (see Note 7). Each Right entitles the holder to receive one tenth (1/10) of one share of common stock upon the completion of a Business Combination.

Allegro Merger Corp.

Notes to Consolidated Financial Statements

Note 1 — Organization and Plan of Business Operations (cont.)

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide holders of shares included in the Units sold in the Initial Public Offering (“Public Shares”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of an initial Business Combination either in connection with a stockholder meeting called to approve the Business Combination or by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a proposed Business Combination or conduct a tender offer will be made by the Company, solely in the Company’s discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would require the Company to seek stockholder approval under the law or stock exchange listing requirement. If the Company seeks stockholder approval, the Company will consummate the initial Business combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Business Combination. The stockholders prior to the Initial Public Offering (“Initial Stockholders”) have agreed to vote their Founder Shares and shares underlying the Private Units (“Private Shares”) in favor of the initial Business Combination.

In connection with the proposed Business Combination with TGI Friday’s, the Company will seek stockholder approval in connection with any Public Stockholder voting either for or against such Business Combination will be entitled to demand that his Public Shares be converted into a full pro rata portion of the amount then in the Trust Account (initially $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company or necessary to pay its taxes). Holders of warrants and rights sold as part of the Units will not be entitled to vote on the Business Combination and will have no conversion or liquidation rights with respect to the shares of common stock underlying such warrants or rights.

Notwithstanding the foregoing, the Amended and Restated Certificate of Incorporation of the Company will provide that a Public Stockholder, together with any affiliate or other person with whom such Public Stockholder is acting in concert or as a “group” (within the meaning of Section 13 of the Securities Act of 1934, as amended), will be restricted from seeking conversion rights with respect to an aggregate of more than 20% of the Public Shares (but only with respect to the amount over 20% of the Public Shares). A “group” will be deemed to exist if Public Stockholders (i) file a Schedule 13D or 13G indicated the presence of a group or (ii) acknowledge to the Company that they are acting, or intend to act, as a group.

Pursuant to the Company’s Amended and Restated Certificate of Incorporation, if the Company is unable to complete its initial Business Combination by the end of the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining holders of common stock and the Company’s board of directors, dissolve and liquidate. Holders of rights and warrants will receive no proceeds in connection with the liquidation. The Initial Stockholder and the holders of Private Units will not participate in any redemption distribution with respect to their Founder Shares and Private Units, including the Private Shares.

If the Company is unable to complete its initial Business Combination and expends all of the net proceeds of the Initial Public Offering not deposited in the Trust Account, without taking into account any interest earned on the Trust Account, the Company expects that the initial per-share redemption price for common stock will be

Allegro Merger Corp.

Notes to Consolidated Financial Statements

Note 1 — Organization and Plan of Business Operations (cont.)

$10.00. The proceeds deposited in the Trust Account could, however, become subject to claims of the Company’s creditors that are in preference to the claims of the Company’s stockholders. In addition, if the Company is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of the Company’s common stockholders. Therefore, the actual per-share redemption price may be less than approximately $10.00.

Proposed Business Combination

On November 8, 2019, Allegro Merger Corp., a Delaware corporation (“Allegro”), entered into an Agreement and Plan of Merger (“Merger Agreement”) by and among Allegro, Allegro Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Allegro (“Merger Sub”), TGIF Holdings, LLC, a Delaware limited liability company (“TGIF”), TGIF Midco, Inc., a Delaware corporation (“Midco”), and Rohit Manocha, solely in his capacity as the initial representative of the equityholders of TGIF and Midco.

TGIF and Midco are holding companies for the TGI Friday’s business, an American casual dining bar and grill concept with approximately 840 locations in more than 55 countries.

Pursuant to the Merger Agreement, (i) TGIF will distribute all of the shares of Midco held by TGIF to its equityholders (the “Distribution”), (ii) immediately following the Distribution, Merger Sub will merge with and into Midco, with Midco surviving (the “Merger”), and (iii) immediately following the Merger, Midco will merge with and into Allegro with Allegro surviving (the “Second Merger”, and together with the Distribution, the Merger, and the other transactions contemplated by the Merger Agreement, the “Transactions”). As a result of the Transactions, Allegro will become the holding company for the TGI Friday’s business.

Under the Merger Agreement, the equityholders of Midco following the Distribution will receive an aggregate of $30,000,000 in consideration, in the form of cash and shares of Allegro common stock, with the mix of cash and shares of Allegro common stock to be determined at the option of the equityholders, subject to the requirement that at least 40% of such aggregate consideration is received in shares of Allegro common stock. The equityholders of TGIF and Midco will also have the right to receive up to 2,000,000 shares of Allegro common stock if (i) Allegro’s EBITDA equals or exceeds $70,000,000 as reported in Allegro’s annual report on Form 10-K for the year ended December 31, 2020, December 31, 2021, or December 31, 2022 or (ii) the reported last sale price of Allegro’s common stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations or other similar actions) for any 20 consecutive trading days at any time after the closing of the Transactions and prior to December 31, 2022.

The equityholders of Midco receiving shares of Allegro’s common stock upon the closing of the Transactions will be subject to a lockup period for all shares of Allegro’s common stock received as part of the closing consideration, which terminates on the earlier of (i) December 15, 2020, (ii) Allegro’s completion of a liquidation, merger, stock exchange, or other similar transaction that results in all holders of Allegro’s common stock having the right to exchange their shares of Allegro common stock for cash or other property, or (iii) the reported closing sale price of Allegro’s common stock on Nasdaq equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for a period of 20 consecutive trading days during a 30-trading day period commencing at least 150 days after the closing of the Transactions.

Upon the closing of the Transactions, Cowen and Company, LLC (“Cowen”) will be entitled to a facilitation fee in the amount of (i) $3,800,000 payable in cash, (ii) an aggregate of 796,875 shares of common stock of Allegro to be transferred from certain of Allegro’s officers, directors, and holders of Allegro’s common stock issued prior to Allegro’s initial public offering (“Founder Shares”), and (iii) an aggregate of up to an additional 478,125 Founder Shares if Allegro requests assistance from Cowen to raise additional capital to satisfy the Minimum Cash Condition (defined below), with the number of Founder Shares transferrable to be determined by a ratio set forth in the Merger Agreement. For one year after the closing of the Transactions, all Founder Shares transferred to Cowen will remain in escrow and continue to be subject to the transfer restrictions applicable to such shares prior to such transfer.

Allegro Merger Corp.

Notes to Consolidated Financial Statements

Note 1 — Organization and Plan of Business Operations (cont.)

The Transactions are expected to be consummated in the first quarter of 2020, following receipt of the required approval by the stockholders of Allegro and the fulfillment of other conditions.

Consummation of the Transactions is subject to customary conditions and covenants of the respective parties, including approval of our stockholders and us having cash on hand of at least $30 million. Further information regarding the proposed business combination, the proposed business of the combined company following consummation of the Transactions and the risks related to the proposed business of the combined company following consummation of the Transactions can be found in our Current Report on Form 8-K filed with the SEC on November 8, 2019, the preliminary proxy statement filed by the Company with the SEC on January 24, 2020, and the definitive proxy statement to be filed by the Company with the SEC. Unless otherwise indicated, the information in this annual report assumes we will not consummate the Transactions, will not find an alternative target with which to consummate an initial business combination, and will be forced to liquidate.

Extension Amendment

On January 3, 2020, the Company received stockholder approval to extend the date by which it must complete an initial business combination from January 6, 2020 to March 31, 2020. In connection with such extension, holders of 3,782,869 public shares exercised their right to convert their shares into a pro rata portion of the cash held in the trust account, conversion amount of approximately $38.7 million, and certain of Allegro’s initial stockholders made aggregate contributions of $502,521 to the Trust Account.

Going Concern

As of December 31, 2019, the Company had a cash balance of $87,797 and a working capital balance of $23,656 but $77,502 of franchise tax can be paid by interest income from investments held in the Trust Account, which includes interest income of $3,497,948. The interest income is available to the Company for tax obligations and withdrawal of up to $125,000 for certain working capital purposes on an annual basis, which was withdrawn by the Company in May 2019. During the year ended December 31, 2019, the Company has withdrawn $1,259,098 of interest income to pay its franchise and income taxes, and working capital purposes.

Until the consummation of a Business Combination, the Company will be using funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the business combination. If the Company’s estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to a Business Combination. Moreover, the Company may need to obtain additional financing either to complete a Business Combination or because it becomes obligated to redeem a significant number of its public shares upon completion of a Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination. In order to finance transaction costs in connection with a Business Combination, the Initial Stockholders, the Company’s officers or directors or an affiliate of the Initial Stockholders, officers or directors may, but are not obligated to, loan the Company funds as may be required. If the Company completes a Business Combination, the Company would repay such loaned amounts. In the event that a Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay any such loaned amounts and up to $125,000 of interest on an annual basis for certain working capital purposes, which was withdrawn by the Company in May 2019, but no other proceeds from the Trust Account would be used for such repayment.

If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, suspending the pursuit of a potential transaction. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

Allegro Merger Corp.

Notes to Consolidated Financial Statements

Note 1 — Organization and Plan of Business Operations (cont.)

In addition, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern”, management has determined that the liquidity, mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after March 31, 2020.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Principles of Consolidation

The consolidated financial statements of the Company include its wholly-owned subsidiary, Allegro Merger Sub, Inc., a Delaware corporation incorporated on November 7, 2019. All inter-company accounts and transactions are eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the periods presented. Actual results could differ from those estimates.

Allegro Merger Corp.

Notes to Consolidated Financial Statements

Note 2 — Summary of Significant Accounting Policies (cont.)

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2019 and 2018.

Marketable securities held in Trust Account

At December 31, 2019 and 2018, the assets held in the Trust Account were substantially held in U.S. Treasury Bills.

Common stock subject to possible redemption

The Company accounts for its common stock shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemptions (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2019 and 2018, common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s consolidated balance sheets.

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. Management has determined that a full valuation allowance on the deferred tax asset (related to start up costs) is appropriate at this time after consideration of all available positive and negative evidence related to the realization of the deferred tax asset.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company is required to file income tax returns in the United States (federal) and in various state and local jurisdictions. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s consolidated financial statements as of December 31, 2019 and 2018. The Company is subject to income tax examinations by major taxing authorities since inception, The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest as of December 31, 2019 and 2018. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

Allegro Merger Corp.

Notes to Consolidated Financial Statements

Note 2 — Summary of Significant Accounting Policies (cont.)

Net Income (Loss) Per Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income per share is computed by dividing net income applicable to common stockholders by the weighted average number of shares of common stock outstanding for the period. The Company has not considered the effect of the warrants and rights sold in the Initial Public Offering and Private Placement to purchase an aggregate of 16,854,750 Public Shares in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method.

The Company’s consolidated statements of operations includes a presentation of income per share for common stock subject to redemption in a manner similar to the two-class method of income per share. Net income per share, basic and diluted for Public Shares is calculated dividing the interest income earned on the Trust Account $3,234,522 and $1,522,523, respectively, net of franchise and income taxes in the amount of $2,450,992 for the year ended December 31, 2019, respectively, and $1,152,272 for the year ended December 31, 2018 and $125,000 in funds available to be withdrawn from Trust for working capital purposes, which was withdrawn by the Company in May 2019, less income attributable to Public Shares, by the weighted average number of Public Shares outstanding during the period. The Founder Shares and Private Shares are calculated separately from Public Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account. The Founder and Private Placement shares of 3,737,500 and 372,500, respectively are calculated separately from the Public Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. At December 31, 2019 and 2018, the Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying consolidated balance sheets, primarily due to their short-term nature.

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets and liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Allegro Merger Corp.

Notes to Consolidated Financial Statements

Note 2 — Summary of Significant Accounting Policies (cont.)

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

Note 3 — Initial Public Offering

On July 6, 2018, the Company consummated the Initial Public Offering and sold 14,950,000 Units, including 1,950,000 Units issued pursuant to the exercise in full of the underwriters’ over-allotment option, at a purchase price of $10.00 per Unit. Each Unit consists of one share of the Company’s common stock, $0.0001 par value, one Warrant and one Right. Each Warrant entitles the holder to purchase one share of common stock at an exercise price of $11.50 per share (see Note 7). Each Right entitles the holder to receive one tenth (1/10) of one share of common stock upon the completion of a Business Combination.

Note 4 — Private Placement

Simultaneously with the Initial Public Offering, the Insiders purchased an aggregate of 372,500 Private Units, at $10.00 per Private Unit for an aggregate purchase price of $3,725,000. Each Private Unit consists of one Private Share, one warrant (“Private Warrant”) and one right (“Private Right”). The proceeds from the Private Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Rights and Private Warrants will expire worthless. Additionally, the holders have agreed not to transfer, assign or sell any of the Private Units or underlying securities (except to certain permitted transferees and provided the transferees agree to the same terms and restrictions as the permitted transferees of the insider shares must agree to) until after the completion of a Business Combination.

The Private Units are identical to the Units sold in the Public Offering, except that the holders have agreed (i) to vote the Private Shares in favor of any Business Combination, (ii) not to convert any Private Shares into the right to receive cash from the Trust Account in connection with a stockholder vote to approve the initial Business Combination and (iii) that the Private Shares shall not participate in any liquidating distribution upon winding up if a Business Combination is not consummated. Additionally, the holders have agreed not to transfer, assign or sell any of the Private Units or underlying securities (except to certain permitted transferees) until the completion of the initial Business Combination.

The holders of the Private Units (or underlying shares of common stock) will be entitled to registration rights described in Note 6.

Note 5 — Related Party Transactions

Administrative Service Fee

The Company presently occupies office space provided by an entity controlled by the Company’s Chief Executive Officer. Such entity has agreed that until the Company consummates a Business Combination, it will make such office space, as well as general and administrative services including utilities and administrative support, available to the Company as may be required by the Company from time to time. The Company has agreed to pay an aggregate of $12,500 per month for such services commencing on the effective date of the Initial Public Offering. The Company expensed and paid the affiliate $150,000 and $71,786 for such services for the years ended December 31, 2019 and 2018, respectively.

Allegro Merger Corp.

Notes to Consolidated Financial Statements

Note 5 — Related Party Transactions (cont.)

Promissory Notes — Related Parties

The Company issued two unsecured promissory notes totaling $30,000 to Eric S. Rosenfeld, the Company’s Chief Executive Officer, in 2017. On February 5, 2018 the Company issued a $35,000 principal amount unsecured promissory note to Eric S. Rosenfeld. The notes were non-interest bearing. The notes were paid off in full on July 13, 2018.

Founder Shares

The Initial Stockholders purchased an aggregate of 4,312,500 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.0058 per share.

In April 2018, the Initial Stockholders surrendered an aggregate of 575,000 shares for no additional consideration, leaving them with an aggregate of 3,737,500 Founder Shares.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of the Founder Shares, Private Shares, Private Warrants, Private Rights, and any shares, warrants and rights that may be issued upon conversion of working capital loans (and any shares issued upon the exercise of such warrants or conversion of such rights) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Initial Public Offering. The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our consummation of an initial Business Combination. The Company will bear the costs and expenses of filing any such registration statements

Underwriting Agreement

The Company entered into an agreement with the underwriters of the Initial Public Offering (“Underwriting Agreement”), pursuant to which the Company paid an underwriting discount of 2.0% of the gross proceeds of the Initial Public Offering, excluding the over-allotment option, or $2,600,000 in the aggregate, to the underwriters at the closing of the Initial Public Offering, with an additional fee (the “Deferred Underwriting Discount”) of 3.5% of the gross offering proceeds of the Initial Public Offering, excluding the over-allotment option, and 5.5% of the gross proceeds of the over-allotment option, or $5,622,500 in the aggregate. The Underwriting Agreement provides that the Deferred Underwriting Discount will only be payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its initial Business Combination.

Note 7 — Stockholders’ Equity

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2019 and 2018, there were no shares of preferred stock issued or outstanding.

Common Stock

The Company is authorized to issue 40,000,000 shares of common stock with a par value of $0.0001 per share. Holders of the Company’s common stock are entitled to one vote for each share. At December 31, 2019 and December 31, 2018, there were 19,060,000 shares of common stock issued and outstanding, respectively including 14,239,910 and 14,047,195 shares issued and possible to redemption, respectively.

Allegro Merger Corp.

Notes to Consolidated Financial Statements

Note 7 — Stockholders’ Equity (cont.)

Rights

Each holder of a Right will receive one-tenth (1/10) of one common stock upon consummation of a Business Combination, even if a holder of such right converted all common stock held by it in connection with a Business Combination. No fractional shares will be issued upon exchange of the Rights. No additional consideration will be required to be paid by a holder of Rights in order to receive its additional shares upon consummation of a Business Combination as the consideration related thereto has been included in the Unit purchase price paid for by investors in the Initial Public Offering. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of Rights to receive the same per share consideration the holders of the common stock will receive in the transaction on an as-converted into common stock basis and each holder of Rights will be required to affirmatively covert its rights in order to receive 1/10 of a share underlying each right (without paying additional consideration). The common stock issuable upon exchange of the Rights will be freely tradable (except to the extent held by affiliates of the Company).

If the Company is unable to complete a Business Combination and the Company liquidates the funds held in the Trust Account, holders of Rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the Rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the Rights upon consummation of a Business Combination. Additionally, in no event will the Company be required to net cash settle the Rights. Accordingly, the Rights may expire worthless.

Warrants

The Warrants will become exercisable 30 days after the consummation of a Business Combination. No Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the Warrants and a current prospectus relating to such shares. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon the exercise of the Warrants is not effective within 20 business days from the consummation of a Business Combination, the holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise the Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their Warrants on a cashless basis. The Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Placement Warrants are identical to the Warrants underlying the Units sold in the Initial Public Offering, except the Placement Warrants are exercisable for cash (even if a registration statement covering the shares of common stock issuable upon exercise of such Placement Warrants is not effective) or on a cashless basis, at the holder’s option, and not redeemable by the Company, in each case so long as they are still held by the original purchasers or their affiliates.

The Company may call the Warrants for redemption (excluding the Placement Warrants but including any outstanding Warrants issued upon exercise of the unit purchase option issued to its underwriter), in whole and not in part, at a price of $.01 per Warrant:

•        upon not less than 30 days’ prior written notice of redemption to each Warrant holder,

•        if, and only if, the reported last sale price of the shares of common stock (or the closing bid price of our common stock in the event shares of our common stock are not traded on any specific day) equals or exceeds $18.00 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to Warrant holders, and

•        if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such Warrants at the time of redemption and for the entire 30-day redemption period and continuing each day thereafter until the date of redemption.

Allegro Merger Corp.

Notes to Consolidated Financial Statements

Note 7 — Stockholders’ Equity (cont.)

If the Company calls the Warrants for redemption, management will have the option to require all holders that wish to exercise the Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares of common stock issuable upon exercise of the Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the Warrants will not be adjusted for issuances of shares of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Warrants will not receive any of such funds with respect to their Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Warrants. Accordingly, the Warrants may expire worthless.

Note 8 — Fair Value Measurements

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2019 and 2018, indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Quoted Prices in Active Market (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Cash and Marketable securities held in Trust Account
December 31, 2019	$152,997,948	—	—
December 31, 2018	$151,022,524	—	—

As of December 31, 2019, and December 31, 2018, there was a balance of $45 and $2,587, respectively, held as cash in Trust Account.

There were no transfers between the levels during the reporting periods.

Note 9 — Income Taxes

The income tax provision (benefit) consists of the following:

	December 31, 2019	December 31, 2018
Current
Federal	$651,530	$306,301
State	—	—
Deferred
Federal	110,007	42,794
State	—	—
Change in valuation allowance	(110,007)	(42,794)
Income tax provision expense	$651,530	$306,301

Allegro Merger Corp.

Notes to Consolidated Financial Statements

Note 9 — Income Taxes (cont.)

The Company’s net deferred tax assets are as follows:

	December 31, 2019	December 31, 2018
Deferred tax asset
Startup/Organizational Costs	$152,801	$42,794
Total deferred tax assets	152,801	42,794
Valuation Allowance	(152,801)	(42,794)
Deferred tax asset, net of allowance	$—	$—

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, Management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the years ended December 31, 2019 and 2018, the valuation allowance was approximately $153,000 and $43,000, respectively.

A reconciliation of the statutory federal income tax rate (benefit) to the Company’s effective tax rate is as follows:

	December 31, 2019	December 31, 2018
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	0.0%	0.0%
Federal tax rate change	0.0%	0.0%
Valuation allowance	4.3%	3.4%
Income tax provision expense	25.3%	24.4%

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIrm

To the Stockholders and the Board of Directors of TGIF Midco, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of TGIF Midco, Inc. and its subsidiaries (the “Company”) as of December 30, 2019 and December 31, 2018, the related consolidated statements of operations, comprehensive income (loss), changes in equity, and cash flows for each of the three fiscal years in the period ended December 30, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 30, 2019 and December 31, 2018, and the results of its operations and its cash flows for each of the three fiscal years in the period ended December 30, 2019, in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 2 to the financial statements, the Company has changed its method of accounting for revenue in 2019 due to the adoption of Accounting Standards Codification No. 606, Revenue from Contracts with Customers, using the modified retrospective approach.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Dallas, Texas
March 2, 2020

We have served as the Company’s auditor since 2002

TGIF MIDCO, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 30, 2019 AND DECEMBER 31, 2018

(In thousands except share information)

	2019	2018
ASSETS
CURRENT ASSETS:
Cash and equivalents	$16,343	$20,443
Restricted cash	6,325	7,737
Receivables – net	34,288	39,357
Inventories	3,947	2,097
Prepaid expenses and other	7,003	5,900
Income taxes receivable	439	582

Total current assets	68,345	76,116

PROPERTY, EQUIPMENT, AND IMPROVEMENTS – Net	43,797	41,123

OTHER ASSETS:
Goodwill	12,403	12,403
Intangible assets – net	239,302	222,053
Investments in unconsolidated affiliates	—	494
Other assets	1,534	1,945

Total other assets	253,239	236,895

TOTAL	$365,381	$354,134

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$26,547	$22,779
Short term borrowings	15,000	—
Accrued liabilities	36,526	27,525
Acquisitions note payable – current	536	—
Long-term debt – current	6,374	6,347

Total current liabilities	84,983	56,651

Deferred income taxes	6,580	5,422
Long-term debt	345,144	351,518
Acquisitions note payable	6,996	—
Other long-term liabilities	28,543	11,765

Total liabilities	472,246	425,356

COMMITMENTS AND CONTINGENCIES (Note 13)

EQUITY:
Common stock, $.01 stated value – 250,000 shares authorized; 197,429 shares issued and outstanding at December 30, 2019 and 191,838 shares issued and outstanding at December 31, 2018, and paid-in-capital	22,785	22,118
Accumulated deficit	(131,624)	(95,502)
Accumulated other comprehensive loss	—	(94)

Total Company equity	(108,839)	(73,478)

Noncontrolling interest	1,974	2,256

Total equity	(106,865)	(71,222)

TOTAL	$365,381	$354,134

See notes to consolidated financial statements.

TGIF MIDCO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE FISCAL YEARS ENDED DECEMBER 30, 2019, DECEMBER 31, 2018, AND
DECEMBER 25, 2017

(In thousands, except per share amount)

	2019	2018	2017
REVENUE:
Company restaurant sales	$310,903	$190,453	$179,786
Management fees and reimbursables	5,707	5,689	10,310
Franchising revenue	96,030	74,773	77,834
Licensing royalties	12,923	12,592	11,880
Other revenue	5,186	9,577	6,645

Total revenue	430,749	293,084	286,455

COSTS AND EXPENSES:
Cost of sales (exclusive of items shown separately below)	87,180	52,481	52,451
Restaurant operating expenses	274,171	125,750	122,093
General and administrative	52,767	52,959	64,400
Depreciation and amortization	21,550	22,125	23,951
(Gain) loss on sale of assets and impairments	(1,688)	3,222	7,610
Other expense-net	—	—	70

Total costs and expenses	433,980	256,537	270,575

INCOME (LOSS) FROM OPERATIONS	(3,231)	36,547	15,880

OTHER INCOME (EXPENSE):
Bargain purchase gain	10,385	—	—
Interest income	202	115	69
Interest expense	(24,951)	(25,225)	(33,664)
Equity in net earnings of unconsolidated affiliates	126	194	613

Total other expense	(14,238)	(24,916)	(32,982)

INCOME (LOSS) BEFORE TAXES INCLUDING NONCONTROLLING INTEREST	(17,469)	11,631	(17,102)

INCOME TAX BENEFIT (EXPENSE)	(681)	(3,113)	(48,246)

NET INCOME (LOSS)	(18,150)	8,518	(65,348)

NONCONTROLLING INTEREST	2,115	1,380	1,023

NET INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY	$(20,265)	$7,138	$(66,371)

NET INCOME (LOSS) PER SHARE:
Basic	$(103.10)	$37.21	$(346.49)
Diluted	$(103.10)	$36.79	$(346.49)
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	196,555	191,838	191,552
Diluted	196,555	194,017	191,552

See notes to consolidated financial statements.

TGIF MIDCO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

FOR THE FISCAL YEARS ENDED DECEMBER 30, 2019, DECEMBER 31, 2018, AND
DECEMBER 25, 2017

(In thousands)

	2019	2018	2017
NET INCOME (LOSS)	$(18,150)	$8,518	$(65,348)

OTHER COMPREHENSIVE INCOME –
Foreign currency translation gains and other	94	71	55

COMPREHENSIVE INCOME (LOSS)	(18,056)	8,589	(65,293)

NONCONTROLLING INTEREST	2,115	1,380	1,023

COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY	$(20,171)	$7,209	$(66,316)

See notes to consolidated financial statements.

TGIF MIDCO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

FOR THE FISCAL YEARS ENDED DECEMBER 30, 2019, DECEMBER 31, 2018, AND
DECEMBER 25, 2017

(In thousands)

	Common Stock	Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total
Balance as of December 26, 2016	$2	$96,683	$(36,269)	$(220)	$512	$60,708
Net (loss) income		—	(66,371)	—	1,023	(65,348)
Return of capital	—	(65,000)	—	—	—	(65,000)
Share based compensation	—	284	—	—	—	284
Stock option exercise	—	130	—	—	—	130
Acquisitions of noncontrolling interest	—	—	—	—	2,112	2,112
Distributions to noncontrolling interest	—	—	—	—	(1,973)	(1,973)
Contributions from noncontrolling interest	—	—	—	—	29	29
Other comprehensive income	—	—	—	55	—	55

Balance as of December 25, 2017	$2	$32,097	$(102,640)	$(165)	$1,703	$(69,003)
Net (loss) income		—	7,138	—	1,380	8,518
Return of capital	—	(19,000)	—	—	—	(19,000)
Stock option exercise	—	8,913	—	—	—	8,913
Acquisitions of noncontrolling interest	—	106	—	—	—	106
Distributions to noncontrolling interest	—	—	—	—	(2,132)	(2,132)
Contributions from noncontrolling interest	—	—	—	—	1,305	1,305
Other comprehensive income	—	—	—	71	—	71

Balance as of December 31, 2018	$2	$22,116	$(95,502)	$(94)	$2,256	$(71,222)
Cumulative effect of change in accounting principle	—	—	(15,857)	—	—	(15,857)
Net (loss) income	—	—	(20,265)	—	2,115	(18,150)
Share based compensation	—	33	—	—	—	33
Distributions to noncontrolling interest	—	—	—	—	(2,488)	(2,488)
Contributions from noncontrolling interest	—	—	—	—	91	91
Equity issued for acquired franchise restaurants	—	634	—	—	—	634
Other comprehensive income	—	—	—	94	—	94

Balance as of December 30, 2019	$2	$22,783	$(131,624)	$—	$1,974	$(106,865)

See notes to consolidated financial statements.

TGIF MIDCO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE FISCAL YEARS ENDED DECEMBER 30, 2019, DECEMBER 31, 2018, AND
DECEMBER 25, 2017

(In thousands)

	2019	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(18,150)	$8,518	$(65,348)
Noncash items included in net income (loss):
Depreciation and amortization	21,550	22,125	23,951
Amortization of debt issuance costs	1,284	1,332	1,520
Amortization of leasehold intangibles	1,743	2,129	3,307
Write-off of old debt issuance costs	—	—	10,103
Asset impairment charges and other write downs	4,263	3,271	4,959
Deferred income taxes	(1,346)	1,147	46,174
(Gain) loss on sale of assets	(5,951)	(51)	2,650
Accretion of debt	290	—	—
Equity in net earnings of unconsolidated affiliates	(126)	(194)	(613)
Share-based compensation charges	33	106	284
Gain on bargain purchase	(10,385)	—	—
Change in:
Accounts receivables (net)	636	(7,263)	2,498
Inventory	224	(30)	175
Prepaid expenses and other	(1,661)	(821)	2,827
Accounts payable	4,038	8,623	(766)
Accrued liabilities	(1,973)	(7,675)	(2,660)
Income taxes	2,647	136	(122)
Other long-term liabilities	(3,634)	(1,309)	(1,576)
Net cash (used in) provided by operating activities	(6,518)	30,044	27,363

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of joint venture	—	—	(5,280)
Purchases of property and equipment	(9,541)	(6,992)	(4,035)
Acquisition of franchise restaurants, net of cash acquired	(2,289)	(2,985)	—
Investments in unconsolidated affiliates	(87)	(308)	(17)
Issuance of notes receivable	—	(1,383)	—
Sale of joint venture interest	6,500	—	—
Collection of notes receivable	809	384	79
Joint venture divestiture	—	—	1,452
Distributions from unconsolidated joint ventures	417	566	987
Net cash used in investing activities	(4,191)	(10,718)	(6,814)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowing from Series 2017-1 note for securitization	—	—	375,000
Deferred financing fees	—	—	(8,995)
Borrowing from revolver credit facility	15,000	7,000	3,000
Payments on long term debt	(7,500)	(7,500)	(305,260)
Payments on revolver credit facility	—	(7,000)	(3,000)
Stock option exercise	—	—	130
Equity contributions	—	8,913	—
Return of capital to investors	—	(19,000)	(65,000)
Acquisition of noncontrolling interest	—	—	2,112
Contributions of noncontrolling interest	91	1,305	29
Distributions to noncontrolling interest	(2,488)	(2,132)	(1,973)
Net cash provided by (used in) financing activities	5,103	(18,414)	(3,957)

TGIF MIDCO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS – CONTINUED

FOR THE FISCAL YEARS ENDED DECEMBER 30, 2019, DECEMBER 31, 2018, AND
DECEMBER 25, 2017

(In thousands)

	2019	2018	2017
NET IMPACT OF FOREIGN CURRENCY CHANGES ON CASH	94	71	66
NET (DECREASE) INCREASE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(5,512)	983	16,658
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – Beginning of year	28,180	27,197	10,539
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – End of year	$22,668	$28,180	$27,197

Reconciliation of cash, cash equivalents, and restricted cash at the end of the period:
Cash and cash equivalents	$16,343	$20,443	$19,688
Restricted cash	6,325	7,737	7,509
Total cash, cash equivalents, and restricted cash	$22,668	$28,180	$27,197

Supplemental disclosure information:
Cash paid for interest	$23,155	$23,672	$22,114
Cash paid for income taxes	$137	$1,869	$2,063
Cash received from income tax refunds	$(52)	$(58)	$(50)

Non-cash investing and financing activities:
Note payable as part of acquisition	$7,532	$—	$—
Settlement of accounts receivable of franchisees	$3,581	$—	$—
Unpaid purchases of property, equipment, and capitalized software included in accounts	$227	$2,692	$—

See notes to consolidated financial statements.

TGIF MIDCO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED DECEMBER 30, 2019, DECEMBER 31, 2018, and
December 25, 2017

1.     ORGANIZATION, BUSINESS, AND SIGNIFICANT ACCOUNTING POLICIES

Organization and Business — TGIF Midco, Inc., a Delaware corporation, is the parent company of its 100% owned subsidiary company, TGIF Parent, Inc. (“Parent”). Parent is the parent company of its 100% owned subsidiary, TGI Friday’s Inc. (“TGIF”), a New York corporation, which through its subsidiaries develops, operates, and franchises restaurants under the TGI Fridays concept worldwide. TGIF owned 140, 68, and 53 restaurants and franchised 691, 797, and 834 restaurants at December 30, 2019, December 31, 2018, and December 25, 2017, respectively. TGIF Midco, Inc. together with its consolidated subsidiaries is referred to collectively as the “Company.”

In 2014, affiliates of Sentinel Capital Partners (“Sentinel”) acquired 100 percent of the outstanding common shares (the “Acquisition”) of TGIF from Carlson Restaurants, Inc. (“Carlson”), forming Parent, a newly incorporated entity pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), by and among TGIF Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Parent, the Company, and Carlson. Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and becoming a wholly-owned subsidiary of the Parent.

TGIF Midco, Inc. was newly incorporated as part of the Acquisition, and is wholly owned by TGIF Holdings, LLC (“Holdings”). The investors in Holdings included Sentinel, affiliates of TriArtisan Capital Advisors LLC (“TriArtisan”), management and other investors.

On October 16, 2019, the Company entered into a Unit Purchase Agreement pursuant to which certain of the existing owners sold their 127,200 Class A Units in Holdings to TriArtisan and MFP Partners, L.P. (“MFP”). Following the change of control transaction, TriArtisan, MFP and their affiliates own approximately 95% of the equity of Holdings, with TriArtisan having controlling ownership. TriArtisan has elected not to apply pushdown accounting for this acquisition.

On November 8, 2019, Allegro Merger Corp., a Delaware corporation (“Allegro”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Allegro, Allegro Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Allegro (“Allegro Merger Sub”), Holdings, the Company, and Rohit Manocha, solely in his capacity as the initial representative of the equityholders of Holdings and the Company. Pursuant to the Merger Agreement, (i) Holdings will distribute all of the shares of the Company held by Holdings to its equityholders (the “Distribution”), (ii) immediately following the Distribution, Allegro Merger Sub will merge with and into the Company, with the Company surviving (the “Merger”), and (iii) immediately following the Merger, the Company will merge with and into Allegro, with Allegro surviving (the “Second Merger”, and together with the Distribution, the Merger, and the other transactions contemplated by the Merger Agreement, the “Transactions”). The equityholders of the Company following the Distribution will receive an aggregate of $30,000,000 in consideration, in the form of cash and shares of Allegro common stock, with the mix of cash and shares of Allegro common stock to be determined at the option of the equityholders. The equityholders of the Company will also have the right to receive up to 2,000,000 shares of Allegro common stock if (i) Allegro’s EBITDA equals or exceeds $70,000,000 as reported in Allegro’s annual report on Form 10-K for the year ended December 31, 2020, December 31, 2021, or December 31, 2022 or (ii) the reported last sale price of Allegro’s common stock equals or exceeds $15.00 per share for any 20 consecutive trading days at any time after the closing of the Transactions and prior to December 31, 2022.

Basis of Presentation — The accompanying consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) and include the accounts of TGIF Midco, Inc. and all majority-owned subsidiaries where TGIF Midco, Inc. exhibits control. Investments in corporate joint ventures and certain other entities in which the Company owns 50% or less and exercises significant influence over the operating and financial policies of the investee are accounted for by the equity method. All intercompany accounts and transactions have been eliminated in consolidation.

TGIF MIDCO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED DECEMBER 30, 2019, DECEMBER 31, 2018, and
December 25, 2017

1.     ORGANIZATION, BUSINESS, AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fiscal Year — The Company’s fiscal year ends on the last Monday in December. Fiscal year 2018 in the following table consisted of a 53-week period and 2017 and 2019 consisted of 52-week periods. Unless otherwise specified, each reference to a particular year in the notes to the consolidated financial statements means the fiscal year ended on the date shown in the following table, rather than the corresponding calendar year.

Fiscal Year	Fiscal Year-End Date
2019	December 30, 2019
2018	December 31, 2018
2017	December 25, 2017

Use of Estimates — The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements, the reported amounts of revenue and expense during the reporting period and disclosure of contingent assets and liabilities. Accounts affected by significant estimates include asset impairments, gift cards accrual, expected useful life of long-lived tangible and intangible assets, insurance reserves, accounts receivable reserves, acquired assets and liabilities from acquisitions and loyalty awards accrual. Actual results could differ from those estimates.

Concentration of Credit Risk — The Company’s cash, cash equivalents, restricted cash and accounts receivable are potentially subject to concentration of credit risk. Cash and cash equivalents are placed with financial institutions that management believes are creditworthy. The Company does not believe that it is exposed to any significant credit risk on cash and cash equivalents. At times, cash and cash equivalent balances may be in excess of FDIC insurance limits.

Accounts receivable are primarily derived from revenues earned from franchisees and licensees. The Company is subject to a concentration of credit risk with respect to receivables from franchisees that own a large number of TGI Friday’s restaurants. No single franchisee represented more than 10% of total consolidated revenue for the years ended December 30, 2019, December 31, 2018 and December 25, 2017, respectively. As of December 30, 2019, two franchisees represented more than 10% of receivables — net. Total receivables — net related to these two franchisees were $12.1 million or 35.3%. As of December 31, 2018, one franchisee represented more than 10% of receivables — net. Total receivables — net related to this franchisee was $4.0 million or 10.2%.

Cash and Equivalents — Cash and equivalents, including receivable amounts from credit card companies, are highly liquid investments that have an original maturity of three months or less. The fair value of cash equivalents approximates their carrying value because of the short maturity of the instruments. Cash held related to the T.G.I. Friday’s Marketing Advisory Council (“FMAC”) advertising funds and the Company’s gift card programs is not considered to be restricted cash as there are no restrictions on the use of these funds.

Restricted Cash — In accordance with the Indenture (as defined below), certain cash accounts have been established with the trustee for the benefit of the trustee and the noteholders, and are restricted in their use. Such restricted cash primarily represents cash collections and cash reserves held by the trustee to be used for payments of principal and interest required for the Company’s Series 2017-1 Senior Notes (as defined below).

Allowance for Doubtful Accounts — The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in existing receivables; however, changes in circumstances relating to receivables may result in additional allowances in the future. The Company determines the allowance based on historical experience, current payment patterns, future obligations and the Company’s assessment of the ability to pay outstanding balances. The primary indicator of credit quality is delinquency, which is considered to be a

TGIF MIDCO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED DECEMBER 30, 2019, DECEMBER 31, 2018, and
December 25, 2017

1.     ORGANIZATION, BUSINESS, AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

receivable balance greater than 60 days past due. The Company reviews the allowance for doubtful accounts on a monthly basis. Past due balances and future obligations are reviewed individually for collectability. Account balances are charged against the allowance after all collection efforts have been exhausted and the potential for recovery is considered remote.

The following table summarizes the activity in the allowance for doubtful accounts:

Allowance for Doubtful Accounts
Balance as of December 25, 2017	$3,313
Provisions	2,180
Write-offs	(852)
Balance as of December 31, 2018	4,641
Provisions	5,415
Write-offs	(1,339)
Balance as of December 30, 2019	$8,717

Inventories — Inventories consist primarily of food and beverages and are stated at the lower of cost using the first-in, first-out method or net realizable value.

Property, Equipment, and Improvements-Net — Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets or remaining useful lives. Leasehold improvements are amortized on a straight-line basis over their estimated useful lives or the lease term, if less. The Company has capitalized certain costs incurred in connection with the development of internal-use software and are amortized over the expected useful life of the asset. The general ranges of depreciable and amortizable lives are as follows:

Category	Depreciable Life
Building and leasehold improvements	15 – 35 years
Furniture and equipment	2 – 12 years
Capitalized software	3 years

Impairment of Long-Lived Assets — Property, equipment and other long-lived assets are reviewed periodically for possible impairment. The Company evaluates whether current facts or circumstances indicate that the carrying value of the assets to be held and used may not be recoverable. If such circumstances are determined to exist, an estimate of undiscounted future cash flows produced by the long-lived asset, or the appropriate grouping of assets, is compared to the carrying value to determine whether impairment exists. If an asset is determined to be impaired, the loss is measured based on quoted market prices in active markets, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including discounted value of estimated future cash flows. The Company reports an asset to be disposed of at the lower of its carrying value or its estimated net realizable value.

The Company recognized pretax impairment losses related to property and equipment of company owned restaurants of $1.5 million, $0.6 million, and $4.9 million for the fiscal years ended December 30, 2019, December 31, 2018, and December 25, 2017, respectively.

All impairment losses are included in (gain) loss on sale of assets and impairments in the consolidated statements of operations.

TGIF MIDCO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED DECEMBER 30, 2019, DECEMBER 31, 2018, and
December 25, 2017

1.     ORGANIZATION, BUSINESS, AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

Business Combinations —The Company allocates the purchase price of an acquisition to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The Company recognizes in goodwill the amount by which the purchase price of an acquired entity exceeds the net of the amounts assigned to the assets acquired and liabilities assumed. Fair value measurements are applied based on assumptions that market participants would use in the pricing of the asset or liability. The Company initially performs these valuations based upon preliminary estimates and assumptions by management or independent valuation specialists under its supervision, where appropriate, and make revisions as estimates and assumptions are finalized. The Company records the net assets and results of operations of an acquired entity in its consolidated financial statements from the acquisition date. The Company expenses acquisition-related costs as incurred.

Goodwill and Other Intangible Assets — The excess of the purchase price over fair value of net identifiable assets and liabilities of an acquired business (“goodwill”), trademarks, trade names and other indefinite-lived intangible assets are not amortized, but rather tested for impairment, at least annually. The Company assesses the recoverability of the carrying amount of its goodwill and other indefinite-lived intangible assets either qualitatively or quantitatively annually at the beginning of the fourth quarter of each fiscal year, or whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable.

When assessing the recoverability of goodwill and other indefinite-lived intangible assets, the Company may first assess qualitative factors. Such qualitative factors include, but are not limited to, macro-economic conditions, market and industry conditions, cost considerations, the competitive environment, overall financial performance and results of past impairment tests. If an initial qualitative assessment indicates that it is more likely than not the carrying amount exceeds fair value, a quantitative analysis may be required. The Company may also elect to skip the qualitative assessment and proceed directly to the quantitative analysis.

Recoverability of the carrying value of goodwill is measured at the reporting unit level. A reporting unit is an operating segment, or a business unit one level below that operating segment, for which discrete financial information is prepared and regularly reviewed by management. Goodwill is recorded at the Company-owned restaurant operations reporting unit.

In performing a quantitative analysis, the Company measures the recoverability of goodwill using: (i) a discounted cash flow model incorporating discount rates commensurate with the risks involved, which is classified as a Level 3 fair value measurement, and (ii) a market approach based upon public trading and recent transaction valuation multiples for similar companies. The key assumptions used in the discounted cash flow valuation model include discount rates, growth rates, tax rates, cash flow projections and terminal value rates. Discount rates, growth rates and cash flow projections are the most sensitive and susceptible to change as they require significant management judgment and are material to the financial statements.

If the calculated fair value is less than the current carrying amount, impairment of the reporting unit may exist. The Company performs its annual goodwill impairment test by comparing the fair value of the reporting unit with its carrying value. If the carrying amount exceeds the fair value of the reporting unit, the Company would record an impairment charge by the amount the carrying value exceeds the fair value, not to exceed the amount of goodwill allocated to the company-owned reporting unit.

In performing a quantitative analysis, recoverability is measured by a comparison of the carrying amount of the indefinite-lived intangible asset over its fair value. Any excess of the carrying amount of the indefinite-lived intangible asset over its fair value is recognized as an impairment loss.

TGIF MIDCO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED DECEMBER 30, 2019, DECEMBER 31, 2018, and
December 25, 2017

1.     ORGANIZATION, BUSINESS, AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company tests indefinite-lived intangible assets utilizing the relief from royalty method to determine the estimated fair value for each indefinite-lived intangible asset, which is classified as a Level 3 fair value measurement. The relief from royalty method estimates the Company’s theoretical royalty savings from ownership of the intangible asset. Key assumptions used in this model include discount rates, royalty rates, growth rates, tax rates, sales projections and terminal value rates. Discount rates, royalty rates, growth rates and sales projections are the assumptions most sensitive and susceptible to change as they require significant management judgment. Discount rates used are similar to the rates estimated by the weighted average cost of capital considering any differences in company-specific risk factors.

Intangible assets with finite lives are amortized over their estimated useful lives and are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Estimated useful lives are 10 years for franchise agreements and between 1 and 25 years for favorable lease agreements. An impairment loss would be indicated when estimated undiscounted future cash flows from the use of the asset are less than its carrying amount. An impairment loss would be measured as the difference between the fair value based on discounted future cash flows and the carrying amount of the asset.

Loyalty Program — Fridays RewardsSM is the Company’s customer loyalty program. Participating members earn points based on spending at the domestic Company-owned and franchised properties. Members accumulate points and redeem them from an offering of a 100% discounted award or an $8 certificate. A reward certificate is issued when a program member requests a reward, and once issued, the reward certificate expires in 60 days. The Company determines the fair value of the future redemption obligation based on statistical formulas that project the timing of future point redemptions based on historical levels, including an estimate of the breakage for points that will never be redeemed. The balance as of December 30, 2019 and December 31, 2018 is $5.6 million and $0.4 million, respectively, and is included in accrued liabilities in the consolidated financial statements. Due to the adoption of the new revenue recognition standard (see Note 2), accruals for loyalty rewards is based on the amount of revenue deferred as points are earned but not yet redeemed as of December 30, 2019.

Marketing Fund — National marketing efforts related to the Company’s domestic restaurants are administered through FMAC. All domestic TGI Fridays restaurants, including franchised locations, are required to contribute to FMAC in accordance with policies established by the Company or stipulated in franchise agreements. The intent of FMAC is to operate at break-even over time. The Company is ultimately liable for the FMAC obligations. Contributions received from franchisees is based on a percentage of sales of the franchised restaurants and is recognized as earned. Contributions to FMAC from the Company’s franchisees were $32.6 million, $45.0 million and $51.7 million for the year ended December 30, 2019, December 31, 2018 and December 25, 2017, respectively. Advertising expense is included in restaurant operating expenses and is typically expensed either as incurred or the first time the advertising takes place. Advertising expense for the fiscal years ended December 30, 2019, December 31, 2018 and December 25, 2017 was $63.4 million, $8.6 million and $8.1 million, respectively. Due to the adoption of the new revenue recognition standard, the Company’s advertising arrangements with franchisees are reported in franchising revenue. The change represents a change in methodology as the Company has historically net marketing contributions from franchisees against various marketing programs. The new guidance requires the Company to recognize the marketing contributions received from franchisees as revenue and record a corresponding increase to marketing expense as the funds are applied to marketing programs as required by the franchise agreements.

TGIF MIDCO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED DECEMBER 30, 2019, DECEMBER 31, 2018, and
December 25, 2017

1.     ORGANIZATION, BUSINESS, AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

Revenue Recognition

The Company’s revenues are recorded in five categories: company restaurant sales, management fees and reimbursables, franchising revenues, licensing royalties and other revenue. In fiscal 2019, the Company adopted Accounting Standards Codification 606 — Revenue from Contracts with Customers (“ASC 606”). Under ASC 606, revenue is recognized upon transfer of control of promised services or goods to customers in an amount that reflects the consideration the Company expects to receive for those services or goods.

•        Company restaurant sales are recognized when food and beverage items are sold. Company restaurant sales are reported net of sales taxes and gratuities collected from guests.

•        Management fees and reimbursable management operating costs are recognized in the period the Company performs the service and satisfies its performance obligation. Management fees consist of revenue earned from fees paid to manage various aspects of a franchisee’s restaurant.

•        Revenue from franchising operations include royalties, marketing funds, initial franchise fees and nonrefundable concept fees. Royalties and marketing funds are recognized in the period in which sales are reported to have occurred. Initial franchise fees and concept fees are recognized over the life of the franchise agreement starting upon the opening of a restaurant, which is when the Company has performed substantially all initial services required by the franchise agreement. The recognition of franchise and concept fees over the life of the franchise agreement represents a change in methodology based on the adoption of ASC 606. Historically the Company has recognized initial franchise fees and concept fees upon the opening of a franchise restaurant. Comparative prior periods have not been adjusted for the change in methodology.

•        Licensing royalties are recognized as income based upon sales of retail branded products under various company trade names by third-party vendors.

•        Other revenue consists primarily of purchasing fee income. Purchasing fee income represents charges to franchisees and third parties under the terms of agreements, whereby the Company provides procurement services for certain food, beverage and other items. Purchasing fee income is recognized as the procurement services are performed.

The Company sells gift cards in Company and franchise owned restaurants, through the Company’s website and at select retailers. The Company does not charge administrative fees on unused gift cards and the gift cards have no expiration date. The franchisee maintains the liability for gift cards sold at the franchise restaurants and the Company maintains the liability for gift cards sold in Company owned restaurants, through the Company’s website and select retailers. The Company recognizes revenue from gift cards when (i) the gift card is redeemed by the customer or (ii) for gift cards not expected to be redeemed, breakage is recognized in proportion to the Company’s historical pattern of redemption. The Company determines gift card breakage based upon historical redemption patterns. Gift card breakage income was immaterial for each of the fiscal years presented.

See Note 2 for a description of changes to the Company’s revenue recognition policies resulting from the adoption of the new accounting guidance for revenue recognition effective January 1, 2019.

Leases — At the inception of each lease, the Company performs an evaluation to determine whether the lease is an operating or capital lease.

For operating leases, the Company recognizes rent expense on a straight-line basis over the lease term. The lease term used for straight-line rent expense is calculated from the date the Company is given control of the leased premises through the first renewal term, which may include a rent holiday period prior to the Company

TGIF MIDCO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED DECEMBER 30, 2019, DECEMBER 31, 2018, and
December 25, 2017

1.     ORGANIZATION, BUSINESS, AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

opening the restaurant on the leased premises. Differences between the amount paid and amounts expensed are recorded as deferred rent. Certain leases contain provisions that require additional rental payments based upon the greater of an annual base rent amount or restaurant sales volume (“contingent rent”). Contingent rents are accrued each period as the liabilities are incurred. The Company’s operating leases generally have fixed terms ranging from five to 20 years.

The Company has no capital leases as of December 30, 2019.

The Company has assumed certain existing leases through acquisitions and determines the fair values of the favorable/(unfavorable) leasehold interests in the leased real property in accordance with acquisition accounting. The leases were reviewed in order to identify those which have contractual lease rates that are above or below market. Once identified, the associated above or below market lease was valued utilizing a discounted cash flow analysis based on the difference between contractual rental rates under the current lease and the estimated market rental rates discounted to the date the leases were acquired utilizing a risk-related discount rate. A positive leasehold position exists when the present value of the contract rent is less than the present value of the market rent. A negative leasehold position exists when the present value of the contract rent is greater than the present value of the market rent. The Company recorded these fair values of the above or below market leases as part of the overall purchase accounting for the acquisitions. Below market leases are included in intangible assets — net and above market leases are included in other long-term liabilities in the consolidated financial statements.

Insurance Reserves — The Company insures its property, casualty, liability and workers’ compensation exposures through independent third-party insurers. Prior to July 2017, the Company was partially self-insured for losses under its workers’ compensation, general liability, liquor liability and employee medical programs. Starting in July 2017, workers’ compensation, general liability, and liquor liability were fully insured, and employee medical programs remained partially self-insured. Accrued liabilities for insurance reserves have been recorded based on the present value of actuarial estimates of the amounts of incurred and unpaid losses. In determining the estimated liability, management, with the assistance of an actuary, developed assumptions based on the average historical losses of claims incurred, actuarial observations of historical claim loss development and the actuary’s estimate of unpaid losses for each loss category. Reserve amounts are $1.7 million and $1.8 million as of December 30, 2019 and December 31, 2018, respectively, and are included in accrued liabilities and other long-term liabilities in the consolidated financial statements.

Start-Up Costs and Preopening Expenses — Expenditures related to the opening of new company-owned restaurants are expensed as incurred.

Share-Based Compensation — The Company accounts for share-based compensation, which requires all share-based payments, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The Company is required to measure the cost of employee services received in exchange for stock options and similar awards based on the grant-date fair value of the award and recognize this cost in the consolidated statements of operations over the vesting period of the award.

Income Taxes — The Company provides for income taxes based on its estimate of federal and state income tax liabilities. The Company makes certain estimates and judgments in the calculation of tax expense and the resulting tax liabilities and in the recoverability of deferred tax assets that arise from temporary differences between the tax and financial statement recognition of revenue and expense. Tax laws are complex and subject to different interpretations by the taxpayers and respective governmental authorities.

TGIF MIDCO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED DECEMBER 30, 2019, DECEMBER 31, 2018, and
December 25, 2017

1.     ORGANIZATION, BUSINESS, AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company recognizes deferred tax assets and liabilities using the enacted tax rates for the effect of temporary differences between the financial reporting basis and the tax basis of recorded assets and liabilities. Deferred tax accounting requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portions or all of the net deferred tax assets will not be realized. This test requires projection of the Company’s taxable income into future years to determine if there will be taxable income sufficient to realize the tax assets. The preparation of the projections requires considerable judgment and is subject to change to reflect future events and changes in the tax laws. When the Company establishes or reduces the valuation allowance against its deferred tax assets, its income tax expense will increase or decrease, respectively, in the period such determination is made.

Fair Value Measurement — The Company determines the fair market values of its financial assets and liabilities, as well as nonfinancial assets and liabilities that are recognized or disclosed at fair value on a recurring basis, based on the fair value hierarchy established in U.S. GAAP. The Company measures its financial assets and liabilities using inputs from the following three levels of the fair value hierarchy.

The three levels are as follows:

•        Level 1 inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

•        Level 2 inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.) and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

•        Level 3 includes unobservable inputs that reflect the Company’s assumptions about the assumptions that market participants would use in pricing the asset or liability. The Company develops these inputs based on the best information available.

Comprehensive Income (Loss) — Comprehensive income (loss) reflects the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. For the Company, other comprehensive income (loss) transactions resulted from foreign currency translation adjustments.

Net Income (Loss) Per Share — Basic net income (loss) per share is computed by dividing the net income available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed by dividing the net income available to common stockholders for the period by the weighted average number of common shares and potential shares of common stock outstanding during the period if their effect is dilutive. The Company uses the treasury stock method to calculate the weighted average shares used in the diluted earnings per share calculation. Potentially dilutive common shares include the assumed exercise of stock options.

Foreign Currency — Non-U.S. subsidiaries’ assets and liabilities are translated to U.S. dollars at year-end exchange rates. Income and expense items are translated at average rates of exchange prevailing during the year. Translation adjustments are accumulated as a separate component of equity because the local currency is the functional currency.

Gains and losses from foreign currency transactions are included in general and administrative expenses in the consolidated statements of operations.

TGIF MIDCO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED DECEMBER 30, 2019, DECEMBER 31, 2018, and
December 25, 2017

2.     NEW ACCOUNTING pronouncements

New Accounting Standards Adopted

In March 2016, the Financial Accounting Standards Board (“FASB”) issued an amendment that provides guidance on extinguishing financial liabilities for certain prepaid stored-value products. The Company adopted this amendment during fiscal year 2019 with no impact on the consolidated financial statements.

In August 2016, the FASB issued an amendment that provides guidance for proper classification of certain cash receipts and payments in the statement of cash flows. The amendment requires retrospective adoption for all periods presented in the statement of cash flows. The Company adopted this amendment during fiscal year 2019 with no impact on the consolidated financial statements.

In January 2017, the FASB issued an amendment that simplifies the accounting for goodwill impairment by eliminating step two from the goodwill impairment test. The Company early adopted this guidance in fiscal year 2019, which allows the Company to perform its annual goodwill impairment test by comparing the fair value of the reporting unit with its carrying value. If the carrying amount exceeds the fair value of the reporting unit, the Company can record an impairment charge by the amount the carrying value exceeds the fair value, not to exceed the amount of goodwill allocated to the reporting unit and therefore eliminate step two from the impairment test.

In January 2017, the FASB issued clarifying guidance on the definition of a business to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The definition of a business affects many areas of accounting, including acquisitions, disposals, goodwill and consolidation. The Company adopted this guidance as of the beginning of the 2019 fiscal year. The adoption of this guidance had no impact on the consolidated financial statements.

In February 2018, the FASB issued amendments that allow a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act, which was signed into law on December 22, 2017 and requires certain disclosures about stranded tax effects. The Company adopted this guidance in fiscal year 2019 and had no material impact on the consolidated financial statements.

In May 2014, the FASB issued amended guidance for revenue recognition. The new guidance outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. Additionally, the guidance requires improved disclosure to help users of financial statements better understand the nature, amount, timing, and uncertainty of revenue that is recognized. The Company adopted the new guidance on January 1, 2019. As a result, the Company has changed its accounting policy for revenue recognition as detailed below.

The Company has elected to apply the modified retrospective method to all contracts at the date of initial adoption, whereby the cumulative effect of initially adopting the guidance of $15.9 million was recognized as an adjustment to the opening balance of retained earnings at January 1, 2019. Therefore, the comparative

TGIF MIDCO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED DECEMBER 30, 2019, DECEMBER 31, 2018, and
December 25, 2017

2.     NEW ACCOUNTING pronouncements (cont.)

periods have not been adjusted and continue to be reported under the previous revenue recognition guidance. The details of the significant changes and quantitative impact of the changes in the consolidated balance sheet to reflect the transition to ASC 606 at January 1, 2019 is as follows (in thousands):

	December 31, 2018	ASC 606 Cumulative Effect Adjustment	January 1, 2019
Liabilities and Equity
Current liabilities
Accrued liabilities(1)	$27,525	$5,314	$32,839
Other long-term liabilities(2)	11,765	10,543	22,308
Accumulated deficit	(95,502)	(15,857)	(111,359)

___________

(1)      Accrued liabilities include adjustments made to the marketing fund deficit of $3.6 million and the Company’s loyalty program of $1.7 million with a corresponding increase to accumulated deficit.

(2)      Other long-term liabilities include adjustments that related to the deferral of initial franchise and concept fees of $10.2 million and licensing royalties of $0.3 million with a corresponding increase to accumulated deficit.

Initial Franchise and Concept Fees

Under previous revenue recognition guidance, franchise fees and concept fees were recognized as revenue when a franchised restaurant opened, as all material services and conditions related to the fees had been substantially performed upon the restaurant opening. Under the new guidance, these fees are considered highly dependent upon and interrelated with the franchise right granted in the franchise agreement. As such, these fees are recognized over the contractual term of the franchise agreement.

Marketing Funds

Under previous revenue recognition principles, the Company did not record marketing fees received from franchisees as franchise revenue. In evaluating advertising activity under the new guidance, the Company considers itself to be primarily responsible for fulfilling the promise to provide all the services specified in the contract, including marketing activities. Accordingly, the Company records marketing fees received from franchisees as franchise revenue. Under previously issued accounting guidance for franchisors, advertising revenue and expense were recognized generally in the same amount in each period. That guidance was superseded such that advertising expense may now be different than the advertising revenue recognized as described above.

Loyalty Program

The Company previously recorded liabilities related to the loyalty program based upon the estimated cost to fulfill the Company’s obligation. Under new revenue recognition guidance, exercising these rewards and incentives have created a separate performance obligation and as such, the Company would record these liabilities based on a stand-alone selling price.

Licensing Royalties

The Company entered into a contract that has a minimum royalty guarantee. Under previous revenue recognition principles, the Company would have recognized royalties based upon sales of retail branded products. Under the new guidance, revenue recognition for licensing agreements with no minimum royalty

TGIF MIDCO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED DECEMBER 30, 2019, DECEMBER 31, 2018, and
December 25, 2017

2.     NEW ACCOUNTING pronouncements (cont.)

guarantee would not change. Contracts with a minimum royalty guarantee would result in revenue recognition based on time elapsed until the royalties exceed the minimum threshold on a cumulative basis, at which point the variable consideration will be recognized based on usage.

Impacts on Financial Statements

The following tables summarize the impacts of adopting the revenue recognition standard on the Company’s consolidated financial statements:

		Adjustments
	As Reported	Franchise Fees & Licensing Royalties	Marketing Funds	Loyalty Program	Balances without Adoption
Consolidated Balance Sheet
As of December 30, 2019
Deferred income taxes	$6,580	$—	$—	$—	$6,580
Accrued liabilities	36,526	(1,217)	—	(3,263)	32,046
Total current liabilities	84,983	(1,217)	—	(3,263)	80,503
Other long-term liabilities	28,543	(8,887)	—	—	19,656
Total Liabilities	472,246	(10,104)	—	(3,263)	458,879
Accumulated deficit	(131,624)	10,104	—	3,263	(118,257)
Total stockholders’ equity	(106,865)	10,104	—	3,263	(93,498)

Consolidated Statement of Operations
Year Ended December 30, 2019
Franchising revenue	$96,030	$(439)	$(33,104)	$2,020	$64,507
Total revenue	430,749	(439)	(33,104)	2,020	399,226
Restaurant operating expenses	274,171	—	(29,458)	424	245,137
Total costs and expenses	433,980	—	(29,458)	424	404,946
Loss from operations	(3,231)	(439)	(3,646)	1,595	(5,721)
Loss before taxes including noncontrolling interest	(17,469)	(439)	(3,646)	1,595	(19,959)
Income tax expense	(681)	—	—	—	(681)
Net Income	(18,150)	(439)	(3,646)	1,595	(20,640)

Consolidated Statement of Cash Flows
Year Ended December 30, 2019
Cash flows from operating activities:
Net income	$(18,150)	$(439)	$(3,646)	$1,595	$(20,640)
Adjustments to reconcile net income to net cash provided by operating activities
Deferred income tax	(1,346)	—	—	—	(1,346)
Changes in operating assets and liabilities:
Accrued liabilities	(1,973)	(1,217)	—	(3,263)	(6,453)
Other long-term liabilities	(3,634)	1,656	—	—	(1,978)

TGIF MIDCO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED DECEMBER 30, 2019, DECEMBER 31, 2018, and
December 25, 2017

2.     NEW ACCOUNTING pronouncements (cont.)

New Accounting Standards Not Yet Adopted

In February 2016, the FASB issued new guidance on leases, with updates issued in July 2018 and November 2019, which outlines principles for the recognition, measurement, presentation and disclosure of leases applicable to both lessors and lessees. The new guidance requires lessees to recognize on the balance sheet the assets and liabilities for the rights and obligations created by finance and operating leases with lease terms of more than 12 months. The amendment requires the recognition and measurement of leases at the beginning of the period adopted using a modified retrospective approach. The effective date was also amended for private companies for fiscal years beginning after December 15, 2020 and interim periods within fiscal years beginning after December 15, 2021. The Company is currently evaluating the impact of the adoption of this guidance on the consolidated financial statements and plans to reflect adoption in fiscal year 2021. The Company expects the adoption of the new guidance will result in a material increase to lease-related assets and liabilities on the Company’s consolidated balance sheets. The Company is currently assessing the impact that this standard will have on its accounting policies, processes, system requirements, internal controls, and disclosures. The Company does not anticipate that the adoption of this guidance will have a significant effect on the Company’s consolidated statements of operations or cash flows.

In June 2016, the FASB issued new guidance on the measurement of credit losses on financial instruments. The new guidance will replace the incurred loss methodology of recognizing credit losses on financial instruments that is currently required with a methodology that estimates the expected credit loss on financial instruments and reflects the net amount expected to be collected on the financial instrument. Application of the new guidance may result in the earlier recognition of credit losses as the new methodology will require entities to consider forward-looking information in addition to historical and current information used in assessing incurred losses. The Company will be required to adopt the new guidance on a modified retrospective basis beginning with its first fiscal quarter of 2020. The Company is currently evaluating the impact of the new guidance on its consolidated financial statements and related disclosures.

In August 2018, the FASB issued new guidance on accounting for implementation costs of a cloud computing arrangement that is a service contract. The new guidance aligns the accounting for such implementation costs of a cloud computing arrangement that is a service contract with the guidance on capitalizing costs associated with developing or obtaining internal-use software. This guidance will be effective with the Company’s 2021 fiscal year, with early adoption permitted. The Company does not expect the guidance update to have a material impact on the consolidated financial statements.

In August 2018, the FASB issued new guidance on disclosure requirements for fair value measurements. The objective of the new guidance eliminates, modifies and adds disclosure requirements for fair value measurements. This guidance will be effective with the Company’s 2020 fiscal year, with early adoption permitted on any removed or modified disclosures and delay adoption of the additional disclosures until the effective fiscal year. The Company is currently assessing the impact of this standard on the consolidated financial statements.

TGIF MIDCO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED DECEMBER 30, 2019, DECEMBER 31, 2018, and
December 25, 2017

3.     REVENUE

Nature of Goods and Services — The Company generates the majority of revenues from sales at Company-owned restaurants. Company-owned restaurant sales are recognized upon delivery of food to the customer at Company-owned restaurants. The Company also generates revenues from franchised restaurants and other sources. Revenues from franchised restaurants are recognized upon the fulfillment of terms outlined in the franchise agreement for franchised restaurants. See Note 1 for additional description of the Company’s revenue policy.

The franchise agreement requires the franchisee to (i) pay an upfront franchise fee, which is deferred and amortized over the term of the franchise agreement which is the period in which the performance obligation is satisfied, (ii) pay a royalty based on a percentage of sales at the franchised restaurant and (iii) make contributions to the FMAC based on a percentage of sales.

Royalties and contributions to the FMAC are generally due within the month subsequent to which the revenue was generated through sales at the franchised restaurant. Franchise fees are generally due upon execution of the related franchise agreement.

Contract Balances — The following tables provide a summary of significant changes related to contract liabilities (deferred franchise fees and deferred licensing royalties) from contracts with customers during the fiscal year ended December 30, 2019 along with the revenues expected to be recognized in subsequent periods.

Significant changes in deferred franchise fees and licensing are as follows (in thousands):

2019
Deferred franchise fees and deferred licensing royalties at beginning of the period	$—
Cumulative effect adjustment from adoption of ASC 606	10,543
Revenue recognized during the period	(1,841)
New deferrals due to cash received	1,402
Deferred franchise fees and deferred licensing royalties at end of the period(1)	$10,104

___________

(1)      Deferred franchise fees and deferred licensing royalties of $1.2 million are included in accrued liabilities. Deferred franchise fees and deferred licensing royalties of $8.8 million are included in other long-term liabilities.

Anticipated Future Recognition of Deferred Franchise Fees and Licensing —The following table reflects the estimated franchise fees to be recognized in the future related to performance obligations that are unsatisfied at the end of the period:

Estimated for fiscal year:
2020	$1,217
2021	1,210
2022	1,188
2023	1,145
2024	1,128
Thereafter	4,216
$10,104

TGIF MIDCO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED DECEMBER 30, 2019, DECEMBER 31, 2018, and
December 25, 2017

4.     AcQUISitions, Divestitures, and major sales

Gold Coast Acquisition — The Company entered into an Asset Purchase Agreement (“Gold Coast Agreement”), dated as of November 13, 2018 and as amended by the First Amendment, dated as of January 2, 2019, by and among GC Fridays Florida, LLC, GC Fridays Rhode Island, LLC, GC Fridays Boston, LLC, GC Fridays NJ-PA, LLC, GC Fridays NY, LLC (collectively, “Gold Coast”) on November 13, 2018 with subsequent amendments during 2019 for the purchase of seventy restaurants throughout the eastern United States. The transaction consisted of separate settlements on groups of stores occurring between February 26, 2019 and April 16, 2019 due to various state liquor license requirements. The Company acquired the restaurants for total purchase consideration of $13.0 million as summarized in the table below (in thousands):

Fair value of purchase consideration transferred	Amount
Cash	$2,519
Note payable to seller	6,277
Equity issued for acquired franchise restaurants	634
Settlement of receivables from seller	3,581
Total purchase consideration	$13,011

The purchase consideration included non-cash components including a note payable to the seller and payment of equity interests. Per the Gold Coast Agreement, the Company is to pay $7.5 million over forty-two monthly installments beginning eighteen months from the acquisition date. The fair value of the note payable to the seller on the acquisition date was determined by discounting the future installment payments utilizing a discount rate of 5.5%. In addition, the Gold Coast Agreement specified that the Company is to provide equity interests representing 2.5% of the Company’s outstanding common stock. The fair value of the equity payment was determined based on the Company’s share value on the acquisition date. Prior to the acquisition, the Company had a preexisting relationship with Gold Coast. The Company had a receivable of $3.6 million due from Gold Coast for certain franchisee related fees with Gold Coast recording a corresponding payable to the Company. As part of the acquisition terms, the receivable was effectively settled at its recorded amount with no gain or loss reflected separately from the business combination upon settlement of the relationship.

The Gold Coast Agreement also included a contingent consideration arrangement that requires additional consideration of $10 million to be paid by the Company to the sellers of Gold Coast if a future sale of the Company occurs within six years from the acquisition date for an enterprise value greater than $700 million. No value was recorded for the fair value of the contingent consideration at the acquisition date nor as of December 30, 2019, due to the Company’s conclusion that the probability of the contingencies being resolved was remote. The total purchase consideration has been allocated to Gold Coast’s assets acquired and liabilities assumed based on the Company’s best estimates of their fair values as of the acquisition date under the acquisition method of accounting for business combinations. These amounts are provisional and may be adjusted during the measurement period, which expires no later than one year from the acquisition date, if new information is obtained that, if known, would have affected the amounts recognized as of the acquisition date.

TGIF MIDCO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED DECEMBER 30, 2019, DECEMBER 31, 2018, and
December 25, 2017

4.     AcQUISitions, Divestitures, and major sales (cont.)

The following table summarizes the allocations of the total purchase consideration (in thousands):

Amount
Cash	$207
Inventory	1,917
Prepaid expense and other	83
Property, equipment, and improvements	9,018
Below market leases	16,150
Liquor licenses	11,545
Re-acquired franchise rights	422
Total assets acquired:	39,342
Accrued expenses	(7,424)
Above market leases	(8,700)
Total liabilities assumed:	(16,124)
Net identifiable assets acquired	23,218
Bargain purchase gain	(10,207)
Total purchase consideration	$13,011

The acquisition of Gold Coast resulted in a bargain purchase gain of $10.2 million, which was recognized in bargain purchase gain line of the Company’s consolidated statements of operations. Prior to the recognition of the bargain purchase gain, the Company reassessed the fair value of the tangible and identifiable intangible assets acquired, and liabilities assumed in the acquisition. The Company believes it was able to acquire the net assets of Gold Coast for less than their fair value due to the distressed financial position of the sellers and their inability to secure additional financing to support ongoing operations.

The fair values of the reacquired rights and above and below market leases acquired are measured using Level 3 inputs and were determined using variations of the income approach including discounted cash flows and the income capitalization approach. Significant inputs and assumptions used in determining the fair values of these intangible assets include management’s forecasts of future revenues, earnings and cash flows, a discount rate of 21% based on the Company’s weighted average cost of capital, and market rental rates. The Company will amortize on a straight-line basis the reacquired rights and favorable and unfavorable leases over their estimated useful lives of between 1 and 11 years and 1 to 25 years respectively.

The fair values of property, equipment, and improvements and liquor licenses acquired are measured using Level 3 inputs and were determined using the cost approach. Significant inputs and assumptions used in determining the fair values of these tangible and intangible assets include replacement costs, land values, and depreciation estimates. The Company will depreciate on a straight-line basis the property, equipment and improvements over their estimated useful lives of between 2 and 7 years. The Company determined the useful life of the liquor licenses to be indefinite.

Acquisition related costs relating to this transaction of $0.6 million were expensed as incurred during the year ended December 30, 2019 and are included in general and administrative on the consolidated statements of operations.

For comparative purposes, the Company has included unaudited pro forma combined results of operations of the Company for the years ended December 30, 2019 and December 31, 2018 below. Pro forma results presented assume the consolidation of Gold Coast occurred as of the beginning of the 2018 period, after giving

TGIF MIDCO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED DECEMBER 30, 2019, DECEMBER 31, 2018, and
December 25, 2017

4.     AcQUISitions, Divestitures, and major sales (cont.)

effect to acquisition accounting adjustments relating to depreciation of the revalued assets and the exclusion of royalties and costs directly attributable to Gold Coast, including transaction costs in the table below (in thousands).

	Fiscal Year Ended
	December 30, 2019	December 31, 2018
	(Unaudited)
Total Revenues	$459,939	$448,643
Net earnings (loss) attributable to TGIF Midco, Inc.	(40,412)	(1,444)

For the period ended December 30, 2019 revenue and net loss generated from the acquisition of the Gold Coast locations from the acquisition date to the end of the fiscal year was $117.0 million and $1.0 million, respectively.

Southeast Acquisition — The Company entered into an Asset Purchase Agreement, dated as of May 22, 2019, by and between Southeast Restaurant Group — Main, LLC (“Southeast”) for the purchase of seven restaurants in Texas for the purchase price of $1.2 million. The purchase closed on June 18, 2019.

The Company has accounted for the transaction under the acquisition method of accounting for business combinations. The purchase price has been allocated to Southeast’s assets acquired and liabilities assumed based on the Company’s best estimates of their fair values as of the acquisition date. The purchase consideration is a non-cash transaction in the form of a note payable to the seller. Per the agreement with Southeast, the Company is to pay $1.2 million due and payable the earlier of the fourth anniversary of the Closing Date (June 2023) or the sale of the Company.

The following summarizes the allocations of the total consideration (in thousands):

Fair value of assets acquired and liabilities assumed	Amount
Cash consideration	$23
Inventory	157
Property, equipment and improvements	1,344
Prepaid rent	36
Accrued liabilities	(365)
Total net assets acquired in transaction	1,195
Less: Fair value of consideration transferred	(1,017)
Excess – Bargain purchase gain, excluding income taxes	$178

Pro forma financial information has not been presented as the impact of the Southeast acquisition was not material.

Marlu Acquisition — The Company entered into an Asset Purchase Agreement with Marlu Days, LLC (“Marlu”) on July 17, 2018 for the purchase of fifteen restaurants in Texas and Colorado for the purchase price of $2.9 million. The transaction was completed in three settlements between August 21, 2018 and October 2, 2018 due to various liquor license requirements.

The Company has accounted for the transaction under the acquisition method of accounting for business combinations. The purchase price has been allocated to Marlu’s assets acquired and liabilities assumed based on the Company’s best estimates of their fair values as of the acquisition date.

TGIF MIDCO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED DECEMBER 30, 2019, DECEMBER 31, 2018, and
December 25, 2017

4.     AcQUISitions, Divestitures, and major sales (cont.)

The following summarizes the allocations of the total consideration (in thousands):

Fair value of assets acquired and liabilities assumed	Amount
Property, equipment, improvements – net	$3,000
Inventory	394
Prepaids	54
Accrued liabilities	(463)
Total purchase consideration	$2,985

For comparative purposes, the Company has included unaudited pro forma combined results of operations of the Company for the years ended December 31, 2018 and December 25, 2017 (in thousands) below. Pro forma results presented assume the consolidation of Marlu occurred as of the beginning of the 2017 period, after giving effect to acquisition accounting adjustments relating to depreciation of the revalued assets and the exclusion of royalties and costs directly attributable to Marlu and the acquisition, including transaction costs in the table below (in thousands).

	Fiscal Year Ended
	December 31, 2018	December 25, 2017
	(Unaudited)
Total Revenues	$323,000	$318,060
Net earnings (loss) attributable to TGIF Midco, Inc.	6,344	(65,337)

For the period ended December 31, 2018 revenue and net loss generated from the acquisition of the Marlu locations from the acquisition date to the end of the fiscal year was $8.4 million and $0.3 million, respectively.

TGI Friday’s UK    On December 22, 2014, the Company sold TGI Friday’s UK and re-invested approximately $7.7 million into the new TGIF UK company, which was mostly in the form of a note receivable. In 2016, the statute ran out on a tax position related to the sale and the Company recognized an additional receivable and a gain of $0.8 million. The note was repaid in 2018.

T.G.I. Friday’s China    On April 20, 2015, the Company sold its assets in China and re-invested $1.7 million of the proceeds into the new TGIF China business in the form of a note receivable. In 2018 the Company concluded that the note was not collectible and therefore, fully reserved the remaining balance of the note.

Consolidated TGIF /DFW Joint Venture Formation    During February of 2017, the Company formed a partnership, TGIF/DFW Terminal B, C and E Joint Venture (the “New DFW JV”), in which the Company has a 60% interest. The New DFW JV purchased the leasehold interest of TGIF/DFW Restaurant Joint Venture. The transaction was considered an asset acquisition. The purchase price of the assets of $5.2 million was allocated to a lease acquisition intangible asset and leasehold improvement assets. The lease acquisition asset is being amortized over the remaining life of the lease. In June 2018, the lease was extended, and the remaining balance of the lease acquisition intangible is being amortized through the new lease end date of November 17, 2023.

Milwaukee Front Row Restaurant Joint Venture    On September 23, 2019, the Company entered into a Membership Interest Purchase Agreement with the Milwaukee Brewers Baseball Club, L. P. to sell and assign TGI Friday’s, Inc’s 40% equity interest and all interests as the Joint Venture Manager and Restaurant Manager (Purchased Interests) in the Milwaukee Front Row Restaurant Joint Venture, LLC. The purchase price for the Purchased Interests is $6.5 million less any pre-closing liabilities. The deal was closed in October 2019. This amount was recorded in the (gain) loss on sale of assets and impairments in the consolidated statements of operations.

TGIF MIDCO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED DECEMBER 30, 2019, DECEMBER 31, 2018, and
December 25, 2017

5.     receivables — Net

Accounts receivable at December 30, 2019 and December 31, 2018 consist of the following (in thousands):

	2019	2018
Franchise receivables	$32,748	$30,707
Licensing receivables	3,914	4,416
Other accounts receivables	6,343	8,875

Less: allowance for doubtful accounts	(8,717)	(4,641)
Total Receivables-Net	$34,288	$39,357

6.     Prepaid expense and other

Prepaid expenses and other at December 30, 2019 and December 31, 2018 consist of the following (in thousands):

	2019	2018
Rent	$3,038	$1,164
Computer maintenance	1,229	1,310
Advertising	273	169
Insurance	531	586
Gift card production costs	448	665
Deposits	421	372
Support center commission	—	730
Prepaid taxes	479	217
Other	584	687
Total	$7,003	$5,900

7.     PROPERTY, EQUIPMENT, IMPROVEMENTS — NET

Property, equipment, and improvements — net at December 30, 2019 and December 31, 2018 consist of the following (in thousands):

	2019	2018
Buildings and leasehold improvements	$52,462	$43,196
Furniture and equipment	37,297	30,303
Capitalized software	14,144	12,599
Construction in progress	1,544	5,882
Land	590	—
	106,037	91,980

Less accumulated depreciation and amortization	(62,240)	(50,857)

Property, equipment, and improvements – net	$43,797	$41,123

Depreciation expense was $12.9 million, $11.3 million, and $12.5 million for the fiscal years ended December 30, 2019, December 31, 2018, and December 25, 2017, respectively and is included in depreciation and amortization expense in the consolidated statements of operations.

TGIF MIDCO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED DECEMBER 30, 2019, DECEMBER 31, 2018, and
December 25, 2017

8.     Goodwill and INTANGIBLE Assets — net

The Company’s goodwill is recorded at the Company-owned restaurant reporting unit.

During the fourth quarter of fiscal year 2019 the Company completed its annual goodwill impairment test. The Company recorded no goodwill impairment charges in fiscal years 2019, 2018 or 2017.

Intangible assets at December 30, 2019 and December 31, 2018 consist of the following (in thousands):

		December 30, 2019			December 31, 2018
	Life (Years)	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Tradename	Indefinite	$181,400	$—	$181,400	$181,400	$—	$181,400
Franchise agreements	10	56,700	(30,949)	25,751	56,700	(25,279)	31,421
License agreements	5	24,100	(24,100)	—	24,100	(21,488)	2,612
Below market leases	Various	22,211	(3,203)	19,008	7,455	(2,725)	4,730
Liquor licenses	Indefinite	11,983	—	11,983	490	—	490
Re-acquired franchise rights	Various	422	(361)	61	—	—	—
Lease acquisition	10	5,997	(4,898)	1,099	5,997	(4,597)	1,400
Total intangible assets		$302,813	$(63,511)	$239,302	$276,142	$(54,089)	$222,053

Above market leases are recorded in other long-term liabilities in the consolidated balance sheets. Amortization expense for the fiscal years ended December 30, 2019, December 31, 2018, and December 25, 2017 was $8.6 million, $10.8 million, and $11.5 million, respectively, and is included in depreciation and amortization in the consolidated statements of operations. Above and below market leases are included in rent expense.

As of December 30, 2019, expected amortization expense of intangible assets in future periods is as follows (in thousands):

Fiscal Year	Amortization Expense
2020	$7,883
2021	7,654
2022	7,565
2023	7,389
2024	4,524
Thereafter	10,904
Total	$45,919

9.     investments in affiliates

The Company has investments in joint ventures, and accounts for them using the equity method. Earnings of $0.1 million, $0.2 million, and $0.6 million were recognized in equity in net earnings of unconsolidated subsidiaries in the consolidated statements of operations for the fiscal period ended December 30, 2019, December 31, 2018, and December 25, 2017, respectively.

During the fiscal year ended December 31, 2018 the Company fully impaired its 25.1% interest in Bistro Hospitality PVT Limited (“Bistro PVT”) as the joint venture has operated at a net loss for over two years and the majority shareholder is unwilling to continue with the joint venture operations. The pre-tax impairment

TGIF MIDCO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED DECEMBER 30, 2019, DECEMBER 31, 2018, and
December 25, 2017

9.     investments in affiliates (cont.)

is $1.9 million and is included in the loss on sale of assets and impairments in the consolidated statements of operations. In August 2019, the Company exited the joint venture and recorded an additional $0.2 million of bad debt related to the winding up of joint venture affairs.

In February 2017, the TGIF/DFW Restaurant Joint Venture was dissolved and the Company sold its interest to a newly formed joint venture, TGIF/DFW Terminals B, C, and E Restaurant Joint Venture. The effective date of disposal of the assets was February 21, 2017. The joint venture received $5.3 million for the sale of the leasehold interest. The Company’s share of the gain was $1.3 million and was recorded in loss on sale of assets and impairments. Subsequent to the sale, the joint venture was wound down and the interest was disposed of resulting in the loss of $4.6 million and was recorded in loss on sale of assets and impairments in the consolidated statements of operations. The Company owns 60% of the newly formed joint venture, TGIF/DFW Terminals B, C, and E Restaurant Joint Venture and exercises control of the joint venture; therefore, it is fully consolidated in the financial statements.

10.     ACCRUED LIABILITIES

Accrued liabilities at December 30, 2019 and December 31, 2018 consist of the following (in thousands):

	2019	2018
Gift cards	$12,827	$13,946
Payroll	7,660	5,219
Accrued interest	4,051	4,027
Property taxes	2,137	706
Accrued insurance	575	725
Loyalty and award programs	5,642	445
Other	3,634	2,457
Total	$36,526	$27,525

11.     Debt

Series 2017-1 Senior Notes — Long-term debt at December 30, 2019 and December 31, 2018 consist of the following (in thousands):

	2019			2018
	Long Term	Short Term	Total	Long Term	Short Term	Total
Series 2017-1 Class A-1 Senior Notes (Revolver)	$—	$15,000	15,000	$—	$—	$—
Series 2017-1 Senior	348,750	7,500	356,250	356,250	7,500	363,750
Debt issuance cost	(3,606)	(1,126)	(4,732)	(4,732)	(1,153)	(5,885)
Total	$345,144	$21,374	$366,518	$351,518	$6,347	$357,865

On March 2, 2017, TGIF Funding, LLC (“TGIF Funding”), a special purpose Delaware limited liability company and a direct wholly-owned subsidiary of the Company, entered into a base indenture (the “Indenture”) under which TGIF Funding may issue multiple series of notes. On that date, TGIF Funding entered into a supplement to the Indenture (the “Series 2017-1 Supplement”) whereby it issued a series of senior term notes, the Series 2017-1 6.202% Fixed Rate Senior Secured Notes, Class A-2 (the “Series 2017-1 Class A-2 Senior Notes” and together with the Series 2017-1 Class A-1 Senior Notes, the “Series 2017-1 Senior Notes”) in an aggregate principal amount of $375.0 million. TGIF Funding has issued $50.0 million of Series 2017-1 Class A-1 Senior Notes to certain lenders for borrowings, including swingline borrowings

TGIF MIDCO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED DECEMBER 30, 2019, DECEMBER 31, 2018, and
December 25, 2017

11.     Debt (cont.)

and letters of credit, on a revolving basis. Up to $25.0 million of the total Series 2017-1 Class A-1 Senior Notes may be used for letters of credit. The balance drawn on the Series 2017-1 Class A-1 Senior Notes for short-term borrowings was $15.0 million and $0 as of December 30, 2019 and December 31, 2018, respectively.

The Series 2017-1 Senior Notes were issued in a securitization transaction pursuant to which certain of the Company’s revenue-generating assets, consisting of existing and future franchise agreements, existing and future company-owned restaurant royalties, license agreements, existing and future intellectual property, and related revenues, were contributed or otherwise transferred to a direct wholly-owned subsidiary of TGIF Funding, which subsidiary acts as a guarantor of the Series 2017-1 Senior Notes and has pledged substantially all of its assets as security for such guarantee obligation.

Interest and principal payments on the Series 2017-1 Class A-2 Senior Notes are payable on a quarterly basis. The legal final maturity date of the Series 2017-1 Class A-2 Senior Notes is April 30, 2047, but the anticipated repayment date of such notes is April 30, 2024 (the “Series 2017-1 Anticipated Repayment Date”). The failure to pay the Series 2017-1 Class A-2 Senior Notes in full by the Series 2017-1 Anticipated Repayment Date will not be an event of default under the Indenture, but the Series 2017-1 Class A-2 Senior Notes will enter rapid amortization in accordance with the provisions of the Indenture.

The Series 2017-1 Class A-1 Senior Notes will accrue interest at a variable interest rate equal to (a) the commercial paper rate, base rate or LIBOR rate, plus an applicable margin as specified in the Series 2017-1 Class A-1 Note Purchase Agreement, and (b) in the case of any unreimbursed letter of credit drawings or drawings under the swingline facility, a base rate plus an applicable margin specified in the Series 2017-1 Class A-1 Note Purchase Agreement. The letter of credit subfacility also requires the payment of certain commitment fees and customary letter of credit fees. An undrawn commitment fee equal to 0.50% per annum is incurred on the unused balance of the Series 2017-1 Class A-1 Senior Notes. As of December 30, 2019 and December 31, 2018, respectively, $10.1 million and $14.9 million of non-cash collateralized letters of credit were outstanding against the Series 2017-1 Class A-1 Senior Notes, of which $6.0 million and $6.0 million relate to interest reserves required under the Indenture.

During the fiscal year ended December 25, 2017, the Company incurred debt issuance costs of $8.1 million in connection with the issuance of the Series 2017-1 Class A-2 Senior Notes. The debt issuance costs are being amortized to interest expense through the Series 2017-1 Anticipated Repayment Date and utilize the effective interest rate method. As of December 30, 2019, December 31, 2018, and December 25, 2017, the effective interest rate, including the amortization of debt issuance costs, was 6.31%, 6.56%, and 6.72%, respectively, for the Series 2017-1 Class A-2 Senior Notes.

The Series 2017-1 Senior Notes are subject to a series of covenants and restrictions customary for transactions of this type including, but not limited to, certain indemnification payments in the event of default, the pledging of assets as collateral for the Series 2017-1 Senior Notes and covenants related to recordkeeping, reporting and access to information. The Series 2017-1 Senior Notes are also subject to customary rapid amortization events provided for in the Indenture, including events tied to failure to maintain stated debt service coverage ratios (above 1.25) and if trailing-twelve-month system-wide sales are less than $1.5 billion on a quarterly basis.

The proceeds from the issuance of the Series 2017-1 Senior Notes were used to repay all amounts outstanding under prior financing arrangements in the aggregate amount of $301.0 million and accrued interest and fees of $0.5 million, for ongoing operating expenses, to pay certain transaction-related expenses and the fund a shareholder distribution.

TGIF MIDCO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED DECEMBER 30, 2019, DECEMBER 31, 2018, and
December 25, 2017

11.     Debt (cont.)

Acquisition Notes Payable — As part of the acquisition of Gold Coast, the purchase consideration included non-cash components including a note payable to the seller. Per the agreement with Gold Coast, the Company is to pay $7.5 million over forty-two monthly installments beginning eighteen months from the acquisition date. The fair value of note payable to the seller on the acquisition date was determined by discounting the future installment payments utilizing a discount rate of 5.5%.

The purchase consideration related to the Southeast acquisition was a non-cash transaction in the form of a note payable to the seller. Per the agreement with Southeast, the Company is to pay $1.2 million due and payable the earlier of the fourth anniversary of the Closing Date (June 2023) or sale of the Company.

Acquisition notes payable at December 30, 2019 and December 31, 2018 consist of the following (in thousands):

	2019	2018
Acquisition notes payable – current	$536	$—
Acquisition notes payable	6,996	—
Total	$7,532	$—

12.     OTHER LONG-TERM LIABILITIES

Other long-term liabilities at December 30, 2019 and December 31, 2018 consist of the following (in thousands):

	2019	2018
Deferred rent	$15,951	$7,926
Deferred franchise fees and deferred licensing royalties	9,799	1,467
Insurance reserve	1,085	1,043
Other	1,708	1,329
Total	$28,543	$11,765

13.     COMMITMENTS AND CONTINGENCIES

Operating Leases — The Company has entered into noncancelable operating lease agreements, primarily for restaurant facilities and office space. Certain leases, with commitments totaling $55.6 million at December 30, 2019, are related to restaurants that have been sold. The underlying lease obligations for the sold restaurants have been assumed by third parties; however, the Company remains the primary obligor on these leases. Future minimum lease payments, excluding leases assumed by third parties, at December 30, 2019, are as follows (in thousands):

Fiscal Years Ending	Amount
2020	$28,514
2021	25,602
2022	21,695
2023	16,535
2024	11,542
Thereafter	29,700
Total	$133,588

TGIF MIDCO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED DECEMBER 30, 2019, DECEMBER 31, 2018, and
December 25, 2017

13.     COMMITMENTS AND CONTINGENCIES (cont.)

Rent expense on operating leases was $24.5 million, $14.1 million, $14.5 million for the periods ended December 30, 2019, December 31, 2018, and December 25, 2017, respectively, and is included in restaurant operating expenses in the consolidated statements of operations.

Certain lease agreements require rental payments equal to the greater of the minimum rental amount or a percentage of gross restaurant revenues. Rental payments in excess of the minimum amount were $3.2 million, $2.9 million, and $2.9 million for the periods ended December 30, 2019, December 31, 2018, and December 30, 2017, respectively.

Carlson guaranteed lease payments on an office previously occupied by the Company included in the aforementioned leases. This lease was executed in the name of Carlson for the benefit of the Company. Rental commitments guaranteed by Carlson were $0 million and $9.2 million at December 30, 2019 and December 31, 2018, respectively.

The Company (as sublessor) signed a sublease agreement on November 4, 2015 with Fairway Independent Mortgage Corporation (“Fairway”), to sublease the Company’s previous headquarters and support center building. The sublease agreement does not relieve the Company of any obligations from the original operating lease. The sublease agreement with Fairway terminates on November 28, 2022. The Company will continue to account for the sublease as an operating lease and also account for the sublease with Fairway as an operating lease. As part of the sublease agreement, the Company as sublessor agreed to provide a tenant incentive to Fairway that includes a leasehold improvement allowance equal to $0.5 million. The tenant incentive has been recorded as a deferred rent asset and amortized on a straight-line basis over the term of the lease to reduce rent income. The payout of the tenant allowance was an offset to the January and February 2018 sublease rent payment and a partial offset to the March 2018 sublease rent payment. The lease and the sub-lease for the former headquarters location were simultaneously terminated in March 2019 releasing the Company from any further obligations under the lease and sub-lease agreements. As a result, the Company recognized a loss on the transaction of $1.5 million in fiscal year 2019 and was recorded in loss on sale of assets and impairments.

Income from subleases recognized for the periods ended December 30, 2019, December 31, 2018, and December 25, 2017 was $0.7 million, $2.7 million and $2.7 million, respectively.

Litigation Matters — The Company is party to various legal proceedings and complaints arising in the ordinary course of business. Since most of these matters are covered by insurance, management believes that the ultimate resolution of all matters will not have a material adverse effect on the Company’s consolidated financial statements. As part of the Acquisition, Carlson agreed to indemnify the Company for all existing litigation as of the Acquisition date.

In March 2019, Solange Troncoso filed a class action lawsuit for $5.0 million alleging that the Company uses deceptive marketing practices in the labeling of the branded potato skin snacks. The Company believes that this lawsuit is frivolous and is subject to indemnification clauses in the licensing agreement with the potato skin snack manufacturer and packager.

14.     EQUITY

Equity — The Company’s outstanding common stock as of December 30, 2019 and December 31, 2018 consists of 250,000 authorized and 197,429 and 191,838 shares issued and outstanding stock, respectively, which are held by TGIF Holdings, LLC.

During the fiscal year ended December 25, 2017, the Company returned capital of $65.0 million subsequent to the securitization transaction as discussed in Note 11. During the fiscal year ended December 31, 2018, the Company returned capital of $19.0 million.

TGIF MIDCO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED DECEMBER 30, 2019, DECEMBER 31, 2018, and
December 25, 2017

15.     employee benefit plans

Defined Contribution Plan — The Company offers a 401(k) savings and profit-sharing plan (TGI Friday’s 401K Plan) to eligible employees. The Company makes employer contributions funds to this plan up to a maximum percentage of each employee’s annual contributions. The expense for this plan was $0.8 million, $0.7 million and $0.7 million for the periods ended December 30, 2019, December 31, 2018, and December 25, 2017 and is included in general and administrative expenses in the consolidated statements of operations. No changes were made to the 401(k) plan during 2019, 2018, or 2017.

Share-based Compensation — The TGIF Midco, Inc. 2014 Stock Option Plan (the “Plan”), provides for the grant of up to 26,909 options to acquire stock in the Company to certain of the Company’s employees, outside directors, and consultants. Certain stock options are subject to time-based vesting (“Time Options”) while others vest only on a sale of the Company (as defined in the Plan) (“Performance Options”). Options granted under the Plan terminate on the ten-year anniversary of the grants (subject to earlier termination in accordance with their terms). The exercise price of all options granted is equal to the estimated fair value of the Company’s stock.

The Time Options are subject to the grantee’s continued service with the Company after the grant date and through the applicable vesting dates. The Time Options vest 20% on the first anniversary of the Effective Date (July 15, 2014), the vesting commencement date and 1.667% on the last day of each of the subsequent 48 months. All unvested Time Options will immediately vest upon the completion of a sale of the Company.

The Performance Options granted to employees and outside directors are subject to the completion of a sale of the Company and will vest if the grantees remains in continuous service through the consummation of the sale of the Company and the return multiple on the sale of the Company equals or exceeds 1.50 (Tier I), 1.75 (Tier II), or 2.00 (Tier III). Each tier has a designated number of shares subject to the Performance Options available to vest.

As of December 30, 2019 and December 31, 2018, there were an additional 1,000 options subject to performance conditions that had fully vested and were exercisable.

The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model. The Black-Scholes model incorporates assumptions of expected volatility, expected dividend yield, the expected term of the options and the risk-free interest rate. The expected volatility is based on a five-year average of the historical volatility of the stock of the Company’s peer group. The expected term of share-based grants represents the weighted average period the share-based grant is expected to remain outstanding. The risk-free interest rate was based on the U.S. Treasury term approximately equal to the expected term.

There were no options granted in 2019 or 2018. The specific assumptions used in determining the underlying fair value of the options granted in 2017 were as follows:

2017
Expected volatility	35.00%
Risk-free interest rate	2.01%
Expected dividend yield	0.00%
Expected term – in years	5
Forfeiture rate	5.00%
Fair value per share	$194.94

TGIF MIDCO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED DECEMBER 30, 2019, DECEMBER 31, 2018, and
December 25, 2017

15.     employee benefit plans (cont.)

A summary of the activity under the Plan as of December 30, 2019 and December 31, 2018 and changes during the fiscal years then ended is presented as follows:

	Time Options		Performance Options		All Options
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price	Average Remaining Contractual Life (Yrs)
Options outstanding at December 25, 2017	3,539	$195	10,555	$195	7.29
Granted	—	—	—	—	—
Exercised	—	—	—	—	—
Forfeited	(500)	$95	(1,135)	$95	—
Options outstanding at December 31, 2018	3,039	$95	9,420	$95	6.05
Granted	—	—	—	—	—
Exercised	—	—	—	—	—
Forfeited	(396)	—	(8,420)	—	—
Options outstanding at December 30, 2019	2,643	$95	1,000	$95	5.12

Options exercisable at December 30, 2019	2,643	$95	1,000	$95	5.12

During fiscal year 2018, the exercise price of outstanding options was reduced due to provisions in the original awards requiring a reduction in the exercise price upon a return of capital to existing shareholders.

On October 16, 2019, Holdings underwent a change of control. As the value threshold related to the vesting of performance options was not reached, upon consummation of the change of control transaction, no performance options vested and unrecognized stock-based compensation expense for performance options of $5.4 million was not recognized. Due to the change of control, 150 shares vested early.

Share-based compensation expense is recognized for the portion of grants that are expected to vest.

For the Time Options, share-based compensation expense is recognized on a straight-line basis over the vesting period. The Company recorded $33 thousand, $0.1 million, and $0.3 million of expense for the fiscal years ended December 30, 2019, December 31, 2018, and December 25, 2017, respectively, for the applicable vesting periods, expense is included within general and administrative expense in the consolidated statements of operations.

Employee Medical Insurance — Health and dental benefits for employees are paid using the general assets of the Company. Health and dental insurance expense were $3.8 million, $2.1 million, and $2.1 million, for the fiscal years ended December 30, 2019, December 31, 2018 and December 25, 2017, respectively, and is included in the general and administrative expense in the consolidated statements of operations.

TGIF MIDCO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED DECEMBER 30, 2019, DECEMBER 31, 2018, and
December 25, 2017

16.     INCOME TAXES

The Company’s income (loss) before income taxes is only generated in the United States.

The components of the provision for income taxes reflected in the consolidated statements of operations for the fiscal years ended December 30, 2019, December 31, 2018, and December 25, 2017 are as follows (in thousands):

	2019	2018	2017
Current:
Federal	$—	$—	$—
State	209	160	159
Foreign	1,818	1,806	1,913
Total current expense	2,027	1,966	2,072

Deferred tax (benefit) expense	(1,346)	1,147	46,174
Total (benefit) expense	$681	$3,113	$48,246

Foreign taxes represent withholding taxes on foreign royalties and taxes. The Company receives payments from independent foreign franchisees that do not generate foreign income taxes.

A reconciliation of income taxes from continuing operations computed at the federal statutory rate of 21% for the fiscal years ended December 30, 2019 and December 31, 2018 and 35% for the fiscal year ended December 25, 2017 to actual taxes provided is as follows:

	2019	2018	2017
Income taxes computed at the U.S. statutory rate	21.0%	21.0%	35.0%
State income taxes – net	2.7	3.6	2.2
Tax credits	8.9	(9.6)	6.0
Change in valuation allowance	(37.9)	4.1	(254.4)
Foreign withholding tax, net of FTC	(6.2)	15.5	—
Revaluation of deferred tax asset	—	—	(65.7)
Effect of bargain purchase gain	8.5	—	—
Other items – net	0.0	(7.9)	(5.6)
Effective income tax rate	(3.0)%	26.7%	(282.5)%

On December 22, 2017, the United States enacted tax reform legislation through the Tax Cuts and Jobs Act (the “Act”), which significantly changes the existing U.S. tax laws. Changes include a reduction in the U.S. federal corporate tax rate from 35% to 21%, a limitation on the deductibility of net interest expense, a move from a worldwide tax system to a territorial-style system, a limitation on the use of future net operating losses generated after fiscal 2018 to 80% of taxable income and the elimination of net operating loss carrybacks as well as other changes.

TGIF MIDCO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED DECEMBER 30, 2019, DECEMBER 31, 2018, and
December 25, 2017

16.     INCOME TAXES (cont.)

The components of the net deferred tax assets and liabilities as of December 30, 2019 and December 31, 2018 are as follows:

Components of deferred taxes	2019	2018
Deferred income tax assets:
Net operating loss carryforwards	$25,908	$20,357
Credit carryforwards	19,018	16,315
Accrued expenses	3,994	3,131
Deferred revenue	4,389	1,849
Intangible assets	3,576	6,174
Interest limitation	5,963	1,988
Property and equipment	2,695	2,029
Other	2,496	2,839
Gross deferred tax assets	68,039	54,682
Valuation allowance	(56,396)	(44,863)
Total deferred tax assets, net	11,643	9,819

Deferred income tax liabilities:
Tradenames and goodwill	(18,223)	(15,128)
Other	—	(113)
Total deferred tax liabilities	(18,223)	(15,241)

Deferred tax liabilities, net	$(6,580)	$(5,422)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company believes it is more likely than not that the Company will not realize the benefit of the entire deferred tax asset; therefore, a valuation allowance charge against a portion of the deferred tax asset of $7.8 million, $0.6 million and $43.6 million was recorded for the years ended December 30, 2019, December 31, 2018 and December 25, 2017, respectively.

At December 30, 2019 and December 31, 2018, the Company had pre-tax net operating loss carryforwards of $89.6 million and $70.9 million, respectively, available for U.S. federal income tax purposes and relatively similar amounts for state tax purposes. The Company’s net operating loss carryforwards begin to expire in 2034. The Company has credit carryforwards, primarily Federal Insurance Contributions Act (“FICA”) tip credit and foreign tax credits, which begin to expire in 2025. The FICA tip credits expire in 20 years and the foreign tax credits expire in 10 years.

Federal tax returns for the years after 2016 remain open for examination. Various state income tax returns are under examination and other state returns remain open to examination. With respect to state, local and foreign jurisdictions, the Company is no longer subject to income tax audits for years prior to 2015. The Company does not expect the liabilities for unrecognized tax benefits to change by a significant amount during the next twelve months.

The Company records a liability for unrecognized tax benefits resulting from tax positions taken, or expected to be taken, in an income tax return. The Company recognizes any interest and penalties related to unrecognized tax benefits in income tax expense. Significant judgment is required in assessing, among other things, the timing and amounts of deductible and taxable items. Uncertain tax benefit liabilities are evaluated and remeasured appropriate, while considering the progress of audits of various taxing jurisdictions.

As of December 30, 2019, and December 31, 2018, the Company had no uncertain tax positions that qualify for either recognition or disclosure in the financial statements.

TGIF MIDCO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED DECEMBER 30, 2019, DECEMBER 31, 2018, and
December 25, 2017

17.     Fair Value measurements

Fair value measurements are determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy) has been established.

The Company’s financial instruments consist of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, Series 2017-1 Senior Notes, and acquisition notes. The carrying amount of cash and cash equivalents, restricted cash, accounts receivable and accounts payable approximates fair value because of their short maturities. The carrying value of the Company’s long-term debt as of December 30, 2019 approximates fair value based on the terms and conditions at which the Company could obtain similar financing.

Certain assets are measured at fair value on a nonrecurring basis. These assets are not measured at fair value on an ongoing basis but are subject to fair value adjustments only in certain circumstances. These include certain long-lived assets that are written down to fair value when they are held for sale or determined to be impaired and goodwill and intangible assets that are written down to fair value when they are determined to be impaired.

Nonrecurring fair value amounts (as measured at the time of the adjustment) for assets held at December 30, 2019 and December 31, 2018 were $0.1 million and $0.2 million, respectively, and relate to the fair value of long-lived assets that were determined to be impaired. These assets are identified as Level 3. See Note 1 for a discussion regarding the valuation techniques used to determine the fair value of these assets.

18.     RELATED-PARTY TRANSACTIONS

Sentinel and affiliates of TriArtisan provide various management and consulting services to the Company pursuant to a management services agreement. Total fees paid for the fiscal years ended December 30, 2019, December 31, 2018, and December 25, 2017 were $3.7 million, $2.2 million and $2.4 million; respectively, which are recorded in general and administrative expenses in the consolidated statements of operations.

Norton Creative, LLC, a marketing agency owned by the spouse of the Company’s Chief Executive Officer, performed services for the Company between January 2019 and March 2019, including social media services, campaign and promotion development services, menu exploration and brand positioning services. During the year ended December 30, 2019, expenses for Norton Creative, LLC’s services was $0.2 million.

Anil Yadav, a member of the Company’s Board of Directors, has been a franchisee of the Company since 2015 and currently operates 66 locations. During the fiscal year ended December 30, 2019, the entities through which Mr. Yadav conducts his franchise operations were invoiced $13.6 million by the Company with $5.0 million outstanding as of December 30, 2019. These invoices are related to royalty fees, marketing contributions, information technology services and other fees owed, each of which were pursuant to the terms of the franchise agreements.

The Company has had a contractual agreement with Falcon Holdings Management LLC since May 2017 for the provision of management services and accounting services. Prior to October 2019, the owner of Falcon Holdings Management LLC was a member of Company’s Board of Directors. Total fees were $1.4 million, $1.8 million, and $1.0 million for the fiscal year ended December 30, 2019, December 31, 2018, and December 25, 2017, respectively.

TGIF MIDCO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED DECEMBER 30, 2019, DECEMBER 31, 2018, and
December 25, 2017

18.     RELATED-PARTY TRANSACTIONS (cont.)

The Company earned management fee income of $1.1 million, $0.5 million, and $0.5 million, for the periods ended December 30, 2019, December 31, 2018, and December 25, 2017, respectively, from various restaurants in which the Company has ownership interests. Management fee income is shown in management fees and reimbursables in the consolidated statements of operations.

19.     RESTRUCTURING

The Company has incurred pretax charges related to employee termination and other costs to restructure various parts of its operations in order to support the Company’s long-term growth plans. These changes were undertaken with the aim to support a more effective and efficient use of resources to provide a platform from which key initiatives can progress despite changing business and economic conditions.

Fiscal 2019 Restructuring — In fiscal 2019, the Company approved a restructuring action to the international franchise operations to reduce the Company’s corporate international franchise support team.

In connection with the restructuring action, total expense of $3.6 million was recorded for all restructuring activity. The restructuring expense is included in general and administrative expense in the accompanying consolidated statement of operations.

The following table summarizes the related restructure liabilities recorded in accrued liabilities and other long-term liabilities in the consolidated balances sheets as of December 30, 2019 (in thousands):

2019
Beginning balance	$1,011
Employee termination benefits – net	3,502
Cash paid	(3,581)
Other	13

Total liability	945

Less current liabilities	582

Other long-term liabilities	$363

Fiscal 2017 Restructuring — In fiscal 2017, the Company approved restructuring actions to reduce the Company’s domestic franchise support team. Total expense for the fiscal 2017 restructuring actions was $5.2 million for fiscal 2017 and 2018. The Company has paid all contractual obligations and employee severance in connection with this restructuring action as of the end of fiscal 2018.

20.     Net INCOME (LOSS) PER SHARE

Basic earnings per share is computed by dividing net income available to common stockholders, by the number of weighted-average shares outstanding during the period. Through application of the treasury stock method, diluted earnings per share is computed in the same manner, except that the number of weighted-average shares outstanding is increased by the number of potentially dilutive during the period.

Potentially dilutive shares represent the hypothetical number of incremental shares issuable under the assumed exercise of outstanding stock options (both vested and unvested). The calculation of dilutive shares outstanding excludes out-of-the-money stock options (e.g., such options’ exercise prices were greater than the average market price of the common stock for the period) because their inclusion would have been antidilutive. Performance options were excluded from the dilutive options due to the related contingency not being resolved during the fiscal year.

TGIF MIDCO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED DECEMBER 30, 2019, DECEMBER 31, 2018, and
December 25, 2017

20.     Net INCOME (LOSS) PER SHARE (cont.)

The computation of the Company basic and diluted net income per share is as follows (in thousands, except per share data:

	2019	2018	2017
Numerator for basic and diluted income per common share:
Net income available to common stockholder – basic	$(20,265)	$7,138	$(66,371)

Denominator:
Weighted average outstanding shares of common stock – basic	196,555	191,838	191,552
Dilutive effect of stock options	—	2,179	—
Weighted average outstanding shares of common stock – diluted	196,555	194,017	191,552

Net income per common share:
Basic	$(103.10)	$37.21	$(346.49)
Diluted	$(103.10)	$36.79	$(346.49)

Antidilutive options excluded from the calculation
Stock Options	2,644	1,125	3,746

21.     SEGMENT REPORTING

The Company currently has four operating segments and considers the reportable segments to be as follows: Company-owned restaurant operations, Domestic franchise operations, International franchise operations, and Licensing and other operations.

Company-owned restaurant operations are sales of food and beverage items at company-owned restaurants. The Company owned 140, 68 and 53, restaurants at December 30, 2019, December 31, 2018, and December 25, 2017, respectively. Revenue from managing restaurants is also included in Company restaurant sales but is considered to be immaterial to the total revenue.

Domestic franchise operations consist primarily of franchise royalty and marketing fund revenue and initial franchise fees and concept fees. The Company has 245, 351 and 386 domestic franchised restaurants at December 30, 2019, December 31, 2018, and December 25, 2017, respectively.

International franchise operations consist primarily franchise royalty revenue and initial franchise fees and concept fees. The Company has 446, 446 and 448 international franchised restaurants at December 30, 2019, December 31, 2018, and December 25, 2017, respectively.

Licensing and other operations consist of revenue generated from the sale of retail branded products under various company trade names by third-party vendors and revenue from purchasing fees charged to franchisees and third parties for the provision of procurement services for certain food, beverage and other items.

The Company reports segment information based on how its chief executive officer, who is the Chief Operating Decision Maker (“CODM”), regularly reviews its operating results, allocates resources, and makes decisions regarding business operations. The performance measures of the segments include total revenue and Adjusted EBITDA because management believes that such information is the most relevant in evaluating the results of the respective segments relative to other entities that operate in the same industries. Restaurant operating costs, marketing and advertising, and salaries and wages that are directly attributable to a segment

TGIF MIDCO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED DECEMBER 30, 2019, DECEMBER 31, 2018, and
December 25, 2017

21.     SEGMENT REPORTING (cont.)

are reported within the applicable segment. Adjusted EBITDA is calculated as total revenue for the applicable segment less direct and allocated costs of revenue, marketing and advertising, and general and administrative operating costs and expenses, excluding interest expense; income tax expense; depreciation and amortization expense; loss on disposal of property, equipment and software; restructuring expenses and other unusual or non-recurring items. The Company’s CODM does not separately evaluate assets by segment; therefore, assets by segment are not presented.

Information on segments is as follows for the fiscal years ended December 30, 2019, December 31, 2018 and December 25, 2017 (in thousands):

	2019	2018	2017
Revenues from external customers:
Company-owned restaurant operations	$320,104	$196,142	$190,056
Domestic franchise operations	59,541	40,328	43,135
International franchise operations	33,035	35,558	34,738
Licensing and other operations	18,069	21,056	18,526
Total	$430,749	$293,084	$286,455

Depreciation and amortization:
Company-owned restaurant operations	$9,560	$6,900	$7,843
Domestic franchise operations	—	—	—
International franchise operations	—	—	—
Licensing and other operations	11,990	15,225	16,108
Total	$21,550	$22,125	$23,951

Adjusted EBITDA
Company-owned restaurant operations	$9,174	$19,604	$15,300
Domestic franchise operations	26,347	37,236	41,396
International franchise operations	25,580	24,434	26,936
Licensing and other operations	(13,235)	(13,400)	(25,625)
Total	$47,866	$67,874	$58,007

TGIF MIDCO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED DECEMBER 30, 2019, DECEMBER 31, 2018, and
December 25, 2017

21.     SEGMENT REPORTING (cont.)

The following table sets forth a reconciliation of income (loss) before taxes and noncontrolling interest to Adjusted EBITDA for the fiscal years ended December 30, 3019, December 31, 2018 and December 25, 2017 (in thousands):

	Fiscal Year Ended
	December 30, 2019	December 31, 2018	December 25, 2017
Income (loss) before taxes including noncontrolling interest	$(17,469)	$11,631	$(17,102)
Income tax benefit (expense)	(681)	(3,113)	(48,246)
Noncontrolling interest	(2,115)	(1,380)	(1,023)
Net income (loss) attributable to the company	(20,265)	7,138	(66,371)

Add (deduct):
Interest expense	24,951	25,225	33,664
Income taxes	681	3,113	48,246
Depreciation and amortization	21,550	22,125	23,951
Noncontrolling interest	2,115	1,380	1,023
(Gain) loss on sale of assets and impairments	(1,688)	3,222	7,610
Severance	3,720	1,644	3,629
Board fees	3,974	2,328	2,442
Transaction fees for public filing	1,828	—	—
Rent expense book to cash	(4)	1,553	3,813
Gain on bargain purchase	(10,385)	—	—
Franchise marketing investment	17,022	—	—
Loyalty program revenue deferral	1,051	—	—
Other miscellaneous transactions	3,316	146	—
Adjusted EBITDA	$47,866	$67,874	$58,007

A reconciliation of other miscellaneous transactions excluded in Adjusted EBITDA for the fiscal years ended December 30, 3019, December 31, 2018 and December 25, 2017 is as follows (in thousands):

	Fiscal Year Ended
	December 30, 2019	December 31, 2018	December 25, 2017
International bad debt	$203	$1,446	$—
FY 2018 53rd week	—	(1,300)	—
Discontinuation of 3rd Party restaurant management	1,412	—	—
Promotional marketing trial	1,701	—	—
Other miscellaneous transactions	$3,316	$146	$—

TGIF MIDCO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED DECEMBER 30, 2019, DECEMBER 31, 2018, and
December 25, 2017

22.     SUbsequent events

Management of the Company has analyzed the potential for subsequent events to March 2, 2020, which is the date the consolidated financial statements were available to be issued. The following includes disclosure of significant events that occurred subsequent to December 30, 2019. No adjustments were made to the consolidated financial statements related to these subsequent events.

On January 7, 2020, the Company entered into an asset purchase agreement for the acquisition of 36 restaurants in various U.S. states from Briad Restaurant Group, L.L.C., its second largest domestic franchisee, for aggregate consideration of $19 million, subject to working capital adjustments (the “Briad Acquisition”). The Company closed the acquisition of 31 of these restaurants as of March 2, 2020 and, pursuant to the asset purchase agreement, expects to close the acquisition of the remaining five restaurants in the first quarter of 2020. The acquisition will be accounted for under the acquisition method of accounting for business combinations.

******

INDEPENDENT AUDITORS’ REPORT

GC Restaurants, LLC
Coral Gables, Florida

We have audited the accompanying consolidated financial statements of GC Restaurants, LLC and Subsidiaries, which comprise the consolidated balance sheets as of April 16, 2019, December 31, 2018, and December 25, 2017, and the related consolidated statements of operations, changes in members’ deficit and cash flows for the period from January 1, 2019 through April 16, 2019 and the years (52/53 weeks) ended December 31, 2018 and December 25, 2017, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GC Restaurants, LLC and Subsidiaries as of April 16, 2019, December 31, 2018, and December 25, 2017, and the results of their operations and their cash flows for the period from January 1, 2019 through April 16, 2019 and the years (52/53 weeks) ended December 31, 2018 and December 25, 2017 in accordance with accounting principles generally accepted in the United States of America.

Emphasis-of-matter Regarding Restatement

As discussed in Note 3 to the consolidated financial statements, the December 31, 2018 and December 25, 2017 consolidated financial statements have been restated to reflect the Company’s revocation of the adoption of Private Company Council alternatives. Our opinion is not modified with respect to this matter.

Emphasis-of-matter Regarding Going Concern

The accompanying consolidated financial statements have been prepared assuming that GC Restaurants, LLC and Subsidiaries will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, GC Restaurants, LLC and Subsidiaries has sold substantially all of its assets as of April 16, 2019 for net sales proceeds insufficient to settle all of its existing obligations. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

/s/ Kaufman, Rossin & Co., P.A.
Kaufman, Rossin & Co., P.A.
February 20, 2020
Miami, Florida

GC RESTAURANTS, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
APRIL 16, 2019, DECEMBER 31, 2018, AND DECEMBER 25, 2017

	2019	2018	2017 (Restated)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,600	$201,440	$206,690
Due from member – cash pooling	1,703,565	1,338,546	602,732
Due from related parties (Note 7)	157,976	—	685,108
Due from member (Note 4)	2,501,616	—	—
Inventory	—	62,580	2,351,251
Prepaid expenses and other current assets	289,072	1,047,797	3,153,099
Assets held for sale (Note 4)	207,522	27,585,393	—
Total current assets	4,863,351	30,235,756	6,998,880
INVESTMENT (NOTE 4)	635,000	—	—
NOTE RECEIVABLE (NOTE 4)	6,279,000	—	—
PROPERTY AND EQUIPMENT, NET (NOTE 5)	—	264,447	21,899,508
FAVORABLE LEASES, NET (NOTE 6)	—	—	202,337
FRANCHISE RIGHTS, NET (NOTE 6)	—	—	24,434,649
LIQUOR LICENSES (NOTE 6)	618,650	780,150	7,237,507
GOODWILL (NOTE 6)	—	—	43,722,817
SECURITY DEPOSITS	664,539	709,091	707,765
	$13,060,540	$31,989,444	$105,203,463
LIABILITIES AND MEMBERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable and accrued liabilities (Notes 7, 8 and 10)	$3,712,830	$6,025,974	$7,292,093
Bank overdraft	713,681	489,138	915,609
Accrued payroll, related taxes and benefits	934,875	2,198,548	2,534,030
Loan guaranty fees due to member (Note 7)	7,033,333	6,572,917	3,868,750
Notes payable (Note 8)	—	35,944,432	38,922,253
Liabilities associated with assets held for sale (Note 4)	480,129	12,061,371	—
Total current liabilities	12,874,848	63,292,380	53,532,735
NOTES PAYABLE – MEMBER (NOTE 7)	137,793,246	95,285,616	78,516,274
UNFAVORABLE LEASES, NET (NOTE 6)	669,289	695,967	3,140,221
DEFERRED RENT PAYABLE	—	92,263	739,474
COMMITMENTS AND CONTINGENCIES (NOTE 10)
MEMBERS’ DEFICIT	(138,276,843)	(127,376,782)	(30,725,241)
	$13,060,540	$31,989,444	$105,203,463

See accompanying notes.

GC RESTAURANTS, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
PERIOD FROM JANUARY 1, 2019 THROUGH APRIL 16, 2019 AND YEARS (52/53 WEEKS) ENDED DECEMBER 31, 2018 AND DECEMBER 25, 2017

	2019	2018 (Restated)	2017 (Restated)
NET SALES	$34,675,378	$178,554,855	$193,256,235
COSTS AND EXPENSES
Food and beverage	9,290,009	55,187,577	55,587,955
Restaurant labor	13,403,499	60,085,544	66,220,875
Other restaurant expenses	2,463,917	10,521,135	10,168,578
Advertising and promotion (Note 10)	1,776,741	9,641,226	10,876,503
General and administrative	3,013,667	10,357,425	10,004,659
Depreciation and amortization (Notes 5 and 6)	130,631	8,838,033	8,106,972
Insurance	1,285,356	4,397,324	5,130,686
Expense reimbursements and guaranty fees (Note 7)	1,109,700	4,876,108	4,876,107
Occupancy (Notes 6 and 10)	3,077,597	16,460,949	16,491,459
Repairs and maintenance	1,274,150	5,906,428	5,461,903
Royalties (Note 10)	1,391,215	7,093,957	7,613,912
Utilities	2,292,033	10,183,774	10,724,601
Loss on disposal of assets (Notes 5 and 6)	3,949,021	4,395,475	1,720,742
Impairment of assets held for sale, including goodwill (Note 4)	—	62,653,829	—
Total operating expenses	44,457,536	270,598,784	212,984,952
LOSS FROM OPERATIONS	(9,782,158)	(92,043,929)	(19,728,717)
INTEREST EXPENSE (NOTES 7 AND 8)	(1,117,903)	(4,607,612)	(3,702,012)
NET LOSS	$(10,900,061)	$(96,651,541)	$(23,430,729)

See accompanying notes.

GC RESTAURANTS, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS’ DEFICIT
PERIOD FROM JANUARY 1, 2019 THROUGH APRIL 16, 2019 AND YEARS (52/53 WEEKS) ENDED DECEMBER 31, 2018 AND DECEMBER 25, 2017

Members’ Deficit as of December 26, 2016, as restated	$(7,294,512)
Net loss, as restated	(23,430,729)
Members’ Deficit as of December 25, 2017, as restated	(30,725,241)
Net loss, as restated	(96,651,541)
Members’ Deficit as of December 31, 2018	(127,376,782)
Net loss	(10,900,061)
Members’ Deficit as of April 16, 2019	$(138,276,843)

See accompanying notes.

GC RESTAURANTS, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
PERIOD FROM JANUARY 1, 2019 THROUGH APRIL 16, 2019 AND YEARS (52/53 WEEKS) ENDED DECEMBER 31, 2018 AND DECEMBER 25, 2017

	2019	2018 (Restated)	2017 (Restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(10,900,061)	$(96,651,541)	$(23,430,729)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	159,521	8,454,531	7,731,050
Noncash loan guaranty fees and related interest	460,417	2,704,167	2,604,167
Noncash royalties and advertising fees	3,041,151	—	—
Loss on disposal of assets	3,949,021	4,395,475	1,720,742
Impairment of assets held for sale, including goodwill	—	62,653,829	—
Changes in operating assets and liabilities:
Inventory	62,580	112,955	350,030
Prepaid expenses and other current assets	959,397	723,438	(704,163)
Security deposits	44,552	(1,326)	50,991
Accounts payable and accrued liabilities	(2,633,410)	7,958,214	(341,263)
Accrued payroll, related taxes and benefits	(1,263,673)	(335,482)	(34,728)
Deferred rent payable	(92,263)	132,140	247,432
Total adjustments	4,687,293	86,797,941	11,624,258
Net cash used in operating activities	(6,212,768)	(9,853,600)	(11,806,471)
CASH FLOWS FROM INVESTING ACTIVITIES:
Due from member – cash pooling, net	(365,019)	(735,814)	1,806,970
Capital expenditures	—	(3,827,415)	(6,039,795)
Proceeds from sale of tangible and intangible assets	2,307,366	383,600	—
Advances to related parties	(157,976)	685,108	(685,108)
Advances to member	(2,501,616)	—	—
Net cash used in investing activities	(717,245)	(3,494,521)	(4,917,933)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in bank overdraft	224,543	(426,471)	915,609
Borrowings from notes payable – member	42,507,630	16,769,342	17,450,000
Repayments of notes payable – member	—	—	(746,675)
Repayments of notes payable	(36,000,000)	(3,000,000)	(1,000,000)
Net cash provided by financing activities	6,732,173	13,342,871	16,618,934
NET DECREASE IN CASH AND CASH EQUIVALENTS	(197,840)	(5,250)	(105,470)
CASH AND CASH EQUIVALENTS – BEGINNING	201,440	206,690	312,160
CASH AND CASH EQUIVALENTS – ENDING	$3,600	$201,440	$206,690
Supplemental Disclosure of Cash Flow Information:
Interest paid	$1,026,133	$4,277,753	$3,698,954
Income taxes paid	$—	$—	$—
Supplemental Disclosure of Noncash Financing and Investing Activities:

During 2019, the Company disposed of approximately $27,378,000 of assets held for sale in exchange for approximately $14,503,000 of liabilities assumed, $635,000 of stock shares, a $6,279,000 receivable, and cash of $2,307,000. (Note 4)

During 2019, the Company exchanged a liquor license with a carrying amount of approximately $162,000 as consideration for the termination of a lease agreement.

During 2018, the Company reclassified approximately $27,585,000 of assets to Assets held for sale and approximately $12,061,000 of liabilities to Liabilities associated with Assets held for sale. (Note 4)

During 2017, the Company converted its outstanding $40,000,000 line of credit into two term loans. (Note 8)

See accompanying notes.

GC RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation

The consolidated financial statements include the accounts of GC Restaurants, LLC, and its wholly-owned subsidiaries; GC Fridays Boston, LLC, GC Fridays Florida, LLC, GC Fridays NJ-PA, LLC, GC Fridays NY, LLC, and GC Fridays Rhode Island, LLC (collectively referred to as the “Company”). All material intercompany accounts and transactions have been eliminated in consolidation.

Organization and Business

The Company was engaged in the ownership and operations of TGI Friday’s restaurant brand as franchisees, commencing operations upon the first acquisition on September 29, 2015. GC Restaurants, LLC was incorporated in the State of Florida on April 14, 2016, for purposes of consolidating the operations of the franchises and is 30% owned and controlled by RMET Holdings, Inc. (“RMET”), also a Florida corporation. Effective November 13, 2018, the Company entered into an Asset Purchase Agreement (APA) for the sale of seventy restaurant locations (Note 4). During the period from January 1, 2019 through April 16, 2019, the Company executed all but one of these sales and also closed its remaining three restaurant locations.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original purchased maturities of three months or less to be cash equivalents. Amounts receivable from credit card issuers are also considered cash equivalents as they are both short-term and highly liquid in nature, typically converting to cash within three days of the original sales transaction.

From time to time, the Company maintains cash balances with financial institutions in excess of federally insured limits.

Cash Pooling

The Company’s bank accounts are swept regularly to a pooled account controlled by RMET. Funds are transferred back to the Company when needed. Funds held in the pooled account are considered loans to RMET and are presented in the accompanying consolidated balance sheets as due from member — cash pooling.

Fiscal Year

The Company operates on a 52/53 week period ending on the last Monday of December.

Due from Related Parties

Amounts due from related parties are stated at the outstanding balance of cash advances and charges for services rendered for the benefit of the related parties. The carrying amount may be reduced by an allowance that reflects management’s best estimate of the amounts that will not be collected. As management believes that the amounts are realizable, management has not recorded an allowance for doubtful accounts.

Inventory

Inventory, primarily consisting of food, beverages, paper and supplies, is stated at the lower of cost or net realizable value.

GC RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Property and Equipment

Property and equipment is recorded at cost. Expenditures for major betterments and additions are charged to the asset accounts, while replacements, maintenance and repairs which do not improve or extend the lives of the respective assets are charged to expense as incurred.

Depreciation and Amortization

Depreciation is computed by the straight-line method using various rates based generally on the estimated useful lives of the assets. Amortization of leasehold improvements is computed by the straight-line method over the shorter of the term of the lease or the estimated useful lives of the assets. In circumstances where an economic penalty would be presumed by the non-exercise of one or more renewal options under the lease, the Company includes those renewal option periods when determining the lease term. Useful lives are as follows:

Building	39 years
Restaurant equipment	5 years
Furniture and fixtures	5 to 7 years
Leasehold improvements	Shorter of estimated life or lease term

Assets Held for Sale and Associated Liabilities

Assets committed to a plan of disposal by management that are actively listed for immediate sale in their present condition and expected to be recognized as a completed sale within one year are classified as held for sale. Assets held for sale are carried at the lower of cost or estimated fair value less estimated costs to sell and include certain tangible and intangible assets held by the Company.

Liabilities associated with assets held for sale are liabilities that will be relieved in conjunction with the disposal of the related assets.

Favorable and Unfavorable Leases

Favorable and unfavorable leases result from the terms of acquired operating lease contracts being favorable or unfavorable relative to market terms of comparable leases on the acquisition date. Favorable and unfavorable leases are amortized as a component of rent expense on a straight-line basis over the remaining lease terms at the time of acquisition.

Franchise Rights

Franchise rights represent the acquired value of franchise contracts for certain restaurants. Amortization of franchise rights is computed by the straight-line method over the term of the franchise agreements. The Company determined the fair value of franchise rights based upon the net present value of the acquired restaurants’ future earnings, discounted using an appropriate market discount rate.

Goodwill

Goodwill consists of the excess of cost over the fair value of identifiable net assets acquired in a business combination and is attributable to the workforce and general reputation of the acquired restaurants in the geographic areas they serve and synergies expected to arise from cost savings opportunities. The Company tests goodwill annually for impairment, and whenever events or circumstances indicate that the assets may be impaired, by comparing the fair value of assets with their recorded book value. Valuation methods include statistics of similar companies and discounted cash flows.

GC RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Effective January 1 2017, the Company adopted Accounting Standards Update (“ASU”) 2017 04, Intangibles Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, which simplifies the measurement of goodwill impairment by eliminating the requirement that an entity compute the implied fair value of goodwill based on the fair values of its assets and liabilities to measure impairment. Instead, goodwill impairment will be measured as the difference between the fair and recorded book values of the reporting unit. In association with the Company entering into the APA for the sale of restaurants during 2018 (Note 4), the Company impaired all remaining goodwill. There was no impairment as of December 25, 2017.

Impairment of Long-Lived Assets

Long-lived assets, including restaurant sites, leasehold improvements, other fixed assets, and intangible assets with finite lives, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of an asset to be held and used is measured by a comparison of the carrying amount of the asset to the future undiscounted net cash flows expected to be generated by the assets. Identifiable cash flows are measured at the lowest level for which they are largely independent of the cash flows of other groups of assets and liabilities, generally at the restaurant level. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, an impairment loss is recognized to the extent the carrying amount of the impaired asset exceeds fair value. Fair value is generally determined using forecasted cash flows discounted using an estimated weighted average cost of capital. Management may also utilize market information to determine fair value when relevant information is available. Management’s assessment of the recoverability of its long-lived assets includes, but is not limited to, recent operating results, expected undiscounted net operating cash flow and management’s plans for future operations. If a restaurant site or other long-lived asset is to be disposed, a provision for loss is recognized if the fair value of the asset, less the estimated cost to sell, is less than the carrying amount of the asset.

Liquor Licenses

The costs of obtaining non-transferable liquor licenses that are directly issued by local government agencies for nominal fees are expensed as incurred. The costs of purchasing transferable liquor licenses through open markets in jurisdictions with a limited number of authorized liquor licenses are capitalized as indefinite-lived intangible assets. Liquor licenses are reviewed for impairment at least annually or whenever events or circumstances indicate that the assets may be impaired by comparing the fair value of assets with their recorded book value. Valuation methods include statistics of similar companies and discounted cash flows.

Gift Cards

The Company sells gift cards in its restaurants that are issued under TGI Friday’s gift card program. The Company records deferred revenue for the sale of gift cards and recognizes revenue from gift cards upon redemption by the customer. Gift card deferred revenues are included as a component of accounts payable and accrued liabilities in the accompanying consolidated balance sheets.

Impairment of Long Lived Assets

Long-lived assets, including restaurant sites, leasehold improvements, other fixed assets, and intangible assets with finite lives, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of an asset to be held and used is measured by a comparison of the carrying amount of the asset to the future undiscounted net cash flows expected to be generated by the assets. Identifiable cash flows are measured at the lowest level for which they are largely independent of the cash flows of other groups of assets and liabilities, generally at the restaurant level. If the sum of the expected future undiscounted cash flows is

GC RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

less than the carrying amount of the asset, an impairment loss is recognized to the extent the carrying amount of the impaired asset exceeds fair value. Fair value is generally determined using forecasted cash flows discounted using an estimated weighted average cost of capital. Management may also utilize market information to determine fair value when relevant information is available. Management’s assessment of the recoverability of its long-lived assets includes, but is not limited to, recent operating results, expected undiscounted net operating cash flow and management’s plans for future operations. If a restaurant site or other long lived asset is to be disposed, a provision for loss is recognized if the fair value of the asset, less the estimated cost to sell, is less than the carrying amount of the asset.

Liquor Licenses

The costs of obtaining non transferable liquor licenses that are directly issued by local government agencies for nominal fees are expensed as incurred. The costs of purchasing transferable liquor licenses through open markets in jurisdictions with a limited number of authorized liquor licenses are capitalized as indefinite lived intangible assets. Liquor licenses are reviewed for impairment at least annually or whenever events or circumstances indicate that the assets may be impaired by comparing the fair value of assets with their recorded book value. Valuation methods include statistics of similar companies and discounted cash flows.

Gift Cards

The Company sells gift cards in its restaurants that are issued under TGI Friday’s gift card program. The Company records deferred revenue for the sale of gift cards and recognizes revenue from gift cards upon redemption by the customer. Gift card deferred revenues are included as a component of accounts payable and accrued liabilities in the accompanying consolidated balance sheets.

Fair Value Measurements

Fair value is the price that the Company would receive to sell an investment or pay to transfer a liability in a timely transaction with an independent counter-party in the principal market or in the absence of a principal market, the most advantageous market for the investment or liability. A three-tier hierarchy is established to distinguish between (1) inputs that reflect the assumptions market participants would use in pricing an asset or liability developed based on market data obtained from sources independent of the reporting entity (observable inputs) and (2) inputs that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing an asset or liability developed based on the best information available in the circumstances (unobservable inputs); and establishes a classification of fair value measurements for disclosure purposes.

The hierarchy is summarized in the three broad levels listed below.

Level 1	—	quoted prices in active markets for identical investments
Level 2	—	other significant observable inputs (including quoted prices for similar investments, interest rates, credit risk, etc.)
Level 3	—	significant unobservable inputs (including the Company’s own assumptions in determining the fair value of investments)

Certain assets such as long-lived assets, liquor licenses and goodwill are measured at fair value on a nonrecurring basis; that is, the assets and liabilities are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances such as impairment review. During the year (52/53 weeks) ended December 31, 2018, fair value measurements were principally based upon observable inputs (Level 2 of the fair value hierarchy), including contract prices from purchasers.

GC RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes

The Company is treated as a partnership for federal income tax purposes. Consequently, federal income taxes are not payable by the Company. Members are taxed individually on their share of the Company’s earnings. The Company’s net income or loss is allocated among the members in accordance with the operating agreement of the Company. No provision for income taxes is included in the accompanying consolidated financial statements. In addition, two of the restaurant locations are treated as New Jersey corporations for which the Company controls a 99% interest and the remaining interest is owned by the associated landlord.

The Bipartisan Budget Act of 2015 provides that any entity treated as a partnership for U.S. income tax purposes may be directly assessed for federal income taxes, interest and penalties arising from partnership audits and/or adjustments (the “Assessment”) for tax years beginning after December 31, 2017, rather than the owners of the entity being liable for the Assessment. Any such Assessment against the entity would impact the equity interests of current owners pro-rata at the time the Assessment is levied absent claw-back provisions to any former owners or other special allocation provisions within the entity’s governing documents.

The Company assesses its tax positions in accordance with “Accounting for Uncertainties in Income Taxes” as prescribed by the ASC, which provides guidance for financial statement recognition and measurement of uncertain tax positions taken or expected to be taken in a tax return for open tax years (generally a period of three years from the later of each return’s due date or the date filed) that remain subject to examination by the Company’s major tax jurisdictions.

The Company assesses its tax positions and determines whether it has any material unrecognized liabilities for uncertain tax positions. The Company records these liabilities to the extent it deems them more likely than not to be incurred. Interest and penalties related to uncertain tax positions, if any, would be classified as a component of income tax expense.

The Company believes that it does not have any significant uncertain tax positions requiring recognition or measurement in the accompanying consolidated financial statements.

Significant Vendors

One supplier accounted for approximately 76%, 77%, and 88% of food and beverage purchases for the period from January 1, 2019 through April 16, 2019 and the years (52/53 weeks) ended December 31, 2018 and December 25, 2017, respectively.

Use of Estimates in the Preparation of Consolidated Financial Statements

The preparation of consolidated financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the consolidated balance sheet dates and the reported amounts of revenues and expenses for the periods presented. Actual results could differ from those estimates.

NOTE 2.     GOING CONCERN

The consolidated financial statements have been prepared on a going concern basis, which assumes that the Company will be able to meet its obligations. Management is required to evaluate whether there are conditions and events that raise substantial doubt about an entity’s ability to continue as a going concern within one year after the consolidated financial statements are available to be issued and provide related disclosures of such conditions and events.

GC RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.     GOING CONCERN (cont.)

The Company has experienced recurring losses, negative cash flows from operations, and has a capital deficit. Working capital requirements through April 16, 2019 have been funded by notes payables provided by RMET. As discussed in Note 4, the Company has sold substantially all of its assets at a loss for net sales proceeds insufficient to settle all of its existing obligations. The Company’s future liquidity position is dependent upon maintaining sufficient debt or equity financing to sustain its cash requirements. These factors raise uncertainty about the Company’s ability to continue as a going concern. No assurances can be made that the Company will be successful in securing new financing or refinancing its existing obligations. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 3.     RESTATEMENT

The consolidated financial statements as of and for the years (52/53 weeks) ended December 31, 2018 and December 25, 2017 have been restated to reflect the Company’s revocation of the Private Company Council alternative which had been adopted effective September 29, 2015. The impact of the revocation was the reversal of all previously recorded goodwill amortization.

The following line items on the December 31, 2018 consolidated financial statements were affected by the restatement:

	As Originally Reported	Adjustment	As Restated
Statement of operations:
Depreciation and amortization	$13,185,622	$(4,347,589)	$8,838,033
Loss on disposal of assets	3,692,896	702,579	4,395,475
Impairment of assets held for sale, including goodwill	49,546,139	13,107,690	62,653,829
Net loss	(87,188,861)	(9,462,680)	(96,651,541)

The following line items on the December 25, 2017 consolidated financial statements were affected by the restatement:

	As Originally Reported	Adjustment	As Restated
Balance sheet:
Goodwill	$34,260,137	$9,462,680	$43,722,817
Total assets	95,740,783	9,462,680	105,203,463
Members’ deficit	(40,187,921)	9,462,680	(30,725,241)
Total liabilities and members’ deficit	95,740,783	9,462,680	105,203,463
Statement of operations:
Depreciation and amortization	12,518,870	(4,411,898)	8,106,972
Loss on disposal of assets	1,478,187	242,555	1,720,742
Net loss	(27,600,072)	4,169,343	(23,430,729)

NOTE 4.     ASSETS HELD FOR SALE

On November 13, 2018, the Company entered into an APA with TGI Friday’s, Inc. (the “Purchaser” and “Franchisor”) to sell substantially all of the assets and transfer certain liabilities of seventy of its franchises, with two closings consummated during 2019. Consideration consisted of approximately $2,519,000 in cash, a $7,500,000 non-interest bearing purchase money obligation receivable (the “Cash Payment”), and shares representing a 2.50% ownership interest in the Purchaser (the “Equity Payment”). The Purchaser also assumed approximately $12,208,000 in liabilities primarily related to outstanding restaurant obligations and accrued rewards program points.

GC RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.     ASSETS HELD FOR SALE (cont.)

The Cash Payment is payable by the Purchaser in 42 equal monthly installments beginning in October 2020, with a present value of approximately $6,279,000 at the time of the APA. The Equity Payment was valued at approximately $635,000. The purchase price was subject to adjustment based upon the operations of the restaurants between the effective date of the APA and the closing date. As a result, the Company received additional consideration of approximately $2,696,000 of which $2,502,000 was collected by RMET and reflected as due from member at April 16, 2019. In addition, the APA provides for additional consideration, as defined.

The Company recorded impairment losses on the assets held for sale based on their estimated fair value less costs to sell of approximately $62,654,000 for the year (52/53 weeks) ended December 31, 2018. Fair value was estimated using Level 2 inputs, including contract prices from purchasers.

At April 16, 2019 and December 31, 2018, assets held for sale and liabilities associated with assets held for sale consisted of the following:

	2019	2018
Inventory	$26,062	$2,175,716
Prepaid and other current assets	—	1,381,864
Property and equipment	181,460	17,524,522
Franchise rights	—	375,843
Favorable leases	—	188,591
Liquor licenses	—	5,938,857
Assets held for sale	207,522	27,585,393
Accrued liabilities	132,379	9,257,071
Deferred rent payable	4,760	779,351
Unfavorable leases	342,990	2,024,949
Liabilities associated with assets held for sale	$480,129	$12,061,371

NOTE 5.     PROPERTY AND EQUIPMENT

Property and equipment at April 16, 2019, December 31, 2018, and December 25, 2017 consisted of the following:

	2019	2018	2017 (Restated)
Land	$—	$—	$100,000
Building	—	—	575,000
Leasehold improvements	—	63,957	7,697,881
Furniture, fixtures and restaurant equipment	—	1,100,512	23,323,672
	—	1,164,469	31,696,553
Less: accumulated depreciation and amortization	—	(900,022)	(9,797,045)
	$—	$264,447	$21,899,508

During the period from January 1, 2019 through April 16, 2019 and the years (52/53 weeks) ended December 31, 2018 and December 25, 2017, the Company disposed of property and equipment with net carrying amounts of approximately $134,000, $538,000, and $619,000, respectively, related to restaurant closings (Note 6). These losses are included as a component of loss on disposal of assets in the accompanying consolidated statements of operations.

Depreciation and amortization expense of property and equipment amounted to $130,631, $5,691,083, and $4,988,891 for the period from January 1, 2019 through April 16, 2019 and the years (52/53 weeks) ended December 31, 2018 and December 25, 2017, respectively.

GC RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6.     INTANGIBLE ASSETS AND LIABILITIES

The following tables present intangible assets and liabilities as of April 16, 2019, December 31, 2018, and December 25, 2017:

	2019
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible liabilities subject to accretion:
Unfavorable leases liabilities	$(973,005)	$303,716	$(669,289)
Indefinite-lived intangible assets:
Liquor licenses	618,650	—	618,650
Intangible assets, net	$(354,355)	$303,716	$(50,639)
	2018
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible liabilities subject to accretion:
Unfavorable leases liabilities	$(973,005)	$277,038	$(695,967)
Indefinite-lived intangible assets:
Liquor licenses	780,150	—	780,150
Intangible assets, net	$(192,855)	$277,038	$84,183
	2017 (Restated)
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible assets and liabilities subject to amortization/accretion:
Franchise rights	$31,203,164	$(6,768,515)	$24,434,649
Favorable leases assets	233,255	(30,918)	202,337
Unfavorable leases liabilities	(3,987,746)	847,525	(3,140,221)
	27,448,673	(5,951,908)	21,496,765
Indefinite-lived intangible assets:
Liquor licenses	7,237,507	—	7,237,507
Goodwill	43,722,817	—	43,722,817
Intangible assets, net	$78,408,997	$(5,951,908)	$72,457,089

During each period from January 1, 2019 through April 16, 2019 and the years (52/53 weeks) ended December 31, 2018 and December 25, 2017, the Company closed three restaurants. In connection with restaurants closed or to be closed during the years (52/53 weeks) ended December 31, 2018 and December 25, 2017, the Company wrote-off $883,397 and $316,124 of franchise rights, $0 and $748,861 of unfavorable leases, $2,878,208 and $1,534,181 of goodwill, and $96,150 and $0 of liquor licenses, respectively. These losses are included as a component of loss on disposal of assets in the accompanying consolidated statements of operations.

At the date of acquisition, the weighted average amortization period for franchise agreements was approximately 10 years. Amortization expense related to franchise rights amounted to $0, $3,146,950, and $3,118,081 for the period from January 1, 2019 through April 16, 2019 and the years (52/53 weeks) ended December 31, 2018 and December 25, 2017, respectively. The net reduction of rent expense related to the net accretion of favorable and unfavorable leases amounted to $26,678, $405,559, and $397,980 for the period from January 1, 2019 through April 16, 2019 and the years (52/53 weeks) ended December 31, 2018 and December 25, 2017, respectively.

GC RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6.     INTANGIBLE ASSETS AND LIABILITIES (cont.)

The approximate future accretion related to intangible liabilities for the years (52/53 weeks) ending subsequent to April 16, 2019 is as follows:

2020	$(92,000)
2021	(92,000)
2022	(92,000)
2023	(92,000)
2024	(92,000)
Thereafter	(209,000)
$(669,000)

NOTE 7.     RELATED PARTY TRANSACTIONS

Notes Payable — Member

In connection with the franchise acquisitions, the Company executed promissory notes to RMET, aggregating approximately $102,820,000, and in 2019, 2018, and 2017, the Company executed an additional $42,507,630, $16,769,342, and $17,450,000 promissory notes to RMET, respectively. Interest on these notes is payable monthly at 3.25% per annum, with principal and unpaid interest due upon the maturity date of September 29, 2020. Interest expense related to these notes amounted to $796,022, $2,728,786, and $2,266,307 for the period from January 1, 2019 through April 16, 2019 and the years (52/53 weeks) ended December 31, 2018 and December 25, 2017, respectively. At April 16, 2019, December 31, 2018, and December 25, 2017 the balance outstanding on these notes was approximately $137,793,000, $95,286,000, and $78,516,000, respectively.

Expense Sharing Agreement

The Company participates in an expense sharing arrangement with RMET whereby the companies share in the cost of certain management and administrative services, including the use of an office facility and equipment, that are incurred by RMET and subsequently reimbursed by the Company. During the period from January 1, 2019 through April 16, 2019 and the years (52/53 weeks) ended December 31, 2018 and December 25, 2017, expense sharing reimbursements amounted to $693,033, $2,376,108, and $2,376,107, respectively, of which $302,813, $803,258 and $223,654 were unpaid at each respective consolidated balance sheet date and have been accrued in the accompanying consolidated balance sheets.

Due From/To Related Parties

In the normal course of business, the Company directly pays various operating costs that are incurred by GC Wen Holdings, LLC, an entity related by virtue of common ownership. In addition, the Company incurs various operating costs that are paid directly by RMET. The costs are reimbursed by the Company to RMET on a monthly basis.

Loan Guaranty Fees

In connection with the credit agreement entered into by the Company during 2016 (Note 8), RMET has guaranteed the loan. In consideration for the guaranty, the Company has agreed to provide RMET a guaranty fee equal to 2.50% per year of the original commitment of $100,000,000, accruing interest at 4.0% per annum, with equal payments of $208,333 due monthly during the term of the credit agreement. For the period from January 1, 2019 thorough April 16, 2019 and the years (52/53 weeks) ended December 31, 2018 and December 25, 2017, $416,667, $2,500,000, and $2,500,000, respectively, related to loan guaranty fees plus interest of approximately $44,000, $204,000, and $104,000, respectively, have been incurred and accrued in the accompanying consolidated balance sheets.

GC RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8.     CREDIT FACILITY

During 2016, the Company borrowed $40,000,000 on a line of credit under a credit agreement with a financial institution which was collateralized by all assets of the Company. During 2017, the Company amended the credit agreement to convert the line of credit into two term loans and replace the collateral with a $35,000,000 restricted certificate of deposit made by RMET on behalf of the Company. During 2019, the Company repaid all outstanding debt to the financial institution with additional funds borrowed from RMET. Unpaid principal balances bore interest payable quarterly at a Euro Dollar Rate or Base Rate plus the Applicable Rate, as defined. Principal payments of $1,000,000 were due quarterly, with all unpaid principal and interest due upon the original maturity date of November 30, 2018, subsequently extended to January 31, 2019. For the period from January 1, 2019 through April 16, 2019 and the years (52/53 weeks) ended December 31, 2018 and December 25, 2017, interest expense related to the loan amounted to $222,563, $1,652,723, and $1,309,481, respectively, of which $0, $168,167, and $98,245, respectively, is unpaid and is included as a component of accounts payable and accrued liabilities in the accompanying consolidated balance sheets. As of December 31, 2018 and December 25, 2017, approximately $36,000,000 and $39,000,000, respectively, is outstanding on the loans, net of deferred financing costs of approximately $56,000 and $78,000, respectively. During the period from January 1, 2019 through April 16, 2019 and the years (52/53 weeks) ended December 31, 2018 and December 25, 2017, approximately $56,000, $22,000, and $22,000, respectively, of amortization of loan costs was recorded as interest expense.

NOTE 9.     LIMITED LIABILITY COMPANY AGREEMENTS AND MEMBERS’ DEFICIT

The Company is governed by a Limited Liability Company Operating Agreement (the “Agreement”). The Agreement provides for 10,000 membership units, of which 30% are classified as voting membership units and owned by RMET. The remaining 70% of membership units are non-voting. All membership units are outstanding.

The Company shall have perpetual existence, unless sooner terminated as provided in the Agreement. Members are not personally liable for the obligations of the Company.

Pursuant to the Agreement, profits and losses shall be allocated to the members as determined by the Company’s manager (the “Manager”), which shall be on a prorata basis, according to the respective ownership interest of the members, or based on each respective members’ capital account balance. Distributions of net cash flows from operations, if any, may be distributed to the members, as determined by the Manager, which may be on a non-prorata basis, without regard to the respective ownership interest of the members, while liquidating distributions in excess of contributed capital are to be made on a prorata basis, in accordance with each members’ respective ownership interest.

NOTE 10.     COMMITMENTS AND CONTINGENCIES

Franchise Agreements

Pursuant to the franchise agreements, the Company was obligated to pay the Franchisor royalty and advertising fees of approximately 4% and 4.75%, respectively, of gross sales, as defined in the agreements. During the period from January 1, 2019 through April 16, 2019 and the years (52/53 weeks) ended December 31, 2018 and December 25, 2017, the Company incurred approximately $1,391,000, $7,094,000, and $7,614,000 in royalty fees and $1,650,000, $8,447,000, and $9,187,000 in advertising fees, respectively. Amounts owed as of December 31, 2018 and December 25, 2017 for unpaid royalty and advertising fees aggregated approximately $2,918,000 and $1,422,000, respectively, are included as a component of liabilities associated with assets held for sale and accounts payable and accrued liabilities, respectively, in the accompanying consolidated balance sheets. As part of the APA (Note 4), the Company delivered a Voluntary Termination and Release Agreement (the “Termination Agreement”), terminating the franchise agreements for restaurants sold.

GC RESTAURANTS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10.     COMMITMENTS AND CONTINGENCIES (cont.)

Members of the Company guarantee the Company’s obligations under the franchise agreements.

Lease Commitments

As of April 16, 2019, the Company leases land and buildings used in its operations under various operating leases. The Company’s operating leases have non-cancelable terms ranging from less than one year to more than 6 years. Certain leases contain renewal options, which permit the Company to renew the leases at defined contractual rates or prevailing market rates. Certain equipment leases also include options to purchase equipment at the end of the lease term. Certain leases provide for contingent rents, which are determined as a percentage of adjusted restaurant sales in excess of specified levels. The Company records a contingent rent liability and the corresponding rent expense when specified levels have been achieved or when management determines that achieving the specified levels during the fiscal period is probable. Certain lease agreements also require the Company to pay maintenance, insurance, and property tax costs (collectively “common area maintenance”). Pursuant to the APA (Note 4), the Company transferred the lease obligations associated with the restaurants sold to the Purchaser.

The approximate future minimum rentals under remaining leases for the years subsequent to April 16, 2019 are as follows:

Fiscal year ending
December 28, 2020	$644,000
December 27, 2021	534,000
December 26, 2022	406,000
December 25, 2023	406,000
December 30, 2024	406,000
Thereafter	542,000
$2,938,000

Rent expense on operating leases, including contingent rent, amounted to $3,104,275, $16,866,508, and $16,889,439 for the period from January 1, 2019 through April 16, 2019 and the years (52/53 weeks) ended December 31, 2018 and December 25, 2017, respectively.

Contingencies

In the normal course of business, there are various claims in process, matters in litigation, and other contingencies. These include claims resulting from “slip and fall” accidents, employment related claims and claims alleging illness, injury or other food quality, health or operational issues. To date, no claims of these types of litigation, certain of which are covered by insurance policies, have had a material effect on the Company. While it is not possible to predict the outcome of these suits, legal proceedings and claims with certainty, management is of the opinion that the ultimate resolution of these matters will not have a material effect on the Company’s financial position and results of operations.

NOTE 11.     SUBSEQUENT EVENTS

On July 30, 2019, the Company sold its one remaining restaurant under the APA.

The Company has evaluated subsequent events through February 20, 2020, which is the date the accompanying consolidated financial statements were available to be issued.

INDEPENDENT AUDITORS’ REPORT

To the Member of
Briad Restaurant Group, L.L.C.
Livingston, New Jersey

We have audited the accompanying financial statements of Briad Restaurant Group, L.L.C., which comprise the balance sheets as of December 30, 2019 and December 31, 2018, and the related statements of operations and changes in member’s deficit, and cash flows for the three fiscal years then ended December 30, 2019, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Briad Restaurant Group, L.L.C. as of December 30, 2019 and December 31, 2018, and the results of its operations and its cash flows for the three fiscal years then ended December 30, 2019 in accordance with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring net losses, negative working capital of $15,801,584 at December 31, 2019, and an equity deficiency of $1,803,674 at that date, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding those matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

/s/ MSPC
Certified Public Accountants and Advisors,
A Professional Corporation
Cranford, New Jersey
February 18, 2020

BRIAD RESTAURANT GROUP, L.L.C.

Balance Sheets

	December 30, 2019	December 31, 2018
Assets:
Current Assets:
Cash and Cash Equivalents	$1,550,729	$3,300,567
Accounts Receivable	1,702,759	1,183,041
Inventories	971,347	1,353,152
Prepaid Expenses and Other Current Assets	11,666	439,780
Total Current Assets	4,236,501	6,276,540
Property and Equipment – Net	14,577,481	18,121,011

Other Assets:
Deposits	960	13,730
Due from Member – Net	—	—
Intangible Assets – Net	382,314	492,084
Goodwill	—	—
Total Other Assets	383,274	505,814
Total Assets	$19,197,256	$24,903,365

Liabilities and Member’s Deficit:
Current Liabilities:
Accounts Payable	$9,064,160	$7,752,556
Accrued Expenses	8,851,275	12,551,665
Payroll and Sales Taxes Payable	2,122,650	1,463,897
Long-Term Debt – Current Portion	—	91,588,136
Total Current Liabilities	20,038,085	113,356,254

Other Liabilities:
Tenant Allowances – Net of Amortization	837,159	1,019,483
Due to Affiliates	125,686	30,768,768
Long-Term Debt – Net of Current Portion	—	—
Total Other Liabilities	962,845	31,788,251
Total Liabilities	21,000,930	145,144,505

Commitments and Contingencies	—	—

Member’s Deficit	(1,803,674)	(120,241,140)
Total Liabilities and Member’s Deficit	$19,197,256	$24,903,365

See Accompanying Notes to Financial Statements.

BRIAD RESTAURANT GROUP, L.L.C.

Statements of Operations and Changes in Member’s Deficit

	Years ended
	December 30, 2019	December 31, 2018	January 1, 2018
Revenues	$144,008,389	$177,457,945	$202,052,921

Costs and Expenses:
Cost of Sales	39,067,923	48,184,485	54,983,697
Payroll and Related Expenses	51,312,256	59,720,544	66,198,140
Royalties and Advertising	10,873,682	13,778,050	17,500,990
Depreciation and Amortization	4,176,351	5,749,816	5,984,786
Supplies	4,223,427	4,861,416	5,421,786
Maintenance	2,837,603	3,293,490	3,354,043
Occupancy	12,213,867	15,644,719	12,221,409
Utilities	5,257,286	6,135,077	6,666,549
Insurance	2,059,939	2,572,321	2,155,743
Overhead Allocation	5,632,334	6,265,543	6,742,398
Other Operating Expenses	9,711,206	9,502,540	9,837,232
Impairment of Long-Lived Assets	—	35,731,809	4,555,141
Total Expenses	147,365,874	211,439,810	195,621,914
(Loss) Income from Operations	(3,357,485)	(33,981,865)	6,431,007

Other Income (Expense):
Interest Expense	(6,243,896)	(6,468,019)	(5,075,414)
Interest Income – Related Party	—	285,220	264,949
Loss on Disposal of Assets	(2,104,331)	(1,372,388)	(1,011,110)
Other (Expense) – Net	(8,348,227)	(7,555,187)	(5,821,575)
Net (Loss) Income	(11,705,712)	(41,537,052)	609,432

Member’s Deficit – Beginning of Years	(120,241,140)	(69,425,326)	(66,118,820)

Cumulative Effect Adjustment (ASC 606)	(3,100,000)	—	—

Member Contributions	5,000,000	—	—

Member Distributions	—	(638,837)	(3,915,938)

Affiliates’ Forgiveness Intercompany Indebtedness	128,243,178	—	—

Member Contra Asset Adjustment	—	(8,639,925)	—
Member’s Deficit – End of Years	$(1,803,674)	$(120,241,140)	$(69,425,326)

See Accompanying Notes to Financial Statements.

BRIAD RESTAURANT GROUP, L.L.C.

Statements of Cash Flows

	Years ended
	December 30, 2019	December 31, 2018	January 1, 2018
Cash from Operating Activities:
Net Income (Loss)	$(11,705,712)	$(41,537,052)	$609,432
Adjustments to Reconcile Net Income (Loss) to
Net Cash Provided by Operating Activities:
Depreciation and Amortization	4,176,351	5,749,816	5,984,786
Loss on Disposal of Assets, Net of Proceeds	2,104,331	1,372,388	1,011,110
Impairment of Long-Lived Assets	—	35,731,809	4,555,141
Amortization of Finance Fees	264,708	289,524	299,737

Change in Assets and Liabilities:
(Increase) Decrease in:
Accounts Receivable	(519,718)	1,633,910	136,806
Inventories	381,805	168,988	36,735
Prepaids and Other Current Assets	428,175	385,001	(359,614)
Deposits	12,770	146,396	52,345
Increase (Decrease) in:
Accounts Payable	1,311,604	1,034,997	1,422,026
Accrued Expenses	(6,982,714)	(228,327)	(1,152,560)
Payroll and Sales Taxes Payable	658,752	(656,110)	(1,377,509)
Total Adjustments	1,836,004	45,628,392	10,609,003
Net Cash (Used for) Provided by Operating Activities	(9,869,708)	4,091,340	11,218,435

Cash from Investing Activities:
Capital Expenditures	(1,312,869)	(2,347,501)	(2,614,287)
Intangible Assets Acquired	(32,411)	—	(2,021,535)
Change in Due to Affiliates	10,764,048	4,868,504	508,561
Net Cash Provided by (Used for) Investing Activities	9,418,768	2,521,003	(4,127,261)

Cash from Financing Activities:
Repayments of Debt Borrowings	(6,298,898)	(8,071,862)	(8,301,795)
Proceeds from Debt Borrowings	—	5,000,000	3,921,016
Member Contributions	5,000,000	—	—
Member Distributions	—	(638,837)	(3,915,938)
Net Cash Used for Financing Activities	(1,298,898)	(3,710,699)	(8,296,717)
Net (Decrease) Increase in Cash and Cash Equivalents	(1,749,838)	2,901,644	(1,205,543)

Cash and Cash Equivalents – Beginning of Years	3,300,567	398,923	1,604,466
Cash and Cash Equivalents – End of Years	$1,550,729	$3,300,567	$398,923

Supplemental Disclosures of Cash Flow Information:
Cash paid during the years for:
Interest	$6,004,535	$6,138,968	$4,715,385
Taxes	$—	$—	$—

Supplemental Non-Cash Investing and Financing Transactions:
Debt Converted to Member’s Equity	$86,836,048	$—	$—
Due to Affiliate Balance Converted to Member’s Equity	41,407,130	—	—
	$128,243,178	$—	$—

See Accompanying Notes to Financial Statements.

BRIAD RESTAURANT GROUP, L.L.C.

Notes to Financial Statements

(1) Description of the Entity

Briad Restaurant Group, L.L.C. (the “Company” or “BRG”) — As of December 30, 2019, the Company operated 36 full service restaurants under the name TGI FRiDAYS ® (“Fridays”) located in New York, New Jersey, Connecticut, California and Nevada. At the end of fiscal 2018 and 2017, the Company operated 49 and 56 Fridays’ restaurants, respectively.

As disclosed in the accompanying financial statements, the Company was in default of certain loan covenants of its term loan facility with an allocated principal balance of $93,098,843 outstanding at December 31, 2018. As of December 31, 2018, the lender had not provided a waiver of the covenant default and had the ability to demand payment of the outstanding principal balance. Accordingly, the entire principal balance of $93,098,843 had been classified as a current liability resulting in a negative working capital of $107,079,714 at December 31, 2018.

On December 18, 2019, the Company and selected affiliates executed a Forbearance Agreement with the participating banks in its term loan facility. In exchange for cash and other considerations from the Sole Member of the Company, the Company was fully released from any further obligations under the term facility, including the release of its assets as secured collateral under the facility. The portion of the loan balance allocated to the Company then outstanding of $86,836,048 was transferred to selected affiliates subject to the term loan facility. The reduction of indebtedness was recorded as an adjustment to Member’s Deficit. Concurrent with the transfer of indebtedness, affiliates subject to the term facility forgave amounts due from the Company. The $41,407,130 due to affiliates was also recorded as an adjustment to Member’s Deficit.

On January 7, 2020, the Company entered into an asset purchase agreement with TGI Fridays for the sales of its 36 restaurant locations, representing substantially all of the operating assets of the Company, for aggregate consideration of approximately $19.0 million, subject to a working capital adjustment in accordance with the terms of the asset purchase agreement. The Forbearance Agreement described above afforded the Company clear title to the assets conveyed in the asset purchase agreement.

The Forbearance Agreement and sale of the Company’s 36 restaurants alleviated certain negative financial factors faced by the Company. However, the Company incurred a net loss for fiscal 2019, 2018, and 2017. The Company’s current liabilities exceeded its current assets as of the end of fiscal 2019, 2018 and 2017. These factors still create a substantial doubt about the Company’s ability to continue as a going concern for the year following the date the financial statements are available to be issued. Following the January 7, 2020 sale of the restaurant business, management of the Company has a plan to settle the remaining obligations of the Company as part of an orderly closing of the Company. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

(2) Summary of Significant Accounting Policies

Fiscal Year — The Company maintains financial records on a 52-53 week fiscal year ending on the Monday nearest to December 31st. Fiscal years ended December 30, 2019, December 31, 2018, and January 1, 2018 are each comprised of 52 week periods.

Use of Estimates — The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of assets, liabilities, revenues and expenses, and disclosures of contingencies. Actual results could differ from those estimates.

Revenue Recognition — The principal source of revenue is from customer dining transactions. Revenue is recognized at the time the meal is paid for by the customer, in the form of cash, credit card, or gift card.

The Company changed its method of accounting for revenue in fiscal 2019 due to the adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers and applied the modified retrospective transition method by recording the cumulative effect of applying ASC 606 as an adjustment to the opening member’s

BRIAD RESTAURANT GROUP, L.L.C.

Notes to Financial Statements

(2) Summary of Significant Accounting Policies (cont.)

deficit balance as of the beginning of fiscal 2019. Under Topic 606, the performance obligation related to the Company’s loyalty program is deferred in the balance sheet and recognized as revenue when points are converted to a reward certificate or the likelihood of redemption is remote. Utilizing the modified retrospective transition method of adoption, the Company recorded a $3,100,000 increase to deferred revenue, which is reflected in accrued expenses, and a corresponding increase of $3,100,000, to member’s deficit. As of December 30, 2019, the deferred revenue allocated to the loyalty program was $3,100,000.

The adoption of the new guidance for revenue recognition resulted in the following changes to member’s deficit as of January 1, 2019:

	Revenue
	As Previously Reported	Recognition Adjustment	As Adjusted
Accrued Expenses	$12,551,665	$3,100,000	$15,651,665
Members Deficit	(120,241,140)	(3,100,000)	(123,341,100)

Cash and Cash Equivalents — The Company considers short-term investments with original maturities of three months or less as cash equivalents.

Accounts Receivable — Accounts receivable primarily consist of credit card sales which are collected within 10 days from the date that the customer presented the card as payment. No provision has been made for doubtful accounts since credit cards are authorized at the time of sale and any subsequent collection problem is deemed to be immaterial, based upon the Company’s past experience.

The Company operates four Fridays in Las Vegas casinos (the “casinos”). Accounts receivable have been recorded for transactions between the Company and the casinos, primarily when patrons of the casinos have charge privileges while staying at the adjacent hotels. These account receivable have an average age of approximately 40 days outstanding.

Inventories — Inventories primarily consist of food, beverage products and paper supplies. Inventories are stated at the lower of cost (determined by the first-in, first-out method) or net realizable value.

Property and Equipment — Depreciation and amortization are recognized using the straight-line method in amounts adequate to amortize costs over the following estimated useful lives: leasehold improvements shorter of their estimated useful life or the terms of the respective leases and restaurant and other equipment, up to 7 years. Major improvements are capitalized, while maintenance and repairs are expensed when incurred.

Intangible Assets and Deferred Costs — Each Friday’s Franchise Agreement required that the Company (the “Franchisee”) pay an initial franchise fee in the amounts ranging from $50,000 to $75,000 per agreement. The franchise fees paid by the Company have been capitalized and are being amortized over a 15 year period using the straight line method of amortization.

Liquor licenses acquired by the Company have been capitalized and are being amortized over a 15 year period using the straight-line method of amortization.

Goodwill — Goodwill, representing the excess of the cost of an acquired entity over the fair value of the acquired net assets, is not amortized. Goodwill associated with individual restaurants is reduced as a result of restaurant dispositions and is included in the carrying value of the restaurant in determining the gain or loss on disposal. The Company also tests goodwill for impairment on an annual basis.

If the Company determines that impairment may exist, the amount of the impairment loss is measured as the excess, if any, of the carrying amount of the goodwill over its implied fair value. In determining the implied fair value of the individual restaurant’s goodwill, the Company allocates the fair value of the restaurant to all of the assets and liabilities of that restaurant as if the restaurant had been acquired in a business combination and the fair

BRIAD RESTAURANT GROUP, L.L.C.

Notes to Financial Statements

(2) Summary of Significant Accounting Policies (cont.)

value of the restaurant was the price paid to acquire the restaurant. The excess of the fair value of the restaurant over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. If the carrying amount of a restaurant’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

The changes in the carrying amount of goodwill for fiscal years 2019 and 2018 are as follows:

Balance as of January 1, 2018	$17,185,413
Goodwill Impairment	17,185,413
Balance as of December 31, 2018	$—
Balance as of December 30, 2019	$—

Income Taxes — The Company is a single member LLC and is required to be taxed as a sole proprietorship. This is considered a disregarded entity, whereby taxes are borne by the sole member of the Company. Accordingly no income tax provision has been recorded in the statement of operations for fiscal 2017 to 2019.

Management evaluated the Company’s tax positions and concluded that the Company had taken no uncertain tax positions that require adjustment to the financial statements to comply with the provisions of this guidance. With few exceptions, the Company is no longer subject to income tax examinations by the U.S. federal, state or local tax authorities for years before 2016.

Sales Taxes — The Company presents taxes collected from customers and remitted to governmental authorities on a net basis. Therefore, they are excluded from revenues in the financial statements.

Advertising and Promotional Costs — As part of the restaurant franchise agreements, the Company is required to contribute up to 4.00% of sales, as defined, to a national advertising fund. The Company expenses these advertising costs and others spent on a discretionary basis, as incurred. These costs are included in the accompanying statements of operations. Advertising and promotional costs amounted to $5,510,503, $6,878,948 and $10,030,361 for the years ended December 30, 2019, December 31, 2018 and January 1, 2018, respectively.

Fair Value of Financial Instruments — Generally accepted accounting principles require disclosing the fair value of financial instruments to the extent practicable for financial instruments, which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement. In assessing the fair value of these financial instruments, the Company used a variety of methods and assumptions, which were based on estimates of market conditions and risks existing at that time. For certain instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, it was estimated that the carrying amount approximated fair value for the majority of these instruments because of their short-term maturity.

Self-Insurance — The Company has self-insured third-party administered insurance plans. The Company is responsible for claim and administrative fee obligations. Amounts are included in accrued expenses as a current liability for estimated incurred but not reported claims. The Company records its self-insurance liability, based on claims filed and an estimate of claims incurred but not yet reported. The liability is calculated using past claims experience and consultations with legal representatives. Any projection of ultimate losses is subject to a high degree of variability. Sources of this variability are numerous and include, but are not limited to, future development of previous claims, future economic conditions, court decisions and legislative actions.

Gift Cards — The Company records a gift card liability on the date the gift card is issued to the customer. The Company records revenue and reduces the gift card liability as the customer redeems the gift card. The gift card liability balances outstanding were $1,489,698 and $1,442,938 at the end of fiscal 2019 and 2018, respectively. The Company may be required to escheat the value of unredeemed gift cards where required by law. Any remaining liabilities not subject to escheatment are evaluated to determine whether the likelihood of the gift card being

BRIAD RESTAURANT GROUP, L.L.C.

Notes to Financial Statements

(2) Summary of Significant Accounting Policies (cont.)

redeemed is remote (gift card breakage). The Company recognizes gift card breakage, by applying an estimate of the rate of gift card breakage over the period of estimated performance. Estimates of the gift card breakage rate, based on customers’ historical redemption rates and patterns, are applied to the gift card liability, resulting in the estimated amount of gift cards expected to go unused. The Company recognized gift card breakage of $65,000 in fiscal 2019, $103,000 in fiscal 2018 while a reversal of gift card breakage of $49,000 was recorded in fiscal 2017.

Customers are awarded points for each dollar spent in its restaurants on qualifying purchases by customers enrolled under the TGI Fridays Reward Program. After accumulating a certain number of points, the customer earns a reward certificate that can be redeemed for a variety of free food rewards. The points generally expire after 12 months and reward certificates are valid for 60 days after issuance.

Impairment of Long-Lived Assets — Long-lived assets which primarily include restaurant property and equipment and their related definite-lived intangible assets (franchise fees and liquor license) are tested for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company assesses the recoverability of long-lived assets by comparing the carrying amount of the asset group to future undiscounted net cash flows expected to be generated by the related individual restaurants. If the carrying amount of the long-lived asset group is not recoverable on an undiscounted cash flow basis, then impairment is recognized to the extent that the carrying amount exceeds its fair value and is included in “Impairment of Long-Lived Assets.” in the statement of operations and changes in member’s deficit.

In fiscal 2018, the Company determined impairments had occurred at 20 Friday’s restaurants, including 13 closed in fiscal 2019. As the Company pursues alternatives to cure defaults in bank covenants it determined that the carrying value of certain long-lived assets had been impaired. Accordingly, an impairment of $35,831,809 was recognized in fiscal 2018 to reduce the carrying amount of long-lived assets, including goodwill, to their estimated fair value based upon estimated future cash flows.

Cost of Sales — Costs of sales primarily include food and beverage costs.

Vendor Incentives — The Company receives incentives from certain vendors. These incentives are recognized as earned and are generally classified as a reduction of “Cost of sales.”

Leases — The Company operates restaurants that are located on sites leased by the Company from both third parties and related entities.

Subsequent Events — The Company has evaluated subsequent events through February 18, 2020, the date the financial statements were available to be issued.

(3) Inventories

Inventories consisted of the following at the end of fiscal years 2019 and 2018, respectively:

	2019	2018
Food and Beverages	$537,383	$779,247
Liquor	433,964	573,905
Totals	$971,347	$1,353,152

The Company purchases food supplies from franchisor-approved vendors. Through volume quantity and discount agreements the Company attempts to take advantage of favorable price fluctuations where appropriate. The Company does not anticipate product shortages from any suppliers nor does it believe it is subject to vendor concentration risk, because it has an approved list of alternative suppliers on call and on demand.

The Company purchased approximately $29,844,155, $38,592,389 and $44,038,818 of food and supplies from Performance Food Group (“PFG”) during fiscal years 2019, 2018, and 2017, respectively.

BRIAD RESTAURANT GROUP, L.L.C.

Notes to Financial Statements

(4) Property and Equipment

Property and equipment consisted of the following at the end of fiscal years 2019 and 2018, respectively:

	2019	2018
Leasehold Improvements	$41,292,542	$40,668,655
Restaurant and Other Equipment	18,796,437	18,994,001
Vehicles	—	—
Totals – At Cost	60,088,979	59,662,656
Less: Accumulated Depreciation	45,511,498	41,541,645
Net Property and Equipment	$14,577,481	$18,121,011

Depreciation expense of $4,034,535, $5,542,291 and $5,772,203 was recorded in each of fiscal years 2019, 2018 and 2017, respectively.

Leasehold improvements are presented net of impairment charges of $-0-, $18,393,070, and $2,468,785 recorded in fiscal 2019, 2018, and 2017, respectively.

(5) Intangible Assets

Intangible assets consisted of the following at the end of fiscal years 2019 and 2018:

	Weighted Average Amortization Period	Cost	Accumulated Amortization	Net Fiscal 2019
Franchise Fees	15	$761,220	$564,318	$196,902
Liquor Licenses	15	2,322,854	2,237,442	185,412
Totals		$3,084,074	$2,701,760	$382,314
	Weighted Average Amortization Period	Cost	Accumulated Amortization	Net Fiscal 2018
Franchise Fees	15	$733,808	$494,069	$239,739
Liquor Licenses	15	2,322,855	2,070,510	252,345
Totals		$3,056,663	$2,564,579	$492,084

The estimated amortization expense related to intangible assets for each of the five succeeding fiscal years and thereafter as of December 30, 2019 is as follows:

2020	$120,804
2021	100,845
2022	59,643
2023	27,860
2024	18,032
Thereafter	55,130
Total	$382,314

Amortization expense for intangible assets was $142,181, $207,525 and $212,852 for fiscal years 2019, 2018, and 2017, respectively. These amounts are included in depreciation and amortization expense in the statements of operations.

BRIAD RESTAURANT GROUP, L.L.C.

Notes to Financial Statements

(6) Long-Term Debt

Syndicated Credit Facility — The Company and affiliated entities were parties in a syndicated credit facility (the “Facility”), last amended in December 2019. As described in Note 1, the Forbearance Agreement executed December 18, 2019 resulted in the removal of the Company as a party to the syndicated credit facility. The loan balances previously allocated to the Company were transferred to affiliates as an adjustment to member’s deficit.

As of December 30, 2019, the Facility had outstanding principal balances totaling $208,277,009, which is now allocated only to affiliated entities subject to the facility agreement:

	Original Amount	Current Balance
Briad Restaurant Group, L.L.C.	$99,405,647	$—
Affiliated Entities	145,594,353	208,277,009
Totals	$245,000,000	$208,277,009

Long-term debt consisted of the following:

	December 30, 2019	December 31, 2018
Term debt facility with a variable interest rate and original allocated principal amount was $125.0 million after March 2014 amendment; further revised to $99.4 million concurrent with the June 2017 amendment. Principal and interest are payable monthly through June 2024. At January 1, 2018, the interest rate was 4.49214%.	$—	$93,098,843
Promissory note with a fixed rate of 9.0%. Principal and Interest are payable to a landlord monthly through August 2019.	—	35,103
Total Indebtedness	—	93,133,946
Less: Unamortized Finance Fees	—	1,545,810
Less: Current Portion	—	91,588,136
Long-Term Debt – Net of Current Portion	—	—
Less: Unamortized Finance Fees	—	—
Long-Term Debt – Net	$—	$—

(7) Commitments and Contingencies

Leases — In 2005, the Company contributed three properties 100% owned by the Company, into a newly formed entity also 100% owned by the sole member of the Company. The then-new entity, Majestic Empire Holdings, LLC (“Majestic”), obtained title to all of the real estate and has entered into “triple net leases” with the Company for the franchise rights and locations. Between 2006 and 2019 Majestic acquired six additional properties leased to the Company. During 2019 Majestic sold all but one property to non-affiliated third parties which then entered into fair market leases with the Company. Majestic is not a guarantor of the long-term debt borrowed against the Facility, and the real property owned by Majestic does not collateralize any outstanding debt of the Company. The Company has various obligations and commitments under the third party leases for the remaining locations which may include ground leases, or entire building and land leases. The terms of these leases generally run for 10 to 20 years and have extensions and renewal options. Some of the leases contain equity percentage participation rights to the landlord, contingent upon the achievement of specified sales and revenue thresholds. Most of the leases require the Company to pay the cost of maintenance, insurance and property taxes. The Company has determined no liability is required for any asset or leasehold retirement under ASC Topic 410, Asset Retirement and Environmental Obligations.

BRIAD RESTAURANT GROUP, L.L.C.

Notes to Financial Statements

(7) Commitments and Contingencies (cont.)

Minimum rental payments for each of the next five years and thereafter under all non-cancelable operating leases in excess of one year for all restaurant locations as of December 30, 2019 are as follows:

2020	$5,992,093
2021	5,909,152
2022	5,185,558
2023	4,535,052
2024	3,907,693
Thereafter	13,933,644
Total	$39,463,192

Rent expense for the fiscal years 2019, 2018, and 2017 amounted to $8,752,308, $11,464,111 and $7,300,289, respectively, which includes both minimum and contingent rentals. Net rent expense to Majestic was $2,347,693, $4,985,965 and $31,879 for fiscal years 2019, 2018, and 2017, respectively.

Franchise Agreement -Royalty Fees and Advertising — Each Fridays Franchise Agreement (“Franchise Agreement”) requires the Company pay (1) a royalty fee and (2) advertising contributions; each based on a percentage of gross sales, as defined in the agreement, from the operations of each restaurant. The Company recorded $10,873,682, $13,654,557 and $17,500,990 of franchise royalties and advertising expenses for fiscal years 2019, 2018 and 2017, respectively. All financial obligations inherent in the Franchise Agreements are personally guaranteed by the sole member of the Company.

(8) Retirement Plans

The Company has a defined contribution 401(K) plan (the “Plan”) whereby eligible employees may defer a portion of their annual compensation up to the maximum permissible by Internal Revenue Service Code guidelines. The Company may, at its discretion, match contributions by individual participants up to 5% of compensation, as defined. In fiscal years 2019, 2018, and 2017, the Company did not match any employee contributions to the Plan.

(9) Related Party Transactions

The Company and affiliated entities under common ownership are allocated a portion of general and administrative overhead expenses attributable to these entities. The allocation is based on management’s discretion on a yearly basis. The Company incurred an overhead allocation of $5,632,334, $6,265,543 and $6,742,398 for each of fiscal years 2019, 2018 and 2017, respectively.

At January 1, 2018, the sole member of the Company owed the Company $8,639,925 from prior years cumulative advances. The principal amount of advances and interest were to be repaid based upon management’s discretion. The interest rate on these advances was 5.07% for fiscal 2018 and 2017. The Company recorded $285,222 and $354,428 of interest income on advances outstanding for each of fiscal years 2018 and 2017, respectively. The Due from Member balance was evaluated for collectability based on various facts and circumstances. After evaluating various factors, in conjunction with a closer reexamination of the Company’s assets, the sole member of the Company determined that the substance of the outstanding balance represented equity transactions and the $8,639,925 Due from Member balance was reclassified to member’s deficit in fiscal year 2018.

The Company transferred funds to and from affiliated entities which are under common ownership. Included in the fund transfers are those for construction and maintenance services provided to the Company. The transfers are based on management discretion and do not include any definitive repayments terms or conditions. At December 30, 2019, December 31, 2018 and January 1, 2018, the Company had $125,686, $30,768,768 and $25,900,264, respectively, due to affiliated entities. The affiliated entities of the Company have no intention of collecting this balance within one year of the balance sheet date; therefore, the balance was classified as non-current liabilities on the accompanying balance sheets. During fiscal 2019, several related affiliates of the Company forgave $41,407,130 of amounts due to them as of December 30, 2019.

BRIAD RESTAURANT GROUP, L.L.C.

Notes to Financial Statements

(10) Litigation

In the normal course of business, the Company is named as a defendant in various lawsuits, claims and litigation, involving actions covering contract, torts, negligence, employment and other related business issues and matters. The Company carries approved insurance policies under the Franchise Agreements. Third party insurance liability coverage is subject to a $250,000 deductible per claim. Based upon past claims experience and consultation with legal representatives, the Company will accrue a liability for estimated claims. Management of the Company believes the ultimate resolution of such matters will not materially affect the Company’s financial position or results of operations. The Company is self-insured for property loss, workers’ compensation, and general liability costs up to $25,000, $250,000, and $250,000, respectively per occurrence. Any claims exceeding these deductibles are subject to individual and aggregate stop-loss insurance coverage. All general liability and worker compensation claims are processed by third party administrators. All property claims are submitted to the insurance carrier for reimbursement if the deductible amount has been exceeded.

(11) Concentrations of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk are cash and cash equivalents. The Company places its cash and cash equivalents with high credit quality financial institutions. The amount on deposit in any one institution that exceeds federally insured limits is subject to credit risk. The Company had $1,477,376, $4,024,833 and $38,919 in excess of FDIC insured amounts at December 30, 2019, December 31, 2018 and January 1, 2018, respectively.

(12) Loss on Disposal of Assets

Fiscal 2019 Disposals — The Company closed thirteen Fridays locations in fiscal 2019. The earnings at these locations were considerably lower compared to the rate of returns realized at other comparable locations. Accordingly, the carrying value of the long-lived assets were adjusted to their estimated fair value and an impairment charge was recorded in fiscal 2018.

Location	Month Closed
City of Industry, CA	February
Temecula, CA	March
San Diego, CA	April
San Diego, CA	April
Staten Island, NY	July
Henderson, NV	August
Las Vegas, NV	August
Bayonne, NJ	November
Compton, CA	November
Bronx, NY	December
Costa Mesa, CA	December
Ontario, CA	December
Woodland Hills, CA	December

BRIAD RESTAURANT GROUP, L.L.C.

Notes to Financial Statements

(12) Loss on Disposal of Assets (cont.)

Fiscal 2018 Disposals — The Company closed seven Fridays locations in 2018. The earnings at these locations were considerably lower compared to the rate of returns realized at other comparable locations.

Location	Month	Loss
Puente Hills, CA	March	*
Brea, CA	April	*
Torrence, CA	May	*
Marlboro, NJ	May	$840,227
Freehold, NJ	October	$309,143
Flemington, NJ	November	*
WoodRidge, NJ	November	$106,612

____________

        *Because the value of the long-lived assets were recognized as impaired in previous years, the amount of loss on disposal recognized in 2018 on the location was not material.

The Company recorded other disposals at remaining Friday’s locations totaling $116,405 related to net assets replaced or removed during remodeling or in the normal course of business.

Fiscal 2017 Disposals — The Company closed three Fridays locations in 2017. The earnings at these locations were considerably lower compared to the rate of returns realized at other comparable locations. Because the value of the long-lived assets were recognized as impaired in previous years, the amount of loss on disposal recognized in 2017 was minimal.

Location	Month
Yorba Linda, CA	February
San Diego, CA	March
Phoenix, AZ	June

The Company recorded other disposals at remaining Friday’s locations totaling $562,259 related to net assets replaced or removed during remodeling to comply with franchisor’s brand standards or rebuilding or in the normal course of business.

.    .    .    .    .    .    .    .    .    .    .

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

ALLEGRO MERGER CORP.,

TGIF HOLDINGS, LLC,

TGIF MIDCO, INC.

ALLEGRO MERGER SUB, INC.

AND

ROHIT MANOCHA
(SOLELY AS A REPRESENTATIVE OF THE EQUITYHOLDERS OF TGIF HOLDINGS, LLC AND
TGIF MIDCO, INC.)

Dated as of November 8, 2019

Annex A-i

Annex A-ii

Annex A-iii

SCHEDULES

2.6	Directors and Officers of the Buyer

Annex A-iv

EXHIBITS

A	Certificate of Second Amendment of Amended and Restated Certificate of Incorporation
B	Second Amended and Restated Certificate of Incorporation
C	Amended and Restated Bylaws
D	Registration Rights Agreement

Annex A-v

INDEX TO DEFINED TERMS

THIS INDEX IS INCLUDED FOR CONVENIENCE ONLY AND
DOES NOT CONSTITUTE A PART OF THE AGREEMENT

Term	Section
2014 Plan	Section 2.3(a)
Acquired Company(ies)	Section 1.1
Action	Section 1.1
Additional Buyer SEC Reports	Section 4.9(a)
Adjusted Minimum Cash Closing Amount	Section 9.7
Affiliate	Section 1.1
Affiliated Persons	Section 11.14
Agreement	Preamble
Assets	Section 3.9
Audited Financials	Section 3.7(a)(i)
Business	Section 1.1
Business Day	Section 1.1
Buyer	Preamble
Buyer Audited Financial Statements	Section 4.9(b)
Buyer Closing Certificate	Section 9.1
Buyer Committee	Section 2.9(a)
Buyer Common Stock	Section 1.1
Buyer Disclosure Schedule	Section 1.1
Buyer Extension Approval	Section 1.1
Buyer Financial Statements	Section 4.9(b)
Buyer Material Adverse Effect	Section 1.1
Buyer Material Contracts	Section 4.8(a)
Buyer Rights	Section 1.1
Buyer SEC Reports	Section 4.9(a)
Buyer Stockholder Matters	Section 7.1(a)
Buyer Unaudited Financial Statements	Section 4.9(b)
Buyer Warrants	Section 1.1
Buyer’s Knowledge	Section 1.1
Cash Consideration	Section 1.1
Certifications	Section 4.9(a)
Closing	Section 2.4
Closing Date	Section 1.1
Closing Form 8-K	Section 7.3(c)
Closing Press Release	Section 7.3(c)
Code	Section 1.1
Company	Preamble
Company Business Combination	Section 5.3
Company Closing Certificate	Section 8.1
Company Convertible Securities	Section 2.3(a)
Company Disclosure Schedule	Section 1.1
Company Equity Interests	Recitals
Company Equityholders	Section 1.1
Company Intellectual Property Rights	Section 1.1
Company IP Registrations	Section 3.11(b)
Company Plan	Section 3.14(a)
Company Representative	Section 2.9(b)
Company Units	Section 1.1
Company’s Knowledge	Section 1.1
Compensation	Section 1.1
Confidentiality Agreement	Section 5.2(a)
Annex A-vi

Term	Section
Contemplated Transactions	Section 1.1
Contest	Section 7.15(e)
Continental	Section 7.10
Contingent Shares	Section 1.1
Contractual Obligation	Section 1.1
Converting Stockholders	Section 7.10
DGCL	Recitals
Disclosed Contracts	Section 3.16(b)
Distribution	Recitals
DLLCA	Recitals
EBITDA	Section 2.7(b)
Effective Time	Section 2.1
Employee Plan	Section 1.1
Encumbrance	Section 1.1
Environmental Laws	Section 1.1
Equity Interest	Section 1.1
Extension Shareholders’ Meeting	Section 7.19(d)
Extension Proposal	Section 7.19(a)
Extension Proxy Statement	Section 7.19(a)
ERISA	Section 1.1
Exchange Act	Section 1.1
Facilitation Fee	Section 2.8
Final Prospectus	Section 1.1
Financials	Section 3.7(a)(i)
Form 10-K	Section 2.7(a)
Founder Shares	Section 1.1
Founders	Section 1.1
Franchise Agreements	Section 3.18(a)
Franchise Sales Persons	Section 3.18(e)
GAAP	Section 1.1
Governmental Authority	Section 1.1
Governmental Order	Section 1.1
Hazardous Substance	Section 1.1
HSR Act	Section 1.1
Inbound IP Contracts	Section 3.11(c)
Information Privacy and Security Laws	Section 1.1
Intellectual Property Rights	Section 1.1
Interim Financials	Section 3.7(a)(i)
IP Contracts	Section 3.11(c)
IRS	Section 1.1
Leased Real Property	Section 3.10(a)
Legal Requirement	Section 1.1
Letter of Transmittal	Section 2.3(f)
Material Adverse Effect	Section 1.1
Merger	Recitals
Merger Consideration	Section 1.1
Merger Shares	Section 1.1
Merger Sub	Preamble
Midco	Preamble
Midco Equityholder	Section 1.1
Midco Share	Section 1.1
Minimum Cash Closing Amount	Section 1.1
Minimum Cash Closing Condition	Section 9.7
Most Recent Balance Sheet	Section 3.7(a)(i)
Most Recent Balance Sheet Date	Section 3.7(a)(i)

Annex A-vii

Term	Section
Nasdaq	Section 1.1
New Plan	Section 7.1(a)
Ordinary Course of Business	Section 1.1
Organizational Documents	Section 1.1
Outbound IP Contracts	Section 3.11(c)
Owned Real Property	Section 3.10(a)
Party(ies)	Preamble
Payment Schedule	Section 1.1
Per Share Merger Consideration	Section 1.1
Permits	Section 1.1
Permitted Encumbrance	Section 1.1
Person	Section 1.1
Personal Confidential Information	Section 1.1
Pre-Closing Consents	Section 3.26
Pre-Closing Tax Period	Section 1.1
Prior Buyer Counsel	Section 7.12(b)
Prior Company Counsel	Section 7.12(a)
Proxy Statement	Section 7.1(a)
R&W Insurance Policy	Section 11.11
Real Property	Section 3.10(a)
Real Property Leases	Section 3.10(a)
Recourse Theory	Section 11.14
Reorganization	Recitals
Representative	Section 1.1
Reviewable Document	Section 7.4(a)
Second Merger	Recitals
Second Merger Closing	Section 2.11
Section 16	Section 7.17
Securities Act	Section 1.1
Selling Holders	Section 3.28(a)
Signing Form 8-K	Section 7.3(a)
Signing Press Release	Section 7.3(b)
Special Meeting	Section 7.1(a)
Subsidiary	Section 1.1
Tax(es)	Section 1.1
Tax Return	Section 1.1
Taxing Authority	Section 1.1
Termination Date	Section 10.1(b)
TGIF Equityholder Approvals	Section 1.1
Third Party Business Combination	Section 6.3
Transfer Taxes	Section 1.1
Treasury Regulations	Section 1.1
TriArtisan Voting Units	Section 1.1
Trust Agreement	Section 4.14
Trust Fund	Section 4.14

Annex A-viii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (as amended, modified or supplemented from time to time, this “Agreement”) is made and entered into as of November 8, 2019, by and among Allegro Merger Corp., a Delaware corporation (the “Buyer”), TGIF Holdings, LLC, a Delaware limited liability company (the “Company”), TGIF Midco, Inc., a Delaware corporation (“Midco”), Allegro Merger Sub, Inc., a Delaware corporation and direct wholly-owned subsidiary of the Buyer (“Merger Sub”), and Rohit Manocha, solely in his capacity as the initial Company Representative hereunder. The Buyer, the Company, Midco, Merger Sub and the Company Representative are sometimes referred to individually as a “Party” and collectively as the “Parties”. Except as otherwise indicated, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Section 1.1 of this Agreement.

recitals

WHEREAS, prior to the date hereof, the Company Equityholders have acquired one hundred percent (100%) of the issued and outstanding equity interests of the Company (the “Company Equity Interests”) (such acquisition referred to herein as the “Reorganization”);

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Limited Liability Company Act (“DLLCA”) and the Delaware General Corporation Law (“DGCL”), the Parties intend to enter into a business combination transaction by which (i) immediately prior to the Effective Time, the Company will make a distribution of all of the shares of Midco held by the Company to the Company Equityholders (the “Distribution”), (ii) immediately following the Distribution, Merger Sub will merge with and into Midco (the “Merger”), with Midco surviving the Merger, and (iii) immediately following the Merger, Midco will merge with and into the Buyer (the “Second Merger”), with Buyer surviving the Second Merger;

WHEREAS, the boards of directors of Buyer, the Company, Midco and Merger Sub have each unanimously approved and declared advisable this Agreement and the transactions contemplated hereby; and

WHEREAS, the Parties intend that the Merger and the Second Merger shall be treated as integrated transactions that constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code (as defined below) and that this Agreement shall constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations (as defined below).

agreement

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1. Definitions. In addition to the other terms defined throughout this Agreement, the following terms will have the following meanings when used in this Agreement:

“Acquired Company(ies)” means Midco and each of its direct and indirect Subsidiaries.

“Action” means any judicial or administrative action, suit, litigation, arbitration, or proceeding, or any inquiry, audit, or investigation, whether civil or criminal, at law or in equity, brought by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such specified Person. The term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

“Business” means the business conducted by the Acquired Companies as of the date hereof.

Annex A-1

“Business Day” means any day other than a Saturday or a Sunday or a weekday on which banks in New York, New York are authorized or required to be closed.

“Buyer Common Stock” means the common stock, par value $0.0001 per share, of Buyer.

“Buyer Disclosure Schedule” means the disclosure schedule to this Agreement delivered to the Company and Midco by the Buyer and Merger Sub.

“Buyer Extension Approval” means approval of the Extension Proposal in accordance with the terms of the Buyer’s Amended and Restated Certificate of Incorporation.

“Buyer Material Adverse Effect” means (a) a material adverse effect on the business, assets, results of operations or financial condition of the Buyer and Merger Sub, taken as a whole, or (b) a material adverse effect on the ability of the Buyer and Merger Sub to consummate the Contemplated Transactions, excluding, in the case of (a) and (b), any effect resulting from, relating to or arising from: (i) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (ii) earthquakes, hurricanes, tornados or other natural or man-made disasters, acts of God or other force majeure events, (iii) any proposal, enactment or change in interpretation of, or other change in, applicable Legal Requirements, GAAP (or equivalent accounting practice in any other jurisdiction) or governmental policy or any development or effect of any investigation, audit or review of the Buyer by any Governmental Authority commencing from and after the date hereof, (iv) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions, or (v) any changes to the extent arising from or attributable to the announcement or pendency of the Contemplated Transactions or the identity of the Acquired Companies; provided, however, in the case of the foregoing clauses (i), (ii), and (iii), in the event that the Buyer is materially and disproportionately affected by such change, event, occurrence or effect relative to other participants in the business in which the Buyer operates, the extent (and only the extent) of such adverse effect, relative to such other participants, on the Buyer may be taken into account in determining whether there has been a Buyer Material Adverse Effect.

“Buyer Rights” means Buyer rights, each exchangeable for one-tenth (1/10) of one share of Buyer Common Stock upon the consummation of an initial Business Combination (as defined in the Buyer’s Amended and Restated Certificate of Incorporation).

“Buyer Units” means the 14,950,000 units of the Buyer sold in its initial public offering, each such unit consisting of one share of Buyer Common Stock, one Buyer Right, and one Buyer Warrant.

“Buyer Warrants” means the redeemable common stock purchase warrants of Buyer, each exercisable for one share of Buyer Common Stock at a price of $11.50 per share beginning thirty (30) days after the consummation of an initial Business Combination (as defined in the Buyer’s Amended and Restated Certificate of Incorporation).

“Buyer’s Knowledge,” “Knowledge of the Buyer” and similar formulations mean that one or more of Eric Rosenfeld, David Sgro and Adam Jaffe has actual knowledge of the fact or other matter at issue.

“Cash Consideration” means $30,000,000 less the product of (i) the Merger Shares and (ii) $10.15.

“Closing Date” means the date on which the Closing actually occurs.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Company Disclosure Schedule” means the disclosure schedule to this Agreement delivered to the Buyer by the Company.

“Company Equityholders” means the holders of Company Equity Interests from and after the Reorganization up to immediately prior to the Distribution.

“Company Intellectual Property Rights” means the Intellectual Property Rights owned by the Acquired Companies.

“Company Units” means the Class A Units of the Company.

Annex A-2

“Company’s Knowledge,” “Knowledge of the Company” and similar formulations mean that one or more of Ray Blanchette, Giovanna Koning and Jennifer Rote has actual knowledge of the fact or other matter at issue.

“Compensation” means, with respect to any employee, officer or consultant of the Acquired Companies, all salaries, compensation, remuneration, bonuses or benefits (including severance and issuances or grants of Equity Interests) made by any Acquired Company to or for the benefit of such Person.

“Contemplated Transactions” means the transactions contemplated by this Agreement, including (a) the Distribution, (b) the Merger, (c) the Second Merger, (d) the execution, delivery and performance of the Registration Rights Agreement, and (e) the payment of fees and expenses relating to such transactions.

“Contingent Shares” means 2,000,000 shares of Buyer Common Stock.

“Contractual Obligation” means, with respect to any Person, any legally binding contract, agreement, lease, sublease, license, or sublicense that is in effect, to which or by which such Person is bound.

“Employee Plan” means any written plan, program, policy, or arrangement that (a) is an employee benefit plan within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), (b)  provides equity-based compensation including any options to acquire units, profits interest, restricted units, and equity appreciation right or (c) any other material deferred-compensation, retirement, welfare-benefit, bonus, incentive or fringe-benefit plan or arrangement (in each case, other than any plan, program or arrangement mandated by applicable Legal Requirements).

“Encumbrance” means any mortgage, pledge, lien, security interest, attachment or other similar encumbrance (other than, in the case of a security, any restriction on the transfer of such security arising solely under Legal Requirements).

“Environmental Laws” means any Legal Requirement relating to (a) releases or threatened releases of Hazardous Substances, (b) pollution, protection, investigation, or restoration of the environment or natural resources, (c) the manufacture, handling, transport, use, presence, treatment, storage or disposal of Hazardous Substances, (d) noise, odor, wetlands, pollution, contamination, or any injury or threat of injury to persons or property, and includes but is not limited to United States federal statutes known as the Clean Air Act, Clean Water Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Endangered Species Act, Hazardous Materials Transportation Act, Migratory Bird Treaty Act, National Environmental Policy Act, Occupational Safety and Health Act, Oil Pollution Act of 1990, Resource Conservation and Recovery Act, Safe Drinking Water Act, and Toxic Substances Control Act.

“Equity Interest” means, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other Contractual Obligation which would entitle any other Person to acquire any such interest in such Person.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Prospectus” means Buyer’s Final Prospectus dated July 3, 2018.

“Founders” means each of the Eric Rosenfeld 2017 Trust No. 1, the Eric Rosenfeld 2017 Trust No. 2, David Sgro, and Gregory Monahan.

“Founder Shares” means the shares of Buyer Common Stock held by the Founders.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

Annex A-3

“Governmental Authority” means any government of any nation, state, city, locality or other political subdivision thereof, or any entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government.

“Governmental Order” means any order, writ, judgment, injunction, decree, ruling, decision, verdict or award made, issued or entered by or with any Governmental Authority.

“Hazardous Substance” means any pollutant, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon, or a contaminant or toxic or hazardous material, substance or waste.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Information Privacy and Security Laws” means all applicable Legal Requirements concerning the privacy, data protection, transfer or security of Personal Confidential Information, including, to the extent applicable, the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, the European Union General Data Protection Regulation, other local, state, federal, and foreign data security laws, data breach notification laws, and consumer protection laws.

“Intellectual Property Rights” means all right, title, and interests in and to all proprietary rights related to or arising from: (a) patents, copyrights, confidential information, inventions (whether or not patentable), improvements, know-how, and trade secrets; (b) trademarks, trade names, service marks, trade dress and the goodwill associated therewith; (c) domain names, uniform resource locators and other names and locators associated with the Internet or mobile devices or platforms; (d) software and software programs; and (e) all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto.

“IRS” means the United States Internal Revenue Service.

“Legal Requirement” means any United States federal, state or local or any foreign law, statute, standard, ordinance, decree, permit, authorization, code, rule or regulation.

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, results of operations or financial condition of the Company and the Acquired Companies, taken as a whole, or (b) a material adverse effect on the ability of the Company and the Acquired Companies to consummate the Contemplated Transactions, excluding, in the case of (a) and (b), any effect resulting from, relating to or arising from: (i) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (ii) earthquakes, hurricanes, tornados or other natural or man-made disasters, acts of God or other force majeure events, (iii) any proposal, enactment or change in interpretation of, or other change in, applicable Legal Requirements, GAAP (or equivalent accounting practice in any other jurisdiction) or governmental policy or any development or effect of any investigation, audit or review of the Company or the Acquired Companies by any Governmental Authority commencing from and after the date hereof, (iv) conditions in the industries in which the Company or the Acquired Companies operate or participate, (v) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions, or (vi) any changes to the extent arising from or attributable to the announcement or pendency of the Contemplated Transactions or the identity of the Buyer; provided, however, in the case of the foregoing clauses (i), (ii), (iii), and (iv), in the event that the Company and the Acquired Companies, taken as a whole, are materially and disproportionately affected by such change, event, occurrence or effect relative to other participants in the business and industries in which the Company or the Acquired Companies operate, the extent (and only the extent) of such adverse effect, relative to such other participants, on the Company and the Acquired Companies may be taken into account in determining whether there has been a Material Adverse Effect.

“Merger Consideration” means an amount equal to (a) the Cash Consideration, plus (b) the Merger Shares, plus (c) the Contingent Shares, if any.

Annex A-4

“Merger Shares” means the aggregate number of shares of Buyer Common Stock elected to be received by Midco Equityholders as a portion of their respective Per Share Merger Consideration pursuant to Section 2.3(f), which, for the avoidance of doubt, does not include the Contingent Shares or the Founder Shares.

“Midco Equityholder” means the holders of Midco Equity Interests from and after the Distribution up to immediately prior to the Effective Time, which for the avoidance of doubt includes the holders of options granted under the 2014 Plan.

“Midco Share” means a share of the common stock of Midco, par value $0.01 per share.

“Minimum Cash Closing Amount” means $30,000,000.

“Nasdaq” means the Capital Market of the Nasdaq Stock Market.

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Payment Schedule” means a schedule, prepared by the Company, setting forth (i) the name of each Midco Equityholder, (ii) such Midco Equityholder’s pro rata allocation of the Merger Consideration, (iii) the mix of Cash Consideration and Merger Shares elected to be received by such Midco Equityholder in satisfaction of the Per Share Merger Consideration and (iv) the wire instructions for payment of any Cash Consideration payable to such Midco Equityholder, as later updated in accordance with Section 2.3(f) to reflect the respective pro rata allocations of any Contingent Shares that are payable pursuant to this Agreement among the Midco Equityholders.

“Per Share Merger Consideration” means the Merger Consideration, allocated on a per share basis among all of the Midco Equityholders, with the mix of Cash Consideration and Merger Shares to be received by each such Midco Equityholder at the Closing to be at the election of such holder (subject to Section 2.3(b)) by notice to the Company not more than fifteen (15) Business Days after the date of this Agreement; provided, however, that if any Midco Equityholder does not make such election within such time period, such Midco Equityholder shall be deemed to have elected to receive all of its Per Share Merger Consideration in the form of Merger Shares.

“Permits” means, with respect to any Person, any license, permit or other similar authorization issued by, or otherwise granted by, any Governmental Authority to which or by which such Person is subject or bound.

“Permitted Encumbrance” means (a) statutory liens for current Taxes, special assessments or other governmental or quasi-governmental charges not yet due and payable or the amount or validity of which is being contested in good faith in appropriate proceedings for which adequate reserves have been established in accordance with GAAP or the financial statements, (b) mechanics’, materialmen’s, carriers’, workers’, warehousemens’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business and not delinquent, (c) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected land or building by the Acquired Companies, (d) covenants, conditions, restrictions, easements, Encumbrances and other similar matters of record affecting title to the property or asset to which they relate, but which do not adversely affect in any material respect the value of the property or asset to which they relate or materially impair the ability of an Acquired Company to use or operate the property or asset to which they relate in substantially the same manner as it was used or operated prior to the Closing Date, (e) liens to secure landlords, lessors or renters under leases or rental agreements, (f) liens incurred or deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security regulations, (g) purchase money security interests and other vendor security for the unpaid

Annex A-5

purchase of goods and Encumbrances securing rental payments under capital lease arrangements, (h) title of a lessor under any capital or operating lease, (i) licenses in Intellectual Property Rights granted in the Ordinary Course of Business, (j) de minimis Encumbrances that arise by operation of law in the Ordinary Course of Business, and (k) Encumbrances listed on Section 1.1 of the Company Disclosure Schedule.

“Person” means any individual or any corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“Personal Confidential Information” means any information, in any form, that could reasonably be used to identify, contact, or locate a single person, that is governed, regulated, or protected by one or more Information Privacy and Security Laws or that is covered by the Payment Card Industry Data Security Standard.

“Pre-Closing Tax Period” means any taxable period or portion thereof ending on or before the Closing Date.

“Representative” means, with respect to any Person, any director, officer, employee, agent, manager, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person, directly or indirectly through one or more Subsidiaries, (a) owns at least 50% of the outstanding Equity Interests entitled to vote generally in the election of the board of directors or similar governing body of such other Person, or (b) has the power to generally direct the business and policies of that other Person, whether by contract or as a general partner, managing member, manager, joint venturer, agent or otherwise.

“Tax” or “Taxes” means any and all federal, provincial, state, local or foreign income, gross receipts, payroll, employment, customs duty, excise, severance, stamp, occupation, premium, windfall profits, capital stock, franchise, profits, withholding, deduction at source, social security (or similar, including the Federal Insurance Contributions Act), unemployment, employment insurance, disability, real property, personal property, sales, use, transfer, registration, goods and services, value added, capital, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, filed or required to be filed with any Taxing Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any United States, federal, state, local or any foreign or other Governmental Authority responsible for the imposition, assessment or collection or administration of any Tax.

“TGIF Equityholder Approvals” means approvals (including by written consent) of this Agreement and the Contemplated Transactions by (i) holders of a majority of the issued and outstanding TriArtisan Voting Units, (ii) the board of directors of the Company, (iii) the board of directors of Midco, and (iv) holders of a majority of Midco Equity Interests.

“Transfer Taxes” means any sales, use, stock transfer, value added, real property transfer, real property recording, transfer, stamp, registration, documentary, recording or similar duties or similar taxes together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with the Contemplated Transactions.

“Treasury Regulations” means the regulations promulgated under the Code.

“TriArtisan Voting Units” means all of the Company Units issued or issuable to, or otherwise held by, TriArtisan TGIF Partners LLC and MJTA Associates III TGIF LLC and any of their respective Affiliates.

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Section 1.2. Matters of Construction.

(a) Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” will mean “including, without limitation,” and (vi) the word “or” will be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents will be deemed to include all subsequent amendments and other modifications thereto.

(c) Unless the context of this Agreement otherwise requires, references to statutes will include all regulations promulgated thereunder.

(d) The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction will be applied against any Party.

(e) Unless otherwise specified, references to documents being “made available” will mean that any such document was (i) delivered to the Buyer or its counsel or (ii) posted as of 6:00 p.m. ET on the date prior to the date of this Agreement in the online data room maintained by the Acquired Companies with respect to the Contemplated Transactions.

ARTICLE II
MERGER AND RELATED MATTERS

Section 2.1. The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub will merge with and into Midco, the separate corporate existence of Merger Sub shall cease, and Midco shall continue as the surviving company after the Merger. The Merger will be consummated immediately upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware, or at such other time as may be agreed by the Buyer and the Company in writing and specified in such filings (the “Effective Time”). The effect of the Merger will be as provided in this Agreement, the Certificate of Merger, and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers, franchises, debts, liabilities, and duties of Merger Sub and Midco shall vest in Midco as the surviving company following the Merger.

Section 2.2. Governing Documents. At the Effective Time, the Certificate of Incorporation and Bylaws of Merger Sub shall become the Certificate of Incorporation and Bylaws of the surviving company, except that the name of the surviving company shall be “TGIF Midco, Inc.”

Section 2.3. Effect on Securities. Subject to the terms and conditions of this Agreement, by virtue of the Distribution, the Merger and this Agreement and without any further action on the part of the Parties or the holders of any of the securities of the Company or Midco, the following shall occur:

(a) Treatment of Company Convertible Securities. In connection with the Merger and effective as of the Distribution, each option (or portion thereof) granted under Midco’s 2014 Stock Option Plan (the “2014 Plan”) that is then outstanding and vested will be automatically cancelled, and in respect of such cancellation the holder thereof shall be entitled to receive an amount equal to (i) the excess, if any, of (A) the Per Share Merger Consideration, over (B) the per share exercise price, multiplied by (ii) the number of Midco Shares subject to such option (or portion thereof), such payment to be paid in such mix of Cash Consideration and Merger Shares as Midco’s board of directors (or a committee thereof) shall determine consistent with the 2014 Plan and Section 2.3(b), subject to applicable tax withholding, not later than the next payroll date following the consummation of the Merger (or at such other time or times required by Section 409A of the Code.) Any holder of options that are cancelled in consideration for a payment as described in the preceding sentence shall be treated as a Midco Equityholder for purposes of Section 2.7 and shall be entitled to receive Contingent Shares, or a cash payment in lieu of such Contingent Shares, in accordance with this Agreement at the time set forth Section 2.7. Effective as of the Distribution, each outstanding option (other than the options described in the first sentence of this Section 2.3(a)), warrant, convertible note, and other derivative security of the Company and the Acquired Companies (collectively, the “Company Convertible

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Securities”), to the extent then unconverted or unexercised, will be automatically cancelled without consideration and without any liability to the Company. As of immediately prior to the Distribution, the only securities of the Company outstanding shall be Company Units and the only securities of Midco outstanding shall be Midco Shares.

(b) Conversion of Midco Shares. Effective as of immediately following the Distribution and immediately prior to the Merger, each Midco Share issued and outstanding immediately prior to the Effective Time will be automatically converted, at the Effective Time, into the right to receive the Per Share Merger Consideration, with such mix of Cash Consideration and Merger Shares as each Midco Equityholder elects (or is deemed to have elected) in accordance with Section 2.3(f) to be paid at Closing; provided, however, that if the product of (i) $10.15 and (ii) the Merger Shares is less than forty percent (40%) of the Merger Consideration payable at Closing, then, as necessary to preserve the status of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, the portion of the Merger Consideration payable upon the Closing that is elected by Midco Equityholders to be paid in Cash Consideration shall be instead paid in Buyer Common Stock so that the product of (x) $10.15 and (y) the Merger Shares is equal to at least forty percent (40%) of the total Merger Consideration paid on a cumulative basis to the Midco Equityholders under this Agreement, with the determination of the adjustment to the mix of Cash Consideration and Merger Shares for each Midco Equityholder to be within the equitable good faith discretion of the Persons owning immediately prior to the Effective Time at least two-thirds of the then outstanding Midco Shares.

(c) Cancellation of Treasury and Buyer-Owned Units. Each Midco Share held by Midco, Buyer or any Subsidiary of Midco or Buyer immediately prior to the Effective Time shall be cancelled and extinguished without any conversion or payment in respect thereof.

(d) Adjustments to Merger Consideration. The number of shares of Buyer Common Stock issuable as Merger Consideration shall be equitably adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into shares of Buyer Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of Buyer Common Stock occurring on or after the date hereof but at or prior to the Effective Time (or, as it relates to the Contingent Shares, prior to the date of issuance of such shares in accordance with Section 2.7).

(e) Fractional Shares. No fraction of a share of Buyer Common Stock will be issued by virtue of the Merger, and each Person who would otherwise be entitled to a fraction of a share of Buyer Common Stock any time Buyer Common Stock is distributed to any such Person pursuant to this Agreement (after aggregating all fractional shares of Buyer Common Stock that otherwise would be received by such Person in connection with such distribution) shall, upon compliance with this Section 2.3, receive from Buyer, in lieu of such fractional share, one (1) share of Buyer Common Stock.

(f) Exchange Procedures. Each Company Equityholder that shall become a Midco Equityholder upon consummation of the Distribution shall execute and deliver to the Company and Midco a letter of transmittal, in the form specified by the Company (each, a “Letter of Transmittal” and collectively, the “Letters of Transmittal”) no later than fifteen (15) Business Days after the date of this Agreement, which shall include such Company Equityholder’s election with respect to its desired mix (subject to Section 2.3(b)) of Cash Consideration and Merger Shares. The Company shall provide copies of all Letters of Transmittal received from such equityholders to Buyer not later than sixteen (16) Business Days after the date of this Agreement. At least two (2) Business Days prior to the Closing Date, Midco shall deliver to the Buyer the Payment Schedule and all Letters of Transmittal. At the Closing, each Midco Equityholder, each of whom shall have executed and delivered to the Company and Midco a Letter of Transmittal, shall receive the Per Share Merger Consideration in exchange for each Midco Share held by such Midco Equityholder as of immediately prior to the Closing, in each case as set forth opposite the name of such Midco Equityholder on the Payment Schedule. The Company Representative shall update the Payment Schedule to reflect the pro rata allocations among the Midco Equityholders of any Contingent Shares that may be earned, and provide such updated Payment Schedule to the Buyer at least two (2) Business Days prior to the payment date for such additional consideration.

(g) Required Withholding. Buyer shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. Buyer shall provide notice of any withholding that it intends to make (or cause to be made) in connection with consideration payable or otherwise deliverable pursuant to this Agreement (other than any withholding required in connection with amounts properly treated as compensation for

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applicable Tax purposes) at least fifteen (15) days prior to the date of the relevant payment, and the Parties shall (and shall cause their Affiliates to) cooperate to minimize or eliminate any potential withholding. To the extent such amounts are so deducted or withheld consistent with the terms of this Section 2.3(g), such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(h) No Further Ownership Rights in Midco Shares. The Merger Consideration payable in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to all Midco Shares and there shall be no further registration of transfers on the records of Midco of Midco Shares that were outstanding immediately prior to the Effective Time.

Section 2.4. The Closing. The closing of the Contemplated Transactions (the “Closing”) will take place at 10:00 a.m. New York time at the offices of Graubard Miller, 405 Lexington Avenue, 11th Floor, New York, NY, 10174 on the second Business Day following the satisfaction or waiver of each of the conditions set forth in Article VIII and Article IX hereof (other than those conditions which can be satisfied only at the Closing, but subject to the satisfaction or waiver of such conditions at Closing), or at such other time and place as may be agreed to by the Buyer and the Company. Subject to the provisions of Article X of this Agreement, the failure to consummate the Closing on the date and time determined pursuant to this Section 2.4 will not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement.

Section 2.5. Deliveries at Closing. At the Closing, each Party shall deliver or cause to be delivered all of the certificates, instruments, and other documents required to be delivered by such Party pursuant to Article VIII or Article IX, as applicable.

Section 2.6. Directors, Officers and Managing Members. Effective on the Closing Date, the directors and officers of the Buyer shall be as set forth on Schedule 2.6.

Section 2.7. Earnout.

(a) Buyer will issue the Contingent Shares to the Midco Equityholders, pro rata in accordance with the Payment Schedule, upon the first to occur of: (i) the Buyer’s annual EBITDA equals or exceeds $70 million, as reported in Buyer’s annual report on Form 10-K filed with the SEC (“Form 10-K”) for the year ended December 31, 2020, 2021 or 2022 or (ii) the last sales price of the Buyer Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30) trading day period at any time after the Closing Date and prior to December 31, 2022.

(b) As used herein, “EBITDA” means with respect to any future period, as determined in accordance with GAAP, the consolidated net earnings of Buyer, before interest income or expense, income taxes, depreciation, amortization, expenses arising solely from the Contemplated Transactions charged to income in such future period, and, as reported in the Buyer’s Form 10-K, extraordinary one-time items and stock based compensation. The term “EBITDA” (i) excludes any earnings from companies acquired by the Buyer after the Closing Date, (ii) excludes any earnings from franchises acquired by the Acquired Companies from the date hereof up to and including the Closing Date or by the Buyer after the Closing Date (except in connection with the Acquired Companies’ planned acquisition of franchise stores as described in Section 5.1(b)(vii) of the Company Disclosure Schedule), in either case net of the franchise fee income Buyer would have received if such franchise had not been acquired, and (iii) includes any earnings from any company-owned business sold to a franchisee after the Closing Date (but not double counting franchise fee income received by the Buyer in respect thereof).

(c) The Contingent Shares shall be issued within five (5) Business Days after, (i) in the case of the occurrence of the event described in Section 2.7(a)(i) above, the Buyer files its Form 10-K for the fiscal year then ended, or (ii) in the case of the occurrence of the event described in Section 2.7(a)(ii) above, the last trading day in such thirty-day period, in the case of each of (i) and (ii) above, with no action being required on the part of the Midco Equityholders.

(d) At all times while the Contingent Shares are earnable, Buyer shall use commercially reasonable efforts to ensure that the Buyer Common Stock remains listed on Nasdaq and Buyer shall keep available for issuance a sufficient number of unissued shares of Buyer Common Stock to permit Buyer to satisfy its issuance obligations set forth in this Section 2.7 and shall take all actions required to increase the authorized number of shares of Buyer Common Stock if at any time there shall be insufficient authorized unissued shares to permit such reservation.

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If at any time while Contingent Shares are earnable, Buyer pays a dividend on shares of Buyer Common Stock by the issuance of additional shares of Buyer Common Stock, or effects a subdivision or combination or consolidation of the outstanding shares of Buyer Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Buyer Common Stock, then in each such case, (i) the number of Contingent Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Buyer Common Stock (including any other shares so reclassified as Buyer Common Stock) outstanding immediately after such event and the denominator of which is the number of shares of Buyer Common Stock that were outstanding immediately prior to such event, and (ii) the Buyer Common Stock price value set forth in Section 2.7(a)(ii) above shall be appropriately adjusted to provide to the Midco Equityholders the same economic effect as contemplated by this Agreement prior to such event.

(e) The Parties agree that issuance and delivery of the Contingent Shares shall be treated by the Parties for income Tax purposes as an adjustment to the Merger Consideration, except as otherwise required by Legal Requirements.

Section 2.8. Facilitation Fee. At the Closing, Cowen and Company, LLC or its assigns shall be entitled to receive the amounts set forth below (collectively, the “Facilitation Fee”):

(a) an amount in cash equal to $3,800,000, payable by the Buyer by wire transfer of immediately available funds to the account designated by Cowen and Company, LLC;

(b) an aggregate of 796,875 Founder Shares, transferred from the Founders pro rata; and

(c) an aggregate of up to an additional 478,125 Founder Shares transferred from the Founders pro rata if the Buyer requests in writing assistance from Cowen and Company, LLC or an Affiliate of the Company to locate additional investors to purchase shares of Buyer Common Stock or otherwise secure sufficient additional capital to enable Buyer to satisfy the Minimum Cash Closing Condition, with the number of additional Founder Shares transferred to be determined as follows: the product of (i) 478,125 Founder Shares and (ii) the quotient of (x) the actual dollar amount of capital invested in Buyer directly attributable to the efforts of Cowen and Company, LLC divided by (y) the Adjusted Minimum Cash Closing Amount.

provided, that, for a period of one (1) year after the Closing, all Founder Shares so transferred shall remain in escrow and continue to be subject to the restrictions on transfer applicable to such shares as set forth in the Final Prospectus.

Section 2.9. Buyer Committee; Company Representative.

(a) Prior to the Closing, the board of directors of Buyer shall appoint a committee (“Buyer Committee”) consisting of one or more of its then members to act on behalf of Buyer to take all necessary actions and make all decisions pursuant to this Agreement regarding matters related to the Contemplated Transactions as may be required after the Closing Date. In the event of a vacancy in the Buyer Committee, the board of directors of Buyer, or after the consummation of the Merger, a majority of those Persons who served on Buyer’s board of directors immediately prior to the Closing Date, shall appoint as a successor some other Person who would qualify as an “independent” director of Buyer and who has not had any relationship with the Company prior to the Closing.

(b) The Company Equityholders and the Midco Equityholders have designated Rohit Manocha as the initial representative (the “Company Representative”) to represent the interests of the Company Equityholders and the Midco Equityholders to take all necessary actions and make all decisions pursuant to this Agreement after the date hereof, giving consents and approvals hereunder, and making those determinations hereunder that are specifically reserved to the Company Representative by the terms hereof. If such Person ceases to serve in such capacity, for any reason, the Company (or, following the Distribution and the Closing, those members of the board of directors of Buyer who were members of the board of directors of the Company prior to the Distribution) shall appoint his successor. The Company Representative shall (i) have no liability to Buyer, the Company, any Acquired Company, any Subsidiary or Affiliate of the foregoing or any equityholder of any of the foregoing (including any Company Equityholder and any Midco Equityholder) with respect to actions taken or omitted to be taken in his capacity as the Company Representative, and (ii) be entitled to indemnification by the Acquired Companies against any loss, liability, or expenses arising out of actions taken or omitted to be taken in his capacity as the Company Representative.

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Section 2.10. Distribution. Effective immediately prior to the Effective Time, the Company will distribute one hundred percent (100%) of the issued and outstanding Midco Shares to the Company Equityholders, and the Company Equityholders’ ownership of such Midco Shares shall be reflected on the books and records of Midco.

Section 2.11. The Second Merger. Immediately after the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Midco will merge with and into the Buyer (the direct parent of Midco), the separate corporate existence of Midco shall cease, and the Buyer shall continue as the surviving company after the Second Merger. The Second Merger will be consummated immediately upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware, or at such other time as may be agreed by the Buyer and the Company in writing and specified in such filings (the “Second Merger Closing”). The effect of the Second Merger will be as provided in this Agreement, the Certificate of Merger, and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Second Merger Closing, all of the property, rights, privileges, powers, franchises, debts, liabilities, and duties of Midco shall vest in the Buyer. The Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Buyer, in the forms attached as Exhibit B and Exhibit C hereto, respectively, shall be the Organizational Documents of the surviving company.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING
THE ACQUIRED COMPANIES

In order to induce the Buyer to enter into and perform this Agreement and to consummate the Contemplated Transactions, the Company, for itself and on behalf of the Acquired Companies, hereby represents and warrants to the Buyer as follows, in each case except as set forth on the Company Disclosure Schedule (with disclosures on one section of the Company Disclosure Schedule qualifying representations in non-corresponding sections of this Article III to the extent their applicability is reasonably apparent on its face):

Section 3.1. Organization. The Company and each Acquired Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Company and each of the Acquired Companies is duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases Real Property or conducts business and is required to so qualify except where the failure to so qualify has not had, and would not reasonably be expected to have, a Material Adverse Effect. Each jurisdiction in which the Company and the Acquired Companies are so licensed or qualified is listed in Section 3.1 of the Company Disclosure Schedule. The Company and each of the Acquired Companies has all requisite power and authority necessary to own, lease, operate and use its assets and carry on the Business as it is now being conducted. Complete and correct copies of the Organizational Documents of the Company and each Acquired Company, as amended and currently in effect, have been made available.

Section 3.2. Power and Authorization. The Company and Midco have received the TGIF Equityholder Approvals. The Company and each Acquired Company has all requisite power and authority necessary for, and has duly authorized by all necessary action, the execution, delivery and performance by it of this Agreement and the consummation of the Contemplated Transactions. The execution and delivery of this Agreement by each of the Company and Midco and the consummation by the Company and Midco of the Contemplated Transactions have been, or will be, duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company or Midco are necessary to authorize this Agreement or to consummate the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by the Company and Midco and, assuming due authorization, execution, and delivery thereof by the other Parties, constitutes the legal and binding obligation of the Company and Midco, enforceable against the Company and Midco in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 3.3. Authorization of Governmental Authorities. Except for (a) compliance with applicable requirements of the HSR Act, (b) such additional governmental filings and approvals (if any) as are set forth on Section 3.3 of the Company Disclosure Schedule and (c) such other consents, approvals, authorizations, Permits, filings or notifications (if any) as will have been obtained or made at or prior to Closing and which are set forth in Section 3.3 of the Company Disclosure Schedule, no action by (including any authorization by or consent or approval of), or in respect of, or filing with, any Governmental Authority is required by or on behalf of the Company or any of the

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Acquired Companies or in respect of the Company or any of the Acquired Companies for, or in connection with, (i) the valid and lawful authorization, execution, delivery and performance by the Company of this Agreement or (ii) the consummation of the Contemplated Transactions.

Section 3.4. Non-contravention. Neither the authorization, execution, delivery or performance by the Company or any of the Acquired Companies of this Agreement, nor the consummation of the Contemplated Transactions, will:

(a) subject to compliance with the requirements specified in Section 3.3(a), (b) or (c), result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any material Legal Requirement applicable to the Company or any of the Acquired Companies;

(b) result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or require any action by (including any authorization, consent or approval) or notice to, or increase any payment to, any Person under, any of the terms, conditions or provisions of (i) any Disclosed Contract (except to the extent that any such breach, violation, default, termination, acceleration, or other action would not delay or impair the ability the Company to enter into this Agreement or to consummate the Contemplated Transactions) or (ii) the Organizational Documents of the Company or any of the Acquired Companies;

(c) result in the creation or imposition of any material Encumbrance on any material asset of the Acquired Companies other than Permitted Encumbrances; or

(d) result in the triggering, acceleration, or increase of any payment to any Person pursuant to any Disclosed Contract, including any “change of control” or similar provision.

Section 3.5. Capitalization.

(a) Authorized and Outstanding Equity Interests.

(i) As of the date hereof, the entire Equity Interests of the Company are as set forth on Section 3.5 of the Company Disclosure Schedule. All of the issued and outstanding Equity Interests of the Company have been duly authorized, are validly issued, free and clear of all Encumbrances, in compliance in all respects with all Legal Requirements, have not been issued in violation of any preemptive or subscription rights, and are not subject to any preemptive or subscription rights that will survive the Closing Date, except for rights granted in agreements entered into in connection with the Reorganization that will be terminated at or prior to Closing. The Company Equityholders have no obligation to make further payments for their purchase of Company Units or contributions to the Company by reason of their ownership of Company Units or their status as members of the Company. The Company has no issued or outstanding Equity Interests other than such Equity Interests that are set forth on Section 3.5 of the Company Disclosure Schedule, and the Company does not hold any units of its Equity Interests in its treasury, in each case, as of the date hereof.

(ii) All of the issued and outstanding Equity Interests of the Company are held by the Company Equityholders.

(iii) The Company has not granted (i) any preemptive rights or other similar rights in respect of any Equity Interests in the Company, except for rights granted in agreements entered into in connection with the Reorganization that will be terminated at or prior to Closing, or (ii) any warrants, equity appreciation rights, phantom units, or other securities convertible into or exercisable or exchangeable for any Equity Interests in the Company. Except for the Contemplated Transactions, there is no Contractual Obligation to which the Company is party, or provision in the Organizational Documents of the Company, which obligates the Company to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, any Equity Interest in the Company, except for obligations included in agreements entered into in connection with the Reorganization that will be terminated at or prior to Closing. The Company has not granted any rights with respect to registration under the Securities Act of any Equity Interests in the Company, except for rights granted in agreements entered into in connection with the Reorganization that will be terminated at or prior to Closing. There is no voting trust, rights plan, anti-takeover plan, or other agreement or understanding to which the Company is a party or by which the Company is bound with respect to any Equity Interests of the Company, except as provided in agreements entered into in connection with the Reorganization that will not survive Closing.

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(iv) Except as set forth on Section 3.5 of the Company Disclosure Schedule, neither the Company nor any Acquired Company has any outstanding bonds, debentures, notes, or other obligations the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the holders of Equity Interests of the Company on any matter.

(v) No outstanding Equity Interests of the Company are unvested or subjected to a repurchase option, risk of forfeiture, or other condition under any applicable agreement with the Company, except as provided in agreements entered into in connection with the Reorganization that will not survive Closing, and which will be treated as set forth in Section 2.3(a).

(b) Subsidiaries. The Company has no direct or indirect Subsidiaries other than those listed in Section 3.5 of the Company Disclosure Schedule. Except as set forth in Section 3.5 of the Company Disclosure Schedule, the Company owns all of the outstanding equity securities of the Subsidiaries, free and clear of all Encumbrances other than Permitted Encumbrances, either directly or indirectly through one or more other Subsidiaries; provided, that references in this sentence to the Company shall instead refer to Midco following the Distribution. All of the issued and outstanding Equity Interests of each Acquired Company (1) have been duly authorized and, if in a corporation, are validly issued, fully paid and non-assessable, (2) are not subject to any preemptive or subscription rights that will survive the Closing Date, and (3) are not subject to any Encumbrances other than Permitted Encumbrances. As of the date hereof, all of the issued and outstanding Equity Interests of each Acquired Company are held, directly or indirectly, of record by the Person(s) and in the amounts set forth on Section 3.5 of the Company Disclosure Schedule. Each such Acquired Company has no issued or outstanding Equity Interests other than such Equity Interests that are set forth on Section 3.5 of the Company Disclosure Schedule, and each Acquired Company does not hold any of its Equity Interests in its treasury, in each case, as of the date hereof. No Acquired Company has granted any preemptive rights or other similar rights in respect of any Equity Interests in such Acquired Company, except for rights granted in agreements entered into in connection with the Reorganization that will not survive the Closing. In connection with the Contemplated Transactions, there is no Contractual Obligation to which any Acquired Company is party, or provision in the Organizational Documents of any such Acquired Company, which obligates any such Acquired Company to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, any Equity Interest in such Acquired Company, except as provided in agreements entered into in connection with the Reorganization that will not survive closing. Except as terminated prior to the Closing, no Acquired Company has granted any rights with respect to registration under the Securities Act of any Equity Interests in the Company. Except for its direct and indirect Equity Interests in the Acquired Companies, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any Contractual Obligation as of the date hereof under which it may become obligated to make any future investment in or capital contribution to any other entity.

Section 3.6. Compliance. The Company and each Acquired Company is in compliance with all, and is not in violation of any, Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, and the businesses and activities of the Company and each Acquired Company have not been and are not being conducted in violation of any Legal Requirements, except, in each case, for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect. No written notice of material non-compliance with any material Legal Requirement has been received by the Company or any of the Acquired Companies (and the Company has no Knowledge of any such notice delivered to any other Person). No Acquired Company is in violation of any term of any Contractual Obligation to which it is a party, except as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.7. Financial Matters.

(a) Financial Statements. The Buyer has been furnished with each of the following:

(i) the audited consolidated balance sheets of TGI Friday’s Inc. and its consolidated subsidiaries as of December 31, 2018, December 25, 2017 and December 26, 2016, and the related audited consolidated statements of income, cash flOw and changes in stockholders’ equity of TGI Friday’s Inc. and its consolidated subsidiaries for the fiscal years then ended, accompanied by any notes thereto and the reports of TGI Friday’s Inc.’s independent accountants with respect thereto (collectively, the “Audited Financials”); and

(ii) the unaudited consolidated balance sheet of TGI Friday’s Inc. and its consolidated subsidiaries for the three- and nine-month periods ended September 30, 2019 (respectively, the “Most Recent Balance Sheet” and the

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date thereof, the “Most Recent Balance Sheet Date”) and the related unaudited consolidated statement of income of TGI Friday’s Inc. and its consolidated subsidiaries for the quarter then ended (the “Interim Financials” and, together with the Audited Financials, the “Financials”).

(b) Compliance with GAAP. The Financials (including any notes thereto) (i) accurately reflect in all material respects and (ii) fairly present, in all material respects, the consolidated financial position and results of operations of TGI Friday’s Inc. and its consolidated subsidiaries on the dates and for the periods specified therein, all in accordance with GAAP (subject, in the case of the Interim Financials, to the absence of statements of cash flows and stockholders’ equity and footnotes and, in each case, to year-end and periodic reclassifications and adjustments that are not expected to have a Material Adverse Effect). The Acquired Companies have never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(c) Absence of Undisclosed Liabilities. None of the Acquired Companies has any liabilities which are of a nature required by GAAP to be reflected in a balance sheet or the notes thereto except for (i) liabilities included in the Most Recent Balance Sheet, (ii) liabilities incurred in the Ordinary Course of Business since the Most Recent Balance Sheet Date or in contemplation of the Contemplated Transactions or with respect thereto and (iii) liabilities that do not constitute a Material Adverse Effect.

(d) Auditor. To the Company’s Knowledge, the accountant engaged by TGI Friday’s Inc. with respect to the Financials has at all required times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to TGI Friday’s Inc. and its consolidated subsidiaries within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(e) Controls. TGI Friday’s, Inc. has established and maintained a system of internal accounting controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Financials in accordance with GAAP.

Section 3.8. Absence of Certain Developments. Except for steps taken in connection with the Reorganization, from the Most Recent Balance Sheet Date to the date hereof, (a) there has not been any Material Adverse Effect, (b) the Business has been conducted in the Ordinary Course of Business (aside from steps taken in contemplation of the Contemplated Transactions), and (c) neither the Company nor any of the Acquired Companies has taken any action that would have required the prior written consent of the Buyer under Section 5.1 if such action had been taken after the date hereof and prior to the Closing.

Section 3.9. Ownership of Assets. Except as would not have a Material Adverse Effect, the Acquired Companies have good and valid title to, or a valid leasehold interest in, or adequate rights to use, all buildings, machinery, equipment, and other tangible assets which are necessary for the conduct of their business as currently conducted (the “Assets”). As to Assets not disposed of in the Ordinary Course of Business since the Most Recent Balance Sheet Date, such Assets are free and clear of all material Encumbrances, except for Permitted Encumbrances and, in the case of any non-owned Asset, for Encumbrances contained in the Contractual Obligation to use such Asset.

Section 3.10. Real Property.

(a) Section 3.10(a) of the Company Disclosure Schedule sets forth a list of the addresses of all real property (i) owned by any of the Acquired Companies (“Owned Real Property”) or (ii) leased, subleased or licensed by any of the Acquired Companies (“Leased Real Property,” and together with the Owned Real Property, the “Real Property”). Section 3.10(a) of the Company Disclosure Schedule also identifies (i) with respect to each Owned Real Property, the Acquired Company that is the owner of such Owned Real Property and (ii) with respect to each Leased Real Property, each lease, sublease, or other Contractual Obligation under which such Leased Real Property is occupied or used (“Real Property Leases”).

(b) The Acquired Companies have good and valid, fee simple title in and to the Owned Real Property, free and clear of all Encumbrances other than Permitted Encumbrances. There are no Contractual Obligations under which the Acquired Companies have granted to any Person other than the Acquired Companies the right of use or occupancy of any of the Real Property and there is no Person (other than any of the Acquired Companies) in possession of any of the Real Property. The Company has made available accurate and complete copies of the Real

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Property Leases, in each case as amended or otherwise modified and in effect. To the Company’s Knowledge, no eminent domain or condemnation Action is pending or threatened that would preclude or impair the use of any Real Property.

Section 3.11. Intellectual Property.

(a) Non-Infringement. Except as set forth on Section 3.11(a) of the Company Disclosure Schedule: (i) no Acquired Company has received in writing any charge, complaint, claim, demand or notice alleging any material infringement, misappropriation, or violation of the Intellectual Property Rights of any third party, and (ii) the operation of the Business as is currently conducted does not infringe or misappropriate the Intellectual Property Rights of any third party. Except as set forth on Section 3.11(a) of the Company Disclosure Schedule, (x) the Company IP Registrations (as defined below) are not the subject of any challenge received in writing and (y) to the Company’s Knowledge, no Person is infringing upon any Company Intellectual Property Rights in any manner that would be reasonably expected to give rise to a Material Adverse Effect.

(b) Scheduled Intellectual Property Rights. Section 3.11(b) of the Company Disclosure Schedule identifies all patents, patent applications, registered trademarks and registered copyrights, applications for trademark and copyright registrations, and domain names, owned by the Acquired Companies (collectively, the “Company IP Registrations”). Except for Company IP Registrations abandoned in the Ordinary Course of Business, each of the Company IP Registrations is valid and subsisting. Except as set forth on Section 3.11(b) of the Company Disclosure Schedule, one of the Acquired Companies exclusively owns and possesses all right, title and interest in and to the Company IP Registrations.

(c) IP Contracts. Section 3.11(c) of the Company Disclosure Schedule identifies each Contractual Obligation the loss or disruption of which may be reasonably expected to cause a Material Adverse Effect (i) under which any of the Acquired Companies use or license Intellectual Property Rights that any Person besides the Acquired Companies own other than off-the-shelf software (the “Inbound IP Contracts”) and (ii) under which any of the Acquired Companies have granted to any Person any right or interest in any Company Intellectual Property Rights (the “Outbound IP Contracts”) that materially affects the Acquired Companies’ use of or rights in any Company Intellectual Property Rights (including settlement agreements and covenants not to sue) (such Contractual Obligations, together with the Inbound IP Contracts and Outbound IP Contracts, the “IP Contracts”).

(d) Company IP. Except as set forth on Section 3.11(d) of the Company Disclosure Schedule, and as would not be reasonably expected to have a Material Adverse Effect, the Acquired Companies own or otherwise have the right to use all Intellectual Property Rights required or necessary for the conduct of the Business, free and clear of all Encumbrances other than Permitted Encumbrances. No Company Intellectual Property Rights are subject to (i) any Action, Contractual Obligation, or Governmental Order that restricts the use, transfer or licensing thereof by the Acquired Companies (other than restrictions contained in the IP Contracts disclosed in Section 3.11(c) of the Company Disclosure Schedule), or (ii) which may affect the validity, use or enforceability of such Company Intellectual Property Rights, which could reasonably be expected to have a Material Adverse Effect.

(e) Data Privacy.

(i) To the Company’s Knowledge, there has not been a material data security breach or material unauthorized access, use, loss, disclosure, or publication of any Personal Confidential Information owned, used, maintained, received, or controlled by or on behalf of any Acquired Company, including any unauthorized access, use, disclosure, or publication of Personal Confidential Information that would constitute a breach for which notification to individuals and/or Governmental Authorities is required under any applicable Information Privacy and Security Laws to which such Acquired Company is subject.

(ii) The Acquired Companies’ collection, maintenance, transmission, transfer, use, disclosure, storage, disposal, and security of Personal Confidential Information has complied in all material respects with (i) applicable Information Privacy and Security Laws, (ii) Disclosed Contracts that govern Personal Confidential Information, (iii) Payment Card Industry Data Standards, and (iv) applicable privacy policies of the Acquired Companies. No Action is pending or, to the Company’s Knowledge, threatened in writing against an Acquired Company relating to the processing or security of Personal Confidential Information.

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Section 3.12. Permits. Each of the Acquired Companies has been duly granted all Permits necessary for the conduct of the Business by it and the ownership use and operation of its Assets, and all such Permits are in full force and effect, and no cancellation of any of the Permits is pending or to the Company’s Knowledge threatened, except where the failure to hold such Permits would not be reasonably expected to result in a Material Adverse Effect. None of the Acquired Companies is, in any material respect, in breach or violation of any Permit. The Contemplated Transactions will not cause the cancellation of, or require the consent of any Person with respect to, any Permit.

Section 3.13. Tax Matters.

(a) Each of the Acquired Companies has timely filed, or has caused to be timely filed on its behalf (after giving effect to valid extensions), all income and other material Tax Returns required to be filed by it on or before the date of this Agreement. All such Tax Returns were correct and complete in all material respects insofar as they reflect the liability for Taxes due. All material amounts of Taxes owed by any of the Acquired Companies (whether or not shown on any Tax Return) have been paid. None of the Acquired Companies currently is the beneficiary of any extension of time within which to file any Tax Return (other than extensions obtained in the Ordinary Course of Business). No material claim has ever been made by a Taxing Authority in a jurisdiction where any of the Acquired Companies does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b) Each of the Acquired Companies has (i) withheld and paid to the appropriate Taxing Authority all material amounts of Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or stockholder and (ii) materially complied with all filings required with respect thereto, including without limitation IRS Forms W-2 and 1099.

(c) There is no material outstanding audit or examination concerning any Tax Return referred to in Section 3.13(a) either (i) claimed, threatened, or raised in writing by a Taxing Authority, or (ii) as to which an Acquired Company or the directors and officers (and employees responsible for Tax matters) of the Acquired Companies has knowledge.

(d) There is no material Tax deficiency outstanding, proposed or assessed against the Acquired Companies, nor has any Acquired Company executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax (other than extensions obtained in the Ordinary Course of Business). The Acquired Companies have complied in all material respects with all Legal Requirements with respect to payments made to third parties with respect to any Taxes.

(e) No adjustment with respect to an outstanding audit or exam relating to any Tax Returns filed by an Acquired Company has been proposed (i) in writing, formally or informally, by any Governmental Authority, or (ii) as to which any of the Acquired Companies and the directors and officers (and employees responsible for Tax matters) of the Acquired Companies has knowledge.

(f) No Acquired Company has been included in any “consolidated,” “unitary,” “combined” or similar Tax Return provided for under the Legal Requirements of the United States or any non-U.S. jurisdiction or state as a member of an affiliated group or otherwise (other than a group including the common parent of which is an Acquired Company), and has no liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6, or any similar Legal Requirement, as a successor or transferee.

(g) None of the Acquired Companies is a party to or bound by any Tax sharing agreement providing for the allocation of Taxes among members of an affiliated, consolidated, combined or unitary group, other than any such agreement (i) as to which only Acquired Companies are parties or (ii) that is a commercial contract entered into in the Ordinary Course of Business and not primarily related to Taxes.

(h) None of the Acquired Companies is currently subject to any Encumbrances, other than Permitted Encumbrances, imposed on any of its assets as a result of the failure or alleged failure of any Acquired Company to pay any Taxes.

(i) The Acquired Companies have no liability for any unpaid Taxes which have not been accrued for or reserved on the balance sheets included in the Financials, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that (i) may have accrued since the end of the most recent fiscal year in connection with the operation of the Business in the Ordinary Course of Business or (ii) would not reasonably be expected to have a Material Adverse Effect.

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(j) No Acquired Company is currently, or has ever, engaged in, been a beneficiary of, or otherwise participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2). Each Acquired Company has disclosed on its respective United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of Section 6662 of the Code.

(k) No Acquired Company has distributed stock of another Person nor had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(l) No Acquired Company is a party to a gain recognition agreement under Section 367 of the Code and no Acquired Company has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(m) No Acquired Company is, nor has it ever been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

Section 3.14. Employee Benefit Plans.

(a) Section 3.14(a) of the Company Disclosure Schedule lists all material Employee Plans that the Acquired Companies sponsor or maintain, or to which the Acquired Companies contribute or are obligated to contribute, in each case, for the benefit of current or former employees (each a “Company Plan”). With respect to each Company Plan, the Company has made available accurate and complete copies of each of the following: (i) the plan document together with all amendments thereto, and any trust agreements, (ii) any summary plan descriptions or employee handbooks, (iii) in the case of any plan that is intended to be qualified under Code Section 401(a), the most recent determination or opinion letter from the IRS and (iv) in the case of any plan for which Forms 5500 are required to be filed, the most recently filed Form 5500. Except as disclosed in Section 3.14(a) of the Company Disclosure Schedule, each Company Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without resulting in a Buyer Material Adverse Effect.

(b) None of the Acquired Companies or any other Person that would be considered a single employer with the Acquired Companies under the Code or ERISA sponsors or maintains a plan subject to Title IV of ERISA or Code Section 412, or contributes to or is obligated to contribute to a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

(c) Each Company Plan, including any associated trust or fund, has been administered in all material respects in accordance with its terms and applicable Legal Requirements. All contributions, reserves, or premium payments required to be made or accrued as of the date hereof to the Company Plans have been timely made or accrued in all material respects. There is no pending or, to the Company’s Knowledge, threatened Action relating to a Company Plan, other than routine claims in the Ordinary Course of Business for benefits provided for by the Company Plans. To the Company’s Knowledge there are no audits, inquiries, or proceedings pending or threatened by any Governmental Authority with respect to any Company Plan.

(d) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter from the IRS to such effect (or has timely filed for such letter, or is an IRS approved prototype or volume submitter plan), and, to the Company’s Knowledge, no event has occurred that could reasonably be expected to adversely affect such qualified status.

(e) Except as required under applicable Legal Requirements or continuation coverage in the nature of severance for a duration that does not exceed twelve months following termination of employment and as reflected in Section 3.14(e) of the Company Disclosure Schedule, no Company Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment.

(f) Except as set forth in Section 3.14(f) of the Company Disclosure Schedule, there are no plans or commitments to establish any new plan of the Acquired Companies, or to materially modify any Company Plan.

(g) Except as set forth in Section 3.14(g) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will (i) result in any material payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming

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due to any manager, member of the board of directors, officer, executive, employee, or consultant of an Acquired Company under any Company Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

Section 3.15. Environmental Matters. Except as set forth in Section 3.15 of the Company Disclosure Schedule, since December 31, 2014, (a) the Acquired Companies are in compliance with all material applicable Environmental Laws in all material respects, (b) there has been no release of any material amount of any Hazardous Substance by an Acquired Company on or upon any site (including soils, groundwater, surface water, air, buildings, or other structures) currently owned, leased or otherwise operated or used by the Acquired Companies, or formerly owned, leased, or otherwise operated or used by the Acquired Companies and arising out of the Acquired Companies’ activities during the period of ownership, occupation, lease, operation, or use, or to the Company’s Knowledge during any prior period, (c) the Acquired Companies have not received any written notice, demand, letter, claim or request for information alleging that any Acquired Company may be in violation of or liable under any Environmental Law, (d) there have been no Hazardous Substances generated by any of the Acquired Companies that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority in the United States, and (e) there are no underground storage tanks located on, no PCBs (polychlorinated biphenyls) or PCB-containing equipment used or stored on and no hazardous waste as defined by the Resource Conservation and Recovery Act stored on, any site owned or operated by any of the Acquired Companies, except for the storage of hazardous waste in compliance with Environmental Laws.

Section 3.16. Contracts.

(a) Section 3.16 of the Company Disclosure Schedule lists each of the following Contractual Obligations to which any Acquired Company is bound:

(i) any Contractual Obligation (or group of related Contractual Obligations) valued at over $1,000,000 for the sale of products or services or for the purchase of products or services which will, by its terms, extend over a period of more than one (1) year after the date hereof;

(ii) any Contractual Obligation pursuant to which a material partnership or joint venture was established;

(iii) any Contractual Obligation made other than in the Ordinary Course of Business (x) providing for the grant of any preferential rights of first offer or first refusal to purchase or lease any material Asset of the Acquired Companies or (y) providing for any exclusive right to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Acquired Company valued in excess of $500,000, in each case that is not freely terminable by the Acquired Companies on ninety (90) days’ notice;

(iv) any Contractual Obligation under which an Acquired Company has permitted any material Asset to become, or to become subject to, an Encumbrance (other than by a Permitted Encumbrance);

(v) any Contractual Obligation providing for the employment or consultancy of any Person on a full-time, part-time, consulting or other basis or otherwise providing Compensation or other benefits to any officer, director, employee or consultant (other than a Company Plan) in excess of $200,000 per year;

(vi) any collective bargaining agreement with any labor union;

(vii) any Contractual Obligation containing covenants that (A) restrict any Acquired Company from any solicitation, hiring or engagement of any Person or the solicitation of any customer or (B) limit the freedom of any Acquired Company or any Affiliate thereof to engage in any line of business or compete with any Person;

(viii) any outstanding general or special powers of attorney executed by or on behalf of an Acquired Company;

(ix) any Contractual Obligation under which an Acquired Company has advanced or loaned an amount to, or received a loan, note, or other instrument, agreement, or arrangement for or relating to the borrowing of money from, any of its Affiliates, members, officers, managers, members of the board of directors, or employees, other than in the Ordinary Course of Business;

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(x) any Contractual Obligation (or group of related Contractual Obligations) the performance of which mandates payment of consideration in excess of $1,000,000 per annum over the remaining life of such Contractual Obligation, other than (A) any Contractual Obligation that is terminable by an Acquired Company at will without material liability and on less than ninety (90) days’ notice and (B) purchase orders received in the Ordinary Course of Business;

(xi) any guaranty by an Acquired Company or any Affiliate of any obligation of another, other than in the Ordinary Course of Business and in excess of $500,000; and

(xii) any obligation to register any Equity Interests with any Governmental Authority.

(b) The Acquired Companies have made available copies of each Contractual Obligation listed on Section 3.16 of the Company Disclosure Schedule that are accurate and complete, in each case, as amended or otherwise modified and in effect. Each Contractual Obligation required to be disclosed on Section 3.16 of the Company Disclosure Schedule (the “Disclosed Contracts”) is in full force and effect and is enforceable against each party to such Contractual Obligation. None of the Acquired Companies nor, to the Company’s Knowledge, any other party to any Disclosed Contract is in material breach or violation of, or default under, or has repudiated any provision of, any Disclosed Contract.

Section 3.17. Related Party Transactions. To the Company’s Knowledge, no Affiliate of any of the Acquired Companies: (a) has any material interest in any Asset owned or leased by any of the Acquired Companies or used in connection with the Business, (b) is indebted to the Acquired Companies, or (c) is engaged in any material transaction, arrangement, or understanding with any of the Acquired Companies, other than through the ownership of Equity Interests as disclosed in Section 3.5 of the Company Disclosure Schedule or payments made to, and other Compensation provided to, officers and directors (or equivalent) in the Ordinary Course of Business.

Section 3.18. Franchisees and Suppliers.

(a) Section 3.18(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all current franchise agreements and development agreements to which any Acquired Company is a party (collectively, the “Franchise Agreements”), including the name of the franchisee or developer, date of the agreement, its term and location of restaurant(s) or development area. All Franchise Agreements are valid, binding, and enforceable and, except as disclosed in Section 3.18(a) of the Company Disclosure Schedule, to the Company’s Knowledge, no event of default has occurred and is continuing under such Franchise Agreements, and the Acquired Companies have not issued any default notices, forbearance agreements, workout plans, or similar arrangements, with respect to any Franchise Agreements, which notices, agreements, plans or arrangements remain effective. Except as disclosed in Section 3.18(a) of the Company Disclosure Schedule, no Acquired Company has granted a waiver or consent with respect to a provision of such Franchise Agreement regarding a counterparty’s obligation to make payments of royalty fees, contributions to any marketing development fund, or expenditures for advertising purposes. From the Most Recent Balance Sheet Date to the date hereof, none of such franchisees has cancelled or terminated its business relationship with the Acquired Companies. Each existing Franchise Agreement complies with all applicable Legal Requirements.

(b) Section 3.18(b) of the Company Disclosure Schedule sets forth a complete and accurate list of the ten (10) largest suppliers of materials, products or services to the Acquired Companies (measured by the aggregate amount purchased by the Acquired Companies) during the fiscal years ended on December 31, 2018 and December 31, 2017. From the Most Recent Balance Sheet Date to the date hereof, none of such suppliers has cancelled or terminated its business relationship with the Acquired Companies.

(c) Neither the execution and delivery of this Agreement nor the performance of the Contemplated Transactions is inconsistent with any provision of any Franchise Agreement, will require the consent of any franchisee or developer, or will trigger any rights of rescission or termination thereunder.

(d) The Acquired Companies have complied with all Legal Requirements with respect to the identification of prospective franchisees and the offer and sale of franchises, including without limitation any registration, notice, waiting period, or other requirement under the rules of the Federal Trade Commission or state law. Section 3.18(d) of the Company Disclosure Schedule sets forth each state or other jurisdiction in which any Acquired Company is currently registered to sell its franchises, or is currently exempt from any registration requirement under the

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Legal Requirements, or with which any Acquired Company has filed an application for registration or has filed (where such filing is required) an application for exemption from registration to sell franchises, and the effective date and expiration date of each such registration and exemption. The Acquired Companies have made all required disclosures in any franchise offering circular required by applicable Legal Requirements, and neither an Acquired Company nor an Affiliate has offered for sale, accepted an offer, or sold a franchise except in compliance with the Legal Requirements. Except as disclosed in any Franchise Offering Circular, the Company has received no written notice of any violation by any Acquired Company of any franchise law from any Governmental Authority and, to the Company’s Knowledge, no allegations of violations by any Acquired Company of any state franchise registration, disclosure, relationship or termination law have been made by any Governmental Authority.

(e) Section 3.18(e) of the Company Disclosure Schedule sets forth a complete and accurate list of all independent sales representatives, area developers, agents, employees, contractors, brokers or consultants authorized by the Company to offer or sell franchises (collectively, “Franchise Sales Persons”). Section 3.18(e) of the Company Disclosure Schedule is a complete and correct list of all written or oral agreements or arrangements (and with respect to oral agreements a description thereof) with such Franchise Sales Persons under which an Acquired Company has authorized any Franchise Sales Persons to offer or sell franchises on behalf of an Acquired Company or agreed to rebate or share amounts receivable under any Franchise Agreement and indicating which of such agreements are in default and may be terminated by an Acquired Company by notice to the other party.

(f) Except as disclosed in any Franchise Offering Circular, to the Company’s Knowledge, no director, manager, managing member, officer or other executive of an Acquired Company that has offered or sold franchises, and who has had management responsibilities relating to the franchisees offered by such Acquired Company, and no Franchise Sales Person has: (i) had any Action pending against that person alleging a violation of a franchise, antitrust or securities law, fraud, unfair or deceptive practices or comparable allegations; (ii) been subject to any currently effective order of any national securities association or national securities exchange, as defined in the Exchange Act, suspending or expelling such person from membership in such association or exchange; (iii) been convicted of a felony or pleaded nolo contendere to a felony charge; or been held liable in a civil action by final judgment or been the subject of a material Action involving violation of a franchise, antitrust or securities law, fraud, unfair or deceptive practices or comparable allegations; (iv) been subject to a currently effective injunctive or restrictive order or decree relating to the franchise offered by the applicable Acquired Company, or under a federal, state or foreign franchise, securities, antitrust, trade regulation or trade practice law resulting from a concluded or pending Action or proceeding brought by a public agency; (v) has filed as a debtor (or had filed against it) a petition to start an Action under the U.S. Bankruptcy Code; (vi) has obtained a discharge of its debts under the U.S. Bankruptcy Code; or (vii) except as otherwise provided in Section 3.18(f) of the Company Disclosure Schedule, was a principal officer of a company or a general partner of a partnership that either filed as a debtor or had filed against it a petition to start an Action under the U.S. Bankruptcy Code or that obtained a discharge of its debts under the U.S. Bankruptcy Code during or within one year after the officer or general partner of such Acquired Company held this position in the company or partnership.

(g) To the Company’s Knowledge, except as set forth on Section 3.18(g) of the Company Disclosure Schedule, and except as would not be reasonably expected to have a Material Adverse Effect, (i) since December 31, 2014, the Acquired Companies have not issued any default notice alleging that any franchise is not in compliance with all current written Company standards, specifications, and procedures applicable to the franchise, which notice remains outstanding (ii) no product or service not authorized by the Acquired Companies is offered or sold by any franchise, and all products and services required to be offered, sold, and provided by franchisees are offered, sold, and provided, (iii) each franchisee obtains all inventory, supplies, and other items used in the operation of the franchise from suppliers approved or designated in writing by the Company, (iv) all managers and supervisors employed at each franchise meet the training standard certifications and qualifications of the Company, and each franchisee uses Company training materials for the training of franchise employees and personnel, (v) the operation of each franchise conforms to the territorial and customer restrictions set forth in such franchise’s respective Franchise Agreement, each franchisee operates each franchise in the approved location, and each franchise honors all national account, loyalty, discount, and customer affinity programs required under the Company specifications, and (vi) there is no Action pending or threatened against any franchisee or with respect to any franchise.

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Section 3.19. Labor Matters.

(a) There have been no strikes, work slowdowns, work stoppages or lockouts between any employees of any of the Acquired Companies, on the one hand, and any of the Acquired Companies, on the other hand. None of the Acquired Companies is a party to any collective bargaining agreement or other labor union contract, and no employee of any of the Acquired Companies is represented by a labor union with respect to such employment. To the Company’s Knowledge, there has been no organizational effort made or threatened by any labor union to organize any employees of any of the Acquired Companies.

(b) True and complete information as to the name and current job title, base salary, and target bonus for all current executive officers of the Acquired Companies has been provided to Buyer in Section 3.19 of the Company Disclosure Schedule. Other than as set forth in Section 3.19 of the Company Disclosure Schedule, each employee of the Acquired Companies is terminable “at will” subject to applicable severance entitlements or notice periods as set forth by applicable Legal Requirement or in any applicable employment agreement, and there are no agreements or understandings between any Acquired Company and any of its employees that their employment will be for any particular period. None of the executive officers of any Acquired Company has given written notice of any intent to terminate his or her employment with any Acquired Company within the twelve (12)-month period following the date hereof.

(c) The Acquired Companies are in compliance in all material respects with all Legal Requirements respecting hiring, employment, termination of employment, employment practices, terms and conditions of employment, employment discrimination, harassment, retaliation, reasonable accommodation, wages and hours, and employee health and safety, and no Acquired Company is liable for any arrears of wages or penalties with respect thereto, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All amounts that an Acquired Company is legally required to withhold from its employees’ wages and to pay to any Governmental Authority as required by Legal Requirements have been withheld and paid, and the Acquired Companies do not have any outstanding obligation to make any such withholding or payment, other than with respect to an open payroll period. There are no pending, or to the Company’s Knowledge, threatened in writing Actions against an Acquired Company by any employee in connection with such employee’s employment or termination of employment by such Acquired Company.

Section 3.20. Litigation; Governmental Orders. Except as set forth on Section 3.20 of the Company Disclosure Schedule, there is no pending or, to the Company’s Knowledge, threatened, Action to which any of the Acquired Companies is a party (either as plaintiff or defendant) or to which its Assets are subject, with an amount at issue of $250,000 or more. No Governmental Order has been issued that is applicable specifically to any of the Acquired Companies or their respective Assets. To the Company’s Knowledge, no allegations of sexual harassment have been made against any officer, manager, director, executive employee, or managing member of the Acquired Companies or against any manager or supervisor of a Franchise which could reasonably be expected to result in a Material Adverse Effect.

Section 3.21. Insurance. Section 3.21 of the Company Disclosure Schedule sets forth a list of the material insurance policies that cover the Acquired Companies. The list includes for each such policy, the type of policy, form of coverage, the policy number and the name of the insurer. The Company has made available a true and accurate copy of the Company’s policy digest covering all such policies. Each such policy is legal, valid, binding, and enforceable in accordance with its terms, in full force and effect (or has been renewed), all premiums have been paid, none of the Acquired Companies is in default with respect to its obligations under any of such policies, and no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received. The coverages provided by such insurance policies are believed by the Company to be reasonably adequate in amount and scope for the Acquired Companies’ business and operations, including any insurance required to be maintained by Disclosed Contracts.

Section 3.22. Brokers. Except for the Facilitation Fee payable to Cowen and Company, LLC or its assigns as set forth in Section 2.8 hereof, no investment banker, financial advisor, broker, or finder has acted for or on behalf of the Company Equityholders or any Affiliate in connection with this Agreement or the Contemplated Transactions, and neither the Company Equityholders nor any Acquired Company has entered into any agreement with any person which will result in the obligation of Buyer, the Company, or Midco to pay any finder’s fee, brokerage fees, commission, or similar compensation in connection with the Contemplated Transactions.

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Section 3.23. Restrictions on Business Activities. To the Company’s Knowledge, there is no Contractual Obligation or Governmental Order binding upon any Acquired Company or its Assets or to which such Acquired Company is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of such Acquired Company, any acquisition of property by such Acquired Company, or the conduct of business by such Acquired Company as it is currently conducted, other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have a Material Adverse Effect.

Section 3.24. Anti-Corruption Matters. None of the Company or any of the Acquired Companies nor, to the Company’s Knowledge, any officer, director, manager, member of the board of directors, employee or agent of any of the foregoing has, (i) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Governmental Authority, (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment under any applicable Legal Requirement relating to anti-corruption, bribery, or similar matters. To the Company’s Knowledge, no Governmental Authority is investigating, examining, or reviewing the Company’s compliance with any applicable provisions of any Legal Requirement relating to anti-corruption, bribery, or similar matters.

Section 3.25. Certain Provided Information. The information relating to the Company and the Acquired Companies supplied by any Acquired Company or their Affiliates or Representatives specifically for inclusion in the Proxy Statement will not, as of the date on which the Proxy Statement, or any amendment or supplement thereto, is first distributed to the holders of Buyer Common Stock or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

Section 3.26. Contracts. Section 3.26 of the Company Disclosure Schedule sets forth a list of all material Contractual Obligations to which any of the Acquired Parties are a party which require a consent, approval, or waiver, whether of an Affiliate or Third Party, in connection with the Contemplated Transactions (the “Pre-Closing Consents”).

Section 3.27. Board Approval. The board of directors or other similar entity of the Company (including any required committee or subgroup thereof) has, as of the date of this Agreement, duly approved this Agreement and the Contemplated Transactions in accordance with the Organizational Documents thereof.

Section 3.28. Reorganization. The Company Equityholders have consummated the Reorganization. In connection therewith:

(a) The Company ensured that each holder of outstanding Equity Interests of the Company prior to the Reorganization that sold Company Units pursuant to a purchase agreement dated as of October 2019 (the “Selling Holders”) represented and warranted in such purchase agreement that it: (i) was aware of the pending potential merger transaction between the Company and one or more of its affiliates and the Buyer, and the ongoing negotiations between such parties in respect thereof, and considered the risks and potential benefits of such potential transaction in making the decision to sell Company Units, and (ii) had access to such information regarding the business, finances and prospects of the Company and its affiliates and such other matters with respect to the interests sold as a reasonable person would consider in evaluating the sale of Company Units in connection with the Reorganization.

(b) The Company Equityholders caused all documentation necessary to effect the Reorganization to have been received, approved, and authorized, as applicable, including but not limited to all documentation relating to the transfer of Company Units from the Selling Holders to the Company Equityholders.

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER AND MERGER SUB

In order to induce the Company and Midco to enter into and perform this Agreement and to consummate the Contemplated Transactions, each of the Buyer and Merger Sub represents and warrants to the Company and Midco as follows, in each case except as set forth on the Buyer Disclosure Schedule (with disclosures on one section of the Buyer Disclosure Schedule qualifying representations in non-corresponding sections of this Article IV to the extent their applicability is reasonably apparent on its face):

Section 4.1. Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business in all material respects as now conducted. Merger Sub is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business in all material respects as now conducted.

Section 4.2. Power and Authorization. Each of Buyer and Merger Sub has all requisite power and authority necessary for, and has duly authorized by all necessary action on the part of each of Buyer and Merger Sub, the execution, delivery and performance by each of Buyer and Merger Sub of this Agreement and the Registration Rights Agreement and the consummation of the Contemplated Transactions. Each of this Agreement and the Registration Rights Agreement (a) has been (or, in the case of the Registration Rights Agreement, will be when executed and delivered at the Closing) duly executed and delivered by Buyer and/or Merger Sub, as applicable, and (b) is (or in the case of the Registration Rights Agreement, will be when executed and delivered at the Closing) enforceable against Buyer and/or Merger Sub in accordance with its terms.

Section 4.3. Authorization of Governmental Authorities. Except for (a) compliance with applicable requirements of the HSR Act, (b) such additional governmental filings and approvals (if any) as are set forth on Section 4.3 of the Buyer Disclosure Schedule and (c) such other consents, approvals, authorizations, Permits, filings or notifications (if any) as will have been obtained or made at or prior to Closing, no action by (including any authorization, consent or approval of), or in respect of, or filing with, any Governmental Authority is required by or on behalf of Buyer or Merger Sub for, or in connection with, (i) the valid and lawful authorization, execution, delivery and performance by Buyer and Merger Sub of this Agreement and the Registration Rights Agreement or (ii) the consummation of the Contemplated Transactions by Buyer and Merger Sub.

Section 4.4. Non-contravention. Neither the authorization, execution, delivery, or performance by Buyer and Merger Sub of this Agreement or the Registration Rights Agreement nor the consummation of the Contemplated Transactions will, in any material respect:

(a) subject to compliance with the requirements specified in Section 4.3(a), (b) or (c), result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any material Legal Requirement applicable to Buyer or Merger Sub;

(b) result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or require any action by (including any authorization, consent or approval) or notice to, or increase any payment to, any Person under, any of the terms, conditions or provisions of (i) any Contractual Obligation of Buyer or Merger Sub (except to the extent that any such breach, violation, default, termination, acceleration, or other action would not delay or materially impair the ability of Buyer to enter into this Agreement or the Registration Rights Agreement or to consummate the Contemplated Transactions), or (ii) the Organizational Documents of Buyer or Merger Sub;

(c) result in the creation or imposition of any material Encumbrance on any material asset of the Buyer or Merger Sub other than Permitted Encumbrances; or

(d) result in the triggering, acceleration, or increase of any payment to any Person pursuant to any Contractual Obligation of Buyer or Merger Sub, including any “change of control” or similar provision.

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Section 4.5. Capitalization.

(a) Section 4.5 of the Buyer Disclosure Schedule sets forth the authorized, issued, and outstanding Equity Interests of Buyer. Other than as set forth in Section 4.5 of the Buyer Disclosure Schedule or as contemplated in this Agreement and the Registration Rights Agreement, (i) there are no Equity Interests of the Buyer reserved for issuance upon the exercise of outstanding options, warrants, convertible notes, debentures, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments or other convertible or exchangeable securities, (ii) there are no subscriptions, options, warrants, equity securities, calls, rights (including preemptive rights), commitments or agreements of any character to which Buyer or, to Buyer’s Knowledge, any Affiliate of Buyer is a party or by which it is bound obligating Buyer or, to Buyer’s Knowledge, any Affiliate of Buyer to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, or make any payment (including any dividend or distribution) in respect of, any Equity Interest, or obliging Buyer or, to Buyer’s Knowledge, any Affiliate of Buyer to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement, (iii) there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan, or other agreement or understanding to which Buyer is a party or by which Buyer is bound with respect to any Equity Interest of Buyer, and (iv) no outstanding Equity Interests or convertible or exchangeable securities of Buyer are unvested or subject to a repurchase option, risk of forfeiture, or other similar condition under any applicable agreement with Buyer. All outstanding Equity Interests have been, and the Buyer Common Stock to be issued in connection with the Contemplated Transactions, upon issuance, will be, duly authorized and validly issued, free and clear of all Encumbrances, in compliance in all respects with all Legal Requirements and all requirements set forth in any applicable Organizational Documents or Contractual Obligation to which Buyer is a party or is otherwise bound, or pursuant to any subscriptions, options, warrants, equity securities, calls, rights (including preemptive rights) commitments or any similar rights, and are or, upon issuance will be, fully paid and nonassessable.

(b) The authorized and outstanding Equity Interests of Merger Sub is 100 shares of common stock. Buyer owns all of the outstanding Equity Interest of Merger Sub, free and clear of all Encumbrances. There are no (i) Equity Interests of Merger Sub reserved for issuance upon the exercise of outstanding options, warrants, convertible notes, debentures, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments or other convertible or exchangeable securities, (ii) subscriptions, options, warrants, equity securities, calls, rights (including preemptive rights), commitments or agreements of any character to which Merger Sub is a party or by which it is bound obligating Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, or make any payment (including any dividend or distribution) in respect of, any Equity Interest, or obliging Merger Sub to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement, (iii) no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan, or other agreement or understanding to which Merger Sub is a party or by which Merger Sub is bound with respect to any Equity Interest of Merger Sub, and (iv) no outstanding Equity Interests or convertible or exchangeable securities of Merger Sub are unvested or subject to a repurchase option, risk of forfeiture, or other similar condition under any applicable agreement with Merger Sub.

Section 4.6. Buyer Subsidiaries. Other than Merger Sub, Buyer has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any Equity Interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Merger Sub has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any Equity Interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated.

Section 4.7. Litigation. There is no pending or, to the Buyer’s Knowledge, threatened, Action to which Buyer or Merger Sub is a party (either as plaintiff or defendant) or to which its or their assets are subject which is reasonably expected to be materially adverse to the operations of Buyer. No Governmental Order has been issued that is applicable specifically to Buyer, Merger Sub, or its or their material assets. To the Buyer’s Knowledge, no allegations of sexual harassment have been made against any officer or director of Buyer or Merger Sub.

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Section 4.8. Buyer Material Contracts; No Defaults.

(a) Section 4.8 of the Buyer Disclosure Schedule sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which Buyer is a party (the “Buyer Material Contracts”), other than any such Buyer Material Contract that is listed as an exhibit to Buyer’s annual report on Form 10-K for the year ended December 31, 2018.

(b) Except for any Buyer Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, the Buyer Material Contracts are in full force and effect and represent the legal, valid, binding, and enforceable obligations of the Buyer thereto and, to the knowledge of the Buyer, represent the legal, valid, binding, and enforceable obligations of the other parties thereto.

Section 4.9. Buyer SEC Reports and Financial Statements.

(a) The Buyer has timely filed all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC under the Exchange Act or the Securities Act since Buyer’s incorporation to the date hereof (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Buyer SEC Reports”) and will have filed registration statements, reports, schedules, forms, statements and other documents required to be filed subsequent to the date hereof through the Closing Date (collectively, including all exhibits thereto, the “Additional Buyer SEC Reports”). All Buyer SEC Reports, Additional Buyer SEC Reports, any correspondence from or to the SEC or Nasdaq (other than such correspondence in connection with the initial public offering of Buyer) and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. §1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction. The Buyer has heretofore furnished to the Company and its outside counsel true and correct copies of all amendments and modifications that have not been filed by the Buyer with the SEC to all agreements, documents and other instruments that previously had been filed by the Buyer with the SEC and are currently in effect. The Buyer SEC Reports were, and the Additional Buyer SEC Reports will be, prepared in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. No Buyer SEC Reports contained, and no Additional Buyer SEC Reports will contain, in each case, as of their respective dates, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to Buyer or the Buyer SEC Reports. To the knowledge of Buyer, as of the date hereof, (i) none of the Buyer SEC Reports is the subject of ongoing SEC review or outstanding SEC comment and (ii) neither the SEC nor any other Governmental Authority is conducting any investigation or review of any Buyer SEC Report. The Certifications are each true and correct. The Buyer maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Each director and executive officer of the Buyer has filed with the SEC on a timely basis all statements required with respect to Buyer by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 4.9(a), the term “file” shall be construed to include filing or furnishing on EDGAR.

(b) The audited financial statements of Buyer (“Buyer Audited Financial Statements”) and unaudited interim financial statements of Buyer (“Buyer Unaudited Financial Statements” and, together with the Buyer Audited Financial Statements, the “Buyer Financial Statements”) (including, in each case, the notes and schedules thereto) included in the Buyer SEC Reports, or to be included in the Additional Buyer SEC Reports, (x) complied, or will comply, as to form in all material respects with, and in the case of Buyer Financial Statements filed following the date hereof will comply with, the published rules and regulations of the SEC with respect thereto, (y) were prepared, or will be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10 Q of the SEC) and Regulation S-X or Regulation S-K, as applicable, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable, and (z) fairly present, and in the case of Buyer Financial Statements filed following the date hereof, will fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes), in all material respects the financial position of

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Buyer and its Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. The Buyer has no off-balance sheet arrangements that are not disclosed in the Buyer SEC Reports. No financial statements other than those of the Buyer are required by GAAP to be included in the consolidated financial statements of the Buyer. Except as set forth in the Buyer Financial Statements, Buyer does not have any liabilities or obligations of the type required to be disclosed in its financial statements in accordance with GAAP, except liabilities and obligations (i) incurred since September 30, 2019 in the ordinary course of business, (ii) incurred since September 30, 2019 pursuant to or in connection with this Agreement or the Contemplated Transactions, (iii) disclosed in this Agreement (or its schedules) or (iv) which would not reasonably be expected to be material to the Buyer.

(c) The books of account, minute books and transfer ledgers and other similar books and records of Buyer have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which have not been so set forth.

(d) Except as otherwise noted in the Buyer Financial Statements, the accounts and notes receivable of Buyer reflected in the Buyer Financial Statements: (i) arose from bona fide sales transactions in the Ordinary Course of Business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies, (iii) are not subject to any valid set-off or counterclaim to which Buyer has been notified in writing as of the date hereof except to the extent set forth in such balance sheet contained therein, and (iv) are not the subject of any Actions or proceedings brought by or on behalf of Buyer as of the date hereof.

Section 4.10. Absence of Certain Developments. Except as set forth in the Buyer SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, (a) there has not been any change, development, condition or event that has been materially adverse to Buyer; (b) the Buyer’s business and related operations have been conducted in all material respects in the Ordinary Course of Business (aside from steps taken in contemplation of the Contemplated Transactions); or (c) the Buyer has not taken any action that would have required the prior written consent of the Company under Section 5.1(b) if such action had been taken on or after the date hereof and prior to the Closing.

Section 4.11. Employees; Employee Benefit Plans.

(a) Other than as described in the Buyer SEC Reports, the Buyer and Merger Sub have never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by the Buyer’s officers and directors in connection with activities on the Buyer’s behalf in an aggregate amount not in excess of the amount of cash held by Buyer outside of the Trust Fund, neither the Buyer nor Merger Sub has any unsatisfied liability with respect to any employee, officer or director.

(b) Other than as contemplated by this Agreement, the Buyer and Merger Sub do not currently, and do not plan or have any commitment to, maintain, sponsor, contribute to or have any liability (contingent or otherwise) under any Employee Plans, including as a result of being treated as a single employer with any other Person under the Code or ERISA.

Section 4.12. Fairness Opinion. Buyer’s board of directors has received an opinion from a third party financial advisory firm to the effect that as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and other matters considered in connection with the preparation of such opinion, the Merger Consideration to be issued and paid by Buyer in the Merger pursuant to this Agreement is fair, from a financial point of view, to Buyer.

Section 4.13. Board Approval. The Buyer’s board of directors (including any required committee or subgroup of the board of directors of the Buyer) has, as of the date of this Agreement, unanimously (i) declared the advisability of the Contemplated Transactions and approved this Agreement and the Contemplated Transactions, (ii) determined that the Contemplated Transactions are in the best interests of the Buyer’s stockholders, and (iii) determined that the fair market value of the Acquired Companies is equal to at least 80% of the balance in the Trust Fund (excluding taxes payable and deferred underwriting commissions). Other than the approval of the Buyer Stockholder Matters,

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no other corporate proceedings on the part of the Buyer are necessary to approve the consummation of the Contemplated Transactions.

Section 4.14. Trust Fund. As of September 30, 2019, the Buyer had approximately $152.5 million invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 in a trust account administered by Continental Stock Transfer & Trust Company (the “Trust Fund”), pursuant to that certain Investment Management Trust Agreement by and between Buyer and Continental, dated as of July 6, 2018 (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of the Buyer and, to the Knowledge of the Buyer, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the Knowledge of the Buyer, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. The Trust Fund shall be utilized in accordance with Section 7.10 hereof and the Trust Agreement.

Section 4.15. Business Activities. Since formation, Buyer and Merger Sub have not conducted any business activities other than activities in connection with its organization or directed toward the accomplishment of a business combination. Except as set forth in Organizational Documents, there is no Contractual Obligation or Governmental Order binding upon Buyer or Merger Sub, or to which Buyer or Merger Sub is a party, which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of Buyer or Merger Sub (including following the Closing).

Section 4.16. Title to Assets. Subject to the restrictions on use of the Trust Fund set forth in the Trust Agreement, each of Buyer and Merger Sub owns good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by the Buyer or Merger Sub, respectively, in the operation of its business and which are material to the Buyer or Merger Sub, free and clear of any Encumbrances (other than Permitted Encumbrances).

Section 4.17. Affiliate Transactions. Except as described in the Buyer SEC Reports, no Contractual Obligation between the Buyer or Merger Sub, on the one hand, and any of the present or former directors, officers, employees, stockholders or warrant holders or Affiliates of Buyer or Merger Sub (or an immediate family member of any of the foregoing), on the other hand, will continue in effect following the Closing, other than any such Contractual Obligation that is not material to the Buyer.

Section 4.18. Buyer Listing. The issued and outstanding Buyer Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq under the symbol “ALGR”. The issued and outstanding Buyer Rights are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “ALGRR”. The issued and outstanding Buyer Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “ALGRW”. The issued and outstanding Buyer Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “ALGRU.” There is no Action pending or, to the Knowledge of the Buyer, threatened in writing against the Buyer by Nasdaq or the SEC with respect to any intention by such entity to deregister the Buyer Common Stock or terminate the listing of the Buyer on Nasdaq. None of the Buyer or any of its Affiliates has taken any action in an attempt to terminate the registration of the Buyer Common Stock under the Exchange Act.

Section 4.19. Information Supplied. None of the information supplied or to be supplied by Buyer for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to stockholders of the Buyer or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.20. No Brokers. Except for the Facilitation Fee payable to Cowen and Company, LLC or its assigns as set forth in Section 2.8 hereof, and as otherwise set forth in Section 4.20 of the Buyer Disclosure Schedule, Buyer does not have any liability of any kind to, and is not subject to any claim of, any broker, finder, or agent with respect to the Contemplated Transactions.

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Section 4.21. Special Purpose Acquisition Company; Absence of Changes. Since the date of its formation, (a) except for any actions taken in connection with this Agreement, the Registration Rights Agreement and the Contemplated Transactions, the Buyer has conducted no business other than the public offering of its securities and the private offerings disclosed in the Buyer’s SEC Filings, public reporting and its search for an initial business combination (b) there has not been any Buyer Material Adverse Effect, and (c) neither the Buyer nor Merger Sub has taken any action that would have required the prior written consent of the Company under Section 6.1 hereof if such action had been taken after the date hereof and prior to the Closing.

Section 4.22. No Prior Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions and has not engaged in any business activities or conducted any operations other than as contemplated by this Agreement. As of Closing, Merger Sub will not have any assets, liabilities or obligations of any nature or any tax attributes other than (a) those set forth under its Organizational Documents (including its costs of formation), and (b) pursuant to this Agreement or the Contemplated Transactions.

Section 4.23. Investment Company Act; JOBS Act. The Buyer is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. The Buyer constitutes an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act.

Section 4.24. Anti-Corruption Matters. Buyer and Merger Sub have not, and to the Buyer’s Knowledge, no officer, director, manager, member of the board of directors, employee or agent of any of the foregoing has, (i) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Governmental Authority, (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment under any applicable Legal Requirement relating to anti-corruption, bribery, or similar matters. To the Buyer’s Knowledge, no Governmental Authority is investigating, examining, or reviewing the Buyer’s compliance with any applicable provisions of any Legal Requirement relating to anti-corruption, bribery, or similar matters.

Section 4.25. Tax Matters. As of the date of this Agreement it is the present intention, and as of the date of the Effective Time it will be the present intention, of the Buyer to continue, either through the Buyer or through a member of the Buyer’s “qualified group” (as defined in Treasury Regulations Section 1.368-1(d)(4)), at least one significant historic business line of the Acquired Companies, or to use at least a significant portion of the historic business assets of the Acquired Companies in a business, in each case within the meaning of Treasury Regulations Section 1.368-1(d). As of the date of this Agreement and the date of the Effective Time, neither the Buyer nor any “related person” (as defined in Treasury Regulations Section 1.368-1(e)(4)) to the Buyer has any plan or intention to redeem or reacquire, either directly or indirectly, any of the Buyer Common Stock issued to the Midco Equityholders in connection the Merger. As of the date of this Agreement and the Closing Date (as of immediately prior to the Effective Time), the Buyer owns directly and will own directly all of the outstanding stock and other equity interests in Merger Sub. Subject to the consummation of the Merger, as of immediately prior to the Second Merger, Midco will be a direct wholly-owned subsidiary of the Buyer. The Buyer does not have as of the date of this Agreement and will not have as of the date of the Effective Time any plan or intention to sell, transfer or otherwise dispose of the assets of the Acquired Companies acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code or described and permitted in Treasury Regulations Section 1.368-2(k) or in connection with the Second Merger.

ARTICLE V
COVENANTS OF THE ACQUIRED COMPANIES

Section 5.1. Operation of the Business by the Acquired Companies.

(a) Conduct of the Business Generally. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, the Company (on its behalf and on behalf of each Acquired Company) shall, except to the extent that Buyer shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or as set forth in Section 5.1 of the Company Disclosure Schedule or as contemplated by this Agreement (including in connection with the Contemplated Transactions), carry on the business of the Acquired Companies in the Ordinary Course of Business and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially

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intact its present business organization, (ii) keep available the services of its present key officers and employees and (iii) preserve its relationships with key customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings.

(b) Specific Prohibitions. Except as required or permitted by the terms of this Agreement or as set forth in Section 5.1 of the Company Disclosure Schedule, or as required by applicable Legal Requirements, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall cause the Acquired Companies not to do any of the following:

(i) Waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(ii) Abandon, allow to lapse, transfer, sell, assign, or license to any Person or otherwise extend, amend or modify any material Intellectual Property Rights or enter into grants to transfer or license to any Person future patent rights, other than in the Ordinary Course of Business, provided that in no event shall the Acquired Companies license on an exclusive basis or sell, transfer, or otherwise dispose of or abandon any Intellectual Property Rights or material assets of the Acquired Companies;

(iii) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any Equity Interest (other than any such dividend or distribution by an Acquired Company to the Company or another such Acquired Company), or split, combine or reclassify any Equity Interest or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any Equity Interest;

(iv) Other than pursuant to agreements entered into in connection with the Reorganization, purchase, redeem or otherwise acquire, directly or indirectly, any Equity Interest of an Acquired Company or Buyer;

(v) Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any Equity Interest or any securities convertible into or exchangeable for Equity Interests, or subscriptions, rights, warrants or options to acquire any Equity Interests or any securities convertible into or exchangeable for Equity Interests, or enter into other agreements or commitments of any character obligating it to issue any such Equity Interests or convertible or exchangeable securities;

(vi) Amend its Organizational Documents;

(vii) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, or otherwise acquire or agree to acquire outside the Ordinary Course of Business any assets which are material, individually or in the aggregate, to the business of the Company, taken as a whole, or enter into any joint ventures, strategic partnerships or alliances, or other arrangements that provide for exclusivity of territory or otherwise restrict an Acquired Company’s ability to compete or to offer or sell any products or services to other Persons. For purposes of this paragraph, “material” includes the requirement that, as a result of such transaction, financial statements of the acquired, merged, or consolidated entity be included in the Proxy Statement;

(viii) Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales in the Ordinary Course of Business, and (B) the sale, lease or disposition of property or assets that are not material, individually or in the aggregate, to the business of the Acquired Companies;

(ix) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons (other than Affiliates in the Ordinary Course of Business), issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of an Acquired Company, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

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(x) Increase any benefits under any Employee Plan, grant any severance or termination pay, pay any special bonus or special remuneration, or increase the Compensation payable or paid, whether conditionally or otherwise, to any employee, officer, director or consultant of any of the Acquired Companies or enter into or adopt any new severance plan, or amend, modify, or alter in any material respect any Employee Plan (in each case, other than (A)  in the Ordinary Course of Business or (B) required by Legal Requirements or required pursuant to the terms of an existing Employee Plan, an existing employment, consulting, change of control, severance or similar agreement, or any transaction bonus agreement with any current or former director, officer, employee or consultant);

(xi) Enter into any employment contract or collective bargaining agreement (other than in the Ordinary Course of Business consistent with past practice);

(xii) Pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation for an amount greater than $500,000 (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction of any claims, liabilities, or obligations in the Ordinary Course of Business consistent with past practices or in accordance with their terms, or recognized or disclosed in the Financials, or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any material manner, terminate, release any Person from or knowingly fail to enforce any material confidentiality or similar agreement to which the Company or any of its Subsidiaries is a party or of which the Company or any of its Subsidiaries is a beneficiary (other than with customers and other counterparties in the Ordinary Course of Business consistent with past practices) or to which Buyer is a party or a beneficiary, as applicable;

(xiii) Except in the Ordinary Course of Business consistent with past practices, modify in any material respect or terminate (other than in accordance with its terms) any Disclosed Contract, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(xiv) Except as required by Legal Requirements or GAAP, revalue any of its assets in any material manner or make any material change in accounting methods, principles or practices;

(xv) Except in the Ordinary Course of Business consistent with past practices, incur or enter into any Contractual Obligation requiring an Acquired Company to pay in excess of $1,000,000 in any 12 month period;

(xvi) Revoke, amend, or rescind any material Tax elections, enter into or amend any material agreement or settlement or compromise with any Taxing Authority, execute any waiver of restrictions on assessment or collection of any material amount of Tax, or change any method of accounting for Tax purposes or prepare or file any Tax Return in a manner materially inconsistent with past practice, except as required by Legal Requirements;

(xvii) Form or establish any Subsidiary except in the Ordinary Course of Business consistent with prior practice or as contemplated by this Agreement;

(xviii) Make capital expenditures in excess of previously budgeted amounts;

(xix) Enter into any material transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders, managers, members or other Affiliates other than (A) the payment of salary and benefits and the advancement of expenses in the Ordinary Course of Business consistent with prior practice, (B) the payment of a management and other fees as provided in the Management Services Agreement, dated October 16, 2019, by and between TriArtisan Capital Advisors LLC and TGI Friday’s Inc., or (C) such distributions or advancements by an Acquired Company to the Company or another Acquired Company;

(xx) other than in the Ordinary Course of Business, which, for the avoidance of doubt, shall include the closing in management’s discretion of underperforming stores, (A) open any facility or enter into any material new line of business that is materially different from the Business or (B) close any facility or discontinue any material line of business or any material business operations; or

(xxi) Agree in writing or otherwise agree or commit to take any of the actions described in Section 5.1(b)(i) through (xx) above.

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Section 5.2. Confidentiality; Access to Premises and Information.

(a) Confidentiality. The Company and the Acquired Companies agree that they shall be bound by that certain Non-Disclosure Agreement, dated as of September 3, 2019 (the “Confidentiality Agreement”), by and between the Buyer and TriArtisan Capital Advisors LLC, with respect to all nonpublic information exchanged in connection with this Agreement and the negotiations related thereto. The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect, subject to Section 10.2 hereof, for a period of one (1) year.

(b) Access to Information. Subject to the Confidentiality Agreement, from the date of this Agreement until the Closing or the earlier termination of this Agreement in accordance with Article X, the Company will permit the Buyer to have reasonable access (at reasonable times and upon reasonable notice and subject to any restrictions contained in confidentiality agreements to which any of the Acquired Companies is subject) to Representatives of the Acquired Companies and to premises, properties, books, records (including Tax records) and contracts of the Acquired Companies, except, in each case, for privileged attorney-client communications or attorney work product, and information or materials required to be kept confidential by applicable Legal Requirements.

Section 5.3. Exclusivity. From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article X, the Company will not (and will not cause or permit the Acquired Companies or their respective Affiliates or Representatives to) solicit, initiate, enter into, or continue discussions, negotiations, or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to any Person relating to, or enter into or consummate any transaction relating to, any merger, sale of ownership interests or material assets of an Acquired Company, or a recapitalization, share exchange, or similar transaction with respect to an Acquired Company (collectively, a “Company Business Combination”). In addition, the Company will, and will cause each of its Subsidiaries and their respective Representatives to, promptly cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Company Business Combination. The Company will promptly (and in no event later than 48 hours after becoming aware of such inquiry, proposal, offer or submission) notify Buyer if any Acquired Company, or, to the Company’s Knowledge, any of its or their Representatives receives any inquiry, proposal, offer or submission with respect to a Company Business Combination (including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement, and will provide Buyer with a copy of such inquiry, proposal, offer or submission.

Section 5.4. Certain Financial Information. Within twenty-five (25) Business Days after the end of each month between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated, the Company shall deliver to the Buyer unaudited consolidated financial statements for such month.

Section 5.5. Access to Financial Information. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company will, and will use commercially reasonable efforts to cause its auditors (subject to any required access agreement or arrangement) to (a) continue to provide the Buyer and its Representatives reasonable access to all of the financial information used in the preparation of Financials and the financial information furnished pursuant to Section 5.4 hereof and (b) reasonably cooperate with any reviews performed by the Buyer or its Representatives of any such Financials or such information.

Section 5.6. Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, the Company and each of the Acquired Companies agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Contemplated Transactions, including using commercially reasonable efforts to accomplish the following: (a) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article VIII or Article IX, as applicable, to be satisfied, (b) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any) and the taking of all commercially reasonable steps as may be necessary to avoid any Action, (c) the obtaining of all consents, approvals or waivers from third parties (it being understood

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that nothing herein shall require the Parties or any of their respective Affiliates to incur any liability or material expense in connection with obtaining any consent, approval or waiver), (d) the defending of any Action challenging this Agreement or the consummation of the Contemplated Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed (provided, however, that, for the avoidance of doubt, nothing in this Section 5.6 shall require that the Company or any Acquired Company file any lawsuit) and (e) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Contemplated Transactions. In connection with and without limiting the foregoing, Buyer and Merger Sub, on the one hand, and the Company, on the other hand, shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the Contemplated Transactions, use its commercially reasonable efforts to enable the Merger and the other Contemplated Transactions to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require the Company to agree to any divestiture by itself or any of its Affiliates of Equity Interests or of any business, assets or property, the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of their respective assets, properties, and Equity Interests, or the incurrence of any liability or expense. Further, nothing herein shall require the Parties or any of their respective Affiliates to incur any liability or material expense in connection with obtaining any consent, approval or waiver.

Section 5.7. Lock-Up Agreements. The Company shall use commercially reasonable efforts to cause each Midco Equityholder to agree not to transfer, subject to certain exceptions, any Merger Shares received by such Midco Equityholder as a portion of its respective Per Share Merger Consideration pursuant to Section 2.3(f), until the earlier to occur of (a) December 15, 2020, (b) subsequent to the Closing Date, the date on which Buyer completes a liquidation, merger, stock exchange or other similar transaction that results in all holders of Buyer Common Stock having the right to exchange their shares of Buyer Common Stock for cash, securities or other property, and (c) the date on which the closing price of a share of Buyer Common Stock on Nasdaq equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within a 30-trading day period commencing at least 150 days following the Closing Date. The foregoing agreement will be set forth in the Letters of Transmittal. The book entry positions or certificates evidencing Merger Shares issued hereunder shall each include disclosure or bear a legend evidencing the fact that such shares are subject to such lock-up restrictions.

ARTICLE VI
COVENANTS OF THE BUYER AND MERGER SUB

Section 6.1. Operation of the Business by the Buyer and Merger Sub.

(a) Conduct of the Business Generally. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, the Buyer and Merger Sub shall, except to the extent that the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or as set forth in Section 6.1 of the Buyer Disclosure Schedule or as contemplated by this Agreement (including in connection with the Contemplated Transactions), carry on its business in the Ordinary Course of Business and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present key officers and employees and (iii) preserve its relationships with key customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings.

(b) Specific Prohibitions. Except as required or permitted by the terms of this Agreement or as set forth in Section 6.1 of the Buyer Disclosure Schedule, without the prior written consent of the Company and Midco (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Buyer and Merger Sub shall not do any of the following:

(i) Waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

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(ii) Abandon, allow to lapse, transfer, sell, assign, or license to any Person or otherwise extend, amend or modify any material Intellectual Property Rights or enter into grants to transfer or license to any Person future patent rights, other than in the Ordinary Course of Business;

(iii) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any Equity Interest, or split, combine or reclassify any Equity Interest or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any Equity Interest;

(iv) Purchase, redeem or otherwise acquire, directly or indirectly, any Equity Interest of a Buyer Subsidiary;

(v) Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any Equity Interest or any securities convertible into or exchangeable for Equity Interests, or subscriptions, rights, warrants or options to acquire any Equity Interests or any securities convertible into or exchangeable for Equity Interests, or enter into other agreements or commitments of any character obligating it to issue any such Equity Interests or convertible or exchangeable securities;

(vi) Amend its Organizational Documents;

(vii) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, or otherwise acquire or agree to acquire outside the Ordinary Course of Business any assets which are material, individually or in the aggregate, to the business of Buyer or enter into any joint ventures, strategic partnerships or alliances, or other arrangements that provide for exclusivity of territory or otherwise restrict the Buyer’s ability to compete or to offer or sell any products or services to other Persons. For purposes of this paragraph, “material” includes the requirement that, as a result of such transaction, financial statements of the acquired, merged, or consolidated entity be included in the Proxy Statement;

(viii) Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales in the Ordinary Course of Business, and (B) the sale, lease or disposition of property or assets that are not material, individually or in the aggregate, to the business of the Buyer;

(ix) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons (other than Affiliates in the Ordinary Course of Business), issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Buyer, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(x) Pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation for an amount greater than $100,000 (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction of any claims, liabilities, or obligations in the Ordinary Course of Business consistent with past practices or in accordance with their terms, or recognized or disclosed in the Buyer SEC Reports, or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any material manner, terminate, release any Person from or knowingly fail to enforce any material confidentiality or similar agreement to which the Buyer is a party or a beneficiary;

(xi) Except as required by Legal Requirements or GAAP, revalue any of its assets in any material manner or make any material change in accounting methods, principles or practices;

(xii) Except in the Ordinary Course of Business consistent with past practices, incur or enter into any Contractual Obligation requiring the Buyer to pay in excess of $1,000,000 in any 12 month period;

(xiii) Make, revoke, amend, or rescind any Tax elections, enter into or amend any agreement or settlement or compromise with any Taxing Authority, execute any waiver of restrictions on assessment or collection of any Tax, or change any method of accounting for Tax purposes or prepare or file any Tax Return in a manner materially inconsistent with past practice, except as required by Legal Requirements;

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(xiv) Form or establish any Subsidiary except in the Ordinary Course of Business consistent with prior practice or as contemplated by this Agreement;

(xv) Make capital expenditures in excess of previously budgeted amounts;

(xvi) Enter into any material transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders, managers, members or other Affiliates other than (A) the payment of salary and benefits and the advancement of expenses in the ordinary course of business consistent with prior practice or (B) loans from Affiliates for working capital purposes made in strict compliance with the provisions of Section 7.13; or

(c) Agree in writing or otherwise agree or commit to take any of the actions described in Section 6.1(b)(i) through Section 6.1(b)(xvi) above.

Section 6.2. Confidentiality; Access to Premises and Information.

(a) Confidentiality. The Buyer agrees that it shall be bound by the Confidentiality Agreement, with respect to all nonpublic information exchanged in connection with this Agreement and the negotiations related thereto. The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, with all references therein to the Buyer entity deemed to refer to Merger Sub in addition to the Buyer, at which time the Confidentiality Agreement shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect, subject to Section 10.2 hereof, for a period of one (1) year.

(b) Access to Information. Subject to the Confidentiality Agreement, from the date of this Agreement until the Closing or the earlier termination of this Agreement in accordance with Article X, the Buyer will afford the Company, the Acquired Companies and their Representatives to have reasonable access (at reasonable times and upon reasonable notice) to Representatives of the Buyer and to premises, properties, books, records (including Tax records) and contracts of the Buyer, except, in each case, for privileged attorney-client communications or attorney work product, and information or materials required to be kept confidential by applicable Legal Requirements.

Section 6.3. Exclusivity. From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article X, the Buyer and Merger Sub will not (and will not cause or permit its Affiliates or Representatives to) solicit, initiate, facilitate, enter into, or continue discussions, negotiations, or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to any Person relating to, or enter into or consummate any transaction relating to, any merger, sale of ownership interests or material assets of any Person (other than the Acquired Companies), or a recapitalization, share exchange, or similar transaction with respect to any Person (other than the Acquired Companies) (collectively, a “Third Party Business Combination”). In addition, each of Buyer and Merger Sub will, and will cause its Representatives to, promptly cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Third Party Business Combination. The Buyer will promptly (and in no event later than 48 hours after becoming aware of such inquiry, proposal, offer or submission) notify the Company if it, Merger Sub, or any of its or their Representatives receives any inquiry, proposal, offer or submission with respect to a Third Party Business Combination (including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement.

Section 6.4. Access to Records After Closing. For a period of three years after the Closing Date, the Buyer will cause the Acquired Companies to provide the Company Representative with reasonable access to all of the books and records of the Acquired Companies to the extent that such access may reasonably be required by such parties in connection with matters relating to or affected by the operations of the Acquired Companies prior to the Closing Date. Such access will be afforded by the Acquired Companies upon receipt of reasonable advance notice and during normal business hours. If the Acquired Companies will desire to dispose of any such books and records prior to the expiration of such three-year period, the Acquired Companies will, prior to such disposition, notify the Company Representative and give the Company Representative a reasonable opportunity to segregate and remove such books and records as such parties may select.

Section 6.5. Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, the Buyer agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper

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or advisable to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions, including using commercially reasonable efforts to accomplish the following: (a) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article IX to be satisfied, (b) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any) and the taking of all commercially reasonable steps as may be necessary to avoid any Action, (c) the obtaining of all consents, approvals or waivers from third parties (it being understood that nothing herein shall require the Parties or any of their respective Affiliates to incur any liability or material expense in connection with obtaining any consent, approval or waiver), (d) the defending of any Action challenging this Agreement or the consummation of the Contemplated Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (e) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Contemplated Transactions. In connection with and without limiting the foregoing, Buyer and Merger Sub shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the Contemplated Transactions, use its commercially reasonable efforts to enable the Merger and the other Contemplated Transactions to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Buyer or Merger Sub to agree to any divestiture by itself or any of its Affiliates of Equity Interests or of any business, assets or property, the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of their respective assets, properties, and Equity Interests, or the incurrence of any liability or expense.

ARTICLE VII
ADDITIONAL JOINT COVENANTS

Section 7.1. Proxy Statement; Special Meeting.

(a) As soon as is reasonably practicable after receipt by the Buyer from the Company and the Acquired Companies of all financial and other information relating to the Company and the Acquired Companies as the Buyer may reasonably request for its preparation, the Buyer shall prepare and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, a proxy statement (“Proxy Statement”) to be used for the purpose of soliciting proxies from holders of Buyer Common Stock to vote in favor of (i) the adoption of this Agreement and the approval of the Contemplated Transactions, (ii)  the election of eight members of the Buyer’s board of directors, two of whom will be nominated by the Buyer and six of whom will be nominated by the Company, and (iii) the approval and adoption of the Certificate of Second Amendment of the Amended and Restated Certificate of Incorporation, the Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Buyer, in the forms attached hereto as Exhibit A, Exhibit B and Exhibit C, respectively, or in such other form as may be agreed between the Buyer and the Company (the matters set forth in clauses (i) through (iii) being referred to herein as the “Buyer Stockholder Matters”), (iv) the adoption of an omnibus equity incentive plan to be provided by the Company after the date hereof and approved by the Buyer (which approval will not be unreasonably withheld, conditioned or delayed) (the “New Plan”), (v) adjournment of the Special Meeting (as defined below), if necessary to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals in clauses (i) through (iv) or any proposals included in the Proxy Statement pursuant to clause (vi) or, subject to the Company’s consent not to be unreasonably withheld, conditioned, or delayed, to continue to attempt to satisfy all Closing conditions, and (vi) such other matters as mutually agreed upon by the Parties, at a meeting of holders of Buyer Common Stock to be called and held for such purpose (the “Special Meeting”). The New Plan shall provide that an aggregate number of shares of Buyer Common Stock equal to 5 percent (5%) of the shares of Buyer Common Stock outstanding upon consummation of the Closing shall be reserved for issuance pursuant to the New Plan. The Company and the Acquired Companies shall furnish to the Buyer all information concerning the Company and the Acquired Companies as the Buyer may reasonably request in connection with the preparation of the Proxy Statement. The Company and its counsel shall be given a reasonable opportunity to review, comment on and approve in writing the preliminary Proxy Statement prior to its filing with the SEC and any other amendments, supplements or documents filed with the SEC and the Buyer shall not file any documents with the SEC without the prior written consent of the Company and Midco, such consent not to be unreasonably withheld, conditioned or delayed. The Buyer shall consider the comments of the Company in good faith. The Buyer, with the assistance and written approval of the Company, shall promptly respond to any SEC comments on the Proxy

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Statement and shall otherwise use commercially reasonable efforts to cause the Proxy Statement to be approved by the SEC as promptly as practicable. The Buyer shall also take any and all actions required to satisfy the requirements of the Exchange Act. Each of the Buyer, the Company and the Acquired Companies shall make themselves available as reasonably requested to by the other party for meetings with existing or prospective investors in order to obtain approval of the Buyer Stockholder Matters. The Buyer will advise the Company, promptly after it receives notice thereof, of: (A) the time when the Proxy Statement has been filed; (B) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; (C) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (D) the filing of any supplement or amendment to the Proxy Statement; (E) any request by the SEC for amendment of the Proxy Statement; (F) any comments from the SEC relating to the Proxy Statement and responses thereto; (G) any communication with the Staff of the SEC and (H) requests by the SEC for additional information.

(b) As soon as practicable following the lapse of the applicable waiting period with respect thereto under applicable Legal Requirements or receipt of oral or written notification of the completion of the review by the SEC, the Buyer shall distribute the Proxy Statement to the holders of Buyer Common Stock and, pursuant thereto, shall call the Special Meeting for the earliest Business Day that is permissible in accordance with the DGCL (or such later date as agreed to in writing by the Parties) and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Contemplated Transactions and the other matters presented for approval or adoption at the Special Meeting, including, without limitation, the matters described in Section 7.1(a).

(c) The Buyer shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Without limiting the foregoing, the Buyer shall ensure that the Proxy Statement does not, as of the date on which it is first distributed to holders of Buyer Common Stock, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that the Buyer shall not be responsible for the accuracy or completeness of any information relating to the Company or the Acquired Companies furnished by the Company or an Acquired Company specifically for inclusion in the Proxy Statement). If, at any time prior to the Closing, the Company discovers any information, event or circumstance relating to the Acquired Companies, their Business or any of their Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company shall promptly inform the Buyer of such information, event or circumstance and the Buyer shall promptly file an amendment or supplement to the Proxy Statement containing such information (after providing the Company with a reasonable opportunity to comment and obtaining the prior written consent of the Company).

(d) The Buyer, acting through its board of directors, shall include in the Proxy Statement the recommendation of its board of directors that the holders of Buyer Common Stock vote in favor of the adoption of this Agreement, the approval of the Contemplated Transactions and each of the items set for in (i) through (vi) of Section 7.1(a), and shall otherwise use reasonable best efforts to obtain the approval of the Buyer Stockholder Matters. Neither the Buyer’s board of directors nor any committee or agent or representative thereof shall withdraw (or modify in a manner adverse to the Company or the Acquired Companies), or propose to withdraw (or modify in a manner adverse to the Company or the Acquired Companies), the Buyer’s board of director’s recommendation that the holders of Buyer Common Stock vote in favor of the adoption of this Agreement and the approval of the Contemplated Transactions.

(e) The Parties shall take all necessary action so that the persons listed on Schedule 2.6 are elected and appointed to the positions of officers and directors of the Buyer and the Acquired Companies as indicated, including appointments to committees of the board of directors of the Buyer as set forth therein, to serve in such positions effective upon the Closing. If any Person listed on Schedule 2.6 is unable to serve, the Party appointing such Person shall designate a successor.

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(f) Notwithstanding the foregoing provisions of this Section 7.1, Buyer shall have the right to postpone or adjourn the Special Meeting to, and only to, (i) solicit additional proxies for the purpose of obtaining requisite approval of the Buyer Stockholder Matters or, subject to the Company’s consent, not to be unreasonably withheld, conditioned, or delayed, to continue to attempt to satisfy all Closing conditions, (ii) for the absence of a quorum or (iii) to allow for reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Buyer has determined in good faith after consultation with outside legal counsel is required under applicable Legal Requirements and for such supplemental or amended disclosure to be disseminated and reviewed by holders of Buyer Common Stock prior to the Special Meeting; provided, that the Special Meeting (x) may not be postponed or adjourned to a date that is more than 15 days after the date for which the Special Meeting was originally scheduled (excluding any adjournments required by applicable Legal Requirements) and (y) is held no later than three (3) Business Days prior to March 31, 2020.

Section 7.2. HSR Act. If required pursuant to the HSR Act, as promptly as practicable, the Buyer and the Company (i) shall each prepare and file the notification required of it thereunder in connection with the Contemplated Transactions, (ii) shall promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Authorities and (iii) shall each request early termination of any waiting period under the HSR Act. The Buyer and the Company shall (a) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding the Contemplated Transactions and permit counsel to the other Party an opportunity to review in advance, and each Party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such Party to any Governmental Authority concerning the Contemplated Transactions, (b) give the other prompt notice of the commencement of any Action by or before any Governmental Authority with respect to such transactions and (c) keep the other reasonably informed as to the status of any such Action. Each Party agrees to provide, to the extent permitted by the applicable Governmental Authority, the other Party and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such Party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Contemplated Transactions; provided, neither Party shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other Party. Filing fees with respect to the notifications required under the HSR Act shall be shared equally by the Buyer and the Company.

Section 7.3. Public Announcements.

(a) As promptly as practicable after execution of this Agreement, the Buyer will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (“Signing Form 8-K”), the form and substance of which shall be approved in writing in advance by the Company.

(b) Promptly after the execution of this Agreement, the Buyer and the Company will issue a mutually-agreed joint press release announcing the execution of this Agreement (“Signing Press Release”).

(c) At least ten (10) Business Days prior to Closing, the Buyer shall deliver to the Company a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Acquired Companies and their accountant, and such other information that may be required to be disclosed with respect to the Contemplated Transactions in any report or form to be filed with the SEC (“Closing Form 8-K”), the form and substance of which shall be approved in advance in writing by the Company prior to submission to the SEC. Prior to Closing, the Buyer and the Company shall prepare a mutually-agreed joint press release announcing the consummation of the transactions hereunder (“Closing Press Release”). Concurrently with the Closing, the Buyer shall issue the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter, the Buyer shall file the Closing Form 8-K with the SEC.

(d) Except as otherwise provided herein (including with respect to the Signing Form 8-K, the Closing Form 8-K, the Signing Press Release and the Closing Press Release) or as required by applicable Legal Requirements, none of the Parties shall make any disclosure or permit any of their respective Affiliates to make any disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement unless previously approved by the Buyer, the Company and, after the Closing, the Company Representative in writing, which approval shall not be unreasonably conditioned, withheld or delayed. No Company Equityholder shall, and each Company Equityholder shall cause each of its Affiliates not to, at any time, divulge, disclose or communicate to others in any

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manner whatsoever, information or statements which disparage or are intended to disparage the Buyer, the Company, the Acquired Companies or any of their respective Affiliates or their respective business reputations; provided, however, that (i) any such Party may disclose such terms to its accountants and advisors who have a “need-to-know” solely for the purpose of providing services related to the Contemplated Transactions to such party, and (ii) any institutional Company Equityholder may disclose any information relating to the Contemplated Transactions to any investor or limited partner of such institutional Company Equityholder to the extent such disclosure is made in the ordinary course of such institutional Company Equityholder’s reporting or review procedure or in connection with such institutional Company Equityholder’s ordinary course fundraising, marketing, information or reporting activities.

Section 7.4. Required Information.

(a) In connection with the preparation of the Signing Form 8-K, the Signing Press Release, the Extension Proxy Statement, the Proxy Statement, the Closing Form 8-K and the Closing Press Release, or any other statement, filing notice, or application (other than pursuant to the HSR Act, for which Section 7.2 applies) made by or on behalf of Buyer and/or an Acquired Company to any Governmental Authority in connection with Contemplated Transactions (each, a “Reviewable Document”), and for such other reasonable purposes, each of the Buyer and the Company shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors or managers, as applicable, officers, stockholders and members (including the directors of Buyer to be elected effective as of the Closing as contemplated by Section 7.1(e) hereof) and such other matters as may be reasonably necessary or advisable in connection with the Contemplated Transactions.

(b) At a reasonable time prior to the filing, issuance or other submission or public disclosure of a Reviewable Document, the non-disclosing Party shall be given an opportunity to review and comment upon such Reviewable Document and give its prior written consent to the form thereof, such consent not to be unreasonably withheld, conditioned or delayed, and each Party shall accept and incorporate all reasonable comments from the other Party to any such Reviewable Document prior to filing, issuance, submission or disclosure thereof.

(c) Any language included in a Reviewable Document may, following its filing, issuance or other submission or disclosure, thereafter be used by the other Party in other Reviewable Documents and in other documents distributed by the other Party in connection with the Contemplated Transactions without further review or consent of the reviewing Party, subject to applicable confidentiality obligations of the disclosing Party.

(d) Prior to the Closing Date (i) Buyer and the Company shall notify each other as promptly as reasonably practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, a Reviewable Document that has been filed with the SEC, and (ii) the Buyer and the Company shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC on, or of any written or oral request by the SEC for amendments or supplements to, any such Reviewable Document, and shall promptly supply the other with copies of all correspondence between it or any of its Representatives and the SEC with respect to any of the foregoing filings. The Buyer and the Company shall use their respective commercially reasonable efforts, after consultation with each other, to resolve all such requests or comments with respect to any Reviewable Document as promptly as reasonably practicable after receipt of any comments of the SEC. All correspondence and communications to the SEC made by the Buyer or the Company with respect to the Contemplated Transactions or any agreement ancillary hereto shall be considered to be Reviewable Documents subject to the provisions of this Section 7.4.

Section 7.5. No Buyer Securities Transactions. Neither the Company nor any of its controlled Affiliates, directly or indirectly, shall engage in any transactions involving the securities of the Buyer prior to the time of the making of a public announcement regarding this Agreement, the Merger and the Second Merger. Prior to such public announcement, the Company shall send a customary notice to its and TGI Friday’s, Inc.’s officers and directors, informing them of their confidentiality obligations relative to the Contemplated Transactions and applicable securities law requirements.

Section 7.6. No Claim Against Trust Fund. Notwithstanding anything else in this Agreement, the Company, on behalf of itself and each Acquired Company, acknowledges that it has read Buyer’s Final Prospectus and understands that the Buyer has established the Trust Fund and that the Buyer may disburse monies from the Trust Fund only in certain limited situations described in the Final Prospectus. The Company further acknowledges that, if the Contemplated Transactions, or, upon termination of this Agreement, another business combination, are not

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consummated by the time period set forth in the Buyer’s Organizational Documents, the Buyer will be obligated to return to its stockholders the amounts being held in the Trust Fund. Accordingly, the Company, for itself and its members, equityholders, managers, managing members, directors, officers, employees, Representatives, Subsidiaries, and Affiliates, hereby waives all right, title, interest or claim of any kind against the Buyer to collect from the Trust Fund any monies that may be owed to it by the Buyer for any reason whatsoever, including but not limited to a breach of this Agreement by the Buyer or any negotiations, agreements or understandings with the Buyer (whether in the past, present or future), and will not seek recourse against the Trust Fund at any time for any reason whatsoever; provided, that: (a) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against the Buyer pursuant to this Agreement for legal relief against monies or other assets of the Buyer held outside the Trust Fund or for specific performance or other equitable relief in connection with the Contemplated Transactions and (b) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future pursuant to this Agreement against the Buyer’s assets or funds that are not held in the Trust Fund. Furthermore, the Buyer shall not execute any definitive agreement related to such business combination that (i) has the purpose of preventing or prevents the Company from so filing or pursuing any such claim, or (ii) permits the Person that survives such combination not to assume the Buyer’s obligation for damages in connection with this Agreement and the Contemplated Transactions. This paragraph will survive this Agreement and will not expire and will not be altered in any way without the express written consent of the Company.

Section 7.7. Disclosure of Certain Matters. Each of the Buyer, Merger Sub, and the Company will provide the others with prompt written notice of any event, development or condition of which it obtains knowledge that (a) would cause such Party’s representations and warranties to become untrue or misleading or which would prevent it from consummating the Contemplated Transactions, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives such Party any reason to believe that any of the conditions to the obligations of the other Party set forth in Article VIII or Article IX, as applicable, will not be satisfied, (d) is of a nature that is or may reasonably be expected to be materially adverse to the operations, prospects, or condition (financial or otherwise) of the Acquired Companies, Buyer, or Midco or (e) would require any amendment or supplement to the Proxy Statement. The obligations of the Parties to provide such written notice shall terminate on the Closing Date, immediately prior to the Closing. The Parties shall have the obligation to supplement or amend the Buyer Disclosure Schedule or Company Disclosure Schedule, respectively, being delivered concurrently with the execution of this Agreement with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in such schedules. The obligations of the Parties to amend or supplement the Buyer Disclosure Schedule or Company Disclosure Schedule, respectively, shall terminate on the Closing Date, immediately prior to the Closing.

Section 7.8. Securities Listing. The Buyer shall use its best efforts to keep the Buyer Common Stock and Buyer Warrants listed for trading on Nasdaq from the date hereof and through the Closing. After the Closing, the Buyer and the Acquired Companies shall use commercially reasonable efforts to continue the listing for trading of the Buyer Common Stock and Buyer Warrants on Nasdaq.

Section 7.9. Charter Protections; Directors’ and Officers’ Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of the Company or the Acquired Companies under Legal Requirement or as provided in the Organizational Documents of the Company or the Acquired Companies or in any indemnification agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b) For a period of six (6) years after the Closing Date, at the sole expense of the Buyer, Buyer shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Buyer and the Acquired Companies, respectively (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous), with respect to claims arising from facts and events that occurred prior to the Closing Date.

(c) If the Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Buyer assume the obligations set forth in this Section 7.9.

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(d) The provisions of this Section 7.9 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of the Buyer, the Company or an Acquired Company for all periods ending on or before the Closing Date and may not be changed without the consent of a majority of those Persons serving on the Buyer’s board of directors after the Closing Date who served on the Buyer’s board of directors or the Company or an Acquired Company’s board of directors, as applicable, immediately prior to the Closing Date.

Section 7.10. Trust Fund Disbursement. Upon satisfaction or waiver of the conditions set forth in Article VIII and Article IX and provision of notice to Continental Stock Transfer & Trust Company (“Continental”) (which notice the Buyer shall provide in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, the Buyer (i) shall cause the documents, opinions, and notices required to be delivered to Continental pursuant to the Trust Agreement to be so delivered, including providing Continental with the trust termination letter and (ii) shall use its reasonable best efforts to cause Continental to, and Continental shall thereupon be obligated to, distribute the Trust Fund as directed in the trust termination letter, including all amounts payable to (A) to stockholders who elect to have their shares of Buyer Common Stock converted to cash in accordance with the provisions of Buyer’s Organizational Documents (“Converting Stockholders”), (B) for income tax or other tax obligations of Buyer prior to Closing, (C) as repayment of loans included on Buyer’s balance sheet as of the Closing and permitted under this Agreement and reimbursement of expenses listed in the Buyer Disclosure Schedule to directors, officers and stockholders of the Buyer, (D) to third parties (e.g., professionals, printers, etc.) who have rendered services to Buyer in connection with its operations and efforts to effect the Contemplated Transactions, and (E) as payment of the Cash Consideration hereunder, and (b) thereafter, the Trust Fund shall terminate, except as otherwise provided in the Trust Agreement, and the balance of the assets in the Trust Fund, if any, shall be disbursed to the Buyer. All liabilities and obligations of the Buyer due and owing or incurred at or prior to the Closing shall be paid as and when due, including all amounts payable as set forth herein.

Section 7.11. Expenses. Except as otherwise provided herein, each Party will pay its own respective financial advisory, legal, accounting and other expenses incurred by it or for its benefit in connection with the preparation and execution of this Agreement and the Registration Rights Agreement, the compliance herewith and therewith and the Contemplated Transactions.

Section 7.12. Attorney-Client Privilege.

(a) Effective as of the Closing, any privilege attaching as a result of Ropes & Gray LLP or other counsel from time to time retained by the Company Equityholders, the Company or the Acquired Companies prior to the Closing (collectively, “Prior Company Counsel”) in connection with this Agreement, the Registration Rights Agreement, the Contemplated Transactions or the negotiation, performance or execution of any of the foregoing will be owned and controlled by the Company Equityholders and the Midco Equityholders and not the Company or the Acquired Companies. In addition, each of the Buyer, Merger Sub, the Company and Midco waives, and agrees to cause each of its controlled Affiliates to waive, any conflicts that may arise in connection with, and consents to and agrees to cause each of its controlled Affiliates to consent to, (i) Prior Company Counsel representing the Company Equityholders and the Midco Equityholders after the Closing and (ii) the communication by Prior Company Counsel to the Company Equityholders and the Midco Equityholders in any such representation of any fact known to Prior Company Counsel, including, in the case of sub-clause (i) and sub-clause (ii), in connection with any negotiation, arbitration, mediation, litigation or other proceeding in any way related to a dispute with the Buyer, the Company, any of the Acquired Companies or any of their respective controlled Affiliates following the Closing, and the disclosure of any fact in connection with any process undertaken for the resolution of such dispute. Each of the Buyer, Merger Sub, the Company and Midco acknowledges that it and its controlled Affiliates have had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Prior Company Counsel. This Section 7.12(a) is for the benefit of the Company Equityholders, the Midco Equityholders, and Prior Company Counsel, and Prior Company Counsel is an intended third-party beneficiary of this Section 7.12(a). This Section 7.12(a) will be irrevocable, and no term of this Section 7.12(a) may be amended, waived or modified, without the prior written consent of the Company Equityholders, the Midco Equityholders, and Prior Company Counsel.

(b) Effective as of the Closing, any privilege attaching as a result of Graubard Miller or other counsel from time to time retained by the Buyer prior to the Closing (collectively, “Prior Buyer Counsel”) in connection with this Agreement, the Registration Rights Agreement, the Contemplated Transactions or the negotiation, performance or

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execution of any of the foregoing will be owned and controlled by the Buyer. In addition, each of the Buyer, Merger Sub, the Company and Midco waives, and agrees to cause each of its controlled Affiliates, any conflicts that may arise in connection with, and consents to and agrees to cause each of its controlled Affiliates to consent to, (i) Prior Buyer Counsel representing the Buyer after the Closing and (ii) the communication by Prior Buyer Counsel to the Buyer in any such representation of any fact known to Prior Buyer Counsel, including, in the case of sub-clause (i) and sub-clause (ii), in connection with any negotiation, arbitration, mediation, litigation or other proceeding in any way related to a dispute with the Company, any of the Acquired Companies or any of their respective controlled Affiliates following the Closing, and the disclosure of any fact in connection with any process undertaken for the resolution of such dispute. Each of the Buyer, Merger Sub, the Company and Midco acknowledges that it, its controlled Affiliates, and the Acquired Companies have had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Prior Buyer Counsel. This Section 7.12(b) is for the benefit of the Buyer and Prior Buyer Counsel, and Prior Buyer Counsel is an intended third-party beneficiary of this Section 7.12(b). This Section 7.12(b) will be irrevocable, and no term of this Section 7.12(b) may be amended, waived or modified, without the prior written consent of the Buyer and Prior Buyer Counsel.

(c) The covenants, consents, and waivers contained in this Section 7.12 shall not be deemed exclusive of any other rights to which the Prior Company Counsel or Prior Buyer Counsel are entitled, whether pursuant to law, contract, or otherwise.

Section 7.13. Certain Buyer Borrowings. Through the Closing, the Buyer shall be allowed to borrow funds from its directors, officers, and/or stockholders to meet its reasonable capital requirements, with any such loans to be made only (a) as reasonably required by the operation of the Buyer in due course on a non-interest bearing, penalty-free and premium-free basis and otherwise on arm’s length terms and conditions and repayable at Closing (or convertible into securities of the Buyer in accordance with the terms of the promissory notes issued to evidence the borrowing, which terms have been set forth in the Final Prospectus) and (b) to the extent that such loan would not reasonably be expected to cause a failure of the Minimum Cash Closing Condition. The Buyer will provide the Company with at least five (5) Business Days’ advance written notice of any such loan, and copies of any such loans shall be provided to the Company within three (3) Business Days of such loan being made, and in any event not less than three (3) Business Days prior to the Closing.

Section 7.14. Registration Rights Agreement. At or prior to the Closing, the Buyer shall execute and deliver the Registration Rights Agreement substantially in the form attached hereto as Exhibit D, pursuant to which, among other things, the Buyer will agree, on the terms and conditions set forth therein, to register for resale under the Securities Act the Merger Shares and the Contingent Shares, if any, issued or issuable pursuant to this Agreement.

Section 7.15. Certain Tax Matters.

(a) The Buyer will be responsible for the Transfer Taxes incurred in connection with the Contemplated Transactions. Each of the Parties hereto will fully cooperate with the other Party with respect to the preparation and filing of any Tax Returns and other filings relating to any such Transfer Taxes as may be required.

(b) Neither the Buyer nor its Affiliates will make, or permit to be made, any election under Section 338 or 336(e) of the Code or any similar provision of state, local, or non-U.S. Tax law with respect to the Contemplated Transactions.

(c) The Buyer will promptly furnish to the Company Representative such information as the Company Representative may reasonably request with respect to Tax matters during the Pre-Closing Period relating to the Company or the Acquired Companies, including by providing access to relevant books and records and making employees of the Buyer and the Acquired Companies available to provide additional information and explanation of any materials provided hereunder.

(d) Prior to the Closing, Midco will deliver to the Buyer a certificate certifying that Midco is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified under Section 897(c)(1)(a) of the Code.

(e) For federal income tax purposes, the Merger and the Second Merger are intended to constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and this Agreement is intended to constitute,

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and the Parties hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). After the date of this Agreement (including, without limitation, after the Effective Time), subject to the other terms and conditions of this Agreement, each Party hereto shall cooperate and take any action that is required to cause the Merger and the Second Merger to qualify, and will not take any actions or cause any actions to be taken that could reasonably be expected to prevent the Merger or the Second Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Each of the Parties shall report the Merger and the Second Merger as a reorganization within the meaning of Section 368(a) of the Code (and the Buyer shall cause Merger Sub (and following the Merger, Midco) to be a direct subsidiary of the Buyer until the effective time of the Second Merger), unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. If any position regarding such intended tax treatment (or the intended tax treatment of the issuance of the Contingent Shares) is disputed in writing by any Taxing Authority, the Party receiving notice of such dispute shall promptly notify and consult with the other Parties concerning the resolution of such dispute, and the Company Representative shall have the right, at its election, to control the defense of any audit, contest or similar proceeding (a “Contest”) (or portion thereof) relating to such dispute; provided, that the Buyer shall have the right to participate in such Contest at its own expense, and the Company Representative shall not settle, compromise and/or concede any such Contest (or portion thereof) without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, delayed or conditioned. In the event that the Company Representative does not elect to control the defense of any such Contest, the Buyer shall control the defense of such Contest in good faith; provided, that the Company Representative shall have the right to participate in such Contest at its own expense, and the Buyer shall not settle, compromise and/or concede any such Contest (or portion thereof) without the prior written consent of the Company Representative, which consent shall not be unreasonably withheld, delayed or conditioned.

Section 7.16. Exclusivity of Representations. Notwithstanding anything to the contrary contained in this Agreement or otherwise, (a) each of the Buyer and Merger Sub acknowledges and agrees that the representations and warranties made by the Company in Article III, and those representations and warranties set forth in each Letter of Transmittal with regard to the Midco Equityholder delivering it, are the sole and exclusive representations and warranties made to the Buyer and Merger Sub in connection with this Agreement and the Contemplated Transactions, and (b) each of the Company and Midco acknowledges and agrees that the representations and warranties made by the Buyer and Merger Sub in Article IV are the sole and exclusive representations and warranties made to the Company and Midco in connection with this Agreement and the Contemplated Transactions. Each of the Parties hereby disclaims any other express or implied representations or warranties, whether written or oral, statutory or otherwise, including, in the case of the Company, with respect to any express or implied representation or warranty as to the merchantability, quality, quantity, suitability or fitness for any particular purposes of the Business or the Assets.

Section 7.17. Section 16 of the Exchange Act. The board of directors of the Buyer, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Buyer Common Stock pursuant to this Agreement by any officer or director of the Buyer or the Acquired Companies who is expected to become a “covered person” of the Buyer for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) shall be an exempt transaction for purposes of Section 16.

Section 7.18. Termination of Buyer Affiliate Agreements. On and as of the Closing, Buyer shall take all actions necessary to cause the Buyer Contractual Obligations set forth on Section 7.18 of the Buyer Disclosure Schedules to be terminated without any further force or effect and without any cost or other liability or obligation to the Buyer or its subsidiaries (including and the Acquired Companies), and there shall be no further obligations of any of the relevant parties thereunder following the Closing.

Section 7.19. Extension of Time Period to Consummate a Business Combination.

(a) As promptly as reasonably practicable after the execution of this Agreement, the Buyer shall prepare (with the Acquired Companies’ reasonable cooperation) and file with the SEC a mutually acceptable proxy statement (such proxy statement, together with any amendments or supplements thereto, the “Extension Proxy Statement”) to amend the Buyer Amended and Restated Charter to extend the time period for the Buyer to consummate a Business Combination (as defined in the Amended and Restated Certificate of Incorporation) from January 6, 2020 to March 31, 2020 (the “Extension Proposal”). The Buyer shall use its best efforts to cause the Extension Proxy

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Statement to comply with the rules and regulations promulgated by the SEC, and to have the Extension Proxy Statement cleared by the SEC as promptly as practicable after such filing.

(b) The Company and the Acquired Companies and their counsel shall be given a reasonable opportunity to review and comment on any and all amendments and supplements to the Extension Proxy Statement before any such document is filed with the SEC, and the Buyer shall give reasonable and good faith consideration to any comments made by the Company and the Acquired Companies and their counsel. To the extent not prohibited by applicable Legal Requirements, the Buyer shall provide the Company and the Acquired Companies and their counsel with (i) any comments or other communications, whether written or oral, that the Buyer or its counsel may receive from time to time from the SEC or the Staff of the SEC with respect to the Extension Proxy Statement and any and all amendments and supplements thereto promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of the Buyer to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by including the Company, the Acquired Companies and their counsel in any discussions or meetings with the SEC.

(c) Each of the Buyer, the Company and the Acquired Companies shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in the Extension Proxy Statement will, at the date it is first mailed to the holders of Buyer Common Stock and at the time of the Extension Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d) If at any time prior to the Extension Shareholders’ Meeting any information relating to the Company, the Acquired Companies, the Buyer or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company, the Acquired Companies or the Buyer, which is required to be set forth in an amendment or supplement to the Extension Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be filed promptly with the SEC and, to the extent required by applicable Legal Requirements, disseminated to the holders of Buyer Common Stock.

(e) The Buyer shall (i) as promptly as practicable after the Extension Proxy Statement is cleared by the SEC, (A) cause the Extension Proxy Statement to be disseminated to holders of Buyer Common Stock in compliance with applicable Legal Requirements, (B) duly give notice of and convene and hold a meeting of its shareholders (the “Extension Shareholders’ Meeting”) in accordance with its Amended and Restated Certificate of Incorporation and Bylaws and the Nasdaq Listing Rules on a date no later than fifteen (15) Business Days prior to January 6, 2020, subject to Buyer’s right to adjourn the Extension Shareholders’ Meeting as provided in this Agreement, and (C) solicit proxies from the holders of Buyer Common Stock to vote in favor of each of the Extension Proposal, and (D) provide its shareholders with the opportunity to elect to effect a share redemption in accordance with the terms of the Buyer’s Amended and Restated Certificate of Incorporation. The Buyer shall, through its board of directors, recommend to its shareholders the approval of the Extension Proposal, and include such recommendation in the Extension Proxy Statement. The board of directors of the Buyer shall not withdraw, amend, qualify or modify its recommendation to the shareholders of the Buyer that they vote in favor of the Extension Proposal. To the fullest extent permitted by applicable Legal Requirements, (x) the Buyer’s obligations to establish a record date for, duly call, give notice of, convene and hold the Extension Shareholders’ Meeting shall not be affected by any modification in the recommendation of its board of directors with respect to the Extension Proposal, (y) the Buyer agrees to establish a record date for, duly call, give notice of, convene and hold the Extension Shareholders’ Meeting and submit for approval the Extension Proposal and (z) the Buyer agrees that if the Buyer Extension Approval shall not have been obtained at any such Extension Shareholders’ Meeting, then the Buyer shall promptly continue to take all such necessary actions and hold additional Extension Shareholders’ Meetings in order to obtain the Buyer Extension Approval. The Buyer may only adjourn the Extension Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Buyer Extension Approval, (ii) for the absence of a quorum, (iii) subject to the Company’s consent, not to be unreasonably withheld, conditioned or delayed, to amend the Extension Proposal, and (iv) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Buyer has determined in good faith after consultation with outside legal counsel is required under applicable Legal Requirements and for such supplemental or amended disclosure to be disseminated and reviewed by shareholders of

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the Buyer prior to the Extension Shareholders’ Meeting; provided, that the Extension Shareholders’ Meeting (x) may not be adjourned to a date that is more than 15 days after the date for which the Extension Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Legal Requirements) and (y) shall be held no later than fifteen (15) Business Days prior to January 6, 2020, subject to Buyer’s right to adjourn the Extension Shareholders’ Meeting as provided in this Agreement.

ARTICLE VIII
CONDITIONS TO THE OBLIGATIONS
OF THE BUYER AND MERGER SUB AT THE CLOSING

The obligations of the Buyer and Merger Sub to consummate the Contemplated Transactions are subject to the fulfillment, or waiver by the Buyer, of each of the following conditions:

Section 8.1. Representations and Warranties. Each representation and warranty of the Company contained in this Agreement that is (i) qualified as to “materiality” or “Material Adverse Effect” shall (A) have been true and correct as of the date of this Agreement and (B) subject to the provisions of Section 7.7, be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date and, (ii) not qualified as to “materiality” or “Material Adverse Effect” shall (A) have been true and correct in all material respects as of the date of this Agreement and (B) subject to the provisions of Section 7.7, shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date. The Buyer shall have received a certificate, dated as of the Closing Date, with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company (“Company Closing Certificate”).

Section 8.2. Performance. The Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply in all material respects with an agreement or covenant reasonably within the control of the Company) does not, or is not reasonably expected to, constitute a Material Adverse Effect, and the Company Closing Certificate shall include a provision to such effect.

Section 8.3. Secretary Certificate. The Buyer shall have received a certificate, dated as of the Closing Date, of the secretary or equivalent officer of the Company certifying: (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors or equivalent body of the Company authorizing the execution, delivery, and performance of this Agreement and the Contemplated Transactions, and that all such resolutions are in full force and effect and are all of the resolutions of the board of directors adopted in connection with the Contemplated Transactions, (ii) that attached thereto are certificates of good standing of each Acquired Company from each state where it is organized, qualified or licensed to do business as a foreign corporation, and (iii) the names and signatures of the officers of the Company authorized to sign this Agreement and the other documents to be delivered hereunder.

Section 8.4. No Material Adverse Effect. Since the date of this Agreement, there will not have occurred a Material Adverse Effect that is ongoing.

Section 8.5. Buyer Stockholder Matters. At the Special Meeting (including any adjournments thereof), the Buyer Stockholder Matters shall have been duly approved and adopted by the stockholders of Buyer by the requisite vote under the DGCL, the Buyer Organizational Documents and the Nasdaq rules and regulations.

Section 8.6. Buyer Net Tangible Assets. The Buyer shall have at least $5,000,001 of net tangible assets immediately prior to or upon the Closing Date after giving effect to the exercise by the Converting Stockholders of their right to convert their shares of Buyer Common Stock held by them into a pro rata share of the Trust Fund in accordance with Buyer’s Organizational Documents.

Section 8.7. HSR Act; No Order. Any and all specified waiting periods under the HSR Act shall have expired or been terminated and no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise restraining, enjoining or prohibiting consummation of the Merger on the terms and conditions contemplated by this Agreement.

Section 8.8. Insider Loans. (i) All outstanding material indebtedness owed to the Acquired Companies by Affiliates thereof shall have been repaid in full; (ii) all outstanding material guaranties and similar arrangements pursuant to

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which an Acquired Company has guaranteed to a third party the payment or performance of any obligations of any Affiliate shall have been terminated; and (iii) other than the Midco Equityholders (solely by virtue of their ownership of Equity Interests in Midco) and as set forth on Section 3.5 of the Company Disclosure Schedule, no Affiliate of the Acquired Companies shall own any direct equity interests in any Acquired Company or in any other Subsidiary that utilizes in its name “TGI Friday’s”, “Friday’s”, or any derivative thereof, after giving effect to the Closing.

ARTICLE IX
CONDITIONS TO THE OBLIGATIONS OF
THE COMPANY AT CLOSING

The obligation of the Company to consummate the Contemplated Transactions is subject to the fulfillment, or waiver by the Company, of each of the following conditions:

Section 9.1. Representations and Warranties. Each representation and warranty of Buyer contained in this Agreement that is (i) qualified as to “materiality” or “ Buyer Material Adverse Effect” shall (A) have been true and correct as of the date of this Agreement and (B) subject to the provisions of Section 7.7, shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date and, (ii) not qualified as to “materiality” or “Buyer Material Adverse Effect” shall (A) have been true and correct in all material respects as of the date of this Agreement and (B) subject to the provisions of Section 7.7, shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date. The Company shall have received a certificate, dated as of the Closing Date, with respect to the foregoing signed on behalf of the Buyer by an authorized officer of the Buyer (“Buyer Closing Certificate”).

Section 9.2. Performance. The Buyer shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply in all material respects with an agreement or covenant reasonably within the control of the Buyer) does not, or is not reasonably expected to, constitute a Buyer Material Adverse Effect (or, after the Closing, a Buyer Material Adverse Effect or a Material Adverse Effect), and the Buyer Closing Certificate shall include a provision to such effect.

Section 9.3. Secretary Certificate. The Company shall have received a certificate, dated as of the Closing Date, of the secretary or equivalent officer of the Buyer certifying: (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Buyer authorizing the execution, delivery, and performance of this Agreement and Contemplated Transactions, and that all such resolutions are in full force and effect and are all of the resolutions of the board of directors adopted in connection with the Contemplated Transactions, (ii) that attached thereto are certificates of good standing of the Buyer from the Secretary of State of the State of Delaware and from each state where it is qualified or licensed to do business as a foreign corporation, and (iii) the names and signatures of the officers of the Buyer authorized to sign this Agreement and the other documents to be delivered hereunder.

Section 9.4. HSR Act; No Order. Any and all specified waiting periods under the HSR Act shall have expired or been terminated and no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise restraining, enjoining or prohibiting consummation of the Merger on the terms and conditions contemplated by this Agreement.

Section 9.5. Buyer Stockholder Matters. At the Special Meeting (including any adjournments thereof), the Buyer Stockholder Matters shall have been duly approved and adopted by the stockholders of Buyer by the requisite vote under the DGCL, the Buyer Organizational Documents and the Nasdaq rules and regulations.

Section 9.6. Buyer Net Tangible Assets. The Buyer shall have at least $5,000,001 of net tangible assets immediately prior to or upon the Closing Date after giving effect to the exercise by the Converting Stockholders of their right to convert their shares of Buyer Common Stock held by them into a pro rata share of the Trust Fund in accordance with Buyer’s Organizational Documents.

Section 9.7. Minimum Cash Requirement. As of the Closing and assuming distribution of the Trust Fund, and after deducting (a) all amounts to be paid to Converting Stockholders from the Trust Fund pursuant to Section 7.10(a)(ii)(A), (b) all amounts due in respect of loans made pursuant to Section 7.13, (c) the Company’s financial advisory, legal, accounting and other transaction expenses (up to $1,500,000), (d) the Buyer’s financial

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advisory, legal, accounting and other transaction expenses, (e) the Facilitation Fee and (f) the amount of the Cash Consideration (the sum of $30,000,000 plus all amounts described in subsections (a) through (f), the “Adjusted Minimum Cash Closing Amount”), the Buyer shall have cash on hand equal to or in excess of the Minimum Cash Closing Amount (the “Minimum Cash Closing Condition”).

Section 9.8. Registration Rights Agreement. The Buyer and each Person party to the registration rights agreement currently in effect among the Buyer and its existing investors shall have executed and delivered, or caused to be executed and delivered, the Registration Rights Agreement.

Section 9.9. Resignations and Appointments. All of the members of the board of directors of the Buyer, and all officers of the Buyer, shall have resigned from each of their positions and offices with the Buyer and its Subsidiaries effective as of the Closing, unless such Person is included on Schedule 2.6, and all such resigning directors and officers of the Buyer shall have been replaced by the individuals listed on Schedule 2.6.

Section 9.10. Nasdaq Listing. The Buyer Common Stock shall continue to be listed on the Nasdaq Capital Market as of the Closing Date.

Section 9.11. No Buyer Material Adverse Effect. Since the date of this Agreement, there will not have occurred a Buyer Material Adverse Effect that is ongoing, and the Buyer Closing Certificate shall include a provision to such effect.

Section 9.12. Organizational Documents. The Certificate of Second Amendment of the Amended and Restated Certificate of Incorporation shall be filed in the form attached as Exhibit A (or in such other form as may be agreed between the Buyer and the Company). The Second Amended and Restated Certificate of Incorporation and Bylaws of the Buyer shall be amended and restated in the forms attached as Exhibit B and Exhibit C hereto, respectively, or in such other forms as may be agreed between the Buyer and the Company, and in effect, subject, in the case of the Second Amended and Restated Certificate of Incorporation of the Buyer only, to the filing of such document with the Secretary of State of the State of Delaware at the Effective Time.

ARTICLE X
TERMINATION

Section 10.1. Termination of Agreement. This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing:

(a) by mutual written consent of the Buyer and the Company;

(b) by either the Buyer or the Company, if the Closing has not occurred on or before 5:00 p.m. ET on March 31, 2020 or such later date as may be approved by the Company and the Buyer and set forth in any amendment to the Buyer’s Organizational Documents (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to (i) the Buyer if the Buyer or Merger Sub is then in breach in any material respect of its obligations hereunder such that the closing conditions set forth in Section 9.1 or Section 9.2 would not be satisfied or (ii) to the Company if the Company is then in breach in any material respect of its obligations hereunder such that the closing conditions set forth in Section 8.1 or Section 8.2 would not be satisfied;

(c) by either the Buyer or the Company if a Governmental Authority having competent jurisdiction has issued an order or taken any other action having the effect of permanently restraining, enjoining, or otherwise prohibiting the Contemplated Transactions, which order or other action will have become final and nonappealable;

(d) by either the Buyer or the Company if the Buyer Stockholder Matters are not approved or adopted by the stockholders of Buyer by the requisite vote under the DGCL and the Buyer Organizational Documents at the Special Meeting or any postponement or adjournment in accordance with the terms of this Agreement;

(e) by either the Buyer or the Company if the Buyer shall have less than $5,000,001 of net tangible assets immediately prior to or upon the Closing Date after giving effect to the exercise by the Converting Stockholders of their rights to convert the shares of Buyer Common Stock held by them into a pro rata share of the Trust Fund in accordance with the Buyer’s Organizational Documents;

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(f) by the Company if the Minimum Cash Closing Condition is not satisfied;

(g) by the Company if (i) any of the representations and warranties of the Buyer and Merger Sub contained in this Agreement fail to be true and correct such that the condition set forth in Section 9.1 would not be satisfied or (ii) the Buyer or Merger Sub will have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 9.2 would not be satisfied and such failure or breach with respect to any such representation, warranty or obligation (A) cannot be cured or constitutes a breach of the obligation to consummate the Contemplated Transactions at the time established for such consummation pursuant to Section 9.2 or, (B) if curable, continues unremedied at the Termination Date or, if earlier, on the thirtieth (30th) day following notice of such breach; provided that the right to terminate this Agreement pursuant to this Section 10.1(g) will not be available if the Company is in breach in any material respect of its obligations hereunder such that the closing conditions set forth in Section 8.1 or Section 8.2 would not be satisfied; or

(h) by the Buyer if (i) any of the representations and warranties of the Company contained in this Agreement fail to be true and correct such that the condition set forth in Section 8.1 would not be satisfied or (ii) the Company will have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 8.2 would not be satisfied and such failure or breach with respect to any such representation, warranty or obligation (A) cannot be cured or constitutes a breach of the obligation to consummate the Contemplated Transactions at the time established for such consummation pursuant to Section 8.2 or, (B) if curable, continues unremedied at the Termination Date or, if earlier, on the thirtieth (30th) day following notice of such breach; provided that the right to terminate this Agreement pursuant to this Section 10.1(h) will not be available if the Buyer is in breach in any material respect of its obligations hereunder such that the closing conditions set forth in Section 9.1 or Section 9.2 would not be satisfied.

provided, that any Party desiring to terminate this Agreement will give written notice of such termination to the other Parties.

Section 10.2. Notice of Termination; Effect of Termination.

(a) Any termination of this Agreement under Section 10.1 above will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties (or, if the termination is pursuant to Section 10.1(g) or Section 10.1(h) and the cure period provided for therein is applicable, upon lapse of such cure period).

(b) In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall be of no further force or effect and the Merger shall be abandoned, except for and subject to the following: (i) Section 5.2(a) (Confidentiality), Section 6.2(a) (Confidentiality), Section 7.6 (No Claim Against Trust Fund), Section 7.11 (Expenses), this Section 10.2, and Article XI (Miscellaneous), shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from liability for any intentional and willful breach of this Agreement by such Party occurring prior to such termination.

ARTICLE XI
MISCELLANEOUS

Section 11.1. Notices. Any notice, request, demand, claim or other communication required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered personally, delivered by nationally recognized overnight courier service, sent by certified or registered mail, postage prepaid, or (if a facsimile number is provided below) sent by facsimile (subject to electronic confirmation of good facsimile transmission). Any such notice, request, demand, claim or other communication will be deemed to have been delivered and given (a) when delivered, if delivered personally, (b) the Business Day after it is deposited with such nationally recognized overnight courier service, if sent for overnight delivery by a nationally recognized overnight courier service, (c) the day of sending, if sent by facsimile prior to 5:00 p.m. (Eastern time) on any Business Day or the next succeeding Business Day if sent by facsimile after 5:00 p.m. (Eastern time) on any Business Day or on any day other than a Business Day or (d) five (5) Business Days after the date of mailing, if mailed by certified or

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registered mail, postage prepaid, in each case, to the following address or, if applicable, facsimile number, or to such other address or addresses or facsimile number or numbers as such Party may subsequently designate to the other Parties by notice given hereunder:

If to the Company or any of the Acquired Companies (prior to the Closing), to:

TGIF Holdings, LLC

c/o TriArtisan Capital Advisors LLC

830 3rd Avenue, 4th Floor

New York, NY 10022

Telephone: (212) 609-0622

Facsimile: (212) 201-4835

Attention: Rohit Manocha

with a copy (which will not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Telephone: (212) 596-9160

Facsimile: (646) 728-2554

Attention: Michael Littenberg; Emily Oldshue

If to the Buyer (or to any of the Acquired Companies after the Closing), to:

Allegro Merger Corp.

777 Third Avenue, 37th Floor

New York, NY 10017

Telephone: (212) 319-7676

Facsimile: (212) 319-0760

Attention: Eric Rosenfeld, Chief Executive Officer

Email: erosenfeld@crescendopartners.com

with a copy (which will not constitute notice) to:

Graubard Miller

The Chrysler Building

405 Lexington Ave, 11th Floor

New York, NY 10174

Telephone: (212) 818-8800

Facsimile: (212) 818-8881

Attention: David Alan Miller, Esq.; Jeffrey M. Gallant, Esq.

Email: dmiller@graubard.com; jgallant@graubard.com

If to the Company Representative, to:

Rohit Manocha

c/o TriArtisan Capital Advisors LLC

830 3rd Avenue, 4th Floor

New York, NY 10022

Telephone: (212) 609-0622

Facsimile: (212) 201-4835

Each of the Parties to this Agreement may specify a different address or addresses or facsimile number or facsimile numbers by giving notice in accordance with this Section 11.1 to each of the other Parties hereto.

Section 11.2. Succession and Assignment; No Third-Party Beneficiaries. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a Party hereto for all purposes hereof. No Party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder

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without the prior written approval of the other Parties hereto, and any attempt to do so will be null and void ab initio; provided, that Cowen and Company, LLC may assign its rights with respect to the Facilitation Fee without the consent of any other Party. Except as expressly provided herein, including but not limited to Section 7.12, this Agreement is for the sole benefit of the Parties hereto and their successors and permitted assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the Parties hereto and such successors and permitted assignees, any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.3. Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Buyer and (a) if prior to the Distribution, the Company, (b) if subsequent to the Distribution and prior to the Closing, Midco, or (c) if subsequent to the Closing, the Company Representative, or in the case of a waiver, by the Party against whom the waiver is to be effective. No waiver by any Party of any breach or violation of, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach or violation of, default under, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any Party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

Section 11.4. Entire Agreement. This Agreement, together with the Registration Rights Agreement, the Confidentiality Agreement and any other documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto. There are no restrictions, promises, warranties, covenants or undertakings, other than those expressly provided for herein and therein.

Section 11.5. Fulfillment of Obligations. Any obligation of any Party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

Section 11.6. Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed and delivered by each Party hereto. Counterpart signature pages to this Agreement may be delivered by facsimile or electronic delivery (i.e., by email of a PDF signature page) and each such counterpart signature page will constitute an original for all purposes.

Section 11.7. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable Legal Requirements, be invalid or unenforceable in any respect, each Party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and permissible under, applicable Legal Requirements.

Section 11.8. Governing Law. This Agreement, the rights of the Parties hereunder and all Actions arising in whole or in part under or in connection herewith will be governed by and construed and enforced in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 11.9. Jurisdiction; Venue; Service of Process.

(a) Jurisdiction. Each of the Parties to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or any United States District Court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware for the purpose of any Action relating to or arising in whole or in part under or in connection with this Agreement, the Registration Rights Agreement or the Contemplated Transactions (in each case, whether in law or in equity, whether in contract or in tort, by statute or otherwise), (ii) hereby waives to the extent not prohibited by applicable Legal Requirements, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts

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should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other Action in any other court other than one of the above-named courts or that this Agreement, the Registration Rights Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (iii) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence, a Party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b) Venue. Each of the Parties to this Agreement agrees that for any Action among any of the Parties relating to or arising in whole or in part under or in connection with this Agreement, the Registration Rights Agreement or the Contemplated Transactions (in each case, whether in law or in equity, whether in contract or in tort, by statute or otherwise), such Party will bring such Action only in the State of Delaware. Notwithstanding the previous sentence a Party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. Each Party hereto further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

(c) Service of Process. Each of the Parties to this Agreement hereby (i) consents to service of process in any Action among any of the Parties hereto relating to or arising in whole or in part under or in connection with this Agreement, the Registration Rights Agreement or the Contemplated Transactions (in each case, whether in law or in equity, whether in contract or in tort, by statute or otherwise) in any manner permitted by Delaware law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.1, will constitute good and valid service of process in any such Action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

Section 11.10. Scope of Representations and Warranties. Inclusion of a matter on the Buyer Disclosure Schedule or Company Disclosure Schedule, respectively, with respect to a representation or warranty which addresses matters being material or having a Material Adverse Effect or Buyer Material Adverse Effect, as the case may be, will not be deemed an indication that such matter does, or may, be material or have a Material Adverse Effect or Buyer Material Adverse Effect, as the case may be. Matters may be disclosed on the Buyer Disclosure Schedule or Company Disclosure Schedule, respectively, to this Agreement for purposes of information only. Information disclosed in any Buyer Disclosure Schedule or Company Disclosure Schedule will constitute a disclosure for all purposes under this Agreement to the extent it is reasonably apparent that the information is relevant for such other purposes, notwithstanding any reference to a specific section, and all such information will be deemed to qualify the entire Agreement and not just such section.

Section 11.11. No Survival of Representations and Warranties. The representations and warranties of the Company, individually and on behalf of the Acquired Companies, set forth in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, shall terminate at the Closing or, if earlier, upon termination of this Agreement in accordance with its terms. The representations and warranties of the Buyer and Merger Sub set forth in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement shall terminate at the Closing or, if earlier, upon termination of this Agreement in accordance with its terms. Prior to the Closing, the Buyer may, in its sole discretion, obtain and bind a representation and warranty insurance policy (the “R&W Insurance Policy”) with respect to the representations and warranties of the Company in Article III of this Agreement. The Buyer shall pay all of the costs to obtain the R&W Insurance Policy. For the avoidance of doubt, the R&W Insurance Policy, if any, shall be the Buyer’s sole recourse for any breach of the representations and warranties of the Company, individually and on behalf of the Acquired Companies, set forth in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement. Neither the Company Equityholders nor the Midco Equityholders shall have any liability for any breach of any representation or warranty in this Agreement or of any covenant of any other Person herein.

Section 11.12. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENT THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE REGISTRATION RIGHTS AGREEMENT OR ANY OF THE CONTEMPLATED

Annex A-50

TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT, THE REGISTRATION RIGHTS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS AND THAT SUCH ACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 11.13. Specific Enforcement. Each of the Parties hereto agrees that irreparable harm for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that it does not fully and timely perform its obligations under or in connection with this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement and the Closing) in accordance with its terms. Each of the Parties hereto acknowledges and agrees that (i) the other Parties will be entitled to an injunction, specific performance or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages and without posting a bond, this being in addition to any other remedy to which such other Parties are entitled under this Agreement and (ii) the right to obtain an injunction, specific performance, or other equitable relief is an integral part of the Contemplated Transactions and without that right, none of the Parties would have entered into this Agreement. In furtherance of the foregoing, the Parties hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to specific performance to cause Buyer to consummate the Contemplated Transactions including to effect the Closing in accordance with Article II, on the terms and subject to the conditions in this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (x) the Company has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 11.14. Non-Recourse. This Agreement may only be enforced against, and any Action that may be based upon, in respect of, arise under, out of or by reason of, be connected with or relate in any manner to this Agreement, or the negotiation, execution, performance or breach (whether willful, intentional, unintentional or otherwise and whether sounding in contract, tort or otherwise), of this Agreement, including, without limitation, any representation or warranty made or alleged to have been made in, in connection with or as an inducement to, this Agreement (each of such above-described legal, equitable or other theories or sources of liability, a “Recourse Theory”) may only be made or asserted against (and are expressly limited to) the Persons that are expressly identified as the Parties hereto in the preamble to and signature pages of this Agreement and solely in their capacities as such. No Person who is not a Party hereto (including, without limitation, (a) any former, current or future direct or indirect equity holder, controlling Person, management company, incorporator, member, partner, manager, director, officer, employee, agent, Affiliate, attorney or representative of, and any financial advisor or lender to (all above-described Persons in this subclause (a), collectively, “Affiliated Persons”) a party hereto or any Affiliate of such party, and (b) any Affiliated Persons of such Affiliated Persons but specifically excluding the parties hereto will have any liability whatsoever in respect of, based upon or arising out of any Recourse Theory. Without limiting the rights of any Party hereto against the other Parties hereto as set forth herein, in no event will any Party hereto, any of its Affiliates or any Person claiming by, through or on behalf of any of them institute any Action under any Recourse Theory against any non-Party.

[Remainder of Page Left Intentionally Blank; Signature Page Follows]

Annex A-51

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

BUYER:
ALLEGRO MERGER CORP.
By:	/s/ Eric S. Rosenfeld
Name: Eric S. Rosenfeld
Title: Chief Executive Officer
MERGER SUB:
ALLEGRO MERGER SUB, INC.
By:	/s/ David D. Sgro
Name: David D. Sgro
Title: Chief Executive Officer
COMPANY:
TGIF HOLDINGS, LLC
By:	/s/ Rohit Manocha
Name: Rohit Manocha
Title: President and Assistant Secretary
MIDCO:
TGIF MIDCO, INC.
By:	/s/ Rohit Manocha
Name: Rohit Manocha
Title: President and Assistant Secretary
COMPANY REPRESENTATIVE
By:	/s/ Rohit Manocha
Name: Rohit Manocha
(SOLELY AS A REPRESENTATIVE OF THE EQUITYHOLDERS OF THE COMPANY AND MIDCO)

Annex A-52

Annex B

November 8, 2019

Allegro Merger Corp.
777 Third Avenue
37th Floor
New York, NY 10017
Attention: The Board of Directors

Members of the Board of Directors:

We understand that Allegro Merger Corp. (“Buyer”) intends to enter into an Agreement and Plan of Merger (the “Agreement”) by and among Buyer, TGIF Holdings, LLC (the “Company”), TGIF Midco, Inc. (“Midco”), Allegro Merger Sub, Inc., a direct wholly owned subsidiary of Buyer (“Merger Sub”), and Rohit Manocha, solely in his capacity as the initial Company Representative under the Agreement. We have been advised that pursuant to the Agreement, among other things (i) Merger Sub will merge (the “Merger”) with and into Midco, (ii) Midco will survive the Merger as a wholly owned subsidiary of Buyer, and (iii) the outstanding shares of common stock, par value $0.01 per share (the “Midco Shares”), of Midco will be converted into the right to receive, in the aggregate (a) a number of shares (the “Merger Shares”) of common stock, par value $0.0001 per share (“Buyer Common Stock”), of Buyer and an amount of cash (the “Cash Consideration”) that, when added to product of the Merger Shares multiplied by $10.15 equals $30,000,000, with the relative proportion of the Merger Shares and Cash Consideration being determined as a result of elections by the holders of Midco Shares, subject to and in accordance with the procedures and limitations set forth in the Agreement, as to which we express no view or opinion, and (b) the right to received up to 2,000,000 shares (the “Contingent Shares” and, together with the Merger Shares and the Cash Consideration, the “Merger Consideration”) of Buyer Common Stock issuable subject to, and in accordance with, the terms and conditions of the Agreement. We in addition understand that (i) immediately prior to the Merger, the Company will distribute 100% of the issued and outstanding Midco Shares to the holders of the outstanding equity interests of the Company (the “Distribution”) and (ii) immediately after the Merger, Midco will merge (the “Second Merger” and, together with the Distribution and the Merger, the “Transaction”) with and into Buyer, with Buyer surviving the Second Merger.

You have requested that Cassel Salpeter & Co., LLC render an opinion (this “Opinion”) to the Board of Directors of Buyer (the “Board”) as to whether, as of the date of this Opinion, (i) the Merger Consideration to be issued and paid by Buyer in the Merger pursuant to the Agreement is fair, from a financial point of view, to Buyer and (ii) Midco has a fair market value equal to at least 80% of the balance of funds in Buyer’s trust account (the “Trust Fund”) (less any deferred underwriting commissions and taxes payable on interest earned).

In arriving at this Opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

•        Reviewed a draft, dated November 7, 2019, of the Agreement.

•        Reviewed certain publicly available financial information and other data with respect to Buyer and the Company that we deemed relevant.

•        Reviewed certain other information and data with respect to Buyer and the Company made available to us by Buyer and the Company, including financial projections with respect to the future financial performance of the Company prepared by, and adjusted based on discussions with, management of the Company (the “Projections”) and other internal financial information furnished to us by or on behalf of Buyer and the Company.

Annex B-1

Board of Directors
Allegro Merger Corp.
November 8, 2019

•        Considered and compared the financial and operating performance of the Company with that of companies with publicly traded equity securities that we deemed relevant.

•        Considered the publicly available financial terms of certain transactions that we deemed relevant.

•        Compared the implied enterprise value reference ranges of Midco to the balance, as provided by Buyer management, of the Trust Fund.

•        Discussed the business, operations and prospects of the Company and the proposed Merger with Buyer’s and the Company’s management and certain of Buyer’s and the Company’s representatives.

•        Conducted such other analyses and inquiries, and considered such other information and factors as we deemed appropriate.

For purposes of our analysis and this Opinion, we have assumed at your direction, that (i) the Midco Shares are, and as of immediately prior to the Distribution will be, the sole asset of the Company, (ii) the liquidation value per share of Buyer Common Stock is equal to $10.15 (the “Per Share Liquidation Value”), and (iii) the Per Share Liquidation Value is a reasonable basis upon which to evaluate Buyer Common Stock and Buyer. For purposes of our analysis and this Opinion we have, with your consent, evaluated whether Midco has a fair market value equal to at least 80% of the Trust Fund solely upon the basis of a comparison of the implied enterprise value reference ranges of Midco indicated by our financial analysis with the balance of the Trust Fund (less any deferred underwriting commissions and taxes payable on interest earned), which you have advised us and we, for purposes of our analysis and this Opinion, have assumed does not and shall not exceed $147,796,295.

This Opinion only addresses whether, as of the date hereof, (i) the Merger Consideration to be issued and paid by Buyer in the Merger pursuant to the Agreement is fair, from a financial point of view, to Buyer and (ii) the Company has a fair market value equal to at least 80% of the Trust Fund (less any deferred underwriting commissions and taxes payable on interest earned). It does not address any other terms, aspects, or implications of the Transaction or the Agreement, including, without limitation, (i) other than assuming the consummation thereof in accordance with the Agreement, the Distribution or the Second Merger, (i) any term or aspect of the Merger that is not susceptible to financial analysis, (ii) the fairness of the Merger, or all or any portion of the Merger Consideration, to any security holders of Buyer, the Company, Midco or any other person or any creditors or other constituencies of Buyer, the Company, Midco or any other person, (iii) the appropriate capital structure of Buyer or whether Buyer should be issuing debt or equity securities or a combination of both, (iv) the terms under which the current equityholders of the Company, which we understand include certain equityholders of Buyer, acquired their interest in the Company, including, without limitation, the value or amount of the consideration paid by such equityholders therefor relative to the Merger Consideration being issued and paid by Buyer pursuant to the Agreement, nor (v) the fairness of the amount or nature, or any other aspect, of any compensation or consideration payable to or received by any officers, directors, or employees of any parties to the Transaction, or any class of such persons, relative to the Merger Consideration in the Merger pursuant to the Agreement or otherwise. We are not expressing any view or opinion as to (i) what the value of Merger Shares actually will be when issued in the Merger, (ii) the prices at which shares of Buyer Common Stock or Midco Shares may trade, be purchased or sold at any time, including without limitation, for purposes of assessing the Contingent Consideration, or (iii) the conditions under which the Contingent Consideration is payable pursuant to the Agreement or the timing or likelihood of achieving such conditions. In addition, we make no representation or warranty regarding the adequacy of this Opinion or the analyses underlying this Opinion for the purpose of Buyer’s compliance with the terms of its constituent documents, the rules of any securities exchange or any other general or particular purpose.

This Opinion does not address the relative merits of the Transaction as compared to any alternative transaction or business strategy that might exist for Buyer, or the merits of the underlying decision by the Board or Buyer to engage in or consummate the Transaction. The financial and other terms of the Transaction were determined pursuant to negotiations between the parties to the Agreement and were not determined by or pursuant to any recommendation from us. In addition, we were not authorized to, and we did not, solicit indications of interest from third parties regarding a potential transaction involving Buyer.

Annex B-2

Board of Directors
Allegro Merger Corp.
November 8, 2019

In arriving at this Opinion, we have, with your consent, relied upon and assumed, without independently verifying, the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to us or available from public sources, and we have further relied upon the assurances of Buyer’s and the Company’s management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. We are not legal, tax, accounting, environmental, or regulatory advisors, and we do not express any views or opinions as to any legal, tax, accounting, environmental, or regulatory matters relating to Buyer, the Company, the Transaction, or otherwise. We understand and have assumed that Buyer has obtained or will obtain such advice as it deems necessary or appropriate from qualified legal, tax, accounting, environmental, regulatory, and other professionals.

With your consent, we have assumed that the Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company with respect to the future financial performance of the Company and, after giving effect to the Distribution, Midco. We have assumed, at your direction, that the Projections provide a reasonable basis upon which to analyze and evaluate the Company and, after giving effect to the Distribution, Midco and form an opinion. We express no view with respect to the Projections or the assumptions on which they are based. We have not evaluated the solvency or creditworthiness of Buyer, the Company, Midco or any other party to the Transaction, the fair value of Buyer, the Company, Midco or any of their respective assets or liabilities, or whether Buyer, the Company, Midco or any other party to the Transaction is paying or receiving reasonably equivalent value in the Transaction under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor have we evaluated, in any way, the ability of Buyer, the Company, Midco or any other party to the Transaction to pay its obligations when they come due. We have not physically inspected Buyer’s, the Company’s or Midco’s properties or facilities and have not made or obtained any evaluations or appraisals of Buyer’s, the Company’s or Midco’s assets or liabilities (including any contingent, derivative, or off-balance-sheet assets and liabilities). We have not attempted to confirm whether Buyer, the Company or Midco have good title to their respective assets. Our role in reviewing any information was limited solely to performing such reviews as we deemed necessary to support our own advice and analysis and was not on behalf of the Board, Buyer, or any other party.

We have assumed, with your consent, that the Transaction will be consummated in a manner that complies in all respects with applicable foreign, federal, state, and local laws, rules, and regulations and that, in the course of obtaining any regulatory or third party consents, approvals, or agreements in connection with the Transaction, no delay, limitation, restriction, or condition will be imposed that would have an adverse effect on Buyer, the Company, Midco or the Transaction. We also have assumed, with your consent, that the final executed form of the Agreement will not differ in any material respect from the draft we have reviewed and that the Transaction will be consummated on the terms set forth in the Agreement, without waiver, modification, or amendment of any term, condition, or agreement thereof that is material to our analyses or this Opinion. We have also assumed that the representations and warranties of the parties to the Agreement contained therein are true and correct and that each such party will perform all of the covenants and agreements to be performed by it under the Agreement. We offer no opinion as to the contractual terms of the Agreement or the likelihood that the conditions to the consummation of the Transaction set forth in the Agreement will be satisfied. You have also advised us, and we have assumed, that for U.S. federal tax income purposes the Transaction shall qualify as a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

Our analysis and this Opinion are necessarily based upon market, economic, and other conditions as they exist on, and could be evaluated as of, the date hereof. Accordingly, although subsequent developments may arise that would otherwise affect this Opinion, we do not assume any obligation to update, review, or reaffirm this Opinion to you or any other person or otherwise to comment on or consider events occurring or coming to our attention after the date hereof.

This Opinion is addressed to the Board for the use and benefit of the members of the Board (in their capacities as such) in connection with the Board’s evaluation of the Merger. This Opinion is not intended to and does not constitute advice or a recommendation to any of Buyer’s stockholders or any other security holders as to how such holder should vote or act with respect to any matter relating to the Transaction or otherwise.

Annex B-3

Board of Directors
Allegro Merger Corp.
November 8, 2019

We will receive a fee for rendering this Opinion, no portion of which is contingent upon the completion of the Transaction or the Merger. In addition, Buyer has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain liabilities that may arise out of our engagement or the rendering of this Opinion. In accordance with our policies and procedures, a fairness committee was not required to, and did not, approve the issuance of this Opinion.

Based upon and subject to the foregoing, it is our opinion that, as of the date of this Opinion, (i) the Merger Consideration to be issued and paid by Buyer in the Merger pursuant to the Agreement is fair, from a financial point of view, to Buyer, and (ii) Midco has a fair market value equal to at least 80% of the balance of the Trust Fund (less any deferred underwriting commissions and taxes payable on interest earned).

Very truly yours,

/s/ Cassel Salpeter & Co., LLC
Cassel Salpeter & Co., LLC

Annex B-4

Annex C

TGI FRIDAYS HOLDINGS, INC.

2020 Equity INCENTIVE PLAN

1.     DEFINED TERMS

Exhibit A, which is incorporated by reference, defines certain terms used in the Plan and includes certain operational rules related to those terms.

2.     PURPOSE

The Plan has been established to advance the interests of the Company by providing for the grant to Participants of Stock and Stock-based Awards.

3.     ADMINISTRATION

The Plan will be administered by the Administrator. The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; to determine eligibility for and grant Awards; to determine the exercise price, base value from which appreciation is measured, or purchase price, if any, applicable to any Award, to determine, modify, accelerate or waive the terms and conditions of any Award; to determine the form of settlement of Awards (whether in cash, shares of Stock, other Awards or other property); to prescribe forms, rules and procedures relating to the Plan and Awards; and to otherwise do all things necessary or desirable to carry out the purposes of the Plan or any Award. Determinations of the Administrator made with respect to the Plan or any Award are conclusive and bind all persons.

4.     LIMITS ON AWARDS UNDER THE PLAN

(a) Number of Shares. Subject to adjustment as provided in Section 7(b), the maximum number of shares of Stock that may be issued in satisfaction of Awards under the Plan is 1,100,000 shares (the “Share Pool”). Up to the total number of shares of Stock in the Share Pool may be issued in satisfaction of ISOs, but nothing in this Section 4(a) will be construed as requiring that any, or any fixed number of, ISOs be granted under the Plan. For purposes of this Section 4(a), the number of shares of Stock issued in satisfaction of Awards will be determined (i) by reducing the Share Pool by the number of shares of Stock withheld by the Company in payment of the exercise price or purchase price of an Award or in satisfaction of tax withholding requirements with respect to an Award, (ii) by reducing the Share Pool by the full number of shares covered by a SAR any portion of which is settled in Stock (and not only the number of shares of Stock delivered in settlement), and (iii) by increasing the Share Pool by any shares of Stock underlying any portion of an Award that is settled in cash or that expires, becomes unexercisable, terminates or is forfeited to or repurchased by the Company without the issuance (or retention, in the case of Restricted Stock or Unrestricted Stock) of Stock. For the avoidance of doubt, the Share Pool will not be increased by any shares of Stock delivered under the Plan that are subsequently repurchased using proceeds directly attributable to Stock Option exercises. The limits set forth in this Section 4(a) will be construed to comply with the applicable requirements of Section 422.

(b) Substitute Awards. The Administrator may grant Substitute Awards under the Plan. To the extent consistent with the requirements of Section 422 and the regulations thereunder and other applicable legal requirements (including applicable stock exchange requirements), shares of Stock issued in respect of Substitute Awards will be in addition to and will not reduce the Share Pool. Notwithstanding the foregoing or anything in Section 4(a) to the contrary, if any Substitute Award is settled in cash or expires, becomes unexercisable, terminates or is forfeited to or repurchased by the Company without the issuance (or retention, in the case of Restricted Stock or Unrestricted Stock) of Stock, the shares of Stock previously subject to such Award will not increase the Share Pool or otherwise be available for future issuance under the Plan. The Administrator will determine the extent to which the terms and conditions of the Plan apply to Substitute Awards, if at all, provided, however, that Substitute Awards will not be subject to the limits described in Section 4(d) below.

Annex C-1

(c) Type of Shares. Stock issued by the Company under the Plan may be authorized but unissued Stock, treasury Stock or previously issued Stock acquired by the Company. No fractional shares of Stock will be issued under the Plan.

(d) Director Limits. The aggregate value of all compensation granted or paid to any Director with respect to any calendar year, including Awards granted under the Plan and cash fees or other compensation paid by the Company to such Director outside of the Plan, in each case, for his or her services as a Director during such calendar year, may not exceed $500,000 in the aggregate, calculating the value of any Awards based on the grant date fair value in accordance with the Accounting Rules and assuming maximum payout levels.

5.     ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among Employees and Directors of, and consultants and advisors to, the Company and its subsidiaries. Eligibility for ISOs is limited to individuals described in the first sentence of this Section 5 who are employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code. Eligibility for Stock Options, other than ISOs, and SARs is limited to individuals described in the first sentence of this Section 5 who are providing direct services on the date of grant of the Award to the Company or to a subsidiary of the Company that would be described in the first sentence of Section 1.409A-1(b)(5)(iii)(E) of the Treasury Regulations.

6.     RULES APPLICABLE TO AWARDS

(a) All Awards.

(1) Award Provisions. The Administrator will determine the terms and conditions of all Awards, subject to the limitations provided herein. No term of an Award shall provide for automatic “reload” grants of additional Awards upon the exercise of an Option or SAR. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant will be deemed to have agreed to the terms and conditions of the Award and the Plan. Notwithstanding any provision of the Plan to the contrary, Substitute Awards may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

(2) Term of Plan. No Awards may be made after ten years from the Date of Adoption, but previously granted Awards may continue beyond that date in accordance with their terms.

(3) Transferability. Neither ISOs nor, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6(a)(3), other Awards may be transferred other than by will or by the laws of descent and distribution. During a Participant’s lifetime, ISOs and, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6(a)(3), SARs and NSOs may be exercised only by the Participant. The Administrator may permit the gratuitous transfer (i.e., transfer not for value) of Awards other than ISOs, subject to applicable securities and other laws and such terms and conditions as the Administrator may determine.

(4) Vesting; Exercisability. The Administrator will determine the time or times at which an Award vests or becomes exercisable and the terms and conditions on which a Stock Option or SAR remains exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting and/or exercisability of an Award (or any portion thereof), regardless of any adverse or potentially adverse tax or other consequences resulting from such acceleration. Unless the Administrator expressly provides otherwise, however, the following rules will apply if a Participant’s Employment ceases:

(A) Except as provided in (B) and (C) below, immediately upon the cessation of the Participant’s Employment, each Stock Option and SAR (or portion thereof) that is then held by the Participant or by the Participant’s permitted transferees, if any, will cease to be exercisable and will terminate, and each other Award that is then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not then vested, will be forfeited.

Annex C-2

(B) Subject to (C) and (D) below, each vested and unexercised Stock Option and SAR (or portion thereof) held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months following such cessation of Employment or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(C) Subject to (D) below, each vested and unexercised Stock Option and SAR (or portion thereof) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment due to his or her death or by the Company due to his or her Disability, to the extent then exercisable, will remain exercisable for the lesser of (i) the one-year period ending on the first anniversary of such cessation of employment or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(D) All Awards (whether or not vested or exercisable) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation of Employment if the termination is for Cause or occurs in circumstances that in the determination of the Administrator would have constituted grounds for the Participant’s Employment to be terminated for Cause (in each case, without regard to the lapsing of any required notice or cure periods in connection therewith).

(5) Recovery of Compensation. The Administrator may provide in any case that any outstanding Award (whether or not vested or exercisable), the proceeds from the exercise or disposition of any Award or Stock acquired under any Award and any other amounts received in respect of any Award or Stock acquired under any Award will be subject to forfeiture and disgorgement to the Company, with interest and other related earnings, if the Participant to whom the Award was granted is not in compliance with any provision of the Plan or any applicable Award or any non-competition, non-solicitation, no-hire, non-disparagement, confidentiality, invention assignment, or other restrictive covenant by which he or she is bound. Each Award will be subject to any policy of the Company or any of its subsidiaries that provides for forfeiture, disgorgement, or clawback with respect to incentive compensation that includes Awards under the Plan and will be further subject to forfeiture and disgorgement to the extent required by law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Exchange Act. Each Participant, by accepting or being deemed to have accepted an Award under the Plan, agrees (or will be deemed to have agreed) to the terms of this Section 6(a)(5) and any clawback, recoupment or similar policy of the Company or any of its subsidiaries and further agrees or will be deemed to have further agreed) to cooperate fully with the Administrator, and to cause any and all permitted transferees of the Participant to cooperate fully with the Administrator, to effectuate any forfeiture or disgorgement described in this Section 6(a)(5). Neither the Administrator nor the Company nor any other person, other than the Participant and his or her permitted transferees, if any, will be responsible for any adverse tax or other consequences to a Participant or his or her permitted transferees, if any, that may arise in connection with this Section 6(a)(5).

(6) Taxes. The grant of an Award and the issuance, delivery, vesting and retention of Stock, cash or other property under an Award are conditioned upon the full satisfaction by the Participant of all tax and other withholding requirements with respect to the Award. The Administrator will prescribe such rules for the withholding of taxes and other amounts with respect to any Award as it deems necessary. Without limitation to the foregoing, the Company or any parent or subsidiary of the Company will have the authority and the right to deduct or withhold (by any means set forth herein or in an Award agreement), or require a Participant to remit to the Company or a parent or subsidiary of the Company, an amount sufficient to satisfy all U.S. and non-U.S. federal, state and local income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to participation in the Plan and legally applicable to the Participant and required by law to be withheld (including any amount deemed by the Company, in its discretion, to be an appropriate charge to the Participant even if legally applicable to the Company or any parent or subsidiary of the Company). The Administrator, in its sole discretion, may hold back shares of Stock from an Award or permit a Participant to tender previously-owned shares of Stock in satisfaction of tax or other withholding requirements (but not in excess of the maximum withholding amount consistent with the Award being subject to equity accounting treatment under the Accounting Rules). Any amounts withheld pursuant to this Section 6(a)(6) will be treated as though such amounts had been made directly to the Participant. In addition, the Company may, to the extent permitted by law, deduct any such tax and other withholding amounts from any payment of any kind otherwise due to a Participant from the Company or any parent or subsidiary of the Company.

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(7) Dividend Equivalents. The Administrator may provide for the payment of amounts (on terms and subject to conditions established by the Administrator) in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award whether or not the holder of such Award is otherwise entitled to share in the actual dividend or distribution in respect of such Award; provided, however, that (a) dividends or dividend equivalents relating to an Award that, at the dividend payment date, remains subject to a risk of forfeiture (whether service-based or performance-based) shall be subject to the same risk of forfeiture as applies to the underlying Award and (b) no dividends or dividend equivalents shall be payable with respect to Options or SARs. Any entitlement to dividend equivalents or similar entitlements will be established and administered either consistent with an exemption from, or in compliance with, the applicable requirements of Section 409A.

(8) Rights Limited. Nothing in the Plan or any Award will be construed as giving any person the right to be granted an Award or to continued employment or service with the Company or any of its subsidiaries, or any rights as a stockholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in any Award will not constitute an element of damages in the event of a termination of a Participant’s Employment for any reason, even if the termination is in violation of an obligation of the Company or any of its subsidiaries to the Participant.

(9) Coordination with Other Plans. Shares of Stock and/or Awards under the Plan may be issued or granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or any of its subsidiaries. For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or any of its subsidiaries may be settled in Stock (including, without limitation, Unrestricted Stock) under the Plan if the Administrator so determines, in which case the shares delivered will be treated as awarded under the Plan (and will reduce the Share Pool).

(10) Section 409A.

(A) Without limiting the generality of Section 11(b) hereof, each Award will contain such terms as the Administrator determines and will be construed and administered, such that the Award either qualifies for an exemption from the requirements of Section 409A or satisfies such requirements.

(B) Notwithstanding anything to the contrary in the Plan or any Award agreement, the Administrator may unilaterally amend, modify or terminate the Plan or any outstanding Award, including, but not limited to, changing the form of the Award, if the Administrator determines that such amendment, modification or termination is necessary or desirable to avoid the imposition of an additional tax, interest or penalty under Section 409A.

(C) If a Participant is determined on the date of the Participant’s termination of Employment to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then, with regard to any payment that is considered nonqualified deferred compensation under Section 409A, to the extent applicable, payable on account of a “separation from service”, such payment will be made or provided on the date that is the earlier of (i) the first business day following the expiration of the six-month period measured from the date of such “separation from service” and (ii) the date of the Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 6(a)(10)(C) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) will be paid, without interest, on the first business day following the expiration of the Delay Period in a lump sum and any remaining payments due under the Award will be paid in accordance with the normal payment dates specified for them in the applicable Award agreement.

(D) For purposes of Section 409A, each payment made under the Plan or any Award will be treated as a separate payment.

(E) With regard to any payment considered to be nonqualified deferred compensation under Section 409A, to the extent applicable, that is payable upon a change in control of the Company or other similar event, to the extent required to avoid the imposition of an additional tax, interest or penalty under Section 409A, no amount will be payable unless such change in control constitutes a “change in control event” within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations.

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(b) Stock Options and SARs.

(1) Time and Manner of Exercise. Unless the Administrator expressly provides otherwise, no Stock Option or SAR will be deemed to have been exercised until the Administrator receives a notice of exercise in a form acceptable to the Administrator that is signed by the appropriate person and accompanied by the payment required under the Award. The Administrator may limit or restrict the exercisability of any Stock Option or SAR in its discretion, including in connection with any Covered Transaction. Any attempt to exercise a Stock Option or SAR by any person other than the Participant will not be given effect unless the Administrator has received such evidence as it may require that the person exercising the Award has the right to do so.

(2) Exercise Price. The exercise price (or the base value from which appreciation is to be measured) per share of each Award requiring exercise must be no less than 100% (in the case of an ISO granted to a 10-percent stockholder within the meaning of Section 422(b)(6) of the Code, 110%) of the Fair Market Value of a share of Stock, determined as of the date of grant of the Award, or such higher amount as the Administrator may determine in connection with the grant.

(3) Payment of Exercise Price. Where the exercise of an Award (or portion thereof) is to be accompanied by a payment, payment of the exercise price must be made by cash or check acceptable to the Administrator or, if so permitted by the Administrator and if legally permissible, (i) through the delivery of previously acquired unrestricted shares of Stock, or the withholding of unrestricted shares of Stock otherwise issuable upon exercise, in either case, that have a Fair Market Value equal to the exercise price; (ii) through a broker-assisted cashless exercise program acceptable to the Administrator; (iii) by other means acceptable to the Administrator; or (iv) by any combination of the foregoing permissible forms of payment. The delivery of previously acquired shares in payment of the exercise price under clause (i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

(4) Maximum Term. The maximum term of Stock Options and SARs must not exceed 10 years from the date of grant (or five years from the date of grant in the case of an ISO granted to a 10-percent stockholder described in Section 6(b)(2) above).

(5) No Repricing. Except in connection with a corporate transaction involving the Company (which term includes, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares) or as otherwise contemplated by Section 7 below, the Company may not, without obtaining stockholder approval, (i) amend the terms of outstanding Stock Options or SARs to reduce the exercise price or base value of such Stock Options or SARs; (ii) cancel outstanding Stock Options or SARs in exchange for Stock Options or SARs that have an exercise price or base value that is less than the exercise price or base value of the original Stock Options or SARs; or (iii) cancel outstanding Stock Options or SARs that have an exercise price or base value greater than the Fair Market Value of a share of Stock on the date of such cancellation in exchange for cash or other consideration.

7.     EFFECT OF CERTAIN TRANSACTIONS

(a) Mergers, etc. Except as otherwise expressly provided in an Award or other agreement or by the Administrator, the following provisions will apply in the event of a Covered Transaction:

(1) Assumption or Substitution. If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may provide for (i) the assumption or continuation of some or all outstanding Awards or any portion thereof or (ii) the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.

(2) Cash-Out of Awards. Subject to Section 7(a)(5) below, the Administrator may provide for payment (a “cash-out”), with respect to some or all Awards or any portion thereof (including only the vested portion thereof, with the unvested portion terminating as provided in subsection 7(a)(4) below), equal in the case of each applicable Award or portion thereof to the excess, if any, of (i) the fair market value of a share of Stock multiplied by the number of shares of Stock subject to the Award or such portion, minus (ii) the aggregate exercise or purchase price, if any, of such Award or portion thereof (or, in the case of a SAR, the aggregate base value above which appreciation is measured), in each case, on such payment and other terms and subject to such conditions (which need not be

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the same as the terms and conditions applicable to holders of Stock generally ) as the Administrator determines, including that any amounts paid in respect of such Award in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate. For the avoidance of doubt, if the per share exercise or purchase price (or base value) of an Award or portion thereof is equal to or greater than the fair market value of one share of Stock, such Award or portion may be cancelled with no payment due hereunder or otherwise in respect thereof.

(3) Acceleration of Certain Awards. Subject to Section 7(a)(5) below, the Administrator may provide that any Award requiring exercise will become exercisable, in full or in part, and/or that the issuance of any shares of Stock remaining issuable under any outstanding Award of Stock Units (including Restricted Stock Units and Performance Awards to the extent consisting of Stock Units) will be accelerated, in full or in part, in each case, on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following the exercise of the Award or the issuance of the shares, as the case may be, to participate as a stockholder in the Covered Transaction.

(4) Termination of Awards upon Consummation of Covered Transaction. Except as the Administrator may otherwise determine, each Award will automatically terminate (and in the case of outstanding shares of Restricted Stock, will automatically be forfeited) immediately upon the consummation of the Covered Transaction, other than (i) any Award that is assumed, continued or substituted for pursuant to Section 7(a)(1) above and (ii) any Award that by its terms, or as a result of action taken by the Administrator, continues following the Covered Transaction.

(5) Additional Limitations. Any share of Stock and any cash or other property or other award delivered pursuant to Section 7(a)(1), Section 7(a)(2) or Section 7(a)(3) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate, including to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction. For purposes of the immediately preceding sentence, a cash-out under Section 7(a)(2) above or an acceleration under Section 7(a)(3) above will not, in and of itself, be treated as the lapsing (or satisfaction) of a performance or other vesting condition. In the case of Restricted Stock that does not vest and is not forfeited in connection with the Covered Transaction, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

(6) Uniform Treatment. For the avoidance of doubt, the Administrator need not treat Participants or Awards (or portions thereof) in a uniform manner, and may treat different Participants and/or Awards differently, in connection with a Covered Transaction.

(b) Changes in and Distributions with Respect to Stock.

(1) Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of the Accounting Rules, the Administrator will make appropriate adjustments to the Share Pool, the number and kind of shares of stock or securities underlying Awards then outstanding or subsequently granted, any exercise or purchase prices (or base values) relating to Awards and any other provision of Awards affected by such change.

(2) Certain Other Adjustments. The Administrator may also make adjustments of the type described in Section 7(b)(1) above to take into account distributions to stockholders other than those provided for in Section 7(a) and 7(b)(1) above, or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan or any Award.

(3) Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8.     LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to issue any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously issued under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance of such shares have been addressed and resolved; (ii) if the outstanding

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Stock is at the time of issuance listed on any stock exchange or national market system, the shares to be issued have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. The Company may require, as a condition to the exercise of an Award or the issuance of shares of Stock under an Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of the Securities Act of 1933, as amended, or any applicable state or non-U.S. securities law. Any Stock issued under the Plan will be evidenced in such manner as the Administrator determines appropriate, including book-entry registration or delivery of stock certificates. In the event that the Administrator determines that stock certificates will be issued in connection with Stock issued under the Plan, the Administrator may require that such certificates bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending the lapse of the applicable restrictions.

9.     AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by applicable law, and may at any time terminate the Plan as to any future grants of Awards; provided, however, that except as otherwise expressly provided in the Plan or the applicable Award, the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect materially and adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so in the Plan or at the time the applicable Award was granted. Any amendments to the Plan will be conditioned upon stockholder approval only to the extent, if any, such approval is required by applicable law (including the Code) or stock exchange requirements, as determined by the Administrator. For the avoidance of doubt, without limiting the Administrator’s rights hereunder, no adjustment to any Award pursuant to the terms of Section 7 or Section 12 will be treated as an amendment requiring a Participant’s consent.

10.     OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not affect the right of the Company or any of its subsidiaries to grant any person bonuses or other compensation in addition to Awards under the Plan.

11.     MISCELLANEOUS

(a) Waiver of Jury Trial. By accepting or being deemed to have accepted an Award under the Plan, each Participant waives (or will be deemed to have waived), to the maximum extent permitted under applicable law, any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan or any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees (or will be deemed to have agreed) that any such action, proceedings or counterclaim will be tried before a court and not before a jury. By accepting or being deemed to have accepted an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit any dispute arising under the terms of the Plan or any Award to binding arbitration or as limiting the ability of the Company to require any individual to agree to submit such disputes to binding arbitration as a condition of receiving an Award hereunder.

(b) Limitation of Liability. Notwithstanding anything to the contrary in the Plan or any Award, neither the Company, nor any of its subsidiaries, nor the Administrator, nor any person acting on behalf of the Company, any of its subsidiaries, or the Administrator, will be liable to any Participant, to any permitted transferee, to the estate or beneficiary of any Participant or any permitted transferee, or to any other person by reason of any acceleration of income, any additional tax, or any penalty, interest or other liability asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to any Award.

(c) Unfunded Plan. The Company’s obligations under the Plan are unfunded, and no Participant will have any right to specific assets of the Company in respect of any Award. Participants will be general unsecured creditors of the Company with respect to any amounts due or payable under the Plan.

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12.     RULES FOR PARTICIPANTS SUBJECT TO NON-U.S. LAWS

The Administrator may at any time and from time to time (including before or after an Award is granted) establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan for Participants based outside of the U.S. and/or subject to the laws of countries other than the U.S., including by establishing one or more sub-plans, supplements or appendices under the Plan or any Award agreement for the purpose of complying or facilitating compliance with non-U.S. laws or taking advantage of tax favorable treatment or for any other legal or administrative reason determined by the Administrator. Any such sub-plan, supplement or appendix may contain, in each case, (i) such limitations on the Administrator’s discretion under the Plan and (ii) such additional or different terms and conditions, as the Administrator deems necessary or desirable and will be deemed to be part of the Plan but will apply only to Participants within the group to which the sub-plan, supplement or appendix applies (as determined by the Administrator); provided, however, that no sub-plan, supplement or appendix, rule or regulation established pursuant to this provision shall increase Share Pool or cause a violation of any U.S. law.

13.     GOVERNING LAW

(a) Certain Requirements of Corporate Law. Awards and shares of Stock will be granted, issued and administered consistent with the requirements of applicable Delaware law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which the Stock is listed or entered for trading, in each case, as determined by the Administrator.

(b) Other Matters. Except as otherwise provided by the express terms of an Award agreement, under a sub-plan described in Section 12 or as provided in Section 13(a) above, the domestic substantive laws of the State of Texas govern the provisions of the Plan and of Awards under the Plan and all claims or disputes arising out of or based upon the Plan or any Award under the Plan or relating to the subject matter hereof or thereof without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

(c) Jurisdiction. By accepting (or being deemed to have accepted) an Award, each Participant agrees or will be deemed to have agreed to (i) submit irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the Northern District of Texas for the purpose of any suit, action or other proceeding arising out of or based upon the Plan or any Award; (ii) not commence any suit, action or other proceeding arising out of or based upon the Plan or any Award, except in the federal and state courts located within the geographic boundaries of the United States District Court for the Northern District of Texas; and (iii) waive, and not assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that he or she is not subject personally to the jurisdiction of the above-named courts that his or her property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Plan or any Award or the subject matter thereof may not be enforced in or by such court.

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EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, have the meanings and are subject to the provisions set forth below:

“Accounting Rules”: Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor provision.

“Administrator”: The Compensation Committee, except that the Compensation Committee may delegate (i) to one or more of its members (or one or more other members of the Board, including the full Board) such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant Awards to the extent permitted by applicable law; and (iii) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. For purposes of the Plan, the term “Administrator” will include the Board, the Compensation Committee, and the person or persons delegated authority under the Plan to the extent of such delegation, as applicable.

“Award”: Any or a combination of the following:

(i) Stock Options.

(ii) SARs.

(iii) Restricted Stock.

(iv) Unrestricted Stock.

(v) Stock Units, including Restricted Stock Units.

(vi) Performance Awards.

(vii) Awards (other than Awards described in (i) through (vii) above) that are convertible into or otherwise based on Stock.

“Board”: The Board of Directors of the Company.

“Cause”: In the case of any Participant who is party to an employment or severance-benefit agreement that contains a definition of “Cause,” the definition set forth in such agreement applies with respect to such Participant for purposes of the Plan for so long as such agreement is in effect. In every other case, “Cause” means, as determined by the Administrator, (i) a substantial failure of the Participant to perform the Participant’s duties and responsibilities to the Company or any of its subsidiaries or substantial negligence in the performance of such duties and responsibilities; (ii) the commission by the Participant of a felony or a crime involving moral turpitude; (iii) the commission by the Participant of theft, fraud, embezzlement, material breach of trust or any material act of dishonesty involving the Company or any of its subsidiaries; (iv) a significant violation by the Participant of the code of conduct of the Company or any of its subsidiaries or of any material policy of the Company or any of its subsidiaries or of any statutory or common law duty of loyalty to the Company or any of its subsidiaries; (v) a material breach of any of the terms of the Plan or any Award made under the Plan, or of the terms of any other agreement between the Company or any of its subsidiaries and the Participant; or (vi) other conduct by the Participant that could be expected to be harmful to the business, interests or reputation of the Company.

“Code”: The U.S. Internal Revenue Code of 1986, as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Compensation Committee”: The Compensation Committee of the Board.

“Company”: TGI Fridays Holdings, Inc., a Delaware corporation.

“Covered Transaction”: Any of (i) a consolidation, merger or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock

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by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction will be deemed to have occurred upon consummation of the tender offer.

“Date of Adoption”: The earlier of the date the Plan was approved by the Company’s stockholders or adopted by the Board.

“Director”: A member of the Board who is not an Employee.

“Disability”: In the case of any Participant who is party to an employment, change of control or severance-benefit agreement that contains a definition of “Disability” (or a corollary term), the definition set forth in such agreement applies with respect to such Participant for purposes of the Plan for so long as such agreement is in effect. In every other case, “Disability” means, as determined by the Administrator, absence from work due to a disability for a period in excess of ninety (90) days in any twelve (12)-month period that would entitle the Participant to receive benefits under the Company’s long-term disability program as in effect from time to time (if the Participant were a participant in such program).

“Employee”: Any person who is employed by the Company or any of its subsidiaries.

“Employment”: A Participant’s employment or other service relationship with the Company or any of its subsidiaries. Employment will be deemed to continue, unless the Administrator otherwise determines, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to, the Company or any of its subsidiaries. If a Participant’s employment or other service relationship is with any subsidiary of the Company and that entity ceases to be a subsidiary of the Company, the Participant’s Employment will be deemed to have terminated when the entity ceases to be a subsidiary of the Company unless the Participant transfers Employment to the Company or one of its remaining subsidiaries. Notwithstanding the foregoing, in construing the provisions of any Award relating to the payment of “nonqualified deferred compensation” (subject to Section 409A) upon a termination or cessation of Employment, references to termination or cessation of employment, separation from service, retirement or similar or correlative terms will be construed to require a “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations, after giving effect to the presumptions contained therein) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election will be deemed a part of the Plan.

“Exchange Act”: The Securities Exchange Act of 1934, as amended.

“Fair Market Value”: As of a particular date, (i) the closing price for a share of Stock reported on the Nasdaq Capital Market (or any other national securities exchange on which the Stock is then listed) for that date or, if no closing price is reported for that date, the closing price on the immediately preceding date on which a closing price was reported or (ii) in the event that the Stock is not traded on a national securities exchange, the fair market value of a share of Stock determined by the Administrator consistent with the rules of Section 422 and Section 409A to the extent applicable.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422. Each Stock Option granted pursuant to the Plan will be treated as providing by its terms that it is to be an NSO unless, as of the date of grant, it is expressly designated as an ISO.

“NSO”: A Stock Option that is not intended to be an “incentive stock option” within the meaning of Section 422.

“Participant”: A person who is granted an Award under the Plan.

“Performance Award”: An Award subject to performance vesting conditions, which may include Performance Criteria.

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“Performance Criteria”: Specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. A Performance Criterion and any targets with respect thereto need not be based upon an increase, a positive or improved result or avoidance of loss and may be applied to a Participant individually, or to a business unit or division of the Company or to the Company as a whole. The Administrator may provide that one or more of the Performance Criteria applicable to such Award will be adjusted in a manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable Performance Criterion or Criteria.

“Plan”: This TGI Fridays Holdings, Inc. 2020 Equity Incentive Plan, as from time to time amended and in effect.

“Restricted Stock”: Stock subject to restrictions requiring that it be forfeited, redelivered or offered for sale to the Company if specified performance or other vesting conditions are not satisfied.

“Restricted Stock Unit”: A Stock Unit that is, or as to which the issuance of Stock or delivery of cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.

“SAR”: A right entitling the holder upon exercise to receive an amount (payable in cash or in shares of Stock of equivalent value) equal to the excess of the Fair Market Value of the shares of Stock subject to the right over the base value from which appreciation under the SAR is to be measured.

“Section 409A”: Section 409A of the Code and the regulations thereunder.

“Section 422”: Section 422 of the Code and the regulations thereunder.

“Stock”: Common stock of the Company, par value $0.0001 per share.

“Stock Option”: An option entitling the holder to acquire shares of Stock upon payment of the exercise price.

“Stock Unit”: An unfunded and unsecured promise, denominated in shares of Stock, to issue Stock or deliver cash measured by the value of Stock in the future.

“Substitute Award”: An award issued under the Plan in substitution for one or more equity awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition.

“Unrestricted Stock”: Stock not subject to any restrictions under the terms of the Award.

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Annex D

CERTIFICATE OF SECOND AMENDMENT
OF THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

Allegro merger corp.

Allegro Merger Corp., a Delaware corporation (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

A. The name of the Corporation is: Allegro Merger Corp. (hereinafter, the “Corporation”).

B. The Amended and Restated Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of Delaware on July 2, 2018 and a Certificate of Amendment of such Amended and Restated Certificate of Incorporation of the Corporation was filed on January 3, 2020 (as amended, the “Amended and Restated Certificate”).

C. This Certificate of Second Amendment of the Amended and Restated Certificate amends and replaces the first article of the Corporation’s Amended and Restated Certificate in its entirety, to read as follows:

“FIRST: The name of the Corporation is TGI Fridays Holdings, Inc. (the “Corporation”).”

D. This Certificate of Second Amendment of the Amended Restated Certificate has been duly adopted in accordance with the provisions of Section 242 of the DGCL.

E. This Certificate of Second Amendment of the Amended and Restated Certificate shall be deemed effective upon its filing with the Secretary of State of the State of Delaware.

[Remainder of Page Intentionally Left Blank]

Annex D-1

IN WITNESS WHEREOF, the undersigned has caused this Second Amendment to the Amended and Restated Certificate of Incorporation to be executed by the officer below this ____ day of ______, 2020.

Allegro merger corp.
By:
Name:	[•]
Title:	[•]

Annex D-2

Annex E

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TGI FRIDAYS HOLDINGS, INC.

TGI Fridays Holdings, Inc., a Delaware corporation (the “Corporation”), hereby certifies that this Second Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), and that:

A. The name of the Corporation is: TGI Fridays Holdings, Inc.

B. The original Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on July 2, 2018; a Certificate of Amendment of such Amended and Restated Certificate of Incorporation of the Corporation was filed on January 3, 2020; a Certificate of Second Amendment of such Amended and Restated Certificate of Incorporation of the Corporation was filed on [•], 2020 (as amended by such amendments, the “Amended and Restated Certificate”).

C. This Second Amended and Restated Certificate of Incorporation amends and restates the Amended and Restated Certificate.

D. Upon filing of this Second Amended and Restated Certificate of Incorporation of the Corporation, the Certificate of Incorporation of the Corporation shall read as follows:

ARTICLE I — NAME

The name of the corporation is TGI Fridays Holdings, Inc. (the “Corporation”).

ARTICLE II — REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III — PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV — CAPITALIZATION

(a) Authorized Shares. The total number of shares of stock which the Corporation shall have authority to issue is 1,201,000,000 shares, consisting of 1,200,000,000 shares of Common Stock, par value $.0001 per share (“Common Stock”), and 1,000,000 shares of Preferred Stock, par value $.0001 per share (“Preferred Stock”).

(b) Preferred Stock. Shares of Preferred Stock may be issued in one or more series, from time to time, with each such series to consist of such number of shares and to have such voting powers relative to other classes of Preferred Stock, if any, or Common Stock, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors of the Corporation, and the Board of Directors is hereby expressly vested with the authority, to the full extent now or hereafter provided by applicable law, to adopt any such resolution or resolutions.

(c) Voting. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including, but not limited to, any

Annex E-1

certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate of Incorporation (including, but not limited to, any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

(d) No Class Vote On Changes In Authorized Number of Shares Of Preferred Stock. Subject to the rights of the holders of any series of Preferred Stock pursuant to the terms of this Second Amended and Restated Certificate of Incorporation, any certificate of designations or any resolution or resolutions providing for the issuance of such series of stock adopted by the Board of Directors, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V — BOARD OF DIRECTORS

The number of directors constituting the Board of Directors shall be not fewer than three (3) and not more than twelve (12), each of whom shall be a natural person. The number of directors initially shall be eight (8). Subject to the previous sentence and to the special rights of the holders of any class or series of stock to elect directors, the precise number of directors shall be fixed exclusively pursuant to a resolution adopted by the Board of Directors. Vacancies and newly-created directorships shall be filled exclusively pursuant to a resolution adopted by the Board of Directors. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. Any election of directors by stockholders shall be determined by a plurality of the votes cast by stockholders entitled to vote in the election. Each director of the Board of Directors shall be elected annually at each annual meeting of stockholders to hold office for a term expiring at the next annual meeting of stockholders. Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal.

ARTICLE VI — LIMITATION OF DIRECTOR LIABILITY

To the fullest extent that the DGCL or any other law of the State of Delaware (as they exist on the date hereof or as they may hereafter be amended) permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to, or modification or repeal of, this Article VI(a) shall adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal. If the DGCL is hereafter amended to authorize the further limitation or elimination of liability of a director, then the liability of a director of the Corporation shall be limited or eliminated to the fullest extent permitted by the DGCL, as amended.

ARTICLE VII — MEETINGS OF STOCKHOLDERS

(a) No Action by Written Consent. Except as otherwise provided for or fixed by or pursuant to the provisions of this Second Amended and Restated Certificate of Incorporation or any resolution or resolutions of the Board of Directors providing for the issuance of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

(b) Special Meetings of Stockholders. Subject to the rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by (a) the Chairman of the Board of Directors, (b) the Board of Directors or (c) holders of a majority of the total votes entitled to be cast by the holders of all of the outstanding capital stock of the Corporation entitled to vote generally in an election of directors.

(c) Election of Directors by Written Ballot. Election of directors need not be by written ballot.

Annex E-2

ARTICLE VIII — AMENDMENTS TO THE
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS

In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to make, alter, amend or repeal the Bylaws; provided, that with respect to the powers of stockholders to make, alter, amend or repeal the Bylaws, the affirmative vote of holders of at least sixty-six and two-thirds percent (66 ⅔%) of the capital stock of the Corporation entitled to vote generally in an election of directors, voting together as a single class, shall be required to make, alter amend or repeal the Bylaws of the Corporation.

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Annex E-3

IN WITNESS WHEREOF, the undersigned has caused this Second Amended and Restated Certificate of Incorporation to be executed by the officer below this ____ day of __________, ____.

TGI FRIDAYS HOLDINGS, INC.
By:
Name:
Title:

Annex E-4

Annex F

TGI FRIDAYS HOLDINGS, INC. (the “Corporation”)

AMENDED & RESTATED BYLAWS

SECTION 1 — STOCKHOLDERS

Section 1.1. Annual Meeting. An annual meeting of the stockholders for the election of directors to succeed those whose term expire and for the transaction of such other business as may properly come before the meeting shall be held at the place, if any, within or without the State of Delaware, on the date and at the time that the Board of Directors shall each year fix. Unless stated otherwise in the notice of the annual meeting of the stockholders of the Corporation, such annual meeting shall be at the principal office of the Corporation.

Section 1.2. Advance Notice of Nominations and Proposals of Business.

(a) Nominations of persons for election to the Board of Directors and proposals for business to be transacted by the stockholders at an annual meeting of stockholders may be made (i) pursuant to the Corporation’s notice with respect to such meeting, (ii) by or at the direction of the Board of Directors or (iii) by any stockholder of record of the Corporation who (A) was a stockholder of record at the time of the giving of the notice contemplated in Section 1.2(b), (B) is entitled to vote at such meeting and (C) has complied with the notice procedures set forth in this Section 1.2. Clause (iii) of this Section 1.2 shall be the exclusive means for a stockholder to make nominations or propose other business (other than matters properly brought pursuant to applicable provisions of federal law, including the Securities Exchange Act of 1934 (as amended from time to time, the “Act”)) before an annual meeting of stockholders.

(b) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 1.2(a), (i) the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation with the information contemplated by Section 1.2(c), and (ii) the business must be a proper matter for stockholder action under the Delaware General Corporation Law (the “DGCL”).

(c) To be timely, a stockholder’s notice must be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation a date (i) not less than 60 nor more than 90 days prior to the anniversary date of the prior year’s annual meeting or (ii) if there was no annual meeting in the prior year or if the date of the current year’s annual meeting is more than 30 days before or after the anniversary date of the prior year’s annual meeting, on or before 15 days after the day on which the date of the current year’s annual meeting is first disclosed in a public announcement. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the delivery of such notice. Such notice from a stockholder must state (i) as to each nominee that the stockholder proposes for election or reelection as a director, (A) all information relating to such nominee that would be required to be disclosed in solicitations of proxies for the election of such nominee as a director pursuant to Regulation 14A under the Act and such nominee’s written consent to serve as a director if elected, and (B) a description of all direct and indirect compensation and other material monetary arrangements, agreements or understandings during the past three years, and any other material relationship, if any, between or concerning such stockholder and its respective affiliates or associates, or others with whom they are acting in concert, on the one hand, and the proposed nominee, and his or her respective affiliates or associates, on the other hand; (ii) as to each proposal that the stockholder seeks to bring before the meeting, a brief description of such proposal, the reasons for making the proposal at the meeting, and any material interest that the stockholder has in the proposal; (iii) (A) the name and address of the stockholder, (B) the class (and, if applicable, series) and number of shares of stock of the Corporation that are, directly or indirectly, owned beneficially or of record by the stockholder or any Stockholder Associated Person (as defined below), (C) any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class (or, if applicable, series) of shares of stock of the Corporation or with a value derived in whole or in part from the value of any class (or, if applicable, series) of shares of stock of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (each, a “Derivative Instrument”), directly or indirectly owned beneficially or of record by such stockholder or any Stockholder Associated Person and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of stock of

Annex F-1

the Corporation of the stockholder or any Stockholder Associated Person, (D) any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder or any Stockholder Associated Person has a right to vote any securities of the Corporation, (E) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or any Stockholder Associated Person is a general partner or beneficially owns an interest in a general partner, (F) any performance-related fees (other than an asset-based fee) that such stockholder or any Stockholder Associated Person is entitled to based on any increase or decrease in the value of the shares of stock of the Corporation or Derivative Instruments and (G) whether either the stockholder intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Corporation’s voting shares reasonably believed by such stockholder to be sufficient to elect such nominee or nominees. For purposes of these by-laws, a “Stockholder Associated Person” of any stockholder means (i) any “affiliate” or “associate” (as those terms are defined in Rule 12b-2 under the Act) of the stockholder that owns beneficially or of record any capital stock or other securities of the Corporation and (ii) any person acting in concert with such stockholder or any affiliate or associate of such stockholder with respect to the capital stock or other securities of the Corporation. In addition, any nominee proposed by a stockholder shall complete a questionnaire, in a form provided by the Corporation, within 10 days of receipt of the form of questionnaire from the Corporation.

(d) Subject to the certificate of incorporation of the Corporation and applicable law, only persons nominated in accordance with procedures stated in this Section 1.2 shall be eligible for election as and to serve as a member of the Board of Directors and the only business that shall be conducted at an annual meeting of stockholders is the business that has been brought before the meeting in accordance with the procedures set forth in this Section 1.2. The chairman of the meeting shall have the power and the duty to determine whether a nomination or any proposal has been made according to the procedures stated in this Section 1.2 and, if any nomination or proposal does not comply with this Section 1.2, unless otherwise required by law, the nomination or proposal shall be disregarded.

(e) For purposes of this Section 1.2, “public announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Act.

(f) Notwithstanding the foregoing provisions of this Section 1.2, a stockholder shall also comply with all applicable requirements of the Act and the rules and regulations thereunder with respect to matters set forth in this Section 1.2. Nothing in this Section 1.2 shall affect any rights, if any, of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to applicable provisions of federal law, including the Act.

Section 1.3. Special Meetings; Notice.

Special meetings of the stockholders of the Corporation may be called only in the manner set forth in the certification of incorporation of the Corporation. Notice of every special meeting of the stockholders of the Corporation shall state the purpose of such meeting. Except as otherwise required by law, the business conducted at a special meeting of stockholders of the Corporation shall be limited exclusively to the business set forth in the Corporation’s notice of meeting, and the individual or group calling such meeting shall have exclusive authority to determine the business included in such notice.

Section 1.4. Notice of Meetings.

Notice of the place, if any, date and time of all meetings of stockholders of the Corporation, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed present and vote at such meeting, and, in the case of all special meetings of stockholders, the purpose of the meeting, shall be given, not less than 10 nor more than 60 days before the date on which such meeting is to be held, to each stockholder entitled to notice of the meeting.

The Corporation may postpone or cancel any previously called annual or special meeting of stockholders of the Corporation by making a public announcement (as defined in Section 1.2(e)) of such postponement or cancellation prior to the meeting. When a previously called annual or special meeting is postponed to another time or place, if any, notice of the place (if any), date and time of the postponed meeting and the means of remote communications, if any, by which stockholders and proxy holders may be deemed present and vote at such postponed meeting, shall be given in conformity with this Section 1.4 unless such meeting is postponed not more than 60 days after initial notice of the meeting was provided in conformity with this Section 1.4.

Annex F-2

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, thereof and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; however, if the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, notice of the place, if any, date and time of the adjourned meeting and the means of remote communication, if any, by which stockholders and proxy holders may be deemed present and vote at such adjourned meeting, shall be given in conformity herewith. At any adjourned meeting, any business may be transacted that may have been transacted at the original meeting.

Section 1.5. Quorum.

At any meeting of the stockholders, the holders of shares of stock of the Corporation entitled to cast a majority of the total votes entitled to be cast by the holders of all outstanding capital stock of the Corporation, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number is required by applicable law or the certificate of incorporation of the Corporation. If a separate vote by one or more classes or series is required, the holders of shares entitled to cast a majority of the total votes entitled to be cast by the holders of the shares of the class or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter.

If a quorum shall fail to attend any meeting, the chairman of the meeting may adjourn the meeting to another place, if any, date and time.

Section 1.6. Organization.

The Chairman of the Board or, in his or her absence, the person whom the Board of Directors designates or, in the absence of that person or the failure of the Board of Directors to designate a person, the Chief Executive Officer of the Corporation or, in his or her absence, the person chosen by the holders of a majority of the shares entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders of the Corporation and act as chairman of the meeting. In the absence of the Secretary of the Corporation, the secretary of the meeting shall be the person the chairman appoints.

Section 1.7. Conduct of Business.

The chairman of any meeting of stockholders of the Corporation shall determine the order of business and the rules of procedure for the conduct of such meeting, including the manner of voting and the conduct of discussion as he or she determines to be in order. The chairman shall have the power to adjourn the meeting to another place, if any, date and time. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

Section 1.8. Proxies; Inspectors.

(a) At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by applicable law.

(b) Prior to a meeting of the stockholders of the Corporation, the Corporation shall appoint one or more inspectors to act at a meeting of stockholders of the Corporation and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting may, and to the extent required by applicable law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before beginning the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of inspectors. The inspectors shall have the duties prescribed by applicable law.

Section 1.9. Voting.

Except as otherwise required by applicable law or by the certificate of incorporation of the Corporation, all matters other than the election of directors shall be determined by a majority of the votes cast on the matter affirmatively or negatively. All elections of directors shall be determined by a plurality of the votes cast by stockholders entitled to vote in the election.

Annex F-3

Section 1.10. Stock List.

A complete list of stockholders of the Corporation entitled to vote at any meeting of stockholders of the Corporation, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in the name of such stockholder, shall be open to the examination of any such stockholder, for any purpose germane to a meeting of the stockholders of the Corporation, for a period of at least 10 days before the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting or (ii) during ordinary business hours at the principal place of business of the Corporation; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the 10th day before such meeting date.

The stock list shall also be open to the examination of any such stockholder during the entire meeting. The Corporation may look to this list as the sole evidence of the identity of the stockholders entitled to vote at a meeting and the number of shares held by each stockholder.

SECTION 2 — BOARD OF DIRECTORS

Section 2.1. Qualifications of Directors.

Directors need not be stockholders to be qualified for election or service as a director of the Corporation.

Section 2.2. Removal; Resignation.

Any director or the entire Board of Directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors. Any director may resign at any time upon notice given in writing, including by electronic transmission, to the Corporation.

Section 2.3. Regular Meetings.

Regular meetings of the Board of Directors shall be held at the place (if any), on the date and at the time as shall have been established by the Board of Directors and publicized among all directors. A notice of a regular meeting, the date of which has been so publicized, shall not be required.

Section 2.4. Special Meetings.

Special meetings of the Board of Directors may be called by the Chairman, the Chief Executive Officer or by two or more directors then in office and shall be held at the place, if any, on the date and at the time as he, she or they shall fix. Notice of the place, if any, date and time of each special meeting shall be given to each director either (a) by mailing written notice thereof not less than five days before the meeting, or (b) by telephone, facsimile or electronic transmission providing notice thereof not less than twenty-four hours before the meeting. Unless otherwise stated in the notice thereof, any and all business may be transacted at a special meeting of the Board of Directors.

Section 2.5. Quorum.

At any meeting of the Board of Directors, a majority of the total number of directors then in office shall constitute a quorum for all purposes. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, if any, date or time, without further notice or waiver thereof.

Section 2.6. Participation in Meetings By Conference Telephone or Other Communications Equipment.

Members of the Board of Directors, or of any committee thereof, may participate in a meeting of the Board of Directors or committee thereof by means of conference telephone or other communications equipment by means of which all directors participating in the meeting can hear each other director, and such participation shall constitute presence in person at the meeting.

Section 2.7. Conduct of Business.

At any meeting of the Board of Directors, business shall be transacted in the order and manner that the Board of Directors may from time to time determine, and all matters shall be determined by the vote of a majority of the directors present, except as otherwise provided in the certificate of incorporation of the Corporation or these bylaws or required by applicable law. The Board of Directors or any committee thereof may take action without a

Annex F-4

meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings, or electronic transmission or electronic transmissions, are filed with the minutes of proceedings of the Board of Directors or any committee thereof. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 2.8. Compensation of Directors.

The Board of Directors shall be authorized to fix the compensation of directors. The directors of the Corporation shall be paid their expenses, if any, of attendance at each meeting of the Board of Directors and shall be reimbursed a fixed sum for attendance at each meeting of the Board of Directors, paid an annual retainer or paid other compensation, including equity compensation, as directors of the Corporation. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees shall be paid compensation for attending committee meetings and/or have their expenses, if any, of attendance of each meeting of such committee reimbursed.

SECTION 3 — COMMITTEES

Section 3.1. Committees of the Board of Directors.

The Board of Directors may designate committees of the Board of Directors, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board of Directors and shall, for those committees, appoint a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

SECTION 4 — OFFICERS

Section 4.1. Generally.

The officers of the Corporation shall consist of a Chief Executive Officer, one or more vice presidents, a secretary, a treasurer and other officers as may from time to time be appointed by the Board of Directors. Each officer shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any number of offices may be held by the same person. The salaries of officers appointed by the Board of Directors shall be fixed from time to time by the Board of Directors or a committee thereof or by the officers as may be designated by resolution of the Board of Directors.

Section 4.2. Chief Executive Officer.

Subject to the provisions of these bylaws and to the direction of the Board of Directors, the Chief Executive Officer shall have the responsibility for the general management and control of the business and affairs of the Corporation and shall perform all duties and have all powers that are commonly incident to the office of chief executive or which are delegated to him or her by the Board of Directors. He or she shall have the power to sign all stock certificates, contracts and other instruments of the Corporation that are authorized and shall have general supervision and direction of all of the other officers, employees and agents of the Corporation.

Section 4.3. Vice President.

Each Vice President shall have the powers and duties delegated to him or her by the Board of Directors or the Chief Executive Officer. One Vice President may be designated by the Board of Directors to perform the duties and exercise the powers of the Chief Executive Officer in the event of the Chief Executive Officer’s absence or disability.

Section 4.4. Treasurer.

The Treasurer shall have the responsibility for maintaining the financial records of the Corporation. He or she shall make such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account to the Board of Directors of all such transactions and of the financial condition of the Corporation. The Treasurer shall also perform other duties as the Board of Directors may from time to time prescribe.

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Section 4.5. Secretary.

The Secretary shall issue all authorized notices for, and shall keep minutes of, all meetings of the stockholders and the Board of Directors. He or she shall have charge of the corporate books and shall perform other duties as the Board of Directors may from time to time prescribe.

Section 4.6. Delegation of Authority.

The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 4.7. Removal.

The Board of Directors may remove any officer of the Corporation at any time, with or without cause.

Section 4.8. Action with Respect to Securities of Other Companies.

Unless otherwise directed by the Board of Directors, the Chief Executive Officer, or any officer of the Corporation authorized by the Chief Executive Officer, shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders or equityholders of, or with respect to any action of, stockholders or equityholders of any other entity in which the Corporation may hold securities and otherwise to exercise any and all rights and powers which the Corporation may possess by reason of its ownership of securities in such other entity.

SECTION 5 — STOCK

Section 5.1. Certificates of Stock.

Shares of the capital stock of the Corporation may be certificated or uncertificated, as provided in the DGCL. Stock certificates, if any, shall be signed by, or in the name of, the Corporation by any two authorized officers of the Corporation, certifying the number of shares owned by such stockholder. Any signatures on a certificate may be by facsimile.

Section 5.2. Transfers of Stock.

Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation (within or without the State of Delaware) or by transfer agents designated to transfer shares of the stock of the Corporation.

Section 5.3. Lost, Stolen or Destroyed Certificates.

In the event of the loss, theft or destruction of any certificate of stock, another may be issued in its place pursuant to regulations as the Board of Directors may establish concerning proof of the loss, theft or destruction and concerning the giving of a satisfactory bond or indemnity.

Section 5.4. Regulations.

The issue, transfer, conversion and registration of certificates of stock of the Corporation shall be governed by other regulations as the Board of Directors may establish.

Section 5.5. Record Date.

(a) In order for the Corporation to determine the stockholders of the Corporation entitled to notice of any meeting of stockholders of the Corporation, the Board of Directors may, except as otherwise required by applicable law, fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which record date shall not be more than 60 nor less than 10 days before the date of any meeting of stockholders. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders of the Corporation shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

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(b) A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders of the Corporation shall apply to any postponement or adjournment of the meeting, provided, that the Board of Directors may fix a new record date for determination of the stockholders entitled to vote at a postponed or adjourned meeting, and in such case shall also fix the record date of the stockholders entitled to notice of such postponed or adjourned meeting at the same or on an earlier date as that fixed for determination of the stockholders entitled to vote at the postponed or adjourned meeting.

SECTION 6 — NOTICES

Section 6.1. Notices.

If mailed, notice to a stockholder of the Corporation shall be deemed given when deposited in the mail, postage prepaid, directed to a stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders of the Corporation may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

Section 6.2. Waivers.

A written waiver of any notice, signed by a stockholder or director, or a waiver by electronic transmission by such person or entity, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person or entity. Neither the business nor the purpose of any meeting need be specified in the waiver. Attendance at any meeting shall constitute waiver of notice except attendance for the sole purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

SECTION 7 — MISCELLANEOUS

Section 7.1. Corporate Seal.

The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

Section 7.2. Reliance upon Books, Reports, and Records.

Each director and each member of any committee designated by the Board of Directors of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books and records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers, agents or employees, or committees of the Board of Directors so designated, or by any other person or entity as to matters which such director or committee member reasonably believes are within such other person’s or entity’s professional or expert competence and that has been selected with reasonable care by or on behalf of the Corporation.

Section 7.3. Fiscal Year.

The fiscal year of the Corporation shall be as fixed by the Board of Directors.

Section 7.4. Time Periods.

In applying any provision of these bylaws that requires that an act be done or not be done a specified number of days before an event or that an act be done during a specified number of days before an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

SECTION 8 — AMENDMENTS

These bylaws may be altered, amended or repealed in accordance with the certificate of incorporation of the Corporation.

Annex F-7

SECTION 9 — INDEMNIFICATION

Section 9.1. Indemnification and Advancement of Expenses; Undertaking to Repay.

The Corporation shall indemnify and advance expenses to, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnitee”) who was or is made, or is threatened to be made, a party or is otherwise involved (including as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or an officer of the Corporation or, while a director or an officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, member, trustee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity or other enterprise (including, but not limited to, service with respect to employee benefit plans), against all liability and loss suffered (including, but not limited to, expenses (including, but not limited to, attorneys’ fees and expenses), judgments, fines and amounts paid in settlement and reasonably incurred by such Indemnitee). Notwithstanding the preceding sentence, the Corporation shall be required to indemnify, or advance expenses to, an Indemnitee in connection with a Proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such Proceeding (or part thereof) by the Indemnitee was authorized by the Board of Directors of the Corporation or the Proceeding (or part thereof) relates to the enforcement of the Corporation’s obligations under this Section 9.1. To the extent required by law, payment of expenses in advance of the final disposition of the Proceeding shall only be made by the Corporation upon the receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Section 9.1 or otherwise.

Section 9.2. Insurance.

The Corporation may purchase, at its own expense, and maintain insurance on behalf of any person who is or was a director, officer, trustee, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust, non-profit entity or other enterprise (including, but not limited to, service with respect to employee benefit plans), to insure against liability asserted against the person and incurred by the person in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Section 9.2.

Section 9.3. Non-Exclusivity of Rights.

The indemnification provided by these bylaws is not exclusive of other indemnification rights arising under the certificate of incorporation of the Corporation, agreement, vote of directors or stockholders or otherwise, and shall inure to the benefit of the heirs and legal representatives of such Indemnitee.

Section 9.4. Fulfillment of Standard of Conduct.

Any Indemnitee shall be deemed to have met the standard of conduct required for such indemnification unless the contrary has been established by a final, non-appealable judgment by a court of competent jurisdiction.

SECTION 10 — Exclusive Forum

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the Certificate of Incorporation or these By-Laws (in each case, as they may be amended from time to time), or (iv) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine shall be the Delaware Court of Chancery (or if the Delaware Court of Chancery does not have subject matter jurisdiction, a state court located within the State of Delaware or, if no state court located within the State of Delaware has subject matter jurisdiction, the federal district court for the District of Delaware); provided, that this sentence shall not apply to suits brought to enforce any duty or liability created by the Securities Act of 1933 or the rules and regulations thereunder or the Securities Exchange Act of 1934 or the rules and regulations thereunder or any claim for which the federal courts have exclusive jurisdiction.

Annex F-8

PRELIMINARY PROXY CARD
SUBJECT TO COMPLETION, DATED MARCH 2, 2020

ALLEGRO MERGER CORP.
777 Third Avenue, 37th Floor
New York, New York 10017

ANNUAL MEETING OF STOCKHOLDERS
[•], 2020

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
ALLEGRO MERGER CORP.

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement, dated [•], 2020, in connection with the annual meeting to be held at 9:00 a.m. EST on [•], 2020 at the offices of Graubard Miller, counsel to Allegro Merger Corp. (“Allegro”), at The Chrysler Building, 405 Lexington Avenue, New York, New York 10174, and hereby appoints Eric Rosenfeld, David Sgro and Adam Jaffe, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the common stock, of Allegro registered in the name provided, which the undersigned is entitled to vote at the annual meeting, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in this Proxy Statement.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1 (THE MERGER PROPOSAL) BELOW, “FOR” EACH OF PROPOSALS 2A THROUGH 2F (THE CHARTER PROPOSALS) BELOW, “FOR” THE ELECTION OF ALL OF THE DIRECTORS IN PROPOSAL 3 BELOW (THE DIRECTOR ELECTION PROPOSAL), “FOR” PROPOSAL 4 (THE INCENTIVE PLAN PROPOSAL) BELOW AND “FOR” PROPOSAL 5 (THE ADJOURNMENT PROPOSAL) BELOW.

THE ALLEGRO BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE MERGER PROPOSAL, “FOR” EACH OF THE CHARTER PROPOSALS, “FOR” THE ELECTION OF ALL OF THE DIRECTORS IN THE DIRECTOR ELECTION PROPOSAL, “FOR” THE INCENTIVE PLAN PROPOSAL, AND “FOR” THE ADJOURNMENT PROPOSAL.

PLEASE RETURN THIS PROXY AS SOON AS POSSIBLE.

PROXY

1.

To consider and vote upon a proposal to approve to adopt the Agreement and Plan of Merger, dated as of November 8, 2019, by and among Allegro, Allegro Merger Sub, LLC, Holdings, Midco, and Rohit Manocha (solely in his capacity as the initial representative of the equityholders of Holdings and Midco), and to approve the business combination contemplated by such agreement.

		FOR ☐	AGAINST ☐	ABSTAIN ☐
2.	To approve amendments to the amended and restated certificate of incorporation of Allegro, as amended, effective following the business combination, to:
2a.	change the name of Allegro from “Allegro Merger Corp.” to “TGI Fridays Holdings, Inc.”.	FOR ☐	AGAINST ☐	ABSTAIN ☐
2b.	increase the number of authorized shares of Allegro common stock from 40,000,000 shares to 1,200,000,000 shares.	FOR ☐	AGAINST ☐	ABSTAIN ☐
2c.	remove the provision for a classified board of directors.	FOR ☐	AGAINST ☐	ABSTAIN ☐
2d.	set the initial number of directors to eight (and limit the size of the board of directors to no more than twelve).	FOR ☐	AGAINST ☐	ABSTAIN ☐
2e	prohibit any shareholder action by written consent.	FOR ☐	AGAINST ☐	ABSTAIN ☐
2f.	remove provisions that will no longer be applicable to Allegro as a special purpose acquisition company after the business combination.	FOR ☐	AGAINST ☐	ABSTAIN ☐
3.

To elect the following directors who, upon the consummation of the business combination, will be the directors of Allegro, to serve until Allegro’s annual meeting in 2021 or until their successors are elected and qualified or their earlier resignation or removal:

	Rohit Manocha	FOR ☐		WITHHOLD ☐
	Raymond Blanchette	FOR ☐		WITHHOLD ☐
	Sidney Feltenstein	FOR ☐		WITHHOLD ☐
	Alexander Matina	FOR ☐		WITHHOLD ☐
	Eric Rosenfeld	FOR ☐		WITHHOLD ☐
	David Sgro	FOR ☐		WITHHOLD ☐
	Weldon Spangler	FOR ☐		WITHHOLD ☐
	Anil Yadav	FOR ☐		WITHHOLD ☐
4.	To approve an omnibus equity incentive plan of Allegro to be effective upon consummation of the business combination.	FOR ☐	AGAINST ☐	ABSTAIN ☐
5.	To adjourn the annual meeting to a later date or dates if determined by the officer presiding over the meeting.	FOR ☐	AGAINST ☐	ABSTAIN ☐
☐ MARK HERE FOR ADDRESS CHANGE AND NOTE AT RIGHT.
PLEASE MARK, DATE AND RETURN THIS PROXY PROMPTLY. ANY VOTES RECEIVED AFTER A MATTER HAS BEEN VOTED UPON WILL NOT BE COUNTED.
Dated:	__________________ 2020

Stockholder’s Signature

Stockholder’s Signature

Signature should agree with name printed hereon. If stock is held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.